Filed Pursuant to Rule 424(b)(3)
Registration No. 333-248993

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Proteostasis Therapeutics, Inc., the Stockholders of Yumanity Therapeutics, Inc. and the Equityholders of Yumanity Holdings, LLC:

Proteostasis Therapeutics, Inc. (“Proteostasis”), Yumanity Holdings, LLC (“Holdings”), Yumanity Therapeutics, Inc. (“Yumanity”), a wholly-owned subsidiary of Holdings, and Pangolin Merger Sub, a wholly-owned subsidiary of Proteostasis (“Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization, as amended by the First Amendment to Merger Agreement (the “Amendment to Merger Agreement”), dated November 6, 2020, and as may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Yumanity, with Yumanity surviving as a wholly owned subsidiary of Proteostasis (the “Merger”). Proteostasis and Yumanity believe that the Merger will result in a clinical-stage biopharmaceutical company focused on discovering and developing disease-modifying treatments for neurodegenerative diseases based on Yumanity’s discovery engine and pipeline of novel targets and product candidates.

Immediately prior to the effective time of the Merger, Holdings will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation (the “Yumanity Reorganization”). In connection with the Yumanity Reorganization, all securities of Holdings will be converted into and become securities of Yumanity, and there will no longer be any securities of Holdings outstanding at the effective time of the Merger.

At the effective time of the Merger (the “Effective Time”), each share of Yumanity common stock outstanding immediately prior to the Effective Time (excluding shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in the section titled “The Merger — Appraisal Rights and Dissenters’ Rights” in this proxy statement/prospectus/information statement) will be converted into the right to receive a number of shares of Proteostasis common stock. The final exchange ratio (the “Exchange Ratio”) will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus/information statement, Yumanity securityholders would own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, and Proteostasis securityholders would own approximately 29.1% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement and as described in the section titled “The Merger — Merger Consideration and Adjustment” in this proxy statement/prospectus/information statement.

At or immediately prior to the Effective Time, Proteostasis and the CVR Holders’ Representative will enter into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, for each share of Proteostasis common stock held, Proteostasis stockholders of record as of immediately prior to the Effective Time (after giving effect to the exercise or settlement of any Proteostasis options or Proteostasis restricted stock units) will receive one contingent value right (“CVR”) entitling such holders to receive certain net proceeds, if any, derived from the grant, sale or transfer of rights of all or any part of Proteostasis’ intellectual property relating to its cystic fibrosis clinical programs (the “CF Assets”) completed prior to the Effective Time or during the nine-month period after the Effective Time (with any potential payment obligations continuing until the 10-year anniversary of the closing of the Merger Agreement). The portion of net proceeds to which CVR holders will be entitled will depend on when a sale of the CF Assets is completed, as described in the CVR Agreement. Under the CVR Agreement, Yumanity (as successor in interest to Proteostasis) has sole authority over whether and how to pursue the continued development of the CF Assets (if at all) and has agreed to reasonably cooperate with requests of the CVR Holders’ Representative to carry out the intent and purpose of the CVR Agreement, and not to terminate or intentionally negatively impact the CF Assets during the nine-month period following the

Effective Time. The CVRs are not transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange. The CVR Agreement will be effective at or immediately prior to the closing of the Merger and will continue in effect until the payment of all amounts payable thereunder or, if no CF Asset sale is completed, at the nine-month anniversary of the Effective Time.

Shares of Proteostasis common stock are currently listed on The Nasdaq Global Market under the symbol “PTI”. After completion of the Merger, Proteostasis will be renamed “Yumanity Therapeutics, Inc.” and is expected to trade on The Nasdaq Capital Market under the symbol “YMTX”. On November 3, 2020, the closing sale price of Proteostasis common stock was $1.05 per share.

Proteostasis is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the Merger and related matters. At the Proteostasis special meeting, which will be held in a virtual-only format via live audio webcast at 9:00 a.m., Eastern Time, on December 16, 2020 at www.proxydocs.com/PTI, unless postponed or adjourned to a later date, Proteostasis will ask its stockholders to:

1.	approve the issuance of shares of Proteostasis common stock to the Yumanity stockholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger;

2.

approve an amendment to the Proteostasis certificate of incorporation effecting a reverse stock split of Proteostasis common stock, at a ratio of one (1) new share for every 20 to 30 shares of outstanding Proteostasis common stock (the “Proteostasis Reverse Stock Split”);

3.

approve, on a non-binding advisory vote basis, compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger, each as described in the accompanying proxy statement/prospectus/information statement;

4.

approve an amendment to the Proteostasis certificate of incorporation to effect the change of name from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.” (the “Proteostasis Name Change Proposal”).

5.	authorize the adjournment of the Proteostasis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proteostasis Proposal Nos. 1, 2, 3, or 4; and

6.	transact such other business as may properly come before the Proteostasis special meeting or any adjournment or postponement thereof.

Holdings equityholders and Yumanity stockholders (as applicable) are being asked to adopt the Merger Agreement, and vote in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement, including the Yumanity Reorganization.

As described in the accompanying proxy statement/prospectus/information statement, Holdings and certain Holdings equityholders, including directors and executive officers of Holdings and Yumanity, and certain 5% or greater equityholders of Holdings, who in the aggregate will own approximately 75% of the outstanding shares of Yumanity common stock following the Yumanity Reorganization are parties to support agreements with Proteostasis, Holdings and Yumanity. Following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the U.S. Securities and Exchange Commission and pursuant to the conditions of the Merger Agreement, Holdings and the Holdings equityholders who are party to the support agreements have each agreed to execute an action by written consent of the Yumanity stockholders or the Holdings equityholders (as applicable), referred to as the written consent, (a) in favor of (i) adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, (ii) approval of the Yumanity Reorganization (the “Company Reorganization,” as defined in the Merger Agreement) and approval and adoption of any and all agreements, certificates or documents required or deemed necessary or appropriate in connection with the Yumanity Reorganization, (iii) approval of any proposal to adjourn or postpone a meeting of the holders of Yumanity capital stock to a later date, if there are not sufficient votes for the adoption of the Merger Agreement and the transactions contemplated thereby on the date such meeting is held, and (iv) any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Holdings as the sole Yumanity stockholder or the Holdings equityholders (as applicable), and (b) against any “acquisition proposal,” as defined in the Merger Agreement. Therefore, absent termination of the Merger Agreement, Holdings and holders of a sufficient number of shares of Yumanity capital stock required to adopt the Merger Agreement have agreed to adopt the Merger Agreement, and no meeting of Yumanity stockholders to adopt the Merger Agreement and approve the Merger or the Yumanity Reorganization will be held. Nevertheless, all Holdings equityholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the Merger and related transactions, and the Yumanity Reorganization, by signing and returning to Yumanity a written consent.

After careful consideration, the Proteostasis, Holdings and Yumanity boards of directors have approved the Merger Agreement and the Merger and the respective proposals referred to above, and each of the Proteostasis, Holdings and Yumanity boards of directors has determined that it is advisable to enter into the Merger Agreement and related transactions. The Proteostasis board of directors recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus/information statement, and the board of directors of each of Holdings and Yumanity recommends that its securityholders sign and return the written consent indicating their approval of the Merger and the Yumanity Reorganization and adoption of the Merger Agreement and related transactions to Holdings and Yumanity described in the accompanying proxy statement/prospectus/information statement.

More information about Proteostasis, Yumanity and the proposed transaction is contained in this proxy statement/prospectus/information statement. Proteostasis and Yumanity urge you to read the accompanying proxy statement/prospectus/information statement, including the documents incorporated by reference herein, carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 36.

Proteostasis, Holdings and Yumanity are excited about the opportunities the Merger brings to both Proteostasis and Yumanity securityholders, and thank you for your consideration and continued support.

Meenu Chhabra President and Chief Executive Officer Proteostasis Therapeutics, Inc.	Richard Peters, M.D., Ph.D. Chief Executive Officer Yumanity Holdings, LLC Yumanity Therapeutics, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated November 10, 2020, and is first being mailed to Proteostasis, Holdings and Yumanity securityholders on or about November 12, 2020.

PROTEOSTASIS THERAPEUTICS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 16, 2020

Dear Stockholders of Proteostasis:

On behalf of the board of directors of Proteostasis Therapeutics, Inc., a Delaware corporation (“Proteostasis”), we are pleased to deliver this proxy statement/prospectus/information statement for the proposed Merger between Proteostasis and Yumanity Therapeutics, Inc., a Delaware corporation (“Yumanity”), pursuant to which Pangolin Merger Sub, a wholly owned subsidiary of Proteostasis (“Merger Sub”) will merge with and into Yumanity, with Yumanity surviving as a wholly owned subsidiary of Proteostasis (the “Merger”). The special meeting of stockholders of Proteostasis will be held in a virtual-only format via live audio webcast on December 16, 2020 at 9:00 a.m., Eastern Time, at www.proxydocs.com/PTI, for the following purposes:

1.

To consider and vote upon a proposal to approve the issuance of Proteostasis common stock in the Merger in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of August 22, 2020, by and among Proteostasis, Merger Sub, Yumanity and Yumanity Holdings, LLC (“Holdings”), as amended by the First Amendment to Merger Agreement, dated November 6, 2020, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus/information statement (the “Merger Agreement”) and the resulting change of control of Proteostasis resulting from the Merger.

2.

To approve the amendment to the certificate of incorporation of Proteostasis to effect a reverse stock split of Proteostasis common stock, at a ratio of one (1) new share for every 20 to 30 shares of outstanding Proteostasis common stock, with the exact ratio and effective time of the reverse stock split of Proteostasis common stock to be determined by the Proteostasis board of directors and publicly announced by press release (the “Proteostasis Reverse Stock Split”), in the form attached as Annex B to the accompanying proxy statement/prospectus/information statement.

3.

To consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger.

4.

To approve the amendment to the certificate of incorporation of Proteostasis to effect the change of name from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.” (the “Proteostasis Name Change Proposal”), in the form attached as Annex C to the accompanying proxy statement/prospectus/information statement.

5.

To consider and vote upon an adjournment of the Proteostasis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proteostasis Proposal Nos. 1, 2, 3, or 4.

6.	To transact such other business as may properly come before the Proteostasis special meeting or any adjournment or postponement thereof.

The Proteostasis board of directors has fixed November 5, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Proteostasis special meeting and any adjournment or postponement thereof. Only holders of record of shares of Proteostasis common stock at the close of business on the record date are entitled to notice of, and to vote at, the Proteostasis special meeting. At the close of business on the record date, Proteostasis had 52,180,380 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of a majority of the votes cast at the Proteostasis special meeting, whether present at the virtual special meeting or represented by proxy at the Proteostasis special meeting, is required for approval of Proteostasis Proposal Nos. 1, 3, and 5. The affirmative vote of the holders of a majority of shares of Proteostasis common stock having voting power outstanding on the record date for the Proteostasis special meeting is required for approval of Proteostasis Proposal No. 2 and 4. Proposal No. 1 is conditioned upon Proposal No. 2. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1 and 2.

Even if you plan to attend the Proteostasis special meeting via live audio webcast, Proteostasis requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Proteostasis special meeting if you are unable to attend.

By Order of the Proteostasis Board of Directors,

/s/ Meenu Chhabra

Meenu Chhabra

President and Chief Executive Officer

Boston, Massachusetts

November 10, 2020

THE PROTEOSTASIS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, PROTEOSTASIS AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE PROTEOSTASIS BOARD OF DIRECTORS RECOMMENDS THAT PROTEOSTASIS STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about Proteostasis that is not included in or delivered with this document. You may obtain this information without charge through the SEC’s website (http://www.sec.gov) or upon your written or oral request by contacting the Secretary of Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135, or by calling (617) 225-0096.

To ensure timely delivery of these documents, any request should be made no later than December 6, 2020 to receive them before the Proteostasis special meeting.

For additional details about where you can find information about Proteostasis, please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this proxy statement/prospectus/information statement.

i

Regulatory Approvals	144
Tax Treatment of the Merger	144
Certain Material U.S. Federal Income Tax Consequences of the Merger	145
The Nasdaq Stock Market Listing	148
Anticipated Accounting Treatment	148
Appraisal Rights and Dissenters’ Rights	148
THE MERGER AGREEMENT	152
General	152
Merger Consideration	152
Treatment of Yumanity Stock Options and Warrants	154
Directors and Officers of Proteostasis Following the Merger	155
Amendment to Certificate of Incorporation of Proteostasis	156
Conditions to the Completion of the Merger	156
Representations and Warranties	159
No Solicitation	160
Meetings of Stockholders	162
Covenants; Conduct of Business Pending the Merger	163
Regulatory Approvals	166
Other Agreements	166
Termination	167
Termination Fee	169
Amendment	171
AGREEMENTS RELATED TO THE MERGER	172
Support Agreements and Written Consent	172
Lock-Up Agreements	172
Contingent Value Rights Agreement	172
MATTERS BEING SUBMITTED TO A VOTE OF PROTEOSTASIS STOCKHOLDERS	179
Proteostasis Proposal No. 1: Approval of the Issuance of Common Stock in the Merger to the Yumanity Securityholders in Accordance with the Terms of the Merger Agreement, and the Change of Control Resulting Therefrom	179
Proteostasis Proposal No. 2: Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split	180
Proteostasis Proposal No. 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements	186
Proteostasis Proposal No. 4: Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Name Change	187
Proteostasis Proposal No. 5: Approval of Possible Adjournment of the Special Meeting	187
PROTEOSTASIS BUSINESS	188
Overview	188
Intellectual Property	189
Employees	190
Corporate Information	190
Available Information	190
YUMANITY BUSINESS	191
YUMANITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	235
MANAGEMENT FOLLOWING THE MERGER	256
Executive Officers and Directors	256
Composition of the Board of Directors	260
Committees of the Board of Directors	262
Yumanity Director Compensation	265
Yumanity Executive Compensation	267

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement or incorporated by reference herein does not give effect to the proposed reverse stock split at a ratio of one (1) new share for every 20 to 30 shares of outstanding Proteostasis common stock described in Proteostasis Proposal No. 2 (the “Proteostasis Reverse Stock Split”) in this proxy statement/prospectus/information statement. If the Merger and the Proteostasis Reverse Stock Split are approved, the Proteostasis Reverse Stock Split will be effected immediately prior to the closing of the Merger (the “Closing”).

The following section provides answers to frequently asked questions about the Merger (as defined below). This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the Merger?

A:

Proteostasis Therapeutics, Inc. (“Proteostasis”), Yumanity Holdings, LLC (“Holdings”), Yumanity Therapeutics, Inc. (“Yumanity”) and Pangolin Merger Sub, Inc., a wholly-owned subsidiary of Proteostasis (“Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization dated as of August 22, 2020, as amended by the First Amendment to Merger Agreement, dated November 6, 2020, as may be amended from time to time (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Proteostasis and Yumanity. Under the Merger Agreement, Merger Sub will merge with and into Yumanity, with Yumanity surviving as a wholly-owned subsidiary of Proteostasis (the “Merger”).

Immediately prior to the effective time of the Merger, Holdings will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation (the “Yumanity Reorganization”). In connection with the Yumanity Reorganization, all securities of Holdings will be converted into and become securities of Yumanity, and there will no longer be any securities of Holdings outstanding at the effective time of the Merger.

At the effective time of the Merger (the “Effective Time”), the shares of Yumanity common stock outstanding immediately prior to the Effective Time (excluding certain shares of Yumanity common stock that may be cancelled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights” below) will be converted into the right to receive an estimated aggregate of 140,365,928 shares of Proteostasis common stock determined by the Exchange Ratio (defined below), without taking into account the proposed Proteostasis Reverse Stock Split but including shares of Proteostasis common stock reserved for issuance upon exercise of Yumanity options and warrants assumed in the Merger, to be implemented prior to the consummation of the Merger and which is the subject of Proposal No. 1. The estimated exchange ratio contained herein (the “Exchange Ratio”) is based upon Proteostasis’ and Yumanity’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis and Yumanity prior to the consummation of the Merger, including after taking into account the Yumanity Reorganization. As a result of the Merger, holders of Yumanity stock, options and warrants are expected to own in the aggregate approximately 70.9% of Proteostasis and the Proteostasis stockholders, optionholders, holders of restricted stock units (“RSUs”) and warrantholders are expected to own in the aggregate approximately 29.1% of Proteostasis, in each case on a fully-diluted basis as defined in the Merger Agreement and subject to adjustment as described herein.

Additionally, at or before the Effective Time, Proteostasis and the CVR Holders’ Representative will enter into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the Merger Agreement and the CVR Agreement, each Proteostasis stockholder of record as of immediately prior to the Effective Time (after giving effect to the exercise or settlement of any Proteostasis options or Proteostasis RSUs for shares of Proteostasis common stock that is to take place immediately prior to the Effective Time or otherwise having the right to receive Proteostasis common stock as of immediately prior to the Effective Time) will continue to own and hold their existing shares of Proteostasis common stock and will receive one contingent value right (a “CVR”) for each share of Proteostasis common stock held by such stockholder (before giving effect to the Reverse Stock Split), entitling the holder to receive a certain percentage of the net proceeds, if any, from any sale, license, transfer, spin-off or other monetizing event of all or any part of Proteostasis’ intellectual property relating to its cystic fibrosis clinical programs (the “CF Assets”) that is entered into during the period beginning on the date the Merger Agreement was signed and ending on the nine-month anniversary of the Closing (a “CF Asset Monetization”). The CVRs will not be transferable by the CVR holders (the “CVR Holders”), except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the SEC or listed for trading on any exchange. The net proceeds from a CF Asset Monetization will be split between the CVR Holders and Proteostasis depending on when a CF Asset Monetization closes. The CVR Holders will receive 100% of the net proceeds for a CF Asset Monetization transaction that closes prior to the Closing; 90% of the net proceeds for a CF Asset Monetization transaction that closes after the date of the Closing and on or prior to the three-month anniversary of the date of the Closing; 75% of the net proceeds for a CF Asset Monetization transaction that closes after the three-month anniversary of the date of the Closing and on or prior to the six-month anniversary of the date of the Closing; and 50% of the net proceeds for a CF Asset Monetization transaction that closes after the six-month anniversary of the date of the Closing and on or prior to the nine-month anniversary of the date of the Closing. Proteostasis will receive the remainder of any net proceeds not distributed to the CVR Holders, as applicable. The CVRs will terminate on the earlier of the (a) nine-month anniversary of the Effective Time if no CF Asset Monetization event has occurred or (b) 10-year anniversary of the date of the Effective Time if a CF Asset Monetization transaction closed within nine months of the Effective Time (the “CVR Termination Date”). No payments with respect to the CVRs will be payable in respect of any CF Asset Monetization actually received after the CVR Termination Date by Proteostasis. From and after the CVR Termination Date, any further proceeds received by Proteostasis arising from any CF Asset Monetization will be retained by Proteostasis and will not be distributed to the CVR Holders. See the section titled “Agreements Related to the Merger—Contingent Value Rights Agreement” beginning on page 169 of this proxy statement/prospectus/information statement.

Q:	Why is Proteostasis considering a disposition of the CF Assets separately from the Merger?

A:

Proteostasis was in discussions with global pharmaceutical companies for the sale or license of its CF Assets prior to commencing a review of its strategic alternatives, including the Merger. Because of the expressed third-party interest and the ongoing continued discussions regarding its CF Assets, as well as the changing regulatory environment for CF modulators that made further development of the CF Assets by Proteostasis (or the combined organization post-Merger) challenging, Proteostasis believed that disposing of the CF Assets to a separate third party will allow Proteostasis to maximize the potential value of the CF Assets receivable by its stockholders, while also maximizing the potential value of Proteostasis’ other assets in the Merger. Factors that may be considered when determining when and whether to dispose of the CF Assets will include, but are not limited to: (i) the purchase price to be received from the third party, (ii) potential upfront and milestone payments, as well as proposed royalties from commercial sales, if any, and (iii) the nature of the purchaser and ability to develop and commercialize the assets, including with respect to funding and scientific and technical expertise. Following the Effective Time, Yumanity (as successor in interest to Proteostasis) will have sole authority over whether and how to pursue the continued development or continue negotiations for the sale of the CF Assets, if at all.

Q:	What will happen to Proteostasis if, for any reason, the Merger does not close?

A:

If, for any reason, the Merger does not close and the Merger Agreement is terminated, the Proteostasis board of directors may elect to, among other things, attempt to complete another strategic transaction including a transaction similar to the Merger, continue to operate the business of Proteostasis or to dissolve and liquidate the assets of Proteostasis, and may still elect to implement the Proteostasis Reverse Stock Split. If Proteostasis decides to dissolve and liquidate its assets, Proteostasis would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. As of June 30, 2020, Proteostasis had cash and cash equivalents and short-term investments totaling approximately $48.9 million. However, there can be no assurances as to the amount or timing of available cash, if any, left to distribute to stockholders after paying the debts and other obligations of Proteostasis and setting aside funds for potential future claims.

Q:	Why are the two companies proposing to merge?

A:

Yumanity and Proteostasis believe that the Merger will result in a clinical-stage biopharmaceutical company focused on discovering and developing disease-modifying treatments for neurodegenerative diseases based on Yumanity’s discovery engine and pipeline of novel targets and product candidates. For a discussion of Proteostasis and Yumanity reasons for the Merger, please see the sections titled “The Merger — Proteostasis Reasons for the Merger” and “The Merger — Yumanity Reasons for the Merger” in this proxy statement/prospectus/information statement.

Q:	Why am I receiving this proxy statement/prospectus/information statement?

A:

You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of Proteostasis or securityholder of Yumanity or Holdings (as applicable) as of the applicable record date, and you are entitled, as applicable, to (i) vote at the Proteostasis special meeting of stockholders to approve the issuance of shares of Proteostasis common stock in the Merger in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger, the proposed Proteostasis Reverse Stock Split, the approval on a non-binding, advisory basis of the compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies or (ii) sign and return the Holdings written consent or Yumanity written consent (as applicable) to approve the Merger and adopt the Merger Agreement and related transactions, including the Yumanity Reorganization. This document serves as:

•	a proxy statement of Proteostasis used to solicit proxies for its special meeting;

•

a prospectus of Proteostasis used to offer shares of Proteostasis common stock in exchange for shares of Yumanity common stock in the Merger and issuable upon exercise of Yumanity warrants and options being assumed by Proteostasis in the Merger, as applicable; and

•

an information statement of Holdings and Yumanity used to solicit the written consent of their respective securityholders for the approval of the Merger and the adoption of the Merger Agreement and related transactions, including the Yumanity Reorganization.

Q:	What is required to consummate the Merger?

A:

To consummate the Merger, Proteostasis stockholders must approve the issuance of shares of Proteostasis common stock in the Merger in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger, and the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Reverse Stock Split, and Holdings and Yumanity securityholders must approve the Merger and adopt the Merger Agreement and related transactions, including the Yumanity Reorganization.

The approval by the stockholders of the issuance of Proteostasis common stock in the Merger in accordance with the terms of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the Proteostasis special meeting. The approval of the Proteostasis Reverse Stock Split requires the affirmative vote of the holders of a majority of shares of Proteostasis common stock having voting power outstanding on the record date for the Proteostasis special meeting.

The approval of the Merger and the adoption of the Merger Agreement and related transactions (including the Yumanity Reorganization) by the stockholders of Yumanity requires the affirmative votes of Holdings, as the sole stockholder of Yumanity and the approval of the Merger and the adoption of the Merger Agreement and related transactions (including the Yumanity Reorganization) by the Holdings equityholders requires the affirmative votes of the holders of at least (x) (A) 55% of Holdings outstanding Class A Units, (B) 55% of Holdings outstanding Class B Units, and (C) 55% of Holdings outstanding Class C Units, and (y) 66 2⁄3% of the outstanding equity interests of Holdings (voting on an as-converted basis). In addition to the requirement of obtaining such securityholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

One such closing condition consists of a requirement, as amended, that Proteostasis have no less than $28.0 million of net cash at closing. Proteostasis currently estimates that it will have between $28 million and $29 million of net cash at closing.

Holdings, as the sole stockholder of Yumanity before the Yumanity Reorganization, and certain Holdings equityholders, including directors and executive officers of Yumanity and certain 5% or greater equityholders of Holdings, who will own approximately 75% of the outstanding shares of Yumanity common stock following the Yumanity Reorganization, and certain Proteostasis stockholders, including certain directors, executive officers and former executive officers, of Proteostasis who in the aggregate own approximately 1% of the outstanding shares of Proteostasis common stock, are parties to support agreements with Proteostasis, Yumanity and Holdings. The Proteostasis stockholders who are party to such support agreements have agreed to vote (a) in favor of (i) the Proteostasis stockholder Proposals, (ii) approval of any proposal to adjourn or postpone a meeting of the holders of Proteostasis capital stock to a later date, if there are not sufficient votes for the adoption of the Merger Agreement and the transactions contemplated thereby on the date such meeting is held, and (iii) any other matter necessary to consummate the transactions contemplated by the Merger Agreement, and (b) against any “acquisition proposal,” as defined in the Merger Agreement. Following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the U.S. Securities and Exchange Commission and pursuant to the conditions of the Merger Agreement, Holdings and the Holdings equityholders who are party to the support agreements have each agreed to execute an action by written of Holdings, as the sole Yumanity stockholder, or the Holdings equityholders (as applicable), referred to as the written consent, (a) in favor of (i) adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, (ii) approval of the Yumanity Reorganization (which is the “Company Reorganization” as defined in the Merger Agreement), and approval and adoption of any and all agreements, certificates or documents required or deemed necessary or appropriate in connection with the Yumanity Reorganization, (iii) approval of any proposal to adjourn or postpone a meeting of the holders of Yumanity capital stock to a later date, if there are not sufficient votes for the adoption of the Merger Agreement and the transactions contemplated thereby on the date such meeting is held, and (iv) any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Holdings, as the sole Yumanity stockholder or the Holdings equityholders (as applicable), and (b) against any “acquisition proposal,” as defined in the Merger Agreement. In the case of Holdings, such written consent will represent a number of its shares of Yumanity common stock proportionate to the outstanding equity interests of Holdings that have voted in favor of (or consented to) the matters set forth therein. Therefore, absent termination of the Merger Agreement, Holdings and holders of a sufficient number of shares of Yumanity capital stock required to adopt the Merger Agreement and approve the Merger and the Yumanity Reorganization have agreed to adopt the Merger Agreement and approve the Merger and the Yumanity Reorganization, and no meeting of Yumanity stockholders or Holdings equityholders to adopt the Merger Agreement and approve the Merger or the Yumanity Reorganization will be held. Nevertheless, all Yumanity stockholders and Holdings equityholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the Merger and related transactions, including the Yumanity Reorganization, by signing and returning to Holdings or Yumanity (as applicable) a written consent.

For a more complete description of the closing conditions under the Merger Agreement, Proteostasis, Holdings and Yumanity urge you to read the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

Q:	What will Holdings equityholders receive in the Merger?

A:

Immediately prior to the Merger, Holdings and Yumanity will complete the Yumanity Reorganization. Accordingly, at the Effective Time, there will no longer be any outstanding securities of Holdings. Holdings equityholders will receive securities in Yumanity as a result of the Yumanity Reorganization, and will receive shares of Proteostasis as Yumanity stockholders in the Merger.

Q:	What will Yumanity stockholders, warrantholders and optionholders receive in the Merger?

A:

As a result of the Merger, Yumanity stockholders, warrantholders and optionholders will own approximately 70.9% of the outstanding common stock of Proteostasis on a fully diluted basis as defined in the Merger Agreement, subject to adjustment based upon whether Proteostasis’ net cash at the Closing increases or decreases and changes in the capitalization of Proteostasis and Yumanity prior to the Closing. At the Effective Time of the Merger, outstanding and unexercised Yumanity warrants and options will be assumed by Proteostasis and converted into warrants and options to purchase Proteostasis common stock, as applicable, with the number of shares and exercise price being appropriately adjusted to reflect the final Exchange Ratio as determined in accordance with the Merger Agreement.

For a more complete description of what Yumanity stockholders, warrantholders and optionholders will receive in the Merger, please see the sections titled “Market Price and Dividend Information” and “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus/information statement.

Q:	Who will be the directors of the combined organization following the Merger?

A:	Following the Merger, the board of directors of Proteostasis will be as follows:

Name	Current Principal Affiliation
N. Anthony Coles, M.D.	Yumanity Executive Chair of the Board of Directors
Richard Peters, M.D., Ph.D.	Yumanity President, Chief Executive Officer and Director
Patricia L. Allen	Yumanity Director
Richard A. Heyman, Ph.D.	Yumanity Director
Jeffery W. Kelly, Ph.D.	Yumanity Director and Proteostasis Director
Cecil B. Pickett, Ph.D.	Yumanity Director
Lynne Zydowsky, Ph.D.	Yumanity Director
David Arkowitz	Proteostasis Director
Kim C. Drapkin	Proteostasis Director

Q:	Who will be the executive officers of the combined organization immediately following the Merger?

A:

Immediately following the Merger, the executive management team of Proteostasis is expected to be composed solely of the members of the Yumanity executive management team prior to the Merger as set forth below:

Name	Position(s)
N. Anthony Coles, M.D.	Executive Chair of the Board of Directors
Richard Peters, M.D., Ph.D.	President, Chief Executive Officer and Director
Paulash Mohsen	Chief Business Officer
Brigitte Robertson, M.D.	Chief Medical Officer

Q:	What are the material U.S. federal income tax consequences of the Merger to Yumanity stockholders?

A:

Each of Proteostasis and Yumanity intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In general and subject to the qualifications and limitations set forth in the section titled “The Merger — Certain Material U. S. Federal Income Tax Consequences, of the Merger” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material tax consequences to U.S. Holders (as defined in the section titled “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger”) of Yumanity common stock should be as follows:

•

a Yumanity stockholder generally will not recognize gain or loss upon the exchange of Yumanity common stock for Proteostasis common stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of Proteostasis common stock as described below;

•

a Yumanity stockholder who receives cash in lieu of a fractional share of Proteostasis common stock in the Merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share;

•

a Yumanity stockholder’s aggregate tax basis for the shares of Proteostasis common stock received in the Merger (including any fractional share interest for which cash is received) generally will equal the stockholder’s aggregate tax basis in the shares of Yumanity common stock surrendered in the Merger;

•

the holding period of the shares of Proteostasis common stock received by a Yumanity stockholder in the Merger generally will include the holding period of the shares of Yumanity common stock surrendered in exchange therefor; and

•

if a Yumanity stockholder acquired different blocks of shares of Yumanity common stock at different times or at different prices, the shares of Proteostasis common stock received in the Merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of Yumanity common stock, and the basis and holding period of such shares of Proteostasis common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of Yumanity common stock exchanged for such shares of Proteostasis common stock.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Yumanity stockholder will depend on such stockholder’s circumstances. Accordingly, each Yumanity stockholder is strongly urged to consult with his, her or its tax advisor for a full understanding of the tax consequences of the Merger to that stockholder, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section titled “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus/information statement.

Q:	What are the material U.S. federal income tax consequences of the receipt of CVRs and the Proteostasis Reverse Stock Split to U.S. Holders of Proteostasis?

A:

Proteostasis intends to report the issuance of the CVRs, to be received by Proteostasis stockholders pursuant to the Contingent Value Rights Agreement, to Proteostasis U.S. Holders (as defined in the section titled “Agreements Related to the Merger — Contingent Value Rights Agreement — Material U.S. Federal Income Tax Consequences of the Receipt of CVRs”) as a distribution of property with respect to its stock. Please review the information in the section titled “Agreements Related to the Merger — Contingent Value Rights Agreement — Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” for a more complete description of the material U.S. federal income tax consequences of the receipt of CVRs to Proteostasis U.S. Holders, including possible alternative treatments. A Proteostasis U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split. Please review the information in the section titled “Proposal No. 2: Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split — Certain Material U.S. Federal Income Tax Consequences of the Proteostasis Reverse Stock Split” beginning on page 180 of this proxy statement/prospectus/information statement for a more complete description of the material U.S. federal income tax consequences of the Proteostasis Reverse Stock Split to Proteostasis U.S. Holders.

The tax consequences to you of the receipt of CVRs and the Proteostasis Reverse Stock Split will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you.

Q:	Do persons involved in the Merger have interests that may conflict with mine as a Proteostasis stockholder?

A:

Yes. In considering the recommendation of Proteostasis’ board of directors with respect to issuing shares of Proteostasis common stock pursuant to the Merger Agreement and the other matters to be acted upon by Proteostasis stockholders at the Proteostasis special meeting, Proteostasis stockholders should be aware that certain members of the Proteostasis board of directors and executive officers of Proteostasis have interests in the Merger that may be different from, or in addition to, interests they have as Proteostasis stockholders.

For example, the employment agreements of the Proteostasis named executive officers provide for post-employment compensation arrangements. These Proteostasis employment agreements, establish the amount of severance payments and benefits available in the event of a termination of employment by Proteostasis without “cause” (as such term is defined in the agreement), or the employee’s termination of employment with Proteostasis for “good reason” (as such term is defined in the agreement). If terminated prior to a “change in control” (as such term is defined in the agreement) or at any time prior to or within 12 months following a change in control, the named executive officers will be entitled to (i) base salary continuation after termination (Meenu Chhabra is entitled to 12 months continuation and Marija Zecevic is entitled to nine months), (ii) a monthly cash payment in an amount equal to the monthly contribution that Proteostasis would have made to provide health insurance to the named executive officer had the named executive officer remained employed until the earlier of 12 months (nine months for Dr. Zecevic) following termination or the date the named executive officer becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, the portion of any outstanding equity grants subject to time-based vesting that would have vested in the 12 months (nine months for Dr. Zecevic) following the date of termination had the named executive officer remained employed will accelerate and vest. Alternatively, if terminated within 12 months following a change in control, the named executive officers will be entitled to (i) base salary continuation after termination (Ms. Chhabra is entitled to 18 months continuation, and Dr. Zecevic is entitled to 12 months), (ii) a monthly cash payment in an amount equal to the monthly contribution that Proteostasis would have made to provide health insurance to the named executive officer had the named executive officer remained employed until the earlier of 18 months (12 months for Dr. Zecevic) following termination or the date the named executive officer becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, acceleration of 100% of the equity awards held by the named executive officer that are subject to time-based vesting. In the event that the named executive obtains employment during the period during which she is receiving severance payments, any remaining severance payments will be reduced by the amount of any cash compensation she received pursuant to such employment during the severance period. Proteostasis has the option to condition receipt of the severance payments and benefits described above upon Ms. Chhabra entering into and not revoking a separation agreement with Proteostasis, including a general release of claims.

Ms. Chhabra has entered into an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of the named executive officer’s employment and for 12 months thereafter. In addition, Dr. Zecevic has entered into an Employee Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement (“CIIA”) that contains, among other things, non-competition and non-solicitation provisions that apply during the term of the named executive officer’s employment and for 12 months thereafter. If Proteostasis elects to enforce the non-competition provision in the CIIA that Proteostasis entered into with Dr. Zecevic, then Proteostasis will be required to either: (i) accelerate the vesting of stock options held by her by 12 months; or (ii) pay continuing salary payments to her for one year following termination of employment at a rate equal to no less than 50% of the highest annualized base salary paid to her within the two years prior to the date of termination.

Further, the Transaction Committee of the Proteostasis board of directors approved a Key Employee Retention Program (the “Retention Program”), pursuant to which certain employees of Proteostasis, including Ms. Chhabra and Dr. Zecevic, will receive one-time retention incentive awards.

Based on the terms of their respective agreements and the terms of the Retention Program, Proteostasis’ current executive officers will be entitled to receive a total value of approximately $1.7 million (collectively, not individually) in connection with the consummation of the Merger and the associated termination of their employment from Proteostasis, not including the value associated with the acceleration of their outstanding equity awards. Such compensation is the subject of Proposal No. 3.

Additionally, pursuant to the terms of the Merger Agreement, David Arkowitz and Kim C. Drapkin, who are currently directors of Proteostasis will continue as directors of the combined organization after the Closing and will be eligible for certain compensation as non-employee directors.

As of October 31, 2020, the directors and executive officers of Proteostasis owned, in the aggregate, approximately 1% of the outstanding voting shares of Proteostasis common stock. Each of Proteostasis’ executive officers and directors have entered into support agreements and lock-up agreements in connection with the Merger. The support agreements and lock-up agreements are discussed in greater detail in the section titled “Agreements Related to the Merger” in this proxy statement/prospectus/information statement.

The Proteostasis board of directors was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement. For more information, please see the section titled “The Merger — Interests of the Proteostasis Directors and Executive Officers in the Merger” in this proxy statement/prospectus/information statement.

Q:	Do persons involved in the Merger have interests that may conflict with mine as a Holdings equityholder?

A:

Yes. In considering the recommendation of the board of directors of Yumanity and the board of directors of Holdings with respect to approving the Merger and related transactions by written consent, Holdings equityholders should be aware that certain members of the board of directors and executive officers of Yumanity have interests in the Merger that may be different from, or in addition to, interests they have as Holdings equityholders. For example, all of Yumanity’s executive officers and all of its directors have options, subject to vesting, to purchase units of Holdings that will convert into options to purchase a number of shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization) determined by the Exchange Ratio; certain directors of Yumanity have warrants to purchase units of Holdings that will convert into warrants to purchase a number of shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization) determined by the Exchange Ratio; all of Yumanity’s directors and all its executive officers are expected to become directors and executive officers of Proteostasis upon the consummation of the Merger; and all of Yumanity’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. In addition, certain of Yumanity’s executive officers and directors and affiliates of Yumanity’s directors currently hold units of Holdings that will convert into shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization) determined by the Exchange Ratio. The Yumanity board of directors and the Holdings board of directors were aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement and the Yumanity Reorganization. For more information, please see the section titled “The Merger — Interests of the Yumanity Directors and Executive Officers in the Merger” of this proxy statement/prospectus/information statement.

Q:	As a Proteostasis stockholder, how does the Proteostasis board of directors recommend that I vote?

A:	After careful consideration, the Proteostasis board of directors recommends that Proteostasis stockholders vote:

•

“FOR” Proposal No. 1 to approve the issuance of shares of Proteostasis common stock to the Yumanity stockholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger;

•

“FOR” Proposal No. 2 to approve the amendment to the certificate of incorporation of Proteostasis to effect the Proteostasis Reverse Stock Split, at a ratio of one (1) new share for every 20 to 30 shares outstanding;

•

“FOR” Proposal No. 3 to consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger;

•	“FOR” Proposal No. 4 to approve the amendment to the certificate of incorporation of Proteostasis to effect the Proteostasis Name Change Proposal; and

•	“FOR” Proposal No. 5 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, or 4.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger?

A:

Securities and Exchange Commission (the “SEC”) rules require Proteostasis to seek a non-binding, advisory vote regarding compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger for purposes of this advisory vote?

A:

The compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger includes cash severance payments, reimbursement of health coverage costs, and accelerated vesting of outstanding equity awards pursuant to the Employment Agreements with named executive officers and the Retention Program. Proteostasis’ named executive officers will be entitled to receive a total value of approximately $1.7 million (collectively, not individually) in connection with the consummation of the Merger and the associated termination of their employment from Proteostasis, not including the value associated with the acceleration of their outstanding equity awards. For further detail, see the section titled “Proteostasis Proposal No. 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements” in this proxy statement/prospectus/information statement.

Q:

What will happen if stockholders do not approve the compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger at the Proteostasis special meeting?

A:

Approval of the compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger (and their associated termination from Proteostasis) is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Proteostasis. Accordingly, regardless of the outcome of the advisory vote, if the Merger Agreement is adopted by the stockholders and the Merger is completed, certain of Proteostasis’ named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger and their associated termination from Proteostasis in accordance with the Employment Agreements that each named executive officer has entered into in connection therewith.

Q:	Why am I being asked to approve the Proteostasis Reverse Stock Split?

A:

The Proteostasis board of directors approved the proposal approving the amendment to the Proteostasis certificate of incorporation effecting the Proteostasis Reverse Stock Split for the following reasons: the Proteostasis Reverse Stock Split is required in order to make sufficient shares of Proteostasis common stock available for issuance to Yumanity stockholders pursuant to the Merger Agreement; the Proteostasis board of directors believes an investment in Proteostasis common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients and investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks; and the Proteostasis board of directors believes that most investment funds are reluctant to invest in lower priced stocks. If the Proposal No. 1 is not approved at the Proteostasis special meeting the Proteostasis board of directors may still elect to effect the Proteostasis Reverse Stock Split. For further detail, see the section titled “Proteostasis Proposal No. 2: Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split.”

Q:	As a Holdings equityholder, how does the Holdings board of directors recommend that I vote?

A:

After careful consideration, the Holdings board of directors recommends that Holdings equityholders execute the written consent indicating their vote in favor of the approval of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby, including the Yumanity Reorganization.

Q:

What risks should I consider in deciding whether to vote in favor of the approval of the issuance of shares of Proteostasis common stock in the Merger to the Yumanity securityholders in accordance with the terms of the Merger Agreement or to execute and return the written consent, as applicable?

A:

You should carefully review the section of this proxy statement/prospectus/information statement, including any information incorporated into such section, titled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined organization’s business will be subject and risks and uncertainties to which each of Proteostasis and Yumanity, as an independent company, is subject.

Q:	What is the quorum requirement?

A:

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority in voting power of the shares of Proteostasis common stock issued and outstanding and entitled to vote at the Proteostasis special meeting, are present at the live audio webcast Proteostasis special meeting or represented by proxy at the Proteostasis special meeting, which will be held in a virtual-only format at www.proxydocs.com/PTI. On November 5, 2020, there were 52,180,380 shares of Proteostasis common stock issued and outstanding and entitled to vote. Accordingly, holders of at least 26,090,191 shares of Proteostasis common stock must be present at the Proteostasis special meeting for a quorum to exist. Your shares of Proteostasis common stock will be counted toward the quorum at the Proteostasis special meeting only if you attend the Proteostasis special meeting via live audio webcast at www.proxydocs.com/PTI or are represented at the Proteostasis special meeting by proxy.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present and entitled to vote at the virtual-only format special meeting or represented by proxy may adjourn the Proteostasis special meeting to another date.

Q:	If my Proteostasis shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when banks, brokers and other nominees are not permitted to vote on certain non-discretionary matters without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-discretionary” matters. Proposals No. 1 and 3 are anticipated to be non-discretionary matters. Proposals No. 2, 4 and 5 are anticipated to be discretionary matters. Broker non-votes will not be considered as votes cast by the holders of Proteostasis common stock present in person or represented by proxy at the Proteostasis special meeting, and will therefore not have any effect with respect to Proposal Nos. 1, 3, and 5. Broker non-votes, if any, will have the effect of an “Against” vote with respect to Proposals No. 2 and 4.

Q:	When do you expect the Merger to be consummated?

A:

Proteostasis, Holdings and Yumanity anticipate that the Merger will occur sometime soon after the Proteostasis special meeting to be held on December 16, 2020, but cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

Q:	What do I need to do now?

A:

Proteostasis, Holdings and Yumanity urge you to read this proxy statement/prospectus/information statement and the documents incorporated by reference carefully, including its annexes, and to consider how the Merger affects you.

If you are a Proteostasis stockholder, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of Proteostasis stockholders.

If you are a Holdings securityholder or Yumanity stockholder, you may execute and return your written consent to Holdings or Yumanity (as applicable) in accordance with the instructions provided.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:

If you are a Proteostasis stockholder, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Proteostasis Proposal Nos. 1 and 3, and will have the same effect as voting against Proteostasis Proposals No. 2 and 4, and your shares will not be counted for purposes of determining whether a quorum is present at the Proteostasis special meeting. Banks, brokers and other nominees will have discretion to vote on Proteostasis Proposals No. 2, 4 and 5.

Q:	May I vote in person at the special meeting of stockholders of Proteostasis?

A:	Yes, Proteostasis stockholders entitled to vote at the virtual-only format Proteostasis special meeting may vote their shares during the live audio webcast.

Stockholders of Record

If your shares of Proteostasis common stock are registered directly in your name with the Proteostasis transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Proteostasis.

If you are a Proteostasis stockholder of record, you may register to attend the Proteostasis special meeting and by accessing the meeting center at www.proxydocs.com/PTI and entering the control number on the proxy card previously received. You will need to register to attend the special meeting at

www.proxydocs.com/PTI by no later than December 14, 2020 at 5:00 p.m. Eastern Time. You will be emailed an individual link to attend the virtual special meeting. Instructions on how to connect to the special meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/PTI.

Even if you plan to attend the Proteostasis special meeting via live audio webcast, Proteostasis requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Proteostasis special meeting if you are unable to attend.

Beneficial Owners

If your shares of Proteostasis common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Proteostasis special meeting via live audio webcast. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the Proteostasis special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

We have been advised by Mediant that beneficial stockholders as of the record date who want to attend the special meeting virtually must register in advance at www.proxydocs.com/PTI using the control number found on the proxy card previously received by no later than December 14, 2020 at 5:00 p.m. Eastern Time. Proteostasis stockholders will then receive a confirmation of registration and an individual link to access the virtual special meeting.

To vote at the special meeting, beneficial owners must obtain a legal proxy from the holder of record and submit proof of legal proxy reflecting the number of shares of Proteostasis common stock held as of the record date.

Even if you plan to attend the Proteostasis special meeting via live audio webcast, Proteostasis requests that you sign and return the proxy materials provided by your broker or other nominee together with a voting instruction to ensure that your shares will be represented at the Proteostasis special meeting if you are unable to attend.

Q:	When and where is the special meeting of Proteostasis stockholders?

A:

The special meeting of Proteostasis stockholders will be held in a virtual-only format via live audio webcast at www.proxydocs.com/PTI, at 9:00 a.m, Eastern Time, on December 16, 2020. All Proteostasis stockholders as of the record date, or their duly appointed proxies, may attend the virtual special meeting.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:

Proteostasis stockholders of record, other than those Proteostasis stockholders who are parties to support agreements, may change their vote at any time before their proxy is voted at the Proteostasis special meeting in one of three ways. First, a stockholder of record of Proteostasis can send a written notice to the Secretary of Proteostasis stating that it would like to revoke its proxy. Second, a stockholder of record of Proteostasis can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of Proteostasis can attend the Proteostasis special meeting and vote during the live audio webcast. Attendance alone at the virtual special meeting will not revoke a proxy. If a Proteostasis stockholder of record or a stockholder who owns Proteostasis shares in “street name” has instructed a broker to vote its shares of Proteostasis common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:

Proteostasis and Yumanity and Holdings will share equally the cost of printing and filing of this proxy statement/prospectus/information statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Proteostasis common stock for the forwarding of solicitation materials to the beneficial owners of Proteostasis common stock. Proteostasis will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can help answer my questions?

A:	If you are a Proteostasis stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement please contact:

Proteostasis Therapeutics, Inc.

80 Guest Street, Suite 500

Boston, Massachusetts 02135

(617) 225-0096

Attn: Secretary

Secretary@proteostasis.com

If you have questions about the Merger, including the procedures for voting your shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 800-5186

Banks and Brokers may call collect: (212) 750-5833

If you are a Holdings securityholder or a Yumanity stockholder, and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Yumanity Holdings LLC

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, Massachusetts 02135

(617) 409-5300

Attn: Secretary

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the Proteostasis special meeting and the Holdings securityholder and Yumanity stockholder actions that are the subject of the written consents, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement attached as Annex A, the opinion of MTS Securities, LLC attached as Annex D and the other annexes to which you are referred herein. In addition, Proteostasis incorporates by reference certain financial information about Proteostasis into this proxy statement/prospectus/information statement, For more information, please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this proxy statement/prospectus/information statement.

The Companies

Proteostasis Therapeutics, Inc.

80 Guest Street, Suite 500

Boston, MA 02135

(617) 225-0096

Proteostasis is a clinical stage biopharmaceutical company committed to the discovery and development of novel therapeutics to treat cystic fibrosis (“CF”), through theratyping, or the process of matching modulators to individual response to treatment regardless of CFTR mutations. CF is a disease caused by defects in the function or abundance of cystic fibrosis transmembrane conductance regulator (“CFTR protein”).

Proteostasis requires additional funding to fund its CF-focused pipeline and namely, its CHOICES program, and to advance its proprietary combination therapy candidates posenacaftor, dirocaftor, and nesolicaftor, through regulatory approval and into commercialization, if approved. Proteostasis currently has five full time employees supporting the proposed Merger transaction, strategic efforts related to its CF assets, and continuing operations.

After consideration of various financing and strategic alternatives for its CF portfolio, with the goal of maximizing stockholder value of these assets, Proteostasis decided to continue its operations while exploring business and strategic options related to its research and discovery platform and intellectual property portfolio. It has retained certain key management, employees and consultants, its core intellectual property, licenses, collaborations with research institutions and universities, and proprietary equipment.

After conducting a diligent and extensive process of evaluating strategic alternatives for Proteostasis and identifying and reviewing potential candidates for a strategic acquisition or other transaction, which included the receipt of 13 non-binding indications of interest from interested parties and careful evaluation and consideration of those proposals, and following extensive negotiation with Holdings and Yumanity, on August 22, 2020, Proteostasis entered into the Merger Agreement with Holdings and Yumanity. Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub, a wholly-owned subsidiary of Proteostasis, will merge with and into Yumanity, with Yumanity continuing as a wholly-owned subsidiary of Proteostasis and the surviving corporation of the Merger. If the Merger is completed, the business of Proteostasis will become the business of Yumanity as described beginning on page 188 of this proxy statement/prospectus/information under the caption “Yumanity Business.”

Yumanity Holdings LLC

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, Massachusetts 02135

(617) 409-5300

Yumanity is a clinical stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases. Neurodegenerative diseases cause a progressive loss of structure and function in the brain, leaving patients with devastating damage to their nervous system and widespread functional impairment. Although treatments may help relieve some of the physical or mental symptoms associated with neurodegenerative diseases, few of the currently available therapies slow or stop the continued loss of neurons, resulting in a critical unmet need. Yumanity is specifically focused on developing novel disease-modifying therapies to treat devastating conditions, either with large or orphan disease markets, including Parkinson’s disease, dementia with Lewy bodies, multiple system atrophy, or MSA, amyotrophic lateral sclerosis, or ALS (also known as Lou Gehrig’s disease), frontotemporal lobar degeneration, or FTLD, and Alzheimer’s disease.

Yumanity’s goal is to advance one new program into the clinic every year. Yumanity’s lead program, YTX-7739, is now in Phase 1 clinical trials for the potential treatment and disease modification of Parkinson’s disease. YTX-7739 targets an enzyme known as stearoyl-CoA desaturase, or SCD. Inhibition of SCD in multiple cellular systems, including patient-derived neurons, as well as in a novel mouse model of Parkinson’s disease, has been demonstrated to reverse the toxicity of misfolded alpha-synuclein, or α-synuclein, a protein strongly associated with Parkinson’s disease. Yumanity recently completed enrollment of a Phase 1 single ascending dose (SAD) study of YTX-7739 in healthy volunteers, which evaluated a broad range of doses of YTX-7739. Yumanity initiated a multiple ascending dose (MAD) study in healthy volunteers in the third quarter of 2020 with results anticipated in the first quarter of 2021. A Phase 1b clinical study of YTX-7739 in patients with Parkinson’s disease is planned as a continuation of the MAD study. The Phase 1b study will assess safety, tolerability and pharmacokinetics of YTX-7739 as well as proof of biology by exploring biomarkers of target engagement and potential correlative clinical parameters such as neuroimaging measurements to monitor for early effects of YTX-7739. Early results from the Phase 1b trial are anticipated in the second quarter of 2021. Yumanity’s second program, YTX-9184, also inhibits SCD but is chemically distinct from YTX-7739. Investigational new drug, or IND-enabling safety pharmacology and toxicological studies for YTX-9184 were initiated in the second quarter of 2020. Yumanity anticipates commencing the first in human studies of YTX-9184 in 2021, and intends to develop YTX-9184 for the potential treatment of dementia with Lewy bodies, which is another devasting neurodegenerative disease characterized by the abnormal accumulation of aggregates of α-synuclein. To date, none of Yumanity’s product candidates have advanced into late-stage development or a pivotal clinical study.

At the center of Yumanity’s scientific foundation is its drug discovery engine, which is based on technology licensed from the Whitehead Institute for Biomedical Research (the “Whitehead Institute”), an affiliate of the Massachusetts Institute of Technology. This core technology, combined with investments and advancements by Yumanity, is designed to enable rapid screening to identify drugs with the potential to modify disease by overcoming toxicity in disease-causing gene networks. Toxicity in many neurodegenerative diseases results from an aberrant accumulation of misfolded proteins in the brain. Yumanity leverages its proprietary discovery engine to identify and screen novel drug targets and drug molecules for their ability to protect nerve cells from toxicity arising from misfolded proteins. To date, Yumanity has identified over one dozen targets, most of which have not previously been linked to neurodegenerative diseases. Yumanity believes this discovery platform will allow it to replenish its pipeline as programs graduate towards the clinic. Following the Merger, the combined organization will need substantial additional funding to continue to advance its product candidates through clinical trials.

Pangolin Merger Sub, Inc.

Pangolin Merger Sub, Inc. is a wholly-owned subsidiary of Proteostasis, and was formed solely for the purposes of carrying out the Merger.

The Merger (see page 107)

If the Merger is completed, Merger Sub will merge with and into Yumanity, with Yumanity surviving as a wholly-owned subsidiary of Proteostasis.

Immediately prior to the effective time of the Merger, Holdings will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation (the “Yumanity Reorganization”). In connection with the Yumanity Reorganization, all securities of Holdings will be converted into and become securities of Yumanity, and there will no longer be any securities of Holdings outstanding at the effective time of the Merger. Following the Yumanity Reorganization, Yumanity’s equity capitalization will consist entirely of shares of common stock and options and warrants exercisable for common stock. For a more complete description of the Yumanity Reorganization please see the section titled “Yumanity Reorganization” in this proxy statement/prospectus/information statement.

At the Effective Time, each share of Yumanity common stock outstanding immediately prior to the Effective Time (excluding certain shares of Yumanity common stock that may be cancelled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights” in this proxy statement/prospectus/information statement) will be converted into the right to receive a number of shares of Proteostasis common stock. The final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio set forth below, Yumanity securityholders would own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, and Proteostasis securityholders would own approximately 29.1% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement. Proteostasis will assume all outstanding and unexercised Yumanity options and warrants to purchase Yumanity common stock, and each such Yumanity option and warrant will be converted into an option or warrant, respectively, to purchase shares of Proteostasis common stock, with the number of shares of Proteostasis common stock subject to such option or warrant and the exercise price being appropriately adjusted to reflect the Exchange Ratio. The percentages set forth above assume that the initial estimate of the Exchange Ratio is not changed; however, the Exchange Ratio is subject to change as described in the section titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus/information statement. The initial estimate of the Exchange Ratio set forth below assumes (i) that Proteostasis will have $28.5 million in net cash immediately prior to the Closing, (ii) Proteostasis outstanding shares, options, warrants and RSUs as of the Closing will be equal to 57,488,785 (on a pre-Proteostasis Reverse Stock Split basis), (iii) Yumanity outstanding shares as of the Closing will be equal to 32,579,311 (on a fully-diluted, as-converted basis).

The Exchange Ratio is calculated using a formula intended to allocate a percentage of the combined organization to existing Holdings and Yumanity securityholders. Based on the assumptions described above, the Exchange Ratio would be equal to approximately 4.3084 shares of Proteostasis common stock for each share of Yumanity common stock (without giving effect to the Proteostasis Reverse Stock Split but giving effect to the Yumanity Reorganization), which Exchange Ratio is subject to change based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Holdings and Yumanity prior to the Closing (and as a result, Proteostasis securityholders and Yumanity securityholders could own more or less of the combined organization).

For a more complete description of the Merger and the Exchange Ratio please see the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement.

The Closing will occur as promptly as practicable (but in no event later than the second business day after the last of the conditions to the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Proteostasis, Holdings and Yumanity agree). Proteostasis, Holdings and Yumanity anticipate that the consummation of the Merger will occur in Proteostasis’ fourth fiscal quarter of 2020. However, because the Merger is subject to a number of conditions, none of Proteostasis, Holdings nor Yumanity can predict exactly when the Closing will occur or if it will occur at all.

Reasons for the Merger (see page 117)

Following the Merger, the combined organization will continue to focus on the development of Yumanity’s pipeline. Proteostasis and Yumanity believe that the combined organization will have the following potential advantages:

•	the development of Yumanity’s pipeline of neurodegenerative diseases programs has potential to create value for the current Proteostasis and Yumanity stockholders;

•	Yumanity’s platform has the potential to advance one new clinical candidate into human trials each year;

•

Yumanity’s executive leadership team, which has extensive experience in neuroscience, rare disease, and oncology drug development, as well as considerable transaction experience, will give the combined organization the opportunity to reach significant value inflection points; and

•

Yumanity and Proteostasis shared scientific legacy and approach to drug discovery in indications could potentially extract additional value from existing Proteostasis assets that include compound library, drug candidates, and intellectual property portfolio.

Each of the boards of directors of Proteostasis and Yumanity also considered other reasons for the Merger, as described herein. For example, the Proteostasis board of directors considered, among other things:

•

the strategic alternatives to the Merger available to Proteostasis, including the discussions that Proteostasis’ management and the Proteostasis board of directors previously conducted with other potential merger partners, and the time to negotiate and complete an alternative merger transaction and anticipated cash burn;

•

the risks and delays associated with, and uncertain value and costs to Proteostasis stockholders of, liquidating Proteostasis, including the uncertainties of continuing cash burn while contingent liabilities are resolved, uncertainty of timing of release of cash until contingent liabilities are resolved, and the risks associated with being a shell company prior to cash distribution;

•

the risks and challenges of attempting to continue to operate Proteostasis on a stand-alone basis, including the changing competitive landscape for cystic fibrosis-related treatments, which had increased the complexity and costs associated with continuing Proteostasis’ ongoing operations as a stand-alone entity, and that financing such ongoing operations through a variety of potential transaction structures would nonetheless be challenging in the current environment, as well as the substantial time required to rebuild infrastructure, including a dedicated research team, and the need to rely on established working collaborations with a number of academic institutions who have capabilities and research interest in patient derived cells and commercially available sources novel agents; and

•

Proteostasis’ prospects to restructure its business to focus on novel drug discovery and development efforts, and its ability to raise the significant amount of funds it would require to pursue such opportunity and seek regulatory approvals and commence commercialization activities with no ultimate assurance that such activities would be successful or enable Proteostasis to operate a profitable business.

Opinion of Proteostasis’ Financial Advisor (see page 122)

Proteostasis retained MTS Health Partners, L.P. as its exclusive financial advisor in connection with the Merger. On August 20, 2020, MTS Securities, LLC, an affiliate of MTS Health Partners, L.P., rendered its oral opinion to the Proteostasis board of directors (which was subsequently confirmed in writing as of August 20, 2020), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion and described below, the Exchange Ratio is fair, from a financial point of view, to Proteostasis.

The full text of the opinion of MTS Securities, LLC (which we refer to herein as the “MTS Opinion”) sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS Securities, LLC in connection with its opinion. As described therein, MTS Securities, LLC assumed, among others, for purposes of the MTS Opinion that the only material asset of Proteostasis was the PTI Net Cash (as defined therein), and that no other assets of Proteostasis (including the CF Assets) would have any value. The MTS Opinion is attached as Annex D to the accompanying proxy statement/prospectus/information statement and is incorporated herein by reference. The summary of the MTS Opinion set forth in this proxy statement/prospectus/information statement is qualified in its entirety by reference to the full text of the MTS Opinion. We urge you to read carefully the MTS Opinion, together with the summary thereof in this proxy statement/prospectus/information statement, in its entirety.

MTS provided its opinion for the information and assistance of the Proteostasis board of directors in connection with its consideration of the Merger. The MTS Opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio to Proteostasis and does not address any other aspect or implication of the Merger. The MTS Opinion was not a recommendation to the Proteostasis board of directors or any stockholder of Proteostasis as to how to vote or to take any other action in connection with the merger.

Overview of the Merger Agreement

Merger Consideration and Adjustment (see page 141)

At the Effective Time, each outstanding share of common stock of Yumanity will be converted into the right to receive a number of shares of Proteostasis common stock pursuant to the Exchange Ratio.

The Merger Agreement does not provide for an adjustment to the total number of shares of Proteostasis common stock that Yumanity stockholders will be entitled to receive for changes in the market price of Proteostasis common stock. Accordingly, the market value of the shares of Proteostasis common stock issued pursuant to the Merger will depend on the market value of the shares of Proteostasis common stock at the time the Merger closes, and could vary significantly from the market value of the shares of Proteostasis common stock on the date of this proxy statement/prospectus/information statement.

At the Effective Time:

•

each share of Yumanity common stock outstanding immediately prior to the Effective Time (excluding certain shares of Yumanity common stock that may be cancelled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights” below) will automatically be converted into the right to receive a number of shares of Proteostasis common stock pursuant to the estimated Exchange Ratio of 4.3084 (which is subject to adjustment to account for the proposed Proteostasis Reverse Stock Split). The estimated Exchange Ratio contained herein is based upon Proteostasis, Holdings and Yumanity’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and is subject to change based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Yumanity prior to the Closing;

•

each option to purchase shares of Yumanity common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Proteostasis and will become an option to purchase shares of Proteostasis common stock, with the number of shares and exercise price being adjusted by the Exchange Ratio (which is subject to adjustment to account for the proposed Proteostasis Reverse Stock Split); and

•

each warrant to purchase shares of Yumanity capital stock outstanding and not terminated or exercised immediately prior to the Effective Time will be assumed by Proteostasis and will become a warrant to purchase shares of Proteostasis common stock, with the number of shares and exercise price being adjusted by the Exchange Ratio (which is subject to adjustment to account for the proposed Proteostasis Reverse Stock Split).

The Exchange Ratio provided herein is an estimate based upon capitalization immediately prior to the date of this proxy statement/prospectus/information statement. The final Exchange Ratio calculation is the quotient determined by dividing the Surviving Corporation Allocation Shares (as defined in the Merger Agreement) by the total number of shares of Yumanity common stock outstanding immediately prior to the Closing as expressed on a fully-diluted and as-converted to common stock basis in the manner described in the Merger Agreement.

Treatment of Yumanity Stock Options and Warrants (see page 154)

At the Effective Time, each option to purchase Yumanity common stock that is outstanding and unexercised immediately prior to the Effective Time under the Yumanity Therapeutics, Inc. 2018 Stock Option and Grant Plan (the “2018 Yumanity Plan”), whether or not vested, will automatically and without any action on the part of the holder thereof, be converted into an option to purchase Proteostasis common stock. Proteostasis will assume the 2018 Yumanity Plan. All rights with respect to Yumanity common stock under Yumanity options assumed by Proteostasis will be converted into rights with respect to Proteostasis common stock. Accordingly, from and after the Effective Time, each Yumanity stock option assumed by Proteostasis may be exercised for such number of shares of Proteostasis common stock as is determined by multiplying the number of shares of Yumanity common stock subject to the option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split) and rounding that result down to the nearest whole number of shares of Proteostasis common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split prior to the consummation of the Merger) and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Yumanity option assumed by Proteostasis will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Yumanity options will generally remain unchanged; provided, that the Proteostasis board of directors will succeed to the authority of the Yumanity board of directors with respect to each assumed Yumanity option.

In connection with the Yumanity Reorganization, warrants previously issued by Holdings to purchase its common or preferred units will become warrants to purchase shares of Yumanity’s common stock. Each outstanding warrant to purchase shares of Yumanity capital stock not terminated or exercised at or prior to the Effective Time will be assumed by Proteostasis at the Effective Time in accordance with its terms and will become a warrant to purchase shares of Proteostasis common stock. The number of shares of Proteostasis common stock subject to each assumed warrant will be determined by multiplying the number of shares of Yumanity common stock issuable (including upon conversion of shares of preferred stock issuable following exercise) upon exercise of such warrant prior to the Effective Time by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split prior to the consummation of the Merger) and rounding that result down to the nearest whole number of shares of Proteostasis common stock. The per share exercise price for the Proteostasis common stock issuable upon exercise of each of the assumed warrants will be determined by dividing the per share exercise price of the Yumanity common stock subject to each warrant as in effect immediately prior to the Effective Time by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split prior to the consummation of the Merger) and rounding that result up to the nearest whole cent.

Conditions to the Completion of the Merger (see page 156)

To consummate the Merger, Proteostasis stockholders must approve the issuance of shares of Proteostasis common stock in the Merger to the Yumanity securityholders and the change of control resulting from the Merger, and approve the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Reverse Stock Split. Additionally, the Holdings equityholders and the Yumanity stockholders must approve the Merger and adopt the Merger Agreement and the related transactions, including the Yumanity Reorganization. In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

One such closing condition consists of a requirement, as amended, that Proteostasis have no less than $28.0 million of net cash at closing. Proteostasis currently estimates that it will have between $28 million and $29 million of net cash at closing.

No Solicitation (see page 160)

Each of Proteostasis, Holdings and Yumanity agreed that, subject to limited exceptions, Proteostasis, Holdings and Yumanity and any of their respective subsidiaries will not, and each party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, representatives, consultants or other agents retained by it or any of its subsidiaries not to, directly or indirectly:

•

solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry,” each as defined in the Merger Agreement, or take any action that could reasonably be expected to lead to an acquisition proposal or an acquisition inquiry;

•	furnish any nonpublic information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•

engage in discussions (other than to inform any person of the existence of such non-solicitation obligations) or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend an acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an “acquisition transaction,” as defined in the Merger Agreement.

Termination (see page 167)

Either Proteostasis or Yumanity can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

Termination Fee (see page 169)

If the Merger Agreement is terminated under certain circumstances, Proteostasis will be required to pay Yumanity a termination fee equal to $2,100,000, and reimburse certain third-party expenses incurred up to a maximum of $703,000 and Yumanity will be required to pay Proteostasis a termination fee equal to $4,380,000 and reimburse certain third-party expenses up to a maximum of $1,460,000.

Amendment to Merger Agreement (see page 134)

On November 6, 2020, Proteostasis, Merger Sub, Yumanity and Holdings entered into the First Amendment to the Merger Agreement (the (“First Amendment”).

The First Amendment reduced the minimum net cash that Proteostasis must have at closing from $30.0 million to $28.0 million.

For more information, please see the section titled “Merger Agreement — Amendment” of this proxy statement/prospectus/information statement.

Support Agreements (see page 172)

Certain Holdings equityholders and directors and officers of Yumanity are each party to a support agreement with Proteostasis pursuant to which, among other things, each of these equityholders agreed, solely in its capacity as a securityholder, to vote all of its Holdings equity interest (a) in favor of (i) the approval and adoption of the Merger Agreement, (ii) the approval of the Yumanity Reorganization and approval and adoption of any and all agreements, certificates or documents required or deemed necessary or appropriate in connection with the Yumanity Reorganization, (iii) any proposal to adjourn or postpone the meeting if there are not sufficient votes for the adoption of the Merger Agreement and approval of related transactions on the date on which such meeting is held and (iv) the approval of any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Holdings’ equityholders, such as the Yumanity Reorganization, and (b) against any “acquisition proposal,” as defined in the Merger Agreement. Holdings, as the sole stockholder of Yumanity before the Yumanity Reorganization, is also party to a support agreement with Proteostasis pursuant to which Holdings will vote a number of its shares proportionate to the outstanding equity interests of Holdings that have voted in favor of (or consented to) the approval and adoption of the Merger Agreement and approval of the Merger, approval of the Yumanity Reorganization or any other matter necessary to consummate the transactions contemplated by the Merger Agreement and against any “Acquisition Proposal,” as defined in the Merger Agreement.

The Holdings equityholders and Yumanity directors and officers that are party to a support agreement with Proteostasis owned approximately 75% of the outstanding shares of Holdings as of October 31, 2020 (after giving effect to the Yumanity Reorganization). These Yumanity parties to the support agreements include executive officers and directors of Yumanity and certain entities who will directly own at least 5% of Yumanity’s outstanding stock following the Yumanity Reorganization. Following the effectiveness of the Registration Statement of which this proxy statement/prospectus/information statement is a part, Holdings and equityholders of Holdings, in each case holding a sufficient number of shares to adopt the Merger Agreement and approve the Merger and the Yumanity Reorganization, will execute written consents providing for such adoption and approval.

Proteostasis directors and officers (each in their capacities as stockholders) are each party to a support agreement with Holdings and Yumanity pursuant to which, among other things, each of these stockholders agreed, solely in his or her capacity as a stockholder, to vote all of his or her shares of Proteostasis common stock (a) in favor of the Proteostasis stockholder Proposals and any other matter necessary to consummate the transactions contemplated by the Merger Agreement and voted on by the Proteostasis stockholders and (b) against any “acquisition proposal,” as defined in the Merger Agreement.

The directors and officers of Proteostasis that are party to a support agreement with Holdings and Yumanity owned an aggregate of 499,864 outstanding shares of Proteostasis common stock, representing approximately 1% of the outstanding Proteostasis common stock as of October 31, 2020.

CVR Agreement (see page 172)

Pursuant to the CVR Agreement, holders of Proteostasis capital stock of record as of immediately before the Effective Time (or as of such other date as may be mutually agreed by Proteostasis, Holdings and Yumanity) will be entitled to receive one contractual CVR issued by Proteostasis subject to and in accordance with the terms and conditions of the CVR Agreement for each share of Proteostasis common stock held by such stockholder (after giving effect to the exercise or settlement of any Proteostasis options or Proteostasis RSUs for shares of Proteostasis common stock that is to take place immediately prior to the Effective Time or otherwise having the right to receive Proteostasis common stock as of immediately prior to the Effective Time). Each CVR will entitle its holder to receive a pro rata portion of a certain percentage of the net proceeds, if any, from any CF Asset Monetization that is entered into during the period beginning on the date of the Closing and ending on the date that is nine months following the closing date of the Merger.

The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances; will not have any voting or dividend rights; will not be certificated or evidenced by any instrument; will not accrue interest; and will not be registered with the SEC or listed for trading on any exchange. It is intended that the CVRs will not constitute securities, or a class of securities, for the purposes of any securities laws. The CVRs will not represent any equity or ownership interest in Proteostasis (or in Yumanity) or in all or any part of Proteostasis’ intellectual property or any other asset.

Lock-Up Agreements (see page 172)

Officers and directors of Proteostasis and Yumanity and certain equityholders of Holdings have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Proteostasis common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain Yumanity options, in each case from the Closing until the date that is 180 days from the Closing.

As of October 31, 2020, Proteostasis stockholders who have executed lock-up agreements owned in the aggregate approximately 1% of the outstanding voting shares of Proteostasis common stock.

Holdings equityholders who have executed lock-up agreements as of October 31, 2020 owned in the aggregate approximately 75% of the outstanding shares of Yumanity capital stock (after giving effect to the Yumanity Reorganization).

Management Following the Merger (see page 256)

Effective as of the consummation of the Merger, the combined organization’s executive officers (who are currently executive officers of Yumanity) are expected to be:

Name	Position(s)
N. Anthony Coles, M.D.	Executive Chair of the Board of Directors
Richard Peters, M.D., Ph.D.	President, Chief Executive Officer and Director
Paulash Mohsen	Chief Business Officer
Brigitte Robertson, M.D.	Chief Medical Officer

Interests of Certain Directors, Officers and Affiliates of Proteostasis and Yumanity (see page 134)

In considering the recommendation of the Proteostasis board of directors with respect to issuing shares of Proteostasis common stock pursuant to the Merger Agreement and the other matters to be acted upon by

Proteostasis stockholders at the Proteostasis special meeting, Proteostasis stockholders should be aware that certain members of the Proteostasis board of directors and executive officers of Proteostasis have interests in the Merger that may be different from, or in addition to, interests they have as Proteostasis stockholders. For example, Proteostasis recently adopted the Retention Program and is party to post-employment arrangements with the named executive officers pursuant to their employment agreements that may result in the receipt by such executive officers of cash severance payments and other benefits with a total value of approximately $1.7 million (collectively and not individually), but not including the value of any accelerated vesting of Proteostasis equity awards held by those officers.

Additionally, pursuant to the terms of the Merger Agreement, David Arkowitz, Kim C. Drapkin and Jeffery W. Kelly, Ph.D., who are currently directors of Proteostasis, will continue as directors of the combined organization after the Closing and will be due certain compensation as non-employee directors.

As of October 31, 2020, the directors and executive officers of Proteostasis owned, in the aggregate, approximately 1% of the outstanding voting shares of Proteostasis common stock. Each of Proteostasis’ officers and directors has entered into support agreements and lock-up agreements in connection with the Merger. The support agreements and lock-up agreements are discussed in greater detail in the section titled “Agreements Related to the Merger” in this proxy statement/prospectus/information statement. The Proteostasis board of directors was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement. For more information, please see the section titled “The Merger — Interests of the Proteostasis Directors and Executive Officers in the Merger” of this proxy statement/prospectus/information statement.

In considering the recommendation of the Holdings and Yumanity boards of directors with respect to approving the Merger and related transactions by written consent, Holdings and Yumanity securityholders should be aware that certain members of the board of directors and executive officers of Holdings and Yumanity have interests in the Merger that may be different from, or in addition to, interests they have as Holdings and Yumanity securityholders. For example, all of Yumanity’s executive officers and all of its directors have options, subject to vesting, to purchase units of Holdings that will convert into options to purchase a number of shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization); certain directors of Yumanity have warrants to purchase units of Holdings that will convert into warrants to purchase a number of shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization); all of Yumanity’s directors and all its executive officers are expected to become directors and executive officers of Proteostasis upon the consummation of the Merger and all of Yumanity’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. In addition, certain of Yumanity’s executive officers and directors and affiliates of Holdings’ and Yumanity’s directors currently hold units of Holdings that will convert into shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization).

As of October 31, 2020, all current directors and executive officers of Yumanity, together with their affiliates, owned approximately 26% of the shares of Yumanity capital stock, on an as-converted to common stock basis (and after giving effect to the Yumanity Reorganization). Certain Yumanity officers and directors, and their affiliates, have also entered into support agreements in connection with the Merger. The support agreements are discussed in greater detail in the section titled “Agreements Related to the Merger — Support Agreements and Written Consent” in this proxy statement/prospectus/information statement.

The boards of directors of Yumanity and Holdings were aware of these interests and considered them, among other matters, in their decisions to approve the Merger Agreement and the Yumanity Reorganization. For more information, please see the section titled “The Merger — Interests of the Yumanity Directors and Executive Officers in the Merger.”

Certain Material U.S. Federal Income Tax Consequences of the Merger (see page 145)

Each of Proteostasis and Yumanity intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In general and subject to the qualifications and limitations set forth in the section titled “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material tax consequences to U.S. Holders (as defined in the section titled “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger”) of Yumanity common stock will be as follows:

•

a Yumanity stockholder generally will not recognize gain or loss upon the exchange of Yumanity common stock for Proteostasis common stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of Proteostasis common stock as described below;

•

a Yumanity stockholder who receives cash in lieu of a fractional share of Proteostasis common stock in the Merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share;

•

a Yumanity stockholder’s aggregate tax basis for the shares of Proteostasis common stock received in the Merger (including any fractional share interest for which cash is received) generally will equal the stockholder’s aggregate tax basis in the shares of Yumanity common stock surrendered in the Merger;

•

the holding period of the shares of Proteostasis common stock received by a Yumanity stockholder in the Merger generally will include the holding period of the shares of Yumanity common stock surrendered in exchange therefor; and

•

if a Yumanity stockholder acquired different blocks of shares of Yumanity common stock at different times or at different prices, the shares of Proteostasis common stock received in the Merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of Yumanity common stock, and the basis and holding period of such shares of Proteostasis common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of Yumanity common stock exchanged for such shares of Proteostasis common stock.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Yumanity stockholder will depend on such stockholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section titled “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 142 of this proxy statement/prospectus/information statement.

Material U.S. Federal Income Tax Consequences of Receipt of CVRs and the Reverse Stock Split (see pages 172 and 180)

Proteostasis intends to report the issuance of the CVRs, to be received by Proteostasis stockholders pursuant to the Contingent Value Rights Agreement, to Proteostasis U.S. Holders (as defined in the section titled “Agreements Related to the Merger — Contingent Value Rights Agreement — Material U.S. Federal Income Tax Consequences of the Receipt of CVRs”) as a distribution of property with respect to its stock. Please review the information in the section titled “Agreements Related to the Merger — Contingent Value Rights Agreement — Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” for a more complete description of the material U.S. federal income tax consequences of the receipt of CVRs to Proteostasis U.S. Holders, including possible alternative treatments.

A Proteostasis U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split. Please review the information in the section titled “Proposal No. 2: Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split — Certain Material U.S. Federal Income Tax Consequences of the Proteostasis Reverse Stock Split” beginning on page 180 of this proxy statement/prospectus/information statement for a more complete description of the material U.S. federal income tax consequences of the Proteostasis Reverse Stock Split to Proteostasis U.S. Holders.

The tax consequences to you of the receipt of CVRs and the Proteostasis Reverse Stock Split will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you.

Risk Factors (see page 36)

Both Proteostasis and Yumanity are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders. These risks include the following:

Risks related to the Merger:

•

The Exchange Ratio is not adjustable based on the market price of Proteostasis common stock so the Merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed; however, the estimated Exchange Ratio is based upon Proteostasis’ capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Yumanity prior to the consummation of the Merger;

•

Failure to complete the Merger may result in Proteostasis and Yumanity paying a termination fee or expenses to the other and could harm the common stock price of Proteostasis and future business and operations of each company;

•

The Merger may be completed even though material adverse changes may result solely from the announcement of the Merger, changes in the industry in which Proteostasis and Yumanity operate that apply to all companies generally and other causes;

•	Some Proteostasis and Yumanity officers and directors have conflicts of interest that may influence them to support or approve the Merger without regard to your interests;

•	The market price of the combined organization common stock may decline as a result of the Merger;

•	Proteostasis and Yumanity stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

•

During the pendency of the Merger, Proteostasis and Yumanity may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

•

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

•	Proteostasis stockholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless;

•	Because the lack of a public market for Yumanity shares makes it difficult to know the fair market value of Yumanity, the stockholders of Yumanity may receive consideration in the Merger that is less than the fair market value of the Yumanity shares and/or Proteostasis may pay more than the fair market value of the Yumanity shares; and

•	If the conditions to the Merger are not met, the Merger will not occur.

Risks related to Yumanity:

•	Yumanity’s historical operating results indicate substantial doubt exists related to its ability to continue as a going concern;

•	Yumanity has incurred significant operating losses since its inception and anticipates it will incur continued losses for the foreseeable future;

•

Even if this Merger is successful, Yumanity will need additional funding to advance YTX-7739 through clinical development, which funding may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Yumanity to delay, limit, or terminate its product development efforts or other operations;

•

Yumanity has concentrated its research and development efforts on the treatment of neurodegenerative diseases, a field that has seen limited success in drug development. Further, its product candidates are based on new approaches and novel technology, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval;

•

Yumanity depends on its collaboration with Merck and may in the future depend on other collaborations with third parties for the research, development and commercialization of certain of the product candidates Yumanity may develop. If any such collaborations are not successful, Yumanity may not be able to realize the market potential of those product candidates;

•	Yumanity may encounter difficulties in enrolling subjects in its clinical trials, thereby delaying or preventing development of its product candidates;

•	Yumanity’s clinical trials may fail to demonstrate adequate safety and efficacy of its product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization;

•

Yumanity’s product candidates may cause serious adverse events or other undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any;

•

Yumanity faces significant competition in an environment of rapid technological and scientific change, and there is a possibility that its competitors may achieve regulatory approval before it does or develop therapies that are safer, more advanced, or more effective, which may negatively impact its ability to successfully market or commercialize any product candidates Yumanity may develop and ultimately harm its financial condition;

•

The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases could seriously harm Yumanity’s research, development and potential future commercialization efforts, increase Yumanity’s costs and expenses and have a material adverse effect on Yumanity’s business, financial condition and results of operations;

•

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If Yumanity is ultimately unable to obtain regulatory approval for its product candidates, Yumanity will be unable to generate product revenue and its business will be substantially harmed; and

•

Yumanity may not seek to protect its intellectual property rights in all jurisdictions throughout the world and Yumanity may not be able to adequately enforce its intellectual property rights even in the jurisdictions where Yumanity seeks protection.

Risks Related to the Combined Organization

•	The combined organization’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger;

•	The combined organization will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all; and

•	The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus/information statement. Proteostasis and Yumanity both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 144)

In the United States, Proteostasis must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) in connection with the issuance of shares of Proteostasis common stock and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the Registration Statement, of which this proxy statement/prospectus/information statement is a part, has not become effective.

Nasdaq Stock Market Listing (see page 148)

Proteostasis common stock currently is listed on The Nasdaq Global Market under the symbol “PTI”. Proteostasis has filed an initial listing application with The Nasdaq Capital Market pursuant to Nasdaq rules relating to reverse mergers. If such application is accepted, Proteostasis anticipates that Yumanity’s common stock will be listed on The Nasdaq Capital Market following the Closing under Proteostasis’ new name, “Yumanity Therapeutics, Inc.” with the trading symbol “YMTX”.

Anticipated Accounting Treatment (see page 148)

The Merger is expected to be treated by Proteostasis as a reverse merger accounted for as an asset acquisition in accordance with accounting principles generally accepted in the United States. For accounting purposes, Yumanity is considered to be acquiring Proteostasis in the Merger, and the transaction is expected to be recorded as an asset acquisition.

Appraisal Rights and Dissenters’ Rights (see page 148)

Holders of Proteostasis common stock are not entitled to appraisal rights in connection with the Merger. The sole Yumanity stockholder is entitled to appraisal rights in connection with the Merger under Delaware law, but those rights have been waived pursuant to the Merger Agreement. For more information about such rights, see the provisions of Section 262 of the Delaware General Corporation Law (the “DGCL”), attached hereto as Annex E, and the section titled “The Merger — Appraisal Rights and Dissenters’ Rights” in this proxy statement/prospectus/information statement.

Comparison of Stockholder Rights (see page 292)

Both Proteostasis and Yumanity are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Yumanity stockholders will become stockholders of Proteostasis, and their rights will be governed by the DGCL, the bylaws of Proteostasis and, assuming Proteostasis Proposal No. 2 is approved by Proteostasis stockholders at the Proteostasis special meeting, the fifth amended and restated certificate of incorporation of Proteostasis, as amended by the certificate of amendment attached to this proxy statement/prospectus/information statement as Annex B. The rights of Proteostasis stockholders contained in the fifth amended and restated certificate of incorporation, as amended and bylaws of Proteostasis differ from the rights of Yumanity stockholders under the certificate of incorporation and bylaws of Yumanity, as more fully described under the section titled “Comparison of Rights of Holders of Proteostasis Stock and Yumanity Stock” in this proxy statement/prospectus/information statement.

YUMANITY REORGANIZATION

Immediately prior to completing the Merger, Yumanity will complete a series of transactions pursuant to which Holdings, the sole stockholder and holding company parent of Yumanity, will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation. These transactions are referred to through this proxy statement/prospectus/information statement collectively as the “Yumanity Reorganization.” To consummate the Yumanity Reorganization, Yumanity will file a certificate of merger with the Secretary of State of the State of Delaware.

In connection with the Yumanity Reorganization, by operation of law, Yumanity will acquire all assets of Holdings and assume all of its liabilities and obligations, and all securities of Holdings will be converted into and become securities of Yumanity. Following the Yumanity Reorganization, Yumanity’s equity capitalization will consist entirely of shares of common stock and options and warrants exercisable for common stock, and there will no longer be any securities of Holdings outstanding at the effective time of the Merger. The purpose of the Yumanity Reorganization is to reorganize the corporate structure so that Yumanity would continue as a corporation and so that Yumanity’s existing investors would own Yumanity capital stock rather than equity interests in a limited liability company.

Immediately prior to the completion of the Yumanity Reorganization, Yumanity will be governed by an amended certificate of incorporation, with such amendment to be filed with the Delaware Secretary of State.

Assuming for purposes of the conversion of outstanding incentive units of Holdings, a Proteostasis price per share of $1.05, which was the closing price of Proteostasis’ common stock on November 3, 2020, as reported on The Nasdaq Stock Market, Yumanity will have an aggregate of 28,535,351 shares of common stock issued and outstanding following the Yumanity Reorganization. Because the market price of Proteostasis common stock is subject to fluctuation, the aggregate number of shares of common stock of Yumanity that will be outstanding following the Yumanity Reorganization may increase or decrease.

For the convenience of the reader, except as context otherwise requires, all information included in this proxy statement/prospectus/information statement is presented giving effect to the Yumanity Reorganization, assuming for purposes of the conversion of outstanding incentive units, a Proteostasis price per share of $1.05, which was the closing price of Proteostasis’ common stock on November 3, 2020, as reported on The Nasdaq Stock Market.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Proteostasis and Yumanity, summary unaudited pro forma combined financial data for Proteostasis and Yumanity, and comparative historical and unaudited pro forma per share data for Proteostasis and Yumanity.

Selected Historical Consolidated Financial Data of Proteostasis

The following tables summarize Proteostasis’ consolidated financial data. The consolidated statement of operations data for the years ended December 31, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from the audited consolidated financial statements included in Proteostasis’ Annual Report on Form 10-K, which is incorporated herein by reference. The consolidated statement of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 have been derived from the unaudited condensed consolidated financial statements included in Proteostasis’ Quarterly Report on Form 10-Q, which is incorporated herein by reference. The unaudited consolidated financial statements of Proteostasis have been prepared on the same basis as the audited consolidated financial statements of Proteostasis. In the opinion of Proteostasis’ management, the unaudited consolidated financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Proteostasis’ financial statements and the related notes incorporated by reference. Proteostasis’ historical results are not necessarily indicative of results that should be expected in any future period and Proteostasis’ results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2020.

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2018	2019	2019	2020
	(in thousands, except share and per share data)
Revenue	$2,840	$5,000	$5,000	$—

Operating expenses:
Research and development	50,312	52,319	33,702	11,102
General and administrative	15,710	13,835	7,626	7,953

Total operating expenses	66,022	66,154	40,698	19,055

Loss from operations	(63,182)	(61,154)	(35,698)	(19,055)
Interest income	872	1,093	654	261
Interest expense	—	—	—	(9)
Other income, net	478	936	608	32

Net loss	$(61,832)	$(59,125)	$(34,436)	$(18,771)

Net loss per share — basic and diluted	$(1.61)	$(1.16)	$(0.67)	$(0.36)

Weighted average common shares outstanding — basic and diluted	38,495,103	51,139,531	51,037,514	52,147,145

Other comprehensive income:
Unrealized gain (loss) on investments	3	6	32	(7)

Comprehensive loss	$(61,829)	$(59,119)	$(34,404)	$(18,778)

	As of December 31, 2019	As of June 30, 2020
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	25,008	48,866
Restricted cash	828	828
Working capital(1)	60,571	43,230
Total assets	84,724	63,968
Total stockholders’ equity	62,738	44,936

(1)	Working capital is defined as current assets less current liabilities.

Selected Historical Consolidated Financial Data of Yumanity Holdings, LLC

The following tables summarize Holdings’ consolidated financial data. The consolidated statement of operations data for the years ended December 31, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from Holdings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. The consolidated statement of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 have been derived from Holdings’ unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. The unaudited consolidated financial statements of Holdings have been prepared on the same basis as the audited consolidated financial statements of Holdings. In the opinion of Yumanity’s management, the unaudited consolidated financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. You should read the following selected consolidated financial data together with “Yumanity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings’ consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus/information statement. Holdings’ historical results are not necessarily indicative of results that should be expected in any future period and Holdings’ results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2020.

	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	(in thousands)
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$17,822	$22,969	$11,017	$8,968
General and administrative	5,567	7,062	2,981	4,631

Total operating expenses	23,389	30,031	13,998	13,599

Loss from operations	(23,389)	(30,031)	(13,998)	(13,599)

Other income (expense):
Change in fair value of preferred unit warrant liability	6	12	9	26
Interest expense	(740)	(1,209)	(613)	(909)
Interest income and other income (expense), net	536	530	366	45
Loss on debt extinguishment	—	(511)	—	—

Total other income (expense), net	(198)	(1,178)	(238)	(838)

Net loss	$(23,587)	$(31,209)	$(14,236)	$(14,437)

	As of December 31,		As of June 30,
	2018	2019	2020
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$39,965	$15,368	$23,205
Working capital(1)	34,973	11,214	18,315
Total assets	42,000	17,606	50,247
Long-term debt, net of discount, including current portion	9,953	14,470	15,825
Capital (finance) lease obligations, including current portion	1,417	459	284
Preferred unit warrant liability	50	261	235
Preferred units	89,699	89,699	103,949
Total members’ deficit	(62,244)	(91,900)	(98,280)

(1)	Working capital is defined as current assets less current liabilities.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Proteostasis and Yumanity

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Yumanity is considered to be acquiring Proteostasis and the merger is expected to be accounted for as an asset acquisition. Yumanity is considered the accounting acquirer even though Proteostasis will be the issuer of the common stock in the merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test is not met as there is no single asset or group of similar assets for Proteostasis will represent a significant majority in this acquisition. However, in connection with the acquisition, Proteostasis does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash, working capital, leases and in process research and development (“IPR&D”). As such, the acquisition is expected to be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet assumes that Yumanity’s corporate reorganization from a limited liability company (“LLC”) to a corporation and the merger were consummated as of June 30, 2020 and combines the historical balance sheets of Proteostasis and Yumanity as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 assumes that the Yumanity corporate reorganization from a LLC to a corporation and the merger were consummated as of January 1, 2019 and combines the historical results of Proteostasis and Yumanity for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2019 and as of and for the six months ended June 30, 2020 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/ prospectus/information statement.

Immediately prior to the effective time of the Merger, Holdings will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation (the “Yumanity Reorganization”). In connection with the Yumanity Reorganization, all securities of Holdings will be converted into and become securities of Yumanity, and there will no longer be any securities of Holdings outstanding at the effective time of the Merger.

At the effective time of the Merger, each share of Yumanity common stock will be converted into the right to receive a number of shares of Proteostasis common stock. The final exchange ratio (the “Exchange Ratio”) will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement which will impact the number of shares issued in the Merger. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus/information statement, Yumanity securityholders would own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, and Proteostasis securityholders would own approximately 29.1% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement. Under certain circumstances further described in the Merger Agreement, the ownership percentages are subject to adjustment to the extent that Proteostasis’ “net cash” as of the Anticipated Closing Date is below $32.5 million or above $35.0 million. Proteostasis currently expects to have between $28-29 million of net cash as of Closing.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
	(in thousands, except per share data)
Revenue	$—	$5,000
Research and development expense	20,070	75,288
General and administrative expense	12,199	20,775
Loss from operations	(32,269)	(91,063)
Net loss attributable to common stockholders	$(32,823)	$(90,212)
Net loss per share, basic and diluted	$(0.15)	$(0.52)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of June 30, 2020
(in thousands)
Cash and cash equivalents	$66,073
Working capital, net	47,232
Total assets	113,077
Long-term debt, net of discount	15,825
Accumulated deficit	(132,366)
Total stockholders’ equity	35,154

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Proteostasis common stock and the historical net loss and book value per share of Yumanity common units in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Pro Forma Events on an asset acquisition basis. You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of Proteostasis included in this proxy statement/prospectus/information statement and the audited and unaudited financial statements of Yumanity included in this proxy statement/prospectus/information statement and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus/information statement.

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Proteostasis Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.36)	$(1.16)
Book value per share(1)	$0.86	$1.22
Yumanity Historical Per Members’ Unit Data:
Basic and diluted net loss per unit	$(0.75)	$(3.04)
Book value per unit(1)	$(9.58)	$(6.06)
Combined Unaudited Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.15)	$(0.52)
Book value per share(2)	$0.20
Yumanity Pro Forma Equivalent Per Common Share Data:(3)
Basic and diluted net loss per share	$(0.64)	$(2.23)
Book value per share	$0.87

(1)	Historical book value per share/unit is calculated by taking total stockholders’/Members’ equity (deficit) divided by total outstanding common shares/members’ units.
(2)	Combined pro forma book value per share is calculated by taking pro forma combined total stockholders’ equity divided by pro forma combined total outstanding common shares.
(3)	Yumanity pro forma equivalent data per common share is calculated by applying the Exchange Ratio of 4.3084 to the unaudited pro forma combined per share data.

MARKET PRICE AND DIVIDEND INFORMATION

Proteostasis Common Stock

Proteostasis common stock is listed on The Nasdaq Stock Market under the symbol “PTI.” The closing price of Proteostasis common stock on August 21, 2020, the full trading day immediately prior to the public announcement of the merger on August 24, 2020, as reported on The Nasdaq Stock Market, was $1.30 per share. The closing price of Proteostasis common stock on November 3, 2020, as reported on The Nasdaq Stock Market, was $1.05 per share.

Because the market price of Proteostasis common stock is subject to fluctuation, the market value of the shares of Proteostasis common stock that Yumanity stockholders will be entitled to receive in the Merger may increase or decrease.

Assuming approval of Proteostasis Proposal Nos. 1 and 2 and successful application for initial listing with The Nasdaq Capital Market, following the consummation of the Merger, Proteostasis common stock will be listed on The Nasdaq Capital Market and will trade under Proteostasis’ new name, “Yumanity Therapeutics, Inc.” and new trading symbol, “YMTX.”

As of November 5, 2020, the record date for the Proteostasis special meeting, Proteostasis had approximately 21 holders of record of its common stock. As of November 5, 2020, Holdings was the sole record holder of Yumanity common stock and Yumanity would have had approximately 96 holders of record of its common stock, on an as-converted-basis, after giving effect to the Yumanity Reorganization. For detailed information regarding the beneficial ownership of certain stockholders of Proteostasis upon consummation of the Merger, see the section titled “Principal Stockholders of Combined Organization” in this proxy statement/prospectus/information statement.

Dividends

Proteostasis

Proteostasis has never declared or paid any cash dividends on its capital stock, and it does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future. Proteostasis intends to retain all future earnings, if any, to finance the operation and expansion of Proteostasis’ business, except pursuant to the CVR Agreement. Any future determination relating to Proteostasis’ dividend policy will be made at the discretion of Proteostasis’ board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that Proteostasis’ board of directors may deem relevant.

Yumanity

Neither Yumanity nor Holdings has ever declared or paid any cash dividends on shares of Yumanity capital stock or units of Holdings, respectively. Yumanity anticipates that the combined organization will retain all of its future earnings to advance the clinical trials and preclinical studies for its products, and does not anticipate paying any cash dividends on shares of the combined organization’s capital stock in the foreseeable future. Any future determination to declare cash dividends on shares of the combined organization’s common stock will be made at the discretion of its board of directors, subject to applicable law and contractual restrictions and will depend on its financial condition, results of operations, capital requirements, general business conditions and other factors that its board of directors may deem relevant.

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below and those described in the section of this proxy statement/prospectus/information statement titled “Forward-Looking Statements” before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Proteostasis because these risks may also affect the combined organization — these risks can be found in Proteostasis’ Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus/information statement. You should also read and consider the other information in this proxy statement/prospectus/information statement and the other documents incorporated by reference into this proxy statement/prospectus/information statement. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this proxy statement/prospectus/information statement.

Risks Related to the Merger

The Exchange Ratio is not adjustable based on the market price of Proteostasis common stock so the Merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The estimated Exchange Ratio calculation contained herein is based upon Proteostasis’ and Yumanity’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Yumanity prior to the Closing, not taking into account the Proteostasis Reverse Stock Split but taking into account the Yumanity Reorganization, as described in the section titled “The Merger — Merger Consideration and Adjustment” of this proxy statement/prospectus/information statement. Any changes in the market price of Proteostasis common stock before the completion of the Merger will not affect the number of shares Yumanity securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of Proteostasis common stock declines from the market price on the date of the Merger Agreement, then Yumanity securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the Merger the market price of Proteostasis common stock increases from the market price on the date of the Merger Agreement, then, Yumanity securityholders could receive merger consideration with considerably more value for their shares of Yumanity capital stock than the parties had negotiated for in the establishment of the Exchange Ratio. The Merger Agreement does not include a price-based termination right. Because the Exchange Ratio does not adjust as a result of changes in the value of Proteostasis common stock, for each one percentage point that the market value of Proteostasis common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Yumanity securityholders.

Failure to complete the Merger may result in Proteostasis or Yumanity paying a termination fee or reimbursing expenses to the other party and could harm the common stock price of Proteostasis and future business and operations of each company.

If the Merger is not completed, Proteostasis and Yumanity are subject to the following risks:

•

if the Merger Agreement is terminated under certain circumstances, Proteostasis or Yumanity will be required to pay third party expenses incurred by other party, up to a maximum of $1,460,000 (in the case of Yumanity), or up to a maximum of $703,000 (in the case of Proteostasis);

•

if the Merger Agreement is terminated under certain circumstances, Proteostasis or Yumanity will be required to pay the other party a termination fee equal to $4,380,000 (in the case of Yumanity) or $2,100,000 (in the case of Proteostasis);

•

the Merger Agreement contains covenants relating to each party’s solicitation of competing acquisition proposals and the conduct of each company’s respective businesses between the date of signing the Merger Agreement and the completion of the Merger. As a result, significant business decisions and transactions of either Proteostasis or Yumanity before the completion of the Merger require the consent of the other party. Accordingly, each party may be unable to pursue business opportunities that would otherwise be in its respective best interests as standalone companies. If the Merger Agreement is terminated after Proteostasis has invested significant time and resources in the transaction process, Proteostasis will have a limited ability to continue its current operations without obtaining additional financing to fund its operations;

•

Some of Proteostasis’ or Yumanity’s suppliers, collaborators and other business partners may seek to change or terminate their relationships with Proteostasis or Yumanity, as applicable, as a result of the Merger;

•	Proteostasis’ or Yumanity’s respective management teams may be distracted from day to day operations as a result of the Merger;

•	the price of Proteostasis stock may decline and remain volatile; and

•	each of Proteostasis and Yumanity have incurred and expect to continue to incur significant expenses related to the Merger, some which must be paid even if the Merger is not completed.

In addition, if the Merger Agreement is terminated and the Proteostasis board of directors or the Yumanity board of directors determines to seek another business combination, there can be no assurance that either Proteostasis or Yumanity will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger on a timely basis, or at all. Proteostasis’ or Yumanity’s collaborators and other business partners and investors in general may also view the failure to complete the Merger as a poor reflection on its business or prospects, which could adversely affect their respective businesses.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

In general, either Proteostasis or Yumanity can refuse to complete the Merger if there is a material adverse change affecting the other party between August 22, 2020, the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Proteostasis or Yumanity, including:

•

any effect resulting from the execution, delivery, announcement or performance of obligations under the Merger Agreement or the announcement or pendency or anticipated consummation of the Merger or any related transactions;

•

any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the novel coronavirus (COVID-19) pandemic)) or any act of terrorism, sabotage, military action or war (whether or not declared) or escalation or any worsening thereof;

•	any change in United States generally accepted accounting principles (“GAAP”) or any change in applicable laws, rules or regulations or the interpretation thereof;

•

any conditions generally affecting the industries in which Yumanity and Proteostasis and their respective subsidiaries participate or the United States or global economy or capital markets as a whole to the extent such conditions do not have a disproportionate impact on Yumanity or Proteostasis and their respective subsidiaries, as applicable;

•	any failure by Yumanity or Proteostasis to meet internal projections or forecasts or third-party revenue or earnings predictions for any period ending on or after the date of the Merger Agreement; or

•	the resignation or termination of any director or officer of Yumanity or Proteostasis.

If adverse changes occur and Proteostasis and Yumanity still complete the Merger, the combined organization stock price may suffer. This in turn may reduce the value of the Merger to the stockholders of Proteostasis, Yumanity or both.

Some Proteostasis and Yumanity officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain officers and directors of Proteostasis and Yumanity participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, the continued service as an officer or director of the combined organization, severance benefits, the acceleration of stock option vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). For example, Proteostasis has entered into post-employment compensation arrangements with its named executive officers. For additional information, please see the section titled “Employment Arrangements with Proteostasis’ Named Executive Officers” below.

Based on the terms of their respective employment agreements and the Retention Program, Proteostasis’ executive officers will be entitled to receive a total value of approximately $1.7 million (collectively, not individually) in connection with the consummation of the Merger and the associated termination of their employment from Proteostasis, not including the value associated with the acceleration of their outstanding equity awards.

Additionally, the directors and officers of Proteostasis are parties to the Proteostasis support agreements and lock-up agreements with Proteostasis and Yumanity.

The Proteostasis board of directors was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement. For more information, please see the section titled “The Merger — Interests of the Proteostasis Directors and Executive Officers in the Merger” of this proxy statement/prospectus/information statement.

All of Yumanity’s executive officers and all of its directors have options, subject to vesting, to purchase units of Holdings that will convert into options to purchase a number of shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization); certain directors of Yumanity have warrants to purchase units of Holdings that will convert into warrants to purchase a number of shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization); all of Yumanity’s directors and all its executive officers are expected to become directors and executive officers of Proteostasis upon the consummation of the Merger; and all of Yumanity’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. In addition, certain of Yumanity’s executive officers and directors and affiliates of Holdings’ and Yumanity’s directors currently hold units of Holdings that will convert into shares of Proteostasis common stock (after giving effect to the Yumanity Reorganization).

These interests, among others, may influence the officers and directors of Proteostasis and Yumanity to support or approve the Merger. For more information concerning the interests of Proteostasis and Yumanity executive officers and directors, see the sections titled “The Merger — Interests of the Proteostasis Directors and Executive Officers in the Merger” and “The Merger — Interests of the Yumanity Directors and Executive Officers in the Merger” in this proxy statement/prospectus/information statement.

The market price of the combined organization’s common stock following the Merger may decline as a result of the Merger.

The market price of Proteostasis common stock may decline as a result of the Merger for a number of reasons including if:

•	investors react negatively to the prospects of the combined organization’s business and prospects from the Merger;

•	the effect of the Merger on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

Proteostasis and Yumanity stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Proteostasis and Yumanity stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

During the pendency of the Merger, Proteostasis and Yumanity may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Proteostasis and Yumanity to make acquisitions or dispositions or complete other transactions that are not in the ordinary course of business, subject to certain exceptions, pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from, among other things, soliciting, initiating, knowingly encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Proteostasis and Yumanity from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when, among other things, such party’s board of directors determines in good faith that an unsolicited acquisition proposal constitutes or would reasonably be expected to result in, a superior offer and that failure to cooperate with the proponent of the proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of such party under applicable law. In addition, if Proteostasis or Yumanity terminate the Merger Agreement under certain circumstances, including terminating because of a decision of a board of directors to recommend a superior proposal, Proteostasis or Yumanity would be required to pay to the other party a termination fee equal to $2,100,000, in the case of Proteostasis, or $4,380,000, in the case of Yumanity. This termination fee may discourage third parties from submitting alternative takeover proposals to Proteostasis or Yumanity or their stockholders, and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Proteostasis stockholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.

The right of Proteostasis stockholders to receive any future payment for or derive any value from the CVRs will be contingent solely upon Proteostasis’ (or the combined organization’s) ability to monetize all or any part of the CF Assets through a CF Asset Monetization within the time periods specified in the CVR Agreement and the consideration received being greater than the amounts permitted to be reimbursed to Proteostasis under the CVR

Agreement. If a CF Asset Monetization is not achieved within the time periods specified in the CVR Agreement or the consideration received is not greater than the amounts permitted to be reimbursed to Proteostasis, no payments will be made under the CVR Agreement, and the CVRs will expire valueless.

Following the Effective Time, Yumanity (as successor in interest to Proteostasis) will have sole authority over whether and how to pursue the continued development of the CF Assets (if at all), and Yumanity’s only obligations will be to reasonably cooperate with the requests of the CVR Holders’ Representative to carry out the intent and purpose of the CVR Agreement and not to terminate or intentionally negatively impact the CF Assets during the nine-month period following the Effective Time.

Furthermore, the CVRs will be unsecured obligations of the combined organization and all payments under the CVRs, all other obligations under the CVR Agreement and the CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of all current or future senior obligations of the combined organization.

The tax treatment of the CVRs is uncertain.

Proteostasis intends to treat the issuance of the CVRs to the persons who prior to completion of the merger were Proteostasis stockholders as a distribution of property with respect to the Proteostasis Common Stock. However, there is no authority directly on point addressing the U.S. federal income tax treatment of contingent value rights with characteristics similar to the CVRs. Therefore, it is possible that the issuance of the CVRs may be treated as a distribution of equity with respect to Proteostasis stock, as an “open transaction,” or as a “debt instrument” for U.S. federal income tax purposes, and such questions are inherently factual in nature. For more information regarding the U.S. federal income tax consequences of the CVRs, see the section titled “Agreements Related to the Merger–Contingent Value Rights Agreement–Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” beginning on page 172 of this proxy statement/prospectus/information statement.

Proteostasis stockholders may not receive any separate consideration for the CF Assets.

In its instructions for preparation of its opinion regarding the fairness of the Exchange Ratio, Proteostasis instructed MTS not to assign any value to the CF Assets in light of Proteostasis’ ongoing negotiations with potential purchasers of the CF Assets. Additionally, Proteostasis believes the CVR Agreement would appropriately capture the value of the CF Assets for a CF Asset Monetization. As discussions for the disposition of the CF Assets remain ongoing, and no agreement for the sale of the CF Assets has been reached currently, there can be no guarantee that any such arrangement will be reached, either prior to consummation of the Merger or after, or even if at all. The CF Assets also may or may not be commercially viable and Proteostasis may not find a purchaser for the CF Assets prior to the consummation of the Merger. The relative valuations of the parties used in arriving at the Exchange Ratio do not attribute any additional incremental value to Proteostasis for the CF Assets as such assets were intended to be disposed of prior to the Merger, or covered by the CVR Agreement post-Merger. If there is no disposition of the CF Assets prior to consummation of the Merger or during the time periods specified in the CVR Agreement, Proteostasis stockholders may not receive any separate consideration for the CF Assets.

Because the lack of a public market for Yumanity shares makes it difficult to know the fair market value of Yumanity, the stockholders of Yumanity may receive consideration in the Merger that is less than the fair market value of the Yumanity shares.

The outstanding capital stock of Yumanity is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Yumanity. Because the percentage of Proteostasis equity to be issued to Yumanity stockholders was determined based on negotiations between the parties, it is possible that the value of the Proteostasis common stock to be received by Yumanity stockholders will be less than the fair market value of Yumanity, or Proteostasis may pay more than the aggregate fair market value for Yumanity.

The combined organization will incur significant transaction costs as a result of the Merger, including investment banking, legal and accounting fees. In addition, the combined organization will incur significant operating expenses which cannot be accurately estimated at this time. Actual transaction costs may substantially exceed Yumanity’s estimates and may have an adverse effect on the combined organization’s financial condition and operating results.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the stockholders of Proteostasis and Yumanity, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement. Proteostasis and Yumanity cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Proteostasis and Yumanity each may lose some or all of the intended benefits of the Merger.

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. Holders of Yumanity common stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Yumanity common stock for Proteostasis common stock in the Merger.

The U.S. federal income tax consequences of the Merger to U.S. Holders (as defined in the section titled “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger”) will depend on whether the Merger qualifies as a “reorganization” for U.S. federal income tax purposes. If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder of Yumanity common stock would recognize gain or loss for U.S. federal income tax purposes on each share of Yumanity common stock surrendered in the Merger for Proteostasis common stock and any cash received in lieu of a fractional share. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section titled “The Merger —Certain Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus/information statement.

Certain stockholders could attempt to influence changes within Proteostasis which could adversely affect Proteostasis’ operations, financial condition and the value of Proteostasis common stock.

Proteostasis stockholders may from time-to-time seek to acquire a controlling stake in Proteostasis, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, and could disrupt Proteostasis’ operations and divert the attention of the Proteostasis board of directors and senior management from the pursuit of the Merger. These actions could adversely affect Proteostasis’ operations, financial condition, ability to consummate the merger and Proteostasis’ common stock value.

Proteostasis and Yumanity are involved in litigation in connection with the Merger, which could divert the attention of Proteostasis and Yumanity management and harm the combined organization’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Stockholder litigation frequently follows the announcement of certain significant business transactions, such as a business combination transaction. Between October 14 and October 28, 2020, one putative class action lawsuit (captioned Aniello v. Proteostasis Therapeutics, Inc., et al., No. 1:20-cv-08578 (S.D.N.Y. filed Oct. 14, 2020)), and five individual lawsuits (captioned Culver v. Proteostasis Therapeutics, Inc., et al, 1:20-cv-08595 (S.D.N.Y. filed Oct. 15, 2020); Donolo v. Proteostasis Therapeutics, Inc. et al, 1:20-cv-01400 (D. Del. filed Oct. 16, 2020); Straube v. Proteostasis Therapeutics, Inc., et al, 1:20-cv-08653 (S.D.N.Y. filed Oct. 16, 2020); Beck v. Proteostasis Therapeutics, Inc., et al, 1:20-cv-08783 (S.D.N.Y. filed Oct. 21, 2020); Dreyer v. Proteostasis

Therapeutics, Inc., et al, 1:20-cv-05193 (E.D.N.Y. filed Oct. 28, 2020)) were filed in federal court by alleged Proteostasis stockholders challenging the Merger. The complaints name Proteostasis and Proteostasis’s board of directors as defendants. The Aniello complaint names Yumanity as an additional defendant. The Donolo complaint names Yumanity and Pangolin Merger Sub, Inc., a wholly owned subsidiary of Protestasis, as additional defendants. The complaints assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder against Proteostasis and the individual defendants, and assert violations of Section 20(a) of the Exchange Act against the individual defendants. The Donolo complaint asserts an additional violation of Section 20(a) of the Exchange Act against Yumanity. The Aniello complaint asserts additional claims for breach of fiduciary duty against the individual defendants and aiding and abetting against Proteostasis and Yumanity. The plaintiffs contend that the Registration Statement on Form S-4, filed with the SEC on September 23, 2020 omitted or misrepresented material information regarding the Merger. The complaints seek injunctive relief, rescission, or rescissory damages, dissemination of a registration statement that discloses certain information requested by the plaintiff, and an award of plaintiffs’ costs, including attorneys’ fees and expenses. There can be no assurance, however, that Proteostasis will be successful.

Proteostasis and Yumanity may become involved in additional matters in connection with the Merger, and the combined organization may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Proteostasis, Yumanity and the combined organization. At present, Proteostasis is unable to estimate potential losses, if any, related to the lawsuit.

Risks Related to the Proposed Proteostasis Reverse Stock Split

The proposed Proteostasis Reverse Stock Split may not increase the combined organization’s stock price over the long-term.

Although the principal purpose of the proposed Proteostasis Reverse Stock Split is to provide for sufficient authorized shares of Proteostasis common stock to issue shares of Proteostasis common stock in the Merger, another effect of the share combination is an increase in the per-share market price of Proteostasis common stock. It cannot be assured, however, that the per-share market price of Proteostasis common stock will remain at such increased level for any meaningful period of time. While the reduction in the number of outstanding shares of Proteostasis common stock should proportionally increase the market price of Proteostasis common stock, it cannot be assured that the proposed Proteostasis Reverse Stock Split will increase the market price of Proteostasis common stock by a multiple of the proposed Proteostasis Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of Proteostasis common stock, which is dependent upon many factors, including the combined organization’s business and financial performance, general market conditions and prospects for future success. Therefore, while the stock price of the combined organization might meet the continued listing requirements for The Nasdaq Stock Market initially, it cannot be assured that it will continue to do so.

The proposed Proteostasis Reverse Stock Split may decrease the liquidity of the combined organization’s common stock.

Although the Proteostasis board of directors believes that the anticipated increase in the market price of the combined organization’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the proposed Proteostasis Reverse Stock Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Proteostasis common stock.

The proposed Proteostasis Reverse Stock Split may lead to a decrease in the combined organization’s overall market capitalization.

Should the market price of the combined organization’s common stock decline after the proposed Proteostasis Reverse Stock Split, the percentage decline may be lower, due to the smaller number of shares outstanding, than it would have been prior to the proposed Proteostasis Reverse Stock Split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined organization’s overall market capitalization. If the per share market price does not increase in proportion to the proposed Proteostasis Reverse Stock Split ratio, then the value of the combined organization, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Proteostasis common stock will remain the same after the proposed Proteostasis Reverse Stock Split is effected, or that the proposed Proteostasis Reverse Stock Split will not have an adverse effect on the stock price of Proteostasis common stock due to the reduced number of shares outstanding after the proposed Proteostasis Reverse Stock Split.

Risks Related to Proteostasis’ Capital Requirements, Finances and Operations if the Merger is Not Completed

There is no assurance that the proposed Merger between Proteostasis and Yumanity will be completed in a timely manner or at all. If the Merger with Yumanity is not consummated, Proteostasis’ business could suffer materially and its stock price could decline.

The consummation of the Merger between Proteostasis and Yumanity is subject to a number of closing conditions, including approval by Proteostasis’ and Yumanity’s respective stockholders and other customary closing conditions. The parties are targeting a Closing of the transaction in the fourth calendar quarter of 2020, however, there can be no assurance that the Merger will be consummated within this desired timeframe, or at all.

If the Merger between Proteostasis and Yumanity is not consummated, Proteostasis may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	Proteostasis has incurred and expects to continue to incur significant expenses related to the Merger with Yumanity, even if the Merger is not consummated;

•

Proteostasis could be obligated to pay Yumanity a $2,100,000 termination fee and expense reimbursements up to $703,000 in connection with the termination of the Merger Agreement, depending on the reason for the termination;

•	The market price of Proteostasis’ common stock may decline to the extent that the current market price reflects a market assumption that the Merger will be completed; and

•	Nasdaq could determine to delist Proteostasis’ common stock, which could have an adverse effect on the value of Proteostasis’ common stock and any future ability to raise capital.

If the Merger is not completed, Proteostasis may be unsuccessful in completing an alternative strategic transaction on terms that are as favorable as the terms of the proposed transaction with Yumanity, or at all, and Proteostasis may be unable to reestablish a viable operating business.

Proteostasis has generated limited revenue to date from its collaboration agreements and research grant, and has not generated revenue from any product sales. Its assets currently consist primarily of cash, cash equivalents and short-term investments, its intellectual property portfolio, license and collaboration agreements, its remaining assets, its listing on The Nasdaq Stock Market and the Merger Agreement with Yumanity. While Proteostasis has entered into the Merger Agreement with Yumanity, the consummation of the Merger with Yumanity may be delayed or may not occur at all. If the Merger is not completed, the Proteostasis board of directors may elect to pursue an alternative strategic transaction similar to the proposed Merger with Yumanity. Attempting to complete an alternative transaction will be costly and time consuming. If the Merger with Yumanity is not completed and the Proteostasis board of directors determines to pursue an alternative transaction, the terms of any such alternative transaction may not be as favorable to Proteostasis and its stockholders as the terms of the Merger with Yumanity, and Proteostasis can make no assurances that such an alternative transaction would occur at all. Further, if the Merger with Yumanity is not completed, given the level of investment and time that would be required to redesign its products or pursue the development of products and services pursuant to its collaboration agreements, it is unlikely that Proteostasis would be able to obtain the funding required to recommence its product development activities on terms favorable to its stockholders, or at all.

If the Merger is not completed, Proteostasis’ board of directors may decide to pursue a dissolution and liquidation of Proteostasis. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the Merger will be completed. If the Merger is not completed, the Proteostasis board of directors may decide to pursue a dissolution and liquidation of Proteostasis. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as Proteostasis continues to fund its operations. In addition, if Proteostasis’ board of directors were to approve and recommend, and its stockholders were to approve, a dissolution and liquidation of Proteostasis, Proteostasis would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to its stockholders. As a result of this requirement, a portion of Proteostasis’ remaining cash assets may need to be reserved pending the resolution of such obligations. In addition, Proteostasis may be subject to litigation or other claims related to a dissolution and liquidation of Proteostasis. If a dissolution and liquidation were pursued, Proteostasis’ board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Proteostasis common stock could lose all or a significant portion of their investment in the event of Proteostasis’ liquidation, dissolution or winding up.

If Proteostasis were to continue to advance its research and development activities and pursue development of any of its pipeline products, it would require substantial additional funding. Raising additional capital would cause dilution to its existing stockholders, and may restrict its operations or require it to relinquish rights to its technologies or to a product candidate.

Proteostasis currently does not have any committed external source of funds and does not expect to generate any commercial revenue in the foreseeable future. Proteostasis believes that its existing cash, cash equivalents and marketable securities and interest thereon will be sufficient to fund its projected operating requirements under its current operating plan. Proteostasis has based its estimates on assumptions that may prove to be wrong, and it may use its available capital resources sooner than it currently expects if its operating plans change. If the Merger is not completed and Proteostasis’ current operating plans change and it determines to pursue further research and development activities, it will require substantial additional funding to operate, and would expect to finance these cash needs through a combination of equity offerings, debt financings, government or other third-party funding and licensing or collaboration arrangements.

To the extent that Proteostasis raises additional capital through the sale of equity or convertible debt, the ownership interests of its stockholders will be diluted. In addition, the terms of any equity or convertible debt it agrees to issue may include liquidation or other preferences that adversely affect the rights of Proteostasis’ stockholders. Convertible debt financing, if available, may involve agreements that include covenants limiting or restricting Proteostasis’ ability to take specific actions, such as incurring additional debt, making capital expenditures, and declaring dividends, and may impose limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business.

Additional funds may not be available when Proteostasis needs them on terms that are acceptable to Proteostasis, or at all. Furthermore, the COVID-19 pandemic continues to rapidly evolve and has already resulted in a significant disruption of global financial markets. If the disruption persists and deepens, Proteostasis could experience an inability to access additional capital, when and if needed. If adequate funds are not available to Proteostasis on a timely basis, it may be required to curtail or cease its operations.

If the Merger is not completed, raising additional funding through debt or equity financing could be difficult or not successful at all, would be dilutive and may cause the market price of Proteostasis’ common stock to decline further.

If the Merger is not completed, raising additional funding through debt or equity financing could be difficult or unavailable altogether given the turbulent financial markets. To the extent that Proteostasis raises additional capital through the sale of equity or convertible debt securities, the issuance of those securities would result in substantial dilution for Proteostasis’ current stockholders and the terms may include liquidation or other preferences that adversely affect the rights of its current stockholders. Furthermore, the issuance of additional securities, whether equity or debt, by Proteostasis, or the possibility of such issuance, may cause the market price of its common stock to decline further and existing stockholders may not agree with its financing plans or the terms of such financings.

The issuance of shares of Proteostasis’ common stock to Yumanity’s stockholders in the Merger will dilute substantially the voting power of Proteostasis’ current stockholders.

If the Merger is completed, each outstanding share of Yumanity capital stock will be converted into the right to receive approximately 4.3084 shares of Proteostasis common stock, subject to adjustment to account for the proposed Proteostasis Reverse Stock Split. Immediately following the Merger, Proteostasis’ stockholders and optionholders are expected to own, or hold rights to acquire, approximately 29.1% of the common stock of Proteostasis on a fully diluted basis as defined in the Merger Agreement, and Yumanity’s stockholders, optionholders and warrantholders are expected to own, or hold rights to acquire, approximately 70.9% of the common stock of Proteostasis on a fully diluted basis as defined in the Merger Agreement. Accordingly, the issuance of shares of Proteostasis’ common stock to Yumanity’s stockholders in the Merger will reduce significantly the relative voting power of each share of Proteostasis’ common stock held by its current stockholders. Consequently, Proteostasis’ stockholders as a group will have significantly less influence over the management and polices of the combined organization after the Merger than prior to the Merger.

Proteostasis has incurred and will continue to incur significant transaction costs in connection with the Merger.

Proteostasis has incurred and will continue to incur significant transaction costs in connection with the Merger. Proteostasis estimates that it will incur aggregate direct transaction costs of approximately $12.2 million associated with the Merger and approximately $0.2 million for its portion of shared transaction expenses, as well as additional costs associated with the commencement of the combined organization’s operation as a public company, which cannot be estimated accurately at this time.

Proteostasis’ ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited in connection with the Merger and other ownership changes.

Proteostasis has incurred substantial losses during its history and does not expect to become profitable in the near future, and Proteostasis may never achieve profitability. To the extent that Proteostasis continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). At June 30, 2020, Proteostasis had federal and state NOL carryforwards of approximately $308.8 million and $295.4 million, respectively. Such federal and state NOL carryforwards will begin to expire in 2026 and 2030, respectively unless previously utilized. At June 30, 2020, Proteostasis had federal and state research and development credit carryforwards of approximately $11.6 million and $4.1 million, respectively. The federal research and development credit carryforwards will begin expiring in 2027 and 2025, respectively, unless previously utilized.

Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Because Proteostasis had no taxable income in prior years, it does not anticipate carrying back any of its net operating losses. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of Proteostasis’ taxable income annually for tax years beginning after December 31, 2020. Proteostasis’ NOL carryforwards are subject to review and possible adjustment by the U.S. Internal Revenue Service (the “IRS”), and state tax authorities. Under Sections 382 and 383 of the Code, Proteostasis’ federal NOL and research and development tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50 percentage points. Proteostasis’ ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including in connection with the Merger. Similar rules may apply under state tax laws. Proteostasis has not yet determined the amount of the cumulative change in its ownership resulting from the Merger or other transactions, or any resulting limitations on its ability to utilize its NOL carryforwards and other tax attributes. If Proteostasis earns taxable income, such limitations could result in increased future tax liability to Proteostasis and its future cash flows could be adversely affected. Proteostasis has recorded a full valuation allowance related to its NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Yumanity’s Business, Financial Position, and Need for Additional Capital

Yumanity is a clinical stage biopharmaceutical company with a very limited operating history and no products approved for commercial sale, which may make it difficult to evaluate its current business and predict its future success and viability.

Yumanity is a clinical stage biopharmaceutical company with a limited operating history, focused on developing therapeutics for neurodegenerative diseases. Yumanity was initially formed as a limited liability company in 2014 and converted into a corporation in 2015, has no products approved for commercial sale, and has not generated any revenue from product sales to date. Yumanity began human clinical trials for YTX-7739 at the end of 2019, and has not initiated clinical trials for any of its other current product candidates. Yumanity’s operations to date have been limited primarily to organizing and staffing, raising capital, and conducting research and development activities for its product candidates.

To date, Yumanity has not initiated or completed a pivotal clinical trial, obtained marketing approval for any product candidates, manufactured a commercial scale product, or arranged for a third party to do so on its behalf, or conducted sales and marketing activities necessary for successful product commercialization. Yumanity’s short operating history as a company makes any assessment of its future success and viability subject to significant uncertainty. Yumanity will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and it has not yet demonstrated an ability to successfully overcome such risks and difficulties. If Yumanity does not address these risks and difficulties successfully, its business will suffer.

Yumanity’s historical operating results indicate substantial doubt exists related to its ability to continue as a going concern. Holdings’ financial statements have been prepared assuming that it will continue as a going concern.

Yumanity has incurred net losses and used significant cash in operating activities since inception. Yumanity has an accumulated members’ deficit of approximately $104.8 million and has cash and cash equivalents of $23.2 million as of June 30, 2020. These factors raise substantial doubt about Yumanity’s ability to continue as a going concern and satisfying its estimated liquidity needs 12 months from the issuance of the financial statements.

If Yumanity continues to experience operating losses, and it is not able to generate additional liquidity through a capital raise or other cash infusion, Yumanity might need to secure additional sources of funds, which may or may not be available to it. Additionally, a failure to generate additional liquidity could negatively impact Yumanity’s ability to operate its business.

Yumanity has incurred significant operating losses since its inception and anticipates it will incur continued losses for the foreseeable future.

Yumanity has funded its operations to date through proceeds from collaborations and sales of preferred units. From its inception through June 30, 2020, Yumanity has received gross proceeds of $110.5 million from such transactions. As of June 30, 2020, its cash and cash equivalents were $23.2 million. Yumanity has incurred net losses in each year since its inception, and it has an accumulated members’ deficit of $104.8 million as of June 30, 2020.

Substantially all of Yumanity’s operating losses have resulted from costs incurred in connection with general and administrative costs associated with its operations, and its research and development programs, including for its preclinical and clinical product candidates and its discovery engine platform. Yumanity expects to incur increasing levels of operating losses over the next several years and for the foreseeable future. Yumanity’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on its stockholders’ deficit and working capital. In any particular quarter or quarters, Yumanity’s operating results could be below the expectations of securities analysts or investors, which could cause its stock price to decline.

Yumanity expects its research and development expenses to significantly increase in connection with its clinical trials of its product candidates. In addition, if Yumanity obtains marketing approval for its product candidates, it will incur significant sales and marketing, legal, and outsourced-manufacturing expenses. As a public company, Yumanity expects to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, Yumanity is also unable to predict the extent of any future losses or when it will become profitable, if at all. Even if Yumanity does become profitable, it may not be able to sustain or increase its profitability on a quarterly or annual basis.

Drug development is a highly uncertain undertaking and involves a substantial degree of risk. Yumanity has never generated any revenue from product sales, and it may never generate revenue or be profitable.

Yumanity’s ability to become profitable depends upon the ability of its product candidates to generate revenue. To date, Yumanity has not generated any revenue from its product candidates and it does not know when, or if, it will do so. Yumanity does not anticipate generating any revenue from product sales until after it has successfully completed clinical development and received regulatory approval for the commercial sale of a product candidate, if ever. Yumanity’s ability to generate revenue depends on a number of factors, including, but not limited to:

•	successfully completing preclinical and clinical development of its product candidates;

•	identifying, assessing, and/or developing new product candidates from its discovery engine platform;

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developing a sustainable and scalable manufacturing process for its product candidates, as well as establishing and maintaining commercially viable supply relationships with third parties that can provide adequate products and services to support clinical activities and commercial demand for its product candidates;

•	negotiating favorable terms in any collaboration, licensing, or other arrangements into which it may enter;

•	obtaining regulatory approvals for product candidates for which it successfully completes clinical development;

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launching and successfully commercializing product candidates for which it obtains regulatory approval, either by establishing a sales, marketing, and distribution infrastructure or collaborating with a partner;

•	negotiating and maintaining an adequate price for its product candidates, both in the United States and in foreign countries where its products are commercialized;

•	obtaining market acceptance of its product candidates as viable treatment options;

•	building out new facilities or expanding existing facilities to support its ongoing development activity;

•	addressing any competing technological and market developments;

•	maintaining, protecting, expanding, and enforcing its portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

•	attracting, hiring, and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with drug development, Yumanity is unable to predict the timing or amount of its expenses, or when it will be able to generate any meaningful revenue or achieve or maintain profitability, if ever. In addition, Yumanity’s expenses could increase beyond its current expectations if it is required by the U.S. Food and Drug Administration (the “FDA”), or foreign regulatory agencies, to perform studies in addition to those that it currently anticipates, or if there are any delays in any of its current or future collaborators’ clinical trials or the development of any of its product candidates. Even if one or more of Yumanity’s product candidates is approved for commercial sale, absent its entering into a collaboration or partnership agreement, Yumanity anticipates incurring significant costs associated with commercializing any approved product candidate and ongoing compliance efforts.

Even if Yumanity is able to generate revenue from the sale of any approved products, it may not become profitable and may need to obtain additional funding to continue operations. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which Yumanity gains regulatory approval, the accepted price for the product, the ability to get reimbursement at any price, and whether Yumanity owns the commercial rights for that territory. The precise number of people with Parkinson’s disease, Alzheimer’s disease, and amyotrophic lateral sclerosis (“ALS”) is unknown. Yumanity projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with its product candidates, are based on estimates. If the number of addressable patients is not as significant as Yumanity anticipates, the indication approved by regulatory authorities is narrower than Yumanity expects, or the reasonably accepted population for treatment is narrowed by competition, physician choice, or treatment guidelines, Yumanity may not generate significant revenue from sales of its product candidates, even if approved. Even if Yumanity does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Yumanity’s failure to become and remain profitable would decrease its value and could impair its ability to raise capital, expand its business, maintain its research and development efforts, diversify its pipeline of product candidates, or continue its operations and cause a decline in the value of its common stock, all or any of which may adversely affect its viability.

Due to the significant resources required for the development of Yumanity’s programs, and depending on its ability to access capital, Yumanity must prioritize development of certain product candidates. Moreover, Yumanity may fail to expend its limited resources on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Yumanity’s current portfolio consists of two programs and two additional potential programs. Yumanity’s lead product candidate, YTX-7739, is in Phase 1 clinical development. Yumanity seeks to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively advancing product candidates, such as YTX-7739, and ensuring replenishment of its portfolio.

Due to the significant resources required for the development of its product candidates, Yumanity must focus on specific diseases and disease pathways and decide which product candidates to pursue and advance and the amount of resources to allocate to each. Yumanity’s decisions concerning the allocation of research, development, collaboration, management, and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial product and may divert resources away from better opportunities. If Yumanity makes incorrect determinations regarding the viability or market potential of any of its product candidates or misread trends in the biopharmaceutical industry, in particular for neurodegenerative diseases, its business, financial condition, and results of operations could be materially adversely affected. As a result, Yumanity may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those Yumanity choose to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for Yumanity to invest additional resources to retain sole development and commercialization rights.

Even if this Merger is successful, Yumanity will need additional funding to advance YTX-7739 through clinical development, which funding may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Yumanity to delay, limit, or terminate its product development efforts or other operations.

As of June 30, 2020, Yumanity’s cash and cash equivalents were $23.2 million. Yumanity will require additional funding to advance YTX-7739 beyond Phase 1 clinical trials and other planned early development of other programs generated by its discovery engine platform. Yumanity’s ability to secure this additional funding may be adversely impacted by negative or ambiguous results in its Phase 1 clinical trial for YTX-7739. Developing small-molecule products is expensive, and Yumanity expects its discovery, research, and development expenses to increase substantially in connection with its ongoing activities, particularly as Yumanity advances its product candidates in clinical trials. Yumanity may also need additional funds sooner if Yumanity chooses to pursue additional indications and/or geographies for its product candidates or otherwise expand more rapidly than Yumanity presently anticipates.

In addition, Yumanity has identified conditions and events that raise substantial doubt as to its ability to continue as a going concern.

Yumanity’s operating plan may also change as a result of many factors currently unknown, and Yumanity may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, or a combination of these approaches. In any event, Yumanity will require additional capital to obtain regulatory approval for, and, if approved, to commercialize its product candidates. Raising funds in the current economic environment may present additional challenges. Even if Yumanity believes that is has sufficient funds for its current or future operating plans, Yumanity may seek additional capital if market conditions are favorable or if Yumanity has specific strategic considerations.

Any additional fundraising efforts may divert its management from their day-to-day activities, which may adversely affect its ability to develop and, if approved, commercialize its product candidates. In addition, Yumanity cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of its stockholders and the issuance of additional securities, whether equity or debt, by Yumanity, or the possibility of such issuance, may cause the market price of its shares to decline. The sale of additional equity or convertible securities would dilute all of its stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and Yumanity may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights, and other operating restrictions that could adversely impact its ability to conduct its business. Yumanity could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and Yumanity may be required to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to it, any of which may have a material adverse effect on its business, operating results, and prospects.

If Yumanity is unable to obtain funding on a timely basis, Yumanity may be required to significantly curtail, delay, or discontinue one or more of its research or development programs or the commercialization of any approved product candidate or be unable to expand its operations or otherwise capitalize on its business opportunities, as desired, which could materially affect its business, financial condition, and results of operations.

Risks Related to Yumanity’s Product Development and Commercialization

Research and development of biopharmaceutical products is inherently risky.

Yumanity is at an early stage of development of the product candidates currently in its pipeline and is continuing to discover additional potential product candidates leveraging its discovery engine platform. To date, Yumanity has devoted substantially all of its efforts and financial resources to identify, secure intellectual property for, and develop its discovery engine platform and its product candidates, including conducting multiple preclinical studies, and providing general and administrative support for these operations. Its business depends heavily on the successful clinical development, regulatory approval, and commercialization of its lead product candidate, YTX-7739 which is in clinical development. None of its product candidates have advanced into late-stage development or a pivotal clinical study and it may be years before any such study is initiated, if at all. YTX-7739 will require substantial additional clinical development, testing, and regulatory approval before Yumanity is permitted to commence its commercialization. Further, Yumanity cannot be certain that any of its product candidates will be successful in clinical trials or obtain regulatory approval.

Its future success is dependent on its ability to successfully develop, obtain regulatory approval for, and then successfully commercialize its product candidates, and Yumanity may fail to do so for many reasons, including the following:

•	its product candidates may not successfully complete preclinical studies or clinical trials;

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a product candidate may, upon further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	its competitors may develop therapeutics that render its product candidates obsolete or less attractive;

•	its competitors may develop platform technologies that render its platform technology obsolete or less attractive;

•	the product candidates that Yumanity develops and its discovery engine platform may not be sufficiently covered by intellectual property for which Yumanity holds exclusive rights;

•	the market for a product candidate may change so that the continued development of that product candidate is no longer reasonable or commercially attractive;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

•	Yumanity may not be able to establish manufacturing capabilities or arrangements with third-party manufacturers for clinical and, if approved, commercial study;

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even if a product candidate obtains regulatory approval, Yumanity may be unable to establish sales and marketing capabilities, or successfully market such approved product candidate, to gain market acceptance; and

•	a product candidate may not be accepted as safe or effective by patients, the medical community or third-party payors, if applicable.

If any of these events occur, Yumanity may be forced to abandon its development efforts for a product candidate or candidates, which would have a material adverse effect on its business and could potentially cause Yumanity to cease operations. For instance, if Yumanity observes harmful side effects or other characteristics that indicate one product candidate is unlikely to be effective or otherwise does not meet applicable regulatory criteria, these findings may implicate the discovery engine platform as a whole.

Yumanity may not be successful in its efforts to further develop its discovery engine platform technology and current product candidates. Yumanity is not permitted to market or promote any of its product candidates before Yumanity receives regulatory approval from the FDA or comparable foreign regulatory authorities, and Yumanity may never receive such regulatory approval for any of its product candidates. Each of its product candidates is in the early stages of development and will require significant additional clinical development, management of preclinical, clinical, and manufacturing activities, regulatory approval, adequate manufacturing supply, a commercial organization, and significant marketing efforts before Yumanity could generate any revenue from product sales, if at all.

The preclinical and clinical product candidates and current clinical trials are, and the future clinical trials and the manufacturing and marketing of its product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States, and in other countries where Yumanity intends to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, Yumanity must, among other requirements, demonstrate through preclinical studies and clinical trials that the product candidate is safe and effective for use in each target indication. Drug development is a long, expensive, and uncertain process, and delay or failure can occur at any stage of any of its clinical trials. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the United States, only a small percentage will successfully complete the FDA regulatory approval process and will be commercialized. Accordingly, even if Yumanity is able to obtain the requisite financing to continue to fund its development and preclinical studies and clinical trials, Yumanity cannot assure you that any of its product candidates will be successfully developed or commercialized.

If any of its product candidates successfully complete clinical trials, Yumanity generally plans to seek regulatory approval to market its product candidates in the United States, the European Union (“EU”), and in additional foreign countries where Yumanity believes there is a viable commercial opportunity and significant patient need. Yumanity has never commenced, compiled, or submitted an application seeking regulatory approval to market any product candidate. Yumanity may never receive regulatory approval to market any product candidates even if such product candidates successfully complete clinical trials, which would adversely affect its viability. To obtain regulatory approval in countries outside the United States, Yumanity must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical trials, commercial sales, pricing, and distribution of its product candidates. Yumanity may also rely on collaborators or partners to conduct the required activities to support an application for regulatory approval, and to seek approval, for one or more of its product candidates. Yumanity cannot be sure that any collaborators or partners will conduct these activities or do so within the timeframe Yumanity desires. Even if Yumanity (or any collaborators or partners) are successful in obtaining approval in one jurisdiction, Yumanity cannot ensure that Yumanity (or any collaborators or partners) will obtain approval in any other jurisdictions. If Yumanity is unable to obtain approval for its product candidates in multiple jurisdictions, its revenue and results of operations could be negatively affected.

Even if Yumanity receives regulatory approval to market any of its product candidates, Yumanity cannot assure you that any such product candidate will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives.

Investment in biopharmaceutical product development involves significant risk that any product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, and become commercially viable. Yumanity cannot provide any assurance that Yumanity will be able to successfully advance any of its product candidates through the development process or, if approved, successfully commercialize any of its product candidates.

Yumanity may not be successful in its efforts to continue to create a pipeline of product candidates or to develop commercially successful products. If Yumanity fails to successfully identify and develop additional product candidates, its commercial opportunity may be limited.

One of Yumanity’s strategies is to identify and pursue clinical development of additional product candidates. Its portfolio currently consists of four programs, one of which is in clinical development and the rest of which are in research, discovery and preclinical stages of development. Identifying, developing, obtaining regulatory approval, and commercializing additional product candidates for the treatment of neurodegenerative diseases will require substantial additional funding and is prone to the risks of failure inherent in drug development. Yumanity cannot provide you any assurance that Yumanity will be able to successfully identify or acquire additional product candidates, advance any of these additional product candidates through the development process, successfully commercialize any such additional product candidates, if approved, or assemble sufficient resources to identify, acquire, develop or, if approved, commercialize additional product candidates. If Yumanity is unable to successfully identify, acquire, develop, and commercialize additional product candidates, its commercial opportunity may be limited.

Yumanity may not be able to conduct, or contract others to conduct, animal testing in the future, which could harm its research and development activities.

Certain laws and regulations relating to drug development require Yumanity to test its product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, Yumanity’s research and development activities may be interrupted or delayed.

Yumanity has concentrated its research and development efforts on the treatment of neurodegenerative diseases, a field that has seen limited success in drug development. Further, its product candidates are based on new approaches and novel technology, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval.

Yumanity has focused its research and development efforts on addressing neurodegenerative diseases, including Parkinson’s disease, ALS and Alzheimer’s disease. Efforts by biopharmaceutical companies in the field of neurodegenerative diseases have seen limited successes in drug development. There are few effective therapeutic options available for patients with Parkinson’s disease, ALS or Alzheimer’s disease. Yumanity’s future success is highly dependent on the successful development of its discovery engine platform technology and its product candidates for treating neurodegenerative diseases. Developing and, if approved, commercializing its product candidates for treatment of neurodegenerative diseases subjects Yumanity to a number of challenges, including engineering product candidates and obtaining regulatory approval from the FDA and other regulatory authorities who have only a limited set of precedents to rely on.

Yumanity’s approach is centered on the key insight that human protein misfolding, a phenomenon at the root of virtually all neurodegenerative diseases, can be modeled effectively in yeast cells. Discoveries from the yeast system are then translated to diseased human cell lines created by adult stem cells using induced pluripotent stem cell technology (“iPSC”). This strategy may not prove to be successful. Yumanity cannot be sure that its approach will yield satisfactory therapeutic products that are safe and effective, scalable, or profitable.

Moreover, public perception of drug safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in clinical trials, or if approved, of physicians to prescribe Yumanity’s products.

Yumanity may encounter difficulties in enrolling subjects in its clinical trials, thereby delaying or preventing development of its product candidates.

There is no precise method of establishing the actual number of people with neurodegenerative diseases in any geography over any time period. It is estimated that more than 60 million people worldwide suffer from neurodegenerative diseases. If the actual number of people with neurodegenerative diseases is lower than Yumanity believes, Yumanity may experience difficulty in enrolling subjects in its clinical trials, thereby delaying development of its product candidates. Furthermore, Yumanity may experience difficulties in subject enrollment in its clinical trials for a variety of other reasons, including:

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the subject eligibility criteria defined in the protocol, including biomarker-driven identification and/or certain highly-specific criteria related to stage of disease progression, which may limit the patient populations eligible for its clinical trials to a greater extent than competing clinical trials for the same indication that do not have biomarker-driven patient eligibility criteria;

•	eligibility requirements mandated by regulatory agencies which may limit the number of eligible patients in a given disorder;

•	the size of the study population required for analysis of the study’s primary endpoints;

•	the proximity of subjects to a study site;

•	the design of the study;

•	its use of academic sites, which may be less accustomed to running clinical trials and managing enrollment;

•	public perception of drug safety issues;

•	its ability to recruit clinical study investigators with the appropriate competencies and experience;

•	competing clinical trials for similar therapies or targeting patient populations meeting its patient eligibility criteria;

•	clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available therapies and product candidates;

•	its ability to obtain and maintain patient consents;

•	the risk that subjects enrolled in clinical trials will not complete such studies, for any reason; and

•	the impact of the COVID-19 pandemic on patient enrollment and retention.

Yumanity’s clinical trials may fail to demonstrate adequate safety and efficacy of its product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of its product candidates, Yumanity must, among other requirements, demonstrate through lengthy, complex, and expensive preclinical studies and clinical trials that its product candidates are both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies of Yumanity’s product candidates may not be predictive of the results of early-stage or later-stage clinical trials, and results of early-stage clinical trials of its product candidates may not be predictive of the results of later-stage clinical trials. The results of clinical trials in one set of subjects or disease indications may not be predictive of those obtained in another. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in study procedures set forth in protocols, differences in the size and type of the patient populations, changes in and lack of adherence to the dosing regimen and other clinical study protocols, and the rate of dropout among clinical study participants. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in later-stage clinical trials due to lack of efficacy or safety issues, notwithstanding promising results in early-stage studies. This is particularly true in neurodegenerative diseases, where failure rates historically have been higher than in other disease areas. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

Yumanity has limited experience in designing clinical trials and may be unable to design and execute a clinical study to support marketing approval. Yumanity cannot be certain that its current clinical trials or any other future clinical trials will be successful. Additionally, any safety concerns observed in any one of its clinical trials in its targeted indications could limit the prospects for regulatory approval of its product candidates in those, and other indications, which could have a material adverse effect on its business, financial condition, and results of operations.

In addition, even if such clinical trials are successfully completed, Yumanity cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as Yumanity does, and more studies could be required before Yumanity submits its product candidates for approval. To the extent that the results of the studies are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, Yumanity may be required to expend significant resources, which may not be available to it, to conduct additional studies in support of potential approval of its product candidates. Even if regulatory approval is secured for any of its product candidates, the terms of such approval may limit the scope and use of its product candidates, which may also limit their commercial potential.

Yumanity’s product candidates may cause serious adverse events or other undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Serious adverse events or other undesirable side effects caused by its product candidates could cause Yumanity or regulatory authorities to interrupt, delay, or halt clinical trials, and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.

Further, clinical trials by their nature utilize a sample of the potential patient population for a limited duration of exposure. Rare and severe side effects of a product candidate may only be uncovered with a significantly larger number of patients exposed to the product candidate. If its product candidates receive marketing approval and Yumanity or others identify undesirable side effects caused by such product candidates (or any other similar products) after such approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may suspend, withdraw, or limit their approval of such products;

•	regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contraindication;

•	Yumanity may be required to change the way such products are distributed or administered;

•	Yumanity may be required to conduct additional post-marketing studies and surveillance;

•	Yumanity may be required to implement a risk evaluation and mitigation strategy (“REMS”), or create a medication guide outlining the risks of such side effects for distribution to patients;

•	Yumanity may be subject to regulatory investigations and government enforcement actions;

•	subjects in a clinical study may experience severe or unexpected drug-related side effects;

•	Yumanity may decide, or regulatory authorities may require it, to conduct additional clinical trials or abandon product development programs;

•	Yumanity may decide to remove such products from the marketplace;

•	Yumanity could be sued and held liable for injury caused to individuals exposed to or taking its products;

•	the product may become less competitive; and

•	its reputation may suffer.

Any of these events could prevent Yumanity from achieving or maintaining market acceptance of the affected product candidates, could substantially increase the costs of commercializing its product candidates, and could significantly impact its ability to successfully commercialize its product candidates and generate revenues.

Failures or delays in the commencement or completion of, or ambiguous or negative results from, its planned clinical trials of its product candidates could result in increased costs to Yumanity and could delay, prevent, or limit its ability to generate revenue and continue its business.

Yumanity does not know whether any of its planned clinical trials will begin or be completed on schedule, if at all, as the commencement and completion of clinical trials can be delayed or prevented for a number of reasons, including, among others:

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the FDA or other regulatory bodies may not authorize Yumanity or its investigators to commence its planned clinical trials or any other clinical trials Yumanity may initiate, or may suspend its clinical trials, for example, through imposition of a clinical hold;

•	delays in filing or receiving approvals of additional investigational new drug (“IND”) applications that may be required;

•	lack of adequate funding to continue its clinical trials and preclinical studies;

•	negative results from its ongoing preclinical studies and clinical trials;

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delays in reaching or failing to reach agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and study sites;

•	inadequate quantity or quality of a product candidate or other materials necessary to conduct clinical trials, for example delays in the manufacturing of sufficient supply of finished drug product;

•	difficulties obtaining ethics committee or Institutional Review Board (“IRB”) approval to conduct a clinical study at a prospective site or sites;

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challenges in recruiting and enrolling subjects to participate in clinical trials, the proximity of subjects to study sites, eligibility criteria for the clinical study, the nature of the clinical study protocol, the availability of approved effective treatments for the relevant disease, and competition from other clinical study programs for similar indications;

•	severe or unexpected drug-related side effects experienced by subjects in a clinical study;

•	Yumanity may decide, or regulatory authorities may require it, to conduct additional clinical trials or abandon product development programs;

•	delays in validating, or inability to validate, any endpoints utilized in a clinical study;

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the FDA may disagree with its clinical study design and its interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for its clinical trials;

•	reports from preclinical or clinical testing of other alpha-synuclein-dependent therapies that raise safety or efficacy concerns; and

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difficulties retaining subjects who have enrolled in a clinical study but may be prone to withdraw due to rigors of the clinical trial, lack of efficacy, side effects, personal issues, or loss of interest.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical study may be suspended or terminated by Yumanity, the FDA, the IRBs at the sites where the IRBs are overseeing a clinical study, a data and safety monitoring board (“DSMB”) overseeing the clinical study at issue or other regulatory authorities due to a number of factors, including, among others:

•	failure to conduct the clinical study in accordance with regulatory requirements or its clinical protocols;

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inspection of the clinical study operations or study sites by the FDA or other regulatory authorities that reveals deficiencies or violations that require Yumanity to undertake corrective action, including in response to the imposition of a clinical hold;

•	unforeseen safety issues, including any that could be identified in its ongoing preclinical studies or clinical trials, adverse side effects or lack of effectiveness;

•	changes in government regulations or administrative actions;

•	problems with clinical supply materials; and

•	lack of adequate funding to continue clinical trials.

Changes in regulatory requirements, FDA guidance, or unanticipated events during Yumanity’s preclinical studies and clinical trials of its product candidates may occur, which may result in changes to preclinical or clinical study protocols or additional preclinical or clinical study requirements, which could result in increased costs to Yumanity and could delay its development timeline.

Changes in regulatory requirements, FDA guidance, or unanticipated events during its preclinical studies and clinical trials may force Yumanity to amend preclinical studies and clinical trial protocols or the FDA may impose additional preclinical studies and clinical trial requirements. Amendments or changes to its clinical study protocols would require resubmission to the FDA and IRBs for review and approval, which may adversely impact the cost, timing, or successful completion of clinical trials. Similarly, amendments to its preclinical studies may adversely impact the cost, timing, or successful completion of those preclinical studies. If Yumanity experiences delays completing, or if Yumanity terminates, any of its preclinical studies or clinical trials, or if Yumanity is required to conduct additional preclinical studies or clinical trials, the commercial prospects for its product candidates may be harmed and its ability to generate product revenue will be delayed.

If, in the future, Yumanity is unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any product candidates Yumanity may develop, Yumanity may not be successful in commercializing those product candidates if and when they are approved.

Yumanity does not currently have an infrastructure for the sales, marketing, and distribution of pharmaceutical products. In order to market its product candidates, if approved by the FDA or any other regulatory body, Yumanity must build its sales, marketing, managerial, and other non-technical capabilities, or make arrangements with third parties to perform these services. There are risks involved with both establishing its own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which Yumanity recruits a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, Yumanity would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and its investment would be lost if Yumanity cannot retain or reposition its commercialization personnel.

If Yumanity enters into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, its product revenue or the profitability of product revenue may be lower than if Yumanity were to market and sell any products Yumanity may develop itself. In addition, Yumanity may not be successful in entering into arrangements with third parties to commercialize its product candidates or may be unable to do so on terms that are favorable to us. Yumanity may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Yumanity does not establish commercialization capabilities successfully, either on its own or in collaboration with third parties, Yumanity will not be successful in commercializing its product candidates if approved.

If Yumanity is unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, or if Yumanity is unable to do so on commercially reasonable terms, its business, results of operations, financial condition, and prospects will be materially adversely affected.

Even if Yumanity receives marketing approval for its product candidates, its product candidates may not achieve broad market acceptance by physicians, patients, healthcare payors, or others in the medical community, which would limit the revenue that Yumanity generate from their sales.

The commercial success of its product candidates, if approved by the FDA or other applicable regulatory authorities, will depend upon the awareness and acceptance of its product candidates among the medical community, including physicians, patients, and healthcare payors. If any of its product candidates are approved but do not achieve an adequate level of acceptance by physicians, patients, healthcare payors, and others in the medical community, Yumanity may not generate sufficient revenue to become or remain profitable. Market acceptance of its product candidates, if approved, will depend on a number of factors, including, among others:

•	the safety, efficacy, and other potential advantages of its approved product candidates compared to other available therapies;

•	limitations or warnings contained in the labeling approved for its product candidates by the FDA or other applicable regulatory authorities;

•	any restrictions on the use of its products together with other medications;

•	the prevalence and severity of any adverse effects associated with its products;

•	inability of certain types of patients to take its products;

•	the clinical indications for which its product candidates are approved;

•	availability of alternative treatments already approved or expected to be commercially launched in the near future;

•	the potential and perceived advantages of its approved product candidates over current treatment options or alternative treatments, including future alternative treatments;

•	the size of the target patient population, and the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	publicity concerning its products or competing products and treatments;

•	pricing and cost effectiveness;

•	the effectiveness of its sales and marketing strategies;

•	its ability to increase awareness of its products through sales and marketing efforts;

•	its ability to obtain sufficient third-party payor coverage or reimbursement; or

•	the willingness of patients to pay out-of-pocket in the absence of third-party payor coverage.

If its product candidates are approved but do not achieve an adequate level of acceptance by patients, physicians, and payors, Yumanity may not generate sufficient revenue from its approved product candidates to become or remain profitable. Before granting reimbursement approval, healthcare payors may require Yumanity to demonstrate that its product candidates, in addition to treating these target indications, also provide incremental health benefits to patients. Its efforts to educate the medical community and third-party payors about the benefits of its product candidates may require significant resources and may never be successful.

Yumanity faces significant competition in an environment of rapid technological and scientific change, and there is a possibility that its competitors may achieve regulatory approval before it does or develop therapies that are safer, more advanced, or more effective, which may negatively impact its ability to successfully market or commercialize any product candidates Yumanity may develop and ultimately harm its financial condition.

The development and commercialization of new drug products is highly competitive. Moreover, the neurodegenerative field is characterized by strong and increasing competition, with a strong emphasis on intellectual property. Yumanity may face competition with respect to any product candidates that Yumanity seeks to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

There are a number of large pharmaceutical and biotechnology companies that are currently pursuing the development of products for the treatment of the neurodegenerative disease indications for which Yumanity has research programs, including Parkinson’s disease, ALS and Alzheimer’s disease. Companies that Yumanity is aware of are developing therapeutics in the neurodegenerative disease area include large companies with significant financial resources, such as AbbVie, AstraZeneca, Biogen, Bristol-Myers Squibb, Lilly, GlaxoSmithKline, Johnson & Johnson, Novartis, Roche, Sanofi, and Takeda. In addition to competition from other companies targeting neurodegenerative indications, any products Yumanity may develop may also face competition from other types of therapies, such as gene-editing therapies.

Many of its current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than Yumanity does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Yumanity in recruiting and retaining qualified scientific and management personnel and establishing clinical study sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs. Its commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that Yumanity may develop. Furthermore, currently approved products could be discovered to have application for treatment of neurodegenerative disease indications, which could give such products significant regulatory and market timing advantages over any of its product candidates. Its competitors also may obtain FDA or other regulatory approval for their products more rapidly than Yumanity may obtain approval for its product candidates and may obtain orphan product exclusivity from the FDA for indications its product candidates are targeting, which could result in its competitors establishing a strong market position before Yumanity is able to enter the market. Additionally, products or technologies developed by its competitors may render its potential product candidates uneconomical or obsolete, and Yumanity may not be successful in marketing any product candidates Yumanity may develop against competitors.

In addition, Yumanity could face litigation or other proceedings with respect to the scope, ownership, validity and/or enforceability of its patents relating to its competitors’ products and its competitors may allege that its products infringe, misappropriate, or otherwise violate their intellectual property. The availability of its competitors’ products could limit the demand, and the price Yumanity is able to charge, for any products that Yumanity may develop and commercialize. See “Risks Related to Yumanity’s Intellectual Property Rights.”

The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases could seriously harm Yumanity’s research, development and potential future commercialization efforts, increase Yumanity’s costs and expenses and have a material adverse effect on Yumanity’s business, financial condition and results of operations.

Broad-based business or economic disruptions could adversely affect Yumanity’s ongoing or planned research and development activities. For example, in December 2019, an outbreak of a novel strain of coronavirus originated in Wuhan, China, and has since spread to a number of other countries, including the United States. To date, the COVID-19 pandemic has caused significant disruptions to the U.S. and global economy and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak is continually evolving and, as additional cases of the virus are identified, many countries, including the U.S., have reacted by instituting quarantines, restrictions on travel and mandatory closures of businesses. Certain states and cities, including where Yumanity or the third parties with whom it engages operate, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, restrictions on types of business that may continue to operate, and/or restrictions on the types of construction projects that may continue.

The extent to which COVID-19 may impact Yumanity’s preclinical studies or clinical trial operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, the severity of COVID-19, or the effectiveness of actions to contain and treat COVID-19. The continued spread of COVID-19 globally could adversely impact Yumanity’s preclinical studies or clinical trial operations in the United States, including Yumanity’s ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. COVID-19 may also affect employees of third-party CROs located in affected geographies that Yumanity relies upon to carry out its clinical trials. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of Yumanity’s current product candidates and any future product candidates could cause costly delays to clinical trial activities, which could adversely affect Yumanity’s ability to obtain regulatory approval for and to commercialize its current product candidate and any future product candidates, increase its operating expenses, and have a material adverse effect on its financial results.

Further, the COVID-19 outbreak caused delays in Yumanity’s Phase 1 single ascending dose trial of YTX-7739 and may cause delays in Yumanity’s other clinical trials, including delays in enrollment, due to diversion or prioritization of trial site resources away from the conduct of clinical trials and toward the COVID-19 pandemic. Key clinical trial activities, such as site monitoring, may be interrupted due to restrictions in travel, and some patients may be unwilling to enroll in Yumanity’s trials or be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services, which would delay Yumanity’s ability to conduct clinical trials or release clinical trial results. The spread of COVID-19, or another infectious disease, could also negatively affect the operations at Yumanity’s third-party manufacturers, which could result in delays or disruptions in the supply of Yumanity’s current product candidates and any future product candidates. In addition, Yumanity may take temporary precautionary measures intended to help minimize the risk of the virus to its employees, including temporarily requiring all employees to work remotely, suspending all non-essential travel worldwide for its employees, and discouraging employee attendance at industry events and in-person work-related meetings, which could negatively affect Yumanity’s business.

Yumanity cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If Yumanity or any of the third parties with whom it engages, however, were to experience shutdowns or other business disruptions, Yumanity’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on its business and its results of operation and financial condition.

Risks Related to Yumanity’s Regulatory Approval and Other Legal Compliance Matters

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If Yumanity is ultimately unable to obtain regulatory approval for its product candidates, Yumanity will be unable to generate product revenue and its business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity, and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that its data are insufficient for approval and require additional preclinical, clinical or other studies. Moreover, the FDA or other regulatory authorities may fail to clear or approve companion diagnostics that Yumanity contemplates using with its therapeutic product candidates. Yumanity has not submitted for, or obtained regulatory approval for any product candidate, and it is possible that none of its existing product candidates or any product candidates Yumanity may seek to develop in the future will ever obtain regulatory approval.

Applications for its product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design, implementation, or results of its clinical trials;

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the FDA or comparable foreign regulatory authorities may determine that its product candidates are not safe and effective, only moderately effective, or have undesirable or unintended side effects, toxicities, or other characteristics that preclude its obtaining marketing approval or prevent or limit commercial use;

•	the population studied in the clinical program may not be sufficiently broad or representative to assure efficacy and safety in the full population for which Yumanity seek approval;

•	the FDA or comparable foreign regulatory authorities may disagree with its interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of its product candidates may not be sufficient to support the submission of an NDA or other submission, or to obtain regulatory approval in the United States or elsewhere;

•	Yumanity may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

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the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which Yumanity contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in Yumanity’s failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations, and prospects.

Even if Yumanity obtains regulatory approval for its product candidates, its products will remain subject to extensive regulatory scrutiny.

Even if Yumanity receives marketing approval for its product candidates, regulatory authorities may still impose significant restrictions on its product candidates, indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies. If any of its product candidates are approved, they will be subject to ongoing regulatory requirements, including for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-marketing information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA and comparable foreign regulatory authorities, including, for example, ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practice (“cGMP”) regulations. As such, Yumanity and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any new drug application (“NDA”) or comparable marketing approval. Accordingly, Yumanity and others with whom Yumanity works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

The FDA has significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug. The FDA also has the authority to require, as part of an NDA or post-approval, the submission of a REMS. Any REMS required by the FDA may lead to increased costs to assure compliance with new post-approval regulatory requirements and potential requirements or restrictions on the sale of approved products, all of which could lead to lower sales volume and revenue.

Any regulatory approvals that Yumanity receives for its product candidates will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including the requirement to implement a REMS), or contain requirements for potentially costly post-marketing testing. Yumanity will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. The FDA and other agencies, including the U.S. Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed, and distributed only for the approved indications and in accordance with the provisions of the approved labeling. Yumanity will have to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, Yumanity may not promote its products for indications or uses for which they do not have approval. The holder of an approved NDA or comparable marketing approval must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. Yumanity could also be asked to conduct post-marketing studies or clinical trials to verify the safety and efficacy of its products in general or in specific patient subsets.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If Yumanity fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning or untitled letters that would result in adverse publicity;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approvals;

•	suspend any of its ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by Yumanity;

•	impose restrictions on its operations, including closing its contract manufacturers’ facilities;

•	seize or detain products; or

•	request that Yumanity initiate a product recall.

Any government investigation of alleged violations of law could require Yumanity to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect its ability to commercialize and generate revenue from its products, if approved. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of the company and its operating results will be adversely affected.

Yumanity is subject to healthcare laws and regulations, which could expose Yumanity to criminal sanctions, civil penalties, contractual damages, reputational harm, and diminished profits and future earnings.

Although Yumanity does not currently have any products on the market, if Yumanity obtains FDA approval for any of its product candidates and begins commercializing its products, Yumanity may be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which Yumanity conducts its business. Healthcare providers, physicians, third-party payors, and others play a primary role in the recommendation and prescription of its product candidates, if approved. Its future arrangements with third-party payors will expose Yumanity to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Yumanity markets, sells, and distributes its product candidates, if Yumanity obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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the federal Anti-Kickback Statute (“AKS”) prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order, or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. A person or entity does not need to have actual knowledge of the federal AKS or specific intent to violate it to have committed a violation. The AKS has been interpreted to apply to arrangements between biopharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other;

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the federal False Claims Act imposes criminal and civil penalties, including those from civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. When an entity is determined to have violated the False Claims Act, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false or fraudulent statements relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information on health plans, healthcare clearing houses, and certain healthcare providers and their business associates, defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

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the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact, or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

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the federal transparency requirements, sometimes referred to as the “Sunshine Act,” under the Patient Protection and Affordable Care Act (the “ACA”) require manufacturers of drugs, devices, biologics, and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the CMS information related to payments and other transfers of value to physicians, as defined by the law, and teaching hospitals and physician ownership and investment interests, and requires applicable manufacturers and group purchasing organizations to report annually the ownership and investment interests held by such physicians and their immediate family members and payments or other “transfers of value” to such physician owners. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners; and

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analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and drug pricing.

Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Ensuring that Yumanity’s internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that its business practices do not comply with current or future statutes, regulations, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If its operations, including anticipated activities to be conducted by its sales team, were found to be in violation of any of these laws or any other governmental regulations that may apply to us, Yumanity may be subject to significant civil, criminal, and administrative penalties, damages, fines, and exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of its operations, any of which could substantially disrupt its operations. If any of the physicians or other providers or entities with whom Yumanity expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including exclusions from government funded healthcare programs.

If any of Yumanity’s product candidates obtain regulatory approval, additional competitors could enter the market with generic or other versions of such drugs, which may result in a material decline in sales of affected products.

Under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) a pharmaceutical manufacturer may file an abbreviated new drug application (“ANDA”) seeking approval of a generic copy of an approved, small-molecule innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit an NDA under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act that references the FDA’s prior approval of the small-molecule innovator product. A 505(b)(2) NDA product may be for a new or improved version of the original innovator product. The Hatch-Waxman Act also provides for certain periods of regulatory exclusivity, which preclude FDA approval (or in some circumstances, FDA filing and reviewing) of an ANDA or 505(b)(2) NDA. For example, a drug that is granted regulatory approval may be eligible for five years of marketing exclusivity in the United States following regulatory approval if that drug is classified as a new chemical entity (“NCE”). A drug can be classified as a NCE if the FDA has not previously approved any other drug containing the same active moiety.

In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the drug, which would be listed with the product in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” known as the “Orange Book.” If there are patents listed in the Orange Book, a generic or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include in the ANDA or 505(b)(2) NDA a “Paragraph IV certification,” challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Appropriate notice of the certification must be given to the innovator, too, and if within 45 days of receiving such notice the innovator sues to protect its patents, approval of the ANDA or 505(b)(2) is stayed for 30 months, or as lengthened or shortened by the court.

Accordingly, if any of Yumanity’s product candidates are approved, competitors could file ANDAs for generic versions of its small-molecule drug products or 505(b)(2) NDAs that reference its small-molecule drug products, respectively. If there are patents listed for its small-molecule drug products in the Orange Book, those ANDAs and 505(b)(2) NDAs would be required to include a certification as to each listed patent indicating whether the ANDA or 505(b)(2) NDA applicant does or does not intend to challenge the patent. Yumanity cannot predict which, if any, patents in its current portfolio or patents Yumanity may obtain in the future will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether Yumanity would sue on any such patents, or the outcome of any such suit.

Yumanity may not be successful in securing or maintaining proprietary patent protection for products and technologies Yumanity develops or licenses. Moreover, if any of its owned or in-licensed patents that are listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could immediately face generic competition and its sales would likely decline rapidly and materially. See “Risks Related to Yumanity’s Intellectual Property Rights.”

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If Yumanity is found to have improperly promoted off-label uses, Yumanity may become subject to significant liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as YTX-7739, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. For example, if Yumanity receives marketing approval for YTX-7739 as a treatment for Parkinson’s disease, physicians may nevertheless prescribe YTX-7739 to their patients in a manner that is inconsistent with the approved label. If Yumanity is found to have promoted such off-label uses, Yumanity may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If Yumanity cannot successfully manage the promotion of its product candidates, if approved, Yumanity could become subject to significant liability, which would materially adversely affect its business and financial condition.

Even if approved, reimbursement policies could limit its ability to sell its product candidates.

Sales of Yumanity’s drugs will depend, in part, on the extent to which Yumanity’s drugs will be covered by third-party payors, such as government health programs, commercial insurance, and managed healthcare organizations. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which Yumanity may obtain regulatory approval.

Market acceptance and sales of its product candidates will depend on reimbursement policies and may be affected by healthcare reform measures. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance. Third-party payors decide which drugs they will pay for and establish reimbursement levels. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS. CMS decides whether and to what extent Yumanity’s products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels for those medications. Cost containment is a primary concern in the U.S. healthcare industry and elsewhere. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Yumanity cannot be sure that reimbursement will be available for its product candidates and, if reimbursement is available, the level of such reimbursement. Reimbursement may impact the demand for, or the price of, its product candidates. If reimbursement is not available or is available only at limited levels, Yumanity may not be able to successfully commercialize its product candidates. Limited coverage and less than adequate reimbursement may reduce the demand for, or the price of, any product for which Yumanity obtains regulatory approval.

In some foreign countries, particularly in Canada and European countries, the pricing of prescription pharmaceuticals is subject to strict governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory approval and product launch. To obtain favorable reimbursement for the indications sought or pricing approval in some countries, Yumanity may be required to conduct a clinical study that compares the cost-effectiveness of its product candidates with other available therapies. If reimbursement for its product candidates is unavailable in any country in which Yumanity seeks reimbursement, if it is limited in scope or amount, if it is conditioned upon its completion of additional clinical trials, or if pricing is set at unsatisfactory levels, its operating results could be materially adversely affected.

Recently enacted and future legislation may increase the difficulty and cost for Yumanity to obtain marketing approval of and commercialize its product candidates and affect the prices Yumanity may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of its product candidates, restrict or regulate post-approval activities, and affect its ability to profitably sell any product candidates for which Yumanity obtains marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality, and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, President Obama signed into law the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional health policy reforms.

Among the provisions of the ACA of importance to its product candidates are the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

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expansion of healthcare fraud and abuse laws, including the False Claims Act and the AKS, which include, among other things, new government investigative powers and enhanced penalties for non-compliance;

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a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% in 2019 pursuant to subsequent legislation) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	the requirements under the federal open payments program and its implementing regulations;

•	a requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial, congressional, and executive challenges. As a result, there have been delays in the implementation of, and action taken to repeal or replace, certain aspects of the ACA. The U.S. Supreme Court has upheld certain key aspects of the legislation, including a tax-based shared responsibility payment imposed on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly known as the requirement that all individuals maintain health insurance coverage or pay a penalty, referred to as the “individual mandate.” However, as a result of tax reform legislation passed in late December 2017, the Tax Cuts and Jobs Act of 2017, or the TCJA, the individual mandate has been eliminated effective January 1, 2019. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review the case, although it is unclear when a decision will be made or how the Supreme Court will rule. According to the Congressional Budget Office, the repeal of the individual mandate will cause 13 million fewer Americans to be insured in 2027 and premiums in insurance markets may rise.

Since January 2017, President Trump has signed various Executive Orders designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. One Executive Order directs federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Another Executive Order terminates the cost-sharing subsidies (“CSR”) that reimburse insurers under the ACA. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. In addition, the CMS has recently published a final rule that would give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results. Yumanity continues to evaluate the effect that the ACA and its possible repeal and replacement has on its business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year through 2030. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, these Medicare sequester reductions will be suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Yumanity expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and in additional downward pressure on the price that Yumanity receives for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent Yumanity from being able to generate revenue, attain profitability, or commercialize its products.

Yumanity cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of its product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Yumanity to more stringent labeling and post-marketing testing and other requirements.

It is likely that federal and state legislatures within the United States and foreign governments will continue to consider changes to existing healthcare legislation. Yumanity cannot predict the reform initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified. The continuing efforts of the government, insurance companies, managed care organizations, and other healthcare payors of to contain or reduce costs of healthcare may adversely affect the demand for any product candidates for which Yumanity may obtain regulatory approval, its ability to set a price that Yumanity believes is fair for its products, its ability to obtain coverage and reimbursement approval for a product, its ability to generate revenue and achieve or maintain profitability; and the level of taxes that Yumanity is required to pay.

Yumanity’s future growth may depend, in part, on its ability to commercialize its product candidates in foreign markets, where Yumanity would be subject to additional regulatory burdens and other risks and uncertainties.

Its future profitability may depend, in part, on its ability to commercialize its product candidates in foreign markets for which Yumanity may rely on collaboration with third parties. If Yumanity commercializes its product candidates in foreign markets, Yumanity would be subject to additional risks and uncertainties, including:

•	its customers’ ability to obtain reimbursement for its product candidates in foreign markets;

•	its inability to directly control commercial activities because Yumanity is relying on third parties;

•	the burden of complying with complex and changing foreign regulatory, tax, accounting, and legal requirements;

•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	the existence of additional potentially relevant third-party intellectual property rights;

•	foreign currency exchange rate fluctuations; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of its product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions, and changes in tariffs.

Obtaining and maintaining regulatory approval of Yumanity’s product candidates in one jurisdiction does not mean that Yumanity will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

In order to market any product outside of the United States, however, Yumanity must establish and comply with the numerous and varying safety, efficacy, and other regulatory requirements of other countries. Obtaining and maintaining regulatory approval of its product candidates in one jurisdiction does not guarantee that Yumanity will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or other comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the

United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. The marketing approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States, as well as other risks. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Yumanity intends to charge for its products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for Yumanity and could delay or prevent the introduction of its products in certain countries. Failure to obtain marketing approval in other countries or any delay or other setback in obtaining such approval would impair its ability to market its product candidates in such foreign markets. Any such impairment would reduce the size of its potential market, which could have a material adverse impact on its business, results of operations, and prospects.

Yumanity’s employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Yumanity is exposed to the risk of fraud, misconduct, or other illegal activity by its employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless, and negligent conduct that fails to: comply with the laws of the FDA and other comparable foreign regulatory authorities; provide true, complete and accurate information to the FDA and other comparable foreign regulatory authorities; comply with manufacturing standards Yumanity has established; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. If Yumanity obtains FDA approval of any of its product candidates and begins commercializing those products in the United States, its potential exposure under such laws will increase significantly, and its costs associated with compliance with such laws are also likely to increase. In particular, sales, marketing, and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales and commission, certain customer incentive programs, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to its reputation. Yumanity has adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions Yumanity take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Yumanity from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and Yumanity is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.

If Yumanity or any contract manufacturers and suppliers Yumanity engages fails to comply with environmental, health, and safety laws and regulations, Yumanity could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

Yumanity and any contract manufacturers and suppliers Yumanity engages are subject to numerous federal, state, and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment, and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. Under certain environmental laws, Yumanity could be held responsible for costs relating to any contamination at its current or past facilities and at third-party facilities. Yumanity also could incur significant costs associated with civil or criminal fines and penalties.

Yumanity could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) and other worldwide anti-bribery laws.

Its business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which Yumanity operates, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Its business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the healthcare providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, its dealings with these prescribers and purchasers are subject to regulation under the FCPA. Recently the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of its employees, agents, contractors, or collaborators, or those of its affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, its officers, or its employees, the closing down of its facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of its business. Any such violations could include prohibitions on its ability to offer its products in one or more countries and could materially damage its reputation, its brand, its international expansion efforts, its ability to attract and retain employees, and its business, prospects, operating results, and financial condition.

Risks Related to Yumanity’s Reliance on Third Parties

Yumanity depends on its collaboration with Merck and may in the future depend on other collaborations with third parties for the research, development and commercialization of certain of the product candidates Yumanity may develop. If any such collaborations are not successful, Yumanity may not be able to realize the market potential of those product candidates.

Yumanity has entered into a collaboration agreement with Merck and may seek other third-party collaborators for the research, development, and commercialization of certain of the product candidates Yumanity may develop. Its likely collaborators for any other collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, biotechnology companies and academic institutions. Under its collaboration with Merck, Yumanity has, and if Yumanity enters into any such arrangements with any other third parties, Yumanity will likely have, shared or limited control over the amount and timing of resources that its collaborators dedicate to the development or potential commercialization of any product candidates Yumanity may seek to develop with them. Yumanity’s ability to generate revenue from these arrangements with commercial entities will depend on its collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Yumanity cannot predict the success of any collaboration that Yumanity enters into.

Collaborations involving its research programs, or any product candidates Yumanity may develop, pose the following risks to Yumanity:

•	collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•

collaborators may not properly obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to its product candidates or research programs or may use its proprietary information in such a way as to expose Yumanity to potential litigation or other intellectual property related proceedings, including proceedings challenging the scope, ownership, validity and enforceability of its intellectual property;

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collaborators may own or co-own intellectual property covering its product candidates or research programs that results from its collaboration with them, and in such cases, Yumanity may not have the exclusive right to commercialize such intellectual property or such product candidates or research programs;

•	Yumanity may need the cooperation of its collaborators to enforce or defend any intellectual property Yumanity contribute to or that arises out of its collaborations, which may not be provided to us;

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disputes may arise between the collaborators and Yumanity that result in the delay or termination of the research, development, or commercialization of its product candidates or research programs or that result in costly litigation or arbitration that diverts management attention and resources;

•

collaborators may decide to not pursue development and commercialization of any product candidates Yumanity develops or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials, or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with its product candidates or research programs if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Yumanity’s;

•	collaborators with marketing and distribution rights to one or more product candidates may not commit sufficient resources to the marketing and distribution of such product candidates;

•	Yumanity may lose certain valuable rights under circumstances identified in its collaborations, including if Yumanity undergoes a change of control;

•	collaborators may undergo a change of control and the new owners may decide to take the collaboration in a direction which is not in its best interest;

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collaborators may become bankrupt, which may significantly delay its research or development programs, or may cause Yumanity to lose access to valuable technology, know-how or intellectual property of the collaborator relating to its products, product candidates or research programs;

•	key personnel at its collaborators may leave, which could negatively impact its ability to productively work with its collaborators;

•	collaborations may require Yumanity to incur short and long-term expenditures, issue securities that dilute its stockholders, or disrupt its management and business;

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collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates or its discovery engine platform; and

•

collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If a present or future collaborator of Yumanity were to be involved in a business combination, the continued pursuit and emphasis on its development or commercialization program under such collaboration could be delayed, diminished, or terminated.

Yumanity may face significant competition in seeking appropriate collaborations. Recent business combinations among biotechnology and pharmaceutical companies have resulted in a reduced number of potential collaborators. In addition, the negotiation process is time-consuming and complex, and Yumanity may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Yumanity is unable to do so,

Yumanity may have to curtail the development of the product candidate for which Yumanity is seeking to collaborate, reduce or delay its development program or one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Yumanity elects to increase its expenditures to fund development or commercialization activities on its own, Yumanity may need to obtain additional capital, which may not be available to it on acceptable terms or at all. If Yumanity does not have sufficient funds, Yumanity may not be able to further develop product candidates or bring them to market and generate product revenue.

Under its collaboration with Merck, and if Yumanity enters into other collaborations to develop and potentially commercialize any product candidates, Yumanity may not be able to realize the benefit of such transactions if Yumanity or its collaborator elects not to exercise the rights granted under the agreement or if Yumanity or its collaborator are unable to successfully integrate a product candidate into existing operations and company culture. In addition, if Yumanity’s agreement with any of its collaborators terminates, its access to technology and intellectual property licensed to Yumanity by that collaborator may be restricted or terminate entirely, which may delay its continued development of its product candidates utilizing the collaborator’s technology or intellectual property or require Yumanity to stop development of those product candidates completely. Yumanity may also find it more difficult to find a suitable replacement collaborator or attract new collaborators, and its development programs may be delayed or the perception of Yumanity in the business and financial communities could be adversely affected. Many of the risks relating to product development, regulatory approval, and commercialization described in this “Risk Factors” section also applies to the activities of its collaborators and any negative impact on its collaborators may adversely affect Yumanity.

Yumanity’s drug development programs and the potential commercialization of its product candidates will require substantial additional cash to fund expenses. For some of its product candidates, Yumanity may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates, such as those that may result from its collaboration with Merck.

Whether Yumanity reaches a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical studies, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to its ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Yumanity for its product candidate. The terms of any collaborations or other arrangements that Yumanity may establish may not be favorable to it.

In addition, Yumanity’s collaboration with Merck and any future collaborations that Yumanity enters into may not be successful. The success of its collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Termination of Yumanity’s collaboration with Merck or any such termination or expiration of future collaborations would adversely affect Yumanity financially and could harm its business reputation.

Yumanity relies, and expects to continue to rely, on third parties to conduct any preclinical studies and clinical trials for its product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Yumanity may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

Yumanity does not have the ability to independently conduct preclinical studies and clinical trials. Yumanity relies on medical institutions, clinical investigators, contract laboratories, and other third parties, such as CROs, to conduct preclinical studies and clinical trials on its product candidates. Yumanity enters into agreements with third-party CROs to provide monitors for and to manage data for its ongoing clinical trials. Yumanity will rely heavily on these parties for execution of clinical trials for its product candidates and control only certain aspects of their activities. As a result, Yumanity will have less direct control over the conduct, timing, and completion of these clinical trials and the management of data developed through clinical trials than would be the case if Yumanity were relying entirely upon its own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•	have staffing difficulties;

•	fail to comply with contractual obligations;

•	experience regulatory compliance issues;

•	undergo changes in priorities or become financially distressed; or

•	form relationships with other entities, some of which may be its competitors.

These factors may materially adversely affect the willingness or ability of third parties to conduct its clinical trials and may subject Yumanity to unexpected cost increases that are beyond its control. Nevertheless, Yumanity is responsible for ensuring that each of its clinical trials is conducted in accordance with the applicable protocol, legal, regulatory, and scientific requirements and standards, and its reliance on CROs does not relieve Yumanity of its regulatory responsibilities. Yumanity and its CROs are required to comply with regulations and guidelines, including Good Clinical Practices (“GCPs”) for conducting, monitoring, recording, and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the study patients are adequately informed of the potential risks of participating in clinical trials. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical study sponsors, principal investigators and study sites. If Yumanity or its CROs fail to comply with applicable GCPs, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Yumanity to perform additional clinical trials before approving its marketing applications. Yumanity cannot assure you that, upon inspection, the FDA will determine that any of its clinical trials comply with GCPs. In addition, its clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Its failure or the failure of its CROs to comply with these regulations may require Yumanity to repeat clinical trials, which would delay the regulatory approval process and could also subject it to enforcement action up to and including civil and criminal penalties.

Although Yumanity does design its clinical trials for its product candidates, CROs conduct all of the clinical trials. As a result, many important aspects of its drug development programs are outside of its direct control. In addition, the CROs may not perform all of their obligations under arrangements with Yumanity or in compliance with regulatory requirements, but Yumanity remains responsible and is subject to enforcement action that may include civil penalties and criminal prosecution for any violations of FDA laws and regulations during the conduct of its clinical trials. If the CROs do not perform clinical trials in a satisfactory manner, breach their obligations to Yumanity, or fail to comply with regulatory requirements, the development and commercialization of its product candidates may be delayed or its development program materially and irreversibly harmed. Yumanity cannot control the amount and timing of resources these CROs devote to its program or its clinical products. If Yumanity is unable to rely on clinical data collected by its CROs, Yumanity could be required to repeat, extend the duration of, or increase the size of its clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

If any of its relationships with these third-party CROs terminate, Yumanity may not be able to enter into arrangements with alternative CROs. For example, the sponsored research agreement with Northwestern may be terminated by either party upon 60 days’ written notice to the other party. If its collaboration is delayed or terminated or its ability to continue to use the current research space is terminated as a result of conflicts of interest, Yumanity may not be able to continue its planned research projects and related clinical trials on the expected timeline and may need to spend significant time and efforts to secure alternative lab facilities and equipment. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to its clinical protocols, regulatory requirements or for other reasons, any clinical trials such CROs are associated with may be extended, delayed, or terminated, and Yumanity may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, Yumanity believes that its financial results and the commercial prospects for its product candidates in the subject indication would be harmed, its costs could increase and its ability to generate revenue could be delayed.

The manufacture of Yumanity’s product candidates, particularly those that utilize its discovery engine platform, is complex and Yumanity may encounter difficulties in production. If Yumanity or any of its third-party manufacturers encounter such difficulties, or fail to meet rigorously enforced regulatory standards, its ability to provide supply of its product candidates for preclinical studies and clinical trials or its products for patients, if approved, could be delayed or stopped, or Yumanity may be unable to maintain a commercially viable cost structure.

The processes involved in manufacturing its drug product candidates, particularly those that utilize its discovery engine platform, are complex, expensive, highly-regulated, and subject to multiple risks. Further, as product candidates are developed through preclinical studies to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause its product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials.

In addition, the manufacturing process for any products that Yumanity may develop is subject to FDA and other comparable foreign regulatory authority approval processes and continuous oversight, and Yumanity will need to contract with manufacturers who can meet all applicable FDA and foreign regulatory authority requirements, including, for example, complying with cGMPs, on an ongoing basis. If Yumanity or its third-party manufacturers are unable to reliably produce products to specifications acceptable to the FDA or other regulatory authorities, Yumanity may not obtain or maintain the approvals Yumanity needs to commercialize such products. Even if Yumanity obtains regulatory approval for any of its product candidates, there is no assurance that either Yumanity or its contract manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product, or to meet potential future demand. Any of these challenges could delay completion of clinical trials, require bridging clinical trials or the repetition of one or more clinical trials, increase clinical study costs, delay approval of its product candidate, impair commercialization efforts, increase its cost of goods, and have an adverse effect on its business, financial condition, results of operations, and growth prospects.

Yumanity relies completely on third-party suppliers to manufacture its clinical drug supplies for its product candidates, and Yumanity intends to rely on third parties to produce preclinical, clinical, and commercial supplies of any future product candidates.

Yumanity does not currently have, nor does Yumanity plan to acquire, the infrastructure or capability to internally manufacture its clinical drug supply of its product candidates, or any future product candidates, for use in the conduct of its preclinical studies and clinical trials, and Yumanity lacks the internal resources and the capability to manufacture any product candidates on a clinical or commercial scale. The facilities used by its contract manufacturers to manufacture the active pharmaceutical ingredient and final drug product must complete a pre-approval inspection by the FDA and other comparable foreign regulatory agencies to assess compliance with applicable requirements, including cGMPs, after Yumanity submits its NDA or relevant foreign regulatory submission to the applicable regulatory agency.

Yumanity does not control the manufacturing process of, and is completely dependent on, its contract manufacturers to comply with cGMPs for manufacture of both active drug substances and finished drug products. If its contract manufacturers cannot successfully manufacture material that conforms to its specifications and the strict regulatory requirements of the FDA or applicable foreign regulatory agencies, they will not be able to pass a pre-approval inspection or secure and/or maintain regulatory approval for their manufacturing facilities. In addition, Yumanity has no direct control over its contract manufacturers’ ability to maintain adequate quality control, quality assurance, and qualified personnel. Furthermore, all of its contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes its manufacturers to regulatory risks for the production of such materials and products. As a result, failure to satisfy the regulatory requirements for the production of those materials and products may affect the regulatory clearance of its contract manufacturers’ facilities generally. If the FDA or an applicable foreign regulatory agency determines now or in the future that these facilities for the manufacture of its product candidates are noncompliant, Yumanity may need to find alternative manufacturing facilities, which would adversely impact its ability to develop, obtain regulatory approval for or market its product candidates. Its reliance on contract manufacturers also exposes Yumanity to the possibility that they, or third parties with access to their facilities, will have access to and may appropriate its trade secrets or other proprietary information.

Yumanity does not have long-term supply agreements in place with its contractors, and each batch of its product candidates is individually contracted under a quality and supply agreement. If Yumanity engages new contractors, such contractors must complete an inspection by the FDA and other applicable foreign regulatory agencies. Yumanity plans to continue to rely upon contract manufacturers and, potentially, collaboration partners to manufacture commercial quantities of its product candidates, if approved. Its current scale of manufacturing is adequate to support all of its needs for preclinical studies and clinical study supplies.

Risks Related to Yumanity’s Intellectual Property Rights

If Yumanity is unable to adequately protect its proprietary technology, or obtain and maintain issued patents that are sufficient to protect its product candidates, others could compete against Yumanity more directly by developing and commercializing products similar or identical to Yumanity’s, which would have a material adverse impact on its business, results of operations, financial condition, and prospects.

Yumanity’s success will depend significantly on its ability to obtain and maintain patent and other proprietary protection in the United States and other countries for commercially important technology, inventions, and know-how related to its business, defend and enforce its patents, should they issue, preserve the confidentiality of its trade secrets, and operate without infringing the valid and enforceable patents and proprietary rights of third parties. Yumanity strives to protect and enhance the proprietary technologies that Yumanity believes are important to its business, including seeking patents intended to cover its products and compositions, their methods of use, and any other inventions that are important to the development of its business. Yumanity also relies on trade secrets to protect aspects of its business that are not amenable to, or that Yumanity does not consider appropriate for, patent protection.

Yumanity does not currently have any issued patents covering its clinical-stage product candidate YTX-7739. Yumanity cannot provide any assurances that any of its pending patent applications will mature into issued patents in any particular jurisdiction and, if they do, that such patents will include claims with a scope sufficient to protect its product candidates or otherwise provide any competitive advantage. The patent application and approval process is expensive, complex, and time-consuming. Yumanity may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Yumanity will fail to identify patentable aspects of its research and development output in time to obtain patent protection. If Yumanity is unable to obtain or maintain patent protection with respect to any of its proprietary products and technology Yumanity develops, its business, financial condition, results of operations, and prospects could be materially harmed.

If the scope of any patent protection Yumanity obtains is not sufficiently broad, or if Yumanity lose any of its patent protection, its ability to prevent its competitors from commercializing similar or identical technology and product candidates would be adversely affected.

The patent positions of biotechnology and pharmaceutical companies, including its patent position, involve complex legal and factual questions, which in recent years have been the subject of much litigation, and, therefore, the issuance, scope, validity, enforceability, and commercial value of any patent claims that Yumanity may obtain cannot be predicted with certainty. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of its patents or narrow the scope of its patent protection. The laws of some foreign countries do not protect its proprietary rights to the same extent as the laws of the United States, and Yumanity may encounter significant problems in protecting its proprietary rights in these countries.

Patent applications are generally maintained in confidence until publication. In the United States, for example, patent applications are typically maintained in secrecy for up to 18 months after their filing. Similarly, publication of discoveries in scientific or patent literature often lags behind actual discoveries. Consequently, Yumanity cannot be certain that Yumanity were the first to file patent applications on its product candidates. There is also no assurance that all of the potentially relevant prior art relating to its patents and patent applications has been found, which could be used by a third party to challenge the validity of its patents, should they issue, or prevent a patent from issuing from a pending patent application. Any of the foregoing could harm its competitive position, business, financial condition, results of operations, and prospects.

Moreover, its patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented in the United States and abroad. U.S. patents and patent applications may also be subject to interference, derivation, ex parte reexamination, post-grant review, or inter partes review proceedings, supplemental examination and challenges in district court. Patents may also be subjected to opposition, post-grant review, or comparable proceedings lodged in various foreign, both national and regional, patent offices or courts. An adverse determination in any such proceeding could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of the patent or patent application, which could limit its ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of its technology and products. In addition, such proceedings may be costly. Thus, any patents, should they issue, that Yumanity may own or exclusively license may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect its ability to develop, market, or otherwise commercialize its product candidates.

Furthermore, though a patent, if it were to issue, is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide Yumanity with adequate proprietary protection or competitive advantages against competitors with similar products. Even if a patent issues and is held to be valid and enforceable, competitors may be able to design around or circumvent its patents, such as using pre-existing or newly developed technology or products in a non-infringing manner. Other parties may develop and obtain patent protection for more effective technologies, designs, or methods. If these developments were to occur, they could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Its ability to enforce its patent rights depends on its ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. Any litigation to enforce or defend its patent rights, even if Yumanity were to prevail, could be costly and time-consuming and would divert the attention of its management and key personnel from its business operations. Yumanity may not prevail in any lawsuits that Yumanity initiate and the damages or other remedies awarded if Yumanity were to prevail may not be commercially meaningful.

Yumanity will incur significant ongoing expenses in maintaining its patent portfolio. Should Yumanity lack the funds to maintain its patent portfolio or to enforce its rights against infringers, Yumanity could be adversely impacted.

Yumanity may in the future co-own patent rights relating to future product candidates and its discovery engine platform with third parties. Some of its in-licensed patent rights are, and may in the future be, co-owned with third parties. In addition, its licensors may co-own the patent rights Yumanity in-licenses with other third parties with whom Yumanity does not have a direct relationship. Its exclusive rights to certain of these patent rights are dependent, in part, on inter-institutional or other operating agreements between the joint owners of such patent rights, who are not parties to its license agreements. If its licensors do not have exclusive control of the grant of licenses under any such third-party co-owners’ interest in such patent rights or Yumanity is otherwise unable to secure such exclusive rights, such co-owners may be able to license their rights to other third parties, including its competitors, and its competitors could market competing products and technology. In addition, Yumanity may need the cooperation of any such co-owners of its patent rights in order to enforce such patent rights against third parties, and such cooperation may not be provided to it. Any of the foregoing could have a material adverse effect on Yumanity’s competitive position, business, financial conditions, results of operations, and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by Yumanity’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business or permit it to maintain its competitive advantage. For example, Yumanity does not know whether:

•	any of its pending patent applications, if issued, will include claims having a scope sufficient to protect its product candidates or any other products or product candidates;

•	any of its pending patent applications will issue as patents at all;

•	Yumanity will be able to successfully commercialize its product candidates, if approved, before its relevant patents expire;

•	Yumanity will be the first to make the inventions covered by each of its patents and pending patent applications;

•	Yumanity will be the first to file patent applications for these inventions;

•	others will not develop similar or alternative technologies that do not infringe its patents;

•	others will not use pre-existing technology to effectively compete against it;

•	any of its patents, if issued, will be found to ultimately be valid and enforceable;

•	any patents issued to it will provide a basis for an exclusive market for its commercially viable products, will provide it with any competitive advantages or will not be challenged by third parties;

•	Yumanity will develop additional proprietary technologies or product candidates that are separately patentable; or

•	that its commercial activities or products will not infringe upon the patents or proprietary rights of others.

Should any of these events occur, they could have a material adverse effect on Yumanity’s business, financial condition, results of operations and prospects.

If Yumanity fails to comply with its obligations in the agreements under which Yumanity licenses intellectual property rights from third parties or otherwise experience disruptions to its business relationships with its licensors, Yumanity could lose license rights that are important to its business.

Yumanity has entered into license agreements with third parties and may need to obtain additional licenses from others to advance its research or allow commercialization of product candidates Yumanity may develop or its discovery engine platform technology. It is possible that Yumanity may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all. In that event, Yumanity may be required to expend significant time and resources to redesign its technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Yumanity is unable to do so, Yumanity may be unable to develop or commercialize the affected product candidates or continue to utilize its existing discovery engine platform, which could harm its business, financial condition, results of operations, and prospects significantly. Yumanity cannot provide any assurances that third-party patents do not exist which might be enforced against its current technology, including its discovery engine platform technology, manufacturing methods, product candidates, or future methods or products resulting in either an injunction prohibiting its manufacture or future sales, or, with respect to its future sales, an obligation on its part to pay royalties and/or other forms of compensation to third parties, which could be significant.

In addition, each of its license agreements, and Yumanity expects its future agreements, will impose various development, diligence, commercialization, and other obligations on it. Certain of its license agreements also require Yumanity to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. In spite of its efforts, its licensors might conclude that Yumanity has materially breached its obligations under such license agreements and might therefore terminate the license agreements, thereby removing or limiting its ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to Yumanity’s and Yumanity may be required to cease its development and commercialization of certain of its product candidates or of its current discovery engine platform technology. Any of the foregoing could have a material adverse effect on Yumanity’s competitive position, business, financial conditions, results of operations, and prospects.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which its technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under its collaborative development relationships;

•	its diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by its licensors and Yumanity and its partners; and

•	the priority of invention of patented technology.

In addition, the agreements under which Yumanity currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Yumanity believes to be the scope of its rights to the relevant intellectual property or technology, or increase what Yumanity believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Yumanity has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, Yumanity may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on its business, financial conditions, results of operations, and prospects.

If Yumanity is unable to protect the confidentiality of its trade secrets, its business and competitive position may be harmed.

Yumanity may also rely on trade secrets to protect aspects of its business that are not amenable to, or that Yumanity does not consider appropriate for, patent protection. Additionally, Yumanity relies on unpatented know-how, continuing technological innovation to develop, strengthen, and maintain the proprietary and competitive position of its product candidates, which Yumanity seeks to protect, in part, by confidentiality agreements with its employees and its collaborators and consultants. However, trade secrets are difficult to protect. For example, Yumanity may be required to share its trade secrets with third-party licensees, collaborators, consultants, contractors, or other advisors and Yumanity has limited control over the protection of trade secrets used by such third parties. Although Yumanity uses reasonable efforts to protect its trade secrets, including by entering into confidentiality agreements, its employees, consultants, contractors, outside scientific collaborators, and other advisors may unintentionally or willfully disclose its trade secrets and proprietary information to competitors and Yumanity may not have adequate remedies for any such disclosure. Enforcing a claim that a third party illegally obtained and used, disclosed, or misappropriated any of its trade secrets is difficult, expensive, and time-consuming, and the outcome is unpredictable. Furthermore, Yumanity may not obtain these agreements in all circumstances, and the employees and consultants who are parties to these agreements may breach or violate the terms of these agreements, thus Yumanity may not have adequate remedies for any such breach or violation, and Yumanity could lose its trade secrets through such breaches or violations. In addition, trade secret laws in the United States vary, and some U.S. courts as well as courts outside the United States are sometimes less willing or unwilling to protect trade secrets. Moreover, it is possible that technology relevant to its business will be independently developed by a person that is not a party to such an agreement. Further, its trade secrets could otherwise become known or be independently discovered by its competitors or other third parties. Yumanity may not be able to prevent the unauthorized disclosure or use of its technical knowledge or trade secrets by consultants, vendors, former employees, and current employees. If its trade secrets or confidential or proprietary information is divulged to or acquired by third parties, including its competitors, its competitive position in the marketplace, business, financial condition, results of operations, and prospects may be materially adversely affected.

Yumanity may be sued for infringing the intellectual property rights of others, which may be costly and time-consuming and may prevent or delay its product development efforts and stop it from commercializing or increase the costs of commercializing its product candidates, if approved.

Yumanity’s success will depend in part on its ability to operate without infringing, misappropriating, or otherwise violating the intellectual property and proprietary rights of third parties. Yumanity cannot assure you that its business, products, and methods do not or will not infringe the patents or other intellectual property rights of third parties. Yumanity may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to its product candidates and technologies Yumanity uses in its business.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that its product candidates or the use of its technologies infringes or otherwise violates patent claims or other intellectual property rights held by them or that Yumanity is employing their proprietary technology without authorization. As Yumanity continues to develop and, if approved, commercialize its current product candidates and future product candidates, competitors may claim that its technology infringes their intellectual property rights as part of business strategies designed to impede its successful commercialization. There may be third-party patents or patent applications with claims to compositions, materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of its product candidates. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because patent claims can be revised before issuance, third parties may have currently pending patent applications which may later result in issued patents that its product candidates may infringe, or which such third parties claim are infringed by its technologies. If a patent holder believes one or more of its product candidates infringes its patent rights, the patent holder may sue Yumanity even if Yumanity has received patent protection for its technology. Moreover, Yumanity may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom its own patent portfolio may thus have no deterrent effect.

The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Yumanity is sued for patent infringement, Yumanity would need to demonstrate that its product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and Yumanity may not be able to do this. Even if Yumanity is successful in these proceedings, Yumanity may incur substantial costs and the time and attention of its management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on its business and operating results. In addition, Yumanity may not have sufficient resources to bring these actions to a successful conclusion.

Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. If Yumanity is found to infringe a third party’s intellectual property rights, Yumanity could be required to obtain a license from such third party to continue developing and marketing its product candidates and technology. However, Yumanity may not be able to obtain any required license on commercially reasonable terms or at all. Even if Yumanity were to obtain a license, it could be granted on non-exclusive terms, thereby providing its competitors and other third parties access to the same technologies licensed to it. In addition, if any such claim were successfully asserted against Yumanity and it could not obtain such a license, Yumanity may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing its product candidates. Any claim relating to intellectual property infringement that is successfully asserted against it may require Yumanity to pay substantial damages, including treble damages and attorney’s fees if Yumanity is found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if Yumanity is forced to take a license.

Even if Yumanity is successful in these proceedings, Yumanity may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on it. There could also be public announcements of the results of the hearing, motions, or other interim proceedings or developments and if securities analysts or investors perceive those results to be negative, it could cause the price of shares of its common stock to decline. If Yumanity is unable to avoid infringing the patent rights of others, Yumanity may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court, or redesign its products. Patent litigation is costly and time-consuming. Yumanity may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force Yumanity to do one or more of the following:

•	cease developing, selling or otherwise commercializing its product candidates;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

•

in the case of trademark claims, redesign, or rename, some or all of its product candidates to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

Any of these risks coming to fruition could have a material adverse effect on its business, results of operations, financial condition, and prospects.

Yumanity may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Yumanity enters into confidentiality and intellectual property assignment agreements with its employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally provide that inventions conceived by the party in the course of rendering services to Yumanity will be its exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to Yumanity. The assignment of intellectual property rights under these agreements may not be automatic upon the creation of the intellectual property or the assignment agreements may be breached, and Yumanity may be forced to bring claims against third parties, or defend claims that they may bring against it, to determine the ownership of what Yumanity regards as its intellectual property. For example, even if Yumanity has a consulting agreement in place with an academic advisor pursuant to which such academic advisor is required to assign any inventions developed in connection with providing services to it, such academic advisor may not have the right to assign such inventions to Yumanity, as it may conflict with his or her obligations to assign all such intellectual property to his or her employing institution.

Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Yumanity fails in defending any such claims, in addition to paying monetary damages, Yumanity may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on its business. Even if Yumanity is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining Yumanity’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on its owned and in-licensed patents and patent applications are or will be due to be paid to the U.S. Patent and Trademark Office (“USPTO”) in several stages and various government patent agencies outside of the United States over the lifetime of such patents and patent applications and any patent rights Yumanity may own or license in the future. Yumanity has systems in place to remind it to pay these fees, and Yumanity employs outside firms to remind it or its licensors to pay annuity fees due to foreign patent agencies on its foreign patents and pending foreign patent applications. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions over the lifetime of its owned patents and applications. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors or other third parties might be able to enter the market earlier than would otherwise have been the case and this circumstance could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Yumanity may be involved in lawsuits or other proceedings to protect or enforce its intellectual property, which could be expensive, time-consuming, and unsuccessful.

Even if Yumanity’s patent applications are issued, competitors and other third parties may infringe, misappropriate, or otherwise violate its patents and other intellectual property rights. To counter infringement or unauthorized use, Yumanity may be required to file infringement claims, which can be expensive and time-consuming and divert the attention of its management and key personnel from its business operations.

Furthermore, many of its adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Yumanity can. Its ability to enforce its patent rights also depends on its ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product.

In an infringement proceeding, a court may disagree with its allegations and refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question, or may decide that a patent of Yumanity’s is invalid, unenforceable or not infringed. An adverse result in any litigation, defense or post-grant proceedings could result in one or more of its patents being invalidated or interpreted narrowly and could put its patent applications at risk of not issuing. If any of its patents, if and when issued, covering its product candidates are invalidated or found unenforceable, Yumanity’s financial position and results of operations would be materially and adversely impacted. Yumanity may not prevail in any lawsuits that Yumanity initiates and the damages or other remedies awarded if Yumanity were to prevail may not be commercially meaningful.

Interference proceedings provoked by third parties or brought by Yumanity may be necessary to determine the priority of inventions with respect to its patents or patent applications. An unfavorable outcome could require Yumanity to cease using the related technology or to attempt to license rights to it from the prevailing party. Yumanity’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms. Yumanity’s involvement in litigation or interference proceedings may fail and, even if successful, may result in substantial costs, and distract its management and other employees. Yumanity may not be able to prevent infringement, misappropriation of, or other violations of its intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of its common stock. Such litigation or proceedings could substantially increase its operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. Yumanity may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than Yumanity can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on its ability to compete in the marketplace.

Issued patents covering Yumanity’s discovery engine platform and its product candidates could be found invalid or unenforceable if challenged.

If Yumanity initiated legal proceedings against a third party to enforce a patent, if and when issued, covering its discovery engine platform or one of its product candidates, the defendant could counterclaim that the patent covering its product candidate is invalid and/or unenforceable. The outcome of any such proceeding is generally unpredictable.

In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions of a patent include allegations that someone connected with prosecution of the patent application that matured into the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution of the patent application. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of its patents in such a way that they no longer cover its product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, Yumanity cannot be certain that there is no invalidating prior art, of which Yumanity and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Yumanity would lose at least part, and perhaps all, of the patent protection on its product candidates. Such a loss of patent protection would have a material adverse impact on its business.

Yumanity may not seek to protect its intellectual property rights in all jurisdictions throughout the world and Yumanity may not be able to adequately enforce its intellectual property rights even in the jurisdictions where Yumanity seeks protection.

Filing and prosecuting patent applications, and defending patents on its discovery engine platform and product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and Yumanity’s intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Yumanity may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. In addition, the statutory deadlines for pursuing patent protection in individual foreign jurisdictions are based on the priority date of each of its patent applications and Yumanity may not timely file foreign patent applications. For the patent families related to YTX-7739, as well as for many of the patent families that Yumanity owns, the relevant statutory deadlines have not yet expired. Thus, for each of the patent families that Yumanity believes provides coverage for its lead product candidate, Yumanity will need to decide whether and where to pursue protection outside the United States.

Competitors may use its technologies in jurisdictions where Yumanity does not pursue and obtain patent protection to develop their own products and further, may export otherwise infringing products to territories where Yumanity has patent protection, but enforcement is not as strong as that in the United States. These products may compete with its products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if Yumanity pursues and obtains issued patents in particular jurisdictions, its patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biotechnology or pharmaceuticals. This could make it difficult for Yumanity to stop the infringement of its patents, if obtained, or the misappropriation of or marketing of competing products in violation of its other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, Yumanity may choose not to seek patent protection in certain countries, and Yumanity will not have the benefit of patent protection in such countries.

Proceedings to enforce its patent rights in foreign jurisdictions could result in substantial costs and divert Yumanity’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly, could put its patent applications at risk of not issuing, and could provoke third parties to assert claims against it. Yumanity may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Yumanity’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Yumanity develops or license.

If Yumanity does not obtain additional protection under the Hatch-Waxman Act and similar foreign legislation by extending the patent terms and obtaining data exclusivity for its product candidates, its business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date in its chain of priority. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering its product candidates are obtained, once the patent life has expired for a product candidate, Yumanity may be open to competition from competitive medications, including generic medications. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, Yumanity’s patent portfolio may not provide it with sufficient rights to exclude others from commercializing product candidates similar or identical to Yumanity’s.

Depending upon the timing, duration, and specifics of FDA marketing approval of its product candidates, one or more of the U.S. patents Yumanity owns may be eligible for a limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, Yumanity may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Yumanity requests. If Yumanity is unable to obtain a patent term extension or the term of any such extension is less than Yumanity requests, the duration of patent protection Yumanity obtains for its product candidates may not provide it with any meaningful commercial or competitive advantage, its competitors may obtain approval of competing products earlier than they would otherwise be able to do so, and its ability to generate revenues could be materially adversely affected.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Yumanity’s ability to protect its products.

As is the case with other biotechnology companies, Yumanity’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and is therefore costly, time-consuming, and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation: the Leahy-Smith America Invents Act. The America Invents Act includes a number of significant changes to U.S. patent law. After March 2013, under the America Invents Act, the United States transitioned to a first-inventor-to-file system in which, assuming that other requirements for patentability are met, the first-inventor-to-file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also includes provisions that affect the way patent applications will be prosecuted and that may also affect patent litigation. It is not yet clear what, if any, impact the America Invents Act will have on the operation of Yumanity’s business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Yumanity’s patent applications and the enforcement or defense of any patents that may issue from its patent applications, all of which could have a material adverse effect on Yumanity’s business and financial condition.

In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. The full impact of these decisions is not yet known. For example, on March 20, 2012, in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., the Court held that several claims drawn to measuring drug metabolite levels from patient samples and correlating them to drug doses were not patentable subject matter. The decision appears to impact diagnostics patents that merely apply a law of nature via a series of routine steps and it has created uncertainty around the ability to obtain patent protection for certain inventions. Additionally, on June 13, 2013, in Association for Molecular Pathology v. Myriad Genetics, Inc., the Court held that claims to isolated genomic DNA are not patentable, but claims to complementary DNA molecules are patent eligible because they are not a natural product. The effect of the decision on patents for other isolated natural products is uncertain. However, on March 4, 2014, the USPTO issued a memorandum to patent examiners providing guidance for examining claims that recite laws of nature, natural phenomena or natural products under the Myriad and Prometheus decisions. This guidance did not limit the application of Myriad to DNA but rather applied the decision to other natural products.

In addition to increasing uncertainty with regard to Yumanity’s ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on these and other decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken Yumanity’s ability to obtain new patents or to enforce any patents that may issue in the future.

Yumanity may be subject to damages resulting from claims that Yumanity or its employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers.

Yumanity’s employees have been previously employed at other biotechnology or pharmaceutical companies, including its competitors or potential competitors. Yumanity also engages advisors and consultants who are concurrently employed at universities or who perform services for other entities.

Although Yumanity tries to ensure that its employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for it, and although Yumanity is not aware of any claims currently pending against it, Yumanity may be subject to claims that Yumanity or its employees, advisors, or consultants have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Yumanity has and may in the future also be subject to claims that an employee, advisor, or consultant performed work for it that conflicts with that person’s obligations to a third party, such as an employer, and thus, that the third party has an ownership interest in the intellectual property arising out of work performed for it. Litigation may be necessary to defend against these claims. Even if Yumanity is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If Yumanity fails in defending such claims, in addition to paying money claims, Yumanity may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent its ability to commercialize its product candidates, which would materially adversely affect its commercial development efforts.

Yumanity may not be successful in obtaining, through acquisitions, in-licenses or otherwise, necessary rights to its discovery engine platform, product candidates or other technologies.

Yumanity currently has rights to intellectual property, through licenses from third parties, to identify and develop its discovery engine platform technology and product candidates. Many pharmaceutical companies, biotechnology companies, and academic institutions are competing with it in the field of neurodegeneration and discovery engine platform and may have patents and have filed and are likely filing patent applications potentially relevant to its business. In order to avoid infringing these third party patents, Yumanity may find it necessary or prudent to obtain licenses to such patents from such third party intellectual property holders. In addition, with respect to any patents Yumanity co-owns with third parties, Yumanity may require licenses to such co-owners’ interest to such patents. However, Yumanity may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that Yumanity identifies as necessary for its current or future product candidates and its discovery engine platform technology. The licensing or acquisition of third party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third party intellectual property rights that Yumanity may consider attractive or necessary. These established companies may have a competitive advantage over it due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Yumanity to be a competitor may be unwilling to assign or license rights to it. Yumanity also may be unable to license or acquire third party intellectual property rights on terms that would allow it to make an appropriate return on its investment or at all. If Yumanity is unable to successfully obtain rights to required third party intellectual property rights or maintain the existing intellectual property rights Yumanity has, Yumanity may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Numerous factors may limit any potential competitive advantage provided by Yumanity’s intellectual property rights.

The degree of future protection afforded by Yumanity’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect its business, provide a barrier to entry against its competitors or potential competitors, or permit it to maintain its competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of its technology, Yumanity may not be able to fully exercise or extract value from its intellectual property rights. The following examples are illustrative:

•	others may be able to make products that are similar to its product candidates or utilize similar technology but that are not covered by the claims of the patents that Yumanity licenses or may own;

•

Yumanity, or its current or future licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that Yumanity licenses or owns now or in the future;

•	Yumanity, or its current or future licensors or collaborators, might not have been the first to file patent applications covering certain of its or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of its technologies without infringing its owned or licensed intellectual property rights;

•	it is possible that its current or future pending owned or licensed patent applications will not lead to issued patents;

•	issued patents that Yumanity holds rights to may be held invalid or unenforceable, including as a result of legal challenges by its competitors or other third parties;

•

its competitors or other third parties might conduct research and development activities in countries where Yumanity does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

•	Yumanity may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm its business; and

•	Yumanity may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could significantly harm Yumanity’s business and results of operations.

Risks Related to Yumanity’s Indebtedness

Yumanity’s level of indebtedness and debt service obligations could adversely affect its financial condition and may make it more difficult for Yumanity to fund its operations.

In December 2019, Yumanity entered into a loan and security agreement with Hercules Capital, Inc. (“Hercules”) (the “Term Loan”), which was most recently amended in June 2020. The Term Loan provides up to $30.0 million of debt financing and has interest-only payments through August 1, 2021, with the option to extend an additional six months upon the drawdown following occurrence of a development milestone and an equity event as defined in the agreement. Thereafter, Yumanity is obligated to make payments that will include equal installments of principal and interest through the maturity date of January 1, 2024. As of August 31, 2020, $15.0 million was outstanding under the Term Loan. In April 2020, Yumanity incurred additional indebtedness consisting of a $1.1 million loan (the “PPP Loan”) under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act.

All obligations under the Term Loan are secured by substantially all of Yumanity’s existing property and assets, excluding its intellectual property. This indebtedness may create additional financing risk for Yumanity, particularly if its business or prevailing financial market conditions are not conducive to paying off or refinancing its outstanding debt obligations at maturity. This indebtedness could also have important negative consequences, including the fact that:

•

Yumanity will need to repay its indebtedness by making payments of interest and principal, which will reduce the amount of money available to finance its operations, its research and development efforts and other general corporate activities; and

•

Yumanity’s failure to comply with the restrictive covenants in the Term Loan could result in an event of default that, if not cured or waived, would accelerate its obligation to repay this indebtedness, and Hercules could seek to enforce its security interest in the assets securing such indebtedness.

To the extent that additional debt is added to Yumanity’s current debt levels, the risks described above could increase.

In addition, while all or a portion of the PPP Loan may be forgiven if the PPP Loan is used for qualifying expenses as described in the CARES Act, there is no assurance that Yumanity will be able to obtain forgiveness, notwithstanding that it believes it has used the PPP Loan for qualifying expenses. The U.S. Department of the Treasury, Small Business Administration and members of Congress have indicated an intention to provide strong oversight of loans granted under the Paycheck Protection Program. If Yumanity is audited or reviewed or its records are subpoenaed by the government as a result of entering into the PPP Loan, it could divert management’s time and attention and Yumanity could incur legal and reputational costs, and an adverse finding could lead to the requirement to return the PPP Loan, which could reduce Yumanity’s liquidity, or could subject Yumanity to fines and penalties.

Yumanity may not have cash available to it in an amount sufficient to enable it to make interest or principal payments on its indebtedness when due. If Yumanity does not make scheduled payments when due, or otherwise materially breaches or experiences an event of default under the Term Loan, Hercules could accelerate Yumanity’s total loan obligation or enforce its security interest against us.

Failure to satisfy its current and future debt obligations under the Term Loan could result in an event of default. In addition, other events, including certain events that are not entirely in Yumanity’s control, such as the occurrence of a material adverse event on its business, could cause an event of default to occur. As a result of the occurrence of an event of default, Hercules could accelerate all of the amounts due. In the event of an acceleration of amounts due under the Term Loan, Yumanity may not have sufficient funds or may be unable to arrange for additional financing to repay its indebtedness. In addition, Hercules could seek to enforce its security interests in the assets securing such indebtedness. If Yumanity is unable to pay amounts due to Hercules upon acceleration of the Term Loan or if Hercules enforces its security interest against its assets securing its indebtedness to Hercules, Yumanity’s ability to continue to operate its business may be jeopardized.

Yumanity is subject to certain restrictive covenants which, if breached, could result in the acceleration of its debt under the Term Loan and have a material adverse effect on its business and prospects.

The Term Loan imposes operating and other restrictions on Yumanity. Such restrictions will affect, and in many respects limit or prohibit, Yumanity’s ability and the ability of any future subsidiary to, among other things:

•	dispose of certain assets;

•	engage in mergers or acquisitions;

•	encumber its intellectual property;

•	incur indebtedness or liens;

•	pay dividends;

•	make certain investments; and

•	engage in certain other business transactions.

These restrictive covenants may prevent Yumanity from undertaking an action that it feels is in the best interests of its business. In addition, if Yumanity were to breach any of these restrictive covenants, Hercules could accelerate its indebtedness under the Term Loan or enforce its security interest against its assets, either of which would materially adversely affect Yumanity’s ability to continue to operate its business.

Risks Related to Yumanity’s Business Operations, Employee Matters and Managing Growth

Yumanity will need to develop and expand its company, and Yumanity may encounter difficulties in managing this development and expansion, which could disrupt its operations.

As of September 1, 2020, Yumanity had 41 full-time employees and three part-time employees, and in connection with becoming a public company, Yumanity expects to increase its number of employees and the scope of its operations. To manage its anticipated development and expansion, Yumanity must continue to implement and improve its managerial, operational, and financial systems, expand its facilities, and continue to recruit and train additional qualified personnel. Also, its management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to its limited resources, Yumanity may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. This may result in weaknesses in its infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. The physical expansion of its operations may lead to significant costs and may divert financial resources from other projects, such as the development of its product candidates. If Yumanity’s management is unable to effectively manage its expected development and expansion, its expenses may increase more than expected, its ability to generate or increase its revenue could be reduced and Yumanity may not be able to implement its business strategy. Yumanity’s future financial performance and its ability to commercialize its product candidates, if approved, and compete effectively will depend, in part, on its ability to effectively manage the future development and expansion of its company.

Yumanity’s future success depends on its ability to retain its management team and to attract, retain, and motivate qualified personnel.

Its ability to compete in the highly competitive biotechnology and biopharmaceuticals industries depends upon its ability to attract and retain highly qualified managerial, scientific, and medical personnel. In order to induce valuable employees to continue their employment with Yumanity, Yumanity has provided stock options that vest over time. The value to employees of stock options that vest over time is significantly affected by movements in its stock price that are beyond its control, and may at any time be insufficient to counteract more lucrative offers from other companies.

Yumanity is highly dependent on its management, scientific and medical personnel, including its Chief Executive Officer, Richard Peters, M.D., Ph.D. Despite its efforts to retain valuable employees, members of its management, scientific, and development teams may terminate their employment with Yumanity on short notice. The loss of the services of any of its executive officers, including Dr. Peters, other key employees and other scientific and medical advisors, and an inability to find suitable replacements could result in delays in product development and harm Yumanity’s business. Pursuant to their employment arrangements, each of its executive officers, and other employees may voluntarily terminate their employment at any time, with or without notice. Yumanity’s success also depends on its ability to continue to attract, retain, and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Yumanity may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for a limited number of qualified personnel among biopharmaceutical, biotechnology, pharmaceutical, and other businesses. Many of the other pharmaceutical companies that Yumanity compete against for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than Yumanity does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what Yumanity may be able to offer. Yumanity also experiences competition for the hiring of scientific personnel from universities and research institutions. If Yumanity is unable to continue to attract and retain high quality personnel, the rate and success at which Yumanity can develop and commercialize product candidates will be limited.

Yumanity faces potential product liability exposure, and, if claims are brought against it, Yumanity may incur substantial liability.

The use of Yumanity’s product candidates in clinical trials and the sale of its product candidates, if approved, exposes it to the risk of product liability claims. Product liability claims might be brought against Yumanity by patients, healthcare providers, or others selling or otherwise coming into contact with its product candidates. For example, Yumanity may be sued if any product Yumanity develops allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, including as a result of interactions with alcohol or other drugs, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If Yumanity becomes subject to product liability claims and cannot successfully defend itself against them, Yumanity could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things:

•	withdrawal of subjects from Yumanity’s clinical trials;

•	substantial monetary awards to patients or other claimants;

•	decreased demand for Yumanity’s product candidates or any future product candidates following marketing approval, if obtained;

•	damage to Yumanity’s reputation and exposure to adverse publicity;

•	increased FDA warnings on product labels;

•	litigation costs;

•	distraction of management’s attention from Yumanity’s primary business;

•	loss of revenue; and

•	the inability to successfully commercialize Yumanity’s product candidates or any future product candidates, if approved.

Yumanity maintains product liability insurance coverage for its clinical trials with a €5 million annual aggregate coverage limit. Nevertheless, Yumanity’s insurance coverage may be insufficient to reimburse it for any expenses or losses Yumanity may suffer. Moreover, in the future, Yumanity may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect it against losses, including if insurance coverage becomes increasingly expensive. If and when Yumanity obtains marketing approval for its product candidates, Yumanity intends to expand its insurance coverage to include the sale of commercial products; however, Yumanity may not be able to obtain this product liability insurance on commercially reasonable terms. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in its favor, could be substantial, particularly in light of the size of its business and financial resources. A product liability claim or series of claims brought against Yumanity could cause its stock price to decline and, if Yumanity is unsuccessful in defending such a claim or claims and the resulting judgments exceed its insurance coverage, its financial condition, business, and prospects could be materially adversely affected.

Yumanity will incur increased costs as a result of operating as a public company, and its management team will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after Yumanity is no longer an “emerging growth company,” Yumanity will incur significant legal, accounting, and other expenses that Yumanity did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules subsequently implemented by the SEC and The Nasdaq Stock Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Its management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase its legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), Yumanity will be required to furnish a report by its management on its internal control over financial reporting, which may include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. While Yumanity remains an “emerging growth company” or a “smaller reporting company” with less than $100 million in annual revenues, Yumanity will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, Yumanity will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, Yumanity will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite its efforts, there is a risk that neither Yumanity nor its independent registered public accounting firm will be able to conclude within the prescribed timeframe that its internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of its financial statements.

If Yumanity fails to maintain proper and effective internal controls, its ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm its business.

After the completion of the Merger, Yumanity will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of The Nasdaq Capital Market. The Sarbanes-Oxley Act

requires, among other things, that Yumanity maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with its fiscal year ending the year that the Merger is completed, Yumanity must perform system and process design evaluation and testing of the effectiveness of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. This will require that Yumanity incur substantial additional professional fees and internal costs to expand its accounting and finance functions and that Yumanity expend significant management efforts. Prior to the Merger, Yumanity has never been required to test its internal controls within a specified period and, as a result, Yumanity may experience difficulty in meeting these reporting requirements in a timely manner.

Yumanity may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. Its internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If Yumanity is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if Yumanity is unable to maintain proper and effective internal controls over financial reporting, Yumanity may not be able to produce timely and accurate financial statements. If that were to happen, its investors could lose confidence in its reported financial information, the market price of its stock could decline and Yumanity could be subject to sanctions or investigations by the SEC or other regulatory authorities.

In order to satisfy its obligations as a public company, Yumanity will need to hire additional qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, Yumanity will need to establish and maintain effective disclosure and financial controls and make changes in its corporate governance practices. Yumanity will need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and maintain such personnel. Even if Yumanity is able to hire appropriate personnel, its existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from product development efforts.

Changes in tax law, including the recently passed comprehensive tax reform bill, could adversely affect Yumanity’s business and financial condition.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect Yumanity or holders of its common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “TCJA”), which significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for net interest expense to 30% of adjusted earnings (except for certain small businesses), and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”). Yumanity continues to examine the impact this tax reform legislation may have on its business. However, the effect of the TCJA on its business, whether adverse or favorable, is uncertain, and may not become evident for some period of time. Furthermore, Yumanity’s implementation of new practices and processes designed to comply with changing tax laws and regulations could require Yumanity to make substantial changes to its business practices, allocate additional resources, and increase its costs, which could negatively affect its business, results of operations and financial condition. Yumanity urges investors to consult with their legal and tax advisers regarding the implications of the TCJA and other changes in tax laws on an investment in its common stock.

Yumanity’s ability to use its net operating loss carryforwards and certain tax credit carryforwards may be subject to limitation.

As of December 31, 2019, Yumanity had federal and state net operating loss (“NOL”) carryforwards of $84.7 million and $84.8 million, respectively, which begin to expire in 2035. Under Section 382 of the Code changes in its ownership may limit the amount of its net operating loss carryforwards and research and development tax credit carryforwards that could be utilized annually to offset its future taxable income, if any. This limitation would generally apply in the event of a cumulative change in ownership of its company of more than 50% within a three-year period. Any such limitation may significantly reduce its ability to utilize its net operating loss carryforwards and research and development tax credit carryforwards before they expire. The completion of the Merger, together with private placements and other transactions that have occurred since its inception, may trigger such an ownership change pursuant to Section 382. Any such limitation, whether as the result of the Merger, prior private placements, sales of its common stock by its existing stockholders, or additional sales of its common stock by Yumanity after the Merger, could have a material adverse effect on its results of operations in future years. Yumanity has not yet completed a Section 382 analysis, and therefore, there can be no assurances that the NOL is already not limited.

In addition, the reduction of the corporate tax rate under the TCJA may cause a reduction in the economic benefit of its NOL carryforwards and other deferred tax assets available to it. For example, while the TCJA allows for federal NOLs incurred in tax years beginning after December 31, 2017 to be carried forward indefinitely, the TCJA also imposes an 80% limitation on the use of NOLs that are generated in tax years beginning after December 31, 2017. Net operating losses generated prior to December 31, 2017, however, will still have a 20-year carryforward period, but are not subject to the 80% limitation.

The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) modifies, among other things, the rules governing NOLs. NOLs arising in tax years 2018, 2019, and 2020 are subject to a five year carryback and indefinite carryforward, while NOLs arising in tax years beginning after December 31, 2020 also are subject to indefinite carryforward but cannot be carried back. The CARES Act also suspends the 80% limitation mentioned above for NOLs generated in taxable years ending after December 31, 2017 that are used in taxable years ending on or prior to December 31, 2020. In future years, if and when a net deferred tax asset is recognized related to Yumanity’s NOLs, the changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact its valuation allowance assessments for NOLs generated after December 31, 2017.

Furthermore, Yumanity’s ability to utilize NOLs is conditioned upon its maintaining profitability in the future and generating U.S. federal taxable income. Since Yumanity does not know whether or when it will generate the U.S. federal taxable income necessary to utilize its remaining NOLs, these NOL carryforwards generated prior to December 31, 2017 could expire unused. Notwithstanding the foregoing discussion of NOLs, Yumanity has recorded a full valuation allowance related to its NOLs due to the uncertainty of the ultimate realization of the future benefits of such NOLs.

Yumanity may acquire businesses or products, or form strategic alliances, in the future, and Yumanity may not realize the benefits of such acquisitions.

Yumanity may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that Yumanity believes will complement or augment its existing business. If Yumanity acquire businesses with promising markets or technologies, Yumanity may not be able to realize the benefit of acquiring such businesses if Yumanity is unable to successfully integrate them with its existing operations and company culture. Yumanity may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent it from realizing their expected benefits or enhancing its business. Yumanity cannot provide assurance that, following any such acquisition, Yumanity will achieve the synergies expected in order to justify the transaction.

General Risk Factors

Unfavorable global economic conditions could adversely affect Yumanity’s business, financial condition, or results of operations.

Its results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to its business, including, weakened demand for Yumanity’s product candidates and its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain its suppliers, possibly resulting in supply disruption, or cause its customers to delay making payments for its services. Any of the foregoing could harm its business and Yumanity cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

Yumanity, or the third parties upon whom Yumanity depend, may be adversely affected by earthquakes or other natural disasters and its business continuity and disaster recovery plans may not adequately protect Yumanity from a serious disaster.

Earthquakes or other natural disasters could severely disrupt its operations, and have a material adverse effect on its business, results of operations, financial condition, and prospects. If a natural disaster, power outage, or other event occurred that prevented Yumanity from using all or a significant portion of its headquarters, that damaged critical infrastructure, such as the manufacturing facilities of its third-party contract manufacturers and suppliers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Yumanity to continue its business for a substantial period of time. The disaster recovery and business continuity plans Yumanity has in place may prove inadequate in the event of a serious disaster or similar event. Yumanity may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which, particularly when taken together with its lack of earthquake insurance, could have a material adverse effect on its business.

Yumanity’s internal computer systems, or those of its third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product candidates’ development programs.

Despite the implementation of security measures, Yumanity’s internal computer systems and those of its third-party CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. While Yumanity has not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of its programs. For example, the loss of clinical study data for its product candidates could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to its data or applications or other data or applications relating to its technology or product candidates, or inappropriate disclosure of confidential or proprietary information, Yumanity could incur liabilities and the further development of its product candidates could be delayed.

Risks Related to the Combined Organization

In determining whether you should approve the Merger, the issuance of shares of Proteostasis common stock and other matters related to the Merger, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors — Risks Related to the Merger,” “Risk Factors — Risks Related to the Proposed Proteostasis Reverse Stock Split,” “Risk Factors — Risks Related to Proteostasis” and “Risk Factors — Risks Related to Yumanity,” which will also apply to the combined organization.

The combined organization’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.

The market price of the combined organization’s common stock following the Merger could be subject to significant fluctuations following the Merger. Market prices for securities of healthcare and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined organization’s common stock to fluctuate include:

•	a slowdown in the healthcare industry or the general economy;

•	inability to obtain adequate supply of the components for any of the combined organization’s products, or inability to do so at acceptable prices;

•	failure to successfully develop and commercialize the combined organization’s product candidates;

•	failure to obtain additional funding;

•

performance of third parties on whom the combined organization may rely, including for the manufacture of the components for its product, including their ability to comply with regulatory requirements;

•	the results of the combined organization’s current and any future clinical trials of its product candidates;

•	unanticipated or serious safety concerns related to the use of any of the combined organization’s products;

•	adverse regulatory decisions;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•

the initiation of, material developments in or conclusion of litigation to enforce or defend any of the combined organization’s intellectual property rights or defend against the intellectual property rights of others;

•

announcements by the combined organization, commercial partners or competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	competition from existing technologies and products or new technologies and products that may emerge;

•	the loss of key employees;

•

disputes or other developments relating to proprietary rights, including patents, litigation matters and the combined organization’s ability to obtain patent protection for the combined organization’s licensed and owned technologies;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined organization’s common stock;

•	the perception of the biopharmaceutical industry by the public, legislatures, regulators and the investment community;

•	sales of the combined organization’s common stock by the combined organization or its stockholders in the future;

•	general and industry-specific economic conditions that may affect the combined organization’s research and development expenditures;

•	the low trading volume and the high proportion of shares held by affiliates;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in the combined organization’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.

The combined organization will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The combined organization will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of YTX-7739 and YTX-9184. The combined organization’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the combined organization’s ability to achieve its business objectives. If the combined organization raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Further, to the extent that the combined organization raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholder’s ownership interest in the combined organization will be diluted. In addition, any debt financing may subject the combined organization to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the combined organization raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the combined organization may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the combined organization were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the combined organization or its stockholders.

The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined organization will incur significant legal, accounting, and other expenses that Yumanity did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and Nasdaq. These rules and regulations are expected to increase the combined organization’s legal and financial compliance costs and to make some activities more time-consuming and costly. For example, the combined organization’s management team will consist of the executive officers of Yumanity prior to the Merger, some of whom may not have previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors and officers liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization’s board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization’s business or stock price to suffer. Further, the combined organization may need to add additional experience and personnel to support its public company operations. The loss of any existing personnel in these areas or the combined organization’s inability to achieve or manage such expansion effectively may result in weaknesses in its infrastructure and the combined organization’s business, financial condition and results of operations may be materially adversely affected.

Anti-takeover provisions in the combined organization’s charter documents and under Delaware law could make an acquisition of the combined organization more difficult and may prevent attempts by the combined organization’s stockholders to replace or remove the combined organization’s management.

Provisions in the combined organization’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a prohibition on actions by written consent of the combined organization’s stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined organization will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined organization voting stock from merging or combining with the combined organization. Although Proteostasis and Yumanity believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined organization’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined organization’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Proteostasis and Yumanity do not anticipate that the combined organization will pay any cash dividends in the foreseeable future.

The current expectation is that the combined organization will retain its future earnings to fund the development and growth of the combined organization’s business. As a result, capital appreciation, if any, of the common stock of the combined organization will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the combined organization’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for Yumanity’s capital stock. Although Proteostasis’ common stock is listed on Nasdaq, and Proteostasis and Yumanity will apply to have the combined organization’s common stock listed on Nasdaq, an active trading market for the combined organization’s shares of common stock may never develop or be sustained. Proteostasis, Yumanity and their financial advisors will set the final reverse split ratio to target a trading price to provide for sufficient liquidity. The price that the combined organization trades at immediately after the Merger may not necessarily reflect the price at which investors in the market will be willing to buy and sell the shares on a sustained basis. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair the combined organization’s ability to raise capital by selling shares and may impair the combined organization’s ability to acquire other businesses or technologies using the combined organization’s shares as consideration, which, in turn, could materially adversely affect the combined organization’s business.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined organization, its business or its market, its stock price and trading volume could decline.

The trading market for the combined organization’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined organization’s common stock after the completion of this offering, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined organization will not have any control over the analysts or the content and opinions included in their reports. The price of the combined organization’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined organization or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

Future sales of shares by existing stockholders could cause the combined organization stock price to decline.

If existing stockholders of Proteostasis and Yumanity sell, or indicate an intention to sell, substantial amounts of the combined organization’s common stock in the public market after the post-Merger legal restrictions on resale discussed in this proxy statement/prospectus/information statement lapse, the trading price of the common stock of the combined organization could decline. Based on shares outstanding as of October 31, 2020 and shares expected to be issued upon completion of the Merger, the combined organization is expected to have outstanding a total of approximately 177.3 million shares of common stock (without giving effect to the proposed Proteostasis Reverse Stock Split) immediately following the completion of the Merger. Approximately 94.8 million of such shares of common stock will be freely tradable, without restriction, in the public market. Approximately 32.3 million of such shares will be held by directors, executive officers of the combined organization and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, shares of common stock that are subject to outstanding options of Yumanity will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined organization common stock could decline.

The ownership of the combined organization common stock will be initially highly concentrated, and may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined organization stock price to decline. Furthermore, seven of the combined organization’s anticipated directors will be appointed by Yumanity pursuant to the terms of the Merger Agreement.

Executive officers, directors of the combined organization and their affiliates are expected to beneficially own or control approximately 18.2% of the outstanding shares of the combined organization common stock following the completion of the Merger (after giving effect to the exercise of all outstanding vested and unvested options and warrants). Furthermore, seven of the combined organization’s anticipated directors will be appointed by Yumanity pursuant to the terms of the Merger Agreement. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined organization assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined organization, impede a merger, consolidation, takeover or other business combination involving the combined organization, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the combined organization’s business, even if such a change of control would benefit the other stockholders of the combined organization. The significant concentration of stock ownership may adversely affect the trading price of the combined organization’s common stock due to investors’ perception that conflicts of interest may exist or arise.

The combined organization is expected to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in its common stock being less attractive to investors.

Following the Merger, the combined organization is expected to have annual revenues below $100 million and a public float of less than $700 million and therefore will qualify as a smaller reporting company under the rules of the SEC. As a smaller reporting company, the combined organization will be able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in the combined organization’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects. Proteostasis and Yumanity cannot predict if investors will find the combined organization’s common stock less attractive if it relies on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. The combined organization may take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company. The combined organization would continue to be a smaller reporting company if the combined organization has (i) less than $250 million in market value of its shares held by non-affiliates as of the last business day of its second fiscal quarter or (ii) less than $100 million of annual revenues in its most recent fiscal year completed before the last business day of its second fiscal quarter and a market value of its shares held by non-affiliates of less than $700 million as of the last business day of its second fiscal quarter.

The pre-Merger net operating loss carryforwards and certain other tax attributes of Proteostasis and Yumanity may be subject to limitations.

In general, a corporation that undergoes an “ownership change,” as defined in Section 382 of the Code, is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards to offset future taxable income. Proteostasis and Yumanity may have experienced ownership changes in the past and the combined organization may experience ownership changes in the future. In addition, the closing of the Merger is expected to result in an ownership change for Proteostasis, and may result in an ownership change for Yumanity. Consequently, even if the combined organization achieves profitability, it may not be able to utilize a material portion of Proteostasis’, Yumanity’s or the combined organization’s net operating loss carryforwards and certain other tax attributes.

For a more complete discussion of the risks related to the respective net operating loss carryforwards and certain other tax attributes of Proteostasis and Yumanity, please see the discussions under “Risk Factors — Risks Related to Yumanity — Yumanity’s ability to use its net operating loss carryforwards and certain tax credit carryforwards may be subject to limitation” and “Risk Factors — Risks Related to Proteostasis’ Capital Requirements, Finances and Operations if the Merger is Not Completed — Proteostasis’ ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited in connection with the Merger and other ownership changes”, respectively.

Changes in tax law could adversely affect the combined organization’s business and financial condition.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect the combined organization or the combined organization’s stockholders. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, the Tax Cuts and Jobs Act (referred to as the “TCJA”) was enacted in 2017 and significantly reformed the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, contained significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, a limitation of the tax deduction for net interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses to 80% of current year taxable income for losses generated in taxable years beginning after December 31, 2017 and an elimination of net operating loss carrybacks for losses generated in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely), and the modification or repeal of many business deductions and credits.

Additionally, on March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act, which, among other things, suspends the 80% limitation on the deduction for net operating losses in taxable years beginning before January 1, 2021, permits a 5-year carryback of net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted taxable income for taxable years beginning in 2019 and 2020.

It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in the combined organization’s or the combined organization’s stockholders’ tax liability or require changes in the manner in which the combined organization operates in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

The combined organization’s failure to meet the continued listing requirements of the Nasdaq could result in a delisting of the combined organization’s common stock.

If, after listing, the combined organization fails to satisfy the continued listing requirements of the Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the combined organization’s common stock. Such a delisting would likely have a negative effect on the price of the combined organization’s common stock and would impair your ability to sell or purchase the combined organization’s common stock when you wish to do so. In the event of a delisting, the combined organization can provide no assurance that any action taken by the combined organization to restore compliance with listing requirements would allow the combined organization’s common stock to become listed again, stabilize the market price or improve the liquidity of the combined organization’s common stock, prevent the combined organization’s common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The combined organization’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on the combined organization’s business and share price.

As a privately held company, Yumanity was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. Commencing with the combined organization’s Annual Report on Form 10-K for the fiscal year that the Merger is completed, the combined organization’s management will be required to report on the effectiveness of the combined organization’s internal control over financial reporting. The rules governing the standards that must be met for the combined organization’s management to assess the combined organization’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

The combined organization cannot assure you that there will not be material weaknesses in the combined organization’s internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the combined organization’s ability to accurately report its financial condition, results of operations or cash flows. If the combined organization is unable to conclude that its internal control over financial reporting is effective, or if the combined organization’s independent registered public accounting firm determines the combined organization has a material weakness in the combined organization’s internal control over financial reporting once that firm begin its Section 404 reviews, investors may lose confidence in the accuracy and completeness of the combined organization’s financial reports, the market price of the combined organization’s common stock could decline, and the combined organization could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined organization’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined organization’s future access to the capital markets.

The combined organization could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for the combined organization, because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If the combined organization faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm the combined organization’s business.

The integration of the operations of Yumanity and Proteostasis may be more difficult, costly or time-consuming than expected.

The success of the Merger will depend, in part, on the combined organization’s ability to successfully combine and integrate the operations of Yumanity and Proteostasis into the combined organization. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including accounting and finance, payroll and benefits. A number of factors could affect the combined organization’s ability to successfully combine the two companies’ operations, including the following:

•	the potential for unexpected costs, delays and challenges that may arise in integrating the operations of the two companies;

•	any departures of key employees in connection with the Merger;

•	the combined organization’s ability to retain key employees and maintain relationships; and

•	diversion of management’s attention and resources during integration efforts.

If the combined organization is unable to successfully integrate the operations of the two companies, the combined organization’s business, financial condition and results of operations may be materially adversely affected.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and information incorporated by reference herein contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “seek,” “should,” “will” or the negative of these terms or other similar expressions.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and consummation of the Merger, Proteostasis’ ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the expected timing and consummation of the Merger.

For a discussion of the factors that may cause Proteostasis, Yumanity or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Proteostasis and Yumanity to complete the Merger and the effect of the Merger on the business of Proteostasis, Yumanity and the combined organization, see the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

These forward-looking statements include, but are not limited to, statements concerning the following:

•	the expected benefits of and potential value created by the Merger for the stockholders of Proteostasis and Yumanity;

•	the likelihood of the satisfaction of certain conditions to the completion of the Merger and whether and when the Merger will be consummated;

•	Proteostasis’ ability to control and correctly estimate its operating expenses and its expenses associated with the Merger;

•	conditions to payment under the CVRs may not be met and the CVRs may never deliver any value to the Proteostasis stockholders;

•	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;

•	the combined organization’s future financial performance, results of operations or sufficiency of capital resources to fund operating requirements;

•	future Nasdaq listing;

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expectations regarding the combined organization’s focus, operations, resources and development plan, including future product development and regulatory strategies, including with respect to specific indications;

•	any statements of plans to develop and commercialize additional products and projected timelines for the initiation and completion of preclinical studies and clinical trials of product candidates;

•	the potential for the results of ongoing preclinical studies or clinical trials and the efficacy of either party’s drug candidates and the potential market opportunities and value of drug candidates;

•	any statements concerning the attraction and retention of highly qualified personnel;

•	any statements concerning the ability to protect and enhance the combined organization’s products, product candidates and intellectual property;

•	any statements regarding expectations concerning Yumanity’s relationships and actions with third parties; and

•	future regulatory, judicial and legislative changes in Yumanity’s industry.

You should not rely upon forward-looking statements as predictions of future events. Neither Proteostasis nor Yumanity can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, neither Proteostasis nor Yumanity undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus/information statement or to conform these statements to actual results or to changes in expectations.

In addition, statements that “we believe” and similar statements reflect the beliefs and opinions on the relevant subject of Proteostasis, Yumanity or the combined organization, as applicable. These statements are based upon information available as of the date of this proxy statement/prospectus/information statement, and while Proteostasis, Yumanity or the combined organization, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that Proteostasis, Yumanity or the combined organization has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Proteostasis, Yumanity or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. Proteostasis and Yumanity do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by applicable law.

THE SPECIAL MEETING OF PROTEOSTASIS STOCKHOLDERS

Date, Time and Place

The special meeting of Proteostasis stockholders will be held in a virtual-only webcast at 9:00 a.m., Eastern Time, on December 16, 2020 at www.proxydocs.com/PTI, unless postponed or adjourned to a later date. Proteostasis is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the Proteostasis board of directors for use at the Proteostasis special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus/information statement is first being furnished to stockholders of Proteostasis on or about November 12, 2020.

Purposes of the Proteostasis Special Meeting

1.

To approve the issuance of shares of Proteostasis common stock to the Yumanity stockholders in accordance with the terms of the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus/information statement, and the change of control resulting from the Merger.

2.

To approve the amendment to the certificate of incorporation of Proteostasis to effect the Proteostasis Reverse Stock Split, in the form attached as Annex B to the accompanying proxy statement/prospectus/information statement.

3.

To consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger.

4.

To approve the amendment to the certificate of incorporation of Proteostasis to effect the Proteostasis Name Change, in the form attached as Annex C to the accompanying proxy statement/prospectus/information statement.

5.

To consider and vote upon an adjournment of the Proteostasis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proteostasis Proposal Nos. 1, 2, 3, or 4.

6.	To transact such other business as may properly come before the Proteostasis special meeting or any adjournment or postponement thereof.

Recommendation of the Proteostasis Board of Directors

•

The Proteostasis board of directors has determined and believes that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Proteostasis common stock pursuant to the Merger and the change of control resulting from the Merger, is in the best interests of Proteostasis and its stockholders and has approved such items. The Proteostasis board of directors recommends that Proteostasis stockholders vote “FOR” Proteostasis Proposal No. 1 to approve the issuance of shares of Proteostasis common stock in the Merger in accordance with the terms of the Merger Agreement, and the change of control resulting from the Merger.

•

The Proteostasis board of directors has determined and believes that it is advisable to, and in the best interests of, Proteostasis and its stockholders to approve the amendment to the certificate of incorporation of Proteostasis effecting the proposed Proteostasis Reverse Stock Split, as described in this proxy statement/prospectus/information statement. The Proteostasis board of directors recommends that Proteostasis stockholders vote “FOR” Proteostasis Proposal No. 2 to approve the amendment to the certificate of incorporation of Proteostasis effecting the proposed Proteostasis Reverse Stock Split, as described in this proxy statement/prospectus/information statement.

•	The Proteostasis board of directors has determined and believes that the compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger is appropriate, and accordingly recommends that the Proteostasis stockholders vote “FOR” Proteostasis Proposal No. 3 to approve, on a non-binding advisory vote basis, such compensation.

•

The Proteostasis board of directors has determined and believes that it is advisable to, and in the best interests of, Proteostasis and its stockholders to approve the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Name Change, as described in this proxy statement/prospectus/information statement. The Proteostasis board of directors recommends that the Proteostasis stockholders vote “FOR” Proteostasis Proposal No. 4 to approve the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Name Change, as described in this proxy statement/prospectus/information statement.

•

The Proteostasis board of directors has determined and believes that adjourning the Proteostasis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proteostasis Proposal Nos. 1, 2, 3, or 4 is advisable to, and in the best interests of, Proteostasis and its stockholders and has approved and adopted the proposal. The Proteostasis board of directors recommends that Proteostasis stockholders vote “FOR” Proteostasis Proposal No. 5 to adjourn the Proteostasis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proteostasis Proposal Nos. 1, 2, 3, or 4.

Record Date and Voting Power

Only holders of record of Proteostasis common stock at the close of business on the record date, November 5, 2020 are entitled to notice of, and to vote at, the Proteostasis special meeting. There were approximately 21 holders of record of Proteostasis common stock at the close of business on the record date. At the close of business on the record date, 52,180,380 shares of Proteostasis common stock were issued and outstanding. Each share of Proteostasis common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval at the Proteostasis special meeting. See the section titled “Principal Stockholders of Proteostasis” in this proxy statement/prospectus/information statement for information regarding persons known to the management of Proteostasis to be the beneficial owners of more than 5% of the outstanding shares of Proteostasis common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the Proteostasis board of directors for use at the Proteostasis special meeting.

If you are a stockholder of record of Proteostasis as of the record date referred to above, you may vote your shares during the live audio webcast Proteostasis special meeting or you may vote in advance by proxy using the enclosed proxy card. Whether or not you plan to attend the live audio webcast Proteostasis special meeting, Proteostasis urges you to vote by proxy to ensure your vote is counted. You may still attend the Proteostasis special meeting and vote in person if you have already voted by proxy.

If you are a Proteostasis stockholder of record, you may register to attend the Proteostasis special meeting and by accessing the meeting center at www.proxydocs.com/PTI and entering the control number on the proxy card previously received. See “Questions and Answers About the Merger — May I vote in person at the special meeting of stockholders of Proteostasis — Stockholders of Record” elsewhere in this proxy statement/prospectus/information statement for the procedures to be followed. You must register in advance to attend and vote your shares during the live audio webcast. Even if you plan to attend the Proteostasis special meeting via live audio webcast, Proteostasis requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Proteostasis special meeting if you are unable to attend.

If your Proteostasis shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Proteostasis shares. If you do not give instructions to your broker, your broker can vote your Proteostasis shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of Nasdaq on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Proteostasis shares will be treated as broker non-votes. It is anticipated that Proteostasis Proposal Nos. 1 and 3 will be non-discretionary items. Please also see “Questions and Answers About the Merger — May I vote in person at the special meeting of stockholders of Proteostasis — Beneficial Owners” elsewhere in this proxy statement/prospectus/information statement for the procedures to be followed to attend and vote at the special meeting.

All properly executed proxies that are not revoked will be voted at the Proteostasis special meeting and at any adjournments or postponements of the Proteostasis special meeting in accordance with the instructions contained in the proxy. If a holder of Proteostasis common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proteostasis Proposal No. 1 to approve the issuance of shares of Proteostasis common stock in the Merger in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger; “FOR” Proteostasis Proposal No. 2 to approve the amendment to the certificate of incorporation of Proteostasis effecting the proposed Proteostasis Reverse Stock Split described in this proxy statement/prospectus/information statement; “FOR” Proteostasis Proposal No. 3 to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger; and “FOR” Proteostasis Proposal No. 5 to adjourn the Proteostasis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proteostasis Proposal Nos. 1, 2, 3 or 4 in accordance with the recommendation of the Proteostasis board of directors.

Proteostasis stockholders of record, other than those Proteostasis stockholders who have executed support agreements, may change their vote at any time before their proxy is voted at the Proteostasis special meeting in one of three ways. First, a stockholder of record of Proteostasis can send a written notice to the Secretary of Proteostasis stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Proteostasis can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of Proteostasis can attend the Proteostasis special meeting via live audio Webcast and vote per the procedures describe under “Questions and Answers About the Merger —May I vote in person at the special meeting of stockholders of Proteostasis” elsewhere in this proxy statement/prospectus/information statement. Attendance alone will not revoke a proxy. If a Proteostasis stockholder of record or a stockholder who owns Proteostasis shares in “street name” has instructed a broker to vote its shares of Proteostasis common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, via live audio webcast or represented by proxy, at the Proteostasis special meeting of the holders of a majority of the shares of Proteostasis common stock outstanding and entitled to vote at the Proteostasis special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Proteostasis Proposal Nos. 1, 3, and 5 requires the affirmative vote of a majority of the votes cast at the Proteostasis special meeting, whether present or represented by proxy at the Proteostasis special meeting. Approval of Proteostasis Proposal No. 2 requires the affirmative vote of holders of a majority of the outstanding Proteostasis common stock having voting power on the record date for the Proteostasis special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes with respect to Proteostasis Proposal No. 2 and 4, and will have no effect and will not be counted towards the vote total with respect to Proteostasis Proposal Nos. 1, 3, and 5. For Proteostasis Proposal Nos. 1 and 3, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Proteostasis special meeting.

As of October 31, 2020, the directors and executive officers of Proteostasis owned approximately 1% of the outstanding voting shares of Proteostasis common stock entitled to vote at the Proteostasis special meeting. The directors and executive officers of Proteostasis are subject to support agreements. Each stockholder that entered into a support agreement has agreed to vote all shares of Proteostasis common stock owned by the stockholder as of the record date (a) in favor of the Proteostasis stockholder Proposals and any other matter necessary to consummate the transactions contemplated by the Merger Agreement, and (b) to vote against any “acquisition proposal,” as defined in the Merger Agreement. As of November 10, 2020, other than Dr. Jeffery W. Kelly, Proteostasis is not aware of any affiliate of Yumanity owning any shares of Proteostasis common stock entitled to vote at the Proteostasis special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Proteostasis may solicit proxies from Proteostasis stockholders by personal interview, telephone, telegram or otherwise. Proteostasis has also retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee of $15,000 plus reasonable expenses. Proteostasis and Yumanity will share equally the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Proteostasis common stock for the forwarding of solicitation materials to the beneficial owners of Proteostasis common stock. Proteostasis will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the Proteostasis board of directors does not know of any business to be presented at the Proteostasis special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the Proteostasis special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the Merger, including the Merger Agreement. While Proteostasis and Yumanity believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached to this proxy statement/prospectus/information statement as Annex A, the opinion of MTS Securities, LLC attached as Annex D, and the other documents to which you are referred herein. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Merger

The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among members of the Proteostasis Transaction Committee, Proteostasis’ management team, and the management team of Yumanity, along with their respective advisors and under the guidance of each company’s board of directors. Proteostasis followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine potential transactions and transaction candidates through broad outreach to life sciences companies and a thorough process of evaluation of prospective strategic partners.

The following is a summary of the background of the events leading up to the decision by Proteostasis to engage in a strategic transaction, the process undertaken by Proteostasis to identify and evaluate prospective merger partners, and the negotiation of the Merger Agreement with Yumanity. The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Proteostasis board of directors, the Yumanity board of directors, the Transaction Committee (as defined below), members of Proteostasis management or Yumanity management, MTS Health Partners, L.P. (“MTS”), Proteostasis’ or Yumanity’s representatives or other parties.

On March 25, 2019, Proteostasis announced results from its Phase 1 study with the proprietary triple combination of its investigational CFTR modulators (PTI-801, or posenacaftor, a third generation CFTR corrector; PTI-808, or dirocaftor, a CFTR potentiator; and PTI-428, or nesolicaftor, a CFTR amplifier) in patients with CF. Despite clinical signals that further confirmed the safety of the investigational agents and potential efficacy that enabled the selection of doses for the subsequent Phase 2 trial, the Proteostasis Phase 1 data was viewed as suboptimal in comparison to the historical Phase 2 data from Vertex Pharmaceuticals Inc. (“Vertex”) published in February 2018 and Phase 3 data that followed in May 2019. Many investors anticipated that Vertex was going to receive marketing authorization for a new product in 2019, which would impact the likelihood of Proteostasis’ combination to achieve meaningful share of the future commercial market.

Following the completion of the Phase 1 study, Proteostasis initiated the planned Phase 2 study, which was designed to assess the clinical benefit of combinations of all three of its investigational CFTR modulators (PTI-801, or posenacaftor, a third generation CFTR corrector; PTI-808, or dirocaftor, a CFTR potentiator; and PTI-428, or nesolicaftor, a CFTR amplifier) in patients with the most common F508del mutations. The study was conducted in Europe and the United States from June to December 2019.

Starting in June 2019, and continuing through the Fall of 2019, Proteostasis’ management and board of directors engaged in multiple discussions relating to potential measures to preserve its cash while also seeking to maximize stockholder value by initiating and completing the planned Phase 2 study. In order to preserve cash, certain activities, such as drug manufacturing campaigns and preclinical studies, needed to support the registrational Phase 3 study and subsequent NDA submission, were postponed.

In October 2019, the FDA authorized TRIKAFTA®, the CFTR modulator combination therapy from Vertex that had completed Phase 3 development earlier that year, for CF patients with one or both F508del alleles aged 12 and above. The product became commercially available shortly thereafter. The approval of TRIKAFTA® impacted the commercial opportunity for Proteostasis’ combination therapy and over time, was expected to reduce the availability of CF patients who were not on modulator therapies that could be enrolled in future Proteostasis clinical trials.

In October 2019, Proteostasis resumed confidential partnering discussions and diligence with a global pharmaceutical company, Party A, who had expressed interest in Proteostasis’ CF investigational drugs. Party A executed an amended confidentiality and non-disclosure agreement with Proteostasis on November 13, 2019, which agreement did not contain a standstill provision.

On November 4, 2019, the Proteostasis board of directors voted to establish a Transaction Committee, consisting of directors Franklin Berger, Kim Drapkin, Jeffery Kelly and Meenu Chhabra. The purpose of the Transaction Committee was to provide additional board oversight and assistance in completing a review of Proteostasis’ strategic options.

In November 2019, Proteostasis entered into confidential partnering discussions and diligence with a large pharmaceutical company, Party B, around Proteostasis’ CF investigational drugs and CF program. Party B executed a confidentiality and non-disclosure agreement with Proteostasis on November 12, 2019, which agreement did not contain a standstill provision.

In December 2019, Proteostasis resumed confidential discussions with a large pharmaceutical company, Party C, around its CF program. Proteostasis and Party C explored a possible partnership that would leverage Party C’s existing presence in CF and rare diseases and focus on personalized medicine approach. Party C had previously executed a confidentiality and non-disclosure agreement with Proteostasis on April 25, 2018, which agreement did not contain a standstill provision.

On December 17, 2019, Proteostasis announced topline data from its Phase 2, double blind, randomized, placebo-controlled study with the combination of all three of Proteostasis’ investigational CFTR modulators (PTI-801, or posenacaftor, a third generation CFTR corrector; PTI-808, or dirocaftor, a CFTR potentiator; and PTI-428, or nesolicaftor, a CFTR amplifier) in patients with the most common F508del mutations. Clinical data from patients with CF showed a statistically significant improvement in the lung function and reduction in sweat chloride concentration in subjects who received a combination of dirocaftor, posenacaftor and nesolicaftor compared to placebo.

Given the recent approval of Vertex’s novel triple CFTR modulator therapy TRIKAFTA® and the increasing access to the existing modulator therapies in major markets, further clinical development of Proteostasis’ investigational CFTR modulators (dirocaftor, posenacaftor and nesolicaftor) would likely have to rely on trial design strategies such as open label design, active control with emerging standard of care, real world evidence and historical patient records comparisons. All options under consideration were seen as challenging from the regulatory, execution and cost points of view. As a result, Proteostasis’ board of directors decided to explore the possibility of entering into a strategic partnership with a larger pharmaceutical company that would be able to provide sufficient resources for the next stages of clinical development.

Following the data announcement in December 2019, Proteostasis management attended the JPMorgan healthcare conference in January 2020 with the main objective of presenting its latest clinical data to potential pharmaceutical company partners and identifying parties that manifested interest to continue the partnering dialogue. Proteostasis’ management team in consultation with the members of the board of directors identified a total of 14 pharmaceutical companies, including Party A, Party B, and Party C, as potential partners based on their historical presence in CF and previous interactions with Proteostasis or ongoing confidential dialogue. The Proteostasis management team provided MTS with the list of 14 pharmaceutical companies identified at the 2020 J.P. Morgan Healthcare Conference.

With the expectation that a potential development and commercial partner could be identified leading to a transaction to monetize the CF Assets and with no other clinical stage programs in Proteostasis’ pipeline, the

Proteostasis board of directors also recommended exploring additional strategic initiatives to create value for Proteostasis stockholders as well as continuing to preserve cash through various cost containment initiatives.

On February 4, 2020, Proteostasis held its quarterly board of directors meeting, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley LLP (“Cooley”), outside legal counsel to Proteostasis, attended. At this meeting, Proteostasis management and board of directors engaged in a discussion of strategic alternatives and potential measures to preserve its cash while seeking to maximize stockholder value. With the expectation that a potential development and commercial partner could be identified leading to a transaction to monetize the CF Assets and with no other clinical stage programs in Proteostasis’ pipeline, the Proteostasis board of directors also recommended exploring additional strategic initiatives to create value for Proteostasis stockholders as well as continuing to preserve cash through various cost containment initiatives. The Proteostasis board of directors also authorized Proteostasis to engage MTS in connection with the exploration of strategic alternatives. The Proteostasis board of directors provided such authorization due to, among other things, MTS’ qualifications, experience and reputation, its knowledge of and involvement in recent transactions in the life sciences industry and its familiarity with Proteostasis.

During the February 4, 2020 meeting, the board of directors discussed various strategic alternatives and all reasonable options to maximize value, including: a merger with a private or public company; a transaction to monetize clinical stage assets for the treatment of CF through a partnering agreement with a pharmaceutical company (including those previously identified at the 2020 J.P. Morgan Healthcare Conference); the liquidation of Proteostasis and distribution of any remaining cash to stockholders; and additional fundraising through public and private markets through sales of securities. Representatives from MTS presented to the Proteostasis board of directors regarding strategic alternatives for Proteostasis.

The attractiveness of a potential reverse merger option was supported by the value that Proteostasis’ non-cash assets, public listing and cash might have to a high-quality private company seeking to advance its own clinical programs. Further, a reverse merger transaction could provide Proteostasis stockholders with a meaningful stake in a combined organization possessing both promising clinical prospects and the means to pursue them, establishing the opportunity for long-term value creation for Proteostasis stockholders.

On March 13, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, a Proteostasis consultant, and Cooley attended. At this meeting, Proteostasis management updated the board of directors on the state of Proteostasis’ business, including progress related to its ongoing discussions with three of the potential pharmaceutical company partners, Party A and Party C, which were already in confidential discussions, and one additional company, Party D, which expressed interest to enter into confidential dialogue. An update on investor meetings and preliminary interest to participate in a financing transaction was also provided.

On March 17, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants, and Cooley attended. At this meeting, Proteostasis management updated the board of directors on the state of Proteostasis’ confidential partnering discussions for its CF Assets with three companies (Party A, Party B and Party C) and to advance the effort to seek strategic alternatives, including a merger. On the same date, Proteostasis entered into a confidentiality and non-disclosure agreement with Party D, which agreement did not contain a standstill provision.

On March 20, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, Proteostasis management provided an update on the status of Proteostasis’ partnering discussions and diligence activities with three potential partners for its CF Assets (Party A, Party B, and Party C), the recent execution of a confidentiality agreement and initiation of scientific diligence with Party D, Proteostasis management also provided a summary of management’s and MTS’ efforts with respect to other potential strategic alternatives.

On March 26, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, Proteostasis management provided an update on the status of partnering discussions. At that time, the most active discussions and scientific diligence were ongoing with two potential pharmaceutical company partners (Party C and Party D), while other parties (Party A and Party B) were in less advanced stages of discussions. Proteostasis management also requested authorization to provide names to MTS to assist in their identifying suitable counterparties for consideration in an alternative strategic transactions.

On March 30, 2020, Proteostasis formally engaged MTS pursuant to an engagement letter to assist the Proteostasis board of directors in exploring and evaluating a broad range of strategic and financial alternatives. The Proteostasis board of directors had considered engaging another financial advisor as well, but ultimately selected MTS because of a belief that MTS had access to a larger number of potential candidates for an alternative strategic transaction. MTS had previously discussed a number of strategies to review strategic alternatives available to Proteostasis with the Proteostasis board of directors. Following such discussions, as suggested by MTS, the Proteostasis board of directors agreed to follow a two-step strategic review process. In the initial phase, MTS would issue a process letter to parties to solicit non-binding initial indications of interest, with such indications of interest summarizing the counterparty’s business plan, proposed ownership split of the combined organization, estimated financing needs and other matters relevant to the consideration of a potential transaction with such counterparty. Following the receipt of indications of interest, the Transaction Committee would then review the indications of interest to focus on selecting a subset of candidates to progress to the second round of consideration. This second round would include in-person presentations by the management teams of the semi-finalists to members of the Transaction Committee, due diligence reviews of each party’s business, and refinement of the indications of interest. Thereafter, the Proteostasis board of directors could select a finalist with which to negotiate a definitive merger agreement.

On April 1, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, MTS provided an update regarding the two most active partnering dialogues ongoing with the potential pharmaceutical company partners (Party C and Party D) that were in confidential discussions and diligence with Proteostasis. Party C had provided MTS with an assessment of their initial view of the opportunity, including process and timeline. Party D was in the process of conducting its scientific and technical due diligence that would take a few additional weeks. MTS also indicated it was preparing a list of potential merger candidates that were most likely to be suitable for strategic alternatives to partnering.

On April 5, 2020, at the direction of the Proteostasis board of directors, MTS initiated its outreach to potential merger candidates. The process involved presenting to Proteostasis’ board of directors and management a list of potential candidates compiled from a pool of companies that, to MTS’ knowledge, were seeking to complete a similar transaction and approaching companies that board members and advisors suggested as potentially of interest based on their industry knowledge.

On April 7, 2020, Proteostasis was informed by Party A that there was no further interest in the CF program at that time.

On April 10, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, MTS provided an update regarding the status of due diligence reviews and progress with Party C and Party D, which were still in discussions with Proteostasis. Party C had completed its due diligence and was preparing for internal meetings. Party D continued to request technical and scientific data in its ongoing diligence. MTS indicated that, at the direction of the Proteostasis board of directors, it was preparing to contact additional counterparties for strategic alternatives.

Between April 5 and April 20, 2020, MTS presented 75 different candidate companies to Proteostasis management and the Proteostasis board of directors for consideration. Based on several criteria including, but not limited to, therapeutic area of focus, stage of development, likelihood of near-term milestones, and strength of clinical and preclinical data. Using this analysis, Proteostasis management and the Proteostasis board of directors eliminated 53 companies from the initial pool of candidates from further assessments. Proteostasis management team and advisors reviewed the remaining 22 companies and evaluated them further on the above-mentioned factors while also expanding the analysis to include the candidate companies’ business model, scientific quality and/or technical approach to drug discovery and development, potential future value inflection points (catalysts), strategic fit, market opportunity, financing needs to next catalyst, proposed valuation, actionability and motivation to transact, readiness to be public, and management team.

On April 20, 2020, Proteostasis was informed by Party C that there was no further interest in the CF program at that time. Party C clarified that the internal position was subject to change upon review of additional clinical and ex vivo data from the patient derived organoids when such data were made available.

On April 21, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, MTS provided an update regarding Party D, including their internal evaluation process and expected timelines for further activities. MTS facilitated a discussion of the strategic process and the progress made since the previous board meeting.

On April 24, 2020, Richard Peters reached out to Meenu Chhabra to introduce Yumanity as a company that shares the scientific focus on diseases caused by protein misfolding and practices a similar approach to drug discovery to explore potential synergies through a collaboration. Ms. Chhabra advised Dr. Peters to reach out to MTS to coordinate future dialogue. As a result, Yumanity joined the ongoing merger process on April 24, 2020, bringing the total number of companies to evaluate to 23.

Between April 21, 2020 and May 5, 2020, a total of 16 companies, including Yumanity, made non-confidential presentations to Proteostasis’ management and advisors. The 16 companies, including Yumanity, were invited to submit preliminary non-binding proposals and 13 of those companies, including Yumanity, submitted bids. From May 13 to May 21, 2020, Proteostasis entered into confidential agreements without standstill provisions with seven companies, including Yumanity, that made confidential presentations to the Proteostasis board of directors, management and advisors.

On May 12, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, MTS provided an update on their efforts regarding a strategic alternative to partnering, including reverse mergers, and updated the board of directors on the outcome of recent outreach efforts to multiple counterparties and status of proposals received from each such counterparty. MTS then facilitated a more in-depth discussion about each party. The Proteostasis board of directors and members of management discussed each of the companies and their proposals at length. MTS made a preliminary presentation to the Proteostasis board of directors of information regarding methods to evaluate the relative value to Proteostasis’ stockholders of each of the proposals. After the discussion, the Proteostasis board of directors directed MTS and management to focus on five companies, which were Parties E, F, G, H and Yumanity. The companies selected were deemed by the Proteostasis board of directors to meet criteria that would provide the highest value to existing stockholders through a merger transaction based on its assessment criteria discussed above. Yumanity’s bid included a request for a 30-day exclusivity due diligence period during which neither party would enter discussions with third parties for the purpose of a reverse merger transaction. If such exclusivity period were granted, Yumanity would grant an additional 5% equity to Proteostasis’ stockholders. Separately, MTS representatives provided an update on the status of the internal review process, diligence activities of and possible deal structures being discussed with Party D regarding the CF Assets.

Dr. Kelly, who is also a director on the Yumanity board of directors, did not participate in any discussions relating to potential reverse merger candidates once discussions with Yumanity advanced, either as a member of the Proteostasis board of directors, or as a member of the Proteostasis Transaction Committee. For Proteostasis board of directors meetings, Dr. Kelly either did not attend or departed the meeting prior to discussion of, or voting on matters, related to potential merger candidates.

On May 26, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. Proteostasis management presented the outcome of its extensive diligence on five companies, Parties E, F, G, H and Yumanity, to the board of directors. Board members and advisors provided feedback on each of the potential candidates and discussed the valuation of both Proteostasis and potential candidates, additional financing needed to reach the next inflection point, each potential candidate’s technology and clinical stage, and the current competitive landscape. After discussions between Proteostasis board of directors, advisors and management, four companies, Parties E, F, G and Yumanity, were selected for the next round of evaluation. Ms. Chhabra provided an update on the status of diligence activities of and communications, including a proposed timeline to receipt of a term sheet with Party D in regard to the CF Assets.

Between May 27 and June 6, 2020, the four companies selected, Parties E, F, G and Yumanity, each entered into a new confidentiality agreement with a standstill clause. Such agreements did not include a “don’t ask/don’t waive” provision, and two agreements (those with Yumanity and Party F) had a fallaway provision. As of mid-June, Proteostasis and the four selected companies, including Yumanity, conducted mutual due diligence.

Proteostasis was conducting diligence on Parties E, F, G and Yumanity. Proteostasis management, advisors and board of directors identified certain aspects of the technology and business of Parties F and G that required further assessment. On June 5, 2020, Party E received a draft merger agreement for review, and on June 9, 2020, Yumanity received a draft merger agreement for review.

On June 17, 2020, a telephonic meeting of the Proteostasis Transaction Committee was held, which representatives from MTS, Proteostasis management, Proteostasis consultants, Mr. Arkowitz, a member of Proteostasis’ board of directors, and Cooley attended. At this meeting, Proteostasis management provided the Proteostasis Transaction Committee with an update of the diligence activities with the four selected companies, Parties E, F, G, and Yumanity, including providing an assessment of the clinical programs for each, the proposed valuation of Proteostasis as suggested by the counterparties, the potential of their pipeline programs, and their ability to execute the proposed merger transaction. MTS then provided more detailed information regarding Party E and Yumanity, which had provided the most attractive valuations. The Proteostasis Transaction Committee directed management and MTS to narrow the selection to these two companies, Yumanity and Party E. Ms. Chhabra then provided an update on the diligence activities with respect to Party D, its interest in the CF Assets and the expectation of receiving a term sheet at the end of June.

On June 19, 2020, Yumanity submitted its comments to the bid draft merger agreement, which included a proposed valuation of $146 million for Yumanity and $69 million for Proteostasis, representing an equity split of 68%/32% between the parties for the combined organization, assuming that Proteostasis had $35 million in net cash as of the closing of the merger. Such draft also included as a closing condition the requirement that Proteostasis have net cash as of the closing of at least $35 million. Finally, the draft also included comments to other sections of the merger agreement including representations and warranties, covenants, closing conditions, non-solicitation and termination rights.

On June 22, 2020, a telephonic meeting of the Proteostasis Transaction Committee was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, MTS provided summaries of the status of discussions with Yumanity and Party E. The Proteostasis Transaction Committee recommended that the Proteostasis board of directors direct Proteostasis to enter into a 14-day exclusivity period with Yumanity to continue diligence and negotiation of the draft merger agreement because it identified Yumanity as the one most suited to enable Proteostasis to generate value for stockholders through a merger. Ms. Chhabra provided an update on the continued diligence activities with respect to Party D, and the proposed timeline for delivery of a term sheet.

On June 23, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, Proteostasis management and members of the Proteostasis Transaction Committee. Mr. Arkowitz provided an update on the deliberations of the Proteostasis Transaction Committee on June 22, 2020, including its recommendation to narrow the merger candidates to Yumanity and Party E, progress related to the ongoing strategic alternative evaluations and status of strategic partnering discussions, and the two remaining potential merger partners, Parties F and G. The advisors provided feedback on each of the four potential candidates, Parties E, F, G and Yumanity, discussing, amongst other things, the proposed valuation of both Proteostasis and potential candidates, diligence efforts, treatment of the CF Assets, time to close of transaction, and other business terms, including equity splits and availability of contingent value rights (“CVRs”) for legacy Proteostasis stockholders for any partnering deal for the CF Assets.

The Proteostasis board of directors discussed Yumanity’s interest to enter into an exclusivity arrangement for the purpose of negotiating the draft of the merger agreement, which exclusivity arrangement would be entered into in exchange for the Proteostasis stockholders receiving a greater equity ownership percentage in the combined organization. The Proteostasis board of directors also noted that in the view of the Proteostasis Transaction Committee, Yumanity was the one most suited to enable Proteostasis to generate value to stockholders through a merger. The Proteostasis board of directors discussed the desirability of doing so and the term of exclusivity and authorized Proteostasis to enter into an exclusivity arrangement with Yumanity. Ms. Chhabra provided an update on the status of continued diligence activities of and communications, including the proposed timeline for receipt of a term sheet from Party D, with regard to the CF Assets.

On June 24, 2020, Yumanity presented revised terms, including an increase in the valuation of Proteostasis to approximately $70.3 million, representing a revised equity split of 67.5%/32.5%, and Yumanity also offered the Proteostasis stockholders the ability to benefit from the monetization of the CF Assets through a contingent value right, or CVR, with the amount payable under the CVR to be subject to the timing of such CF Asset monetization transaction. Such revised terms also provided that every one dollar shortfall below $32.5 million in net cash at closing would be counted as two dollars for purposes of the equity split adjustment. In addition, such revised terms also included as a closing condition a requirement that Proteostasis have net cash as of the closing of at least $30 million. Proteostasis and Yumanity entered into an Exclusivity Agreement, which was effective through July 14, 2020. On June 24, 2020, the Proteostasis board of directors approved via unanimous written consent the appointment of David Arkowitz to the Proteostasis Transaction Committee to replace Dr. Kelly.

On June 29, 2020, a telephonic meeting of the Proteostasis board of directors was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting there was a discussion of the key terms and progress of the negotiations of the draft merger agreement with Yumanity during the exclusivity period. The Proteostasis board of directors and other attendees discussed the business terms of a potential merger including status of ongoing diligence efforts, time to close of transaction, allocation of transaction costs, treatment of stock options, equity splits and availability of and CVRs for legacy Proteostasis stockholders for any partnering deal for the CF Assets or sale of the CF Assets.

On July 2, 2020, Cooley sent a draft of the merger agreement to Yumanity’s outside counsel, Goodwin Procter LLP (“Goodwin”) contemplating the CVR, introducing an undefined per diem dollar credit to Proteostasis’ net cash in the event that Yumanity did not deliver the audited and unaudited financial statements required in the Registration Statement on Form S-4 by a certain date, a separate per diem dollar credit to Proteostasis’ net cash in the event that Yumanity caused other delays in the transaction, and a dollar floor for the two-for-one dollar adjustment to Proteostasis’ net cash shortfalls of $30 million. Such draft also provided additional general comments on other sections of the merger agreement, including representations and warranties, covenants, closing conditions, non-solicitation and termination rights. On July 2, 2020, Cooley also sent the initial draft of the CVR Agreement to Goodwin, which contained the economic terms for the CVRs, including the applicable payment allocations for the sale of any CF Assets, the types of transactions covered by the CVR Agreement, the timing for payments under the CVR Agreement, survival period for the CVR Agreement and certain indemnity obligations that would be owed to the representative of the CVR Holders.

On July 7, 2020, a telephonic meeting of the Proteostasis Transaction Committee was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, MTS and advisors updated the Proteostasis Transaction Committee on the status of the business discussions and negotiation of the merger agreement. MTS provided an update on the internal discussions, diligence activities and proposed timeline for receipt of a term sheet from Party D, with respect to their continued interest in the CF Assets. Yumanity’s ability to continue as a going concern was not considered when evaluating the Merger. Even though Yumanity’s required financial statements had not yet been received, it is very common for pre-commercial biotechnology companies to require additional funding to continue as a going concern, therefore the conclusion that there is substantial doubt related to its ability to continue as a going concern would not have impacted Proteostasis’ decision as to the selection of Yumanity.

On July 8, 2020, Goodwin sent a revised draft of the merger agreement to Cooley, which limited the CF Asset sale to certain counterparties, set July 31, 2020 as the deadline to deliver the required Yumanity financial statements, and removed the per diem net cash credits. Such draft also reflected general comments on other portions of the merger agreement including representations and warranties, covenants, closing conditions, non-solicitation and termination rights. Goodwin also delivered a revised draft of the CVR Agreement on such date, reflecting comments on the transactions covered by the CVR Agreement, the timing for payments under the CVR Agreement, survival period for the CVR Agreement and the responsible party for indemnity obligations that would be owed to the representative of the CVR Holders.

From July 8 through August 22, 2020, representatives of Cooley, at the direction of the Proteostasis board of directors, and with input from Proteostasis management, and with the benefit of the views of the directors provided at the Proteostasis board and Transaction Committee meetings, exchanged drafts and participated in discussions with Goodwin, regarding the terms of the merger agreement and related documents, including the CVR Agreement. The items negotiated with respect to the merger agreement and related documents included, among other things: the representations and warranties to be made by the parties; the restrictions on the conduct of the parties’ businesses until completion of the transaction; the definitions of material adverse effect; the conditions to completion of the merger, including the required minimum net cash balances of Proteostasis; the calculation of Proteostasis’ net cash balance at closing; the manner by which Proteostasis would issue shares of its common stock to Yumanity’s stockholder as consideration for the merger; the provisions regarding Proteostasis’ employee benefit plans, severance and other compensation matters; the composition of the board of directors of the combined organization; the remedies available to each party under the merger agreement, including the circumstances upon which the termination fee and expense reimbursement payable to each of the parties would be triggered; the amounts of the termination fees and expense reimbursements; and the identities of the equityholders of each party that would be required to execute support agreements concurrent with the execution of the merger agreement. The items negotiated with respect to the CVR Agreement included, among other things: the mechanics by which payments would be made to the holders of CVRs (including payment timelines); the expenses that would serve as deductions to any payments arising from the CVRs; the transactions that would trigger payments under the CVR Agreement; Yumanity’s obligations with respect to the maintenance and development of the CF Assets and the term of the CVR Agreement. The parties did not alter the equity split as agreed to by the parties on June 24, 2020.

On July 14, 2020, a telephonic meeting of the Proteostasis Transaction Committee was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. Ms. Chhabra provided an update on merger agreement negotiations, including Proteostasis’ negotiations with Yumanity regarding the CVR Agreement for Proteostasis’ legacy stockholders for the CF Assets. The members of the Proteostasis Transaction Committee were informed that Yumanity requested an extension of the exclusivity period to allow further time for preparation of audited financial statements. The Proteostasis Transaction Committee approved of the extension. Later on July 14, 2020, Proteostasis and Yumanity signed an amendment to the Exclusivity Agreement extending exclusivity through August 14, 2020. Ms. Chhabra provided an update on the ongoing evaluation and revised timeline for the expected receipt of a term sheet from Party D, with respect to their interest in the CF Assets based on Party D’s internal discussions.

On July 23, 2020, a telephonic meeting of the Proteostasis Transaction Committee was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting, MTS and management provided an update on continuing discussions and a potential delay on the timing of receipt of certain deliverables from Yumanity. Ms. Chhabra provided an update on the internal activities and communications with Party D and the expected timeline for delivery of a term sheet, with respect to their interest in a transaction involving the CF Assets.

On July 28, 2020, a telephonic meeting of the Proteostasis Transaction Committee was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting Proteostasis management, MTS and Cooley updated the committee on the negotiation of the merger agreement and the CVR Agreement and discussed the expected timing of the transaction. The status of diligence with the potential pharmaceutical company partner, Party D, their internal evaluation and expected delivery of a term sheet for the CF Assets was also discussed.

On August 4, 2020, a telephonic meeting of the Proteostasis Transaction Committee was held, which representatives from MTS, Proteostasis management, Proteostasis consultants and Cooley attended. At this meeting MTS, Proteostasis management, and Proteostasis consultants presented the outstanding business issues between the parties, which included timing around the delivery of Yumanity’s audited financial statements, calculation of Proteostasis net cash, CVR payment mechanics, and the treatment of Proteostasis net operating losses. Ms. Chhabra provided an update on the evaluation activities and communications with Party D, regarding possible deal structure and anticipated delivery of a term sheet.

On August 12, 2020, a telephonic meeting of the Proteostasis board of directors was held and the board received a telephonic update as to the process of discussions and negotiations with Yumanity. Participants included all members of the Proteostasis board of directors except Dr. Kelly, and representatives from Proteostasis management, MTS, Proteostasis consultants and Cooley. At this meeting, there was continued discussion regarding the status of the merger agreement negotiations and the desire to extend the exclusivity period to allow further diligence. Ms. Chhabra then provided the board with an update on continuing interactions with Party D in regards to their interest in the CF Assets, including requests for additional scientific and technical data and the anticipated timeline for delivery of a term sheet.

On August 14, 2020, Proteostasis and Yumanity signed a second amendment to the Exclusivity Agreement extending exclusivity through August 19, 2020.

On August 18, 2020, the Proteostasis board of directors received a copy of the draft Merger Agreement, the draft CVR Agreement, and a summary of transaction terms. On August 19, 2020, the Proteostasis board of directors held a telephonic meeting for the purpose of receiving an update as to timing of the proposed merger and open items. Participants included all members of the Proteostasis board of directors except Dr. Kelly, and representatives from Proteostasis management, Proteostasis consultants, MTS and Cooley. Later in the evening, members of the Proteostasis board of directors discussed open items with members of Yumanity’s board and management.

On August 20, 2020, the Proteostasis board of directors held a telephonic meeting for the purpose of reviewing and discussing the final terms of the draft Merger Agreement, including receiving an update as to timing of the proposed merger and open items. Participants included all members of the Proteostasis board of directors except Dr. Kelly, and representatives from Proteostasis management, MTS, Proteostasis consultants and Cooley.

At this August 20, 2020 meeting, the Cooley representative provided a detailed review of the material terms of the draft Merger Agreement and ancillary agreements. Representatives of Cooley also reviewed with the Proteostasis board of directors present the final forms of the voting agreement and lock-up agreement to be entered into by the directors and officers and certain significant stockholders of Holdings, as the sole holder of

Yumanity. During this presentation, questions from the directors were addressed, including a detailed discussion about the minimum cash closing requirement and Proteostasis’ comfort level of satisfying that condition under various scenarios.

At this August 20, 2020 meeting, Proteostasis’ management provided the final due diligence report on Yumanity, noting no issues outstanding. During this presentation, directors’ questions were asked and answered. The Cooley representative provided a review of the Proteostasis board’s fiduciary duties and other legal aspects of the transaction. The Proteostasis board expressed consensus and satisfaction that a full and complete process had been run and that the appropriate corporate governance steps had been taken. The Proteostasis board reiterated its view that the proposed transaction was the best opportunity for maximizing Proteostasis stockholder value, noting the objective merits of both the process that had been engaged in, the ultimate selection of Yumanity based on scientific, clinical, and probability-of-success grounds, and the deal terms. The Proteostasis board of directors did not deem viable the pursuit of standalone strategy given that the company did not have sufficient financial resources to support the cost of clinical development required to submit an application for marketing authorization and did not view a private or public financing as a viable option based on investor feedback collected to date. In addition to the lack of financial resources, the additional regulatory and commercial risk was deemed to be substantial given the recent approval of Vertex Pharmaceuticals’ novel triple combination therapy.

In addition, at the August 20, 2020 meeting, MTS Securities, LLC, an affiliate of MTS, orally presented its fairness opinion, which was confirmed by delivery of a written opinion dated August 20, 2020, that, as of that date, and based upon the assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio (as set forth in the draft merger agreement reviewed by MTS Securities, LLC as of such date) was fair, from a financial point of view, to Proteostasis. For further information on the opinion of MTS Securities, LLC, please see “The Merger—Opinion of Proteostasis’ Financial Advisor” beginning on page 120 of this proxy statement/prospectus/information statement.

Following these presentations and discussions, representatives of Cooley reviewed with the Proteostasis board of directors the proposed resolutions that had been provided in advance of the meeting. Following review and discussion among the participants, the Proteostasis board of directors members (other than Dr. Kelly) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of Proteostasis common stock to the Yumanity stockholders pursuant to the Merger Agreement, were fair to, advisable and in the best interests of, Proteostasis and the Proteostasis stockholders; approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger and the issuance of shares of Proteostasis common stock to the Yumanity stockholders; and determined to recommend, upon the terms and subject to the conditions of the Merger Agreement, that the Proteostasis stockholders vote to approve the Merger Agreement and the transactions contemplated therein, including the Merger and the issuance of shares of Proteostasis common stock to the Yumanity stockholders, and, if deemed necessary, the Proteostasis Reverse Stock Split. Management was directed to sign the Merger Agreement once the final open items were resolved.

On August 22, 2020, the parties finalized and executed the Merger Agreement and the support agreements and the lock-up agreements.

On the morning of August 24, 2020, prior to the opening of trading on the Nasdaq market, Proteostasis and Yumanity issued a joint press release announcing their entry into the Merger Agreement and held an investor call regarding the proposed Merger.

On September 10, 2020, Party D informed Proteostasis that it was no longer interested in the CF program. Confidential discussions are ongoing with Party B.

Proteostasis Reasons for the Merger

The Proteostasis board of directors considered the following factors, among others, in reaching its conclusion to approve and adopt the Merger Agreement, the Merger, the issuance of shares of Proteostasis common stock in the Merger and the other transactions contemplated thereby and to recommend that the Proteostasis stockholders approve the issuance of shares of Proteostasis common stock in the Merger and the other transactions contemplated by the Merger Agreement:

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the Proteostasis board of directors believes, based in part on the judgment, advice and analysis of Proteostasis management with respect to the potential benefits of the Merger (which judgment, advice and analysis was informed in part on the business, intellectual property, regulatory, financial, accounting and legal due diligence investigation performed with respect to Yumanity), that:

•	Yumanity’s pipeline has potential to create value for the current Proteostasis and Yumanity stockholders;

•	Yumanity’s platform has the potential to advance one new clinical candidate into human trials each year;

•	Yumanity has the potential to create value through additional corporate partnerships;

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Yumanity’s executive leadership team, which has extensive experience in neuroscience, rare disease, and oncology drug development, as well as considerable transaction experience, will give the combined organization the opportunity to reach significant value inflection points;

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Yumanity and Proteostasis share a scientific legacy and approach to drug discovery in indications that are caused by protein misfolding and could potentially extract additional value from existing Proteostasis assets that include compound library, drug candidates, and intellectual property portfolio to further enhance its proprietary platform and pipeline;

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Yumanity has delivered support agreements from its officers, directors and all but one of 5% or greater equityholders of Holdings, that will represent approximately 75% of Yumanity’s outstanding capital stock following the Yumanity Reorganization, in which each such individual or entity has agreed to vote in favor of the Merger Agreement, the Yumanity Reorganization and the related transactions. In addition, Yumanity has agreed to submit written consents from a sufficient number of stockholders to approve the Merger Agreement and the related transactions, including the Yumanity Reorganization, within ten business days of the effectiveness of this Registration Statement;

•	the combined organization will be able to satisfy the initial listing application requirements of Nasdaq and to maintain Proteostasis’ Nasdaq listing; and

•	Yumanity has the ability to enter into an agreement for a business combination with Proteostasis and thereafter proceed in an orderly manner toward implementing the proposed Merger;

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The terms of the Merger Agreement allow Proteostasis to continue to attempt to monetize the CF assets though a parallel transaction with a pharmaceutical company partner and Proteostasis stockholders would benefit through either an increase of the Exchange Ratio or through additional cash payments if any such transaction is entered into up to nine months after the Effective Time of the Merger.

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the Proteostasis board of directors believes the combined organization would possess sufficient financial resources to allow the management team to focus on implementing Yumanity’s business plan and growing Yumanity’s business;

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the Proteostasis board of directors considered the ability of Yumanity to take advantage of the potential benefits resulting from becoming a public reporting company listed on Nasdaq should it be required to raise additional equity or debt in the future;

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the Proteostasis board of directors considered the opportunity as a result of the Merger for Proteostasis stockholders to participate in the potential increase in value that may result as Yumanity continues to invest in pursuing its business plan and growing its business following the Merger;

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the Proteostasis board of directors considered the financial analyses presented by MTS Securities, LLC to the Proteostasis board of directors on August 20, 2020 and the opinion of MTS Securities, LLC, dated August 20, 2020, to the Proteostasis board of directors that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio (as defined in the draft of the Merger Agreement reviewed by MTS Securities, LLC as of such date) was fair from a financial point of view to Proteostasis, as more fully described below under the caption “The Merger — Opinion of Proteostasis’ Financial Advisor;” and

•	the Proteostasis board of directors also reviewed various factors impacting the financial condition, results of operations and prospects for Proteostasis, including:

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the strategic alternatives to the Merger available to Proteostasis, including the discussions that Proteostasis’ management and the Proteostasis board of directors previously conducted with other potential merger partners, and the time to negotiate and complete an alternative merger transaction and anticipated cash burn;

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the risks and delays associated with, and uncertain value and costs to Proteostasis stockholders of, liquidating Proteostasis, including the uncertainties of continuing cash burn while contingent liabilities are resolved, uncertainty of timing of release of cash until contingent liabilities are resolved, and the risks associated with being a shell company prior to cash distribution;

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Proteostasis’ prospects to restructure its business to focus on novel drug discovery and development efforts, and its ability to raise the significant amount of funds it would require to pursue such opportunity and seek regulatory approvals and commence commercialization activities with no ultimate assurance that such activities would be successful or enable Proteostasis to operate a profitable business;

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the risks and challenges of attempting to continue to operate Proteostasis on a stand-alone basis, including the substantial time required to rebuild infrastructure, including a dedicated research team, and the need to rely on established working collaborations with a number of academic institutions who have capabilities and research interest in patient derived cells and commercially available sources novel agents; and

•	the challenges of maintaining Proteostasis’ Nasdaq listing without completing the Merger.

The Proteostasis board of directors also reviewed the terms and conditions of the proposed Merger Agreement and the contemplated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

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the fact that immediately following the consummation of the Merger, Yumanity stockholders, warrantholders and optionholders were initially expected to own approximately 67.5% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, with Proteostasis stockholders, optionholders and warrantholders, whose shares of Proteostasis common stock will remain outstanding after the Merger, holding approximately 32.5% of the Proteostasis Stock on a fully diluted basis as defined in the Merger Agreement, subject to adjustment;

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the final Exchange Ratio used to establish the number of shares of Proteostasis common stock to be issued in the Merger is based upon Proteostasis’ and Yumanity’s capitalization at the signing of the Merger Agreement, and will be adjusted based on the amount of Proteostasis net cash and changes in the capitalization of Proteostasis or Yumanity prior to the Closing;

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the limited number and the nature of the conditions to Proteostasis’ obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

•	the limitations on Yumanity under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should it receive a superior proposal;

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the reasonableness of the potential termination fee being equal to $2,100,000, in the case of Proteostasis, or $4,380,000, in the case of Yumanity, which could become payable if the Merger Agreement is terminated in certain circumstances;

•	the terms of the support agreements described above;

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the agreement of Yumanity to provide written consent of its stockholders necessary to adopt the Merger Agreement thereby approving the Merger and related transactions within ten business days of the Registration Statement, of which this proxy statement/prospectus/information statement is a part, becoming effective; and

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the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Proteostasis board of directors also considered a variety of risks and other countervailing factors related to the Merger and the transactions contemplated by the Merger Agreement, including:

•	the risk to Proteostasis’ financial results in the event that the Merger is not consummated, including the risk of Proteostasis needing to cease operations;

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the termination fee of $2,100,000 payable by Proteostasis and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Proteostasis stockholders;

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the risk that the Exchange Ratio will be adjusted if Proteostasis’ net cash at Closing is reduced resulting in current Proteostasis equity holders owning a smaller percentage of the combined organization after Closing and the risk that Yumanity could terminate the Merger Agreement if Proteostasis’ net cash at Closing is less than $30.0 million;

•	the substantial expenses to be incurred in connection with the Merger and obtaining the necessary approval from the Proteostasis stockholders;

•	the possible volatility, at least in the short-term, of the trading price of Proteostasis common stock resulting from the announcement of the Merger;

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the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Proteostasis;

•	the strategic direction of the combined organization following the completion of the Merger, which will be determined by a board of directors initially designated substantially by Yumanity; and

•	various other risks associated with the combined organization and the Merger, including those described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

With respect to the requirement that Proteostasis have no less than $30.0 million of net cash at Closing, on November 6, 2020, Proteostasis and Yumanity entered into an amendment to the Merger Agreement in order to adjust the closing condition requirement for Proteostasis’ net cash at closing, reducing the required amount to at least $28 million (in lieu of $30 million).

The foregoing information and factors considered by the Proteostasis board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Proteostasis board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Proteostasis board of directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Proteostasis board of directors may have given different weight to different factors. The Proteostasis board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Proteostasis management team and the legal and financial advisors of Proteostasis, and considered the factors overall to be favorable to, and to support, its determination.

Yumanity Reasons for the Merger

The following discussion sets forth material factors considered by the Yumanity board of directors in reaching its determination to approve the terms and authorize the execution of the Merger Agreement for the purpose of implementing the Merger; however, it may not include all of the factors considered by the Yumanity board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Yumanity board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Yumanity board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the course of reaching its decision to approve the Merger, the board of directors of Yumanity consulted with its senior management, advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

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Yumanity’s need for capital to support the clinical and preclinical development of its product candidates and the potential to access public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

•	the expectation that the Merger would be a more time- and cost-effective means to access capital than other options considered;

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company listed on Nasdaq;

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Yumanity’s board of director’s belief that no alternatives to the Merger were reasonably likely to create greater value for Yumanity’s stockholders, after reviewing the various financing and other strategic options to enhance stockholder value that were considered by Yumanity’s board of directors, including remaining as an independent company;

•

the projected financial position, operations, management structure, geographic locations, operating plans, cash burn rate and financial projections of the combined organization, including the impact of the CVR Agreement and the expected cash resources of the combined organization (including the ability to support the combined organization’s current and planned clinical trials and operations);

•

the fact that shares of Proteostasis common stock issued to Yumanity stockholders will be registered pursuant to a registration statement on Form S-4 by Proteostasis and will become freely tradable by Yumanity’s stockholders who are not affiliates of Yumanity and who are not parties to lock-up agreements;

•

the likelihood that the Merger will be consummated on a timely basis and the viable strategic alternatives for Yumanity if the Merger does not occur (including, among other things, Yumanity’s financial prospects and access to the capital needed to continue successful operations);

•	the terms and conditions of the Merger and the Merger agreement, including, without limitation, the following:

•

the determination that the expected relative percentage ownership of Yumanity’ stockholders and Proteostasis stockholders in the combined organization was appropriate based, in the judgment of Yumanity’s board of directors, on Yumanity’s board of director’s assessment of the approximate valuations of Proteostasis and Yumanity;

•	the limited number and nature of the conditions of the obligation of Proteostasis to consummate the Merger;

•	the rights of Yumanity under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Yumanity receive a superior proposal;

•

the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•

the conclusion of Yumanity’s board of directors that the potential termination fee of $2,100,000 million, and/or expense reimbursements of up to $703,000, payable by Proteostasis to Yumanity and the circumstances when such fee may be payable, were reasonable;

•

the expectation that the Merger will qualify as a transaction described under Section 368(a) of the Code for U.S. federal income tax purposes, with the result that Yumanity’s stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Yumanity capital stock for Proteostasis common stock pursuant to the Merger;

•	the ability to obtain a Nasdaq listing and the change of the combined organization’s name to Yumanity Therapeutics, Inc. upon the closing of the Merger;

•

the support agreements, pursuant to which certain directors, officers and stockholders of Yumanity and Proteostasis, respectively, have agreed, solely in their capacity as stockholders of Yumanity and Proteostasis, respectively, to vote all of their shares of Yumanity capital stock or Proteostasis common stock in favor of the adoption or approval, respectively, of the Merger agreement; and

•

the determination of Yumanity’s board of directors that the Merger Agreement, the related documents and agreements, and the transactions contemplated by the foregoing, including the Merger, were advisable and are fair to and in the best interests of Yumanity and its stockholders.

Yumanity’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger, including the following:

•

the risk that the Merger might not be completed in a timely manner, or at all, and the potential adverse effect of the public announcement of the Merger or delay or failure to complete the Merger on the reputation of Yumanity and the ability of Yumanity to obtain financing in the future;

•

the termination fee of $4,380,000 million, and/or expense reimbursements of up to $1,460,000, payable by Yumanity to Proteostasis upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing a competing transaction that may be more advantageous to Yumanity’s stockholders;

•	the potential reduction of Proteostasis’ net cash prior to the closing of the Merger;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•	the possibility that Proteostasis could under certain circumstances consider unsolicited acquisition proposals if superior to the Merger;

•	the additional public company expenses and obligations that Yumanity’s business will be subject to following the Merger to which it has not previously been subject; and

•

various other risks associated with the combined organization and the Merger, including the risks described in the section entitled “Risk Factors” beginning on page 34 of this proxy statement/prospectus/information statement.

The Yumanity board of directors weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the Yumanity board of directors approved the terms and authorized execution of the Merger Agreement for the purpose of implementing the Merger.

Opinion of Proteostasis’ Financial Advisor

Proteostasis retained MTS Health Partners, L.P. as its exclusive financial advisor in connection with the Merger. On August 20, 2020, MTS Securities, LLC, an affiliate of MTS Health Partners, L.P., rendered its oral opinion to the Proteostasis board of directors (which was subsequently confirmed in writing as of August 20, 2020), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion and described below, the Exchange Ratio (as defined in the draft of the Merger Agreement reviewed by MTS Securities, LLC as of such date, which draft, for the avoidance of doubt, did not include the First Amendment to Merger Agreement, which was discussed and agreed upon by the parties thereto after the date of the MTS Opinion) was fair, from a financial point of view, to Proteostasis. References to MTS in the remainder of this section refer to MTS Securities, LLC.

The full text of the MTS Opinion sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS in connection with its opinion. The MTS Opinion is attached as Annex D to the accompanying proxy statement/prospectus/information statement and is incorporated herein by reference. The summary of the MTS Opinion set forth in this proxy statement/prospectus/information statement is qualified in its entirety by reference to the full text of the MTS Opinion. We urge you to read carefully the MTS Opinion, together with the summary thereof in this proxy statement/prospectus/information statement, in its entirety.

MTS provided its opinion for the information and assistance of the Proteostasis board of directors in connection with its consideration of the Merger. The MTS Opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio, to Proteostasis and does not address any other aspect or implication of the Merger. The MTS Opinion was not a recommendation to the Proteostasis board of directors or any stockholder of Proteostasis as to how to vote or to take any other action in connection with the Merger.

In the course of performing its review and analyses for rendering the opinion described above, MTS:

(i)

reviewed the financial terms of a draft copy of the merger agreement, dated as of August 20, 2020, which was the most recent draft made available to MTS prior to the time it rendered its oral opinion (the “draft merger agreement”), and the financial terms of a draft copy of the contingent value rights agreement, dated as of August 17, 2020, which was the most recent draft made available to MTS prior to the time it rendered its oral opinion (the “draft contingent value rights agreement”);

(ii)	reviewed certain publicly available business and financial information concerning Proteostasis and Yumanity and the industries in which they each operate;

(iii)

reviewed certain internal financial analyses and forecasts relating to Proteostasis’ business prepared by and provided to MTS by the management of Proteostasis (the “Proteostasis Projections”), and certain internal financial analyses and forecasts relating to Yumanity’s business prepared by and provided to MTS by the management of Proteostasis (the “Adjusted Yumanity Projections” and,

together with the Proteostasis Projections, the “Projections”), which Adjusted Yumanity Projections reflected adjustments made by the management of Proteostasis to certain financial analyses and forecasts provided by Yumanity to Proteostasis;

(iv)

conducted discussions with members of senior management and representatives of Proteostasis and Yumanity concerning the matters described in clauses (ii)-(iii) above and any other matters deemed relevant by MTS;

(v)	reviewed and analyzed the reported current and historical prices and trading history of shares of Proteostasis common stock;

(vi)

reviewed and analyzed, in light of the business, operations and assets of Proteostasis, the cash consideration that would likely be received by the holders of Proteostasis common stock if Proteostasis were to undergo a liquidation;

(vii)	reviewed and analyzed, based on the Adjusted Yumanity Projections, the cash flows to be generated by Yumanity to determine the present value of Yumanity’s discounted cash flows;

(viii)	compared the financial performance of Yumanity with corresponding data for certain publicly traded companies that MTS deemed relevant in evaluating Yumanity;

(ix)	reviewed and analyzed certain publicly available financial and other information of certain publicly traded companies that MTS deemed relevant;

(x)	reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that MTS deemed relevant; and

(xi)	performed such other financial studies, analyses and investigations and considered such other information as MTS deemed appropriate for the purposes of its opinion.

In arriving at its opinion, MTS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by MTS and upon the assurances of the management of Proteostasis and Yumanity, respectively, that they are not aware of any material relevant developments or matters related to Proteostasis or Yumanity or that may affect the merger or the other transactions contemplated by the merger agreement or the contingent value rights agreement that were omitted or that remained undisclosed to MTS. The MTS Opinion does not address any legal, regulatory, tax, accounting or financial reporting matters, as to which MTS understood that Proteostasis had obtained such advice as it deemed necessary from experts, and MTS relied, with the consent of the Proteostasis board of directors, on any assessments made by such experts to Proteostasis with respect to such matters. For purposes of the immediately preceding sentence, the experts referred to in the MTS Opinion were intended by MTS and Proteostasis to be professional advisors to Proteostasis generally, without considering any particular meaning to the term “expert,” including any meaning of such term under the Securities Act, or identifying specifically any particular assessment made by any such professional advisor for such purposes. Without limiting the foregoing, MTS did not consider any tax effects of the merger or the other transactions contemplated by the merger agreement or the contingent value rights agreement or the transaction structure on any person or entity. MTS did not conduct any independent verification of the Projections and expressed no view as to the Projections or the assumptions on which they were based. Without limiting the generality of the foregoing, with respect to the Projections, MTS assumed, with the consent of the Proteostasis board of directors, and based upon discussions with the management of Proteostasis, that they were reasonably prepared in good faith and that the Proteostasis Projections and the Adjusted Yumanity Projections reflected the best then-currently available estimates and judgments of the management of Proteostasis as to the future results of operations and financial performance of, and impact of the effects of the coronavirus pandemic (COVID-19) and related events on, Proteostasis and Yumanity.

In arriving at its opinion, MTS made no analysis of, and expressed no opinion as to, the adequacy of the reserves of Proteostasis or Yumanity, and relied upon information supplied to MTS by Proteostasis as to such adequacy.

In addition, MTS did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of Proteostasis or Yumanity or any of their respective subsidiaries, and MTS was not furnished with any such evaluations or appraisals, nor did MTS evaluate the solvency of Proteostasis, Yumanity or any other entity or business under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by MTS in connection with the MTS Opinion were going-concern analyses with respect to Yumanity. With respect to Proteostasis, based on the present operations of Proteostasis and at the direction of Proteostasis, MTS used the liquidation values of Proteostasis as provided to MTS. MTS expressed no opinion regarding the liquidation value of Yumanity, Proteostasis or any other entity. MTS assumed that there have been no material changes in the assets, financial condition, business or prospects of Proteostasis or Yumanity since the date of the most recent relevant financial statements or financial information made available to MTS. Without limiting the generality of the foregoing, MTS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Proteostasis, Yumanity or any of their respective affiliates is a party or may be subject, and, at the direction of Proteostasis, the MTS Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. MTS also assumed that, except with respect to the transactions contemplated by the contingent value rights agreement as described further below, neither Proteostasis nor Yumanity nor any of their respective affiliates is party to any material pending transaction that had not been disclosed to MTS, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger and the other transactions contemplated by the merger agreement. In addition, MTS did not conduct, nor did MTS assume any obligation to conduct, any physical inspection of the properties or facilities of Proteostasis or Yumanity. MTS did not consider any potential legislative or regulatory changes then-currently being considered or that may be adopted by any governmental or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

MTS assumed that the representations and warranties of each party contained in the merger agreement and the contingent value rights agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the merger agreement and the contingent value rights agreement and any other agreement contemplated thereby, all conditions to the consummation of the merger will be satisfied without waiver thereof and the transactions contemplated by the merger agreement and the contingent value rights agreement, including, without limitation, the merger, will be consummated in accordance with the terms of the merger agreement and the contingent value rights agreement, as applicable, without waiver, modification or amendment of any term, condition or agreement thereof. MTS assumed that the final form of the merger agreement will be, in all respects relevant to its analysis, identical to the draft merger agreement and that the final form of the contingent value rights agreement will be, in all respects relevant to its analysis, identical to the draft contingent value rights agreement. MTS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the merger and the other transactions contemplated by the merger agreement and the contingent value rights agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Proteostasis, Yumanity or the benefits to be realized as a result of the merger and the other transactions contemplated by the merger agreement and the contingent value rights agreement.

For purposes of the MTS Opinion, MTS assumed, at the direction of Proteostasis, that the only material asset of Proteostasis is the Proteostasis Net Cash (as defined in the merger agreement), that no other assets of Proteostasis, including, without limitation, any net operating losses of Proteostasis, have any material value and that Proteostasis does not, and does not intend to, engage in any activity that may result in the generation of any revenue. MTS further assumed, at the direction of Proteostasis, that any adjustment to the Exchange Ratio pursuant to the terms of the merger agreement will not result in any adjustment to the Exchange Ratio that is material to its analysis. Without limiting the foregoing, MTS further assumed for purposes of any adjustment to the Exchange Ratio, at the direction of Proteostasis, that (x) Proteostasis Net Cash at the closing of the merger is expected to be between $31,000,000 and $35,000,000 and (y) Proteostasis Net Cash shall not be subject to any adjustment arising from any delay relating to the initial filing of the Form S-4 Registration Statement (as defined in the merger agreement) with the SEC. At the direction of Proteostasis, MTS did not consider whether the events set forth in the contingent value rights agreement upon which the payment of any cash proceeds to the holders of the contingent value rights provided therein are contingent will occur, and, accordingly, MTS did not consider any potential value of the consideration to be paid with respect to the contingent value rights to the holders thereof.

The MTS Opinion is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to MTS, as of the date of the MTS Opinion. It should be understood that, although subsequent developments may affect the conclusion reached in the MTS Opinion, MTS does not have any obligation to update, revise or reaffirm the MTS Opinion. The MTS Opinion addresses solely the fairness, from a financial point of view and as of the date thereof, to Proteostasis of the Exchange Ratio and does not address any other terms in the merger agreement or the contingent value rights agreement, or any other agreement contemplated by the merger agreement or the contingent value rights agreement or relating to the merger or any other aspect or implication of the merger, including, without limitation, the form or structure of the merger, the other transactions contemplated by the merger agreement and the contingent value rights agreement or the fairness of the merger or the Exchange Ratio to any constituency of Proteostasis or the fairness of the consideration payable in connection with the contingent value rights to Proteostasis or any constituency of Proteostasis. The MTS Opinion does not address any amounts or consideration to be received by, or to be paid or not paid, to the holders of the shares of Yumanity common stock held as treasury stock or held or owned by Yumanity, Merger Sub or any subsidiary of Yumanity immediately prior to the effective time of the merger and or held by stockholders who have exercised and perfected appraisal rights for such shares of Yumanity common stock in accordance with the Delaware General Corporation Law in connection with the merger. The MTS Opinion does not address Proteostasis’ underlying business decision to proceed with the merger and the other transactions contemplated by the merger agreement and the contingent value rights agreement or the relative merits of the merger and such other transactions compared to other alternatives available to Proteostasis. MTS expressed no opinion as to the prices or ranges of prices at which shares or other securities of any person, including Proteostasis or Yumanity, will trade at any time, including following the announcement or consummation of the merger and the other transactions contemplated by the merger agreement and the contingent value rights agreement. MTS was not requested to opine as to, and the MTS Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the merger and the other transactions contemplated by the merger agreement and the contingent value rights agreement, or any class of such persons, relative to the consideration to be received by Proteostasis in connection with the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, MTS employed generally accepted valuation methods in reaching its opinion. The issuance of the MTS Opinion was approved by an opinion committee of MTS Health Partners, L.P.

Summary of Financial Analysis

MTS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, MTS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions MTS reached were based on all the analyses and factors presented, taken as a whole, and also on application of MTS’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. MTS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. No company or transaction used in any analysis for purposes of comparison was identical to Proteostasis or Yumanity. Accordingly, an analysis of the results of the comparisons was not mathematical; rather, it involved complex considerations and judgments about differences in the companies and transactions to which Proteostasis and Yumanity were compared and other factors that could affect the public trading value or transaction value of the companies. Furthermore, MTS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of MTS with respect to the actual value of Proteostasis, Proteostasis common stock, Yumanity or Yumanity common stock.

Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by MTS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by MTS.

In performing its analyses, MTS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond MTS’s control and many of which are beyond the control of Proteostasis and/or Yumanity. Any estimates used by MTS in its analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

MTS performed standalone valuation analyses of both Proteostasis and Yumanity using a variety of valuation methodologies, as described below. MTS then performed a relative valuation analysis in order to compare the aggregate value exchange ratio implied by the Exchange Ratio to the range of aggregate value exchange ratios implied based on the respective standalone valuation ranges. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 20, 2020 and is not necessarily indicative of current market conditions.

Proteostasis Valuation Analysis

Liquidation Analysis

As noted above, at the direction of Proteostasis, MTS assumed that the only material asset of Proteostasis was its cash and that Proteostasis does not currently, and does not intend in the future to, conduct any activity that may result in the generation of revenue. Proteostasis instructed MTS not to assign any value to the CF Assets in light of ongoing negotiations with potential purchasers of the CF Assets and the expectation that such assets would be sold prior to consummation of the Merger, and if not, the CVR Agreement would capture such value for the Proteostasis stockholders. In connection therewith, MTS was advised by Proteostasis that the changing competitive landscape for cystic fibrosis-related treatments had increased the complexity and costs associated with continuing Proteostasis’ ongoing operations as a standalone entity, and that financing such ongoing operations through a variety of potential transaction structures would nonetheless be challenging in the current environment. Accordingly, Proteostasis instructed MTS to ascribe no value to Proteostasis’ ongoing operations. Correspondingly, MTS reviewed the Proteostasis Projections, which assumed the availability of financing to support Proteostasis’ ongoing operations, but did not rely upon such Proteostasis Projections and instead relied upon a liquidation analysis for purposes of valuing Proteostasis.

MTS computed the total equity value of Proteostasis on a liquidation to be $34,700,000, or $0.66 per share, calculated as $48,900,000 of cash as of June 30, 2020, less wind-down costs of $12,700,000, less liquidation costs of $1,500,000, as compared to the then current market capitalization of Proteostasis as of the signing of the merger agreement of approximately $69,400,000. The analysis assumed a liquidation date of October 31, 2020, that all wind-down costs were paid in full, that all remaining licenses were terminated, that employees are retained to facilitate wind-down until the liquidation date, that all employee-related restructuring and severance costs are paid in full, and, to be conservative, that no funds were retained in reserve for unknown or contingent liabilities. At the direction of Proteostasis, MTS did not consider whether the events set forth in the contingent value rights agreement upon which the payment of any cash proceeds to the holders of the contingent value rights provided therein are contingent will occur, and, accordingly, MTS did not consider any potential value of the consideration to be paid with respect to the contingent value rights to the holders thereof.

Historical Stock Price Performance

MTS also reviewed for informational purposes only the total equity value of Proteostasis based on the share price trading history of Proteostasis common stock for the period beginning on August 20, 2019 and ending on August 20, 2020. During this period, shares of Proteostasis common stock traded as low as $0.67 per share and as high as $4.35 per share, compared to the closing price of Proteostasis common stock on August 20, 2020 of $1.33 per share. Based on this range of per-share prices, MTS calculated a total equity value for Proteostasis of between $35,000,000 and $227,800,000, as compared to the then current market capitalization of Proteostasis as of the signing of the merger agreement of approximately $69,400,000. In addition, MTS reviewed the volume-weighted average trading price (“VWAP”) over the five trading day, 10 trading day, 20 trading day, 60 trading day, six-month and 12-month periods ending on August 20, 2020. These VWAPs are set forth in the table below.

Trading Period	VWAP
5 Trading Day	$1.35
10 Trading Day	$1.36
20 Trading Day	$1.48
60 Trading Day	$1.43
6 Months	$1.47
12 Months	$2.06

Proteostasis instructed MTS to ascribe no value to Proteostasis’ ongoing operations for the purposes of valuing Proteostasis. Therefore, the liquidation analysis was relied on by MTS for valuation purposes. The share price trading history and volume weighted average trading prices were provided to the Proteostasis board of directors for informational purposes only and were not relied upon by MTS for valuation purposes.

Yumanity Valuation Analysis

MTS analyzed the valuation of Yumanity using three different methodologies: a discounted cash flow analysis, a public trading comparable companies analysis and an analysis of initial public offerings of companies MTS deemed relevant. The results of each of these analyses are summarized below.

Discounted Cash Flow Analysis

MTS calculated the present value of the cash flows to be generated by Yumanity based upon the performance of its lead asset, a small molecule with potential application in the treatment of Parkinson’s disease, during the period beginning on October 31, 2020 and ending on December 31, 2039 based on the Adjusted Yumanity Projections and, at the direction of Proteostasis, assuming that the net present value of the cash flows payable to Yumanity in connection with Yumanity’s collaboration and licensing agreement with Merck is equal to $31,000,000. At the direction of Proteostasis, MTS conducted certain sensitivity analyses in connection with this discounted cash flow analysis using ranges of: (i) regulatory probabilities of success during Phase I with respect to Yumanity’s lead asset of 30% to 70%, as provided by Proteostasis’ management; (ii) regulatory probabilities of success during Phase II with respect to Yumanity’s lead asset of 20% to 60%, as provided by Proteostasis’ management; and (iii) an addressable market for Yumanity’s lead asset equal to 9% to 17%, as provided by Proteostasis’ management; as discounted back to October 31, 2020 based upon a weighted average cost of capital of 12% to 16%, reflecting estimates of Yumanity’s weighted average cost of capital, based upon MTS’s analysis of the cost of capital for Yumanity’s publicly traded comparable companies. For each such sensitivity analysis, MTS also calculated the present value of cash flows to be generated by Yumanity using the midpoint of the ranges set forth in the immediately preceding sentence. At the direction of Proteostasis, MTS did not conduct any sensitivity analysis in connection with its discounted cash flow analysis for regulatory probabilities of success during or after Phase III with respect to Yumanity’s lead asset.

MTS utilized the unlevered free cash flows (defined as earnings before interest and taxes, less income tax expense, less changes in net working capital (capital expenditures and associated depreciation and amortization were deemed to be de minimis for Yumanity and were therefore not included)), based on the Adjusted Yumanity Projections, that Proteostasis’ management reasonably projected Yumanity will generate during the period beginning on October 31, 2020 and ending on December 31, 2039, taking into account the sensitivity metrics described above, and assuming no terminal value. The unlevered free cash flows were then discounted to present values using a range of discount rates based on Yumanity’s estimated weighted average cost of capital.

The following table reflects the ranges of equity value of Yumanity implied by this discounted cash flow analysis for each sensitivity metric described above and using the range of discount rates based on Yumanity’s estimated weighted average cost of capital, rounded to the nearest $10,000,000, as compared to an implied value of the equity of Yumanity under the merger agreement equal to $146,000,000:

Metric	Metric Range	Implied Equity Value of Yumanity (millions)
Regulatory Probability of Success in Phase I	30% – 70%	$380 – $1,210
Regulatory Probability of Success in Phase II	20% – 60%	$320 – $1,300
Addressable Market	9% – 17%	$410 – $1,150

Public Trading Comparable Companies Analysis

MTS reviewed and compared the projected operating performance of Yumanity with publicly available information concerning other publicly traded comparable companies and reviewed the current market price of certain publicly traded securities of such other companies. MTS selected the following early-stage central nervous system (CNS) and orphan / rare disease-focused companies at the preclinical and Phase I stages (without clinical data):

•	Avidity Biosciences, Inc.

•	Stoke Therapeutics Inc.

•	Passage Bio, Inc.

•	Homology Medicines, Inc.

•	Cabaletta Bio, Inc.

•	LogicBio Therapeutics, Inc.

•	Alterity Therapeutics Ltd.

Although none of the selected companies is directly comparable to Yumanity, MTS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Yumanity. MTS calculated the enterprise value for the selected companies, as of August 20, 2020, by multiplying the closing price per share of common stock of such company on such date by the number of such company’s fully diluted outstanding shares, using the treasury stock method, and deducting from that result such company’s total cash and cash equivalents. The table below shows the enterprise values calculated for each comparable company as of August 20, 2020:

Publicly Traded Comparable Company	Enterprise Value (millions)
Avidity Biosciences, Inc.	$863
Stoke Therapeutics, Inc.	$757
Passage Bio, Inc.	$308
Homology Medicines, Inc.	$287
Cabaletta Bio, Inc.	$161
LogicBio Therapeutics, Inc.	$162
Alterity Therapeutics Ltd.	$37

MTS derived a low-quartile and top-quartile enterprise value range for the comparable companies, and added to those values Yumanity’s estimated cash at closing of $22,600,000, to calculate the implied equity value range for Yumanity. MTS calculated this implied equity value range for Yumanity by using all of the companies in the above-referenced data set, and a subset of those companies focused on the central nervous system—Avidity Biosciences, Inc., Stoke Therapeutics, Inc., Passage Bio, Inc. and Alterity Therapeutics Ltd. The table below notes the implied equity value range of Yumanity, rounded to the nearest $10,000,000, as compared to an implied value of the equity of Yumanity under the merger agreement equal to $146,000,000:

Metric	Metric Range (millions)	Implied Equity Value of Yumanity (millions)
Enterprise Value (All Comparable Companies)	$180 – $560	$180 – $560
Enterprise Value (CNS-Focused Comparable Companies)	$260 – $810	$260 – $810

IPO Comparables Analysis

MTS also analyzed the pre-money enterprise valuations of the following companies that focus on preclinical through Phase I development for orphan / rare disease focused companies (along with the corresponding initial public offering date), each of which had completed an initial public offering in 2017 or later and had not released any clinical data at the time of its initial public offering:

Company	Date	Stage at IPO	Pre-Money Enterprise Valuation (million)
Avidity Biosciences, Inc.	6/12/2020	Preclinical	$336
Passage Bio, Inc.	2/28/2020	Preclinical	$417
Cabaletta Bio, Inc.	10/25/2019	Preclinical	$122
Fulcrum Therapeutics, Inc.	7/18/2019	Phase I	$252
Stoke Therapeutics, Inc.	6/19/2019	Preclinical	$403
Kaleido BioSciences, Inc.	2/27/2019	Preclinical	$359
Alector, Inc.	2/7/2019	Phase Ia	$866
LogicBio Therapeutics, Inc.	10/19/2018	Preclinical	$151
Scholar Rock, Inc.	5/23/2018	Phase I	$228
BioXcel Therapeutics, Inc.	3/8/2018	Phase Ia	$135
Solid Biosciences Inc.	1/25/2018	Phase I/II	$340
Denali Therapeutics Inc.	12/8/2017	Phase I	$1,236

MTS derived a low quartile and top quartile pre-money enterprise valuation range for these companies, for both the entire set of comparable companies, as well the subset of these companies which were clinical stage, and added to those values Yumanity’s estimated cash at closing of $22,600,000 to calculate the implied equity value ranges for Yumanity. The table below notes, for each metric described above, the implied equity value ranges of Yumanity, rounded to the nearest $10,000,000, at the low and top quartile ranges, as compared to an implied value of the equity of Yumanity under the merger agreement equal to $146,000,000:

Metric	Metric Range (millions)	Implied Equity Value of Yumanity (millions)
Pre-Money Enterprise Value (All Comparables)	$230 – $430	$230 – $430
Pre-Money Enterprise Value (Clinical Only)	$260 – $760	$260 – $760

Relative Valuation Analysis

MTS analyzed the relative valuations resulting from the standalone equity value ranges calculated for Proteostasis and Yumanity. MTS compared the equity value of Proteostasis based upon Proteostasis’ liquidation analysis to the implied equity value of Yumanity based upon each of the three methodologies summarized above.

MTS compared the liquidation value of Proteostasis common stock to the low and high values of Yumanity’s equity value implied by the analyses summarized above to determine the implied range of the aggregate value exchange ratio, calculated as Yumanity’s equity value divided by Proteostasis’ equity value upon liquidation. MTS also analyzed the implied pro-forma ownership derived from these implied aggregate value exchange ratios.

The following table sets forth the results of these analyses, rounded to the nearest integer and percentage for the aggregative value exchange ratio and pro forma ownership, respectively:

Valuation Methodology	Implied Aggregate Value Exchange Ratio		Proteostasis’ Implied Pro-Forma Ownership
	Low	High	Low	High
Discounted Cash Flow
Sensitized by Probability of Success in Phase I and Weighted Average Cost of Capital	11:1	35:1	3%	8%
Sensitized by Probability of Success in Phase II and Weighted Average Cost of Capital	9:1	37:1	3%	10%
Sensitized by Addressable Market and Weighted Average Cost of Capital	12:1	33:1	3%	8%
Public Trading Comparable Companies Analysis
Enterprise Value (All Comparables)	5:1	16:1	6%	16%
Enterprise Value (CNS Comparables)	8:1	23:1	4%	12%
IPO Comparables
Pre-Money Enterprise Value (All Comparables)	7:1	12:1	7%	13%
Pre-Money Enterprise Value (Clinical Stage Only)	7:1	22:1	4%	12%

MTS compared the above ranges of implied aggregate value exchange ratios to the aggregate value exchange ratio implied by the Exchange Ratio of between 2.1:1 and 2.3:1 (which range reflects the assumptions, provided by Proteostasis and used by MTS with the consent of the Proteostasis board of directors, that (x) Proteostasis Net Cash at the closing of the merger is expected to be between $31,000,000 and $35,000,000 and (y) Proteostasis Net Cash would not be subject to any adjustment arising from any delay relating to the initial filing of the Form S-4 Registration Statement with the SEC), and found that, in all instances, the range of aggregate value exchange ratios implied by the analyses described above was higher than that implied by the Exchange Ratio. MTS also compared the above ranges of Proteostasis’ implied pro forma ownership to the pro forma ownership implied by the Exchange Ratio of between 30.7% to 32.5% (which range reflects the same assumptions noted in the immediately preceding sentence), and found that, in all instances, the range of Proteostasis’ pro forma ownership implied by the analyses described above was lower than that implied by the Exchange Ratio.

Miscellaneous

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, MTS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, MTS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The MTS Opinion was one of the many factors taken into consideration by the Proteostasis board of directors in making its determination to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Proteostasis board of directors with respect to the merger or of whether the Proteostasis board of directors would have been willing to agree to different terms. The Exchange Ratio was determined through arm’s-length negotiations between Proteostasis and Yumanity and was approved by the Proteostasis board of directors. MTS and its affiliates provided advice to Proteostasis during these negotiations. However, neither MTS nor any of its affiliates recommended any specific amount of consideration to Proteostasis or the Proteostasis board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

MTS has consented to the use of the MTS Opinion in this proxy statement/prospectus/information statement; however, MTS has not assumed any responsibility for the form or content of this proxy statement/prospectus/information statement. MTS and its affiliates, as part of their investment banking services, are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. As noted above, MTS Health Partners, L.P. acted as exclusive financial advisor to Proteostasis in connection with the merger and participated in certain of the negotiations leading to the merger agreement. Proteostasis selected MTS Health Partners, L.P. as its financial advisor because it is nationally recognized in the healthcare industry as having investment banking professionals with significant experience in healthcare investment banking and merger and acquisition transactions, including transactions similar to the merger.

Pursuant to an engagement letter agreement, dated as of March 30, 2020, between Proteostasis and MTS Health Partners, L.P., Proteostasis engaged MTS Health Partners, L.P. to act as its financial advisor in connection with Proteostasis’ consideration, evaluation and/or exploration of certain potential merger and acquisition transactions or similar transactions. In addition, Proteostasis engaged MTS Health Partners, L.P. to provide advice to facilitate a strategic collaboration transaction for purposes of commercializing Proteostasis’ product portfolio. As permitted by the terms of the engagement letter and pursuant to MTS Health Partners, L.P.’s internal policies, MTS Securities, LLC, a wholly owned subsidiary of MTS Health Partners, L.P., delivered the MTS Opinion. As compensation for MTS Health Partners, L.P. and its affiliates’ financial advisory services, Proteostasis paid a nonrefundable retainer fee of $100,000 in connection with the execution of such engagement letter and paid an additional fee of $400,000 for rendering the MTS Opinion in connection with the Proteostasis board of directors’ consideration of the proposed transaction with Yumanity, which fee was not contingent upon the successful completion of the merger or the conclusion reached in the MTS Opinion. Upon the consummation of the merger, Proteostasis will be obligated to pay to MTS Health Partners, L.P. a fee equal to approximately $2,000,000 (up to $500,000 of which may be paid, at Proteostasis’ sole discretion, in the form of Proteostasis common stock), with all fees previously paid by Proteostasis pursuant to the engagement letter credited towards such amount, including the fee paid by Proteostasis upon delivery of the MTS Opinion. In addition, Proteostasis has agreed to reimburse to MTS Health Partners, L.P. and its affiliates for their reasonable and documented out-of-pocket expenses incurred, and to indemnify MTS Health Partners, L.P. and its related persons for certain liabilities that may arise, in each case, in connection with any of the matters contemplated by the engagement letter.

In the two years prior to the date of the MTS Opinion, MTS Health Partners, L.P. has not had a material relationship with, nor otherwise received fees from, Proteostasis or Yumanity or any other parties to the merger agreement or the contingent value rights agreement. Except as noted above, neither MTS nor MTS Health Partners, L.P. has had a material relationship with, or otherwise received fees from, Proteostasis or Yumanity or any other parties to the merger agreement or the contingent value rights agreement during the two years preceding the date of the MTS Opinion. MTS Securities, LLC, MTS Health Partners, L.P. and their respective affiliates may seek to provide investment banking or financial advisory services to Proteostasis and Yumanity and/or certain of their respective affiliates in the future and would expect to receive fees for the rendering of any such services.

Financial Projections Used in Connection With the MTS Opinion

As a matter of course, neither Proteostasis nor Yumanity publicly discloses forecasts, internal projections as to future performance, revenues, earnings or other results of operations due to the inherent unpredictability and subjectivity of the underlying assumptions and projections. However, as part of the consideration of the Merger and review by the Proteostasis board of directors of strategic alternatives, preliminary internal financial projections for Yumanity were prepared by the management of Yumanity and provided to the management of Proteostasis (such unadjusted projections, the “Unadjusted Yumanity Projections”), and then adjusted by the management of Proteostasis to reflect differing underlying assumptions regarding the probability of success (such adjusted projections, the “Adjusted Yumanity Projections”). A summary of the Unadjusted Yumanity Projections and Adjusted Yumanity Projections (collectively, the “Yumanity Projections”) is set forth below.

The information set forth below is included solely to give Proteostasis stockholders access to the Yumanity Projections and other information relating to Yumanity that was provided to the Proteostasis board of directors in connection with its evaluation of the Merger, and was relied upon by MTS in connection with the rendering of its fairness opinion discussed beginning on page 120 under “The Merger—Opinion of Proteostasis’ Financial Advisor.” These Yumanity Projections were provided to MTS by Proteostasis and reflected adjustments made by Proteostasis to certain financial analyses and forecasts provided by Yumanity to Proteostasis. These Yumanity Projections were made available to the Proteostasis board of directors in connection with the presentation of financial analysis by MTS. The inclusion of information about these Yumanity Projections in this proxy statement/prospectus/information statement should not be regarded as an indication that Proteostasis or any other recipient of this information considered, or now considers, this information to be predictive of actual future results, nor should it be deemed an admission or representation by Proteostasis, MTS, Yumanity or any of their respective officers, directors, affiliates, advisors or other representatives with respect to such Yumanity Projections.

The Yumanity Projections were prepared solely for internal use and in connection with MTS’ work, do not take into account any circumstances or events occurring after the date they were prepared and are subjective in many respects. As a result, these Yumanity Projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Yumanity and Proteostasis believe their respective assumptions to be reasonable, all financial projections are inherently uncertain, and Proteostasis expects that differences will exist between actual and projected results. Although presented with numerical specificity, the Yumanity Projections reflect numerous variables, estimates and assumptions made by Yumanity’s and Proteostasis’ respective management at the time they were prepared, and also reflect general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of any party. In addition, the Yumanity Projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Yumanity Projections will prove accurate or that any of the Yumanity Projections will be realized. Neither Proteostasis nor Yumanity can make any assurances that the Yumanity Projections will be realized or that Yumanity’s future financial results will not materially vary from the Yumanity Projections. In particular, the Yumanity Projections should not be utilized as public guidance.

The Yumanity Projections were prepared for internal use and were not prepared with a view toward public disclosure or with a view toward compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The Unadjusted Yumanity Projections have been prepared by, and are the responsibility of, Yumanity management, and the Adjusted Yumanity Projections and the Proteostasis Projections have been prepared by, and are the responsibility of, Proteostasis management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included and incorporated by reference in this proxy statement/prospectus/information statement relate to the previously issued financial statements of Holdings and Proteostasis, respectively. The reports do not extend to the Yumanity Projections or the Proteostasis Projections and should not be read to do so.

Proteostasis stockholders are urged to review the “Risk Factors” beginning on page 34 of this proxy statement/prospectus/information statement for a description of the risks relating to the Merger, Yumanity’s business and Proteostasis’ business and for a description of risk factors with respect to Proteostasis’ business, Proteostasis stockholders are also urged to review Proteostasis’ most recent SEC filings. Proteostasis stockholders should also read the section titled “Forward-Looking Statements” beginning on page 99 of this proxy statement/prospectus/information statement for additional information regarding the risks inherent in forward-looking information such as the Yumanity Projections.

The Yumanity Projections included below are not being included herein to influence Proteostasis stockholders’ decision whether to vote in favor of any proposal contained in this proxy statement/prospectus/information statement. In light of the foregoing factors and the uncertainties inherent in the Yumanity Projections, stockholders are cautioned not to place undue, if any, reliance on the Yumanity Projections included in this proxy statement/prospectus/information statement.

The Yumanity Projections reflect projected U.S. revenues only and assume, among other things:

•

Patent expiry date of December 31, 2039 for YTX-7739 for Parkinson’s disease market only (and no revenue beyond 2039) and no additional revenues and expenses associated with YTX-7739 in other indications, or the development of Yumanity’s other pipeline programs;

•	YTX-7739 product for Parkinson’s disease would be launched in 2025 and peak market share achieved in the sixth year of commercialization;

•	No Yumanity net operating losses taken into account and assumes $800,000 in annual Proteostasis net operating losses; and

•	The exclusion of stock-based compensation.

The Adjusted Yumanity Projections assume, among other things cumulative regulatory probability of success (“POS”) for YTX-7739 for Parkinson’s disease of approximately 9%, which reflects a Phase 1 POS of 50% (in 2021), a Phase 2 POS of 40% (in 2023), a Phase 3 POS of 50% (in 2024), and a regulatory POS of 90% (in 2025). Product revenues and expenses were adjusted based on this POS.

Yumanity Projections

Unadjusted Yumanity Projections	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039
Total Revenue	$—	$—	$—	$—	$—	$756	$1,661	$2,620	$3,635	$4,708	$5,843	$6,018	$6,199	$6,385	$6,576	$6,773	$6,977	$7,186	$7,401	$740
Gross Profit (1)	—	—	—	—	—	718	1,578	2,489	3,453	4,473	5,551	5,717	5,889	6,065	6,247	6,435	6,628	6,827	7,031	703
Operating Income (2)	($5)	($25)	($5)	($85)	($40)	$407	$1,030	$1,624	$2,254	$2,919	$3,622	$4,634	$4,773	$4,916	$5,064	$5,215	$5,372	$5,533	$5,699	$570

(1)	Equal to total revenue less cost of goods sold.
(2)	Equal to gross profit less research and development expenses, sales and marketing expense, and general and administrative expense.

Adjusted Yumanity Projections	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039
Total Revenue	$—	$—	$—	$—	$—	$68	$150	$236	$327	$424	$526	$542	$558	$575	$592	$610	$628	$647	$666	$67
Gross Profit (1)	—	—	—	—	—	65	142	224	311	403	500	515	530	546	562	579	596	614	633	63
Operating Income (2)	(5)	(13)	(3)	(17)	(4)	37	93	146	203	263	326	417	430	442	456	469	483	498	513	51
Net Income (3)	($5)	($13)	($3)	($17)	($4)	$35	$73	$108	$150	$195	$241	$309	$318	$328	$337	$348	$358	$369	$380	$38
Change in Working Capital	—	—	—	—	—	(14)	(16)	(17)	(18)	(19)	(20)	(3)	(3)	(3)	(3)	(4)	(4)	(4)	(4)	120
Unlevered Free Cash Flow (4)	($5)	($13)	($3)	($17)	($4)	$21	$57	$91	$132	$175	$221	$306	$315	$324	$334	$344	$354	$365	$376	$158

(1)	Equal to total revenue less cost of goods sold.
(2)	Equal to gross profit less research and development expenses, sales and marketing expense, and general and administrative expense.
(3)	Equal to operating income less taxes, which were assumed to equal 26%.
(4)	Equal to operating income less taxes less change in working capital.

Historical Background for Amendment to Merger Agreement

On November 5, 2020, a representative of Proteostasis’ board of directors and a representative of Yumanity’s board of directors held a conference call. During the conference call, the Proteostasis representatives discussed an expected shortfall with respect to the Yumanity closing condition with respect to Proteostasis net cash, which requires Proteostasis to have net cash at closing of at least $30 million. Given that the current estimate of Proteostasis net cash at closing is between $28 million and $29 million, Proteostasis representatives discussed with the Yumanity representatives the potential effects on the Proteostasis stockholder approval of such cash closing condition shortfall.

On November 5, 2020, representatives of Cooley and Goodwin discussed amending the Merger Agreement to reduce the minimum net cash closing condition amount from $30 million to $28 million.

On November 5, 2020, representatives of Goodwin communicated that Yumanity was willing to amend the minimum net cash closing condition as proposed and sent a draft of the First Amendment to Cooley. The First Amendment provided for a reduction in the amount of Proteostasis net cash closing amount from $30 million to $28 million.

On November 5, 2020, the Proteostasis board of directors held a meeting to discuss the First Amendment. At the meeting, representatives of Cooley reviewed with the Proteostasis board of directors the proposed draft First Amendment. The Proteostasis board of directors then discussed the benefits of the modification in the minimum net cash requirement closing condition. After this discussion, the Proteostasis board of directors determined that entering into the First Amendment was in the best interests of Proteostasis and its stockholders and that the terms were fair to the Proteostasis stockholders and approved the First Amendment.

On November 6, 2020, Proteostasis, Merger Sub, Yumanity and Holdings executed the First Amendment.

Interests of the Proteostasis Directors and Executive Officers in the Merger

In considering the recommendation of the Proteostasis board of directors with respect to the approval of the issuance of shares of Proteostasis common stock as contemplated by the Merger Agreement and the other matters to be acted upon by the Proteostasis stockholders at the Proteostasis special meeting, the Proteostasis stockholders should be aware that certain members of the Proteostasis board of directors and current and former executive officers of Proteostasis have interests in the Merger that may be different from, or in addition to, the interests of the Proteostasis stockholders. These interests relate to or arise from the matters described below. The board of directors of each of Proteostasis and Yumanity was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Merger, and to recommend, as applicable, that the Proteostasis stockholders approve the Proteostasis stockholder proposals as contemplated by this proxy statement/prospectus/information statement.

Severance and Equity Award Acceleration

Severance Payments and Equity Acceleration Pertaining to Named Executive Officers

Meenu Chhabra. Pursuant to her employment agreement, as amended in October 2016, in the event that her employment is terminated by Proteostasis without “cause” (as such term is defined in her agreement) or she terminates her employment with Proteostasis for “good reason” (as such term is defined in her agreement), in either case prior to a “change in control” (as such term is defined in her agreement) or at any time prior to or at any time after the first anniversary of a change in control, she will be entitled to receive: (i) base salary continuation for 12 months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that Proteostasis would have made to provide health insurance to Ms. Chhabra had she remained employed until the earlier of 12 months following the date of termination or the date Ms. Chhabra becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, the portion of any outstanding equity grants subject to time-based vesting that would have vested in the 12 months following the date of termination had she remained employed will vest. In the event that Ms. Chhabra obtains employment during the period during which she is receiving severance payments, any remaining severance payments will be reduced by the amount of any cash compensation she received pursuant to such employment during the severance period. In the event that her employment is terminated by Proteostasis without cause, or she terminates her employment with us for good reason, in either case within 12 months following change in control, she will be entitled to receive: (i) base salary continuation for 18 months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that Proteostasis would have made to provide health insurance to Ms. Chhabra had she remained employed by Proteostasis until the earlier of 18 months following the date of termination or the date she becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, accelerated vesting of 100% of the equity awards held by Ms. Chhabra that are subject to time-based vesting. Proteostasis has the option to condition receipt of the severance payments and benefits described above upon Ms. Chhabra entering into and not revoking a separation agreement with Proteostasis, including a general release of claims.

Marija Zecevic, Ph.D. On March 9, 2020, Proteostasis entered into an amended and restated employment agreement with Dr. Zecevic. Pursuant to this agreement, in the event that her employment is terminated by Proteostasis without “cause” (as such term is defined in the agreement) or she terminates her employment with Proteostasis for “good reason” (as such term is defined in the agreement), in either case prior to a “change in control” (as such term is defined in the agreement) or at any time prior to or within 12 months following a change in control, Dr. Zecevic will be entitled to receive: (i) base salary continuation for nine months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that Proteostasis would have made to provide health insurance to her had she remained employed until the earlier of nine months following the date of termination or the date she becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, the portion of any outstanding equity grants subject to time-based vesting that would have vested in the nine months following the date of termination had she remained employed will accelerate and vest. In the event that Dr. Zecevic’s employment is terminated by Proteostasis without cause, or she terminates employment with Proteostasis for good reason, in either case within 12 months following change in control, she will be entitled to receive: (i) base salary continuation for 12 months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that Proteostasis would have made to provide health insurance to Dr. Zecevic had she remained employed by Proteostasis until the earlier of 12 months following the date of termination or the date she becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, acceleration of 100% of the equity awards held by Dr. Zecevic that are subject to time-based vesting. In the event that Dr. Zecevic obtains employment during the period during which she is receiving severance payments, any remaining severance payments will be reduced by the amount of any cash compensation received pursuant to such employment during the severance period. Receipt of the severance payments and benefits described above is conditioned upon Dr. Zecevic entering into and not revoking a separation agreement with Proteostasis, including a general release of claims.

Ms. Chhabra has entered into an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of her employment and for 12 months thereafter. In addition, Dr. Zecevic has entered into an Employee Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement (“CIIA”) that contains, among other things, non-competition and non-solicitation provisions that apply during the term of her employment and for 12 months thereafter. If Proteostasis elects to enforce the non-competition provision in the CIIA that Proteostasis entered into with Dr. Zecevic, then Proteostasis will be required to either: (i) accelerate the vesting of stock options by 12 months; or (ii) pay continuing salary payments for one year following termination of employment at a rate equal to no less than 50% of the highest annualized base salary paid within the two years prior to the date of termination.

Retention Incentive Awards

The Proteostasis Transaction Committee of the Proteostasis board of directors approved a Key Employee Retention Program (the “Retention Program”), pursuant to which the remaining five Proteostasis employees, including Ms. Chhabra and Dr. Zecevic, will receive one-time retention incentive awards (the “Retention Awards”). The purpose of the Retention Awards is to ensure the retention and continued focus of these employees, both during the pendency of and following the Closing of the Merger. The Retention Awards amounts for Ms. Chhabra and Dr. Zecevic are listed below.

Name	Title	Retention Amount
Meenu Chhabra	Proteostasis President, Chief Executive Officer and Interim Principal Financial Officer	$283,290
Marija Zecevic, Ph.D.	Proteostasis Chief Commercial Officer	$152,880

The Retention Awards will vest and be paid immediately prior to the Closing of the Merger, and either be paid in cash or settled with a RSU award with an equivalent cash value, in the Proteostasis board of director’s sole discretion. The Retention Awards are subject to the employee, including Ms. Chhabra and Dr. Zecevic, executing a retention agreement in a form acceptable to the Transaction Committee.

The Transaction Committee also determined that all options currently held by the remaining Proteostasis employees priced above $7.00 will be cancelled upon the Closing of the Merger including any such options held by Ms. Chhabra or Dr. Zecevic.

On November 3, 2020, the Proteostasis board of directors determined that for all options vested as of the date on which an option holder’s service with Proteostasis terminates for any reason, the post-termination exercise period of such options will be extended until the earlier of (a) eighteen months following the date on which the option holder’s service terminates, or (b) the applicable option expiration date. This determination impacts 1,375,368 of Ms. Chhabra’s options and 384,600 of Ms. Zecevic’s options.

Board Matters

Pursuant to the terms of the Merger Agreement, David Arkowitz, Kim C. Drapkin and Jeffery W. Kelly, Ph.D., who are currently directors of Proteostasis, will continue as directors of the combined organization after the Closing and will be eligible to receive compensation as non-employee directors.

Equity Interests of Executive Officers

The following table presents certain information concerning the outstanding option awards and RSUs held by each of the named executive officers, as of October 31, 2020, who continue to be employed by Proteostasis. Please see the “Merger Related Executive Compensation Arrangements” disclosure included below for quantification of the value associated with the vesting acceleration of these awards in connection with the termination of the Proteostasis named executive officers upon the consummation of the Merger.

	Option Awards				RSU Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Meenu Chhabra	360,068	—	$3.36	6/6/2024	—	—
	110,875	—	$14.71	10/8/2025	—	—
	162,861	—	$8.00	2/10/2026	—	—
	196,875	28,125	$7.56	4/3/2027	—	—
	150,500	90,300	$3.11	3/1/2028	—	—
	137,888	229,812	$4.30	3/1/2029	—	—
	—	406,800	$1.57	3/2/2030	—	—
Marija Zecevic, Ph.D.	56,000	—	$6.98	11/1/2026	—	—
	52,500	7,500	$7.56	4/3/2027	—	—
	45,313	27,187	$3.11	3/1/2028	—	—
	51,563	85,937	$4.30	3/1/2029	—	—
	—	118,600	$1.57	3/2/2030	—	—

Merger Related Executive Compensation Arrangements

The following table and related footnotes present information about the compensation payable to Proteostasis’ named executive officers (who are the only executive officers of Proteostasis) in connection with the Merger and their associated termination without cause from Proteostasis. The compensation shown in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the Merger. Named executive officers who are no longer employed by Proteostasis have been excluded from the table below.

The values in the table below assume a termination as of December 16, 2020.

The named executive officers are not entitled to any pension or non-qualified deferred compensation benefits or enhancements or any tax reimbursements in connection with the Merger. There are also no “in-the-money” equity awards for which vesting will be accelerated. Further, the Transaction Committee also determined, as part of the Retention Program, that all options currently held by the remaining Proteostasis employees, including the named executive officers, priced above $7.00 will be cancelled effective upon the closing of the Merger.

Name	Cash ($) (1)	Equity ($)	Perquisites/ Benefits ($)	Other ($) (2)	Total ($)
(a)	(b)	(c)	(e)	(g)	(h)
Meenu Chhabra	849,870	—	—	311,615	1,161,485
Marija Zecevic, Ph.D.	382,200	—	—	171,509	553,709

(1)

The cash severance payments are provided for in such named executive officer’s employment agreement (18 months salary in the case of Ms. Chhabra, 12 months salary in the case of Dr. Zecevic) and are “double trigger” benefits contingent upon a qualifying termination at or following the effective time of the Merger and, in each case, are subject to such named executive officer’s execution and non-revocation of a release of claims in favor of Proteostasis and continued compliance with the material provisions of such individual’s restrictive covenant agreement then in effect.

(2)

The amounts in the table include (i) the estimated value of the continuation of medical, vision and dental benefits following a qualifying termination at Proteostasis’ sole expense as provided for in such named executive officer’s employment agreement (up to 18 months in the case of Ms. Chhabra (or, $28,325), up to 12 months in the case of Dr. Zecevic (or, $18,629)), which are “double-trigger” benefits payable following a qualifying termination and (ii) the one-time Retention Amount (Ms. Chhabra, $283,290; Dr. Zecevic, $152,880) payable under the Retention Program, which may be settled in cash or RSUs at the discretion of the Proteostasis board of directors.

Ownership Interests

As of October 31, 2020 the directors and executive officers of Proteostasis owned, in the aggregate, approximately 1% of the outstanding voting shares of Proteostasis common stock. Each of Proteostasis’ officers and directors have entered into support agreements and lock-up agreements in connection with the Merger. The support agreements and lock-up agreements are discussed in greater detail in the section titled “Agreements Related to the Merger” in this proxy statement/prospectus/information statement.

Overlapping Ownership Interests

Jeffery W. Kelly, Ph.D., a co-founder and director of Proteostasis, is also a director of Yumanity and will be a director on the combined organization. Dr. Kelly owns capital stock and options to purchase capital stock in both Proteostasis and Yumanity (after giving effect to the Yumanity Reorganization). Additional information on such ownership is included in this proxy statement/prospectus/information statement under the heading “Principal Stockholders of Combined Organization” beginning on page 300 of this proxy statement/prospectus/information statement.

Interests of the Yumanity Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Yumanity with respect to adopting the Merger Agreement, Yumanity stockholders should be aware that certain members of the board of directors and executive officers of Yumanity have interests in the Merger that may be different from, or in addition to, interests they may have as Yumanity stockholders. Each of the board of directors of Proteostasis and the board of directors of Yumanity was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, the Merger and the Yumanity Reorganization, and to recommend, as applicable, that the Proteostasis stockholders approve the Proteostasis proposals to be presented to the Proteostasis stockholders for consideration at the Proteostasis special meeting as contemplated by this proxy statement/prospectus/information statement, and that the Yumanity stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Ownership Interests

Certain of Yumanity’s directors or entities affiliated with them will hold shares of Yumanity’s capital stock (after giving effect to the Yumanity Reorganization), which shares of capital stock will be converted into shares of Proteostasis’ common stock at the effective time of the Merger. As of October 31, 2020, all of Yumanity’s directors and executive officers, together with their affiliates, will beneficially own in the aggregate approximately 26% of the outstanding shares of Yumanity capital stock, after giving effect to the Yumanity Reorganization.

Stock Options

Yumanity’s directors and executive officers currently hold options, subject to vesting, and to purchase shares of Yumanity common stock (after giving effect to the Yumanity Reorganization). At the Effective Time, each option to purchase Yumanity common stock that is outstanding and unexercised immediately prior to the Effective Time under the 2018 Yumanity Plan, whether or not vested, will be converted into an option to purchase Proteostasis common stock. Proteostasis will assume the 2018 Yumanity Plan. All rights with respect to Yumanity common stock under Yumanity options assumed by Proteostasis will be converted into rights with respect to Proteostasis common stock. Accordingly, from and after the Effective Time, each Yumanity stock option assumed by Proteostasis may be exercised for such number of shares of Proteostasis common stock as is determined by multiplying the number of shares of Yumanity common stock subject to the option by the Exchange Ratio and rounding that result down to the nearest whole number of shares of Proteostasis common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the Exchange Ratio and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Yumanity option assumed by Proteostasis will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Yumanity options will generally remain unchanged. The table below sets forth certain information with respect to such options, without giving effect to the conversion and assumption of the Yumanity options at the Effective Time. Upon conversion and assumption, the outstanding options will be subject to adjustment to account for the effect of the proposed Proteostasis Reverse Stock Split to be implemented prior to the consummation of the Merger and to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus/information statement.

Optionholder Name	Grant Date	Expiration Date	Exercise Price ($)	Number of Shares of Common Stock Underlying Options as of October 31, 2020	Number of Vested Shares of Common Stock Underlying Options as of October 31, 2020
Executive Officers
N. Anthony Coles, M.D.	12/9/2018	12/8/2028	$1.72	343,841	157,594
	9/10/2019	9/9/2029	$1.72	57,307	26,266
Richard Peters, M.D., Ph.D	9/9/2019	9/8/2029	$1.72	1,115,708	348,659
Paulash Mohsen	12/4/2018	12/3/2028	$1.72	200,000	91,666
	2/18/2020	12/17/2030	$1.72	50,000	—
Brigitte Robertson, M.D.	12/16/2019	12/15/2029	$1.72	280,000	—
Non-Employee Directors
Patricia L. Allen	9/9/2019	9/8/2029	$1.72	59,266	14,816
	4/7/2020	4/6/2030	$1.72	25,000	3,126
Richard A. Heyman, Ph.D.	4/7/2020	4/6/2030	$1.72	25,000	3,126
Jeffery W. Kelly, Ph.D.	4/7/2020	4/6/2030	$1.72	25,000	3,126
Cecil B. Picket, Ph.D.	4/7/2020	4/6/2030	$1.72	25,000	3,126
Lynne Zydowsky, Ph.D.	12/16/2019	12/15/2029	$1.72	59,266	14,816
	4/7/2020	4/6/2030	$1.72	25,000	3,126

Warrants

Certain of Yumanity’s directors or entities affiliated with them also hold warrants to purchase shares of Yumanity common stock (after giving effect to the Yumanity Reorganization). Each outstanding warrant to purchase shares of Yumanity capital stock not terminated or exercised at or prior to the Effective Time will be assumed by Proteostasis at the Effective Time in accordance with its terms and will become a warrant to purchase shares of Proteostasis common stock. The number of shares of Proteostasis common stock subject to each assumed warrant will be determined by multiplying the number of shares of Yumanity common stock issuable (including upon conversion of shares of preferred stock issuable following exercise) upon exercise of such warrant prior to the Effective Time by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split prior to the consummation of the Merger) and rounding that result down to the nearest whole number of shares of Proteostasis common stock. The per share exercise price for the Proteostasis common stock issuable upon exercise of each of the assumed warrants will be determined by dividing the per share exercise price of the Yumanity capital stock subject to each warrant as in effect immediately prior to the Effective Time by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split prior to the consummation of the Merger) and rounding that result up to the nearest whole cent. The table below sets forth certain information with respect to such warrants, without giving effect to the conversion and assumption of the Yumanity warrants at the Effective Time. Upon conversion and assumption, the outstanding warrants will be subject to adjustment to account for the effect of the proposed Proteostasis Reverse Stock Split to be implemented prior to the consummation of the Merger and to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus/information statement.

Warrantholder Name	Issue Date	Expiration Date	Exercise Price ($)	Number of Shares of Common Stock Underlying Warrants as of October 31, 2020
Directors
N. Anthony Coles, M.D.	8/14/2015	8/14/2025	$5.0690	28,642
Affiliates of Directors of Yumanity
Alexandria Equities No. 7, LLC	10/9/2015	10/9/2025	$5.0690	36,989

Management Following the Merger

As described elsewhere in this proxy statement/prospectus/information statement, including in “Management Following the Merger,” all of the current directors and executive officers of Yumanity are expected to become the directors and executive officers of Proteostasis upon the consummation of the Merger.

Indemnification and Insurance

Under the Merger Agreement, from the consummation of the Merger through the sixth anniversary of the closing, each of Proteostasis and the surviving corporation shall, jointly and severally, indemnify and hold harmless each person who is or has served as a director or officer of Yumanity against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Yumanity, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. In addition, each such director and officer, or former director and officer, is entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation provided that such person shall provide a written undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Under the Merger Agreement, the certificate of incorporation and bylaws of each of Proteostasis and the surviving corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Proteostasis and Yumanity than are presently set forth in the certificate of incorporation and bylaws of Proteostasis and Yumanity, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the consummation of the Merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the closing, were officers or directors of Proteostasis and Yumanity. In addition, Proteostasis agreed to purchase a tail policy to maintain directors’ and officers’ liability insurance for six years after the Effective Time.

Limitations of Liability and Indemnification

In addition to the indemnification required in the bylaws of Yumanity, Yumanity will enter into indemnification agreements with each of its directors and officers. These agreements will provide for the indemnification of the directors and officers of Yumanity for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Yumanity.

Stock Options and Warrants

As of October 31, 2020, an aggregate of 3,569,709 shares of Yumanity common stock were issuable upon the exercise of outstanding stock options under the 2018 Yumanity Plan (after giving effect to the Yumanity Reorganization) with a weighted average exercise price of $1.75 per share. Such options will be converted into and become options to purchase shares of Proteostasis common stock pursuant to the Merger Agreement. Proteostasis will file a registration statement on Form S-8, if available for use by Proteostasis, relating to the shares of Proteostasis common stock issuable with respect to Yumanity options converted and assumed by Proteostasis pursuant to the terms of the Merger Agreement.

As of October 31, 2020, an aggregate of 474,251 shares of Yumanity common stock were issuable upon the exercise of outstanding warrants (after giving effect to the Yumanity Reorganization) with a weighted average exercise price of $4.94 per share. Such warrants will be converted into and become warrants to purchase shares of Proteostasis common stock pursuant to the Merger Agreement.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Yumanity. Upon the consummation of the Merger, Yumanity will continue as the surviving corporation and will be a wholly-owned subsidiary of Proteostasis. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. For more information see the section titled “The Merger – Certain Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus/information statement.

After completion of the Merger, Proteostasis will be renamed “Yumanity Therapeutics, Inc.” and expects to trade on The Nasdaq Capital Market under the symbol “YMTX.”

Merger Consideration and Adjustment

Immediately prior to the Effective Time, Holdings and Yumanity will effect the Yumanity Reorganization, following which, Yumanity’s equity capitalization will consist entirely of common stock and options and warrants exercisable for Yumanity common stock. At the Effective Time:

•

each share of Yumanity common stock outstanding immediately prior to the Effective Time will automatically be converted into the right to receive an estimated 4.3084 shares of Proteostasis common stock, subject to adjustment to account for the proposed Proteostasis Reverse Stock Split. The estimated Exchange Ratio calculation contained herein is based upon Proteostasis’ capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted to account for the amount by which Proteostasis’ net cash at the closing of the Merger increases or decreases and adjustments in the capitalization of Proteostasis and Yumanity prior to the Merger;

•

each option to purchase shares of Yumanity common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Proteostasis and will become an option, subject to vesting, to purchase shares of Proteostasis common stock; and

•

each warrant to purchase shares of Yumanity capital stock outstanding and not terminated or exercised immediately prior to the Effective Time will be assumed by Proteostasis and will become a warrant to purchase shares of Proteostasis common stock.

Immediately after consummation of the Merger, based on the Exchange Ratio, it is expected that Yumanity stockholders, warrantholders and optionholders will own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement with Proteostasis stockholders, optionholders and warrantholders holding approximately 29.1% of the Proteostasis common stock on a fully diluted bases as defined in the Merger Agreement.

The Exchange Ratio provided herein is an estimate based upon Proteostasis’ capitalization numbers immediately prior to the date of this proxy statement/prospectus/information statement. The final Exchange Ratio will be adjusted to account for the issuance of additional shares of Proteostasis common stock prior to the consummation of the Merger. The final Exchange Ratio calculation is the quotient determined by dividing the Surviving Corporation Allocation Shares (as defined below) by the total number of shares of Yumanity common stock outstanding immediately prior to Closing as expressed on a fully-diluted and as-converted basis.

The “Surviving Corporation Allocation Shares” is the number determined by first dividing the total number of shares of Proteostasis common stock outstanding immediately prior to the consummation of the Merger as expressed on a fully-diluted and as-converted basis (the “Proteostasis Outstanding Shares”) by the Proteostasis Allocation Percentage and then subtracting the Proteostasis Outstanding Shares. The Proteostasis Allocation Percentage is derived by dividing $70.3 million by $216.3 million, provided that such $70.3 million is subject to (i) an increase on a dollar-for-dollar basis by the amount that Proteostasis’ net cash at the Closing is greater than $35.0 million and (ii) a reduction on a dollar-for-dollar basis by the amount that Proteostasis’ net cash at the Closing is less than $35.0 million; provided that if Proteostasis’ net cash at the Closing is less than $32.5 million, there will be a reduction by two dollars for every dollar decrease in Proteostasis’ net cash at the Closing below $32.5 million; provided, further that if the initial filing of the Registration Statement, of which this proxy statement/prospectus/information statement is a part, has not been made by September 14, 2020 (a) primarily due to actions or inactions by Yumanity and its representatives, Proteostasis’ net cash shall be increased by $250,000, or (b) primarily due to actions or inactions by Proteostasis and its representatives, Proteostasis’ net cash shall be decreased by $250,000. Proteostasis currently estimates that it will have approximately $28-29 million net cash at Closing.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Proteostasis common stock that Yumanity stockholders will be entitled to receive for changes in the market price of Proteostasis common stock. Accordingly, the market value of the shares of Proteostasis common stock issued pursuant to the Merger will depend on the market value of the shares of Proteostasis common stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of Proteostasis common stock will be issuable pursuant to the Merger to Yumanity stockholders. Instead, each Yumanity stockholder who would otherwise be entitled to receive a fraction of a share of Proteostasis common stock, after aggregating all fractional shares of Proteostasis common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded to the nearest whole cent, without interest, determined by multiplying such fraction by the closing price of a share of Proteostasis common stock as quoted on The Nasdaq Stock Market, on the date the Merger becomes effective.

The Merger Agreement provides that, at the Effective Time, Proteostasis will deposit with an exchange agent acceptable to Proteostasis and Yumanity stock certificates representing the shares of Proteostasis common stock issuable to the Yumanity stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Yumanity common stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Yumanity stock certificates for shares of Proteostasis common stock. Upon surrender of a Yumanity common stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Proteostasis may reasonably require, the Yumanity stock certificate surrendered will be cancelled and the holder of the Yumanity stock certificate will be entitled to receive the following:

•	a certificate representing the number of whole shares of Proteostasis common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;

•	cash in lieu of any fractional share of Proteostasis common stock; and

•	dividends or other distributions, if any, declared or made with respect to Proteostasis common stock with a record date after the Effective Time.

At the Effective Time, all holders of certificates representing shares of Yumanity common stock that were outstanding immediately prior to the Effective Time, other than shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights” below, will cease to have any rights as stockholders of Yumanity. In addition, no transfer of Yumanity common stock after the Effective Time will be registered on the stock transfer books of Yumanity.

If any Yumanity stock certificate has been lost, stolen or destroyed, Yumanity may, in its discretion, and as a condition to the delivery of any shares of Proteostasis common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit and indemnification agreement claiming such certificate has been lost, stolen or destroyed.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Yumanity common stock will be deemed to represent only the right to receive shares of Proteostasis common stock, and cash in lieu of any fractional share of Proteostasis common stock.

Proteostasis will not pay dividends or other distributions on any shares of Proteostasis common stock to be issued in exchange for any unsurrendered Yumanity stock certificate until the Yumanity stock certificate is surrendered as provided in the Merger Agreement.

Examples

For illustrative purposes only, the examples presented below calculate the Exchange Ratio under various Proteostasis net cash scenarios. These examples have assumed: (i) the Effective Time occurs on December 16, 2020, (ii) do not give effect to the Proteostasis Reverse Stock Split, (iii) Proteostasis outstanding shares and options at the Effective Time is equal to 57,488,785 (without giving effect to the Proteostasis Reverse Stock Split), and (v) Yumanity shares at the Effective Time is equal to 140,365,928 (on a fully-diluted, as-converted basis). For the purposes of this illustration, it is assumed that no Proteostasis options will be net exercised for shares of Proteostasis common stock. The table below excludes the available Proteostasis option pools and certain out-of-the-money Proteostasis stock options.

Net Cash	Exchange Ratio	Post-Merger Ownership by Proteostasis Securityholders	Post-Merger Ownership of Yumanity Securityholders
$30 million	4.1083	30.1%	69.9%
$29.5 million	4.1729	29.7%	70.3%
$29 million	4.2395	29.4%	70.6%
$28.5 million	4.3084	29.1%	70.9%
$28 million	4.3797	28.7%	71.3%
$27.5 million	4.4534	28.4%	71.6%
$27 million	4.5297	28.0%	72.0%

The Merger Agreement does not include a stock price-based termination right, and there will be no adjustment to the total number of shares of Proteostasis common stock that Yumanity stockholders will be entitled to receive for changes in the market price of Proteostasis common stock. Accordingly, the market value of the shares of Proteostasis common stock issued pursuant to the Merger will depend on the market value of the shares of Proteostasis common stock at Closing, and could vary significantly from the market value of Proteostasis common stock on the date of this proxy statement/prospectus/information statement.

No fractional shares of Proteostasis common stock will be issuable pursuant to the Merger to Yumanity stockholders. Instead, each Yumanity stockholder who would otherwise be entitled to receive a fraction of a share of Proteostasis common stock (after aggregating all fractional shares of Proteostasis common stock issuable to such holder), will be entitled to receive a cash payment rounded to the nearest cent in an amount determined by multiplying the closing price per share of Proteostasis common stock on Nasdaq on the closing date of the Merger by the fraction of a share of Proteostasis common stock to which such holder would otherwise be entitled.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger within two business days after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Yumanity and the approval by the Proteostasis stockholders of the issuance of Proteostasis common stock in the Merger in accordance with the terms of the Merger Agreement and an amendment to the certificate of incorporation of Proteostasis effecting the proposed Proteostasis Reverse Stock Split. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Proteostasis and Yumanity and specified in the certificate of merger. Neither Proteostasis nor Yumanity can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

In the United States, Proteostasis must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Proteostasis common stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Tax Treatment of the Merger

Proteostasis and Yumanity intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Proteostasis and Yumanity will use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take, nor permit or cause any of their respective affiliates to take, any action or cause any action to be taken that would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of certain material U.S. federal tax consequences of the Merger, see the section titled “— Certain Material U.S. Federal Income Tax Consequences of the Merger” below.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) who exchange their Yumanity common stock for Proteostasis common stock in the Merger assuming the Merger is consummated as contemplated by the Merger Agreement. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS each as in effect as of the date hereof. These authorities are subject to change and differing interpretations. Any such change, which could be retroactive, could alter the tax consequences to holders of Yumanity common stock as described herein.

This discussion does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a Yumanity common stockholder. In addition, it does not address consequences relevant to holders of Yumanity common stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation:

•	persons who are not U.S. Holders as defined below;

•	persons who do not hold their Yumanity common stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	persons who hold their Yumanity common stock in a functional currency other than the U.S. dollar;

•	persons who hold Yumanity common stock that constitutes “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•

persons holding Yumanity common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of shares of Yumanity common stock and one or more other positions;

•	banks, insurance companies, mutual funds, tax-exempt entities, financial institutions, broker-dealers, real estate investment trusts or regulated investment companies;

•	partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (and investors therein);

•	persons who acquired their Yumanity common stock pursuant to the exercise of compensatory options or in other compensatory transactions;

•	persons who acquired their Yumanity common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquired their Yumanity common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

•	persons who hold their Yumanity common stock through individual retirement accounts or other tax-deferred accounts.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Yumanity common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Yumanity common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Yumanity common stock or any other person excluded from this discussion, you should consult your tax advisor regarding the tax consequences of the Merger.

This discussion does not purport to be a complete analysis of all potential tax consequences of the Merger. In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Merger, (iii) the Medicare contribution tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the Merger (whether or not they are in connection with the Merger), including, without limitation, transactions in which Yumanity common stock is acquired, and (v) the tax consequences to holders of options, warrants or similar rights to acquire Yumanity common stock. No ruling from the IRS has been or will be requested in connection with the Merger, and the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

IN LIGHT OF THE FOREGOING, HOLDERS OF YUMANITY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. THIS DISCUSSION OF TAX CONSEQUENCES WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Yumanity Common Stock

Proteostasis and Yumanity intend to treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the qualifications and assumptions described in this proxy statement/prospectus/information statement, and assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the tax consequences to U.S. Holders of Yumanity common stock will be as follows:

•

a U.S. Holder generally will not recognize gain or loss upon the exchange of Yumanity common stock for Proteostasis common stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of Proteostasis common stock as described below;

•

a U.S. Holder who receives cash in lieu of a fractional share of Proteostasis common stock in the Merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share;

•

a U.S. Holder’s aggregate tax basis for the shares of Proteostasis common stock received in the Merger (including any fractional share interest for which cash is received) generally will equal the stockholder’s aggregate tax basis in the shares of Yumanity common stock surrendered in the Merger;

•

the holding period of the shares of Proteostasis common stock received by a U.S. Holder in the Merger generally will include the holding period of the shares of Yumanity common stock surrendered in exchange therefor; and

•

if a U.S. Holder of shares of Yumanity common stock acquired different blocks of shares of Yumanity common stock at different times or at different prices, the shares of Proteostasis common stock received in the Merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of Yumanity common stock, and the basis and holding period of such shares of Proteostasis common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of Yumanity common stock exchanged for such shares of Proteostasis common stock.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Proteostasis common stock generally will be treated as having received such fractional share and then as having received such cash in redemption for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share of Proteostasis common stock and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of Yumanity common stock surrendered which is allocable to the fractional share of Proteostasis common stock deemed received. Such gain or loss will generally be capital gain or loss and any such gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the Yumanity common stock surrendered in the Merger is more than one year as of the effective date of the Merger. Long-term capital gains of non-corporate taxpayers are taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of Yumanity common stock for Proteostasis common stock equal to the difference between the fair market value, at the time of the Merger, of the Proteostasis common stock received in the Merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s adjusted tax basis in the Yumanity common stock surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the Yumanity common stock was held for more than one year at the time of the Merger. In such event, the aggregate tax basis of Proteostasis common stock received in the Merger would equal its fair market value at the time of the consummation of the Merger, and the holding period of such Proteostasis common stock would commence the day after the consummation of the Merger.

Information Reporting and Backup Withholding

If the merger qualifies as a “reorganization” under Section 368(a) of the Code, Treasury Regulations require certain U.S. Holders who are “significant holders” of Yumanity common stock (generally, U.S. Holders who owned immediately before the Merger at least 1% (by vote or value) of the total outstanding stock of Yumanity and each U.S. Holder with a basis in their Yumanity common stock of $1,000,000 or more) to comply with certain reporting requirements. Significant holders generally are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s Yumanity common stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of Yumanity and Proteostasis. U.S. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

A U.S. Holder of Yumanity common stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the Merger. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9, (ii) provides a certification of foreign status on an appropriate IRS Form W-8 or (iii) otherwise establishes the holder is exempt from backup withholding. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against such stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event a U.S. Holder is subject to backup withholding, such stockholder should see his, her, or its tax advisor to determine if he, she or it is entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

The Nasdaq Stock Market Listing

Proteostasis common stock currently is listed on The Nasdaq Global Market under the symbol “PTI”. Proteostasis has agreed to use commercially reasonable best efforts to obtain approval for listing on Nasdaq the shares of Proteostasis common stock that Yumanity stockholders will be entitled to receive pursuant to the Merger. In addition, under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the approval of the listing of the shares of Proteostasis common stock that Yumanity stockholders will be entitled to receive pursuant to the Merger be obtained and the shares of Proteostasis common stock to be issued in the Merger be approved for listing on Nasdaq as of the consummation of the Merger.

Proteostasis has filed an initial listing application with The Nasdaq Capital Market. If such application is accepted, Proteostasis anticipates that its common stock will be listed on The Nasdaq Capital Market following the consummation of the Merger under the trading symbol “YMTX.”

Anticipated Accounting Treatment

The Merger is expected to be treated by Proteostasis as a reverse merger accounted for as an asset acquisition in accordance with accounting principles generally accepted in the United States. For accounting purposes, Yumanity is considered to be acquiring Proteostasis in this transaction. In accordance with the accounting guidance under ASU 2017-01, the Merger is considered an asset acquisition. Accordingly, the assets and liabilities of Proteostasis will be recorded as of the closing date of the Merger at the purchase price of the accounting acquirer. Under the acquisition method of accounting, management of Proteostasis and Yumanity have made a preliminary estimated purchase price as described in Note 3 to the unaudited pro forma condensed combined financial statements and is subject to change and interpretation. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are at their estimated Merger date fair values. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Proteostasis that exist as of the date of completion of the transaction.

Appraisal Rights and Dissenters’ Rights

Delaware Law

If the Merger is completed, the sole Yumanity stockholder is entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), provided that they comply with the conditions established by Section 262, but those rights have been waived pursuant to the Merger Agreement. Holders of Proteostasis common stock are not entitled to appraisal rights under Delaware law in connection with the Merger.

The discussion below is not a complete summary regarding the sole Yumanity stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement/prospectus/information statement as Annex E.

Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Yumanity stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger, the effective date of the merger and that appraisal rights are available.

If the Merger is completed, within 10 days after the effective date of the Merger, Yumanity will notify its stockholders that the Merger has been approved, the effective date of the Merger and that appraisal rights are available to any stockholder who has not approved the Merger. Holders of shares of Yumanity capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Yumanity within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the Merger. A demand for appraisal must reasonably inform Yumanity of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Yumanity capital stock held by such stockholder. Failure to deliver a written consent approving the Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Yumanity Therapeutics, Inc., 40 Guest Street, Suite 4410, Boston, MA 02135, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of shares of Yumanity capital stock. ALL DEMANDS MUST BE RECEIVED BY YUMANITY WITHIN TWENTY (20) DAYS AFTER THE DATE YUMANITY MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the Merger consideration for your shares of Yumanity capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Yumanity capital stock.

To be effective, a demand for appraisal by a holder of shares of Yumanity capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Yumanity. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the Effective Time.

If you hold your shares of Yumanity capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the Merger by delivering a written withdrawal to Yumanity. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the Merger consideration for your shares of Yumanity capital stock.

Within 120 days after the effective date of the Merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the Merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Yumanity, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Merger consideration for shares of his or her Proteostasis capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Proteostasis, Yumanity, Holdings or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Proteostasis and Merger Sub, on the one hand, and Yumanity and Holdings, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Proteostasis and Yumanity do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Proteostasis, Merger Sub, Holdings or Yumanity, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Proteostasis, Merger Sub, Holdings and Yumanity and are modified by the disclosure schedules. If Proteostasis or Yumanity becomes aware of material facts that contradict the representations and warranties in the Merger Agreement, Proteostasis or Yumanity, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so.

General

Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Proteostasis formed by Proteostasis in connection with the Merger, will merge with and into Yumanity, with Yumanity surviving as a wholly-owned subsidiary of Proteostasis.

Merger Consideration

Immediately prior to the Effective Time, Holdings and Yumanity will effect the Yumanity Reorganization, following which Yumanity’s equity capitalization will consist entirely of common stock and options and warrants to acquire Yumanity common stock. At the Effective Time, all outstanding shares of Yumanity common stock, and all outstanding options and warrants to purchase Yumanity common stock, respectively, shall convert into the right to receive Proteostasis common stock, options or warrants as follows:

•

each share of Yumanity common stock outstanding immediately prior to the Effective Time (excluding certain shares of Yumanity common stock that may be cancelled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights” (each such share, a “dissenting share”)) will automatically be converted into the right to receive an estimated number of shares of Proteostasis common stock determined by the Exchange Ratio and subject to adjustment to account for the proposed Proteostasis Reverse Stock Split. The estimated Exchange Ratio is based upon Proteostasis’ and Yumanity’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Yumanity prior to the Closing;

•

each option to purchase shares of Yumanity common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Proteostasis and will become an option, subject to vesting, to purchase that number of shares of the common stock of Proteostasis multiplied by the estimated Exchange Ratio equal to 4.3084, at an exercise price equal to the per share exercise price of such Yumanity option divided by the estimated Exchange Ratio equal to 4.3084 subject to adjustment to account for the proposed Proteostasis Reverse Stock Split; and

•

each warrant to purchase shares of Yumanity capital stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Proteostasis and will become a warrant to purchase that number of shares of the Proteostasis common stock multiplied by the estimated Exchange Ratio equal to 4.3084, at an exercise price equal to the per share exercise price of such Yumanity warrant divided by the estimated Exchange Ratio equal to 4.3084 subject to adjustment to account for the proposed Proteostasis Reverse Stock Split.

The Exchange Ratio provided herein is an estimate based upon Proteostasis’ and Yumanity’s capitalization numbers immediately prior to the date of this proxy statement/prospectus/information statement. The final Exchange Ratio will be adjusted based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Yumanity prior to the Closing. The final Exchange Ratio is the quotient determined by dividing the Surviving Corporation Allocation Shares (as described below) by the total number of shares of Yumanity common stock outstanding immediately prior to the Closing as expressed on a fully-diluted and as-converted basis.

The “Surviving Corporation Allocation Shares” is the number determined by first dividing the total number of Proteostasis Outstanding Shares by the Proteostasis Allocation Percentage and then subtracting the Proteostasis Outstanding Shares. The Proteostasis Allocation Percentage is derived by dividing $70.3 million (or the “PTI Valuation” as defined in the Merger Agreement) by $216.3 million (or the sum of the PTI Valuation and the “Company Valuation” as defined in the Merger Agreement), provided that such $70.3 million is subject to (i) an increase on a dollar-for-dollar basis by the amount that Proteostasis’ net cash at the Closing is greater than $35.0 million and (ii) a reduction on a dollar-for-dollar basis by the amount that Proteostasis’ net cash at the Closing is less than $35.0 million provided that if Proteostasis’ net cash at the Closing is less than $32.5 million there will be a reduction by two dollars for every dollar decrease in Proteostasis’ net cash at the Closing below $32.5 million; provided, further that if the initial filing of the Registration Statement, of which this proxy statement/prospectus/information statement is a part, has not been made by September 14, 2020 (a) primarily due to actions or inactions by Yumanity and its representatives, Proteostasis’ net cash shall be increased by $250,000, or (b) primarily due to actions or inactions by Proteostasis and its representatives, Proteostasis’ net cash shall be decreased by $250,000. Proteostasis currently estimates that it will have approximately $28-29 million net cash at Closing.

The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Proteostasis common stock that Yumanity stockholders, optionholders and warrantholders will be entitled to receive for changes in the market price of Proteostasis common stock. Accordingly, the market value of the shares of Proteostasis common stock issued pursuant to the Merger will depend on the market value of the shares of Proteostasis common stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of Proteostasis common stock will be issuable pursuant to the Merger to Yumanity stockholders. Instead, each Yumanity stockholder who would otherwise be entitled to receive a fraction of a share of Proteostasis common stock, after aggregating all fractional shares of Proteostasis common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded to the nearest whole cent, without interest, determined by multiplying such fraction by the closing price of a share of Proteostasis common stock as quoted on Nasdaq, on the date the Merger becomes effective.

The Merger Agreement provides that, at the Effective Time, Proteostasis will deposit with an exchange agent acceptable to Proteostasis and Yumanity stock certificates representing the shares of Proteostasis common stock issuable to the Yumanity stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Yumanity common stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Yumanity stock certificates for shares of Proteostasis common stock. Upon surrender of a Yumanity stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Proteostasis may reasonably require, the Yumanity stock certificate surrendered will be cancelled and the holder of the Yumanity stock certificate will be entitled to receive the following:

•

a certificate (or non-certificated book entry) representing the number of whole shares of Proteostasis common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;

•	cash in lieu of any fractional share of Proteostasis common stock; and

•	dividends or other distributions, if any, declared or made with respect to Proteostasis common stock with a record date after the Effective Time.

At the Effective Time, all holders of certificates representing shares of Yumanity common stock that were outstanding immediately prior to the Effective Time (other than dissenting shares) will cease to have any rights as stockholders of Yumanity. In addition, no transfer of Yumanity common stock after the Effective Time will be registered on the stock transfer books of Yumanity.

If any Yumanity stock certificate has been lost, stolen or destroyed, Proteostasis may, in its discretion, and as a condition to the delivery of any certificate or book entry representing shares of Proteostasis common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit and indemnification agreement claiming such certificate has been lost, stolen or destroyed.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Yumanity common stock (other than dissenting shares) will be deemed to represent only the right to receive shares of Proteostasis common stock and cash in lieu of any fractional share of Proteostasis common stock. Proteostasis will not pay dividends or other distributions on any shares of Proteostasis common stock to be issued in exchange for any unsurrendered Yumanity stock certificate until the Yumanity stock certificate is surrendered as provided in the Merger Agreement.

Treatment of Yumanity Stock Options and Warrants

At the Effective Time, each option to purchase Yumanity common stock that is outstanding and unexercised immediately prior to the Effective Time under the 2018 Yumanity Plan, whether or not vested, will automatically and without any action on the part of the holder thereof, be converted into an option to purchase Proteostasis common stock. Proteostasis will assume the 2018 Yumanity Plan. All rights with respect to Yumanity common stock under Yumanity options assumed by Proteostasis will be converted into rights with respect to Proteostasis common stock. Accordingly, from and after the Effective Time, each Yumanity stock option assumed by Proteostasis may be exercised for such number of shares of Proteostasis common stock as is determined by multiplying the number of shares of Yumanity common stock subject to the option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split) and rounding that result down to the nearest whole number of shares of Proteostasis common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed Proteostasis Reverse Stock Split prior to the consummation of the Merger) and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Yumanity option assumed by Proteostasis will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Yumanity options will generally remain unchanged; provided, that the Proteostasis board of directors will succeed to the authority of the Yumanity board of directors with respect to each assumed Yumanity option.

CF Assets Disposition

The parties have agreed that, Proteostasis may, without the prior written consent of Yumanity, dispose of some or all of the CF Assets to a set of agreed upon counter parties, at any time prior to or concurrent with the Closing, provided that such disposition is also approved by the Proteostasis board of directors or a committee thereof (such disposition is referred to as a “CF Assets Disposition”). Proteostasis may not enter into any agreement with respect to a CF Assets Disposition that would be reasonably likely to result in a Material Continuing Obligation (as defined in the Merger Agreement); provided, however, that Proteostasis is allowed to enter into agreements that may result in continuing obligations that are not Material Continuing Obligations so long as Proteostasis delivers written notice to Yumanity 14 business days prior to the consummation of such CF Asset Disposition. Prior to executing a definitive agreement with respect to a CF Assets Disposition, Proteostasis shall deliver to Yumanity a written certification, duly executed by an officer of Proteostasis attesting to the accuracy of all representations in all material respects (subject to any qualifications contained in such representations) made to the counter party in such definitive agreement with respect to the CF Assets Disposition.

Directors and Officers of Proteostasis Following the Merger

Pursuant to the Merger Agreement, Proteostasis and Yumanity will obtain the resignation of officers and directors who will not continue as officers and directors of the combined organization. Prior to the Effective Time, to be effective at the Effective Time, the Proteostasis board of directors will appoint board designees selected by Yumanity. Immediately after the Effective Time, the Proteostasis board of directors will consist of nine (9) members, seven (7) of whom will be the current directors of Yumanity and two (2) of whom will be designated by members of the Proteostasis board of directors existing as of the signing of the Merger Agreement, such designation to be consented to by Yumanity. The composition of the Proteostasis board of directors following the Effective Time in the aggregate are expected to satisfy the requisite independence requirements, as well as the sophistication and independence requirements for the required committees, pursuant to Nasdaq listing requirements. It is anticipated that after the Effective Time, the Proteostasis board of directors will be the following:

N. Anthony Coles, M.D.

Richard Peters, M.D., Ph.D.

Patricia L. Allen

David Arkowitz

Kim C. Drapkin

Richard A. Heyman, Ph.D.

Jeffery W. Kelly, Ph.D.

Cecil B. Pickett, Ph.D.

Lynne Zydowsky, Ph.D.

It is anticipated that the executive officers of Proteostasis (each of whom are executive officers of Yumanity) upon the consummation of the Merger will be:

N. Anthony Coles, M.D.

Richard Peters, M.D., Ph.D.

Paulash Mohsen

Brigitte Robertson, M.D.

Amendment to Certificate of Incorporation of Proteostasis

Stockholders of record of Proteostasis common stock on the record date for the Proteostasis special meeting will also be asked to approve the amendment to the certificate of incorporation of Proteostasis to effect the proposed Proteostasis Reverse Stock Split, which requires the affirmative vote of holders of a majority of the outstanding Proteostasis common stock on the record date for the Proteostasis special meeting.

Conditions to the Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

•

the Registration Statement, of which this proxy statement/prospectus/information statement is a part, must have become effective in accordance with the provisions of the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order;

•

there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction that remains in effect, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the Merger or transactions contemplated by the Merger Agreement illegal;

•

Holdings, as the sole stockholder of Yumanity and the holders of at least (x) (A) 55% of Holdings outstanding Class A Units, (B) 55% of Holdings outstanding Class B Units, and (C) 55% of Holdings outstanding Class C Units, and (y) 66 2⁄3% of the outstanding equity interests of Holdings (voting on an as-converted basis), must have adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and approved the Merger;

•

the holders of a majority of the shares of Proteostasis common stock having voting power representing a majority of the shares of Proteostasis common stock must have approved the Proteostasis Reverse Stock Split and the holders of a majority of the votes cast at the Proteostasis special meeting must have approved the change of control for Nasdaq listing purposes and the issuance of Proteostasis common stock in the Merger in accordance with the terms of the Merger Agreement;

•

Proteostasis must have caused the shares of Proteostasis common stock to be issued in the Merger to be approved for listing on Nasdaq (subject to official notice of issuance) as of the consummation of the Merger;

•

there must not be any legal proceeding pending, or overtly threatened in writing by an official of any governmental body in which such governmental body indicates that it intends to conduct any legal proceeding or take any other action:

•	challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated by the Merger Agreement;

•	relating to the Merger and related transactions and seeking to obtain from Proteostasis or Yumanity any damages or other relief that may be material to Proteostasis, Merger Sub or Yumanity;

•

seeking to prohibit or limit in any material and adverse respect a party to the Merger Agreement’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the common stock of Proteostasis;

•	that would materially and adversely affect the right or ability of Proteostasis or Yumanity to own the assets or operate the business of Proteostasis or Yumanity; or

•	seeking to compel Yumanity, Proteostasis, or any of their respective subsidiaries, to dispose of or hold separate any material assets as a result of the Merger or related transactions.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•

the representations and warranties of the other party regarding capitalization must be true and correct in all respects as of the date of the Merger Agreement and must be true and correct in all respects at and as of the Closing as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate;

•

the remaining representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the Closing with the same force and effect as if made on the Closing or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, in each case or in the aggregate, would not reasonably be expected to have a material adverse effect;

•

the other party to the Merger Agreement must have performed or complied in all material respects with all covenants and obligations in the Merger Agreement required to be performed or complied with by it on or before the consummation of the Merger;

•

the lock-up agreements executed by certain officers, directors and stockholders of Proteostasis and Yumanity must continue to be in full force and effect as of immediately following the Effective Time; and

•	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the consummation of the Merger.

In addition, the obligation of Proteostasis and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•	Yumanity must have terminated certain agreements entered into between Yumanity and its stockholders;

•

Yumanity must have effected a conversion of all of its outstanding convertible indebtedness into shares of Yumanity common stock and shall have no other outstanding indebtedness other than as disclosed to Proteostasis;

•

Yumanity must have delivered to Proteostasis a signed statement that Yumanity is not (and has not been for the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations;

•	Yumanity and Holdings must have effected the Yumanity Reorganization;

•	Yumanity must have delivered a closing financial certificate signed by its Chief Executive Officer certifying the accuracy of Yumanity’s balance sheet at the Closing; and

•

there shall have been no effect, change, condition, event, circumstance, occurrence, result, state of facts, or development that is or would reasonably be expected to be materially adverse to the business, financial condition, assets, operations or financial performance of Yumanity, Holdings and their subsidiaries, taken as a whole, or the ability of Yumanity or Holdings to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its covenants or obligations under the Merger Agreement in all material respects, each referred to as a material adverse effect as it relates to Yumanity, that is continuing.

The Merger Agreement provides that certain events shall not be considered a material adverse effect to Yumanity, including without limitation:

•

any conditions generally affecting the industries in which Yumanity and its subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent such conditions do not have a materially disproportionate impact on Yumanity and its subsidiaries taken as a whole;

•

any failure by Yumanity or Holdings or any of their subsidiaries to meet internal projections of forecasts or third party revenue or earnings predictions for any period ending on or after the date of the Merger Agreement;

•

any effect, change, event, circumstance or development resulting from the execution, delivery, announcement or performance of the obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the Merger or the transactions contemplated by the Merger Agreement;

•	resignation or termination of any director or officer of Yumanity;

•

any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)) or any acts of terrorism, sabotage, military action or war, whether or not declared, or any escalation or worsening thereof to the extent they do not disproportionately affect Yumanity, Holdings and their subsidiaries taken as a whole;

•	any specific action taken at the written request of Proteostasis or Merger Sub or expressly required by the Merger Agreement; or

•	any change in U.S. GAAP or any change in applicable laws, rules or regulations after the Closing.

In addition, the obligation of Yumanity to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•

Proteostasis must have delivered to Yumanity executed severance agreements consistent with the Employment Agreements and written resignations of the officers and directors of Proteostasis that are not continuing as officers and directors of Proteostasis following the Merger;

•	Proteostasis must have caused the new board members of Proteostasis, specified in the Merger Agreement, to be elected;

•

Proteostasis must have delivered a closing financial certificate signed by its Chief Executive Officer and Chief Operating Officer certifying (a) an itemized list of Proteostasis’ consolidated current assets and consolidated current liabilities, (b) the amount of transaction expenses incurred but unpaid by Proteostasis at the Closing, (c) the amount of Proteostasis debt at the Closing, and (d) the amount of Proteostasis net cash at the Closing, which must include that Proteostasis has no less than $28.0 million of net cash at Closing; and

•

there shall have been no effect, change, condition, event, circumstance, occurrence, result, state of facts, or development that is or would reasonably be expected to be materially adverse to the business, financial condition, assets, operations or financial performance of Proteostasis and its subsidiaries, taken as a whole, or the ability of Proteostasis to timely consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its covenants or obligations under the Merger Agreement in all material respects, each referred to as a material adverse effect as it relates to Proteostasis, that is continuing.

The Merger Agreement provides that certain events shall not be considered a material adverse effect to Proteostasis, including without limitation:

•	any conditions generally affecting the industries in which Proteostasis and its subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent

•	not have a materially disproportionate impact on Proteostasis and its subsidiaries taken as a whole;

•

any failure by Proteostasis or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of the Merger Agreement;

•

any effect, change, event, circumstance or development resulting from the execution, delivery, announcement or performance of the obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the Merger or the transactions contemplated by the Merger Agreement;

•	resignation or termination of any director or officer of Proteostasis;

•

any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)) or any acts of terrorism, sabotage, military action or war, whether or not declared, or any escalation or worsening thereof to the extent they do not disproportionately affect Proteostasis and its subsidiaries taken as a whole; or

•	any change in U.S. GAAP or any change in applicable laws, rules or regulations after the date of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Proteostasis and Yumanity for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	subsidiaries;

•	capitalization;

•	financial statements and with respect to Proteostasis, documents filed with the SEC and the accuracy of information contained in those documents;

•	the absence of material changes or events;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	liabilities;

•	regulatory compliance, permits and restrictions;

•	tax matters;

•	employee benefit plans;

•	labor and employment;

•	environmental matters;

•	insurance;

•	legal proceedings and orders;

•	authority to enter into the Merger Agreement and the related agreements;

•

votes required for completion of the Merger and approval of the proposals that will come before the Proteostasis special meeting and that will be the subject of the Yumanity stockholder written consent;

•	except as otherwise specifically identified in the Merger Agreement, the fact that the consummation of the Merger would not contravene or require the consent of any third party;

•	bank accounts;

•	any brokerage or finder’s fee or other fee or commission in connection with the Merger;

•	privacy matters relating to personally identifiable health information collected by each party;

•	with respect to Proteostasis, the valid issuance in the Merger of the Proteostasis common stock;

•	disclosures to be included in this proxy statement/prospectus/information statement;

•	an assertion that no other representations and warranties, except as set forth in the Merger Agreement, are being given to the other party; and

•	an acknowledgement that the other party is not providing any other representations or warranties except as set forth in the Merger Agreement.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Proteostasis and Yumanity to complete the Merger.

No Solicitation

Each of Proteostasis and Yumanity agreed that, except as described below, Proteostasis and Yumanity and any of their respective subsidiaries will not, and each party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, representatives, consultants or other agents retained by it or any of its subsidiaries not to, directly or indirectly:

•

solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry,” each as defined below, or take any action that could reasonably be expected to lead to an acquisition proposal or an acquisition inquiry;

•	furnish any nonpublic information regarding Proteostasis, Yumanity or Merger Sub to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•

engage in discussions (other than to inform any person of the existence of such non-solicitation obligations) or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend an acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition transaction.

An “acquisition inquiry” means an inquiry, indication of interest or request for nonpublic information that would reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means any offer or proposal, whether written or oral, contemplating or otherwise relating to any “acquisition transaction,” as defined below.

An “acquisition transaction” means the following:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: in which Proteostasis, Yumanity or Merger Sub or any of its subsidiaries is a constituent corporation, in which any individual, entity, governmental entity or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Proteostasis, Yumanity or Merger Sub or any of its subsidiaries or in which Proteostasis, Yumanity or Merger Sub or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries;

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that account for 20% or more of the fair market value of the consolidated assets of Proteostasis, Yumanity or Merger Sub and its subsidiaries, taken as a whole, other than a sale, assignment, license or other disposition by Proteostasis of any or all of its assets, tangible and intangible, that relate to Proteostasis’ cystic fibrosis clinical programs, including, without limitation, intellectual property rights, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological material prior to or concurrent with the Closing that is approved by the Proteostasis board of directors; and

•	any liquidation or dissolution of Proteostasis, Yumanity or Merger Sub or any of its subsidiaries.

However, before obtaining the applicable Proteostasis or Yumanity stockholder approvals required to consummate the Merger, each party may furnish nonpublic information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a bona fide written acquisition or acquisition proposal made or received after the date of the Merger Agreement, which such party’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes or would reasonably be expected to result in a “superior offer,” as defined below, if:

•

neither such party nor any representative of such party has breached the non solicitation provisions of the Merger Agreement described above with in any material respect to such acquisition inquiry or acquisition proposal;

•

such party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with fiduciary duties of such board of directors under applicable legal requirements;

•

such party gives the other party prior notice of the identity of the third party and of that party’s intention to furnish nonpublic information to, or enter into discussions with, such third party before furnishing any nonpublic information or entering into discussions with such third party;

•

such party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Proteostasis and Yumanity and provides a copy of such executed confidentiality agreement to the other party; and

•

at least two business days’ prior to the furnishing of any nonpublic information to a third party, such party furnishes the same nonpublic information to the other party to the extent such nonpublic information has not been previously furnished.

A “superior offer” means an unsolicited bona fide acquisition proposal (with all references to “more than 20%” or “20% or more” in the definition of acquisition transaction, provided above, being treated as references to 75% for these purposes) made by a third party that the board of directors of Proteostasis or Yumanity, as applicable, receiving the offer determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory and other aspects of such acquisition proposal (including the financing terms and the ability of such third party to finance such acquisition proposal):

•

is more favorable from a financial point of view to the stockholders of Proteostasis or Yumanity, as applicable, than the terms of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by either party in response to such superior offer pursuant to and in accordance with the terms of the Merger Agreement);

•	is reasonably capable of being completed on the terms proposed without unreasonable delay; and

•

includes termination rights exercisable by Proteostasis or Yumanity, as applicable, on terms that are not materially less favorable to such party than the terms of the Merger Agreement, all from a third party capable of performing such terms.

The Merger Agreement also provides that each of Proteostasis or Yumanity, as applicable, will promptly advise the other of the status and terms of, and keep the other party informed in all material respects with respect to, any acquisition proposal or any acquisition inquiry.

Meetings of Stockholders

Unless Proteostasis’ board of directors has effected a change of recommendation and the Merger Agreement is terminated by Proteostasis in connection with the entry into a definitive agreement for a superior proposal, in each case in accordance with the terms of the Merger Agreement, Proteostasis is obligated under the Merger Agreement to call, give notice of and hold a special meeting of its stockholders for the purposes of adopting and approving the Proteostasis stockholder Proposals. The Proteostasis special meeting will be held (on a date selected by Proteostasis in consultation with Yumanity) as promptly as practicable, and in any event not later than 45 days after the Registration Statement, of which this proxy statement/prospectus/information statement is a part, being declared effective by the SEC. Notwithstanding anything to the contrary contained herein, if on the date of the Proteostasis special meeting, or a date preceding the date on which the Proteostasis special meeting is scheduled, Proteostasis reasonably believes that (x) it will not receive proxies sufficient to obtain the required approval of the Proteostasis stockholders at the Proteostasis special meeting with respect to all of the Proteostasis stockholder Proposals, whether or not a quorum would be present at the Proteostasis special meeting or (y) it will not have sufficient shares of Proteostasis common stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Proteostasis special meeting, subject to compliance with all legal requirements, Proteostasis may (and, if requested by Yumanity, Proteostasis shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Proteostasis special meeting, as long as the date of the Proteostasis special meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y); provided that, subject to compliance with all legal requirements, Proteostasis may postpone or adjourn the Proteostasis special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Proteostasis has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable legal requirements and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Proteostasis prior to the Proteostasis special meeting.

Unless Yumanity’s board of directors has effected a change of recommendation and the Merger Agreement is terminated by Yumanity in connection with the entry into a definitive agreement for a superior proposal, in each case in accordance with the terms of the Merger Agreement, Yumanity is obligated under the Merger Agreement to obtain, within 10 business days of the effective date of this Registration Statement, the written consent of the Yumanity stockholders and the Holdings equityholders (as applicable) for purposes of (i) adopting the Merger Agreement and approving the Merger and all other transactions contemplated thereby, (ii) approving the Yumanity Reorganization, (iii) acknowledging that such adoption and approval of the Merger given thereby as of immediately prior to the Effective Time is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of DGCL, and (iv) acknowledging that by its approval of the Merger and Yumanity Reorganization it is not entitled to appraisal or dissenters’ rights with respect to its shares or limited liability company interests (as applicable) in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

Covenants; Conduct of Business Pending the Merger

Yumanity agreed that it will conduct its business in the ordinary course and in compliance with all applicable laws and regulations and in material compliance with certain contracts, and to take other agreed-upon actions. Yumanity also agreed that, subject to certain limited exceptions, without the consent of Proteostasis, it will not, during the period between the date of the Merger Agreement and the Closing:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than for equity interests of Holdings or shares of Yumanity capital stock issuable as a dividend that have accrued pursuant to Holdings’ operating agreement or Yumanity’s certificate of incorporation, as applicable); or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Yumanity common stock from terminated employees of Yumanity);

•

amend the certificate of incorporation, bylaws or other charter or organizational documents of Yumanity or the certificate of formation, operating agreement or other organizational documents of Holdings, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated by the Merger Agreement;

•

other than as contemplated by the Merger Agreement and the transactions contemplated thereby, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing) any capital stock, equity interest or other security (except for shares of common stock issued upon the valid exercise of options or warrants outstanding on the date of the Merger Agreement); any option, warrant or right to acquire any capital stock, equity interest or any other security other than options to purchase up to 1% of Yumanity’s total outstanding shares of common stock; or any instrument convertible into or exchangeable for any capital stock, equity interest or other security;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•

other than in the ordinary course of business, lend money to any individual, entity or governmental body; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $10,000;

•

other than in the ordinary course of business or in connection with the Yumanity Reorganization, adopt, establish or enter into any employee plan; cause or permit any employee plan to be amended other than as required by law; or in order to make amendments for the purposes of Section 409A of the Code, pay any material bonus or make any material profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its executives or highly compensated employees, or materially increase the severance or change of control benefits offered to any current or new service providers; provided, however, that Yumanity may, without Proteostasis’ consent, make adjustments to the compensation packages of Yumanity’s executives as informed by a peer group compensation analysis conducted by an independent third party;

•	enter into any material transaction outside the ordinary course of business;

•

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

•

make, change or revoke any material tax election; file any material amendment to any tax return; adopt or change any material accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement (other than commercial contracts entered into in the ordinary course of business the principal subject matter of which is not taxes); settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	enter into, amend or terminate any material contract other than in the ordinary course of business with respect to the business as currently being conducted;

•

other than in the ordinary course of business, materially change pricing or royalties or other payments set or charged by Yumanity or any of its subsidiaries to its customers or licensees or materially increase or agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Yumanity; or

•	agree, resolve or commit to do any of the foregoing.

Proteostasis agreed that it will conduct its business in the ordinary course and in compliance with all applicable laws and regulations and in material compliance with certain contracts, and to take other agreed-upon actions. Proteostasis also agreed that, subject to certain limited exceptions, without the consent of Yumanity, it will not, during the period prior to the consummation of the Merger:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than for shares of capital stock of Proteostasis issuable as a dividend that have accrued pursuant to the Proteostasis’ certificate of incorporation) other than (x) a distribution of the cash proceeds actually received by Proteostasis from a sale, assignment, licenses or other disposition by Proteostasis of some or all of its assets, tangible and intangible, that relate to Proteostasis’ cystic fibrosis clinical programs, including, without limitation, intellectual property rights, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological materials prior to or concurrent with the Closing that is approved by the Proteostasis board of directors and (y) the distribution of CVRs contemplated by the Merger Agreement; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Proteostasis common stock from terminated employees of Proteostasis);

•

amend the certificate of incorporation, bylaws or other charter or organizational documents of Proteostasis, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the proposed transactions under the Merger Agreement;

•

except as related to the proposed transactions under the Merger Agreement, sell, issue or grant, or authorize the issuance of (or make any commitment to do any of the foregoing): any capital stock or other security (except for shares of Proteostasis common stock issued upon the valid exercise of outstanding Proteostasis options as of the date of the Merger Agreement or settlement of Proteostasis RSUs outstanding as of the date of the Merger Agreement or sales of shares of Proteostasis common stock issued upon vesting and/or settlement of Proteostasis RSUs outstanding as of the date of the Merger Agreement to cover tax obligations upon such vesting and/or settlement); any option, warrant or right to acquire any capital stock or any other security; or any instrument convertible into or exchangeable for any capital stock or other security;

•	form any subsidiary other than Merger Sub or acquire any equity interest or other interest in any other entity;

•

lend money to any individual, entity or governmental body; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $10,000;

•

adopt, establish or enter into any Proteostasis employee plan; cause or permit any Proteostasis employee plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Yumanity; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, increase the severance or change of control benefits offered to any current or new service providers; or hire any officer, employee or consultant;

•

other than a sale, assignment, licenses or other disposition by Proteostasis of some or all of its assets, tangible and intangible, that relate to Proteostasis’ cystic fibrosis clinical programs, including, without limitation, intellectual property rights, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological materials prior to or concurrent with the Closing that is approved by the Proteostasis board of directors, into any material transaction outside the ordinary course of business;

•

acquire any material asset or sell (other than a sale, assignment, licenses or other disposition by Proteostasis of some or all of its assets, tangible and intangible, that relate to Proteostasis’ cystic fibrosis clinical programs, including, without limitation, intellectual property rights, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological materials prior to or concurrent with the Closing that is approved by the Proteostasis board of directors, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

•

make, change or revoke any material tax election; file any material amendment to any tax return; adopt or change any material accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement (other than commercial contracts entered into in the ordinary course of business the principal subject matter of which is not taxes); enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•

enter into, amend or terminate any material contract, other than in the ordinary course of business with respect to the business as currently being conducted so long as no such amendment increases the cost to Proteostasis in any respect or imposes any additional monetary or other material obligations that survive the Closing or other than a sale, assignment, licenses or other disposition by Proteostasis of some or all of its assets, tangible and intangible, that relate to Proteostasis’ cystic fibrosis clinical programs, including, without limitation, intellectual property rights, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological materials prior to or concurrent with the Closing that is approved by the Proteostasis board of directors;

•

other than in the ordinary course of business, materially change the pricing or royalties or other payments set or charged by Proteostasis or any of its subsidiaries to its customers or licensees or materially increase or agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Proteostasis;

•

settle any pending or threatened legal proceeding against Proteostasis or any of its subsidiaries, other than settlements (A) for an amount not in excess of $100,000 individually or $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Proteostasis or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, Proteostasis or any of its subsidiaries;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

•	agree, resolve or commit to do any of the foregoing.

Regulatory Approvals

Each of Proteostasis and Yumanity has agreed:

•

that each party would use commercially reasonable best efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental entity with respect to the Merger and to submit promptly any additional information requested by any such governmental entity; and

•

to respond as promptly as is practicable to respond in compliance with any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation and any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental entity in connection with antitrust or competition matters.

Notwithstanding anything to the contrary contained in the Merger Agreement, each of Proteostasis and Yumanity acknowledge and agree that (a) nothing in the Merger Agreement shall give Yumanity, directly or indirectly, the right to control or direct Proteostasis’ operations for purposes of any non-U.S. antitrust, merger control, or competition laws prior to the expiration or termination of any applicable waiting period pursuant to any non-U.S. antitrust, merger control, or competition laws and (b) no consent of Proteostasis or Yumanity shall be required with respect to any matter set forth in the Merger Agreement to the extent the requirement of such consent would violate any applicable antitrust laws.

Other Agreements

Each of Proteostasis and Yumanity has agreed to use its commercially reasonable best efforts to:

•	take all actions necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

•	obtain all consents, approvals or waivers reasonably required to be obtained in connection with the transactions contemplated by the Merger Agreement;

•	lift any injunction prohibiting, or any other legal bar to, the Merger or the transactions contemplated by the Merger Agreement;

•	satisfy the conditions precedent to the consummation of the Merger Agreement; and

•	notwithstanding anything to the contrary contained in the Merger Agreement, Proteostasis nor Yumanity, as applicable, shall not have any obligation:

•	to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets;

•	to discontinue or cause any of its subsidiaries to discontinue offering any product or service;

•	to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any person any intellectual property;

•	to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing);

•	to make or cause any of its subsidiaries to make any commitment (to any governmental authority or otherwise) regarding its future operations; or

•

to contest any legal proceeding or any order relating to the Merger or any of the other transactions contemplated by the Merger Agreement if either Proteostasis or Yumanity, as applicable, determines in good faith that contesting such legal proceeding or order might not be advisable.

Proteostasis and Yumanity agree that:

•

Proteostasis, Merger Sub, Holdings and Yumanity will make all filings and other submissions and give all notices required to be made and given by such party in connection with the Merger and the transactions contemplated by the Merger Agreement;

•	neither party will make any public statement concerning the Merger, subject to certain exceptions;

•

Proteostasis will use commercially reasonable best efforts to obtain approval for listing on The Nasdaq Global Market or The Nasdaq Capital Market the shares of Proteostasis common stock being issued in the Merger;

•

for a period of six years after the consummation of the Merger, Proteostasis will indemnify each of the current and former directors and officers of Proteostasis and Yumanity to the fullest extent permitted under the DGCL and will maintain directors’ and officers’ liability insurance for the directors and officers of Proteostasis and Yumanity; and

•

Proteostasis, Merger Sub, Holdings and Yumanity shall cooperate reasonably with each other and shall provide such assistance as may be reasonably requested for the purpose of facilitating the performance by each party of its respective obligations under the Merger Agreement and to enable the combined organization to continue to meet its obligations following the Closing.

Termination

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

•	by mutual written consent duly authorized by the board of directors of each of Proteostasis and Yumanity;

•

by either Proteostasis or Yumanity if the Merger shall not have been consummated by April 22, 2021; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement, and this right to terminate shall not be available for an additional 60 days upon request of either party in the event that the SEC has not declared effective the Registration Statement, of which this proxy statement/prospectus/information statement is a part, by such date;

•

by Proteostasis or Yumanity if a court of competent jurisdiction or governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other action that permanently restrains, enjoins or otherwise prohibits the Merger or transactions contemplated by the Merger Agreement;

•

by Proteostasis or Yumanity if the stockholders of Proteostasis do not approve the Proteostasis stockholder Proposals described in this proxy statement/prospectus/information statement, but Proteostasis may not terminate the Merger Agreement pursuant to this provision if the failure to obtain the approval of Proteostasis stockholders was caused by the action or failure to act of Proteostasis and such action or failure to act constitutes a material breach by Proteostasis of the Merger Agreement;

•	by Yumanity, at any time prior to the approval by Proteostasis’ stockholders of the Proteostasis stockholder Proposals, if:

•

the Proteostasis board of directors fails to recommend that the stockholders of Proteostasis vote to approve the Proteostasis stockholder Proposals or withdraws or modifies its recommendation in a manner adverse to Yumanity;

•	Proteostasis fails to include in this proxy statement/prospectus/information statement such recommendation;

•

the Proteostasis board of directors fails to publicly reaffirm such recommendations within 10 business days after Yumanity requests in writing (provided that not more than three such requests may be made by Yumanity);

•

Proteostasis fails to hold the Proteostasis special meeting within 45 days after the Registration Statement, of which this proxy statement/prospectus/information statement is a part, is declared effective under the Securities Act, other than to the extent that such Registration Statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such Registration Statement, in which case such 45-day period will be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending, except, if on the date of the Proteostasis special meeting, or a date preceding the date on which the Proteostasis special meeting is scheduled, Proteostasis reasonably believes that (x) it will not receive proxies sufficient to obtain the required approval of the stockholders of Proteostasis at the Proteostasis special meeting with respect to all of the Proteostasis stockholder Proposals described in this proxy statement/prospectus/information statement, whether or not a quorum would be present at the Proteostasis special meeting, (y) it will not have sufficient shares of common stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Proteostasis special meeting, subject to compliance with all legal requirements, Proteostasis may postpone or adjourn, or make one or more successive postponements or adjournments of, the Proteostasis special meeting, as long as the date of the Proteostasis special meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to the preceding clauses (x) and (y), and that, subject to compliance with all legal requirements, Proteostasis may postpone or adjourn the Proteostasis special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Proteostasis has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable legal requirements and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Proteostasis prior to the Proteostasis special meeting;

•

the Proteostasis board of directors approves, endorses or recommends any acquisition proposal, as defined in the section titled “The Merger Agreement — No Solicitation” in this proxy statement/prospectus/information statement; or

•

Proteostasis or any director, officer or agent of Proteostasis breached the non solicitation provisions set forth in the Merger Agreement in any material respect (each of the above clauses is referred to as a “Proteostasis triggering event”).

•	by Proteostasis, at any time prior to the approval by Proteostasis’ stockholders of the Proteostasis stockholder Proposals, if:

•

the Yumanity board of directors fails to recommend that the stockholders of Yumanity vote to approve the Merger or shall for any reason withdraws or modifies its recommendation in a manner adverse to Proteostasis;

•

the Yumanity board of directors publicly approves, endorses or recommends any acquisition proposal, as defined in the section titled “The Merger Agreement – No Solicitation” in this proxy statement/prospectus/information statement;

•

the Yumanity board of directors fails to publicly reaffirm such recommendations within 10 business days after Proteostasis requests in writing (provided that not more than three such requests may be made by Proteostasis);

•

Yumanity or any director, officer or agent of Yumanity breaches the no solicitation provisions set forth in the Merger Agreement in any material respect or (each of the above clauses is referred to as a “Yumanity triggering event”);

•

by Proteostasis or Yumanity if the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of the other party has become inaccurate, in either case such that certain conditions to the consummation of the Merger would not be satisfied as of time of such breach or inaccuracy, but if such breach or inaccuracy is curable (and provided that at the time of such breach, the other party has not also then breached any of its representations, warranties covenants or agreements under the Merger Agreement such that certain condition to the consummation of the Merger would not be satisfied), then the Merger Agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable best efforts to cure such breach, if such breach has not been cured;

•

by Proteostasis or Yumanity if Yumanity’s stockholders do not approve the Merger and the Merger Agreement within 10 business days after the Registration Statement, of which this proxy statement/prospectus/information statement is a part, being declared effective under the Securities Act; provided, however, that such right to terminate the Merger Agreement shall not be available to Yumanity where the failure to obtain the required stockholder vote by Yumanity’s stockholders is cause by the action or failure to act of Yumanity, and such action or failure to act shall constitute a material breach by Yumanity of the Merger Agreement;

•

by Proteostasis, at any time prior to the approval by Proteostasis’ stockholders of the Proteostasis stockholder Proposals, if Proteostasis has received an acquisition proposal as defined above that the Proteostasis board of directors deems is a superior offer, Proteostasis has complied with its obligations under the Merger Agreement, Proteostasis terminates the Merger Agreement concurrently with entering into a definitive agreement that provides for the consummation of a transaction which meets the requirements of the definition of a superior offer and Proteostasis concurrently pays a termination fee equal to $2,100,000; or

•

by Yumanity, at any time prior to the approval of the Merger by the stockholders of Yumanity, if Yumanity has received an acquisition proposal as defined above that the Yumanity board of directors deems is a superior offer, Yumanity has complied with its obligations under the Merger Agreement, Yumanity terminates the Merger Agreement concurrently with entering into a definitive agreement that provides for the consummation of a transaction which meets the requirements of the definition of a superior offer and Yumanity concurrently pay a termination fee equal to $4,380,000:

Termination Fee

Fee Payable by Proteostasis

Proteostasis must pay Yumanity a termination fee equal to $2,100,000 if:

•

the Merger Agreement is terminated by Yumanity at any time prior to the approval of the Proteostasis stockholder Proposals by the stockholders of Proteostasis because of a Proteostasis triggering event, as defined above in the section titled “The Merger Agreement — Termination” in this proxy statement/prospectus/information statement;

•

the Merger Agreement is terminated by Proteostasis at any time prior to the approval by Proteostasis’ stockholders of the Proteostasis stockholder Proposals, if Proteostasis has received an acquisition proposal as defined above that the Proteostasis board of directors deems is a superior offer, Proteostasis has complied with its obligations under the Merger Agreement, and Proteostasis terminates the Merger Agreement concurrently with entering into a definitive agreement that provides for the consummation of a transaction which meets the requirements of the definition of a superior offer; or

•

(a)(i) if the Merger Agreement is terminated by either Yumanity or Proteostasis after the Proteostasis special meeting (including any adjournments and postponements thereof) shall have been held and completed and Proteostasis’ stockholders shall have taken a final vote on the Proteostasis stockholder Proposals and such matters shall not have been approved at the Proteostasis special meeting (or any adjournment or postponement thereof) by the required Proteostasis stockholder vote, or (ii) the Merger Agreement is terminated by Yumanity because Proteostasis or Merger Sub breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warrant of Proteostasis or Merger Sub has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period, (b) an acquisition proposal, as defined above in the section titled “The Merger Agreement — No Solicitation,” with respect to Proteostasis was publicly announced, disclosed or otherwise communicated to the Proteostasis board of directors prior to such termination (and not withdrawn) and (c) within 12 months after the date of such termination, Proteostasis enters into a definitive agreement with respect to any acquisition transaction, as defined above in the section titled “The Merger Agreement — No Solicitation,” that results or would result in any third party beneficially owning securities of Proteostasis or Merger Sub representing more than 50% of the voting power of the outstanding securities of Proteostasis or Merger Sub or owning assets representing more than 50% of the fair market value of the assets of Proteostasis or Merger Sub or their respective subsidiaries, taken as a whole or consummates such a transaction.

Proteostasis must reimburse Yumanity for third-party expenses incurred by Yumanity in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $703,000, if:

•

the Merger Agreement is terminated by either Yumanity or Proteostasis after the Proteostasis special meeting (including any adjournments and postponements thereof) shall have been held and completed and Proteostasis’ stockholders shall have taken a final vote on the Proteostasis stockholder Proposals and such matters shall not have been approved at the Proteostasis special meeting (or any adjournment or postponement thereof) by the required Proteostasis stockholder vote; or

•

the Merger Agreement is terminated by Yumanity because Proteostasis or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Proteostasis or Merger Sub has become inaccurate, in either case such that certain conditions to the consummation of the Merger would not be satisfied as of time of such breach or inaccuracy, and the provisions regarding the opportunity to cure such breach or inaccuracy have been complied with.

If Yumanity becomes entitled to receive a termination fee pursuant to the Merger Agreement, the amount paid by Proteostasis as expense reimbursement will be credited against payment of the termination fee from Proteostasis to Yumanity.

Fee Payable by Yumanity

Yumanity must pay Proteostasis a termination fee equal to $4,380,000 if:

•	the Merger Agreement is terminated by Proteostasis because of a Yumanity triggering event, as defined above in the section titled “The Merger Agreement — Termination;”

•	the Merger Agreement is terminated by Yumanity at any time prior to the approval of the Merger by the stockholders of Yumanity, if Yumanity has received an acquisition proposal as defined above that the Yumanity board of directors deems is a superior offer, Yumanity has complied with its obligations under the Merger Agreement, and Yumanity terminates the Merger Agreement concurrently with entering into a definitive agreement that provides for the consummation of a transaction which meets the requirements of the definition of a superior offer; or

•

(a)(i) if the Merger Agreement is terminated by either Yumanity or Proteostasis after Yumanity does not obtain written consents of its stockholders sufficient to approve the Merger and adopt the Merger Agreement and related transactions within 10 business days after the Registration Statement, of which this proxy statement/prospectus/information statement is a part, being declared effective by the SEC, or (ii) the Merger Agreement is terminated by Proteostasis because Yumanity breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warrant of Yumanity has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period, (b) an acquisition proposal, as defined above in the section titled “The Merger Agreement — No Solicitation,” with respect to Yumanity was publicly announced, disclosed or otherwise communicated to Yumanity’s board of directors prior to such termination (and not withdrawn) and (c) within 12 months after the date of such termination, Yumanity enters into a definitive agreement with respect to any acquisition transaction, as defined above in the section titled “The Merger Agreement — No Solicitation,” that results or would result in any third party beneficially owning securities of Yumanity representing more than 50% of the voting power of the outstanding securities of Yumanity or owning assets representing more than 50% of the fair market value of the assets of Yumanity or its respective subsidiaries, taken as a whole or consummates such a transaction.

Yumanity must reimburse Proteostasis for expenses incurred by Proteostasis in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $1,460,000, if:

•

the Merger Agreement is terminated by Proteostasis because Yumanity or Holdings has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Yumanity or of Holdings has become inaccurate, in either case such that certain conditions to the consummation of the Merger would not be satisfied as of time of such breach or inaccuracy, and the provisions regarding the opportunity to cure such breach or inaccuracy have been complied with; or

•

the Merger Agreement is terminated by either Yumanity or Proteostasis if Yumanity does not obtain written consents of its stockholders sufficient to approve the Merger and adopt the Merger Agreement and related transactions within 10 business days after the Registration Statement, of which this proxy statement/prospectus/information statement is a part, being declared effective by the SEC.

If Yumanity becomes entitled to receive a termination fee pursuant to the Merger Agreement, the amount paid by Proteostasis as expense reimbursement will be credited against payment of the termination fee from Proteostasis to Yumanity.

Amendment

The Merger Agreement may be amended by the parties at any time, with the approval of their respective boards, except that after the Merger Agreement has been adopted and approved by the stockholders of Proteostasis, no amendment which by law requires further approval by the stockholders of Proteostasis shall be made without such further approval.

On November 6, 2020, Proteostasis, Yumanity, Holdings, and Merger Sub entered into the First Amendment, which is included in Annex A of this proxy statement/prospectus/information statement.

The First Amendment reduced the minimum net cash that Proteostasis must have at closing from $30.0 million to $28.0 million.

AGREEMENTS RELATED TO THE MERGER

Support Agreements and Written Consent

Concurrently with the execution of the Merger Agreement, Holdings, the executive officers and directors of Yumanity and certain equityholders of Holdings who will in the aggregate own approximately 75% of the outstanding shares of Yumanity common stock following the Yumanity Reorganization entered into support agreements with Proteostasis and Yumanity (the “Yumanity Support Agreements”). The Yumanity Support Agreements provide, among other things, that (i) the Holdings equityholders who are parties to the Yumanity Support Agreements will vote all of the shares held by them and (ii) Holdings will vote a number of its shares proportionate to the outstanding equity interests of Holdings that have voted in favor of (or consented to) the approval and adoption of the Merger Agreement and approval of the Merger, approval of the Yumanity Reorganization or any other matter necessary to consummate the transactions contemplated by the Merger Agreement and against any “acquisition proposal,” as defined in the Merger Agreement.

Additionally, concurrently with the execution of the Merger Agreement, the executive officers and directors of Proteostasis entered into support agreements with Proteostasis and Yumanity (the “Proteostasis Support Agreements”). The Proteostasis Support Agreements provide, among other things, that the stockholders who are parties to the Proteostasis Support Agreements will vote all of the shares held by them in favor of the Proteostasis stockholder Proposals or any other matter necessary to consummate the transactions contemplated by the Merger Agreement and against any “acquisition proposal,” as defined in the Merger Agreement.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, (i) the officers and directors of Proteostasis and (ii) the officers, directors of Yumanity and certain 5% and greater equityholders of Holdings, who in the aggregate will own approximately 75% of the outstanding shares of Yumanity common stock following the Yumanity Reorganization, entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which they accepted certain restrictions on transfers of any shares of Proteostasis’ common stock for the 180-day period following the Effective Time. Each of the securityholders party to the Lock-Up Agreements are agreed that without the prior written consent of Proteostasis, such securityholder will not (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Proteostasis or any securities convertible into or exercisable or exchangeable for Proteostasis common stock, whether then owned or thereafter acquired, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition, (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Proteostasis common stock or (iii) make any demand for or exercise any right with respect to the registration of any Proteostasis common stock or any security convertible into or exercisable or exchangeable for Proteostasis common stock.

Contingent Value Rights Agreement

The Merger Agreement contemplates that, shortly before the Effective Time, Proteostasis and Shareholder Representative Services LLC, as the initial CVR Holders’ Representative, will enter into the CVR Agreement. Pursuant to a declaration to be made in advance by the Proteostasis board of directors, holders of Proteostasis capital stock of record as of immediately before the Effective Time (after giving effect to the exercise or vesting/settlement of any Proteostasis options or Proteostasis RSUs for shares of Proteostasis common stock that is to take place immediately prior to the Effective Time or otherwise having the right to receive Proteostasis common stock as of immediately prior to the Effective Time) will be entitled to receive one CVR issued by Proteostasis subject to and in accordance with the terms and conditions of the CVR Agreement for each share of Proteostasis capital stock held by such stockholder (after giving effect to the exercise or vesting/settlement of any Proteostasis options or Proteostasis RSUs for shares of Proteostasis common stock that is to take place immediately prior to the Effective Time or otherwise having the right to receive Proteostasis common stock as of immediately prior to the Effective Time). Each CVR will entitle its holder to receive a pro rata portion of a certain percentage of the net proceeds, if any, from any CF Asset Monetization transaction that is entered into during the period beginning on the date of the Closing and ending on the date that is nine months following the date of the Closing.

The net proceeds from a CF Asset Monetization will be split between the CVR Holders and Yumanity (as successor in interest to Proteostasis) depending on when a CF Asset Monetization closes: The CVR Holders will receive 100% of the net proceeds for a CF Asset Monetization transaction that closes prior to the Closing; 90% of the net proceeds for a CF Asset Monetization transaction that closes after the date of the Closing and on or prior to the three-month anniversary of the date of the Closing; 75% of the net proceeds for a CF Asset Monetization transaction that closes after the three-month anniversary of the date of the Closing and on or prior to the six-month anniversary of the date of the Closing; and 50% of the net proceeds for a CF Asset Monetization transaction that closes after the six-month anniversary of the date of the Closing and on or prior to the nine-month anniversary of the date of the Closing. The combined organization will receive the remainder of any net proceeds not distributed to the CVR Holders, as applicable.

The CVRs will terminate on the CVR Termination Date. No payments with respect to the CVRs will be payable in respect of any CF Asset Monetization proceeds actually received after such CVR Termination Date by Yumanity. From and after such CVR Termination Date, any further proceeds received by Yumanity arising from any CF Asset Monetization will be retained by Yumanity and will not be distributed to the CVR Holders.

The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances; will not have any voting or dividend rights; will not be certificated or evidenced by any instrument; will not accrue interest; and will not be registered with the SEC or listed for trading on any exchange. It is intended that the CVRs will not constitute securities, or a class of securities, for the purposes of any securities laws. The CVRs will not represent any equity or ownership interest in Proteostasis (or in Yumanity) or in all or any part of Proteostasis’ intellectual property or any other asset.

Following the Effective Time, Yumanity (as successor in interest to Proteostasis) will have sole authority over whether and how to pursue the continued development of the CF Assets (if at all), and Yumanity’s only obligations will be to reasonably cooperate with the requests of the CVR Holders’ Representative to carry out the intent and purpose of the CVR Agreement and not to terminate or intentionally negatively impact the CF Assets during the nine-month period following the Effective Time.

In furtherance of the foregoing:

•

Proteostasis will not before the CVR Termination Date dispose of and/or commercialize or monetize in any manner the CF Assets except pursuant to a CF Asset Monetization agreed to by the CVR Holders’ Representative (such agreement not to be unreasonably withheld, conditioned or delayed);

•

Proteostasis will not unreasonably decline to agree to a CF Asset Monetization that has been fully approved by the CVR Holders’ Representative, or intentionally and negatively impact any CF Asset Monetization transaction that has already been entered into without the consent of the CVR Holders’ Representative; and

•

Proteostasis will not before the nine-month anniversary of the Effective Time terminate or intentionally negatively impact the CF Assets, without the prior written approval of the CVR Holders’ Representative.

The “net proceeds” of a CF Asset Monetization, which are the amounts payable to CVR Holders, are to be determined after reduction for any and all post-Merger expenses incurred by the combined organization pursuing and closing a CF Asset Monetization, including (i) fees and reasonable out-of-pocket expenses of the CVR Holders’ Representative, (ii) any other consultant fees and expenses, success fees, legal fees and similar items,

(iii) indemnification payments by Proteostasis in respect of any losses incurred by the CVR Holders’ Representative arising out of third-party claims related to the CVR Holders’ Representative’s performance under the CVR Agreement (the “Representative Losses”), (iv) any and all post-merger preservation and maintenance of Proteostasis’ current intellectual property and (v) any and all income and other similar taxes of Proteostasis and its subsidiaries actually paid or payable in connection with the receipt or accrual of the amounts due to the CVR Holders.

Any funds received from a CF Asset Monetization transaction shall be deposited with a designee of the CVR Holders’ Representative acting as paying agent. Within 30 days of the closing of such CF Asset Monetization transaction, Proteostasis will provide the initial calculation of any payment owed to Proteostasis in connection with a CF Asset Monetization. The CVR Holders’ Representative may request reasonable documentation to support such calculation and ask questions of Proteostasis’ accounting personnel regarding such calculation. If the CVR Holders’ Representative objects to Proteostasis’ calculation of any payment owed to Proteostasis under the CVR Agreement, then an independent third-party valuation expert will resolve such dispute, and such resolution will be binding on the parties to the CVR Agreement and the CVR Holders. The fees of any such valuation expert will be borne 50% by Proteostasis and 50% by the CVR Holders as a deduction from the amount otherwise payable to them in connection with the relevant CF Asset Monetization.

Except as expressly provided in the CVR Agreement, Proteostasis has no obligation to incur expenses pursuing and closing CF Asset Monetizations or otherwise to seek or support a CF Asset Monetization. Proteostasis’ (as opposed to the CVR Holders’ Representative’s) sole responsibility as to CF Asset Monetization activities is as set forth in the CVR Agreement. Except as expressly provided in the CVR Agreement Proteostasis and its post-merger management will have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the CF Assets pending the CF Asset Monetization(s).

Proteostasis will indemnify and hold harmless the CVR Holders’ Representative from and against all Representative Losses except in the event that any such Representative Losses are finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the CVR Holders’ Representative.

If Proteostasis is merged or acquired as a whole after the Closing, no part of the merger or acquisition proceeds will give rise to any payment on the CVRs. Proteostasis will not consolidate or merge into any person, or transfer its properties and assets substantially as an entirety to any person or transfer substantially all of its business to any person, unless the resulting person from such consolidation or merger or the person that acquires Proteostasis’ business expressly assumes payment of any amounts owed to the CVR Holders and Proteostasis’ obligations under the CVR Agreement.

Each CVR Holder authorizes the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of each CVR Holder. Each CVR Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of the CVR Agreement, including without limitation, the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of each CVR Holder as set forth in the CVR Agreement. To the extent permitted by applicable law, it is expressly agreed that in no event will any CVR Holders (as opposed to the CVR Holders’ Representative) or any former or ongoing stockholders of Proteostasis (as opposed to the CVR Holders’ Representative) have, after the Effective Time, any power or right to commence or join in any legal proceeding against Proteostasis or any affiliate of Proteostasis based on or arising out of the CVRs or the CVR Agreement. Such legal proceeding may be brought by, and only by, the CVR Holders’ Representative in the name of and for the benefit of the CVR Holders. The outcome or settlement of any such legal proceeding will be binding upon all CVR Holders. The CVR Holders’ Representative may assign any of its rights or obligations under the CVR Agreement to a third-party reasonably acceptable to Proteostasis to serve as a successor CVR Holders’ Representative.

The CVR Holders’ Representative and Proteostasis may amend or waive the CVR Agreement, without the need for consent of any CVR Holder or any percentage-in-interest of CVR Holders, and such amendment or waiver will be binding on all CVR Holders.

Material U.S. Federal Income Tax Consequences of the Receipt of CVRs

The following is a discussion of material U.S. federal income tax consequences of the receipt of CVRs applicable to Proteostasis U.S. Holders (as defined below). This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS each as in effect as of the date hereof. These authorities are subject to change and differing interpretations. Any such change, which could be retroactive, could alter the tax consequences to holders of Proteostasis common stock as described herein.

This discussion does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a Proteostasis common stockholder. In addition, it does not address consequences relevant to holders of Proteostasis common stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation:

•	persons who are not Proteostasis U.S. Holders as defined below;

•	persons who do not hold their Proteostasis common stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	persons who hold their Proteostasis common stock in a functional currency other than the U.S. dollar;

•	persons who hold Proteostasis common stock that constitutes “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•

persons holding Proteostasis common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of shares of Proteostasis common stock and one or more other positions;

•	banks, insurance companies, mutual funds, tax-exempt entities, financial institutions, broker-dealers, real estate investment trusts or regulated investment companies;

•	partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (and investors therein);

•	persons who acquired their Proteostasis common stock pursuant to the exercise of compensatory options or in other compensatory transactions;

•	persons who acquired their Proteostasis common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquired their Proteostasis common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

•	persons who hold their Proteostasis common stock through individual retirement accounts or other tax-deferred accounts.

For purposes of this discussion, a “Proteostasis U.S. Holder” is a beneficial owner of Proteostasis common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Proteostasis common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Proteostasis common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the receipt of CVRs, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax law consequences of the receipt of CVRs, (iii) the Medicare contribution tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the issuance of CVRs (whether or not they are in connection with the issuance of CVRs), and (v) the tax consequences to holders of options, warrants or similar rights to acquire Proteostasis common stock. No ruling from the IRS or opinion of counsel has been or will be requested in connection with the issuance of CVRs. Proteostasis stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

IN LIGHT OF THE FOREGOING, HOLDERS OF PROTEOSTASIS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CVRS, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS APPLICABLE TO THEIR PARTICULAR SITUATION. THIS DISCUSSION OF TAX CONSEQUENCES WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER.

Receipt of CVRs by Proteostasis U.S. Holders

Although the matter is not free from doubt, Proteostasis intends to treat the receipt of CVRs and the Proteostasis Reverse Stock Split as separate transactions for U.S. federal income tax purposes, and the following discussion assumes this treatment will be respected.

There is substantial uncertainty as to the tax treatment of CVRs. Specifically, there is no authority directly addressing whether contingent value rights with characteristics similar to the CVRs should be treated as a distribution of property with respect to the corporation’s stock, a distribution of equity, a “debt instrument” or an “open transaction” for U.S. federal income tax purposes. Under applicable U.S. tax principles such questions are inherently factual in nature. As a result, it is not possible to express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of payments (if any) pursuant to the CVRs. Based on the specific characteristics of the CVRs, Proteostasis intends to report the issuance of the CVRs as a distribution of property with respect to its stock. Proteostasis U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the receipt of CVRs.

Specifically, Proteostasis intends to report the issuance of the CVRs to Proteostasis U.S. Holders as a distribution of property with respect to its stock, because the CVRs will be issued to all holders of Proteostasis common stock prior to completion of the Merger. Each Proteostasis U.S. Holder will be treated as receiving a distribution in an amount equal to the fair market value of the CVRs issued to such Proteostasis U.S. Holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the Proteostasis U.S. Holder’s pro rata share of Proteostasis’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Proteostasis U.S. Holder’s basis in its Proteostasis common stock, and finally as capital gain from the sale or exchange of Proteostasis common stock with respect to any remaining value. Proteostasis U.S. Holders will receive a Form 1099-DIV notifying them of the portion of the CVR value that is treated as a dividend for U.S. federal income tax purposes. A Proteostasis U.S. Holder’s initial tax basis in such holder’s CVRs should equal the fair market value of such CVRs on the date of their issuance. The holding period of such CVRs should begin on the day after the date of issuance.

As a result of the above treatment, Proteostasis intends to treat future payments received by a Proteostasis U.S. Holder on a CVR as a non-taxable return of such Proteostasis U.S. Holder’s adjusted tax basis in the CVR to the extent thereof, and payments in excess of such amount as ordinary income.

However, the treatment of such future payments is uncertain and alternative treatments are possible. One such possible treatment is that the CVRs could be treated as one or more “debt instruments.” If that were to be the case, then payments received with respect to the CVRs could be treated as payments in repayment of a “debt instrument,” except to the extent interest is imputed under the Code. If those rules were to apply, interest generally should be imputed under complex rules. In such a case, a Proteostasis U.S. Holder would be required to include any such interest in income on an annual basis, whether or not currently paid. Alternatively, if the CVRs were treated as a “debt instrument” payments could be treated entirely as ordinary income or each payment could potentially be treated as a partial redemption of the CVR and treated in part a capital gain and in part as interest.

It is possible that the issuance of the CVRs could be treated as a distribution of equity for U.S. federal income tax purposes, in which case Proteostasis U.S. Holders should not recognize gain or loss as a result of the issuance of the CVRs. Depending on the fair market value of the CVRs on the date of their issuance, each Proteostasis U.S. Holder’s tax basis in such holder’s Proteostasis common stock would be allocated between such holder’s Proteostasis common stock and such holder’s CVRs. The holding period of such CVRs should include the Proteostasis U.S. Holder’s holding period of such holder’s Proteostasis common stock. Future payments on a CVR received by a Proteostasis U.S. Holder could be treated as dividends to the extent of the Proteostasis U.S. Holder’s pro rata share of Proteostasis’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Proteostasis U.S. Holder’s basis in the CVR, and finally as capital gain from the sale or exchange of the CVR with respect to any remaining value. As discussed above, Proteostasis does not intend to report the issuance of the CVRs as a distribution of equity and the IRS may disagree with any Proteostasis U.S. Holder reporting the CVR issuance as a distribution of equity.

It is possible that the issuance of the CVRs could be treated as subject to the “open transaction” doctrine if the value of the CVRs on the closing date cannot be “reasonably ascertained.” If the receipt of CVRs were treated as an “open transaction” for U.S. federal income tax purposes, each Proteostasis U.S. Holder should not immediately take the CVRs into account in determining whether such holder must recognize gain, if any, on the receipt of the CVRs and such holder would take no tax basis in the CVRs. Rather, the Proteostasis U.S. Holder’s U.S. federal income tax consequences would be determined in line with the discussion above based on whether the CVRs are treated as a distribution of property or of equity at the time the payments with respect to the CVRs are received or deemed received in accordance with the Proteostasis U.S. Holder’s regular method of accounting. As discussed above, Proteostasis does not intend to report the issuance of the CVRs as an open transaction and the IRS may disagree with any Proteostasis U.S. Holder reporting the CVR issuance as an open transaction.

The CVRs should generally be treated as capital assets for U.S. federal income tax purposes once issued.

Receipt of CVRs by Proteostasis Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Proteostasis common stock that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes. As described above, there is substantial uncertainty as to the tax treatment of CVRs and payments made thereunder. Generally, if any portion of the distribution of CVRs made to Non-U.S. Holders is treated as a dividend for U.S. federal income tax purposes (as described above), such dividend will be subject to withholding at a rate of 30% (or at a lower rate under an applicable income tax treaty). Under the terms of the CVR Agreement, to the extent that Proteostasis incurs a withholding tax liability on account of a distribution of CVRs to a Non-U.S. Holder, Proteostasis and the CVR Representative (or other applicable withholding agents) will be entitled to deduct the amount of such liability from future payments on the CVRs made to such Non-U.S. Holder or seek indemnification for such tax liability from such Non-U.S. Holder. Non-U.S. Holders should be aware that the U.S. federal income tax treatment of payments on the CVR is unclear, as described in more detail above, but Proteostasis intends to take the position that such payments will be treated as U.S. source income subject to U.S. withholding tax at a 30% rate, or at a lesser treaty rate. Under the CVR Agreement, Proteostasis and the CVR Representative (and other withholding agents) are authorized to withhold this tax from payments to Non-U.S. Holders. To the extent that any payments made to a Non-U.S. Holder on a CVR are treated as interest (subject to certain exemptions for amounts treated as “portfolio interest” under the Code) or dividends, such amounts will be subject to U.S. federal withholding tax at a 30% rate, or at a lesser treaty rate. This description does not discuss all of the tax considerations that may be applicable to a Non-U.S. Holder of CVRs. Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax considerations that may be relevant to them in light of their particular circumstances.

Alternative Treatment of the Receipt of CVRs and the Proteostasis Reverse Stock Split as a Single Recapitalization

Notwithstanding Proteostasis’ position that the receipt of CVRs and the Proteostasis Reverse Stock Split are appropriately treated as separate transactions, it is possible that the IRS or a court could determine that the receipt of the CVRs and the Proteostasis Reverse Stock Split constitute a single “recapitalization” for U.S. federal income tax purposes. In such case, the tax consequences of the receipt of CVRs and the Proteostasis Reverse Stock Split would differ from those described above and would depend in part on many of the same considerations described above, including whether the CVRs should be treated as property, equity or debt instruments or should be subject to the “open transaction” doctrine. In general, if the CVRs are treated as property and are not subject to the “open transaction” doctrine, then a Proteostasis U.S. Holder should recognize gain (but not loss) equal to the lesser of (i) the fair market value of the CVRs received, and (ii) the excess (if any) of (A) the sum of (1) the fair market value of the CVRs received and (2) the fair market value of the Proteostasis shares received in the Proteostasis Reverse Stock Split (treating fractional shares as received for this purpose), over (B) the Proteostasis U.S. Holder’s adjusted tax basis in the Proteostasis common stock surrendered in the Proteostasis Reverse Stock Split.

PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PROPER CHARACTERIZATION OF THE RECEIPT OF THE CVRs.

MATTERS BEING SUBMITTED TO A VOTE OF PROTEOSTASIS STOCKHOLDERS

Proteostasis Proposal No. 1: Approval of the Issuance of Common Stock in the Merger to the Yumanity Securityholders in Accordance with the Terms of the Merger Agreement, and the Change of Control Resulting Therefrom.

At the Proteostasis special meeting, Proteostasis stockholders will be asked to approve the issuance of shares of Proteostasis common stock in the Merger to the Yumanity securityholders in accordance with the terms of the Merger Agreement, and the change of control resulting therefrom. Immediately following the Merger, it is expected that Yumanity stockholders, warrantholders and optionholders will own approximately 70.9% of the common stock of Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, with existing Proteostasis stockholders, optionholders and warrantholders holding approximately 29.1% of the common stock of Proteostasis common stock on a fully diluted basis (as defined in the Merger Agreement), and based upon whether Proteostasis’ net cash at the closing of the Merger increases or decreases and any changes in the capitalization of Proteostasis or Yumanity prior to the closing of the Merger.

Nasdaq Listing Rule 5635(a)(1) requires a company listed on Nasdaq to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of the stock or assets of another company, if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Proteostasis common stock in the Merger will exceed the 20% threshold under the Nasdaq Listing Rules. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Proteostasis must obtain the approval of Proteostasis stockholders for the issuance of these shares in the Merger.

Nasdaq Listing Rule 5635(b) also requires a company listed on Nasdaq to obtain stockholder approval prior to an issuance of securities that will result in a “change of control” of the company. Although Nasdaq has not adopted any rule as to what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Proteostasis must obtain the approval of Proteostasis stockholders for the change in control of Proteostasis resulting from the issuance of shares to the Yumanity securityholders in the Merger.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Proteostasis common stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote

The affirmative vote of a majority of the votes cast at the Proteostasis special meeting, whether present in person or represented by proxy at the Proteostasis special meeting, is required for approval of Proteostasis Proposal No. 1.

THE PROTEOSTASIS BOARD OF DIRECTORS RECOMMENDS THAT THE PROTEOSTASIS STOCKHOLDERS VOTE “FOR” PROTEOSTASIS PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF PROTEOSTASIS COMMON STOCK IN THE MERGER TO THE YUMANITY SECURITYHOLDERS IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, AND THE CHANGE OF CONTROL RESULTING FROM THE MERGER.

PROPOSAL NO. 1 IS CONDITIONED UPON PROPOSAL NO. 2. THEREFORE, THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1 AND 2.

Proteostasis Proposal No. 2: Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split.

General

At the Proteostasis special meeting, Proteostasis stockholders will be asked to approve an amendment to the Proteostasis certificate of incorporation effecting the Proteostasis Reverse Stock Split. Upon the effectiveness of the amendment to the Proteostasis certificate of incorporation effecting the Proteostasis Reverse Stock Split (the “Proteostasis Split Effective Time”), the issued shares of Proteostasis common stock immediately prior to the Proteostasis Split Effective Time will be reclassified into a smaller number of shares within a range, as determined by the Proteostasis board of directors, such that a stockholder of Proteostasis will own one new share of Proteostasis common stock for every 20 to 30 (or any number in between) shares of Proteostasis common stock held by that stockholder immediately prior to the Proteostasis Split Effective Time, the exact ratio within such range to be determined by the Proteostasis board of directors prior to the Proteostasis Split Effective Time and publicly announced by Proteostasis.

Purpose

The Proteostasis board of directors approved the proposal approving the amendment to the Proteostasis certificate of incorporation effecting the Proteostasis Reverse Stock Split for the following reasons:

•	the Proteostasis Reverse Stock Split is required in order to make sufficient shares of Proteostasis common stock available for issuance to Yumanity stockholders pursuant to the Merger Agreement;

•

the Proteostasis board of directors believes an investment in Proteostasis common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients and investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; and

•

the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks and the Proteostasis board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

If the Proteostasis Reverse Stock Split successfully increases the per share price of Proteostasis common stock, the Proteostasis board of directors believes this increase may increase trading volume in Proteostasis common stock, which could also have a positive impact on Proteostasis’ stock price.

If Proposal No. 1 is not approved and the Merger is not effected, the Proteostasis board of directors may still choose to implement the Proteostasis Reverse Stock Split in order to effectively increase the per share price of Proteostasis common stock.

If Proposal No. 1 is not approved and the Merger is not effected, the Proteostasis board of directors may still choose to implement the Proteostasis Reverse Stock Split in order to effectively increase the proportion of authorized shares that are unissued relative to those that are issued. This could result in Proteostasis’ management being able to issue more shares without further stockholder approval. For example, before the Proteostasis Reverse Stock Split, Proteostasis’ authorized shares of common stock immediately prior to the consummation of the Merger would be approximately 125.0 million compared to shares issued and outstanding of approximately 52.2 million. If Proteostasis effects the Proteostasis Reverse Stock Split using a ratio of 1-for-25 (the mid-point of the proposed range), its authorized shares of common stock immediately prior to the consummation of the Merger would remain unchanged at 125.0 million compared to shares issued and outstanding of approximately 2.1 million (without giving effect to the issuance of Proteostasis common stock in the Merger). Proteostasis currently has no plans to issue shares, other than in connection with the Merger, and to satisfy obligations under outstanding Proteostasis employee stock options and RSUs and from time to time as these options are exercised or RSUs vest/settle. The Proteostasis Reverse Stock Split will not affect the number of authorized shares of Proteostasis common stock that will continue to be authorized pursuant to the certificate of incorporation of Proteostasis.

The Proteostasis board of directors believes that stockholder adoption of a range of reverse stock split ratios (as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios) provides maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of Proteostasis. In determining a ratio following the receipt of stockholder adoption, the Proteostasis board of directors (or any authorized committee of the Proteostasis board of directors) may consider, among other things, factors such as:

•	the historical trading price and trading volume of Proteostasis’ common stock;

•	the number of shares of Proteostasis common stock outstanding;

•	the then prevailing trading price and trading volume of Proteostasis common stock and the anticipated impact of the Proteostasis Reverse Stock Split on the trading market for its common stock;

•	the anticipated impact of a particular ratio on Proteostasis’ ability to reduce administrative and transactional costs;

•	the continued listing requirements of the Nasdaq; and

•	prevailing general market and economic conditions.

The Proteostasis board of directors (or any authorized committee of the Proteostasis board of directors) reserves the right to elect to abandon the Proteostasis Reverse Stock Split, notwithstanding stockholder adoption thereof, if it determines, in its sole discretion, that the Proteostasis Reverse Stock Split is no longer in the best interests of Proteostasis. If approved by the stockholders and if not abandoned, it is Proteostasis’ intent to effect the Proteostasis Reverse Stock Split on or prior to June 30, 2021.

Risks Associated with the Proteostasis Reverse Stock Split

There are risks associated with the Proteostasis Reverse Stock Split, including that the Proteostasis Reverse Stock Split may not result in an increase in the per share price of Proteostasis common stock, nor result in increased trading volume.

Proteostasis cannot predict whether the Proteostasis Reverse Stock Split will increase the market price for Proteostasis common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•

the market price per share of Proteostasis common stock after the Proteostasis Reverse Stock Split will rise in proportion to the reduction in the number of shares of Proteostasis common stock outstanding before the Proteostasis Reverse Stock Split;

•	the Proteostasis Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

•	the Proteostasis Reverse Stock Split will result in a per share price that will increase the ability of Proteostasis to attract and retain institutional investors;

The market price of the combined organization’s common stock will also be based on performance of Proteostasis and other factors, some of which are unrelated to the number of shares outstanding. If the Proteostasis Reverse Stock Split is effected and the market price of Proteostasis common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization may be greater than would occur in the absence of the Proteostasis Reverse Stock Split. Furthermore, the liquidity of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the Proteostasis Reverse Stock Split.

Principal Effects of the Proteostasis Reverse Stock Split

The certificate of amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Reverse Stock Split is set forth in Annex B to this proxy statement/prospectus/information statement.

The Proteostasis Reverse Stock Split will be effected simultaneously for all outstanding shares of Proteostasis common stock. The Proteostasis Reverse Stock Split will affect all of the Proteostasis stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Proteostasis, except to the extent that the Proteostasis Reverse Stock Split results in any of the Proteostasis stockholders owning a fractional share. Common stock issued pursuant to the Proteostasis Reverse Stock Split will remain fully paid and nonassessable. The Proteostasis Reverse Stock Split does not affect the total proportionate ownership of Proteostasis following the Merger. The Proteostasis Reverse Stock Split will not affect Proteostasis continuing to be subject to the periodic reporting requirements of the Exchange Act.

By approving this certificate of amendment, stockholders will approve the combination into one (1) whole share of Proteostasis common stock of a number of shares of Proteostasis common stock outstanding immediately prior to the effective time of the Proteostasis Reverse Stock Split, such number to be between and including twenty (20) and thirty (30) shares of Proteostasis common stock, with the exact number to be determined by the Proteostasis board of directors and publicly announced.

The Proteostasis board of directors will not implement any amendment providing for a split ratio outside the range of 1-for-20 to 1-for-30.

Procedure for Effecting the Proteostasis Reverse Stock Split and Exchange of Stock Certificates

If the Proteostasis stockholders approve the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Reverse Stock Split, and if the Proteostasis board of directors still believes that the Proteostasis Reverse Stock Split is in the best interests of Proteostasis and its stockholders, Proteostasis will file the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware at such time as the Proteostasis board of directors has determined to be the appropriate Proteostasis Split Effective Time and Proteostasis shall publicly announce the exact ratio determined by the Proteostasis board of directors. The Proteostasis board of directors may delay effecting the Proteostasis Reverse Stock Split without resoliciting stockholder approval. Beginning at the Proteostasis Split Effective Time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post- Proteostasis Reverse Stock Split shares.

If the Proteostasis board of directors does not decide to effect the Proteostasis Reverse Stock Split within twelve months from the date of the special meeting, the authority granted in this proposal to effect the Proteostasis Reverse Stock Split will terminate, and the Proteostasis board of directors will abandon the amendment effecting the Proteostasis Reverse Stock Split.

As soon as practicable after the Proteostasis Split Effective Time, stockholders will be notified that the Proteostasis Reverse Stock Split has been effected. Proteostasis expects that the Proteostasis transfer agent will act as exchange agent for purposes of implementing the exchange. Any pre-Proteostasis Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Proteostasis Reverse Stock Split shares.

Fractional Shares

No fractional shares will be issued in connection with the Proteostasis Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-Proteostasis Reverse Stock Split shares not evenly divisible by the number of pre-Proteostasis Reverse Stock Split shares for which each post-Proteostasis Reverse Stock Split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on The Nasdaq Stock Market on the date immediately preceding the Proteostasis Split Effective Time. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

By approving the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Reverse Stock Split, stockholders will be approving the combination of 20 to 30 shares of Proteostasis common stock into one (1) share of Proteostasis common stock.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Proteostasis is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Proteostasis Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Proteostasis or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Proteostasis board of directors or contemplating a tender offer or other transaction for the combination of Proteostasis with another company, the Proteostasis Reverse Stock Split proposal is not being proposed in response to any effort of which Proteostasis is aware to accumulate shares of Proteostasis common stock or obtain control of Proteostasis, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the Proteostasis board of directors and stockholders. Other than the proposals being submitted to the Proteostasis stockholders for their consideration at the Proteostasis special meeting, the Proteostasis board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Proteostasis. For more information, please see the sections titled “Risk Factors — Risks Related to the Proposed Proteostasis Reverse Stock Split” and in this proxy statement/prospectus/information statement.

Certain Material U.S. Federal Income Tax Consequences of the Proteostasis Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Proteostasis Reverse Stock Split to Proteostasis U.S. Holders (which, for purposes of this discussion, has the same meaning as in “Agreements Related to the Merger — Contingent Value Rights Agreement — Material U.S. Federal Income Tax Consequences of the Receipt of CVRs”), but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS each as in effect as of the date hereof. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of Proteostasis common stock.

This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Proteostasis common stockholder. In addition, it does not address consequences relevant to holders of Proteostasis common stock that are subject to particular rules, including, without limitation:

•	persons who are not Proteostasis U.S. Holders;

•	persons who do not hold their Proteostasis common stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	persons who hold their Proteostasis common stock in a functional currency other than the U.S. dollar;

•	persons who hold Proteostasis common stock that constitutes “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•

persons holding Proteostasis common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of shares of Proteostasis common stock and one or more other positions;

•	banks, insurance companies, mutual funds, tax-exempt entities, financial institutions, broker-dealers, real estate investment trusts or regulated investment companies;

•	partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (and investors therein);

•	persons who acquired their Proteostasis common stock pursuant to the exercise of compensatory options or in other compensatory transactions;

•	persons who acquired their Proteostasis common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquired their Proteostasis common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

•	persons who hold their Proteostasis common stock through individual retirement accounts or other tax-deferred accounts.

If an entity treated as a partnership for U.S. federal income tax purposes holds Proteostasis common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership you should consult your tax advisor regarding the tax consequences to you.

In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the Proteostasis Reverse Stock Split, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax law consequences of the Proteostasis Reverse Stock Split, (iii) the Medicare contribution tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the Proteostasis Reverse Stock Split (whether or not they are in connection with the Proteostasis Reverse Stock Split), and (v) the tax consequences to holders of options, warrants or similar rights to acquire Proteostasis common stock. No ruling from the IRS or opinion of counsel has been or will be requested in connection with the Proteostasis Reverse Stock Split. Proteostasis stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

IN LIGHT OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, HOLDERS OF PROTEOSTASIS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PROTEOSTASIS REVERSE STOCK SPLIT, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Proteostasis Reverse Stock Split

The Proteostasis Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a Proteostasis U.S. Holder of Proteostasis common stock generally should not recognize gain or loss upon the Proteostasis Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Proteostasis common stock, as discussed below. A Proteostasis U.S. Holder’s aggregate tax basis in the shares of Proteostasis common stock received pursuant to the Proteostasis Reverse Stock Split should equal the aggregate tax basis of the shares of the Proteostasis common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Proteostasis common stock), and such Proteostasis U.S. Holder’s holding period in the shares of Proteostasis common stock received should include the holding period in the shares of

Proteostasis common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Proteostasis common stock surrendered to the shares of Proteostasis common stock received in a recapitalization pursuant to the Proteostasis Reverse Stock Split. Proteostasis U.S. Holders of shares of Proteostasis common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A Proteostasis U.S. Holder that receives cash in lieu of a fractional share of Proteostasis common stock pursuant to the Proteostasis Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Proteostasis U.S. Holder’s tax basis in the shares of Proteostasis common stock surrendered that is allocated to such fractional share of Proteostasis common stock. Such capital gain or loss should be long-term capital gain or loss if the Proteostasis U.S. Holder’s holding period for Proteostasis common stock surrendered exceeded one year at the effective time of the Proteostasis Reverse Stock Split.

Information Reporting and Backup Withholding

A Proteostasis U.S. Holder may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Proteostasis Reverse Stock Split. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a Proteostasis U.S. Holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9, (ii) provides a certification of foreign status on an appropriate IRS Form W-8 or successor form or (iii) otherwise established holder is exempt from backup withholding. Proteostasis U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a Proteostasis U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a Proteostasis U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. Proteostasis U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event a Proteostasis U.S. Holder is subject to backup withholding, such stockholder should see his, her or its tax advisor to determine if he, she or it is entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

Reservation of Right to Abandon Proteostasis Reverse Stock Split

Proteostasis reserves the right to not file the certificate of amendment and to abandon any Proteostasis Reverse Stock Split without further action by Proteostasis stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment, even if the authority to effect these amendments is approved by Proteostasis stockholders at the special meeting. By voting in favor of the Proteostasis Reverse Stock Split, you are expressly also authorizing the Proteostasis board of directors to delay, not proceed with, and abandon, these proposed amendments if it should so decide, in its sole discretion, that such action is in the best interests of Proteostasis’ stockholders.

Vote Required

The affirmative vote of holders of a majority of the shares of Proteostasis common stock having voting power outstanding on the record date for the Proteostasis special meeting is required to approve the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Reverse Stock Split, at a ratio of one (1) new share for every 20 to 30 shares of outstanding Proteostasis common stock.

THE PROTEOSTASIS BOARD OF DIRECTORS RECOMMENDS THAT PROTEOSTASIS STOCKHOLDERS VOTE “FOR” PROTEOSTASIS PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF PROTEOSTASIS EFFECTING THE PROTEOSTASIS REVERSE STOCK SPLIT. PROPOSAL NO. 1 IS CONDITIONED UPON PROPOSAL NO. 2. THEREFORE, THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1 AND 2.

Proteostasis Proposal No. 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Act, requires that Proteostasis provide stockholders with the opportunity to vote to approve, on a non-binding advisory vote basis, the payment of certain compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger, as disclosed in the section titled “The Merger — Interests of the Proteostasis Directors and Executive Officers in the Merger” in this proxy statement/prospectus/information statement.

Upon the consummation of the Merger, the combined organization expects that each Proteostasis named executive officer will effectively be terminated without cause for purposes of their respective employment agreements and the Proteostasis 2016 Stock Option and Incentive Plan. Therefore, Proteostasis is asking stockholders to indicate their approval of the compensation that will or may become payable by Proteostasis to its named executive officers in connection with the Merger and the associated termination of the named executive officers without cause upon the consummation of the Merger. These payments are set forth in the section titled “The Merger — Interests of the Proteostasis Directors and Executive Officers in the Merger” in this proxy statement/prospectus/information statement, and the accompanying footnotes. In general, the employment agreements, equity awards and other arrangements pursuant to which these compensation payments may be made have previously formed a part of Proteostasis’ overall compensation program for its named executive officers and were previously disclosed to stockholders as part of Proteostasis’ annual proxy statements or its other reports filed with the SEC. These historical employment agreements, equity awards and other arrangements were adopted and approved by the Compensation Committee of Proteostasis’ board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, Proteostasis is seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Proteostasis Therapeutics, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Proteostasis to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger — Interests of the Proteostasis Directors and Executive Officers in the Merger”.”

Stockholders of Proteostasis should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Proteostasis, its board of directors or the named executive officers. Further, the underlying employment agreements, equity awards and other arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated and Proteostasis’ named executive officers are terminated in connection with the Merger, the named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to the underlying employment agreements, equity awards and other arrangements Proteostasis entered into with these named executive officers.

Required Vote

The affirmative vote of a majority of the votes properly cast at the Proteostasis special meeting, whether present in person or represented by proxy at the Proteostasis special meeting is required for approval of the non-binding advisory vote on Merger-related executive compensation arrangements described in this Proteostasis Proposal No. 3.

THE PROTEOSTASIS BOARD OF DIRECTORS RECOMMENDS THAT THE PROTEOSTASIS STOCKHOLDERS VOTE “FOR” PROTEOSTASIS PROPOSAL NO. 3 TO APPROVE, ON A NON-BINDING ADVISORY VOTE BASIS, COMPENSATION THAT WILL OR MAY BECOME PAYABLE BY PROTEOSTASIS TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

Proteostasis Proposal No. 4: Approval of Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Name Change

General

At the Proteostasis special meeting, Proteostasis stockholders will be asked to approve an amendment to the Proteostasis certificate of incorporation to change the name of Proteostasis from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.,” by filing an amendment to the Proteostasis certificate of incorporation at the Closing. A copy of the proposed amendment to the Proteostasis certificate of incorporation is attached to this proxy statement/prospectus/information statement as Annex C. The primary reason for the corporate name change is that management believes this will allow for brand recognition of Yumanity’s products and programs following the consummation of the Merger. Proteostasis’ management believes that the current name will no longer accurately reflect the business of Proteostasis and the mission of Proteostasis subsequent to the consummation of the Merger.

Vote Required

The affirmative vote of holders of a majority of the shares of Proteostasis common stock having voting power outstanding on the record date for the Proteostasis special meeting is required to approve the amendment to the certificate of incorporation of Proteostasis effecting the Proteostasis Name Change.

THE PROTEOSTASIS BOARD OF DIRECTORS RECOMMENDS THAT PROTEOSTASIS STOCKHOLDERS VOTE “FOR” PROTEOSTASIS PROPOSAL NO. 4 TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF PROTEOSTASIS EFFECTING THE PROTEOSTASIS NAME CHANGE.

Proteostasis Proposal No. 5: Approval of Possible Adjournment of the Special Meeting

If Proteostasis fails to receive a sufficient number of votes to approve Proteostasis Proposal Nos. 1, 2, 3, or 4, Proteostasis may propose to adjourn the Proteostasis special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proteostasis Proposal Nos. 1, 2, 3, or 4. Proteostasis currently does not intend to propose adjournment at the Proteostasis special meeting if there are sufficient votes to approve Proteostasis Proposal Nos. 1, 2, 3, or 4.

Vote Required

The affirmative vote of a majority of the votes properly cast at the Proteostasis special meeting, whether present in person or represented by proxy at the Proteostasis special meeting, is required to approve the adjournment of the Proteostasis special meeting for the purpose of soliciting additional proxies to approve Proteostasis Proposal Nos. 1, 2, 3, or 4.

THE PROTEOSTASIS BOARD OF DIRECTORS RECOMMENDS THAT THE PROTEOSTASIS STOCKHOLDERS VOTE “FOR” PROTEOSTASIS PROPOSAL NO. 5 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROTEOSTASIS PROPOSAL NOS. 1, 2, 3, OR 4.

PROTEOSTASIS’ BUSINESS

Overview

Proteostasis is a clinical stage biopharmaceutical company committed to the discovery and development of novel therapeutics to treat cystic fibrosis, or CF, through theratyping, or the process of matching modulators to individual response to treatment regardless of CFTR mutations. CF is a disease caused by defects in the function or abundance of cystic fibrosis transmembrane conductance regulator, or CFTR protein.

Proteostasis requires additional funding to fund its CF-focused pipeline and namely, its CHOICES program, and to advance its proprietary combination therapy candidates posenacaftor, dirocaftor, and nesolicaftor, through regulatory approval and into commercialization, if approved. Proteostasis currently has five full time employees supporting the proposed Merger transaction, strategic efforts related to its CF assets, and continuing operations.

After consideration of various financing and strategic alternatives for its CF portfolio, with the goal of maximizing stockholder value of these assets, Proteostasis decided to continue its operations while exploring business and strategic options related to its research and discovery platform and intellectual property portfolio. It has retained certain key management, employees and consultants, its core intellectual property, licenses, collaborations with research institutions and universities, and proprietary equipment.

After conducting a diligent and extensive process of evaluating strategic alternatives for Proteostasis and identifying and reviewing potential candidates for a strategic acquisition or other transaction, which included the receipt of 13 non-binding indications of interest from interested parties and careful evaluation and consideration of those proposals, and following extensive negotiation with Yumanity, on August 22, 2020, Proteostasis entered into the Merger Agreement with Yumanity. Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub, a wholly-owned subsidiary of Proteostasis, will merge with and into Yumanity, with Yumanity continuing as a wholly-owned subsidiary of Proteostasis and the surviving corporation of the Merger. If the Merger is completed, the business of Proteostasis will become the business of Yumanity as described beginning on page 188 of this proxy statement/prospectus/information under the caption “Yumanity Business.”

If the Merger is not completed, Proteostasis will reconsider its strategic alternatives and may pursue one of the following courses of action, which Proteostasis currently believes are the most likely alternatives if the Merger with Yumanity is not completed:

•

Pursue another strategic transaction similar to the Merger. Proteostasis may resume its process of evaluating other candidate companies interested in pursuing a strategic transaction and, if a candidate is identified, focus its attention on negotiating and completing such strategic transaction with such candidate.

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Continue to operate its business. Proteostasis could elect to continue to operate its business and pursue licensing or partnering transactions or utilize its intellectual property and research and discovery platform technology to pursue the treatment of CF, including the development of combination therapies with existing CFTR modulators and Proteostasis’ own proprietary combinations. To pursue its CF portfolio, it would require a significant amount of time and financial resources, and Proteostasis would be subject to all the risk and uncertainties involved in the development of product candidates. There is no assurance that Proteostasis could raise sufficient capital to support these efforts, that its development efforts would be successful or that it could successfully obtain the regulatory approvals required to market any product candidate it pursued.

•

Dissolve and liquidate its assets. If Proteostasis is unable, or does not believe that it is able, to find a suitable candidate for another strategic transaction, Proteostasis may dissolve and liquidate its assets. In that event, Proteostasis would be required to pay all of its debts and contractual obligations and to set aside certain reserves for potential future claims. If Proteostasis dissolves and liquidates its assets, there can be no assurance as to the amount or timing of available cash that will remain for distribution to Proteostasis’ stockholders after paying Proteostasis’ debts and other obligations and setting aside funds for its reserves.

Pursuant to the terms of the Merger Agreement, at the Effective Time, Proteostasis and Shareholder Representative Services LLC, as the initial CVR Holders’ Representative, will enter into the CVR Agreement, pursuant to which, each Proteostasis stockholder of record as of immediately prior to the Effective Time (after giving effect to the exercise or settlement of any Proteostasis options or Proteostasis RSUs for shares of Proteostasis common stock that is to take place immediately prior to the Effective Time or otherwise having the right to receive Proteostasis common stock as of immediately prior to the Effective Time) will receive one CVR for each share of Proteostasis capital stock held by such stockholder, entitling the holder to receive a certain percentage of the net proceeds, if any, from a CF Asset Monetization that is entered into during the period beginning on the date the Merger Agreement was signed and ending on the third anniversary of the closing date of the Merger. The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the SEC or listed for trading on any exchange. The CVRs will terminate on the CVR Termination Date. No payments with respect to the CVRs will be payable in respect of any CF Asset Monetization proceeds actually received after the CVR Termination Date by Proteostasis. From and after the CVR Termination Date, any further proceeds received by Proteostasis arising from any CF Asset Monetization will be retained by Proteostasis and will not be distributed to the CVR Holders.

Intellectual Property

Proteostasis relies on a combination of patents, trademarks, trade secrets, confidential know-how, copyrights and a variety of contractual mechanisms such as confidentiality, material transfer, licenses, research collaboration, limited technology access, and invention assignment agreements, to protect its intellectual property.

Proteostasis Owned IP

As of September 30, 2020, Proteostasis owned two issued U.S. patents, four U.S. patent applications and related foreign patent applications, and one pending U.S. provisional patent application family directed to composition of matter, methods of use, and combination therapies relating to nesolicaftor. The issued U.S. patents are expected to expire in 2035. If Proteostasis continues to pursue protection, and if any patents issue based on the patent applications, we expect such patents, if issued, to expire between 2035 and 2041.

As of September 30, 2020, Proteostasis owns one issued U.S. patent, three U.S. patent applications, and related foreign patent applications relating to composition of matter, methods of use, and combination therapies relating to new correctors, including posenacaftor. The issued U.S. patent is expected to expire in 2036. If Proteostasis continues to pursue protection, and if any patents issue based on this application family, Proteostasis expects such patents to expire between 2036 and 2038.

As of September 30, 2020, Proteostasis owns one issued U.S. patent, one U.S. patent application, and related foreign patent applications relating to new potentiators, and combination therapies including PTI-808. The issued patent is expected to expire in 2037. If Proteostasis continues to pursue protection, and if any patents issue based on this application, Proteostasis expects such patents to expire between 2037 and 2038.

Proteostasis also owns eight issued U.S. patents and nine pending U.S. patent applications, all of which generally relate to other compounds and methods for Proteostasis’ CF program. If Proteostasis continues to pursue protection and if any patents issue based on these applications in the United States and in selected jurisdictions worldwide, Proteostasis expects such patents, if issued, to expire between 2034 and 2038.

Proteostasis primarily relies on trade secrets and know-how to protect the proprietary nature of its research and discovery platform. However, trade secrets and know-how can be difficult to protect. Proteostasis seeks to protect its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants, scientific advisors and contractors. It also seeks to preserve the integrity and confidentiality of its data, know-how and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems.

Employees and Human Capital Resources

As of September 30, 2020, Proteostasis employed five full-time employees in general and administrative. Proteostasis has never had a work stoppage, and no employees are represented by a labor organization or under any collective-bargaining arrangements. Proteostasis has adopted the Retention Program to incentivize and retain its human capital resources through the Merger.

Corporate Information

Proteostasis’ principal executive offices are located at 80 Guest Street, Suite 500, Boston, Massachusetts 02135 and its phone number is (617) 225-0096. Proteostasis’ Internet address is http://www.proteostasis.com. The information found on Proteostasis’ Internet website is not part of this proxy statement/prospectus/information statement.

Available Information

Proteostasis’ investor relations website is located at http://ir.proteostasis.com. Proteostasis is subject to the reporting requirements of the Exchange Act. Reports filed with the SEC pursuant to the Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are available free of charge, through Proteostasis’ website. The content of Proteostasis’ website is not intended to be incorporated by reference into this proxy statement/prospectus/ information statement or in any other report or document that Proteostasis files. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Legal Proceedings

Between October 14 and October 28, 2020, one putative class action lawsuit (captioned Aniello v. Proteostasis Therapeutics, Inc., et al., No. 1:20-cv-08578 (S.D.N.Y. filed Oct. 14, 2020)), and five individual lawsuits (captioned Culver v. Proteostasis Therapeutics, Inc., et al, 1:20-cv-08595 (S.D.N.Y. filed Oct. 15, 2020); Donolo v. Proteostasis Therapeutics, Inc. et al, 1:20-cv-01400 (D. Del. filed Oct. 16, 2020); Straube v. Proteostasis Therapeutics, Inc., et al, 1:20-cv-08653 (S.D.N.Y. filed Oct. 16, 2020); Beck v. Proteostasis Therapeutics, Inc., et al, 1:20-cv-08783 (S.D.N.Y. filed Oct. 21, 2020); Dreyer v. Proteostasis Therapeutics, Inc., et al, 1:20-cv-05193 (E.D.N.Y. filed Oct. 28, 2020)) were filed in federal court by alleged Proteostasis stockholders challenging the Merger. The complaints name Proteostasis and Proteostasis’s board of directors as defendants. The Aniello complaint names Yumanity as an additional defendant. The Donolo complaint names Yumanity and Pangolin Merger Sub, Inc., a wholly owned subsidiary of Protestasis, as additional defendants. The complaints assert violations of Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder against Proteostasis and the individual defendants, and assert violations of Section 20(a) of the Exchange Act against the individual defendants. The Donolo complaint asserts an additional violation of Section 20(a) of the Exchange Act against Yumanity. The Aniello complaint asserts additional claims for breach of fiduciary duty against the individual defendants and aiding and abetting against Proteostasis and Yumanity. The plaintiffs contend that the Registration Statement on Form S-4, filed with the SEC on September 23, 2020 omitted or misrepresented material information regarding the Merger. The complaints seek injunctive relief, rescission, or rescissory damages, dissemination of a registration statement that discloses certain information requested by the plaintiff, and an award of plaintiffs’ costs, including attorneys’ fees and expenses. Proteostasis is not party to any other material litigation in any court.

YUMANITY BUSINESS

Overview

Yumanity is a clinical stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases. Neurodegenerative diseases cause a progressive loss of structure and function in the brain, leaving patients with devastating damage to their nervous system and widespread functional impairment. Although treatments may help relieve some of the physical or mental symptoms associated with neurodegenerative diseases, few of the currently available therapies slow or stop the continued loss of neurons, resulting in a critical unmet need. Yumanity is specifically focused on developing novel disease-modifying therapies to treat devastating conditions, either with large or orphan disease markets, including Parkinson’s disease, dementia with Lewy bodies, multiple system atrophy, or MSA, amyotrophic lateral sclerosis, or ALS (also known as Lou Gehrig’s disease), frontotemporal lobar degeneration, or FTLD, and Alzheimer’s disease.

Neurodegenerative diseases exert a heavy societal burden worldwide and represent one of the largest global healthcare challenges of our time. With an increasingly aging population, diseases affecting the brain and central nervous system are rising in prevalence, with overwhelming personal and economic consequences that exact a toll on patients, caregivers and treatment providers. The rising prevalence of neurodegenerative disease and a lack of disease-modifying treatments has resulted in a significant and growing unmet medical need. It is estimated that more than 60 million people worldwide suffer from neurodegenerative diseases, which is expected to almost double every 20 years. Global costs for treating these diseases are greater than $1 trillion annually.

Yumanity’s goal is to advance one new program into the clinic every year. Yumanity’s lead program, YTX-7739, is now in Phase 1 clinical trials for the potential treatment and disease modification of Parkinson’s disease. YTX-7739 targets an enzyme known as stearoyl-CoA desaturase, or SCD. Inhibition of SCD in multiple cellular systems, including patient-derived neurons, as well as in a novel mouse model of Parkinson’s disease, has been demonstrated to reverse the toxicity of misfolded alpha-synuclein, or α-synuclein, a protein strongly associated with Parkinson’s disease. Yumanity recently completed enrollment of a Phase 1 single ascending dose (SAD) study of YTX-7739 in healthy volunteers, which evaluated a broad range of doses of YTX-7739. Yumanity initiated a multiple ascending dose (MAD) study in healthy volunteers in the third quarter of 2020 with results anticipated in the first quarter of 2021. A Phase 1b clinical study of YTX-7739 in patients with Parkinson’s disease is planned as a continuation of the MAD study. The Phase 1b study will assess safety, tolerability and pharmacokinetics of YTX-7739 as well as proof of biology by exploring biomarkers of target engagement and potential correlative clinical parameters such as neuroimaging measurements to monitor for early effects of YTX-7739. Early results from the Phase 1b trial are anticipated in the second quarter of 2021. Yumanity’s second program, YTX-9184, also inhibits SCD but is chemically distinct from YTX-7739. Investigational new drug, or IND-enabling safety pharmacology and toxicological studies for YTX-9184 were initiated in the second quarter of 2020. Yumanity anticipates commencing the first in human studies of YTX-9184 in 2021, and intends to develop YTX-9184 for the potential treatment of dementia with Lewy bodies, which is another devasting neurodegenerative disease characterized by the abnormal accumulation of aggregates of α-synuclein.

At the center of Yumanity’s scientific foundation is its drug discovery engine, which is based on technology licensed from the Whitehead Institute, an affiliate of the Massachusetts Institute of Technology. This core technology, combined with investments and advancements by Yumanity, is designed to enable rapid screening to identify drugs with the potential to modify disease by overcoming toxicity in disease-causing gene networks. Toxicity in many neurodegenerative diseases results from an aberrant accumulation of misfolded proteins in the brain. Yumanity leverages its proprietary discovery engine to identify and screen novel drug targets and drug molecules for their ability to protect nerve cells from toxicity arising from misfolded proteins. To date, Yumanity has identified over one dozen targets, most of which have not previously been linked to neurodegenerative diseases. Yumanity believes this discovery platform will allow it to replenish its pipeline as programs graduate towards the clinic.

Yumanity is applying to neurodegeneration several research and development principles that have been proven to be successful in oncology and rare disease, including leveraging breakthroughs in genetics, use of advanced laboratory technology and techniques, and use of biomarkers to guide drug development, to inform the selection of specific and well-defined patient populations for clinical trials. To support this approach, Yumanity has assembled a management team with deep experience in neurology, neuroscience, rare disease, and oncology drug discovery and development.

Yumanity has built momentum across multiple dimensions of its business. In addition to advancing its clinical and preclinical pipeline, Yumanity has been successful in its business development efforts. In the second quarter of 2020, Yumanity secured a strategic research and development collaboration in ALS and FTLD with Merck Sharp & Dohme Corp., or Merck, with upfront and potential milestone payments of up to $530 million plus royalties. Yumanity anticipates scaling its business with a combination of internal programs and continued opportunities for biopharmaceutical company partnerships.

Neurodegenerative Disease Market and Challenges

Many factors, including too few disease-relevant biological hypotheses, the inherent complexity of the brain, and high patient heterogeneity, have led to a graveyard of failed approaches over the last several decades and have produced few approved disease-modifying therapies for neurodegenerative diseases to date.

Yumanity believes this is about to change. Recent scientific and technological advances include the improved understanding of the disease-relevant biology, innovative target discovery technologies, potentially better predictive animal models, new imaging approaches and identification of new biomarkers. These advances have ignited a renewed focus and commitment to neurodegenerative disease research and development, and Yumanity is one of the companies at the forefront of this emerging revolution.

Clinical study of neurodegenerative disease and evaluation of potential therapeutics has faced several hurdles. A primary consideration is the genetic heterogeneity of neurodegenerative diseases and subsequent variations in the disease biology in patients with similar clinical diagnoses. Yumanity believes this degree of heterogeneity is far greater than previously appreciated and is likely due to a unique combination of genetic and environmental factors which have important implications for development of therapies and their appropriate use by individual patients. As such, Yumanity plans to take a targeted approach to patient enrichment and stratification in its clinical trials. This approach further speaks to the need for a larger and more accurate set of biomarkers to aid in diagnosis as well as monitoring disease progression and treatment response in trials. Damage to brain cells early in the disease course and prior to the onset of symptoms presents further challenges for the design of clinical trials, as patients enrolling in clinical trials are typically selected based on expression of disease symptoms when significant damage to brain cells has already occurred. For example, increasingly sophisticated imaging studies have demonstrated that patients have lost at least 40% to 60% of dopaminergic neuronal integrity before qualifying for a diagnosis of Parkinson’s disease, indicating damage to brain cells begins long, often decades, before clinical symptoms manifest. As a result, many previous clinical trials in neurodegenerative disease included patients at a stage of the disease beyond which progression could no longer be modified. Thus, clinical trials would optimally be performed in patient populations that are at an early enough stage where potential disease-modifying therapies have an opportunity to preserve existing brain cells and function. Approaches to early diagnosis remain a focus in the neurodegenerative clinical research field.

In Parkinson’s disease, the cornerstone of pharmacological therapy for the past several decades has focused on either temporarily replenishing dopamine or mimicking the action of dopamine such as with the dopamine precursor levodopa. Levodopa, which is very helpful to patients in managing some of the motor symptoms of the disease, does not alter disease progression. Certain disease-modifying molecules are currently being investigated in early clinical trials for the potential of removing or reducing levels of α-synuclein. These programs, however, are predominantly focused on the development of antibodies. Therapeutic antibodies are large molecules that are administered systemically, and as such have significant challenges crossing the blood brain barrier and penetrating into the brain, which is the target tissue for neurodegenerative diseases. Even if some limited amount of antibody can penetrate into the brain, antibodies face a further challenge. α-Synuclein functions within cells to facilitate vesicle trafficking, however when α-synuclein misfolds it is thought to have an increased propensity to aggregate and disrupt multiple critical processes inside the cell. The ultimate expression of this pathology is the formation of Lewy bodies within neurons, which are a hallmark of dystrophic and degenerating cells. Therapeutics that target pathological processes within cells would be expected to prevent this toxic progression. α-Synuclein can also be secreted by neurons, and although the function is unclear, this results in α-synuclein outside of cells. It is this population that would be a target for antibody therapeutics which are generally believed to interact with protein extracellularly, or outside the cell. Yumanity believes antibodies therefore have less access to α-synuclein, and recently, one antibody drug candidate that targets α-synuclein failed to meet primary clinical endpoints in a Phase 2 trial. By contrast, Yumanity is developing small molecules that the yeast platform pre-selects by design to cross the blood brain barrier and diffuse into the cell where α-synuclein causes cellular toxicity and damage. YTX-7739 and YTX-9184 both target the enzyme SCD, the inhibition of which has been shown to help overcome the toxicity of α-synuclein and promote protection of neurons.

Recent advances provide a rationale for optimism across the industry in the face of historic difficulties. A revolution in genetics over the past 15 years has identified specific genetic causes and genetic risk factors for several neurodegenerative diseases. Advanced research tools such as CRISPR and induced pluripotent stem cells, or iPSCs, allow scientists to probe core disease biology in the research laboratory in newfound ways, making inroads into the historic inaccessibility of the brain. Diagnostic methods are steadily improving, and the increased understanding of disease genetics helps to more precisely define disease subtypes and classify patients based on disease severity and likely rate of progression. Additionally, the use of imaging and digital technology, artificial intelligence and large analytical data repositories now allows for more precise monitoring of disease stage, progression, and response to treatment. These advancements will help clinicians enroll patients in clinical trials at a stage of disease when they are most likely to respond to neuroprotective therapy.

Yumanity’s Approach and Pipeline

Yumanity’s approach is to unlock the path to new therapies by addressing the fundamental and persistent barriers in neurodegeneration research: the poor understanding of disease mechanisms and lack of new biological targets. Yumanity believes that a dramatically expanded portfolio of programs focused on novel drug targets, which are grounded in an improved understanding of disease biology, will enable a higher likelihood of success in developing disease-modifying therapies.

Yumanity’s discovery engine is built upon core enabling technology that it exclusively licenses from the Whitehead Institute, an affiliate of the Massachusetts Institute of Technology. The core discovery technologies were created in the laboratory of Yumanity’s co-founder, Dr. Susan Lindquist. Dr. Lindquist and senior scientists from her team integrated multiple technology platforms to create a drug discovery engine designed to reliably generate new insights into fundamental mechanisms of neurodegenerative disease, and also reveal new potential drug targets and drug molecules that address neurodegeneration in a range of different ways, many of which were previously unknown.

The discovery engine is centered on the key insight that protein misfolding, a phenomenon at the root of virtually all neurodegenerative diseases, can be modeled in yeast cells. These yeast models are then screened against large chemical libraries using high throughput technology, selecting for chemical hits that protect cells from the toxicities created by the misfolded human disease-relevant proteins. The biological targets and pathways for these protective molecules are then uncovered using a series of chemical genetic techniques. Yumanity’s technology also allows for screening yeast collections that have individual genes deleted, such that, when rescue is observed, it can be inferred that the gene that was deleted in that yeast strain is involved in ameliorating the toxicity of the misfolded human disease-relevant protein. Since the only modification to the original yeast system was the introduction of the culprit misfolding proteins, any molecule or gene deletion that can protect cells from the resultant toxicity is of interest. The discovery of protective molecules and biological targets, especially when previously unknown, can reveal new or untapped areas for study. Yumanity believes that the complement and overlap between the small molecule and genetic rescue screens has the potential to create a powerful network of interlinked biological processes that can further identify previously unknown therapeutic targets. Yumanity explores these cell-protective discoveries from the yeast system for translation to human disease-relevant cells using informatics and cutting-edge stem cell and iPSC experimental techniques. The discovery engine is designed to ultimately output novel programs: molecules with novel biological targets that can then be progressed through the standard preclinical drug development processes.

Yumanity believes its proprietary discovery engine has the potential to dramatically expand the knowledge around the complex biology of neurodegeneration, and further allows initiation of discovery programs outside of the traditional, limited set of hypotheses that exist today. Screening for hits in a living yeast system can save time by providing a biological-relevant readout sooner than some of the more typical practice of starting in non-live, test tube systems. Additionally, shared features between yeast cell membranes and the blood brain barrier, such as comparable membrane permeability, polarity, and drug pumps for removal of non-native compounds, mean that molecules that can permeate a yeast cell to effect intracellular rescue may also be likely to penetrate the blood brain barrier. Furthermore, Yumanity’s molecules get tested in diseased human cells ex-vivo at the beginning rather than at the end of preclinical development. Yumanity believes that success in this setting confers increased confidence in programs compared to the more traditional paradigm of multiple rounds of animal studies before any actual testing in human tissues.

Key Differentiators of Yumanity Discovery Engine

Yumanity leverages the power of its discovery engine to generate a robust portfolio of promising novel drug targets and molecules. Yumanity then prioritizes the most promising targets to accelerate drug discovery programs and advance compounds into preclinical and ultimately clinical development. To date, this approach has already uncovered over one dozen novel targets, pathways, mechanisms, and molecules that Yumanity believes have the potential to ameliorate the fundamental cellular toxicities associated with neurodegenerative diseases. Yumanity expects that this list of new targets and subsequent programs will continue to grow as Yumanity iterates through its discovery engine. The list shown below illustrates Yumanity’s current 14 most advanced targets.

Novel Neurodegeneration Targets Discovered at Yumanity

Discovered targets mature into programs as they advance through the discovery process. YTX-7739, Yumanity’s lead program, targets the enzyme SCD, one of the early targets identified and validated in Yumanity’s discovery engine and is being studied for the treatment of Parkinson’s disease. Yumanity’s second program, known as YTX-9184, is also a small molecule inhibitor of SCD and is being developed for the treatment of dementia with Lewy bodies as the likely indication. It can also serve as a back-up for YTX-7739. Yumanity is developing lead compounds and validating the targets for its potential third and fourth programs, which are represented as targets A and B in the chart above. These two targets are advancing through a research collaboration with Merck. Other targets for multiple potential indications are at varying stages of the discovery process, with several examples listed above for targets C through M.

Yumanity’s Pipeline

Yumanity has set a goal of introducing one new program to the clinic every year. The following chart summarizes key information about Yumanity’s most advanced discovered targets. All of Yumanity’s therapeutic candidates are small molecules and are optimized and formulated for oral delivery. Yumanity owns both development and commercialization rights to its first and second programs as well as potential programs 5-15, the latter of which are in early preclinical studies and currently being evaluated in mammalian systems. Potential programs 3 and 4 are advancing as part of a research collaboration with Merck, who has licensed these potential programs and will conduct IND-enabling toxicology and safety pharmacology, clinical development, and commercialization.

Yumanity’s lead program, YTX-7739, is a novel small molecule for the potential treatment of Parkinson’s disease and related disorders of α-synuclein. The program that resulted in this lead compound was the first prioritized output program of Yumanity’s discovery engine. YTX-7739 is designed to ameliorate the consequences of α-synuclein toxicity in human cells that results in cellular dysfunction, specifically disruptions with the directed movement, or trafficking, of proteins or lipid-bound vesicles within cells. Yumanity’s second program, YTX-9184, is chemically distinct from YTX-7739 but is also designed to confer protection against α-synuclein toxicity. Both YTX-7739 and YTX-9184 target the enzyme SCD, that catalyzes a reaction in the lipid metabolism pathway.

α-Synuclein is a protein that is a prominent constituent of Lewy bodies, the abnormal protein aggregates that are the pathological hallmarks of Parkinson’s disease, dementia with Lewy bodies, MSA and other neurological disorders known collectively as “synucleinopathies”. Current treatments for Parkinson’s disease manage the early motor symptoms of the disease. The goal of Yumanity’s differentiated and potentially disease-modifying approach with YTX-7739 and YTX-9184 is to block the intracellular toxicity associated with α-synuclein misfolding and aggregation to allow the cell to continue to function normally, and to slow or possibly even halt the progressive degenerative consequences of the disease.

YTX-7739 is now in Phase 1 clinical development consisting of three initial studies: a SAD study in healthy volunteers, a MAD study in healthy volunteers, and a Phase 1b study in patients with Parkinson’s disease. The SAD study in healthy volunteers has completed enrollment and evaluates safety, tolerability, pharmacokinetics, pharmacodynamics parameters, and the effect of food on YTX-7739 pharmacokinetics over a broad range of doses of YTX-7739. The MAD study was initiated in the third quarter of 2020, with data anticipated for healthy volunteers in the first quarter of 2021. The Phase 1b study will be a continuation of the MAD study, conducted in patients with Parkinson’s disease, and will assess safety, tolerability and pharmacokinetics of YTX-7739 as well as proof of biology by exploring biomarkers of target engagement and potential correlative clinical parameters such as neuroimaging measurements to monitor for early effects of YTX-7739. Early results from the Phase 1b trial are expected to be available in the second quarter of 2021, assuming no further clinical trial delays due to the COVID-19 pandemic. Yumanity then plans to initiate a Phase 2 trial in patients with Parkinson’s disease in 2022. IND-enabling safety pharmacology and toxicological studies for YTX-9184, Yumanity’s second program, were initiated in the second quarter of 2020. YTX-9184 is being developed as a potential treatment for dementia with Lewy bodies and is anticipated to enter Phase 1 clinical development in 2021.

Yumanity’s potential third and fourth programs are novel targets for the treatment of ALS and FTLD. Activities for these potential programs are currently being conducted through a research collaboration with Merck, with up to $530 million in potential milestones for Yumanity plus royalties. If these potential programs are successful and achieve full target validation with small molecule agents, they will advance to IND-enabling safety pharmacology and toxicology studies to be conducted by Merck, who will also be responsible for any subsequent clinical development and commercialization.

Beyond Yumanity’s first two programs and two additional potential programs, Yumanity has additional targets that constitute a rich discovery pipeline. Targets C through M in the chart above are all progressing towards target validation in human neuron systems and development of small molecule inhibitors with drug-like properties.

Leadership team, Scientific Team, and Investors

Yumanity is led by a team of seasoned executives with prior experience in both public and private companies as well as small and large biopharmaceutical companies. The management team has deep expertise in neurology, neuroscience, rare diseases, and oncology.

Yumanity’s Chief Executive Officer is Richard Peters, M.D., Ph.D., the former President, Chief Executive Officer and director at Merrimack Pharmaceuticals, and former Senior Vice President and Head of Global Rare Diseases at Sanofi Genzyme. Paulash Mohsen is Yumanity’s Chief Business Officer, and he was the former Country Manager (Canada) at Cubist (acquired by Merck) and Vice President of Strategy and Business Operations at Optimer Pharmaceuticals (acquired by Cubist), and also a Vice President of Strategy and Multi-Channel Management at Pfizer. Yumanity’s Chief Medical Officer is Brigitte Robertson, M.D., who was previously the Vice President, Therapeutic Area Head of Neuroscience, Global Clinical Development at Shire/Takeda, the Chief Medical Officer at Neurovance and has held senior roles at Sunovion Pharmaceuticals in clinical development and experimental medicine, and at GlaxoSmithKline in the Center for Excellence in Drug Discovery. The scientific research team is led by Yumanity’s Head of Research, Robert Scannevin, Ph.D., who was formerly the Vice President of Discovery Biology at Yumanity and a Senior Director at Biogen, Johnson&Johnson and Wyeth.

Yumanity’s co-founder and Executive Chair of its board of directors is N. Anthony Coles, M.D., previously the Chief Executive Officer of Onyx Pharmaceuticals until its sale to Amgen in 2013, and current Chief Executive Officer of Cerevel Therapeutics. Yumanity’s other co-founder is the late Susan Lindquist, Ph.D., a renowned cell biologist, National Medal of Science recipient, Howard Hughes Medical Institute investigator and former director of the Whitehead Institute. Yumanity’s investors include a leading group of healthcare-focused investors including Fidelity Investments, the Redmile Group, Alexandria Venture Investments, Merck, Pfizer, Biogen, and Sanofi.

Yumanity’s Priorities

Yumanity’s goal is to become a leading biopharmaceutical company to discover, develop, and commercialize disease-modifying therapies that employ novel approaches to treat neurodegenerative diseases. To achieve this goal, key elements of Yumanity’s priorities include:

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Advance lead program YTX-7739 through clinical development, regulatory approval, and commercialization. YTX-7739 is currently in Phase 1 trials. Yumanity aims to bring to patients a meaningful therapy that can modify the course of Parkinson’s disease and/or other disorders of misfolded α-synuclein. Yumanity’s near-term focus is to demonstrate safety, efficacy, and proof of biology (through target engagement) of YTX-7739 in patients with Parkinson’s disease through completion of a Phase 1b trial.

•

Progress YTX-9184 into clinical development. YTX-9184 is Yumanity’s second program. Like YTX-7739, YTX-9184 is also an inhibitor of the SCD enzyme. YTX-9184 is chemically distinct from YTX-7739 and may serve as a potential option for patients with other disorders of α-synuclein such as dementia with Lewy bodies as well as a potential back-up to YTX-7739.

•	Advance Yumanity’s potential third and fourth programs for ALS and FTLD in partnership with Merck. Yumanity expects to continue preclinical development of these two potential programs in partnership with Merck, from which Yumanity is eligible to receive potential milestone payments of up to $530 million plus royalties.

•

Continue to progress Yumanity’s early pipeline. Yumanity has discovered several other novel targets in neurodegeneration that are currently at early stages of validation. Yumanity’s goal is to advance its discovery pipeline through the preclinical stages and towards the clinic, either alone or in conjunction with potential partners.

•

Invest in and continue to innovate around Yumanity’s discovery engine. Yumanity’s discovery engine has been productive in identifying novel targets in neurodegeneration, often including chemical modifiers of these targets. Yumanity plans to continue to invest in its discovery engine to identify additional targets that will replenish its discovery pipeline as programs mature towards to clinic.

Yumanity’s Discovery Engine Platform

Overview – Protein Misfolding and Toxicity Cascades

DNA is the foundational code for all proteins. The information held in DNA, in our genes, is transcribed first into RNA and then translated into linear strands of amino acids, the building blocks of all proteins found within cells. The linear strands of amino acids then fold in very precise, highly complex ways to form proteins, each having defined shapes and structures that enable them to carry out their normal biological function. When protein folding goes awry, critical functions of proteins may be lost, or new, abnormal functions may be gained.

Protein misfolding plays a key role in the initiation and progression of neurodegenerative diseases, including Alzheimer’s disease, Parkinson’s disease, dementia with Lewy bodies, MSA, ALS and FTLD. In each of these diseases, as culprit proteins misfold, they form aggregates that may combine into plaques, which form sticky deposits in the brain cells or in brain tissue. These aggregates and plaques can interfere with normal cellular function in a number of ways. For example, they may interfere with the directed movement, or trafficking, of proteins or lipid-bound vesicles within cells, or they may trigger inflammatory reactions. They may also impede chemical and enzymatic processes. Ultimately, these aggregates and plaques result in nerve cell damage and cell death.

A revolution in genetics over the past 15 years has led to the identification of genetic risk factors for neurodegenerative diseases and a number of genes that can be causally tied to protein misfolding processes. Patients who inherit mutations in a single, specific gene generally present with early-onset and aggressive forms of disease. Genetic data have enabled the development of animal and cellular pathology models based on overexpression of disease-causing genes. While undoubtedly an important advance, these models often do not replicate the full features of disease pathology. As a result, there is no conclusive demonstration to date that simply reducing the levels of misfolded proteins reduces the neurodegenerative pathology or presents an efficacious therapeutic approach to the treatment of neurodegenerative disease in humans.

Protein aggregate formation occurs in different places. In Alzheimer’s disease, protein aggregates are found in extracellular plaques, but in diseases like Parkinson’s disease and ALS, misfolded proteins tend to aggregate and create toxic effects inside of brain cells. These intracellular protein aggregates are protected by a cell membrane and therefore lie beyond the typical reach of protein-based drugs, such as antibodies, that do not effectively cross cell membranes. Ongoing trials seeking to use antibody therapy to bind to the misfolded proteins can only do so while proteins are outside cell membranes, which is a relative minority of their life cycle.

The toxic consequences of protein misfolding and aggregation ultimately result in cell death, and the accumulation of dead cells within specific brain regions marks the progression of disease symptoms and severity. It is Yumanity’s goal to keep cells alive by protecting them from the consequences of these misfolded proteins, thereby slowing disease progression. Yumanity’s discovery engine is designed to better understand the processes through which protein misfolding and aggregation trigger cellular toxicity, and to do so in a manner that allows Yumanity to identify a network of new targets and biological processes which, when modulated using a therapeutic drug, Yumanity believes will ameliorate the toxicities initiated by protein misfolding, allow the cells to continue to function normally, and halt the progression of disease. Yumanity believes the identification of these new targets and close-in biology networks, and the molecules that modulate them, enables Yumanity to provide a new treatment approach to neurodegenerative drug discovery.

The Yeast Model

The core of Yumanity’s discovery engine are cellular models that allow for studying the consequences of protein misfolding in a way that improves the understanding of cellular pathways that trigger neurodegenerative disease and enables discovery of the molecules that inhibit specific drug targets within these pathways. Protein aggregation due to misfolding is an ancient cellular complication. All living cells have evolved mechanisms to deal with misfolded proteins. These mechanisms are highly conserved across evolution from simple cells such as yeast to complex cells like human neurons. It was the keen insight of Dr. Lindquist, Yumanity’s co-founder, at the Whitehead Institute that these parallels might be exploited to make yeast serve as a model for neurodegenerative drug discovery. When known genetic drivers of human disease, for example α-synuclein for Parkinson’s disease or beta-amyloid for Alzheimer’s disease, are introduced into a yeast cell, these proteins misfold and cause the yeast cells to stop growing or die. The cellular processes that cause the yeast cells to stop growing or die are largely indistinguishable from those that cause human neurons to die in neurodegenerative disease. For example, yeast cells with α-synuclein or beta-amyloid display disorders of vesicle trafficking, mitochondrial dysfunction and other toxicities observed in diseased human cells. Therefore, yeast cells, despite their simplicity, can function as effective models of disorders of protein misfolding, including neurodegenerative diseases.

Using yeast as a model system confers several noteworthy benefits. First, the yeast genome is highly tractable and well-characterized. At approximately 6,000 genes, it is less than a quarter of the size of the human genome. The yeast genome was sequenced much earlier than the human genome and has been studied extensively. Based on thousands of genome-wide studies, the yeast genome and proteome are well-annotated, including gene-gene interactions, biochemical processes, intracellular and cell-to-cell signaling cascades as well as gene to protein interaction networks. As a comparison, while sequenced, the functions of the majority of genes in the human genome are currently unknown. Second, core aspects of eukaryotic cell biology, such as organelle and cytoskeletal biology, protein homeostasis pathways, intracellular protein trafficking, lipid metabolism, RNA metabolism, and signal transduction, are well conserved from yeast to human cells. Critically, recent human genetic studies have strongly implicated distress of these conserved eukaryotic pathways in major neurodegenerative diseases. Third, there are existing research tools readily available in yeast, for example gene deletion libraries, that do not currently exist for human cells. Finally, experimentation in yeast cells tends to be easier to control and therefore more reproducible compared to human cells or cell lines.

As an additional benefit, yeast cells express many drug pumps and transporters that are responsible for removing potentially harmful molecules from the interior of the cell. These yeast pumps and transporters are believed to be very similar to the drug pumps and transporters found in the human blood brain barrier. This means that a compound, for example a potential drug, that can penetrate the yeast cell membrane is also likely to be able to cross the human blood brain barrier and not be pumped back out of the brain. Compounds that are able to permeate a yeast cell membrane need to have the right size and properties to diffuse into the cell, which are advantageous properties also needed to cross the blood brain barrier.

Because cellular pathologies of many neurodegenerative diseases are conserved across cell types, Yumanity’s co-founder hypothesized that proteins whose misfolding and aggregation drives neurodegeneration would disrupt similar cellular processes in yeast and human cells. Yumanity has studied the toxic consequences of misfolding of various neurodegenerative disease-related proteins, including α-synuclein, beta-amyloid, TDP-43, ApoE4, FUS, C9orf72, and huntingtin in yeast cells. The expression of these proteins in yeast causes cellular toxicities that are clear analogs of their human counterparts. The development of yeast as a model system allows Yumanity to recreate cellular toxicities caused by protein misfolding relevant to neurodegeneration in a simpler cell with unparalleled genetic tractability, which Yumanity then translates to human cell models.

Phenotypic Screening in Yeast

Since the dawn of the genomics revolution in biology and widespread availability of recombinant DNA methods, the conventional approach employed by the biopharmaceutical industry for drug discovery has been the target-based screen. In this approach, one begins with a known ‘target,’ or a specific protein involved in a defined cellular process considered to be relevant to disease pathology. Large chemical libraries are then screened for compounds that bind to or modulate the activity of this target. This screening is usually performed in a cell-free environment, meaning no membranes, with just the protein target in solution in a test tube or assay plate. The successful screening hit then undergoes iterative rounds of chemical optimization and refinement to improve affinity and activity at the target, again in a cell free environment. Once a molecule with favorable properties is obtained, standard preclinical development processes occur, including further optimization, pharmacology and toxicity testing and formulation. In the field of neurodegeneration, the very small number of hypothesized targets has proven to be a significant limitation of the productivity of the target-based screening approach. Moreover, the iterative rounds of optimization and screening occasionally yield advanced compounds that do not readily cross the blood brain barrier or do not cross cell membranes efficiently.

In contrast to target-based screens, phenotypic screening seeks compounds or genetic factors that modify a specific observable trait, or phenotype, within the physiological context of an intact cell or organism. A large chemical or genetic deletion library can be screened for molecules or genes that modify the phenotype in question. The phenotype Yumanity seeks to correct is slow growth or cell death that results from pathologies driven by misfolded proteins. The primary benefit of phenotypic screening is the identification of compounds or genes that modify a specific trait without the bias of any pre-existing hypotheses about what may be the best molecule or target to modify the phenotype. Success in phenotypic screening can therefore point to previously unknown pharmacology and potential therapeutic compounds and their targets in an unbiased manner. Additionally, Yumanity can learn what pharmacology is relevant to the amelioration of disease phenotypes from the results of the screen.

Phenotypic screens are possible in some in vivo animal models, including certain worms, flies, zebrafish, mice and rats. Based on the complexities of working with larger multicellular species, phenotypic screening in unicellular yeast is expected to allow for higher throughput and exploration of more cellular phenotypes. Yeast cells also have an advantage of sophisticated genetic tools that are essential for downstream target identification. Using human neuronal cells in high throughput phenotypic screens is also believed to be challenging due to the inherent complexity in generating and maintaining robust and reproducible numbers of cells to support large-scale screening in a lab setting.

In contrast, phenotypic screening in yeast cells is inexpensive, extremely high throughput, and highly replicable. The robust cell growth and viability of phenotypes in yeast are well suited to phenotypic screening in high throughput formats. Large numbers of yeast cells with genetically introduced misfolding human proteins can be subjected to screening against large chemical libraries to isolate compounds which protect against cellular toxicity. While most of the yeast cells in the screening exercise will die as a result of the misfolding mediated toxicities, any cell that do not die as a result of exposure to specific compounds in the screening library results in ‘hits’, or compounds that warrant further investigation due to their ability to rescue cells from the effects of protein misfolding-induced toxicity.

Target Identification

Despite many advantages, phenotypic screens are beset with a fundamental limitation: while the screen identifies a compound that rescues the toxic phenotype, it does not identify the biological target implicated in the rescue. Phenotypic screening in yeast successfully identifies molecules that reduce protein misfolding toxicity in the yeast model, but it does not immediately define their biological targets.

The second technology platform in Yumanity’s discovery engine overcomes this limitation of phenotypic screening by uncovering the target implicated in the toxicity rescue. Yumanity’s target identification capability takes advantage of the fact that yeast is uniquely well-studied and characterized from a genetic perspective. Yumanity’s proprietary capability leverages pre-existing gene knockout libraries, gene-gene interaction networks, and other readily available tools in yeast to identify, in a high-throughput manner, the targets implicated in the phenotypic screen’s successful hits. This information, collected across hundreds of screening hits across multiple independent screening libraries, gives Yumanity a growing understanding of the genes and pathways involved in rescuing cells from the consequences of misfolding protein induced toxicity. Using the set of experimental tools available in yeast, Yumanity is able to narrow down and eventually identify the specific genetic targets associated with the hits that result from the phenotypic screens.

Once the targets have been identified within the yeast genome, Yumanity then uses informatics to discern the analogous targets within the human genome. Yumanity can compare the sequence, structure, and function of yeast genes with a database of human gene sequences to identify the closest yeast-to-human match. Yeast genes may have a range of relationships to their human counterparts, including one-to-one, one-to-many, or other configurations. Importantly, like the phenotypic screening platform in yeast, the methods involved in target identification in yeast (and subsequent translation to human targets) are high throughput. Yumanity has used this process multiple times to identify a portfolio of potentially attractive novel targets.

Human Cell Translation

The third technology platform of Yumanity’s discovery engine translates its work from yeast into human cells. The outputs of the first two technology platforms are hit compounds that rescue toxicity in yeast and identification of the genetic targets implicated in that rescue in both yeast and human systems. The critical translational test is to see whether the observed rescue in yeast can be replicated in diseased human neurons.

To accomplish this, Yumanity takes advantage of extraordinary advances in stem cell technology. Yumanity is able to reprogram adult somatic cells, specifically skin fibroblasts taken from a patient biopsy, to create induced pluripotent stem cells, or patient iPSCs. These patient iPSCs can be used to generate various types of neurons in the laboratory, with the genetic sequence of a patient with neurodegenerative disease. Yumanity can also induce toxicity in human neurons by forcing the elevated expression of disease-relevant misfolded proteins. In the case of both patient-derived neurons and inducted toxicity neuron models, Yumanity develops and maintains these cells to validate the rescue activity discovered in the yeast phenotypic screen. This translation from yeast to human cells, first published in Science, gives Yumanity confidence that the discovery in yeast is relevant in a human context.

Reprogramming patient cells to create human neurons in culture

Integration of Technology Platforms

Yumanity’s discovery engine integrates the three technology platforms described above: phenotypic screening in yeast, target identification, and human cell translation. Phenotypic screening provides unbiased hits that rescue toxicity via biological targets that may be previously unknown in neurodegeneration. The target identification platform allows Yumanity to understand the genes implicated in such rescue, both in yeast and their corresponding genes in humans. The human cell translation platform leverages iPSC technology to translate the rescue activity observed in yeast to human cells, specifically rescuing diseased patient neurons.

An important element of this design is that it enables Yumanity to move back and forth between yeast cells and human patient neurons in a highly iterative and parallel fashion. For example, if Yumanity identifies an interesting target through a library screening hit, but the compound used to discover the hit is not an optimal drug-like candidate, Yumanity can optimize the compound though chemistry or re-screen the target for better compounds. Also, if Yumanity has identified multiple closely related genes across different screening and target identification campaigns, Yumanity can profile them individually to determine which gene gives Yumanity the optimal rescue response. Thus, Yumanity can continually build on lessons learned from multiple protein pathologies in order to accelerate the discovery of novel therapies.

To date, Yumanity has successfully implemented its discovery engine to discover over one dozen new targets in neurodegeneration. Yumanity has also confirmed that some previously identified targets for other indications are in fact active within neurodegenerative toxicity cascades. Yumanity’s first target in Parkinson’s disease, SCD, is a novel target that was not previously known to be involved in Parkinson’s disease. Yumanity’s lead drug candidate, YTX-7739 and its second drug candidate, YTX-9184, address the toxicity caused by α-synuclein, the protein that causes some forms of Parkinson’s disease and dementia with Lewy bodies. Yumanity is also pursuing targets in ALS and FTLD that were not previously known to be involved in these indications, and Yumanity is moving forward to develop novel therapies for some of these targets in collaboration with Merck.

Drug Candidate Selection Process

Once Yumanity has identified a promising target and molecule that modulates that target using its discovery engine, Yumanity then uses chemistry to optimize the molecule to determine which ones have the most drug-like properties. Yumanity uses a wide array of tests to evaluate drug candidates and to identify those that generally have the desired molecular weight, solubility and other characteristics that Yumanity believes provides the potential to cross the blood brain barrier, access the targets and deliver the potent rescue to the cell. The optimized rescuing molecules are then advanced toward IND-enabling studies. Examples of such tests and general acceptability ranges are shown below.

Yumanity’s Programs

Yumanity has leveraged its discovery engine to identify more than one dozen diverse biological targets not previously linked to neurodegenerative disease that Yumanity believes are suitable for a future disease-modifying drug discovery program. Yumanity’s lead program, YTX-7739 for the potential treatment and disease-modification of Parkinson’s disease, is currently in Phase 1 clinical trials. Yumanity’s second program, YTX-9184, has a distinct profile and is from a different chemical series than YTX-7739. YTX-9184 entered IND-enabling studies in the second quarter of 2020. In collaboration with Merck, Yumanity is also currently in the lead optimization process for Yumanity’s potential third program for the potential treatment of ALS and FTLD. Yumanity believes these potential programs and the others in its portfolio will enable Yumanity to reach its goal of one new program entering human clinical trials every year. The status of Yumanity’s pipeline is reflected below:

Yumanity’s Lead Program – YTX-7739

Yumanity is developing YTX-7739 for the treatment of Parkinson’s disease. YTX-7739 is the first prioritized drug candidate identified by Yumanity’s discovery engine and is designed to reduce α-synuclein toxicity by inhibiting SCD, an enzyme that metabolizes saturated fatty acids to their monounsaturated form.

Parkinson’s Disease Overview

Parkinson’s disease is a chronic, progressive neurological disorder of the central nervous system and the second most prevalent neurodegenerative disorder in the United States after Alzheimer’s disease, with an estimated 500,000 to one million prevalent cases. More than 10 million people worldwide are believed to have Parkinson’s disease. In patients with Parkinson’s disease, the premature death of neurons in the brain reduces levels of the neurotransmitter dopamine, causing motor dysfunction including tremor, slow movement, muscle rigidity, and difficulty with balance, falling, swallowing, speech, and writing. Other changes in the brain associated with the disease may result in cognitive and sensory symptoms. Additional features of the disease include disruptions in nerves connecting the brain to other systems such as cardiovascular, gastrointestinal, and urogenital systems, as well as sleep disturbances, constipation, and loss of sense of smell. Later-stage Parkinson’s disease is severely debilitating, and its symptoms make sufferers more likely to experience life-threatening medical issues. As a result, while Parkinson’s does not directly cause death, it is nevertheless the fourteenth leading cause of death in the United States.

Approximately 60,000 people are diagnosed with Parkinson’s disease in the United States each year, most often after the age of 50. The National Institutes of Health estimates the annual cost of treating Parkinson’s disease in the United States to be $14 billion, with indirect costs such as lost productivity adding at least another $6 billion. As with many other neurodegenerative diseases, the greatest risk factor for Parkinson’s disease is increasing age. The growing population of older adults and longer average lifespans are therefore likely to increase the number of Parkinson’s patients and the need for effective treatments. Currently, it is estimated that the number people diagnosed with Parkinson’s disease in the United States will double by the year 2040.

Although certain Parkinson’s disease cases have been associated with rare gene mutations, both hereditary and environmental factors are likely to contribute to the occurrence of Parkinson’s disease in the majority of cases. Additionally, while the biological cause of most cases of Parkinson’s disease is not clear, the core pathology of Parkinson’s disease is degeneration of the dopaminergic neurons in the midbrain. In certain cases, cell loss occurs in association with the formation of intraneuronal Lewy inclusion bodies. Abnormally aggregated α-synuclein is the principal component of Lewy bodies, which are the pathological hallmark of Parkinson’s disease. The presence of Lewy bodies and other associated fibrils is correlated with neuron loss and death, decline in motor function and cognitive dysfunction.

Limitations of Current Therapies

There is currently no known cure for Parkinson’s disease. Pharmacological therapies for Parkinson’s disease are aimed at either temporarily replenishing dopamine or mimicking the action of dopamine. They generally help reduce muscle rigidity, improve speed and coordination of movement and lessen tremor.

The dopamine precursor levodopa is the most commonly prescribed pharmacotherapy. While extremely helpful overall, some symptoms do not respond as well to levodopa, like difficulty with balance, falling, difficulty with speech and swallowing, and memory issues. It can also be challenging to titrate and find the optimal dose and patients may experience “on” and “off” periods when the drug concentration falls to below their individual needs. Unfortunately, the long-term use of levodopa is frequently associated with the development of additional motor complications, for example dyskinesias, or uncontrolled, involuntary movements. Additional therapies attempt to slow the degradation of dopamine using monoamine oxidase-B inhibitors. Catechol-o-methyltransferase inhibitors and carbidopa may be used to reduce levodopa degradation. Amantadine, an N-methyl-D-aspartate, or NMDA, receptor antagonist, is also used and may act through more than one mechanism. Drug treatment for Parkinson’s disease is commonly individualized by patient and disease characteristics, and patients may receive multiple drug therapies throughout their course of disease, including other medications for comorbid conditions and symptomatic management such as antidepressants, anxiolytics, and anti-psychotics. While these therapies address the symptoms of Parkinson’s disease, they are unable to halt disease progression over the longer-term. As a result, these symptomatic therapies lose their efficacy over time, leaving patients with few treatment options.

Outside of drug therapy, electrical deep brain stimulation is also be used to control motor symptoms of Parkinson’s disease, typically in the advanced stages of disease. In addition to pharmacotherapy, a holistic approach to treatment is encouraged and patients may gain benefit from regular exercise, psychological, physical, occupational and speech therapy, nutrition consultation, education, support groups, and the use of assistive devices and caregiver relief.

There are currently a small number of early clinical trials investigating the potential of directly reducing α-synuclein to change the course of the disease. These programs, however, are predominantly based on antibody therapy which, due to their large size, do not readily enter the brain or brain cells and are believed to interact only with extracellular α-synuclein that has been secreted or released from cells. Formation of pathological α-synuclein aggregates, known as Lewy bodies, occurs inside of cells, and the ability of therapeutic antibodies to impact consequent toxic α-synuclein cascades is unclear.

Yumanity’s Solution

Yumanity is developing YTX-7739 as a small molecule therapy to slow or halt disease progression in patients suffering with Parkinson’s disease. Using Yumanity’s discovery engine and Parkinson’s disease patient cell lines, Yumanity identified SCD as a biological target enzyme for diseases caused by α-synuclein-mediated toxicity. YTX-7739 is designed to inhibit SCD to reduce α-synuclein-mediated toxicity within cells.

The α-Synuclein Toxicity Cascade

Aggregated α-synuclein protein is the primary constituent of the pathological Lewy bodies formed in the brains of patients with Parkinson’s disease. Although its precise molecular function is poorly understood, α-synuclein is known to be a membrane-associated lipid binding protein and has been implicated in vesicle trafficking, a process by which cells transport materials between different cellular destinations, as well as in membrane curvature and fusion.

In yeast, the overexpression of α-synuclein causes severe cellular toxicity by disrupting multiple cellular mechanisms, including vesicle trafficking. These disruptions occur in both yeast models and mammalian systems, where mutations or overexpression of α-synuclein increases the amount of membrane-associated α-synuclein, which in turn impairs vesicle trafficking and increases cellular stress and toxicity. Importantly, human genetic studies indicate mutations and overexpression of α-synuclein lead to severe and rapidly progressing forms of Parkinson’s disease, and this relationship to disease severity almost certainly involves toxic effects of α-synuclein aggregates on the functions of cell membranes.

YTX-7739’s Target

Yumanity discovered SCD as a result of its unbiased phenotypic screening efforts, which identified a series of compounds that potently protected cells against α-synuclein-mediated toxicity. Using Yumanity’s discovery engine’s target identification capability, Yumanity was able to identify that the specific biological target implicated in this protection was inhibition of Ole1, the single yeast fatty-acid desaturase enzyme and direct counterpart of SCD in humans.

Ole1 in yeast and SCD in humans are enzymes that metabolize saturated lipids and break them down into their unsaturated lipid components. Unsaturated lipids are important components of cell membranes because of the processes they regulate, including membrane fluidity, curvature, and fusion. Paradoxically, the greater the level of unsaturated lipid in membranes, the greater the vesicle trafficking impairment and toxicity caused by α-synuclein. Inhibiting SCD enzymatic activity reduces the levels of unsaturated lipids, which ameliorates the detrimental vesicle trafficking defects associated with increased α-synuclein expression. Yumanity’s hypothesis is that reducing SCD activity will reduce abnormal vesicle trafficking within cells caused by α-synuclein, thereby reducing the accumulation of neurotoxicity and slowing the progression of neurologic impairment in patients with Parkinson’s disease and related disorders.

The chart below demonstrates the impact of inhibiting the SCD enzyme in a diseased human cell line prepared from a patient with Parkinson’s disease. This patient had a single amino acid mutation in the α-synuclein protein sequence. The red line shows the risk of cell death in cells containing the α-synuclein mutation. The black line, which shows lower risk of death, is a control cell line – genetically identical to the Parkinson’s disease patient cell line but with a correction of the α-synuclein mutation generated using CRISPR technology. The increasing shades of blue lines represent the survival of the mutation-containing cells upon exposure to increasing concentrations of a potent SCD inhibitor. As the chart shows, inhibition of SCD reduces cell death in the mutation-containing cell line down to the levels of the mutation-corrected control. The improved survival effect is clearly dependent upon the concentration of SCD inhibitor.

Cell death in Parkinson’s patient cell line corrected by inhibition of SCD

In addition to demonstrating that inhibition of SCD can protect human neurons grown in a dish, Yumanity has also explored the effects of SCD inhibition in a new mouse model of Parkinson’s disease. This mouse was engineered to express a mutant version of human α-synuclein, which leads to progressive motor deficits and pathological neuron cell loss in the brain that are similar to the progression seen in Parkinson’s disease. Dopamine replacement therapy, the standard of care in Parkinson’s therapy, can partially reverse the motor deficits in these engineered mice, demonstrating the disease-relevance of the model. When these mice were administered YTX-7739 for 4 months, the expected motor deficits never developed, whereas similar mice in the same study that received placebo evidenced the expected altered motor behaviors. Interestingly, when the SCD1 gene was removed in these engineered α-synuclein mice, known as a gene knockout, which would mimic the effects of an SCD inhibitor, these mice also had significantly reduced motor deficits and pathological neuron loss. These studies demonstrate the consistent therapeutic effect of reducing SCD activity and validate SCD as a target for reducing the toxic effects of α-synuclein in disease-relevant models.

While Yumanity has established that SCD inhibition protects cells from α-synuclein toxicity, the precise mechanism of protection has not been defined. Yumanity believes there are at least three possible mechanisms of action: (1) SCD inhibition reverses a toxic increase in fatty acid desaturation triggered by α-synuclein aggregation, (2) SCD inhibition directly antagonizes toxic effects of α-synuclein on membrane properties and/or trafficking, or (3) reduced fatty acid desaturation ameliorates a direct toxic interaction of α-synuclein with cell membranes.

The knowledge of SCD enzyme biology also allows Yumanity to define a biomarker that can be used to measure target inhibition. Specifically, because the substrates for SCD are sixteen-carbon, or C16, or eighteen-carbon, or C18, saturated fatty acids, and the products are C16 and C18 monounsaturated fatty acids, Yumanity can therefore monitor drug effects on SCD by measuring the amount, or ratio, of the C16 and C18 precursors and their monounsaturated products. The result of this analysis gives Yumanity the fatty-acid desaturation index, or FA-DI, expressed as a ratio of the amount of monounsaturated C16 or C18 substrates divided by the amount of corresponding saturated fatty acid. The FA-DI gives Yumanity a biomarker that allows it to measure the effects of its compounds on SCD in vitro and in vivo.

Preclinical Studies

Preclinical in vivo pharmacokinetic and pharmacodynamics studies were conducted on YTX-7739 to demonstrate that YTX-7739 achieves sufficient exposure to inhibit the SCD enzyme in the brain, plasma, and other body tissues and biofluids.

As shown below, single dose pharmacokinetic studies in rats demonstrate that YTX-7739 achieves sustained and dose-dependent exposures in both plasma and the brain. As the dose increases, the exposure levels increase. Yumanity has observed similar findings using twice-daily dose schedules, and in both single and repeat dose studies. At lower doses of YTX-7739, consistent dose-proportional exposure was achieved in both the plasma as well as the brain, and YTX-7739 also exhibited good brain penetration. In addition to rats, Yumanity has also performed these studies in other species, including mice, guinea pigs, dogs, and monkeys with similarly successful results.

Single dose pharmacokinetic data for YTX-7739, plasma (left) and brain (right)

In addition, pharmacodynamics studies of YTX-7739 to date have shown that YTX-7739 inhibits SCD enzymatic activity as intended, which can be measured by the target engagement biomarker C16 FA-DI. As the chart below demonstrates, YTX-7739 has achieved clear, exposure-dependent target engagement in both the brain and plasma of monkeys treated for 14 days. As concentrations of YTX-7739 increase in either the brain or plasma, the levels of C16 FA-DI correspondingly decrease. These studies have been conducted across multiple species, with similar relationships between pharmacokinetics and pharmacodynamic responses. Moreover, at drug doses and exposures that produce substantial reductions in C16 FA-DI in the brain, treatment with YTX-7739 appears to be very well tolerated.

YTX-7739 Pharmacodynamics: exposure-dependent target inhibition in brain (left) and plasma (right)

Yumanity has a reliable and quality-controlled manufacturing process for the active pharmaceutical ingredient, or API, of YTX-7739 to support future clinical trials. IND-enabling safety pharmacology and toxicology studies have been completed and YTX-7739 is currently in Phase 1 clinical trials.

Clinical Trials

YTX-7739 is currently in Phase 1 clinical development consisting of a single ascending dose (SAD) study in healthy volunteers, a multiple ascending dose (MAD) study in healthy volunteers, and a Phase 1b study in patients with Parkinson’s disease. The SAD study has completed enrollment and was a randomized, double-blind, placebo-controlled single ascending dose study to investigate the safety, tolerability, and pharmacokinetics of YTX-7739 in healthy volunteers. The SAD study was conducted in three parts. The first part was to investigate the safety, tolerability and pharmacokinetics of increasing doses of YTX-7739 in healthy subjects. The second and third parts were to study the effect of food on the pharmacokinetics of YTX-7739 after administration in a fed state in healthy subjects.

Fifty-six healthy volunteers were dosed in the SAD study. Safety assessments included, but were not limited to, adverse events, serious adverse events, safety laboratory tests, vital signs and electrocardiograms (ECG). In addition, plasma drug levels were collected to assess pharmacokinetic variables and a pharmacodynamic biomarker was also included to explore the potential of YTX-7739 to change plasma levels of fatty acids.

While final results are pending, preliminary data indicate that all adverse events were mild or moderate, of short duration and self-limiting. There were no serious or unexpected adverse events reported.

The most frequently reported adverse event for subjects receiving YTX-7739 was headache, which was observed in 11 subjects. There were no clinically-relevant changes or dose related trends identified in blood chemistry, hematology, urinalysis, vital signs or ECGs. There were dose-linear increases in the maximum serum concentration achieved and the 24-hour area under the concentration-time curve observed at 5 mg, 10 mg, 30 mg and 250 mg dose levels in the fed state, suggesting dose-proportionality of YTX-7739 exposure in the 5 – 250 mg dose range, when administered in a fed state.

The safety and biopharmaceutical profile observed after single oral doses in healthy volunteers supported progression to a multiple ascending dose (MAD) study. Yumanity initiated a Phase 1 MAD study in healthy volunteers in the third quarter of 2020 with results anticipated in the first quarter of 2021. A subsequent Phase 1b trial in patients with Parkinson’s disease will assess the safety, tolerability and pharmacokinetics of YTX-7739 and will explore biomarkers of target engagement as well as potential correlative clinical markers such as neuroimaging measurements to monitor for early effects of YTX-7739. Early results from the Phase 1b trial are expected in the second quarter of 2021 assuming no delays due to the COVID-19 pandemic.

Yumanity’s Second Program

Yumanity’s second program in development, known as YTX-9184, also inhibits SCD and is being investigated as a potential treatment for dementia with Lewy Bodies and may also provide a potential back-up to YTX-7739. YTX-9184 started IND-enabling toxicology and safety pharmacology in the second quarter of 2020. Yumanity plans to continue development for YTX-9184 with the goal of advancing it as its second drug candidate into the clinic in 2021. YTX-9184 is chemically distinct from YTX-7739 and has different properties, but functions by inhibiting the same enzyme, SCD. Pharmacokinetic and pharmacodynamic studies have been completed with YTX-9184, and YTX-9184 exhibits similar dose and exposure dependent effects on the brain and plasma C16 FA-DI across several small and large animal species.

Yumanity’s Potential Third and Fourth Programs

Yumanity is currently performing lead optimization to identify compounds that inhibit the activity of the enzyme that is the target of Yumanity’s potential third program as a potential treatment for ALS and FTLD. The undisclosed target in Yumanity’s potential third program is implicated in the rescue of toxicity created by a gene linked to ALS and FTLD. Yumanity’s potential fourth program is currently in the hit-to-lead stage of identifying small molecule inhibitors for its target enzyme. Inhibition of this target has been correlated with prevention of neurodegeneration associated with alterations in a gene, which has been correlated with increased risk of developing ALS. Both of these potential programs are being progressed through a research collaboration with Merck, and Merck will be responsible for IND-enabling toxicology and safety pharmacology studies, as well as subsequent clinical development and commercialization.

ALS and FTLD Disease Overview

ALS, also referred to as Lou Gehrig’s disease, is a neurodegenerative disease that affects nerve cells in the brain and the spinal cord. In healthy individuals, upper motor neurons in the brain send signals to lower motor neurons in the spinal cord and brainstem, which send signals to muscles, thereby generating body movement. In ALS, both the upper motor neurons and the lower motor neurons degenerate or die, resulting in loss of muscle function with progression to severe impairment of mobility, speech, and communication.

Early symptoms of ALS usually include muscle weakness or stiffness, and over time, all muscles under voluntary control are affected. As ALS progresses, individuals lose their strength and the ability to speak, eat and move. Many sufferers lose the muscular ability to maintain breathing, requiring permanent ventilatory support. Individuals with ALS usually retain their ability to perform higher mental processes such as reasoning, remembering, understanding, and problem solving, so they are entirely aware of their progressive loss of muscle function. Continued deterioration of muscle control leads to respiratory failure and death, with an average survival time of three years. About 20 percent of people with ALS live five years, 10 percent will survive 10 years and 5 percent will live 20 years or longer.

According to the ALS Association, in 2016, between 14,000 and 15,000 Americans had ALS. ALS is most commonly diagnosed between the ages of 55 and 75, and only ten percent of people with ALS will survive for ten years or more. Medical and non-medical costs of ALS, including lost income, range between $256 million and $433 million each year in the United States, with annual costs from ALS exceeding $60,000 per patient.

FTLD is an umbrella term for a group of related syndromes and processes, often also called frontotemporal lobar dementia, frontotemporal degeneration or dementia or Pick’s disease, that impacts the frontal and temporal lobes of the brain. Formally, the process of frontotemporal degeneration results in the condition of frontotemporal dementia. Disease processes cause the degeneration of neurons and shrinking of the frontal and temporal brain regions, which causes progressive alterations in personality, behavior, and language. There are different types of FTLD, which manifest as a frontal or behavioral variant affecting behavior and personality, or as a primary progressive aphasia variant, which results in difficulty communicating due to loss of speech and inability to use and understand language. FTLD patients often exhibit aggressive and compulsive behaviors and have various changes in sexual behaviors.

It is believed that the prevalence of FTLD in the United States is around 60,000 cases. There is a wide range of onset, from 21 to 80 years of age, with most cases occurring between 45 and 64 years of age. Given the younger age of onset as compared to Alzheimer’s disease, FTLD has been cited as the most common form of dementia in people under 60. Annual medical and nonmedical costs of FTLD are estimated at approximately $120,000 per patient, indicating a societal disease impact in the United States alone of over $7 billion annually.

These conditions are generally believed to exist as a spectrum disorder, with “pure” ALS as a neuromuscular disorder at one end of the spectrum, and “pure” FTLD as a dementia-related disorder at the other. Many patients exhibit varying degrees of both types of symptoms on this spectrum.

Limitations of Current Therapies

There is no known cure for ALS. The cause of ALS in 90% or more of cases is unknown. Known as sporadic ALS, genetic and environmental factors may play a role in these cases. In contrast, up to 10% of all ALS cases are of an inherited familial form. A number of genetic mutations have been implicated in familial ALS, most frequently C9orf72 and SOD1. In all cases of ALS, upper and lower motor neurons are lost, causing muscle dysfunction and atrophy. Two drugs have been approved in the United States for the treatment of ALS, riluzole and edaravone. Riluzole has demonstrated a survival benefit and edaravone delayed decline in an assessment of daily functioning.

There are also no known cures for FTLD, nor are there any approved medications for this disease. Patients are sometimes proscribed Riluzole, although its effectiveness in this indication is uncertain. To manage quality of life, antidepressants are prescribed to help with anxiety and obsessive-compulsive behaviors, and anti-psychotics can sometimes help control irrational and risky behavior. Sleep aids are also prescribed to help with insomnia and sleep disturbances.

Yumanity’s Solution

Yumanity is currently optimizing small molecule therapies to potentially slow or halt disease progression in patients suffering with ALS and FTLD. Yumanity has identified two undisclosed targets involved in the neurotoxic cascades which are hallmark toxicities observed in ALS and FTLD. Yumanity is advancing these two undisclosed targets through its collaboration with Merck.

Competition

The biotechnology and pharmaceutical industries, including in the neurodegenerative disease field, are highly competitive and subject to rapid and significant technological change. While Yumanity believes that its discovery engine platform and its employees and consultants, scientific knowledge and development experience provide Yumanity with competitive advantages, Yumanity faces potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical, and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions. Several of these entities have commercial products, robust drug pipelines, readily available capital, and established research and development organizations. Many of Yumanity’s competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than Yumanity does. Mergers and acquisitions in the pharmaceutical, biotechnology, and diagnostic industries may result in even more resources being concentrated among a smaller number of Yumanity’s competitors. These competitors also compete with Yumanity in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Yumanity’s programs. Small or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. The key competitive factors affecting the success of Yumanity’s product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the level of branded and generic competition, and the availability of reimbursement from government and other third-party payors.

Any product candidates that Yumanity successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future, including but not limited to:

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Parkinson’s disease: Currently available therapies for Parkinson’s disease include Levodopa, D2/D3-preferring agonists, monoamine oxidase B inhibitors as monotherapy or in combination, anticholinergics as well as deep brain stimulation devices by Medtronic Inc. and St. Jude Medical Inc., among others. Yumanity is also aware of several large and specialty pharmaceutical and biotechnology companies developing potentially disease modifying therapeutics for Parkinson’s disease, including Denali, Prothena, F. Hoffman-la Roche, Novartis, AbbVie (in partnership with BioArctic AB), Voyager Therapeutics, Prevail Therapeutics, Sage Therapeutics, Sanofi, Neurocrine Biosciences, Eli Lilly, Biogen (in partnership with Ionis and Neurimmune), AstraZeneca, Takeda, IRLAB Therapeutics, Avanir Pharmaceuticals, Lysosomal Therapeutics and Lundbeck, that are in various stages of clinical development.

•	Dementia with Lewy bodies: Currently available therapies to alleviate symptoms in dementia with Lewy bodies include cholinesterase inhibitors, carbidopa/levodopa, memantine, “atypical”

antipsychotics, melatonin, and clonazepam. Yumanity is also aware of several large and specialty pharmaceutical and biotechnology companies and academic institutes developing potentially disease modifying therapeutics for dementia with Lewy bodies, including Lawson Health Research Institute, Sun Pharma Advanced Research Company, Georgetown University, Pfizer, Eisai, Allergan and Novartis, that are in various stages of clinical development.

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ALS: Currently available therapies for ALS include riluzole (Rilutek®) and edaravone (Radicava®). Yumanity is also aware of several large and specialty pharmaceutical and biotechnology companies and academic institutions developing potentially disease modifying therapeutics for ALS, including Denali, Avanir Pharmaceuticals, Amylyx Pharmaceuticals, Biogen (in partnership with Ionis), Neuropore Therapies, Cytokinetics and Mallinckrodt, that are in various stages of clinical development.

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FTLD: There are no currently available therapies indicated for FTLD, however some patients are prescribed riluzole (Rilutek®) and other medications to manage symptoms such as antidepressants, antipsychotics and sleep aids. Yumanity is also aware of several large and specialty pharmaceutical and biotechnology companies developing potentially disease modifying therapeutics for FTLD, including Alector, Bristol-Myers Squibb/Biogen, TauRx Therapeutics and Bayer, that are in various stages of clinical development.

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Alzheimer’s disease: Currently available therapies for Alzheimer’s disease include donepezil (AriceptTM), galantamine (RazadyneTM), memantine (EbixaTM), rivastigmine (Exelon™), suvorexant (Belsomra) and tacrine (CognexTM). Yumanity is also aware of several large and specialty pharmaceutical and biotechnology companies developing potentially disease modifying therapeutics for Alzheimer’s disease, including Axon Neuroscience, AbbVie, Aracion Biotech, AC Immune, Janssen, Alector, AstraZeneca, Allergan, Affiris, Pfizer, Biogen (in partnership with Neurimmune), Eli Lilly, GlaxoSmithKline, Novartis, and F. Hoffman-la Roche (including Genentech, its wholly owned subsidiary), that are in various stages of clinical trials.

Collaboration Agreement with Merck

In June 2020, Yumanity entered into an exclusive license and research collaboration agreement, or the Merck Collaboration Agreement, with Merck to support the research, development and commercialization of products for the treatment of ALS and FTLD.

Pursuant to the Merck Collaboration Agreement, Yumanity granted Merck an exclusive, worldwide license with the right to grant and authorize sublicenses, under certain intellectual property rights related to two certain undisclosed targets in connection with Yumanity’s ALS and FTLD programs to make, have made, use, import, offer to sell and sell compounds and products covered by such intellectual property rights. In the event that the exploitation of such compound or product would infringe during the term of the Merck Collaboration Agreement a claim of an issued patent controlled by Yumanity, Yumanity also granted Merck a non-exclusive, sublicensable, royalty-free license under such issued patent to exploit such compound and product.

Under the terms of the Merck Collaboration Agreement, Yumanity and Merck are each responsible to perform certain research activities in accordance with a mutually agreed upon research plan. Upon the completion of certain stages of the research plan, Merck will elect to either advance or terminate the applicable research program. Following completion of the research program, Merck is responsible for the development and commercialization of the compounds developed pursuant to the research program and any product containing such compounds.

As consideration for the licenses granted to Merck under the Merck Collaboration Agreement, Merck paid Yumanity a one-time upfront payment and also purchased Class C preferred units of Holdings. Under the terms of the Merck Collaboration Agreement, Yumanity is eligible to receive up to $280 million upon achievement of specified research and development milestones, and up to $250 million upon achievement of specified sales-based milestones as well as a tiered, mid-single digit royalty on net sales of licensed products, subject to customary reductions. Merck’s royalty obligations for each licensed product continue on a country-by-country basis until the later of (i) the last-to-expire valid claim of the patent rights in such country or (ii) the tenth anniversary of the first commercial sale of such product in such country.

Unless terminated earlier, the Merck Collaboration Agreement will continue in full force and effect until one or more products has received marketing authorization and, thereafter, until expiration of all royalty obligations under the Merck Collaboration Agreement. Yumanity or Merck may terminate the Merck Collaboration Agreement upon an uncured material breach by the other party or insolvency of the other party. Merck may also terminate the Merck Collaboration Agreement for any reason upon certain notice to Yumanity.

License Agreement with Whitehead Institute

In February 2016, Yumanity entered into a tangible property and exclusive patent license agreement or the Whitehead License Agreement, with the Whitehead Institute which was subsequently amended in April 2016, August 2016 and July 2018. Pursuant to the Whitehead License Agreement, the Whitehead Institute granted Yumanity a worldwide license under certain patent rights to develop, commercialize and sell products and to develop and perform processes covered by such patents for the treatment of any disease in humans other than certain specified treatments for infectious diseases and cancer. The Whitehead Institute also granted Yumanity a non-exclusive, worldwide license to use certain know-how and to use and make certain biological materials.

The patent rights licensed to Yumanity under the Whitehead License Agreement relate to Yumanity’s discovery engine and are directed to compositions and methods for identifying novel disease-modifying therapies for neurodegenerative diseases. Such patent rights include patent rights developed or co-developed by Dr. Lindquist as an employee of Howard Hughes Medical Institute, as well as patents owned or jointly owned by the University of Chicago, the University of Washington, the Massachusetts Institute of Technology, the Curators of the University of Missouri and Pfizer, Inc. Yumanity’s license under such patent rights is exclusive, subject to certain retained rights and certain patent rights previously licensed by the Whitehead Institute. Additionally, Yumanity’s exclusivity with respect to patent rights jointly owned by Pfizer, Inc. only applies to the Whitehead Institute’s right as a joint owner of such patents.

Under the terms of the Whitehead License Agreement, Yumanity must use commercially reasonable efforts to develop licensed products or processes and to introduce such licensed products or processes into the commercial market. Thereafter, Yumanity is required to use commercially reasonable efforts to make such licensed products or processes reasonably available to the public. In addition, in any given year until the first regulatory approval of a licensed product, Yumanity has diligence requirements to achieve a certain development milestone with respect to a licensed product or expend a minimum amount of money for platform development and/or development of licensed products or processes.

As consideration for the licenses granted to Yumanity under the Whitehead License Agreement, Yumanity paid an initial license fee and reimbursed the Whitehead Institute for certain expenses incurred in connection with the patent rights. Holdings also issued 3,000 common units (which, following a 100:1 unit split, currently represent 300,000 units) to the Whitehead Institute and certain persons and entities as directed by the Whitehead Institute in satisfaction of the Whitehead Institute’s policy on equity sharing. Under the terms of the Whitehead License Agreement, Yumanity is also required to pay an annual license maintenance fee which is creditable against royalties on net sales earned during the same calendar year. In addition, Yumanity is obligated to make payments to the Whitehead Institute upon achievement of certain milestones, the amount of which depends on the licensed product and indication, with up to an aggregate of $1.9 million for each of the first two licensed products for the first indication and less for subsequent licensed products and additional indications. Yumanity is also required to pay the Whitehead Institute a low single digit royalty percentage of net sales of licensed products and a low single digit royalty on net sales of products determined to have biological activity or utility by the use of a licensed product or process, or Identified Products. Additionally, Yumanity is required to pay a mid single to low double digit percentage of certain income received from sublicensees and certain partners. Yumanity’s royalty obligation continues on a licensed product-by-licensed product and country-by-country basis for so long as the manufacture, use or sale of such licensed product in such country infringes a valid claim of the patent rights or, with respect to each Identified Product, for ten years after the first sale for consumption by an end user patient of such Identified Product.

Unless terminated earlier, the Whitehead License Agreement will expire upon the expiration or abandonment of all issued patents and filed patent applications within the licensed patent rights, which is currently projected to occur in 2035. The Whitehead Institute may terminate the Whitehead License Agreement upon notice to Yumanity if Yumanity ceases to carry on its business related to the Whitehead License Agreement, if Yumanity fails to make required payments within a certain period time or if Yumanity commits a material breach and fails to cure such breach within a certain period of time. The Whitehead Institute may also terminate the Whitehead License Agreement and/or the licenses granted to Yumanity if Yumanity brings or assists others in bringing a patent challenge against the Whitehead Institute. Yumanity may terminate the Whitehead License Agreement for any reason upon certain notice to the Whitehead Institute.

Intellectual Property

The proprietary nature of, or protection for, Yumanity’s product candidates and methods of manufacture and clinical use are an important part of Yumanity’s strategy to develop and commercialize novel therapies. Yumanity has filed numerous patent applications pertaining to its product candidates and clinical use. Yumanity strives to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to the development of its business by seeking, maintaining and defending Yumanity’s intellectual property, whether developed internally or licensed from third parties. Yumanity also relies on trade secrets, know-how, continuing technological innovation, and potential in-licensing opportunities to develop, strengthen, and maintain its proprietary position in the field of neurodegenerative diseases and protein misfolding. Additionally, Yumanity intends to rely on regulatory protection afforded through data exclusivity and market exclusivity, as well as patent term extensions, where available.

As of September 4, 2020, Yumanity’s patent portfolio as it pertains to certain of its product candidates included:

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Yumanity’s Lead Program – YTX-7739: one pending international patent (PCT) application, one pending U.S. non-provisional patent application, and fourteen pending patent applications outside the U.S., which, if pursued and granted, would be expected to expire in 2038-2039, without taking a potential patent term adjustment or extension into account, with composition of matter claims directed to the YTX-7739 compounds and method claims directed to the treatment of neurological disorders, for example SCD-associated disorders, or inhibiting toxicity in a cell relating to a protein;

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Yumanity’s Second Program – YTX-9184: three pending U.S. non-provisional patent applications, one pending international patent (PCT) application, one pending U.S. provisional patent application, and nineteen pending patent applications outside the U.S., which, if pursued and granted in the U.S., would be expected to expire in 2037-2040, without taking a potential patent term adjustment or extension into account, with composition of matter claims directed to YTX-9184 and method claims directed to the treatment of neurological disorders, for example SCD-associated disorders, or inhibiting toxicity in a cell relating to a protein;

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Yumanity’s Potential Third Program: five pending U.S. provisional patent applications, which, if pursued and granted in the U.S., would be expected to expire in 2041, without taking a potential patent term adjustment or extension into account, with composition of matter and claims directed to compounds and method claims directed to the treatment of neurological disorders using inhibitors of Yumanity’s undisclosed target.

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Yumanity’s Potential Fourth Program: four pending U.S. provisional patent applications, which, if pursued and granted in the U.S., would be expected to expire in 2041, without taking a potential patent term adjustment or extension into account, with composition of matter claims directed to compounds and methods claims directed to the treatment of neurological disorders using inhibitors of Yumanity’s undisclosed target.

In addition, Yumanity has in-licensed an estate of patents and patent applications relating to Yumanity’s discovery engine from the Whitehead Institute which is directed to compositions and methods for identifying novel disease-modifying therapies for neurodegenerative diseases such as Alzheimer’s disease, Parkinson’s disease and ALS. For example, this estate includes granted and pending claims to a number of yeast models of protein misfolding and methods of use thereof. As of September 4, 2020, this estate includes twenty-two granted U.S. patents, projected to expire between 2022-2035; three pending U.S. patent applications, which if granted in the U.S., would be expected to expire between 2034-2038, without taking a potential patent term adjustment or extension into account; thirty-three granted foreign patents, projected to expire between 2022-2035; and fourteen pending foreign patent applications, which if granted, would be expected to expire between 2034-2038. Yumanity does not control the prosecution and maintenance of all of its in-licensed patents and patent applications, and Yumanity’s rights to enforce the patents are limited in certain ways. For additional detail regarding the risks associated with Yumanity’s license agreements, see “Risk Factors—Risks Related to Yumanity’s Intellectual Property.”

The term of individual patents may vary based on the countries in which they are obtained. Generally, patents issued for applications filed in the United States are effective for 20 years from the earliest effective non-provisional filing date in the absence, for example, of a terminal disclaimer shortening the term of the patent or patent term adjustment increasing the term of the patent. In addition, in certain instances, a patent term can be extended to recapture a portion of the term effectively lost as a result of FDA regulatory review periods. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date.

In addition to patents and patent applications that Yumanity owns and license, Yumanity relies on trade secrets and know-how to develop and maintain its competitive position. However, trade secrets can be difficult to protect. Yumanity seeks to protect its proprietary technology and processes, and obtain and maintain ownership of certain technologies, in part, through confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors, and commercial partners.

Yumanity’s future commercial success depends, in part, on Yumanity’s ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to Yumanity’s business; defend and enforce Yumanity’s patents; preserve the confidentiality of Yumanity’s trade secrets; and operate without infringing valid enforceable patents and proprietary rights of third parties. Yumanity’s ability to stop third parties from making, using, selling, offering to sell, or importing its products may depend on the extent to which Yumanity has rights under valid and enforceable patents or trade secrets that cover these activities. With respect to Yumanity’s intellectual property, Yumanity cannot be sure that patents will issue from any of the pending patent applications to which Yumanity owns or that Yumanity may file in the future, nor can Yumanity be sure that any patents that may be issued in the future to Yumanity will be commercially useful in protecting Yumanity’s product candidates and methods of using or manufacturing the same. Moreover, Yumanity may be unable to obtain patent protection for certain aspects of its product candidates generally, as well as with respect to certain indications. See the section titled “Risk Factors—Risks Related to Yumanity’s Intellectual Property” for a more comprehensive description of risks related to Yumanity’s intellectual property.

Manufacturing

Yumanity does not have any manufacturing facilities or personnel. Yumanity currently relies, and expects to continue to rely, on third parties for the manufacturing of its product candidates for preclinical and clinical testing, as well as for commercial manufacturing if Yumanity’s product candidates receive marketing approval.

Currently, all of Yumanity’s product candidates are small molecules and are manufactured in reliable and reproducible synthetic processes from readily available starting materials. The chemistry does not require unusual equipment in the manufacturing process. Yumanity expects to continue to develop product candidates that can be produced at contract manufacturing facilities.

Commercialization

Yumanity intends to develop and, if approved by the FDA, to commercialize its product candidates alone or in collaboration with others. Yumanity may work in combination with one or more large pharmaceutical partners for certain indications, where specialist capabilities are needed. For specialized indications, Yumanity intends to commercialize its product candidates independently. For example, Yumanity believes the patient and prescriber populations for Parkinson’s disease are relatively concentrated and can be addressed with a focused sales team. Yumanity also does not believe any existing pharmaceutical companies have significant expertise in the commercialization of disease-modifying therapies for neurodegenerative diseases. Yumanity will, however, continuously review its partnering strategy in the light of new clinical data and market understanding. Yumanity may enter into distribution or licensing arrangements for commercialization rights for other regions outside the United States.

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug products. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific to each regulatory authority, submitted for review and approved by the regulatory authority.

U.S. Drug Development

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Additionally, a manufacturer may need to recall a product from the market. Any agency or judicial enforcement action could have a material adverse effect on Yumanity.

Yumanity’s product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

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completion of extensive nonclinical laboratory tests, animal studies and formulation studies in accordance with applicable regulations, including the FDA’s Good Laboratory Practice, or GLP, regulations;

•	submission to the FDA of an IND application, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board, or IRB, or ethics committee at each clinical trial site before each study may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND and other clinical trial-related regulations, referred to as Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for each proposed indication;

•	submission to the FDA of an NDA for a new drug;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the NDA for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the nonclinical study and/or clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

The nonclinical and clinical testing and approval process requires substantial time, effort and financial resources, and Yumanity cannot be certain that any approvals for Yumanity’s product candidates will be granted on a timely basis, if at all.

The data required to support an NDA are generated in two distinct development stages: nonclinical and clinical. For new chemical entities, the nonclinical development stage generally involves synthesizing the active component, developing the formulation and determining the manufacturing process, as well as carrying out non-human toxicology, pharmacology and drug metabolism studies in the laboratory, which support subsequent clinical testing. These nonclinical tests include laboratory evaluation of product chemistry, formulation, stability and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product. The conduct of the nonclinical tests must comply with federal regulations, including GLPs. The sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational drug product to humans. Some nonclinical testing may continue even after the IND is submitted, but an IND must become effective before human clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials, including concerns that human research subjects will be exposed to unreasonable health risks, and places the IND on clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. Accordingly, Yumanity cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that could cause the study to be suspended or terminated.

The clinical stage of development involves the administration of the drug candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completion. There are also requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.

As part of the 21st Century Cures Act, or the Cures Act, which was signed into law on December 13, 2016, upon request, the FDA is to establish a process for the qualification of drug development tools. A drug development tool includes a biomarker including a surrogate endpoint, a clinical outcome assessment including a patient-reported outcome, and any other method, material or measure that the FDA determines aids drug development and regulatory review. A drug development tool is qualified if the FDA has determined that the tool and its proposed context of use can be relied upon to have a specific interpretation and application in drug development and regulatory review. A qualified drug development tool may be used to support the investigational use of a drug or support or obtain NDA approval.

A sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA so long as the clinical trial is conducted in compliance with GCP and the FDA is able to validate the data through an onsite inspection if the agency deems it necessary.

Clinical Trials

Clinical trials are generally conducted in three sequential phases that may overlap, known as Phase 1, Phase 2 and Phase 3 clinical trials.

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Phase 1 clinical trials generally involve a small number of healthy volunteers who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the drug.

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Phase 2 clinical trials typically involve studies in disease-affected patients to determine the dose required to produce the desired benefits and provide a preliminary evaluation of efficacy. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, as well as identification of possible adverse effects and safety risks.

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Phase 3 clinical trials generally involve large numbers of patients at multiple sites (from several hundred to several thousand subjects) and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for physician labeling. Phase 3 clinical trials may include comparisons with placebo and/or comparator treatments.

Post-approval studies, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators within 15 calendar days for serious and unexpected suspected adverse events, finding from other studies or animal or in vitro testing that suggests a significant risk for human subjects, and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Additionally, a sponsor must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study.

Pursuant to the Cures Act, the manufacturer of an investigational drug for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational drug. This requirement applies on the earlier of the first initiation of a Phase 2 or Phase 3 study of the investigational drug, or as applicable, 15 days after the drug receives a designation as a breakthrough therapy, fast track product, or regenerative advanced therapy.

Concurrently with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

NDA and FDA Review Process

The results of the nonclinical studies and clinical trials, together with other detailed information, including extensive manufacturing information and information on the composition of the drug and proposed labeling, are submitted to the FDA in the form of an NDA requesting approval to market the drug for one or more specified indications. The FDA reviews an NDA to determine, among other things, whether a drug is safe and effective for its intended use and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality, and purity. FDA approval of an NDA must be obtained before a drug may be offered for sale in the United States.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers.

Under the Prescription Drug User Fee Act, or PDUFA, as amended, each NDA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. According to the FDA’s fee schedule, effective from October 1, 2020 through September 30, 2021, the user fee for an application requiring clinical data, such as an NDA, is $2,875,842. PDUFA also imposes an annual prescription drug product program fee for human drugs ($336,432). Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under PDUFA, for drugs that contain a new chemical entity, or NCE, the FDA has 10 months from the filing date in which to complete its initial review of a standard NDA and respond to the applicant, and six months from the filing date for a priority NDA. For drugs that do not contain an NCE, these 10 and six month review timeframes are from the receipt date of an NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often significantly extended by FDA requests for additional information or clarification.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. In addition, before approving an NDA, the FDA may also audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. The FDA will likely re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. The review and evaluation of an NDA by the FDA is extensive and time consuming and may take longer than originally planned to complete, and Yumanity may not receive a timely approval, if at all.

After the FDA evaluates an NDA, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data and/or an additional pivotal Phase 3 clinical trial(s), and/or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may resubmit the NDA addressing all of the deficiencies identified in the letter, withdraw the application, or request an opportunity for a hearing. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than Yumanity interprets the same data.

There is no assurance that the FDA will ultimately approve a drug product for marketing in the United States and Yumanity may encounter significant difficulties or costs during the review process. If a product receives marketing approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings, or precautions be included in the product labeling or may condition the approval of the NDA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing or clinical trials and surveillance to monitor the effects of the approved product. For example, the FDA may require Phase 4 testing which involves clinical trials designed to further assess a drug’s safety and efficacy and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. The FDA also may place other conditions on approvals including the requirement for a risk evaluation and mitigation strategy, or REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory requirements or if problems occur following initial marketing.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United

States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of Yumanity’s products for seven years if a competitor obtains approval before Yumanity does for the same product, as defined by the FDA, for the same indication Yumanity is seeking approval, or if Yumanity’s product is determined to be contained within the scope of the competitor’s product for the same indication or disease. If one of Yumanity’s products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug may request the FDA to designate the drug as a Fast Track product at any time during the clinical development of the product. Unique to a Fast Track product, the FDA may review sections of the marketing application on a rolling basis before the complete NDA is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application.

Any product submitted to the FDA for marketing, including under the Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or offers a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review.

Additionally, a drug may be eligible for designation as a breakthrough therapy if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The benefits of breakthrough therapy designation include the same benefits as fast track designation, plus intensive guidance from FDA to ensure an efficient drug development program. Fast Track designation, priority review, and breakthrough designation do not change the standards for approval but may expedite the development or approval process.

Pediatric Trials

The FDCA requires that a sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase 2 meeting or as may be agreed between the sponsor and the FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from nonclinical studies, early phase clinical trials and/or other clinical development programs.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting to the FDA of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the applicant to develop additional data or conduct additional nonclinical studies and clinical trials. As with new NDAs, the review process is often significantly extended by FDA’s requests for additional information or clarification. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act, or the PDMA, a part of the FDCA.

In the United States, once a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in specific facilities and in accordance with cGMP. Yumanity relies, and expects to continue to rely, on third parties for the production of clinical and commercial quantities of its products in accordance with cGMP regulations. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These manufacturers must comply with cGMP regulations that require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including, among other things, recall or withdrawal of the product from the market.

Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of Yumanity’s products under development. Changes in statutes, regulations, or the interpretation of existing regulations could impact Yumanity’s business in the future by requiring, for example: (i) changes to Yumanity’s manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of Yumanity’s products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Yumanity’s business.

Orange Book Listing

Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A Section 505(b)(2) NDA is an application in which the applicant, in part, relies on investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an Abbreviated New Drug Application, or ANDA. An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product. Limited changes must be preapproved by the FDA via a suitability petition. ANDAs are termed “abbreviated” because they are generally not required to include nonclinical and clinical data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo, or other testing. The generic version must deliver the same amount of active ingredients into a subject’s bloodstream in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug.

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents having claims that cover the applicant’s product and method of use. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the Orange Book. These products may be cited by potential competitors in support of approval of an ANDA or 505(b)(2) NDA.

Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must make patent certifications to the FDA that (1) no patent information on the drug or method of use that is the subject of the application has been submitted to the FDA; (2) the patent has expired; (3) the date on which the patent has expired and approval will not be sought until after the patent expiration; or (4) the patent is invalid or will not be infringed upon by the manufacture, use, or sale of the drug product for which the application is submitted. The last certification is known as a paragraph IV certification. Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through a paragraph IV certification or if the applicant is not seeking approval of a patented method of use. If the applicant does not challenge the listed patents or does not indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired.

If the competitor has provided a paragraph IV certification to the FDA, the competitor must also send notice of the paragraph IV certification to the holder of the NDA for the reference listed drug and the patent owner within 20 days after the application has been accepted for filing by the FDA. The NDA holder or patent owner may then initiate a patent infringement lawsuit in response to the notice of the paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a paragraph IV certification notice prevents the FDA from approving the ANDA or 505(b)(2) application until the earlier of 30 months from the date of the lawsuit, expiration of the patent, settlement of the lawsuit, a decision in the infringement case that is favorable to the applicant or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay.

In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owners regularly take action to trigger the 30-month stay, recognizing that the related patent litigation may take many months or years to resolve. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation.

U.S. Marketing Exclusivity

Marketing exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for an NCE. A drug is an NCE if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the active agent for the original indication or condition of use. Three-year and five-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the nonclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and efficacy. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

U.S. Patent-Term Extension

Depending upon the timing, duration and specifics of FDA approval of Yumanity’s current product candidates or any future product candidate, some of Yumanity’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch Waxman Act. The Hatch Waxman Act permits extension of the patent term of up to five years as compensation for patent term lost during FDA regulatory review process. Patent term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term extension period is generally one half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension (and only those patent claims covering the approved drug, a method for using it or a method for manufacturing it may be extended), and the application for the extension must be submitted prior to the expiration of the patent. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension. In the future, Yumanity may apply for extension of a patent term for its currently owned patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA. However, there can be no assurance that the USPTO will grant Yumanity any requested patent term extension, either for the length Yumanity requests or at all.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, ACA, enacted in the United States in March 2010, has already had, and is expected to continue to have, a significant impact on the healthcare industry. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% in 2019 pursuant to subsequent legislation) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Since its enactment there have been judicial, administrative, executive, and Congressional challenges to certain aspects of the ACA, as well as recent efforts by the current administration to repeal or replace certain aspects of the ACA. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court, and since January 2017, President Trump has signed various Executive Orders and other directives which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Additionally, Congress has introduced several pieces of legislation aimed at significantly repealing or repealing and replacing all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, delaying the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. It unclear whether the ACA will be overturned, repealed, replaced, or further amended.

More recently, in December 2018, the Centers for Medicare and Medicaid Services, or CMS, published a final rule permitting further collections and payments to and from certain ACA-qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Since then, the ACA risk adjustment program payment parameters have been updated annually. In addition, CMS published a final rule that would give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, on August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. Specifically, the Joint Select Committee on Deficit Reduction was created to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013 and which, due to subsequent legislative amendments will stay in effect through 2030 unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, the 2% Medicare sequester reductions have been suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. Additionally, on January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA. The ATRA, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the current administration previously released a ‘‘Blueprint’’ to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. On July 24, 2020, President Trump signed four Executive Orders aimed at lowering drug prices. The Executive Orders direct the Secretary of HHS to: (1) eliminate protection under an Anti-Kickback Statute safe harbor for certain retrospective price reductions provided by drug manufacturers to sponsors of Medicare Part D plans or pharmacy benefit managers that are not applied at the point-of-sale; (2) allow the importation of certain drugs from other countries through individual waivers, permit the re-importation of insulin products, and prioritize finalization of FDA’s December 2019 proposed rule to permit the importation of drugs from Canada; (3) ensure that payment by the Medicare program for certain Medicare Part B drugs is not higher than the payment by other comparable countries (depending on whether pharmaceutical manufacturers agree to other measures); and (4) allow certain low-income individuals receiving insulin and epinephrine purchased by a Federally Qualified Health Center, or FQHC, as part of the 340B drug program to purchase those drugs at the discounted price paid by the FQHC. On August 6, 2020, President Trump signed an additional Executive Order directing U.S. government agencies to encourage the domestic procurement of Essential Medicines, Medical Countermeasures, and Critical Inputs, which include among other things, active pharmaceutical ingredients and drugs intended for use in the diagnosis, cure, mitigation, treatment, or prevention of COVID-19. FDA must release a full list of Essential Medicines, Medical Countermeasures, and Critical Inputs affected by this Order by November 5, 2020. Although a number of these, and other proposed measures will require authorization through additional legislation to become effective, Congress and the current administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Additionally, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Other U.S. Healthcare Laws and Compliance Requirements

Manufacturing, sales, promotion, and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, CMS, other divisions of HHS including the Office of the Inspector General, the U.S. Department of Justice, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local regulatory authorities. For example, sales, marketing and scientific/educational grant programs may have to comply with state and federal fraud and abuse laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and similar state laws, each as amended.

The federal Anti-Kickback Statute, makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the referral of an individual, or the purchase, lease, order, or recommendation of any good, facility, item, or service (including the purchase, order, or prescription of a particular drug), for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. “Remuneration” has been interpreted broadly to include anything of value. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, the ACA, among other things, amended the intent requirement of the federal Anti-Kickback Statute. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. Further, courts have found that if “one purpose” of renumeration is to induce referrals, the federal Anti-Kickback statute is violated. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities.

Although Yumanity would not submit claims directly to payors, drug manufacturers can be held liable under the federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, which prohibit, among other things, anyone from knowingly presenting, or causing to be presented, for payment to or approval by federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services, knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. The government may deem manufacturers to have “caused” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, Yumanity’s activities relating to the reporting of wholesaler or estimated retail prices for its products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for Yumanity’s products, and the sale and marketing of its products, are subject to scrutiny under this law. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the federal False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that Yumanity were, or convict Yumanity of, violating these false claims laws, Yumanity could be subject to a substantial fine and may suffer a decline in its stock price. In addition, private individuals have the ability to bring actions under the federal False Claims Act and certain states have enacted laws modeled after the federal False Claims Act.

HIPAA created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, to the extent that any of Yumanity’s product candidates, if approved, are sold in a foreign country, Yumanity may be subject to similar foreign laws.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information on certain healthcare providers, healthcare clearinghouses, and health plans, known as covered entities, as well as independent contractors, or agents of covered entities that create, receive or obtain individually identifiable health information in connection with providing a service on behalf of a covered entity, known as a business associates. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities and business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and criminal penalties.

Other regulations may affect other aspects of Yumanity’s business. For example, pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws. There has also been a recent trend of increased federal and state regulation of payments made to physicians. Certain states mandate implementation of compliance programs, impose restrictions on drug manufacturers’ marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians. For example, the federal Physician Payment Sunshine Act, or Sunshine Act, created under the ACA, requires manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to HHS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and transfers of value provided, as well as ownership and investment interests held, during the previous year to certain other healthcare professionals, including physician assistants and nurse practitioners. As noted, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. If Yumanity’s operations are found to be in violation of any of such laws or any other governmental regulations that apply to Yumanity, Yumanity may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of Yumanity’s operations, exclusion from participation in federal and state healthcare programs and individual imprisonment, any of which could adversely affect Yumanity’s ability to operate its business and its financial results. Any action against Yumanity for violation of these laws, even if Yumanity successfully defend against it, could cause Yumanity to incur significant legal expenses and divert its management’s attention from the operation of its business.

Coverage and Reimbursement

Sales of Yumanity’s drugs will depend, in part, on the extent to which Yumanity’s drugs will be covered by third-party payors, such as government health programs, commercial insurance, and managed healthcare organizations. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we may obtain regulatory approval. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance. Third-party payors decide which drugs they will pay for and establish reimbursement levels. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS. CMS decides whether and to what extent our products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

We cannot be sure that reimbursement will be available for any product that we commercialize and, if coverage and reimbursement are available, we cannot be sure that the level of reimbursement will be adequate. Coverage may also be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Limited coverage and less than adequate reimbursement may reduce the demand for, or the price of, any product for which we obtain regulatory approval.

These third-party payors are increasingly reducing reimbursements for medical drugs and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit Yumanity’s net revenue and results. Decreases in third-party reimbursement for Yumanity’s drug candidates, if approved, or a decision by a third-party payor to not cover Yumanity’s drug candidates could reduce physician usage of such drugs and have a material adverse effect on Yumanity’s sales, results of operations and financial condition.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for drugs for which Yumanity obtains marketing approval. However, any negotiated prices for Yumanity’s drugs covered by a Part D prescription drug plan will likely be lower than the prices Yumanity might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal drugs for which their national health insurance systems provide reimbursement and to control the prices of medicinal drugs for human use. A member state may approve a specific price for the medicinal drug or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal drug on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical drugs will allow favorable reimbursement and pricing arrangements for any of Yumanity’s drugs. Historically, drugs launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

European Union Drug Development

In the European Union, Yumanity’s product candidates may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of nonclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the European Union clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the European Union Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the European Union Member States where the study is to be conducted by two distinct bodies: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

In April 2014, the European Union adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current EU Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System, or CTIS, the centralized European Union portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation with a three-year transition period. It will overhaul the current system of approvals for clinical trials in the European Union. Specifically, the new regulation, which will be directly applicable in all member states, aims at simplifying and streamlining the approval of clinical trials in the European Union. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure via a single point and strictly defined deadlines for the assessment of clinical trial applications.

European Union Drug Review and Approval

In the European Economic Area, or EEA, comprising the 27 Member States of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. There are two types of marketing authorizations: The Community MA is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the European Medicines Agency, or EMA, and is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as human medicines derived from biotechnology processes or advanced therapy medicinal products (such as gene therapy, somatic cell therapy and tissue engineered products), products that contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune diseases and other immune dysfunctions, viral diseases, and officially designated orphan medicines. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member State through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics, or SPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Member States Concerned).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

European Union New Chemical Entity Exclusivity

In the European Union, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. The data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are determined to bring a significant clinical benefit in comparison with currently approved therapies.

European Union Orphan Designation and Exclusivity

In the European Union, the European Commission, based on the recommendation of the EMA’s Committee for Orphan Medicinal Products, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union (or where it is unlikely that the development of the medicine would generate sufficient return to justify the investment) and for which no satisfactory method of diagnosis, prevention or treatment has been authorized (or, if a method exists, the product would be a significant benefit to those affected).

In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following medicinal product approval. This period is extended by two years for compliance with an agreed upon pediatric investigation plan granted at the time of review of the orphan drug designation. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time, if (i) the holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application, (ii) the holder of the marketing authorization for the original orphan medicinal product cannot supply sufficient quantities of the orphan medicinal product, or (iii) the second applicant can establish that the second medicinal product, although similar, is safer, more effective or otherwise clinically superior to the authorized orphan medicinal product. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Brexit and the Regulatory Framework in the United Kingdom

In June 2016, the electorate in the United Kingdom voted in favor of leaving the European Union (commonly referred to as “Brexit”). Thereafter, in March 2017, the country formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The United Kingdom formally left the European Union on January 31, 2020. A transition period began on February 1, 2020, during which European Union pharmaceutical law remains applicable to the United Kingdom. This transition period is due to end on December 31, 2020. Since the regulatory framework for pharmaceutical products in the United Kingdom covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from European Union directives and regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom. It remains to be seen how, if at all, Brexit will impact regulatory requirements for product candidates and products in the United Kingdom.

European Union Data Collection

The collection and use of personal health data in the European Economic Area (EEA) is governed by the EU General Data Protection Regulation 2016/679, or GDPR, which went into effect on May 25, 2018 and superseded the Data Protection Directive. The GDPR applies to any company established in the EEA and to companies established outside the EEA that provides goods or services to residents in the EEA. This would include companies that process personal data in connection with the offering of goods or services to data subjects in the EU or the monitoring of the behavior of data subjects in the EU. The GDPR enhances data protection obligations for data controllers of personal data (including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements), creates direct obligations on service providers acting as data processors, and imposes special protections for “sensitive information,” which includes health and genetic information of data subjects residing in the EU. The GDPR grants individuals the opportunity to object to the processing of their personal information, and allows them to request deletion of personal information in certain circumstances. Additionally, the GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the U.S. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA Member States may result in fines of up to 20 million Euros or 4% of a company’s global annual revenues for the preceding financial year, whichever is higher. Moreover, the GDPR grants data subjects the right to claim material and non-material damages resulting from infringement of the GDPR. Given the breadth and depth of changes in data protection obligations, maintaining compliance with the GDPR will require significant time, resources and expense, and Yumanity may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect Yumanity’s business, financial condition, results of operations and prospects. Further, the United Kingdom’s decision to leave the European Union has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated now that the United Kingdom has left the European Union.

Rest of the World Regulation

For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If Yumanity fails to comply with applicable foreign regulatory requirements, Yumanity may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

As of September 1, 2020, Yumanity employed 41 full-time employees, including 30 in research, 2 in clinical development and 9 in general and administrative, and 3 part-time employees. Twenty of Yumanity’s full-time employees hold M.D. or Ph.D. degrees. Yumanity is highly dependent on its management and scientific and medical personnel, and it is crucial that it continues to attract and retain valuable employees. To facilitate attraction and retention, Yumanity strives to make Yumanity a diverse, inclusive and safe workplace, with opportunities for its employees to grow and develop in their careers, supported by strong compensation and benefits programs. Yumanity has never had a work stoppage, and none of its employees is represented by a labor organization or under any collective-bargaining arrangements. Yumanity considers its relationship with its employees to be good.

Facilities

Yumanity currently has one location in Boston, Massachusetts. Yumanity licenses approximately 27,000 square feet of office and laboratory space from Smart Labs located at 40 Guest Street, Suite 4410, Boston, Massachusetts. Yumanity’s lease on its corporate headquarters expires in April 2023. Yumanity believes its facilities are adequate for its current needs and that it will be able to find suitable additional substitute space when needed.

Legal Proceedings

Between October 14 and October 28, 2020, one putative class action lawsuit (captioned Aniello v. Proteostasis Therapeutics, Inc., et al., No. 1:20-cv-08578 (S.D.N.Y. filed Oct. 14, 2020)), and one individual lawsuit (captioned Donolo v. Proteostasis Therapeutics, Inc. et al, 1:20-cv-01400 (D. Del. filed Oct. 16, 2020) were filed in federal court by alleged Proteostasis stockholders challenging the Merger. The two complaints name Proteostasis, Proteostasis’s board of directors, and Yumanity as defendants. The complaints assert violations of Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder against Proteostasis and the individual defendants, and assert violations of Section 20(a) of the Exchange Act against the individual defendants. The Donolo complaint asserts an additional claim for violation of Section 20(a) of the Exchange Act against Yumanity. The Aniello complaint asserts additional claims for breach of fiduciary duty against the individual defendants and aiding and abetting breach of fiduciary duty against Proteostasis and Yumanity. The plaintiffs contend that the Registration Statement on Form S-4, filed with the SEC on September 23, 2020 omitted or misrepresented material information regarding the Merger. The complaints seek injunctive relief, rescission, or rescissory damages, dissemination of a registration statement that discloses certain information requested by the plaintiff, and an award of plaintiffs’ costs, including attorneys’ fees and expenses. Yumanity is not currently party to any other material litigation in any court.

YUMANITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Yumanity’s financial condition and results of operations together with Yumanity’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus/information statement. In addition to historical information this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Yumanity’s actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors — Risks Related to Yumanity” appearing elsewhere in this proxy statement/prospectus/information statement.

Overview

Yumanity is a clinical stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases. Neurodegenerative diseases cause a progressive loss of structure and function in the brain, leaving patients with devastating damage to their nervous system and widespread functional impairment. Although treatments may help relieve some of the physical or mental symptoms associated with neurodegenerative diseases, few of the currently available therapies slow or stop the continued loss of neurons, resulting in a critical unmet need. Yumanity is specifically focused on developing novel disease-modifying therapies to treat devastating conditions, either with large or orphan disease markets, including Parkinson’s disease, dementia with Lewy bodies, multiple system atrophy (“MSA”), amyotrophic lateral sclerosis (“ALS” (also known as Lou Gehrig’s disease)), frontotemporal lobar degeneration (“FTLD”), and Alzheimer’s disease.

Yumanity’s goal is to advance one new program into the clinic every year. Yumanity’s lead program, YTX-7739, is now in Phase 1 clinical trials for the potential treatment and disease modification of Parkinson’s disease. YTX-7739 targets an enzyme known as stearoyl-CoA desaturase (“SCD”). Inhibition of SCD in multiple cellular systems, including patient-derived neurons, as well as in a novel mouse model of Parkinson’s disease, has been demonstrated to reverse the toxicity of misfolded alpha-synuclein (“α-synuclein”), a protein strongly associated with Parkinson’s disease. Yumanity recently completed enrollment of a Phase 1 single ascending dose (“SAD”) study of YTX-7739 in healthy volunteers, which evaluated a broad range of doses of YTX-7739. Yumanity initiated a multiple ascending dose (“MAD”) study in healthy volunteers in the third quarter of 2020 with results anticipated in the first quarter of 2021. A Phase 1b clinical study of YTX-7739 in patients with Parkinson’s disease is planned as a continuation of the MAD study. The Phase 1b study will assess safety, tolerability and pharmacokinetics of YTX-7739 as well as proof of biology by exploring biomarkers of target engagement and potential correlative clinical parameters such as neuroimaging measurements to monitor for early effects of YTX-7739. Early results from the Phase 1b trial are anticipated in the second quarter of 2021. Yumanity’s second program, YTX-9184, also inhibits SCD but is chemically distinct from YTX-7739. Investigational new drug (“IND”) enabling safety pharmacology and toxicological studies for YTX-9184 were initiated in the second quarter of 2020. Yumanity anticipates commencing the first in human studies of YTX-9184 in 2021, and intends to develop YTX-9184 for the potential treatment of dementia with Lewy bodies, which is another devasting neurodegenerative disease characterized by the abnormal accumulation of aggregates of α-synuclein.

At the center of Yumanity’s scientific foundation is its drug discovery engine, which is based on technology licensed from the Whitehead Institute. This core technology, combined with investments and advancements by Yumanity, is designed to enable rapid screening to identify drugs with the potential to modify disease by overcoming toxicity in disease-causing gene networks. Toxicity in many neurodegenerative diseases results from an aberrant accumulation of misfolded proteins in the brain. Yumanity leverages its proprietary discovery engine to identify and screen novel drug targets and drug molecules for their ability to protect nerve cells from toxicity arising from misfolded proteins. To date, Yumanity has identified over one dozen targets, most of which have not previously been linked to neurodegenerative diseases. Yumanity believes this discovery platform will allow it to replenish its pipeline as programs graduate towards the clinic.

Yumanity has incurred significant operating losses since inception. Yumanity’s ability to generate product revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of one or more of Yumanity’s current or future product candidates. Yumanity’s net losses were $23.6 million and $31.2 million for the years ended December 31, 2018 and 2019, respectively, and $14.4 million for the six months ended June 30, 2020. As of June 30, 2020, Yumanity had an accumulated members’ deficit of $104.8 million. Yumanity expects to continue to incur significant expenses and increasing operating losses for at least the next several years. Yumanity expects that its expenses and capital requirements will increase substantially in connection with its ongoing activities particularly if and as Yumanity:

•	successfully completes preclinical and clinical development of its product candidates;

•	identifies, assesses or develops new product candidates from its discovery engine platform;

•

develops a sustainable and scalable manufacturing process for its product candidates, as well as establishes and maintains commercially viable supply relationships with third parties that can provide adequate products and services to support clinical activities and commercial demand for its product candidates;

•	negotiates favorable terms in any collaboration, licensing, or other arrangements into which it may enter;

•	obtains regulatory approvals for product candidates for which it successfully completes clinical development;

•

launches and successfully commercializes product candidates for which it obtains regulatory approval, either by establishing a sales, marketing, and distribution infrastructure or collaborating with a partner;

•	negotiates and maintains an adequate price for its product candidates, both in the United States and in foreign countries where its products are commercialized;

•	obtains market acceptance of its product candidates as viable treatment options;

•	builds out new facilities or expands existing facilities to support its ongoing development activity;

•	addresses any competing technological and market developments;

•	maintains, protects, expands, and enforces its portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

•	attracts, hires and retains qualified personnel.

Yumanity will not generate revenue from product sales unless and until Yumanity successfully completes clinical development and obtains regulatory approval for its product candidates. If Yumanity obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, Yumanity expects to incur significant expenses related to developing Yumanity’s internal commercialization capability to support product sales, marketing, manufacturing and distribution activities. Further, in the event that the Merger, as described below, occurs, Yumanity expects to incur additional costs associated with operating as a public company.

As a result, Yumanity will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as Yumanity can generate significant revenue from product sales or additional licensing agreements, Yumanity expects to finance its operations through the sale of equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. Yumanity may be unable to raise additional funds or enter into other agreements or arrangements when needed on favorable terms, or at all. If Yumanity fails to raise capital or enter into such agreements as, and when, needed, Yumanity could have to significantly delay, reduce or eliminate development and commercialization of one or more of its product candidates or delay its pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, Yumanity is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if Yumanity is able to generate product sales, Yumanity may not become profitable. If Yumanity fails to become profitable or is unable to sustain profitability on a continuing basis, then Yumanity may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

Yumanity expects that its existing cash and cash equivalents, including the $15.0 million upfront payment it received from its collaboration partner Merck in July 2020 will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021. Yumanity has based this estimate on assumptions that may prove to be wrong, and Yumanity could exhaust its available capital resources sooner than it expects. See “—Liquidity and Capital Resources.” Beyond that point, Yumanity will need to raise additional capital to finance its operations, which cannot be assured. Yumanity has concluded that this circumstance raises substantial doubt about its ability to continue as a going concern within one year after September 23, 2020, the issuance date of its annual consolidated financial statements for the year ended December 31, 2019 and its unaudited consolidated financial statements for the six months ended June 30, 2020. See Notes 1 of Yumanity’s audited consolidated financial statements and unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement for additional information on its assessment.

Similarly, in its report on Yumanity’s consolidated financial statements for the year ended December 31, 2019, Yumanity’s independent registered public accounting firm included an explanatory paragraph stating that Yumanity’s recurring losses from operations and required additional funding to finance Yumanity’s operations raise substantial doubt about its ability to continue as a going concern.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and to date, the COVID-19 pandemic continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic will directly or indirectly impact Yumanity’s business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict. While Yumanity continues to conduct its research and development activities, the COVID-19 pandemic may cause disruptions that affect Yumanity’s ability to initiate and complete preclinical studies and clinical trials or to procure items that are essential for Yumanity’s research and development activities. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact Yumanity’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on Yumanity’s business and operations. To date, Yumanity has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic.

Yumanity plans to continue to closely monitor the ongoing impact of the COVID-19 pandemic on its employees and its business operations. In an effort to provide a safe work environment for Yumanity employees, Yumanity has, among other things, implemented measures to enable remote work whenever possible. Yumanity expects to continue to take actions as may be required or recommended by government authorities or as Yumanity determines are in the best interests of its employees and other business partners in light of the pandemic.

Proposed Merger with Proteostasis

On August 22, 2020, Proteostasis Therapeutics, Inc, a Delaware corporation (“Proteostasis”), Pangolin Merger Sub, a Delaware corporation and a wholly owned subsidiary of Proteostasis (“Merger Sub”), Yumanity Therapeutics, Inc. (“Yumanity”), and Yumanity Holdings, LLC (“Holdings”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into Yumanity. Immediately prior to the closing of the transaction Yumanity and Holdings will merge with Yumanity surviving the merger (the “Yumanity Reorganization”). Upon the closing of the Merger, Yumanity will become a wholly owned subsidiary of Proteostasis. Proteostasis is a publicly held, clinical-stage biopharmaceutical company whose common stock is listed on the Nasdaq Global Market. After completion of the merger, Proteostasis will be renamed “Yumanity Therapeutics, Inc.” and is expected to trade on the Nasdaq Capital Market under the symbol “YMTX”. Proteostasis and Yumanity believe that the Merger will result in a clinical-stage biopharmaceutical company focused on discovering and developing disease-modifying treatments for neurodegenerative diseases based on Yumanity’s discovery engine and pipeline of novel targets and product candidates.

Financial Operations Overview

Revenue

To date, Yumanity has not generated any revenue from product sales and does not expect to generate any revenue from the sale of products in the near future. If Yumanity’s development efforts for product candidates are successful and result in regulatory approval or licenses with third parties, Yumanity may generate revenue in the future from product sales, milestone payments under Yumanity’s existing collaboration agreement or payments from other license agreements that Yumanity may enter into with third parties.

In June 2020, Yumanity entered into a research collaboration and license agreement (the “Collaboration Agreement”) with Merck Sharp & Dohme Corp. (“Merck”), focused on accelerating the development of new treatments for neurodegenerative diseases. Under the terms of the Collaboration Agreement, Merck will gain exclusive rights to two novel pipeline programs for the treatment of ALS and FTLD. Yumanity and Merck will collaborate to advance the two preclinical programs during the research term, after which Merck has the right to continue clinical development and commercialization. Under the Collaboration Agreement, Yumanity will receive an upfront payment totaling $15.0 million (received in July 2020) and is eligible to receive future milestone payments of up to $530.0 million associated with the successful research, development and sales of marketed products for pipeline programs, as well as royalties on net sales. Yumanity will perform certain research and development activities over the research term pursuant to the Collaboration Agreement and will participate on a Joint Steering Committee to oversee research and development activities. Yumanity cannot provide assurance as to the timing of future milestone or royalty payments or that Yumanity will receive any of these payments at all.

Yumanity will record revenue over the research term as Yumanity satisfies its performance obligation under the Collaboration Agreement. Accordingly, the upfront payment of $15.0 million will be recognized as revenue using the cost-to-cost method, which Yumanity believes best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. As of June 30, 2020, Yumanity recorded the $15.0 million upfront payment as deferred revenue and has not yet recognized revenue under the Collaboration Agreement.

Operating Expenses

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the discovery, preclinical and clinical development and manufacture of Yumanity’s product candidates, and include:

•	salaries, benefits, equity-based compensation, consultants and other related costs for individuals involved in research and development activities;

•	external research and development expenses incurred under agreements with contract research organizations (“CROs”), investigative sites and other scientific development services;

•	costs incurred under agreements with contract development and manufacturing organizations (“CDMOs”) for developing and manufacturing material for preclinical studies and clinical trials;

•	licensing agreements and associated milestones;

•	costs related to compliance with regulatory requirements;

•	lab supplies and other lab related expenses; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, insurance and other operating costs.

Yumanity expenses research and development costs as incurred and recognizes external development costs based on an evaluation of the progress to completion of specific tasks using information provided to Yumanity by its service providers. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf, and estimating the level of service performed and the associated cost incurred for the service when Yumanity has not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods and services to be received in the future for use in research and development activities are deferred and capitalized in prepaid expenses and other current assets. The capitalized amounts are expensed as the related goods are delivered or the services are performed. Upfront payments, milestone payments and annual maintenance fees under license agreements are expensed in the period in which they are incurred.

Yumanity’s external direct research and development expenses are tracked by product candidate and consist primarily of costs that include fees and other expenses paid to outside consultants, CROs, CDMOs and research laboratories in connection with its preclinical development, process development, manufacturing and clinical development activities. Yumanity’s direct research and development expenses by product candidate also include fees incurred under third-party license agreements. Yumanity does not allocate employee costs and costs associated with its platform technology, early stage discovery efforts, laboratory supplies and facilities, including depreciation or other indirect costs, to specific product candidates because these costs are deployed across multiple programs and Yumanity’s platform and, as such, are not separately classified.

Research and development activities are central to Yumanity’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, Yumanity expects research and development costs to increase significantly for the foreseeable future as it continues the development of YTX-7739 and YTX-9184 and any product candidates Yumanity may develop in the future. Yumanity cannot accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of product candidates including future trial design and various regulatory requirements, many of which cannot yet be determined with accuracy based on Yumanity’s stage of development. Additionally, future commercial and regulatory factors beyond Yumanity’s control will impact its clinical development program and plans.

The successful development and commercialization of YTX-7739 and YTX-9184 and any product candidates Yumanity may develop in the future is highly uncertain. At this time, Yumanity cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of its product candidates. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the following:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs Yumanity decides to pursue;

•	the ability to maintain current research and development programs and to establish new ones;

•	establishing an appropriate safety profile with IND enabling studies;

•	successful patient enrollment in, and the initiation and completion of, clinical trials;

•	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the receipt of regulatory approvals from applicable regulatory authorities;

•	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities;

•	Yumanity’s ability to establish new licensing or collaboration arrangements;

•	the performance of Yumanity’s future collaborators, if any;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	development and timely delivery of commercial-grade drug formulations that can be used in Yumanity’s planned clinical trials and for commercial launch;

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•	launching commercial sales of product candidates, if approved, whether alone or in collaboration with others; and

•	maintaining a continued acceptable safety profile of the product candidates following approval.

Any changes in the outcome of any of these variables with respect to the development of Yumanity’s product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay Yumanity’s planned start of clinical trials or requires Yumanity to conduct clinical trials or other testing beyond those that Yumanity currently expects, or if Yumanity experiences significant delays in enrollment in any of its planned clinical trials, Yumanity could be required to expend significant additional financial resources and time to complete clinical development of that product candidate. Yumanity may never obtain regulatory approval for any of its product candidates. Drug commercialization will take several years and millions of dollars in development costs.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits, and equity-based compensation expenses for personnel in executive, finance, accounting, human resources and other administrative functions. Other significant general and administrative expenses include legal fees relating to patent, intellectual property and corporate matters, and fees paid for accounting, audit, consulting and other professional services, as well as facilities, and other allocated expenses, which include direct and allocated expenses for rent, insurance and other operating costs.

Yumanity anticipates that its general and administrative expenses will increase in the future as its business expands to support its continued research and development activities, including its future clinical programs. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, among other expenses. Yumanity also anticipates increased expenses associated with being a public company, including costs for audit, legal, regulatory, and tax-related services related to compliance with the rules and regulations of the SEC listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums and investor relations costs.

Other Income (Expense)

Change in Fair Value of Warrant Liabilities

In connection with Yumanity’s loan and security arrangements, Holdings issued warrants to purchase preferred units. These warrants are liability classified and are remeasured to fair value at each reporting date, with changes in the fair value recognized as a component of other income (expense) in its statement of operations. Yumanity (as successor to Holdings following the Yumanity Reorganization) will continue to recognize changes in the fair value of each warrant comprising the warrant liability until each respective warrant is exercised, expires or qualifies for equity classification.

Upon the closing of the Merger, all of Yumanity’s outstanding warrants will be exchanged and become warrants to purchase shares of Proteostasis common stock.

Interest Expense

Interest expense consists of interest charged on outstanding borrowings associated with Yumanity’s loan and security agreements, as well as amortization of debt issuance costs and accretion of a final payment payable upon the maturity or the repayment in full of all obligations under such loans. Interest expense also consists of interest related to capital leases, which upon Yumanity’s adoption of the new lease standard as of January 1, 2019, it now refers to as finance leases.

Interest Income and Other Income (Expense), Net

Interest income consists of interest earned on Yumanity’s invested cash balances. Other income (expense), net has not been significant for the periods presented.

Loss on Debt Extinguishment

Yumanity used proceeds from a new loan and security agreement entered into in December 2019 to repay the outstanding balance under its prior loan outstanding at the time. In connection with the repayment of the loan and final payment fee, Yumanity recorded a loss on extinguishment in the year ended December 31, 2019. There was no gain or loss recorded in connection with Yumanity’s debt arrangements in the six months ended June 30, 2019 and 2020 or the year ended December 31 2018.

Income Taxes

Holdings is treated as a partnership for federal income tax purposes and, therefore, its owners, and not Holdings, are subject to U.S. federal or state income taxation. Yumanity, Holdings’ directly held subsidiary, is treated as a corporation for U.S. federal income tax purposes and is subject to taxation in the United States. In each reporting period, Yumanity’s tax provision includes the effects of consolidating the results of the operations of Yumanity. Since its inception, Yumanity has not recorded any income tax benefits for the net losses it has incurred in each year or for its earned research and development tax credits, as Yumanity believes, based upon the weight of available evidence, that it is more likely than not that all of Yumanity’s net operating loss carryforwards and tax credits will not be realized. As of December 31, 2019, Yumanity had U.S. federal and state net operating loss carryforwards of $84.7 million and $84.8 million, respectively, which may be available to offset future income tax liabilities. As of December 31, 2019, $34.6 million of federal net operating loss carryforwards will begin to expire in 2035, and $50.1 million can be carried forward indefinitely. State net operating loss carryforwards will begin to expire in 2035. As of December 31, 2019, Yumanity also had U.S. federal and state research and development tax credit carryforwards of $1.5 million and $1.1 million, respectively, which may be available to offset future tax liabilities and each begin to expire in 2035 and 2031, respectively. Yumanity has recorded a full valuation allowance against its net deferred tax assets at each balance sheet date.

Results of Operations

Comparison of the Six Months Ended June 30, 2019 and 2020

The following table summarizes Yumanity’s results of operations for the six months ended June 30, 2019 and 2020:

	Six Months Ended June 30,		Change
	2019	2020
	(in thousands)
Operating expenses:
Research and development	$11,017	$8,968	$(2,049)
General and administrative	2,981	4,631	1,650

Total operating expenses	13,998	13,599	(399)

Loss from operations	(13,998)	(13,599)	399

Other income (expense):
Change in fair value of preferred unit warrant liability	9	26	17
Interest expense	(613)	(909)	(296)
Interest income and other income (expense), net	366	45	(321)

Total other income (expense), net	(238)	(838)	(600)

Net loss	$(14,236)	$(14,437)	$(201)

Research and Development Expenses

	Six Months Ended June 30,		Change
	2019	2020
	(in thousands)
Direct research and development expenses by program:
YTX-7739	$2,556	$1,598	$(958)
YTX-9184	—	306	306
Platform, research and discovery, and unallocated expenses:
Platform and other early stage research external costs	2,177	832	(1,345)
Personnel related (including equity-based compensation)	3,540	4,168	628
Facility related and other	2,744	2,064	(680)

Total research and development expenses	$11,017	$8,968	$(2,049)

Research and development expenses were $9.0 million for the six months ended June 30, 2020, a decrease of $2.0 million from $11.0 million for the six months ended June 30, 2019. Direct expenses of Yumanity’s YTX-7739 program decreased by $1.0 million in the six months ended June 30, 2020, compared to the six months ended June 30, 2019. The change was due to a decrease in preclinical and manufacturing costs, partially offset by an increase in clinical costs as YTX-7739 progressed from IND-enabling studies in 2019 to its Phase 1 clinical trial in the third quarter of 2019. Direct expenses of Yumanity’s YTX-9184 program in 2020 included preclinical and manufacturing costs for IND-enabling studies. YTX-9184 was designated as a product candidate in mid-2019. Yumanity does not track external costs to programs prior to designation of a product candidate. Yumanity’s platform and other early stage research external costs decreased by $1.3 million due to decreased laboratory activities as a result of COVID-19. Yumanity’s personnel related costs increased primarily due to additional hiring, including two senior executives in the research and development function and an increase in equity-based compensation expense. Personnel-related costs for each of the six months ended June 30, 2020 and 2019 included equity-based compensation of $0.4 million and $0.3 million, respectively. Facility related and other costs decreased by $0.7 million due to decreased laboratory activities as a result of COVID-19 and due to lower spend on supplies in anticipation of the move to Yumanity’s new office and laboratory space.

General and Administrative Expenses

	Six Months Ended June 30,		Change
	2019	2020
	(in thousands)
Personnel related (including equity-based compensation)	$1,674	$2,423	$749
Professional and consultant fees	1,054	1,743	689
Facility related and other	253	465	212

Total general and administrative expenses	$2,981	$4,631	$1,650

General and administrative expenses were $4.6 million for the six months ended June 30, 2020, an increase of $1.7 million from $3.0 million for the six months ended June 30, 2019. The increase of $0.7 million in personnel related was primarily due to additional hiring in the general and administrative function including at the executive level function and an increase in equity-based compensation expense. Personnel-related costs for each of the six months ended June 30, 2020 and 2019 included equity-based compensation of $0.7 million and $0.3 million, respectively. Professional and consultant fees increased by $0.7 million primarily due to higher audit expenses and legal fees related to patent costs and other business development activities.

Other Income (Expense)

Yumanity’s interest expense increased by $0.3 million in the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 due to an increase in Yumanity’s outstanding borrowings. In December 2019, Yumanity entered into a loan and security agreement with a new lender for $15.0 million of gross proceeds and paid off its $10.0 million debt facility, resulting in a net increase to notes payable of $5.0 million.

Yumanity’s interest income and other income (expense), net decreased by $0.3 million from the six months ended June 30, 2019 to the six months ended June 30, 2020 resulting from lower invested balances.

Comparison of the Years Ended December 31, 2018 and 2019

The following table summarizes Yumanity’s results of operations for the years ended December 31, 2018 and 2019:

	Year Ended December 31,		Change
	2018	2019
	(in thousands)
Operating expenses:
Research and development	$17,822	$22,969	$5,147
General and administrative	5,567	7,062	1,495

Total operating expenses	23,389	30,031	6,642

Loss from operations	(23,389)	(30,031)	(6,642)

Other income (expense):
Change in fair value of preferred unit warrant liability	6	12	6
Interest expense	(740)	(1,209)	(469)
Interest income and other income (expense), net	536	530	(6)
Loss on debt extinguishment	—	(511)	(511)

Total other income (expense), net	(198)	(1,178)	(980)

Net loss	$(23,587)	$(31,209)	$(7,622)

Research and Development Expenses

	Year Ended December 31,		Change
	2018	2019
	(in thousands)
Direct research and development expenses by program:
YTX-7739	$2,192	$4,556	$2,364
YTX-9184	—	537	537
Platform, research and discovery, and unallocated expenses:
Platform and other early stage research external costs	4,732	4,927	195
Personnel related (including equity-based compensation)	5,881	7,700	1,819
Facility related and other	5,017	5,249	232

Total research and development expenses	$17,822	$22,969	$5,147

Research and development expenses were $23.0 million for the year ended December 31, 2019, an increase of $5.1 million from $17.8 million for the year ended December 31, 2018. Direct expenses of Yumanity’s YTX-7739 program increased by $2.4 million in the year ended December 31, 2019, compared to the year ended December 31, 2018. The change was due to an increase in preclinical and clinical costs as Yumanity completed IND-enabling studies in 2019 and progressed to its Phase 1 clinical trial in the third quarter of 2019. These increases were partially offset by a decrease in manufacturing costs for YTX-7739 as Yumanity incurred costs in 2018 relating to formulation and scale up in preparation of manufacturing product for IND-enabling studies and clinical trials. Direct expenses of Yumanity’s YTX-9184 program in 2019 of $0.5 million included preclinical and manufacturing costs for IND-enabling studies. YTX-9184 was designated as a product candidate in mid-2019. Yumanity does not track external costs to programs prior to designation of a product candidate. The increase of $1.8 million in personnel-related costs was primarily due to the hiring of additional personnel in Yumanity’s research and development functions and an increase in equity-based compensation expense. Personnel-related costs for each of the years ended December 31, 2019 and 2018 included equity-based compensation of $0.7 million and $0.4 million, respectively.

General and Administrative Expenses

	Year Ended December 31,		Change
	2018	2019
	(in thousands)
Personnel related (including equity-based compensation)	$2,600	$3,966	$1,366
Professional and consultant fees	2,579	2,575	(4)
Facility related and other	388	521	133

Total general and administrative expenses	$5,567	$7,062	$1,495

General and administrative expenses were $7.1 million for the year ended December 31, 2019, an increase of $1.5 million from $5.6 million for the year ended December 31, 2018. The increase in personnel-related costs of $1.4 million was primarily due to the hiring of additional personnel in Yumanity’s general and administrative functions to support Yumanity’s growing operations and an increase in equity-based compensation expense. Personnel-related costs for each of the years ended December 31, 2019 and 2018 included equity-based compensation of $0.9 million and $0.5 million, respectively.

Other Income (Expense)

Yumanity’s interest expense increased by $0.5 million for the year ended December 31, 2019 compared to the year ended December 31, 2018 as a result of outstanding borrowings under Yumanity’s loan and security agreement for a full year in 2019 compared to a partial year in 2018.

Yumanity used proceeds from a new loan and security agreement entered into in December 2019 to repay the outstanding balance under its prior loan outstanding at the time. In connection with the repayment of the loan and final payment fee, Yumanity recorded a loss on extinguishment of $0.5 million in the year ended December 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Yumanity has not generated revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. Yumanity has funded its operations to date primarily with proceeds from sales of preferred units totaling $110.5 million and an upfront payment of $15.0 million from its collaboration agreement with Merck received in July 2020. Yumanity has also funded operations using borrowings under loan and security agreements. See Notes 1 of Yumanity’s audited consolidated financial statements and unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement for additional information on Yumanity’s liquidity and the conditions and events that raise substantial doubt regarding Yumanity’s ability to continue as a going concern.

Cash Flows

The following table summarizes Yumanity’s sources and uses of cash for each of the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	(in thousands)
Cash used in operating activities	$(20,349)	$(27,208)	$(14,423)	$(14,304)
Cash provided by (used in) investing activities	(22,445)	33,250	18,027	1,193
Cash provided by (used in) financing activities	44,676	3,025	(646)	22,295

Net increase in cash, cash equivalents, and restricted cash	$1,882	$9,067	$2,958	$9,184

Net Cash Used in Operating Activities

During the six months ended June 30, 2020, operating activities used $14.3 million of cash, resulting from Yumanity’s net loss of $14.4 million and net cash used in changes in Yumanity’s operating assets and liabilities of $2.4 million, partially offset by non-cash charges of $2.6 million. Net cash used by changes in Yumanity’s operating assets and liabilities for the six months ended June 30, 2020 consisted of a $1.3 million decrease in accounts payable and accrued expenses and other current liabilities and, a $0.3 million decrease in operating lease liabilities, a $0.5 million increase in prepaid expenses and other current assets and a $0.3 million increase in deposits.

During the six months ended June 30, 2019, operating activities used $14.4 million of cash resulting from Yumanity’s net loss of $14.2 million and net cash used by changes in Yumanity’s operating assets and liabilities of $1.8 million, partially offset by non-cash charges of $1.6 million. Net cash used by changes in Yumanity’s operating assets and liabilities for the six months ended June 30, 2019 consisted primarily of a $1.0 million decrease in accounts payable and accrued expenses and other current liabilities, a $0.4 million decrease in operating lease liabilities and a $0.4 million increase in prepaid expenses and other current assets.

During the year ended December 31, 2019, operating activities used $27.2 million of cash, resulting from Yumanity’s net loss of $31.2 million and net cash used by changes in Yumanity’s operating assets and liabilities of $0.2 million, partially offset by non-cash charges of $4.2 million. Net cash used by changes in Yumanity’s operating assets and liabilities for the year ended December 31, 2019 consisted of a $1.0 million decrease in operating lease liabilities and a $0.4 million increase in prepaid expenses and other current assets, partially offset by a $1.2 million increase in accounts payable and accrued expenses and other current liabilities.

During the year ended December 31, 2018, operating activities used $20.3 million of cash, resulting from Yumanity’s net loss of $23.6 million, partially offset by non-cash charges of $2.0 million and net cash provided by changes in Yumanity’s operating assets and liabilities of $1.2 million. Net cash provided by changes in Yumanity’s operating assets and liabilities for the year ended December 31, 2019 consisted of a $1.3 million increase in accounts payable and accrued expenses and other current liabilities, partially offset by a $0.2 million increase in prepaid expenses and other current assets.

Changes in accounts payable, accrued expenses and prepaid expenses in all periods were generally due to growth in Yumanity’s business and the timing of vendor invoicing and payments. Changes in deposits related primarily to the Company’s new office headquarters.

Net Cash Provided by (Used in) Investing Activities

During the six months ended June 30, 2020, net cash provided by investing activities was $1.2 million, primarily related to the sale and maturity of marketable securities, partially offset by the purchase of property and equipment.

During the six months ended June 30, 2019, net cash provided by investing activities was $18.0 million, primarily related to the sale and maturity of marketable securities, partially offset by the purchase of marketable securities and property and equipment.

During the year ended December 31, 2019, net cash provided by investing activities was $33.3 million, primarily related to the sale and maturity of marketable securities, partially offset by the purchase of marketable securities and property and equipment.

During the year ended December 31, 2018, net cash used in investing activities was $22.4 million, primarily related to the purchase of marketable securities, partially offset by the sale and maturity of marketable securities.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2020 was $22.3 million, consisting primarily of net proceeds from the issuance of Class C preferred units and proceeds from a government loan (Paycheck Protection Program (“PPP”) loan).

Net cash used in financing activities for the six months ended June 30, 2019 was $0.6 million and resulted from payments of finance lease obligations.

Net cash provided by financing activities for the year ended December 31, 2019 was $3.0 million, consisting of proceeds from issuance of long-term debt, partially offset by repayments of long-term debt and payments of finance lease obligations.

Net cash provided by financing activities for the year ended December 31, 2018 was $44.7 million, consisting primarily of net proceeds from the issuance of Class B preferred units and proceeds from the issuance of long-term debt, partially offset by payments of capital lease obligations.

Description of Indebtedness

Loan and Security Agreement

Yumanity has outstanding borrowings of $15.0 million (“Tranche 1”), under a loan and security agreement entered into in December 2019 (the “New Loan”). Yumanity may borrow an additional $5.0 million upon the occurrence of a development milestone and an equity event as defined in the agreement (“Tranche 2”), and an additional $10.0 million may become available to be drawn upon lender approval. Borrowings under the New Loan are repayable in monthly interest-only payments until August 1, 2021, with the option to extend an additional six months upon the drawdown of Tranche 2. The interest-only period will be followed by monthly payments of equal principal plus interest until the loan maturity date of January 1, 2024. Outstanding borrowings bear interest at the greater of (i) 8.75% and (ii) the prime rate as reported in the Wall Street Journal plus 4.00%. A final payment fee of 5.25% of the amounts drawn under the New Loan is due upon the earlier of the maturity date or the repayment date if paid early, whether voluntary or upon acceleration due to default. Yumanity may repay the New Loan at any time by paying the outstanding principal balance in full, along with any unpaid accrued interest, the final payment fees of 5.25% of the amounts drawn and a prepayment fee calculated on amounts being prepaid. The prepayment fee is 3.0% if the New Loan is repaid within the one-year anniversary of the draw date, 2.0% if paid between the first and second-year anniversary of the draw date and 1.0% if paid after the second anniversary of the draw date but before the maturity date.

In April 2020, the New Loan was amended to permit indebtedness consisting of a loan under the PPP of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), provided that such loan shall be unsecured, shall not contain any terms or conditions that are adverse to the lender’s rights under the loan and that Yumanity will not prepay such loan. In June 2020, the New Loan was amended and an additional final payment fee of $0.3 million became due upon repayment of the loan.

Borrowings under the New Loan are collateralized by substantially all of Yumanity’s personal property, other than its intellectual property. There were no financial covenants associated with the New Loan; however, Yumanity is subject to certain affirmative and negative covenants restricting its activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. The obligations under the New Loan are subject to acceleration upon the occurrence of specified events of default, including a material adverse change Yumanity’s business, operations or financial or other condition. Upon the occurrence of an event of default and until such event of default is no longer continuing, the annual interest rate will be 5.0% above the otherwise applicable rate.

Paycheck Protection Program Loan

In April 2020, Yumanity issued a Promissory Note to Silicon Valley Bank, pursuant to which it received loan proceeds of $1.1 million (the “PPP Loan”), provided under the PPP established under the CARES Act and guaranteed by the U.S. Small Business Administration. The PPP Loan is unsecured, is scheduled to mature on April 24, 2022, and has a fixed interest rate of 1.0% per annum. No payments of principal or interest are due during the six-month period beginning on April 24, 2020, although interest will accrue on the unpaid principal balance. Forgiveness of the PPP Loan is only available for principal that is used for the limited purposes that expressly qualify for forgiveness under U.S. Small Business Administration requirements. Yumanity has determined to account for the PPP Loan as debt and has allocated and recorded the loan proceeds between current and non-current liabilities. Yumanity further determined that loan forgiveness would become probable of occurring upon acceptance by the Small Business Association of Yumanity’s forgiveness application. If and when the loan forgiveness becomes probable, Yumanity will recognize income for debt extinguishment.

Funding Requirements

Yumanity expects its expenses to increase substantially in connection with its ongoing activities, particularly as it advances the preclinical activities and clinical trials of its product candidates in development. In addition, upon the closing of the Merger, Yumanity expects to incur additional costs associated with operating as a public company. The timing and amount of Yumanity’s operating expenditures will depend largely on:

•

the scope, number, initiation, progress, timing, costs, design, duration, any potential delays and results of clinical trials and nonclinical studies for Yumanity’s current or future product candidates;

•	the clinical development plans Yumanity establishes for these product candidates;

•	the number and characteristics of product candidates and programs that Yumanity develops or may in-license;

•

the outcome, timing and cost of regulatory reviews, approvals or other actions to meet regulatory requirements established by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that Yumanity perform more studies for its product candidates than those that Yumanity currently expects;

•	Yumanity’s ability to obtain marketing approval for its product candidates;

•	the cost of filing, prosecuting, defending and enforcing Yumanity’s patent claims and other intellectual property rights covering its product candidates;

•

Yumanity’s ability to maintain, expand and defend the scope of its intellectual property portfolio, including the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against Yumanity or its product candidates;

•	the cost and timing of completion of commercial-scale outsourced manufacturing activities with respect to Yumanity’s product candidates;

•

Yumanity’s ability to establish and maintain licensing, collaboration or similar arrangements on favorable terms and whether and to what extent Yumanity retains development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;

•

the cost of establishing sales, marketing and distribution capabilities for any product candidates for which Yumanity may receive regulatory approval in regions where Yumanity chooses to commercialize its products on its own;

•	the success of any other business, product or technology that Yumanity acquires or in which Yumanity invests;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	Yumanity’s need and ability to hire additional management and scientific and medical personnel;

•	the costs to operate as a public company in the U.S. including the need to implement additional financial and reporting systems and other internal systems and infrastructure for Yumanity’s business;

•	market acceptance of Yumanity’s product candidates, to the extent any are approved for commercial sale; and

•	the effect of competing technological and market developments.

Yumanity expects that its existing cash and cash equivalents, including the upfront payment of $15.0 million received from Merck in July 2020, will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021. Yumanity has based this estimate on assumptions that may prove to be wrong, and Yumanity could exhaust its available capital resources sooner than it expects.

Until such time, if ever, as Yumanity can generate substantial product revenue, Yumanity expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, and marketing, distribution or licensing arrangements with third parties. To the extent that Yumanity raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Yumanity may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of the Yumanity stockholders and the rights of the stockholders of the combined organization following the closing of the Merger. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit Yumanity’s ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Yumanity raises funds through collaborations or marketing, distribution or licensing arrangements with third parties, Yumanity may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Yumanity. If Yumanity is unable to raise additional funds through equity or debt financings or other arrangements when needed, Yumanity may be required to delay, reduce or eliminate its product development or future commercialization efforts, or grant rights to develop and market product candidates that Yumanity would otherwise prefer to develop and market themselves.

Critical Accounting Policies and Estimates

Yumanity’s consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States. The preparation of Yumanity’s consolidated financial statements and related disclosures requires Yumanity to make judgments and estimates that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Yumanity bases its estimates on historical experience, known trends and events and various other factors that Yumanity believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Yumanity evaluates its estimates and assumptions on an ongoing basis. Yumanity’s actual results may differ from these estimates under different assumptions or conditions.

While Yumanity’s accounting policies are described in more detail in Notes 2 to its audited consolidated financial statements and unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement, Yumanity believes the following accounting policies require the most significant judgments and estimates used in the preparation of its financial statements.

Revenue Recognition

Yumanity accounts for its one collaboration arrangement, entered into in June 2020, under Accounting Standards Codification Topic 606, Revenue From Contracts With Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Yumanity only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

Yumanity assesses the goods or services promised within each contract and determines those that are performance obligations. Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. Yumanity assesses if these options provide a material right to the customer and if so, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about technical feasibility and the probability of developing a candidate that would be subject to the option rights. The exercise of a material right is accounted for as a contract modification for accounting purposes.

Yumanity assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct) and (ii) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). In assessing whether a promised good or service is distinct, Yumanity considers factors such as the research, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. Yumanity also considers the intended benefit of the contract in assessing whether a promised good or service is separately identifiable from other promises in the contract. If a promised good or service is not distinct, an entity is required to combine that good or service with other promised goods or services until it identifies a bundle of goods or services that is distinct.

The transaction price is then determined and allocated to the identified performance obligations in proportion to their standalone selling prices (“SSP”) on a relative SSP basis. SSP is determined at contract inception and is not updated to reflect changes between contract inception and when the performance obligations are satisfied. Determining the SSP for performance obligations requires significant judgment. In developing the SSP for a performance obligation, Yumanity considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. Yumanity validates the SSP for performance obligations by evaluating whether changes in the key assumptions used to determine the SSP will have a significant effect on the allocation of arrangement consideration between multiple performance obligations.

If the consideration promised in a contract includes a variable amount, Yumanity estimates the amount of consideration to which it will be entitled in exchange for transferring the promised goods or services to a customer. Yumanity determines the amount of variable consideration by using the expected value method or the most likely amount method. Yumanity includes the unconstrained amount of estimated variable consideration in the transaction price. The amount included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, Yumanity re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

If an arrangement includes development and regulatory milestone payments, Yumanity evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within Yumanity’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

For arrangements with licenses of intellectual property that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, Yumanity recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied.

Yumanity records amounts as accounts receivable when the right to consideration is deemed unconditional. When consideration is received, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a contract, a contract liability is recorded for deferred revenue.

In determining the transaction price, Yumanity adjusts consideration for the effects of the time value of money if the timing of payments provides Yumanity with a significant benefit of financing. Yumanity does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the licensees and the transfer of the promised goods or services to the licensees will be one year or less. Yumanity then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied, either at a point in time or over time, and if over time, recognition is based on the use of an output or input method.

Yumanity assessed the promised goods and services within the Collaboration Agreement to determine if they were distinct. Based on this assessment, Yumanity determined that Merck cannot benefit from the promised goods and services separately from the others as they are highly interrelated and therefore not distinct. Accordingly, the promised goods and services represent one combined performance obligation and the entire transaction price will be allocated to that single combined performance obligation. The performance obligation will be satisfied over the research term as Yumanity performs the research and development activities through the first substantive option period and participates in a Joint Steering Committee to oversee research and development activities. Yumanity will recognize revenue using the cost-to-cost method, which it believes best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. Under this method, revenue will be recorded as a percentage of the estimated transaction price based on the extent of progress towards completion. At contract inception, the potential milestone payments that Yumanity is eligible to receive were excluded from the transaction price as they were fully constrained. Yumanity will reevaluate the transaction price at the end of each reporting period and as uncertain events are resolved or other changes in circumstances occur, and if necessary, Yumanity will adjust its estimate of the transaction price. Any additions to the transaction price would be reflected in the period as a cumulative revenue catch-up. At the inception of the arrangement, Yumanity evaluated the options held by Merck to either advance or terminate the applicable research program to determine if they provided Merck with any material rights. Yumanity concluded that the options were not issued at a significant and incremental discount, and therefore do not provide Merck with a material right. As such, these options were excluded as performance obligations and will be accounted for if and when they occur.

Yumanity assessed the Collaboration Agreement to determine whether a significant financing component exists and concluded that a significant financing component does not exist.

Research and Development

As part of the process of preparing its financial statements, Yumanity is required to estimate its accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with its applicable personnel to identify services that have been performed on Yumanity’s behalf and estimating the level of service performed and the associated cost incurred for the service when Yumanity has not yet been invoiced or otherwise notified of actual costs. The majority of Yumanity’s service providers invoice Yumanity in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Yumanity makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to them at that time. Yumanity periodically confirms the accuracy of these estimates with the service providers and makes adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:

•	vendors in connection with clinical and preclinical development activities;

•	CROs and investigative sites in connection with clinical trials; and

•	CDMOs in connection with the production of preclinical and clinical trial materials.

Yumanity bases the expense recorded related to external research and development on its estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CDMOs, CROs and other vendors that supply, conduct and manage preclinical studies and clinical trials on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Yumanity’s vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, Yumanity estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, Yumanity adjusts the accrual or the amount of prepaid expenses accordingly. Although Yumanity does not expect its estimates to be materially different from amounts actually incurred, Yumanity’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Equity-Based Compensation

Holdings measures all equity-based awards based on the fair value on the date of the grant and recognizes compensation expense over the requisite service period for employees and directors and as services are delivered for non-employees, both of which are generally the vesting period of the respective award. Holdings has issued equity-based awards with only service-based and performance-based vesting conditions. Holdings records the expense for awards with only service-based vesting conditions using the straight-line method. Holdings records the expense for awards with both service-based and performance-based vesting conditions using the graded vesting method, commencing once achievement of the performance condition becomes probable. Holdings determines the fair value of restricted unit awards using the fair value of its common units less any applicable purchase price.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which uses as assumption inputs: the fair value of Holdings’ common units, calculation of volatility of Holdings’ common units using historical benchmarking to peer companies, the expected term of its options, the risk-free interest rate for a period that approximates the expected term of its options and its expected dividend yield.

Determination of the Fair Value of Common Units

As there has been no public market for Holdings’ common units to date, the estimated fair value of its common units has been determined by its board of directors as of the date of each award grant, with input from management, considering its most recently available third-party valuations of common units and its board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Holdings’ common unit valuations were prepared using an option pricing method (“OPM”), which used market approaches to estimate its enterprise value. The OPM treats common units and preferred units as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common units have value only if the funds available for distribution to equityholders exceeded the value of the preferred unit liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common unit is then applied to arrive at an indication of value for the common units. The third-party valuations were performed on May 15, 2019 and June 19, 2020, which resulted in a valuation of Holdings’ common units of $3.62 per unit and $1.72 per unit, respectively.

In addition to considering the results of these third-party valuations, Holdings’ board of directors considered various objective and subjective factors to determine the fair value of its common unit as of each grant date, including:

•	the prices at which Holdings sold its preferred units and the superior rights and preferences of the Holdings preferred units relative to the Holdings common units at the time of each grant;

•	the progress of Yumanity’s research and development programs, including the status of preclinical studies and planned clinical trials for its product candidates;

•	Yumanity’s stage of development and commercialization and its business strategy;

•	external market conditions affecting the biopharmaceutical industry, and trends within the biopharmaceutical industry;

•	Yumanity’s financial position, including cash on hand, and its historical and forecasted performance and operating results;

•	the lack of an active public market for the Holdings common units and Holdings preferred units;

•	the likelihood of achieving a liquidity event, such as an IPO, merger consolidation or a sale of Yumanity in light of prevailing market conditions; and

•	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented the management of Yumanity’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if Yumanity had used significantly different assumptions or estimates, the fair value of the Holdings common units and Yumanity’s equity-based compensation expense could be materially different.

Following the closing of the Merger, it will no longer be necessary for Holdings’ board of directors to estimate the fair value of underlying equity in connection with the accounting for equity awards, as the fair value of common stock will be determined based on the quoted market price of Yumanity’s common stock.

Options Granted

The following table summarizes by grant date the number of units subject to options granted between January 1, 2019 and September 23, 2020, the per unit exercise price of the options, the per unit fair value of our common units on each grant date, and the per unit estimated fair value of the options:

Grant Date	Number of Units Subject to Options Granted	Per Unit Exercise Price of Options	Per Unit Fair Value of Common Units on Grant Date	Per Unit Estimated Fair Value of Options
June 4, 2019	157,500	$3.62	$3.62	$2.54
September 9, 2019	1,571,401	$3.62	$3.62	$2.54
September 10, 2019	114,614	$3.62	$3.62	$2.54
December 16, 2019	489,266	$3.62	$3.62	$2.59
February 18, 2020	247,000	$3.62	$3.62	$2.47
April 7, 2020	125,000	$3.62	$3.62	$2.54
August 7, 2020	30,000	$1.72	$1.72	$1.21

Off-Balance Sheet Arrangements

Yumanity did not have, during the periods presented, and Yumanity does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that my potentially impact Yumanity’s financial position and results of operations is disclosed in Notes 2 to Yumanity’s audited consolidated financial statements and unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

As of December 31, 2019 and June 30, 2020, Yumanity had cash and cash equivalents of $14.0 million and $23.2 million, respectively, which consisted of cash and money market funds. As of December 31, 2019, Yumanity also had marketable securities of $1.3 million, consisting of commercial paper. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in market interest rates would not have a material effect on the fair market value of Yumanity’s investment portfolio.

As of December 31, 2019 and June 30, 2020, Yumanity had $15.0 million of borrowings outstanding under its loan and security agreement. Outstanding borrowings bear interest at a variable rate based on the prime rate as reported in the Wall Street Journal. An immediate 10% change in the prime rate would not have had a material impact on Yumanity’s financial position or results of operations. As of June 30, 2020, Yumanity also had $1.1 million outstanding under the PPP Loan with Silicon Valley Bank. As this indebtedness accrues interest at a fixed interest rate, a change in market interest rates would not have any impact on Yumanity’s financial position or results of operations.

Foreign Exchange Risk

Yumanity is not currently exposed to significant market risk related to changes in foreign currency exchange rates. Yumanity’s operations may be subject to fluctuations in foreign currency exchange rates in the future.

Capital Market Risk

Yumanity currently has no product revenues and depends on funds raised through other sources. One possible source of funding is through equity offerings. Following the Merger, Yumanity’s ability to raise funds in this manner depends upon capital market forces affecting the combined organization’s stock price.

Yumanity does not believe that inflation had a material effect on its business, financial condition or results of operations during the year ended December 31, 2019 or the six months ended June 30, 2020.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Resignation of Current Executive Officers of Proteostasis

Pursuant to the Merger Agreement, all of the current executive officers of Proteostasis will resign immediately prior to the completion of the Merger.

Executive Officers and Directors of the Combined Organization Following the Merger

Pursuant to the Merger Agreement, all of the directors of Proteostasis who are not continuing as directors will resign at or prior to the Effective Time. Prior to the Effective Time, the Proteostasis board of directors will elect the current directors of Yumanity to serve as members of the Proteostasis board of directors effective upon consummation of the Merger. David Arkowitz, Kim C. Drapkin and Jeffery W. Kelly, Ph.D. will continue to serve as members of the Proteostasis board of directors following consummation of the Merger. A majority of the members of the board of directors of the combined organization following the Merger are expected to satisfy the requisite independence requirements for the board of directors of the combined organization, as well as the sophistication and independence requirements for the required committees pursuant to Nasdaq listing requirements. It is currently anticipated that the Proteostasis designees will be David Arkowitz and Kim C. Drapkin.

Other than pursuant to the Merger Agreement, there are no arrangements or understandings between any of the expected directors or executive officers of the combined organization and any other person pursuant to which he or she was or is to be selected as a director or executive officer. There are no family relationships between any of the expected directors or executive officers of the combined organization.

Following the Merger, the management team of Proteostasis is expected to be composed of the management team of Yumanity. The following table lists the names and ages as of October 31, 2020 and positions of the individuals who are currently expected to serve as executive officers and directors of Proteostasis upon the completion of the Merger:

Name	Age	Position(s)
Executive Officers
N. Anthony Coles, M.D.	60	Executive Chair of the Board of Directors
Richard Peters, M.D., Ph.D.	58	President, Chief Executive Officer and Director
Paulash Mohsen	46	Chief Business Officer
Brigitte Robertson, M.D.	57	Chief Medical Officer

Non-Employee Directors
Patricia L. Allen	58	Director
David Arkowitz	59	Director
Kim C. Drapkin	52	Director
Richard A. Heyman, Ph.D.	63	Lead Independent Director
Jeffery W. Kelly, Ph.D.	60	Director
Cecil B. Pickett, Ph.D.	75	Director
Lynne Zydowsky, Ph.D.	62	Director

Executive Officers

N. Anthony Coles, M.D. is a co-founder of Yumanity and has served as Yumanity’s Executive Chair since September 2019 and as a member of Yumanity’s board of directors since December 2014. Dr. Coles previously served as Yumanity’s President and Chief Executive Officer from October 2014 to September 2019. Dr. Coles has served as the Chairperson of the board of directors of Cerevel Therapeutics since December 2018 and has been the President and Chief Executive Officer of Cerevel Therapeutics since September 2019. Previously, Dr. Coles served as President, Chief Executive Officer and Chairperson of the board of Onyx Pharmaceuticals, Inc., from 2012 until its sale to Amgen in 2013, having served as its President, Chief Executive Officer and a member of its board of directors from 2008 until 2012. Prior to joining Onyx Pharmaceuticals, Inc., Dr. Coles was President, Chief Executive Officer and a director of NPS Pharmaceuticals, Inc. Before joining NPS Pharmaceuticals, Inc. in 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Inc., and earlier, held several executive positions at Bristol-Myers Squibb Company and positions of increasing responsibility at Merck & Co., Inc. In addition to having previously served as a director of Onyx Pharmaceuticals and NPS Pharmaceuticals, Dr. Coles was formerly a director of CRISPR Therapeutics AG, Laboratory Corporation of America Holdings and Campus Crest Communities, Inc. Dr. Coles currently serves on the board of directors of McKesson Corporation and Regeneron Pharmaceuticals, Inc. and is a member of the Board of Trustees for Johns Hopkins University. He is also a member of the Council for the Smithsonian’s National Museum of African American History and Culture in Washington, D.C.; a member of the Board of Trustees for The Metropolitan Museum of Art in New York City; a member of the board of directors of the Council on Foreign Relations, an independent, non-partisan membership organization, think tank, and publisher; and a member of the Harvard Medical School Board of Fellows. Dr. Coles earned a B.A. at Johns Hopkins University, a M.D. from Duke University, and a M.P.H. from Harvard University. He completed his cardiology and internal medicine training at Massachusetts General Hospital and was a research fellow at Harvard Medical School. Dr. Coles is expected to be appointed to serve on the board of directors of the combined organization because of his extensive leadership, executive, managerial and strategic business experience with life sciences companies.

Richard Peters, M.D., Ph.D. has served as Yumanity’s President, Chief Executive Officer and member of Yumanity’s board of directors since September 2019. Prior to joining Yumanity, Dr. Peters served as the President and Chief Executive Officer and a member of the board of directors of Merrimack Pharmaceuticals, a biopharmaceutical company, from February 2017 to June 2019. Previously, Dr. Peters served in various capacities at Sanofi Genzyme, a global pharmaceutical company, since 2008, including as Senior Vice President, Head of Global Rare Diseases Business Unit since January 2015, Vice President, Strategy Development Officer, U.S. Rare Disease Unit from May 2014 to December 2014, Vice President, Division Medical Officer, Global Oncology Division from 2011 to May 2014, and Vice President, Head of Global and U.S. Medical Affairs, Hematology and Transplant from 2008 to 2011. Prior to Sanofi Genzyme, Dr. Peters held medical affairs roles at Onyx Pharmaceuticals, Inc. and Amgen Inc., both pharmaceutical companies, and was a co-founder and Chief Executive Officer of Mednav, Inc., a healthcare information technology company. Dr. Peters has served on the board of directors of Aprea Therapeutics, Inc., a biopharmaceutical company, since June 2020. Dr. Peters has also served on the faculty at Harvard Medical School/Massachusetts General Hospital. Dr. Peters holds an M.D. and a Ph.D. in pharmacology from the Medical University of South Carolina and a B.S. from the College of Charleston. Dr. Peters is expected to be appointed to serve on the board of directors of the combined organization because of his extensive industry knowledge and experience in research and development.

Paulash Mohsen has served as Yumanity’s Chief Business Officer since May 2015. Prior to joining Yumanity, from 2013 to 2015, he served as Country Manager in Canada for Cubist Pharmaceuticals, which was acquired by Merck & Co., Inc. Previously, Mr. Mohsen served as Vice President, Strategy and Business Operations for Optimer Pharmaceuticals from 2011 to 2013, which was acquired by Cubist. Prior to Cubist, Mr. Mohsen held strategic and operational roles of increasing responsibility at Pfizer from 1997 to 2011, including Vice President of Strategy and Vice President, Multi-Channel Management. Mr. Mohsen holds a B.S. in chemical engineering from Brown University, an M.S. in chemical engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Brigitte Robertson, M.D. has served as Yumanity’s Chief Medical Officer since November 2019. Prior to Yumanity, Dr. Robertson served as the Vice President, Therapeutic Area Head Neuroscience, Global Clinical Development at Takeda Pharmaceuticals, Inc. (formerly Shire Plc) from December 2015 to August 2019. From July 2014 to December 2015, Dr. Robertson served as the Chief Medical Officer at Neurovance, Inc. Previously, Dr. Robertson

was the Global Development Strategy Team Lead, Senior Medical Director at Shire from March 2010 to July 2014. Before joining Shire, Dr. Robertson held senior roles at Sunovion Pharmaceuticals from 2006 to 2010 in clinical development and experimental medicine, and at GlaxoSmithKline from 2002 to 2006 in the Center for Excellence in Drug Discovery. Prior to her career in industry, Dr. Robertson held faculty positions at Duke University and University of North Carolina, CCP Children’s Hospital in San Diego, and served in the military. She earned a B.S. with honors at Georgia State University and an MD from the University of Health Sciences Georgia. Dr. Robertson then completed her residency training in neuropsychiatry at the University of Colorado Health Sciences Center and subsequently served as the Chief resident during her subspecialty training in child and adolescent neuropsychiatry at the University of California in San Diego. Dr. Robertson then completed an NIH research fellowship in neuroimaging and psychopharmacology, also at the University of California in San Diego.

Non-Employee Directors

Patricia L. Allen has served as a member of Yumanity’s board of directors since August 2019. From January 2013 to May 2020, Ms. Allen served as the Chief Financial Officer of Zafgen, Inc., which was acquired by Larimar Therapeutics, Inc. Ms. Allen has over 25 years of financial leadership experience in the biotechnology industry at both publicly traded and private companies. From 2011 to 2012, she provided independent consulting services to biotechnology companies in a variety of areas, including interim chief financial officer services, fundraising, deal structures, financial planning, organizational structure, investor relations and business development. Previously, from 2004 to 2011, Ms. Allen served as the Vice President of Finance, Treasurer and Principal Financial Officer of Alnylam Pharmaceuticals, Inc. Ms. Allen began her career as an auditor at Deloitte & Touche, LLP. Ms. Allen also serves on the board of directors of Deciphera Pharmaceuticals, Inc., a position she has held since 2016, and Inversago Pharma Inc. and Anokion SA, positions she has held since September 2020. Ms. Allen graduated summa cum laude from Bryant College with a B.S. in business administration. Ms. Allen is expected to be appointed to serve on the board of directors of the combined organization because of her financial expertise and her experience as an executive of companies in the life sciences industry.

David Arkowitz has served as a member of the Proteostasis board of directors since March 2019. Mr. Arkowitz has served as the Chief Financial Officer of Flexion Therapeutics, Inc. since May 2018. From September 2013 to May 2018, Mr. Arkowitz served as Chief Operating Officer and Chief Financial Officer at Visterra (acquired by Otsuka Pharmaceutical Co.), where he led the finance, business development, corporate planning and other functions. Mr. Arkowitz was Chief Financial Officer and General Manager at Mascoma Corporation from June 2011 to September 2013. Previously, Mr. Arkowitz served as Chief Financial Officer and Chief Business Officer at AMAG Pharmaceuticals, and Chief Financial Officer of Idenix Pharmaceuticals (acquired by Merck & Co., Inc.). Prior to Idenix, Mr. Arkowitz spent more than 13 years at Merck & Co., Inc. where he held roles of increasing responsibility, including Vice President and Controller of the U.S. Human Health division and Controller of the Global Research and Development division, and Chief Financial Officer of the Canadian subsidiary. Mr. Arkowitz serves on the board of directors of Spring Bank Pharmaceuticals. Mr. Arkowitz earned a B.A. in Mathematics from Brandeis University and an M.B.A. in Finance from Columbia University Business School. Mr. Arkowitz was selected to serve on the board of the combined organization because of his extensive financial and operational life sciences experience.

Kim C. Drapkin, CPA has served as a member of the Proteostasis board of directors since February 2019. Ms. Drapkin has served as the Chief Financial Officer of Jounce Therapeutics, Inc. since August 2015 and as its Treasurer since February 2013. From 2009 to August 2015, Ms. Drapkin was the owner of KCD Financial LLC, a consulting firm, through which she served as Jounce Therapeutics’ interim Chief Financial Officer from 2012 to August 2015 and consulted for numerous biotechnology companies. Previously, Ms. Drapkin served as Chief Financial Officer of Predix Pharmaceuticals Holdings, Inc. from 2005 to 2006, and, after Predix was acquired by EPIX Pharmaceuticals, Inc., as the Chief Financial Officer of EPIX from 2006 to 2009. From 1995 to 2005, Ms. Drapkin served in a variety of roles of increasing responsibility at Millennium Pharmaceuticals, Inc., (acquired by Takeda Pharmaceutical Company), including Director of Finance. Ms. Drapkin began her career at

PricewaterhouseCoopers LLP, is a certified public accountant and holds a B.S. in accounting from Babson College. Ms. Drapkin was selected to serve on the board of the combined organization because of her extensive financial expertise within the pharmaceutical industry.

Jeffery W. Kelly, Ph.D. is a co-founder of Proteostasis and has served as a member of Proteostasis’ board of directors of since its founding in December 2006 and as a member of Yumanity’s board of directors since December 2014. Since January 2019, Dr. Kelly has served on the board of directors and as a scientist of The Scripps Research Institute in La Jolla, California. From September 2008 until 2019, he served as the Chairman of Molecular and Experimental Medicine and the Lita Annenberg Hazen Professor of Chemistry within the Skaggs Institute of Chemical Biology at The Scripps Research Institute. From August 2000 to December 2008, he served as Dean of Graduate Studies at The Scripps Research Institute, and from July 2000 to December 2006, he also served as Vice President of Academic Affairs. Dr. Kelly also co-founded two other companies, FoldRx Pharmaceuticals, Inc. and Misfolding Diagnostics Inc. He received his Ph.D. in organic chemistry from the University of North Carolina at Chapel Hill. Dr. Kelly was selected to serve on the board of directors of the combined organization because of his long history with Proteostasis and Yumanity and his scientific and technical expertise.

Richard A. Heyman, Ph.D. has served as a member of Yumanity’s board of directors since May 2016. Dr. Heyman is the co-founder of Metacrine, Inc. and has served as the Chairman of its board of directors since June 2015. He also serves as a member of the boards of directors of Gristone Oncology, Inc., ORIC Pharmaceuticals, Inc. and BCTG Acquisition Corp. Dr. Heyman was a co-founder of ORIC Pharmaceuticals, Inc. and served as its Interim Chief Executive Officer from October 2015 to June 2016. From August 2013 to April 2015, Dr. Heyman served as the Chief Executive Officer of Seragon Pharmaceuticals, Inc., a private biotechnology company which was acquired by Genentech in August 2014. Prior to joining Seragon, Dr. Heyman co-founded and served as the Chief Executive Officer of Aragon Pharmaceuticals, Inc. until it was acquired by Johnson & Johnson in August 2013. Dr. Heyman also serves on the boards of directors for private life sciences companies Vividion Therapeutics, Inc., PMV Pharmaceuticals, Inc. and Amunix Inc. He is a member of the Board of Trustees at the Salk Institute and on the Board of Visitors at the University of California at San Diego Moores Cancer Center. Dr. Heyman received a Ph.D. in pharmacology from the University of Minnesota and a B.S. in chemistry from the University of Connecticut. Dr. Heyman is expected to be appointed to serve on the board of directors of the combined organization because of his experience as an executive of companies in the life sciences industry.

Cecil B. Pickett, Ph.D. has served as a member of Yumanity’s board of directors since May 2016. Dr. Pickett served as President, Research and Development and a member of the board of directors of Biogen Idec Inc. from September 2006 until his retirement in October 2009. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, including Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received a B.S. in biology from California State University at Hayward and a Ph.D. in cell biology from University of California at Los Angeles. He is a member of the National Academy of Medicine and previously served as a director of Zimmer Biomet from March 2008 to March 2018. Dr. Pickett is expected to be appointed to serve on the board of directors of the combined organization because of his scientific background and experience in the life sciences industry.

Lynne Zydowsky, Ph.D. has served as a member of Yumanity’s board of directors since October 2019. Dr. Zydowsky has served as the President and co-founder of the Alexandria Summit since 2011, the Chief Science Officer of Alexandria Real Estate Equities, Inc./Alexandria Venture Investments since 2016 and President of Zydowsky Consultants, a consulting practice offering services to life sciences company, since August 2003. Prior to that, Dr. Zydowsky was co-founder and Chief Operating officer of Renovis, Inc. (now Evotec) and served as Vice President of Pharmaceutical Business Development at Exelixis, Inc. Dr. Zydowsky has served on the board for the Reagan-Udall Foundation for the FDA since October 2018, the Board of Trustees for Butler University since September 2016, and the Discovery Council for Harvard Medical School since

August 2018. Dr. Zydowsky earned her Ph.D. in chemistry from The Ohio State University and was a National Institutes of Health postdoctoral fellow in the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. She has a B.S. in pharmacy from Butler University. Dr. Zydowsky is expected to be appointed to serve on the board of directors of the combined organization because of her experience working with life sciences companies and knowledge of the life sciences industry.

Composition of the Board of Directors

Proteostasis’ board of directors is currently comprised of seven directors divided into three staggered classes, each class serving three-year terms. The staggered structure of the Proteostasis board of directors will remain in place following completion of the Merger. At the most recent annual meeting of Proteostasis’ stockholders held in 2020, Class II directors were elected. As a result, the term of the Class II directors of the combined organization will expire upon the election and qualification of successor directors at the annual meeting of stockholders in 2023, with the terms of the Class III directors and Class I directors expiring upon the election and qualification of successor directors at the annual meetings of stockholders to be held in 2021 and 2022, respectively.

The director classes for Proteostasis are currently as follows:

•	Class I consists of its Chairman, Franklin M. Berger, CFA, and Badrul A. Chowdhury, M.D., Ph.D., each with a term expiring at the 2022 annual meeting of stockholders;

•	Class II consists of Meenu Chhabra, Jeffery W. Kelly, Ph.D., and David Arkowitz, each with a term expiring at the 2023 annual meeting of stockholders; and

•	Class III consists of Kim C. Drapkin and Emmanuel Dulac, PharmD, Ph.D., each with a term expiring at the 2021 annual meeting of stockholders.

Pursuant to the Merger Agreement, each of the directors and officers of Proteostasis who will not continue as directors or officers of Proteostasis or the surviving corporation following the consummation of the Merger shall resign immediately prior to the Effective Time. In connection with the Merger, the size of Proteostasis’ board of directors will be increased to consist of nine directors. Pursuant to the terms of the Merger Agreement, seven of such directors will be the current members of Yumanity’s board of directors (including Dr. Kelly) and two of such directors (in addition to Dr. Kelly) will be designated by Proteostasis, such designation to be consented to by Yumanity. Effective as of the Effective Time, it is anticipated that Dr. Kelly, Mr. Arkowitz and Ms. Drapkin will remain on Proteostasis’ board of directors. Then, Dr. Kelly, Mr. Arkowitz and Ms. Drapkin will elect Dr. Peters, Dr. Coles, Ms. Allen, Dr. Heyman, Dr. Pickett and Dr. Zydowsky to Proteostasis’ board of directors. It is anticipated that these directors will be appointed to the three staggered director classes of the combined organization’s board of directors as follows:

•	Class I will consist of Patricia L. Allen, Richard A. Heyman, Ph.D., and Richard Peters, M.D., Ph.D., each with a term expiring at the 2022 annual meeting of stockholders.

•	Class II will consist of David Arkowitz, Jeffery W. Kelly, Ph.D. and Cecil B. Pickett, Ph.D., each with a term expiring at the 2023 annual meeting of stockholders.

•	Class III will consist of Kim C. Drapkin, N. Anthony Coles, M.D. and Lynne Zydowsky, Ph.D., each with a term expiring at the 2021 annual meeting of stockholders.

The division of Proteostasis’ board of directors into three classes with staggered three-year terms may delay or prevent a change of management or a change of control of Proteostasis, or, following the completion of the Merger, the combined organization.

The Nominating and Corporate Governance Committee considers candidates for board of director membership suggested by its members and Proteostasis’ Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the board of directors.

The Proteostasis board of directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, who shall identify and evaluate candidates to serve as directors of Proteostasis (consistent with criteria approved by the Proteostasis board of directors). Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Proteostasis board of directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Proteostasis board of director’s approval as director nominees for election to the Proteostasis board of directors.

The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the board of directors’ selection as nominees for the board of directors and as candidates for appointment to the board of directors’ committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the board of directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, factors such as character, integrity, judgment, diversity and length of service, his or her independence and the needs of the board of directors.

There are no family relationships among any of Proteostasis’ directors or executive officers.

Director Independence

The Proteostasis board of directors has determined that all current members of the board of directors, except for Ms. Chhabra, are independent, as determined in accordance with the rules of The Nasdaq Stock Market.

The Proteostasis board of directors has also determined that each current member of the Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under Nasdaq listing standards, and that each current member of the Audit Committee is independent as defined under Nasdaq listing standards and applicable SEC rules. In making this determination, Proteostasis’ board of directors found that none of these directors had a material or other disqualifying relationship with Proteostasis.

Based upon information requested from and provided by each proposed director concerning their background, employment and affiliations, including family relationships, Proteostasis’ board of directors has determined that each of the proposed Yumanity directors is independent as defined under Nasdaq listing standards, with the exception of Dr. Peters and Dr. Coles. Proteostasis’ board of directors also determined that Dr. Heyman, Dr. Pickett and Ms. Drapkin, who will comprise the Compensation Committee and Dr. Pickett, Mr. Arkowitz, and Dr. Zydowsky who will comprise the Nominating and Governance Committee, all satisfy the independence standards for such committees established by the SEC and Nasdaq listing standards, as applicable. With respect to the Audit Committee, Proteostasis’ board of directors has determined that Ms. Allen, Ms. Drapkin, and Mr. Arkowitz satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and Nasdaq listing standards, as applicable. The board of directors considered the relationships between such directors and certain of the investors of the combined organization and determined that such relationships did not affect such directors’ independence under the standards of Nasdaq, or, where applicable, under SEC rules.

Committees of the Board of Directors

The Proteostasis board of directors has established three standing committees to assist it in fulfilling its responsibilities to Proteostasis and its stockholders: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee acts pursuant to a written charter, each of which has been posted in the “Investors” section of Proteostasis’ website accessible at https://ir.proteostasis.com/corporate-governance/highlightsunder the “Corporate Governance” tab, under the sub-tab “Governance Highlights.”

Immediately following the consummation of the Merger, the committees of the board of directors of the combined organization will operate pursuant to and apply Proteostasis’ written charters and corporate governance policies currently in place, as described herein. Thereafter, the board of directors of the combined organization intends to review the written charters and corporate governance policies of Proteostasis and, in the discretion of the board of directors of the combined organization, may amend such charters and policies.

Following the consummation of the Merger, the board of directors of the combined organization intends to appoint Richard Heyman, Ph.D. to serve as its lead independent director. As lead independent director, Dr. Heyman will preside over periodic meetings of the combined organization’s independent directors, serve as a liaison between the Executive Chair of the board of directors of the combined organization and the independent directors and perform such additional duties as the board of directors of the combined organization may otherwise determine and delegate.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of Proteostasis’ independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by Proteostasis’ independent registered public accounting firm;

•	reviewing and approving the overall audit plan with Proteostasis’ independent registered public accounting firm and members of management responsible for preparing Proteostasis’ financial statements;

•

reviewing and discussing with management and Proteostasis’ independent registered public accounting firm Proteostasis’ annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by Proteostasis;

•	coordinating the oversight and reviewing the adequacy of Proteostasis’ internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon its review and discussions with management and Proteostasis’ independent registered public accounting firm whether Proteostasis’ audited financial statements shall be included in Proteostasis’ Annual Report on Form 10-K;

•

monitoring the integrity of Proteostasis’ financial statements and Proteostasis’ compliance with legal and regulatory requirements as they relate to Proteostasis’ financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in Proteostasis’ annual proxy statement;

•	discussing all matters required to be discussed pursuant to applicable accounting rules with Proteostasis’ independent registered public accounting firm;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

The Audit Committee of the combined organization is expected to retain these duties and responsibilities following completion of the Merger.

Proteostasis’ management has the primary responsibility for its consolidated financial statements and the reporting process including its system of internal accounting and financial controls.

Proteostasis’ Audit Committee currently consists of Kim C. Drapkin (Chair), David Arkowitz, and Emmanuel Dulac, PharmD, Ph.D. Proteostasis’ board of directors has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Proteostasis’ board of directors has designated Ms. Drapkin as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

Following the consummation of the Merger, the members of the Audit Committee are expected to be Patricia L. Allen, Kim C. Drapkin, and David Arkowitz. Patricia L. Allen is expected to be the chairman of the Audit Committee and Patricia L. Allen is a financial expert under the rules of the SEC. The Proteostasis board of directors has concluded that the composition of the Audit Committee meets the requirements for independence under the rules and regulations of Nasdaq and SEC. Proteostasis and Yumanity believe that, after completion of the Merger, the functioning of the Audit Committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing, and recommending for approval by the board of directors, the corporate goals and objectives relevant to the compensation of Proteostasis’ Chief Executive Officer;

•

evaluating the Chief Executive Officer’s performance in light of such goals and objectives and recommending for approval by the board of directors the compensation of Proteostasis’ Chief Executive Officer in light of such evaluation;

•	annually reviewing, and recommending for approval by the board of directors, the goal and performance setting methodology for all company employees;

•	reviewing and approving the compensation of all other executive officers based on performance against the approved goals;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee;

•	conducting an independence assessment with respect to any compensation consultant, legal counsel or other adviser retained by the Compensation Committee;

•	reviewing and recommending to Proteostasis’ board of directors for approval the compensation of Proteostasis’ directors;

•	reviewing and approving grants and awards under incentive-based compensation and equity-based plans, consistent with the terms of such plans; and

•	reviewing and discussing with management the compensation disclosure to be included in Proteostasis’ annual proxy statement or annual report on Form 10-K.

The Compensation Committee of the combined organization is expected to retain these duties and responsibilities following completion of the Merger.

Proteostasis’ Compensation Committee currently consists of Jeffery W. Kelly, Ph.D. (Chair) and Franklin M. Berger, CFA. Proteostasis’ board of directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq Stock Market rules.

Following the consummation of the Merger, the members of the Compensation Committee are expected to be Richard A. Heyman, Ph.D., Cecil B. Pickett, Ph.D. and Kim C. Drapkin. Richard A. Heyman, Ph.D. is expected to be the chairman of the Compensation Committee. The Proteostasis board of directors has determined that each member of the Compensation Committee is independent within the meaning of the independent director guidelines of Nasdaq. Proteostasis and Yumanity believe that, after the completion of the Merger, the composition of the Compensation Committee will meet the requirements for independence under, and the functioning of such Compensation Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board of directors and committee membership;

•	establishing procedures for identifying and evaluating board of directors candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board of directors’ committees;

•	developing and recommending to the board of directors a set of corporate governance guidelines;

•	reviewing and discussing with the board of directors corporate succession plans for the Chief Executive Officer and other key officers; and

•	overseeing the evaluation of the board of directors and management.

The Nominating and Corporate Governance Committee of the combined organization is expected to retain these duties and responsibilities following completion of the Merger.

Proteostasis’ Nominating and Corporate Governance Committee currently consists of David Arkowitz (Chair), Kim C. Drapkin, and Jeffery W. Kelly, Ph.D. Proteostasis’ board of directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq Stock Market rules.

Following the consummation of the Merger, the members of the Nominating and Corporate Governance Committee are expected to be Cecil B. Pickett, Ph.D., David Arkowitz and Lynne Zydowsky, Ph.D. Cecil B.

Pickett is expected be the chairman of the Nominating and Corporate Governance Committee. Proteostasis and Yumanity believe that, after completion of the Merger, the composition of the Nominating and Corporate Governance Committee will meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

Code of Business Conduct and Ethics

Proteostasis has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on Proteostasis’ website (www.proteostasis.com) under the Investors & Media tab, under the sub-tab “Corporate Governance.” A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135 Attention: Secretary. Proteostasis intends to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on Proteostasis’ website and/or in Proteostasis’ public filings with the SEC.

Yumanity Director Compensation

For the fiscal year ended December 31, 2019, Yumanity did not have a director compensation policy in place; however, Yumanity has historically compensated non-employee directors for their services as members of the board of directors.

The following table sets forth compensation earned and paid to each Yumanity non-employee director who will serve as a director of the combined organization following completion of the Merger for service as a director during the fiscal year ended December 31, 2019. See “ —Summary Compensation Table” below for the compensation earned and paid to Dr. Coles for service as the executive chairperson of the Yumanity board of directors during the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Patricia L. Allen(3)	16,875	150,307	167,182
Richard A. Heyman, Ph.D.(4)	30,000	—	30,000
Jeffery W. Kelly, Ph.D.(5)	30,000	—	30,000
Cecil B. Pickett, Ph.D(6)	30,000	—	30,000
Lynne Zydowsky, Ph.D.(7)	7,500	153,458	160,958

(1)

Amounts represent cash compensation for services rendered as a director during 2019. Each non-employee director was entitled to receive an annual cash retainer of $30,000 for his or her services on the board.

(2)

Amounts shown reflect the grant date fair value of option awards granted during 2019. The grant date fair value was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 10 to Yumanity’s financial statements included elsewhere in proxy statement/prospectus/information statement. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting or exercise of the applicable awards. For Dr. Coles, such amounts include options with a grant date fair value of $145,687 that were granted subject to performance vesting conditions that were not ultimately achieved and have been forfeited in 2020.

(3)

Ms. Allen joined the Yumanity board of directors on August 15, 2019. In addition to the $30,000 annual retainer for her services as a member of the board of directors. Ms. Allen was entitled to receive an additional $15,000 annual retainer for her services as chair of the Audit Committee. As of December 31, 2019, Ms. Allen held options to acquire 59,266 Holdings common units.

(4)	As of December 31, 2019, Dr. Heyman held 7,410 unvested Holdings incentive units.
(5)	As of December 31, 2019, Dr. Kelly held 14,818 unvested Holdings incentive units.
(6)	As of December 31, 2019, Dr. Pickett held 3,706 unvested Holdings incentive units.
(7)	Dr. Zydowsky joined the Yumanity board of directors on October 1, 2019. As of December 31, 2019, Dr. Zydowsky held options to acquire 59,266 Holdings common units.

Following completion of the Merger, it is expected that the combined organization will provide compensation to non-employee directors that is consistent with Proteostasis’ current practices, however, these director compensation policies may be re-evaluated by the combined organization and the compensation committee following completion of the Merger and may be subject to change. Non-employee directors are expected to receive an annual retainer fee and equity compensation in the form of a stock option grant.

Under Proteostasis’ non-employee director compensation policy, Proteostasis pays its non-employee directors a cash retainer for service on the Proteostasis board of directors and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on the Proteostasis board of directors. The fees paid to non-employee directors for service on the Proteostasis board of directors and for service on each committee of the Proteostasis board of directors on which the director is a member are as follows:

Annual Retainer ($)
Board of Directors:
All non-employee members	35,000
Additional retainer for Non-Executive Chairperson	25,000

Audit Committee:
Chairperson	15,000
Non-Chairperson members	7,500

Compensation Committee:
Chairperson	10,000
Non-Chairperson members	5,000

Nominating and Corporate Governance Committee:
Chairperson	7,500
Non-Chairperson members	3,500

Proteostasis also reimburses its non-employee directors for reasonable out-of-pocket expenses incurred by its non-employee directors in connection with attending meetings of the Proteostasis board of directors and committees thereof.

In addition to cash compensation, each new non-employee director who is initially appointed or elected to the Proteostasis board of directors is eligible to receive a one-time equity award of an option to purchase 34,800 shares of Proteostasis common stock or a stock option with a grant date fair value of $72,036, whichever has a lower value, which option vests in equal quarterly installments over a period of three years following the grant date, subject to the director’s continued service on the Proteostasis board of directors. On the date of each annual meeting of the stockholders of Proteostasis, each continuing non-employee director who has served for at least six months is eligible to receive an annual equity award with of an option to purchase 17,400 shares of Proteostasis common stock or a stock option with a grant date fair value of $36,018, whichever has a lower value, which option vests in equal quarterly installments over a period of one year following the grant date. Any stock options granted under Proteostasis’ non-employee director compensation policy are nonstatutory stock options, with a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service. Notwithstanding any vesting schedule, for each non-employee director who remains in continuous service with Proteostasis until immediately prior to the closing of a change in control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested prior to a “Sale Event” (as defined in Proteostasis’ 2016 Stock Option and Incentive Plan).

This policy is designed to provide a total compensation package that enables Proteostasis to attract and retain, on a long-term basis, high-caliber non-employee directors.

Yumanity Executive Compensation

Yumanity’s Chief Executive Officer, Richard Peters, M.D., Ph.D, Chief Medical Officer, Brigitte Robertson, M.D. and Chief Business Officer, Paulash Mohsen will each become an executive officer of the combined organization and are referred to in this section as Yumanity’s “named executive officers.”

Summary Compensation Table

The following table shows information regarding compensation of Yumanity’s named executive officers for the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary	Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
N. Anthony Coles, M.D.(4)	2019	$469,211	$291,375		$170,703	—	$931,289
Executive Chair of the Board of Directors
Richard Peters, M.D., Ph.D.(5)	2019	$195,769	$3,536,984	(6)	$83,312	$1,956	$3,818,022
President and Chief Executive Officer

Brigitte Robertson, M.D.(7)	2019	$50,000	$725,005		$14,655	$1,057	$790,717
Chief Medical Officer

Paulash Mohsen	2019	$357,108	—		$94,277	$4,915	$456,300
Chief Business Officer	2018	$335,313	$331,340		$108,641	$762	$776,056

(1)

Amounts represent the aggregate grant-date fair value of option awards granted to our named executive officers in the year indicated, computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 10 to Yumanity’s financial statements included elsewhere in this proxy statement/prospectus/information statement. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting or exercise of the applicable awards.

(2)	See “— Narrative to Summary Compensation Table — Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.
(3)	Amounts represent reimbursement of parking costs and the gross-up of taxes paid on such reimbursement amounts.
(4)

For the 2019 calendar year, Dr. Coles served as the President and Chief Executive Officer of Yumanity until September 3, 2019, during which time Dr. Coles was eligible to receive an annual base salary of $510,000 and target annual bonus equal to 40% of his annual base salary. On September 3, 2019, Dr. Coles assumed the role of Executive Chair of Yumanity and thereafter received an annualized base salary of $390,000 and target annual bonus equal to 50% of his annual base salary.

(5)

Dr. Peters commenced employment with Yumanity in September 2019. Dr. Peters’ base salary and annual bonus for the 2019 calendar year have each been prorated to reflect his start date and partial year of service.

(6)	Includes options with a grant date fair value of $707,397 that were granted subject to performance vesting conditions that were not ultimately achieved and have been forfeited in 2020.

(7)

Dr. Robertson commenced employment with Yumanity in November 2019. Dr. Robertson’s base salary and annual bonus for the 2019 calendar year have each been prorated to reflect her start date and partial year of service.

Narrative Disclosure to Summary Compensation Table

Executive Compensation Elements

The following describes the material terms of the elements of Yumanity’s executive compensation program during 2019.

Annual Base Salary

Yumanity’s board of directors and compensation committee recognize the importance of base salary as an element of compensation that helps to attract and retain the named executive officers. Yumanity provides base salary as a fixed source of income for its named executive officers for the services they provide to Yumanity during the year, and allows Yumanity to maintain a stable executive team.

The base salaries for Yumanity’s named executive officers in effect for the year ended December 31, 2019 were as follows: $510,000 for Dr. Coles (reduced to $390,000 on September 3, 2019 upon transition to the role of Executive Chairman of Yumanity), $600,000 for Dr. Peters, $400,000 for Dr. Robertson and $357,108 for Mr. Mohsen.

Annual Cash Incentive

Yumanity also provides its named executive officers with annual performance-based cash bonus opportunities, Yumanity’s named executive officers were provided with the opportunity to earn bonus payments calculated based upon the achievement of specified corporate goals, with each executive officer being assigned a corporate and individual goal weighting. For fiscal year 2019, each executive officer was assigned a target bonus opportunity, which is reflected as a percentage of that individual’s 2019 base salary and is based on the individual’s role and title in the Company.

For fiscal year 2019, the target bonus opportunity as a percentage of 2019 base salary and corporate and individual goal weighting for each of Yumanity’s named executive officers is as follows:

Name	Target Bonus	Corporate Goal Weighting (%)	Individual Goal Weighting (%)
N. Anthony Coles, M.D.	40%*	100	—
Richard Peters, M.D.	50%	100	—
Brigitte Robertson, M.D.	35%	80	20
Paulash Mohsen	30%	80	20

*	The target annual bonus for Dr. Coles was increased to 50% of his base salary upon transition to the role of Executive Chairman of Yumanity.

Following fiscal year 2019, Yumanity’s board of directors determined that Yumanity had achieved 85% of its corporate goals for 2019. Bonuses paid with respect to 2019 performance were pro-rated for any partial year of employment and were paid, if applicable, during the first quarter of 2020.

Equity Compensation

Yumanity’s board of directors considers equity incentives to be important in aligning the interests of the named executive officers with those of its equityholders. As part of Yumanity’s pay-for-performance philosophy, its compensation program tends to emphasize the long-term equity award component of total compensation packages paid to its named executive officers. In determining the size of the equity incentives to be awarded to Yumanity’s named executive officers, Yumanity takes into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions and anticipated future contributions to Yumanity and the size of prior grants. Historically, Yumanity had granted incentive units intended to constitute “profits interests” to compensate its employees. More recently, Yumanity has granted options to compensate its named executive officers. Yumanity has granted equity incentives both in the form of initial grants in connection with the commencement of employment and periodic refresher grants. Because employees are able to profit from options only if Yumanity’s price increases relative to the option’s exercise price, Yumanity believes options in particular provide meaningful incentives to employees to achieve increases in the value of Yumanity’s equity over time. While Yumanity intends that the majority of equity awards to its employees be made pursuant to initial grants or its periodic refresh grants, Yumanity’s board of directors retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or Yumanity’s board of directors. The exercise price of each option grant is the fair market value of Holdings’ common units on the grant date. Yumanity does not have any stock ownership requirements for its named executive officers.

Outstanding Equity Awards at December 31, 2019

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2019.

		Option Awards(1)
Name	Grant Date	Vesting Commencement Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non- Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price(3)	Option Expiration Date
N. Anthony Coles, M.D.	12/9/2018	12/4/2018	343,841	—			$1.72	12/8/2028
	9/10/2019	12/4/2018	57,307	—			$1.72	9/9/2029
	9/10/2019	—	—	—	57,307	(4)	$1.72	9/9/2029

Richard Peters, M.D., Ph.D.	9/9/2019	7/10/2019	1,115,708	—			$1.72	9/8/2029
	9/9/2019	—	—	—	278,927	(4)	$1.72	9/8/2029

Brigitte Robertson, M.D.	12/16/2019	11/18/2019	280,000	—			$1.72	12/15/2029

Paulash Mohsen	12/4/2018	12/4/2018	200,000	—			$1.72	12/3/2028
	2/18/2020	2/18/2020	50,000	—			$1.72	2/17/2030

(1)

Each of the outstanding option awards held by Dr. Peters, Mr. Mohsen and Dr. Robertson were issued as unit options pursuant to the Yumanity Holdings, LLC 2018 Unit Option and Grant Plan and will be assumed and convert into stock options under the Amended and Restated Yumanity Therapeutics, Inc. 2018 Stock Option and Grant Plan in connection with the Yumanity Reorganization.

(2)

Except as otherwise noted below, each option award was fully exercisable upon grant, and vests with respect to 25% of the shares upon the first anniversary of the vesting commencement date, with the remaining shares vesting in 36 equal monthly installments thereafter, in each case subject to the executive’s continuing service relationship. Except for Dr. Peters’ option granted September 9, 2019, the vesting of 100% of shares will be accelerated upon a capital transaction.
(3)

Each option was originally granted with an exercise price of $3.62 per unit, other than Mr. Mohsen’s option granted December 4, 2018, which was originally granted with an exercise price of $2.32 per unit, in each case, reflecting the fair market value as of the applicable grant date. In July 2020, each outstanding option was repriced to the then-current fair market value of $1.72 per unit.

(4)	This option was eligible to vest if Yumanity achieved a corporate financing goal by March 31, 2020. Such goal was not achieved and, accordingly, this option was forfeited as of March 31, 2020.

Employment Agreements

Yumanity has entered into employment agreements with each of its named executive officers. The agreements set forth the named executive officer’s initial base salary, bonus potential, eligibility for employee benefits and severance benefits upon a qualifying termination of employment, subject to certain non-solicitation and non-competition provisions and confidentiality obligations. The key terms of Yumanity’s employment arrangements with its named executive officers, including potential payments upon termination or change in control, are described below.

These employment agreements provide for “at will” employment. The terms “change of control,” “cause” and “good reason” referred to below are defined in the applicable employment agreement.

N. Anthony Coles, M.D.

Dr. Coles currently serves as Yumanity’s Executive Chair of its board of directors. He is entitled to an annual base salary of $390,000 and an annual target bonus equal to 50% of his basely salary, as determined by Yumanity’s board of directors in its sole discretion. Prior to serving as its Executive Chair, Yumanity entered into an employment agreement with Dr. Coles as well as an agreement containing certain non-solicitation and non-competition provisions and confidentiality obligations in connection with his services as Yumanity’s Chief Executive Officer.

Under the terms of his employment agreement, in the event that Dr. Coles’ employment is terminated as a result of his death, (i) Yumanity will pay his estate an amount equal to his monthly base salary for a period of twelve months, payable in accordance with Yumanity’s normal payroll practices, and (ii) any and all unvested units of Holdings will vest in the name of his estate. Dr. Coles’ employment agreement also provides that, in the event that his employment is terminated by Yumanity without “cause” at any time or by Dr. Coles for “good reason,” subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to his monthly base salary for a period of twelve months, payable in accordance with Yumanity’s normal payroll practices, (ii) continued healthcare and associated COBRA benefits on substantially the same terms and conditions for twelve months, (iii) in the case of termination by Yumanity without “cause,” acceleration of 100% of any and all unvested units of Holdings and (iv) in the case of termination by Dr. Coles for “good reason,” acceleration of all unvested units of Holdings that would have vested over the twelve month period following such termination. Dr. Coles’ employment agreement also provides that all units of Holdings that remain unvested as of the date of a change in control shall be vested.

Richard Peters, M.D., Ph.D.

Yumanity entered into an employment agreement with Richard Peters, M.D., Ph.D., its President and Chief Executive Officer, on June 30, 2019. Under the terms of his employment agreement, Dr. Peters is entitled to receive an annual base salary, currently $600,000, and an annual target bonus, currently 50% of his annual base salary, as determined by Yumanity’s board of directors in its sole discretion. Dr. Peters also entered into an employee confidentiality, assignment and noncompetition agreement with Yumanity, the terms of which are incorporated into his employment agreement. Under such employee confidentiality, assignment and noncompetition agreement, to the extent that the 12 month post-employment noncompetition restrictions is enforced, Dr. Peters is entitled to receive garden leave payments during such 12 month period equal to 50% of his highest annualized base salary paid to him by Yumanity within the two-year period preceding his last day of employment.

Dr. Peters’ employment agreement provides that, in the event that his employment is terminated by Yumanity without “cause” or by Dr. Peters for “good reason”, subject to the execution and effectiveness of a separation agreement and release, which shall include, without limitation and in Yumanity’s sole discretion, a one-year post-employment noncompetition agreement, he will be entitled to receive (i) an amount equal to 12 months of his base salary plus one times his target bonus for that year, payable in substantially equal installments in accordance with Yumanity’s payroll practice over 12 months commencing within 60 days after the date of termination (provided, that in the event Dr. Peters is entitled to any payments pursuant to his employee confidentiality, assignment and noncompetition agreement, such severance amounts received in any calendar year will be reduced by the amount that Dr. Peters is paid in the same calendar year pursuant to his employee confidentiality, assignment and noncompetition agreement), and (ii) reimbursement of COBRA premiums for health benefit coverage, in an amount equal to the monthly employer contribution that Yumanity would have made to provide health insurance to Dr. Peters had he remained employed with Yumanity until the earlier of 12 months following the date of termination or the date that Dr. Peters becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA.

Under Dr. Peters’ employment agreement, in the event that Dr. Peters is terminated by Yumanity without “cause” or by Dr. Peters for “good reason” within 12 months after a change in control, then in lieu of the payments and benefits described above and subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to two times his then current base salary (or, his base salary in effect immediately prior to the change in control, if higher) plus two times his target bonus for that year, payable in a lump sum within 60 days after the date of termination (provided, that in the event Dr. Peters is entitled to any payments pursuant to his employee confidentiality, assignment and noncompetition agreement, such severance amounts will be reduced by the amount that Dr. Peters is paid or to be paid in the same calendar year pursuant to his employee confidentiality, assignment and noncompetition agreement), (ii) reimbursement of COBRA premiums for health benefit coverage, in an amount equal to the monthly employer contribution that Yumanity would have made to provide health insurance to Dr. Peters had he remained employed with Yumanity until the earliest of 18 months following the date of termination or the date that Dr. Peters becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) acceleration of 100% of the stock options and other stock-based awards held by Dr. Peters that are subject to solely time-based vesting and the milestone option award granted to Dr. Peters in connection with the commencement of his employment, as of the later of the date of termination and the effective date of the separation agreement and release.

The payments and benefits provided to Dr. Peters in connection with a change in control may not be eligible for a federal income tax deduction for Yumanity pursuant to Section 280G of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and may subject Dr. Peters to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Peters in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Dr. Peters.

Brigitte Robertson, M.D.

Yumanity entered into an employment agreement with Brigitte Robertson, M.D., its Chief Medical Officer, on November 18, 2019. Under the terms of her employment agreement, Dr. Robertson is entitled to receive an annual base salary, currently $400,000, and an annual target bonus, currently 35% of her annual base salary, as determined by Yumanity’s board of directors in its sole discretion. Dr. Robertson also entered into an employee confidentiality, assignment and noncompetition agreement with Yumanity. Under such employee confidentiality, assignment and noncompetition agreement, to the extent that the 12 month post-employment noncompetition restriction is enforced, Dr. Robertson is entitled to receive garden leave payments during such 12 month period equal to 50% of her highest annualized base salary paid to her by Yumanity within the two-year period preceding her last day of employment.

Dr. Robertson’s employment agreement provides that, in the event that her employment is terminated by Yumanity without “cause” at any time or by Dr. Robertson for “good reason” within 12 months after a change in control, subject to the execution and effectiveness of a separation agreement and release which shall include, without limitation and in Yumanity’s sole discretion, a one-year post-employment noncompetition agreement, she will be entitled to receive (i) an amount equal to nine months of her base salary, payable in substantially equal installments in accordance with Yumanity’s payroll practice over nine months commencing within 60 days after the date of termination (provided, that in the event Dr. Robertson is entitled to any payments pursuant to her employee confidentiality, assignment and noncompetition agreement, such severance amounts will be reduced by the amount that Dr. Robertson is paid in the same calendar year pursuant to her employee confidentiality, assignment and noncompetition agreement), (ii) reimbursement of COBRA premiums for health benefit coverage, in an amount equal to the monthly employer contribution that Yumanity would have made to provide health insurance to Dr. Robertson had she remained employed with Yumanity until the earliest of nine months following the date of termination or the date that Dr. Robertson becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) if such termination occurs within 12 months after the occurrence of a change in control, acceleration of 100% of the stock options and other stock based awards held by Dr. Robertson that are subject to solely time-based vesting, as of the later of the date of termination and the effective date of the separation agreement and release.

The payments and benefits provided to Dr. Robertson in connection with a change in control may not be eligible for a federal income tax deduction for Yumanity pursuant to Section 280G of the Code, and may subject Dr. Robertson to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Robertson in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Dr. Robertson.

Paulash Mohsen

Yumanity entered into an employment agreement with Paulash Mohsen, its Chief Business Officer, on April 8, 2015. Under the terms of his employment agreement, Mr. Mohsen is entitled to receive an annual base salary, currently $374,964, and an annual target bonus, currently 35% of his base salary, determined by Yumanity’s board of directors in its sole discretion. Mr. Mohsen also entered into a confidentiality and noncompetition agreement with Yumanity, the terms of which are incorporated into his employment agreement.

Mr. Mohsen’s employment agreement provides that, in the event that his employment is terminated by Yumanity without “cause” at any time or by Mr. Mohsen for “good reason” within 12 months following a change of control, subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in accordance with Yumanity’s normal payroll practices for a period of nine months, and (ii) reimbursement of COBRA premiums for health benefit coverage, in an amount equal to the monthly employer contribution that Yumanity would have made to provide health insurance to Mr. Mohsen had he remained employed with Yumanity until the earliest of nine months following the date of termination or the date that Mr. Mohsen becomes reemployed.

Rule 10b5-1 Sales Plans

The combined organization’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of Proteostasis’ common stock on a periodic basis. Under a Rule 10b5-1 plan a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. The combined organization’s directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information. Any purchase or sales by the combined organization’s directors and executive officers, including pursuant to a 10b5-1 plan, will be subject to the terms of any lock-up agreements entered into by such directors and executive officers.

Employment Benefits Plans

Yumanity Amended and Restated 2018 Stock Option and Grant Plan

The Yumanity Holdings, LLC 2018 Unit Option and Grant Plan was originally adopted by Holdings’ board of directors and approved by the members of Holdings on December 5, 2018 and most recently amended in June 2020. In connection with the Yumanity Reorganization, Yumanity will assume the Yumanity Holdings, LLC 2018 Unit Option and Grant Plan, which will be amended and restated as the Yumanity Therapeutics, Inc. Amended and Restated 2018 Stock Option and Grant Plan, or the 2018 Yumanity Plan. At the Effective Time, each option to purchase Yumanity common stock that is outstanding and unexercised immediately prior to the Effective Time under the 2018 Yumanity Plan, whether or not vested, will be converted into an option to purchase Proteostasis common stock. Proteostasis will assume the 2018 Yumanity Plan. All rights with respect to Yumanity common stock under Yumanity options assumed by Proteostasis will be converted into rights with respect to Proteostasis common stock. Accordingly, from and after the Effective Time, each Yumanity stock option assumed by Proteostasis may be exercised for such number of shares of Proteostasis common stock as is determined by multiplying the number of shares of Yumanity common stock subject to the option by the Exchange Ratio and rounding that result down to the nearest whole number of shares of Proteostasis common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the Exchange Ratio and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Yumanity option assumed by Proteostasis will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Yumanity options will generally remain unchanged; provided, that any Yumanity options assumed by Proteostasis may be subject to adjustment to reflect changes in Proteostasis capitalization after the Effective Time and that the Proteostasis board of directors or a committee thereof will succeed to the authority of the board of directors of Yumanity with respect to each assumed Yumanity option.

Under the 2018 Yumanity Plan, Yumanity has authorized an aggregate of 7,243,396 shares of Yumanity common stock for issuance under the Yumanity 2018 Plan, after giving effect to the Yumanity Reorganization. The number of shares of common stock reserved for issuance is subject to adjustment in the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction. The shares of common stock underlying awards that are forfeited, canceled, reacquired by Yumanity prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) and shares of common stock that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are added back to the shares of common stock available for issuance under the 2018 Yumanity Plan.

Yumanity’s board of directors, or a committee of the board, is the administrator of the 2018 Yumanity Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award, subject to the provisions of the 2018 Yumanity Plan. Persons eligible to participate in the 2018 Yumanity Plan are those full-time or part-time officers, employees, directors, members of the scientific advisory board, consultants and other key persons of Yumanity as selected from time to time by the administrator in its discretion.

The 2018 Yumanity Plan permits the granting of options to purchase common stock that do not qualify as incentive stock options under Section 422 of the Code. The per share option exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option is fixed by the administrator. The administrator determines at what time or times each option may be exercised. In addition, the 2018 Yumanity Plan permits the granting of restricted shares of common stock and unrestricted shares of common stock.

The 2018 Yumanity Plan provides that upon the occurrence of a “sale event,” as defined in the 2018 Yumanity Plan, all outstanding stock options will terminate at the effective time of such sale event, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In the event of a termination of the 2018 Yumanity Plan and all options issued thereunder in connection with a sale event, optionees will be provided an opportunity to exercise options that are then exercisable or will become exercisable as of the effective time of the sale event prior to the consummation of the sale event. In addition, Yumanity has the right to provide for a cash payment to holders of options, in exchange for the cancellation thereof, in an amount per share equal to the difference between the value of the consideration payable per share of common stock in the sale event and the per share exercise price of such options. In the event of, and subject to the consummation of, a sale event, restricted stock (other than those becoming vested as a result of the sale event) will be forfeited immediately prior to the effective time of a sale event unless such awards are assumed or continued by the successor entity. In the event that shares of restricted stock are forfeited in connection with a sale event, such shares of restricted stock shall be repurchased at a price per share equal to the original per share purchase price of such shares. Yumanity has the right to provide for a cash payment to holders of restricted stock, in exchange for the cancellation thereof, in an amount per share equal to the value of the consideration payable per share of common stock in the sale event.

Yumanity’s board of directors may amend or discontinue the 2018 Yumanity Plan at any time, subject to stockholder approval where such approval is required by applicable law. The administrator of the 2018 Yumanity Plan may also amend or cancel any outstanding award, provided that no amendment to an award may adversely affect a participant’s rights without his or her consent.

The 2018 Yumanity Plan will terminate automatically upon the earlier of 10 years from the date on which the 2018 Yumanity Plan was initially adopted by its board of directors or 10 years from the date the 2018 Yumanity Plan was initially approved by Yumanity’s stockholders. As of October 31, 2020, options to purchase 3,569,709 shares of common stock were outstanding under the 2018 Yumanity Plan (after giving effect to the Yumanity Reorganization). Proteostasis will assume the 2018 Yumanity Plan in connection with the Merger.

401(k) Plan

Yumanity maintains a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Section 401(a) of the Code. Matching contributions to the plan are made at the discretion of our board of directors. No matching contributions were provided in 2019.

Yumanity also contributes to medical, disability and other standard insurance plans for its employees.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee of the combined organization is expected to be an “outside” director as that term is defined in Section 162(m) of the Code, a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of the Nasdaq. None of the combined organization’s proposed executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined organization’s board of directors or compensation committee following the completion of the Merger.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED ORGANIZATION

Described below are all transactions occurring since January 1, 2018 and all currently proposed transactions to which either Proteostasis or Yumanity was a party and in which

•	The amounts involved exceeded or will exceed $120,000 or 1% of the average of the total assets of Proteostasis or Yumanity, as the case may be, at year-end for the last two completed fiscal years; and

•

A director, executive officer, holder of more than 5% of the outstanding capital stock of Proteostasis or Yumanity, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements that are described under the section titled “Management Following the Merger — Yumanity Executive Compensation” of this proxy statement/prospectus/information statement.

Proteostasis Transactions

Stockholders’ Agreement

In connection with Proteostasis’ private placements, Proteostasis and certain holders of its common stock entered into a stockholders’ agreement pursuant to which these stockholders will have, among other things, registration rights under the Securities Act of 1933, as amended, with respect to common stock they hold.

Proteostasis Related Party Transaction Policy

Proteostasis has a written policy that requires all transactions between Proteostasis and any director, executive officer, holder of 5% or more of any class of Proteostasis’ capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by Proteostasis’ audit committee. Any request for such a transaction must first be presented to the audit committee for review, consideration and approval. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to Proteostasis than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Prior to Proteostasis’ board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction are disclosed to Proteostasis’ board of directors, and the transaction is not approved by Proteostasis’ board of directors unless a majority of the directors approved the transaction.

Yumanity Transactions

Yumanity Operating Agreement

In June 2018, in connection with the sale of Class B preferred units described below, Holdings entered into an amended and restated operating agreement with each of its members to govern operations of the company, including holders of 5% or more of Holdings’ equity and certain directors and officers of Yumanity. The operating agreement was subsequently amended and restated in December 2018 and then again in June 2020 in connection with the sale of Class C preferred units described below, with Merck becoming party thereto and a holder of more than 5% of Holdings’ units in connection with its purchase of Class C preferred units. The operating agreement sets forth the authorized classes of Holdings’ equity securities, the allocation of income and losses among the members and the preferences of the preferred classes. The operating agreement also sets forth the rights of and restrictions on members, including antidilution rights of the preferred classes, information rights, voting rights and certain transfer restrictions with respect to units. The operating agreement includes indemnification provisions applicable to Holdings’ directors and officers. The operating agreement will terminate upon consummation of the Yumanity Reorganization.

Merck Collaboration Agreement

In June 2020, Yumanity entered into an exclusive license and research collaboration agreement with Merck, or the Merck Collaboration Agreement, pursuant to which Yumanity granted Merck an exclusive worldwide license under certain intellectual property related to two certain undisclosed targets in connection with Yumanity’s ALS and FTLD programs. As consideration for the licenses granted to Merck under the Merck Collaboration Agreement, Merck paid Yumanity a one-time upfront payment and also purchased Class C preferred units of Holdings. Under the terms of the Merck Collaboration Agreement, Yumanity is eligible to receive up to $530 million upon achievement of certain research, development and sales milestones as well as tiered royalties on net sales of licensed products.

Preferred Stock Financings

Class B Preferred Unit Financing

In June 2018 with a subsequent sale in July 2018, Holdings issued and sold an aggregate of 4,315,472 Class B preferred units pursuant to a unit purchase agreement at a cash purchase price of $8.37 per unit for an aggregate purchase price of approximately $36.1 million.

Purchasers of Holdings’ Class B preferred units included Holdings’ venture capital fund investors and strategic investors that beneficially owned more than 5% of Holdings’ outstanding units and/or were represented on Holdings’ board of directors at the time of sale of the Class C preferred units. The following table presents the number of shares and the total purchase price paid by these entities.

Investor	Class B Preferred Units	Total Class B Purchase Price
Alexandria Equities No. 7, LLC(1)	1,194,743	$9,999,998.91
Entities affiliated with Fidelity(2)	820,850	$6,870,514.50
Entities affiliated with Redmile Group, LLC(3)	836,320	$6,999,998.40
Aventisub LLC(4)	597,371	$4,999,995.27

(1)

Joel S. Marcus was a member of Holdings’ board of directors from February 2016 to October 2019 and was the chief executive officer of Alexandria Real Estate Equities, Inc., an affiliate of Alexandria Equities No. 7, LLC.

(2)

Consists of (i) 399,197 units held by Fidelity Growth Company Commingled Pool, (ii) 336,308 units held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund and (iii) 85,345 units held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund.

(3)

Consists of (i) 203,813 units held by Redmile Capital Fund, LP, (ii) 42,616 units held by Redmile Capital Offshore Master Fund, Ltd., (iii) 176,082 units held by Redmile Capital Offshore II Master Fund, Ltd., (iv) 23,050 units held by Redmile Strategic Master Fund, LP and (v) 390,759 units held by Redmile Biopharma Investments I, L.P.

(4)	Aventisub, LLC no longer holds 5% of Holdings’ equity.

Class C Preferred Unit Financing

In June 2020, Holdings issued and sold an aggregate of 5,404,588 Class C preferred units pursuant to a unit purchase agreement at a cash purchase price of $4.0008 per unit for an aggregate purchase price of approximately $21.6 million.

Purchasers of Holdings’ Class C preferred units included Holdings’ venture capital fund investors and strategic investors that beneficially owned more than 5% of outstanding Holdings capital stock and/or were represented on Holdings’ board of directors at the time of sale of the Class C preferred units. The following table presents the number of shares and the total purchase price paid by these entities.

Investor	Class C Preferred Units	Total Class C Purchase Price
Alexandria Equities No. 7, LLC(1)	691,990	$2,768,513.60
Entities affiliated with Fidelity(2)	1,099,780	$4,399,999.83
Entities affiliated with Redmile Group, LLC(3)	499,900	$1,999,999.92
Merck Sharp & Dohme Corp.	2,499,500	$9,999,999.60
N. Anthony Coles, M.D.(4)	249,950	$999,999.96

(1)	Lynne Zydowsky, Ph.D. is a member of Holdings’ board of directors and is the chief science officer of Alexandria Real Estate Equities, Inc., an affiliate of Alexandria Equities No. 7, LLC.
(2)

Consists of (i) 117,944 units held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (ii) 478,304 units held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iii) 440,788 units held by Fidelity Growth Company Commingled Pool and (iv) 62,744 units held by Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund.

(3)	Consists of (i) 124,975 units held by RAF, L.P. and (ii) 374,925 units held by Redmile Biopharma Investments I, L.P.
(4)	Represents 249,950 units held by the Coles 2016 Irrevocable Trust. N. Anthony Coles, M.D. is a 5% holder of Holdings and a member of Holdings’ board of directors.

Yumanity Support Agreement

In connection with the execution of the Merger Agreement, Proteostasis and Yumanity also entered into the Yumanity support agreement with certain officers, directors and members of Holdings, which, as of October 31, 2020, collectively own an aggregate of approximately 75% of Holdings’ outstanding equity (after giving effect to the Yumanity Reorganization), as further described in the section titled “Agreements Related To The Merger — Support Agreements and Written Consent” beginning on page 169 of this proxy statement/prospectus/information statement. The Yumanity support agreement provides, among other things, that the directors, officers and equityholders of Yumanity subject to this agreement will vote all of their shares in favor of the adoption of the Merger Agreement, the approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement and against any competing acquisition proposals.

Lock-up Agreements

Please see “Agreements Related to the Merger — Lock-Up Agreements” beginning on page 169 for additional information regarding agreements pursuant to which certain of Yumanity’s current directors and officers and certain equityholders of Holdings, including Alexandria Equities No. 7, LLC, entities associated with Fidelity, Merck Sharp & Dohme Corp., Biogen New Ventures Inc., N. Anthony Coles, M.D. and certain trusts affiliated with the estate of Susan Lindquist, Ph.D., have agreed to not sell, pledge, or otherwise transfer shares of the combined organization for a period of 180 days following completion of the Merger.

Director and Executive Officer Compensation

Please see the section titled “Management Following the Merger — Yumanity Director Compensation” beginning on page 261 of this proxy statement/prospectus/information statement and the section titled “Management Following the Merger — Yumanity Executive Compensation” beginning on page 263 of this proxy statement/prospectus/information statement for additional information regarding compensation of Yumanity’s executive officers and directors, including summaries of related agreements between such executive officers and Yumanity.

Indemnification Agreements

In connection with the Merger, Yumanity intends to enter into separate indemnification agreements with each of its directors and officers. The indemnification agreements and the combined organization’s bylaws that will be in effect upon the closing of the Merger require the combined organization to indemnify its directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

Yumanity Reorganization

Immediately prior to completing the Merger, Yumanity will complete a series of transactions pursuant to which Holdings, the sole stockholder and holding company parent of Yumanity, will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation. In connection with the Yumanity Reorganization, by operation of law, Yumanity will acquire all assets of Holdings and assume all of its liabilities and obligations, and all securities of Holdings will be converted into and become securities of Yumanity.

Policy for Approval of Related Person Transactions

While Yumanity does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, Yumanity’s board of directors reviews and considers the interests of its directors, executive officers and principal equityholders in its review and consideration of transactions and obtains the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

Upon consummation of the Merger, the Audit Committee of the board of directors of the combined organization will apply Proteostasis’ related party transaction policy, described above, until such time as the board of directors of the combined organization shall amend the policy. All of the Yumanity transactions described in this section were entered into prior to the application of this policy to Yumanity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information does not give effect to the Proteostasis Reverse Stock Split, described in Proteostasis Proposal No. 2: “Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split” of this proxy/prospectus/information statement, because any adjustments for the proposed reverse stock split are not factually supportable given that the terms of the proposed reverse stock split are not yet known.

In the unaudited pro forma combined financial information, Yumanity was determined to be the accounting acquirer for the merger (refer to Note 1 for a description of the transaction) and the transaction has been accounted for as an asset acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”).

Yumanity was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the merger, including: (1) stockholders of Yumanity are expected to own approximately 70.9% of the voting interests of the combined organization immediately following the closing of the merger (on a fully diluted basis); (2) the majority of the board of directors of the combined organization will be composed of directors designated by Yumanity under the terms of the merger; and (3) existing members of Yumanity’s executive management team will retain those executive roles for the combined organization.

The unaudited pro forma condensed combined balance sheet assumes that Yumanity’s corporate reorganization from a limited liability company (“LLC”) to a corporation and the merger were consummated as of June 30, 2020 and combines the historical balance sheets of Proteostasis Therapeutics, Inc. (“Proteostasis”) and Yumanity as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 assumes that the Yumanity corporate reorganization from a LLC to a corporation and the merger were consummated as of January 1, 2019 and combines the historical results of Proteostasis and Yumanity for the respective periods presented. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The combined historical financial statements of Proteostasis and Yumanity have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined organization’s results.

Proteostasis’ assets will be measured and recognized at their relative fair value as of the transaction date with any value associated with in process research and development (“IPR&D”) being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Yumanity after the consummation of the merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the merger requires the valuation of the acquired assets and liabilities including IPR&D, the lease right of use asset and the final calculation of net working capital for Proteostasis. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Proteostasis and Yumanity been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Proteostasis and Yumanity, and each company’s respective Management’s Discussion and Analysis of Financial Condition and Results of Operations. Proteostasis’ historical audited consolidated financial statements for the years ended December 31, 2019 and 2018 and unaudited consolidated financial statements for the period ended June 30, 2020, and its Management’s Discussion and Analysis of Financial Condition and Results of Operations are incorporated by reference into this proxy statement/prospectus/information statement. Yumanity’s historical audited financial statements for the years ended December 31, 2019 and 2018 and unaudited consolidated financial statements for the period ended June 30, 2020 along with Management’s Discussion and Analysis of Financial Condition and Results of Operations are included elsewhere in this proxy statement/prospectus/information statement.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Proteostasis may materially vary from those of Yumanity. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Proteostasis’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Proteostasis’ results of operations or reclassification of assets or liabilities to conform to Yumanity’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2020

(in thousands)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$23,205	$42,868	$—		$66,073
Marketable securities	—	5,998	—		5,998
Accounts receivable	15,000	—	—		15,000
Prepaid expenses and other current assets	535	1,964	—		2,499
Restricted cash	125	—	—		125

Total current assets	38,865	50,830	—		89,695
Property and equipment, net	788	308	—		1,096
Operating lease right-of-use assets	10,114	12,002	(1,138)	E	20,978
Restricted cash	100	828	—		928
Deposits	380	—	—		380

Total assets	$50,247	$63,968	$(1,138)		$113,077

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,104	$1,504	—		$2,608
Accrued expenses and other current liabilities	2,036	4,157	14,313	B	20,506
Deferred revenue	13,555	—	—		13,555
Current portion of long-term debt	498	—	—		498
Operating lease liabilities	3,106	1,204	—		4,310
Current portion of finance lease obligation	251	—	—		251
Short-term borrowings	—	735	—		735

Total current liabilities	20,550	7,600	14,313		42,463
Long-term debt, net of discount and current portion	15,327	—	—		15,327
Operating lease liability, net of current portion	6,988	11,429	—		18,417
Finance lease obligation, net of current portion	33	—	—		33
Deferred revenue, net of current portion	1,445	—	—		1,445
Other long-term liabilities	235	3	—		238

Total liabilities	44,578	19,032	14,313		77,923

Preferred units	103,949	—	(103,949)	A	—
Stockholders’/members’ equity (deficit):
Defaulting Class B preferred units	288	—	(288)	A	—
Members’ units	6,192	—	(6,192)	A	—
Common stock	—	52	126	H	178
Additional paid-in capital	—	400,315	(232,973)	F	167,342
Accumulated other comprehensive income	—	—	—		—
Members’ deficit	(104,760)	—	104,760	A	—
Accumulated deficit	—	(355,431)	223,065	G	(132,366)

Total stockholders’/members’ equity (deficit)	(98,280)	44,936	88,498		35,154

Total liabilities, preferred units and stockholders’/members’ equity (deficit)	$50,247	$63,968	$(1,138)		$113,077

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2020

(in thousands, except share and per share amounts)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$—	$—		$—
Operating Expenses:
Research and development	8,968	11,102	—		20,070
General and administrative	4,631	7,953	(385)	C, E	12,199

Total operating expenses	13,599	19,055	(385)		32,269

Loss from operations	(13,599)	(19,055)	385		(32,269)
Interest expense	(909)	(9)	—		(918)
Change in fair value preferred unit warrant liability	26	—	—		26
Interest income and other income (expense), net	45	293	—		338

Loss before tax	(14,437)	(18,771)	385		(32,823)

Net loss	$(14,437)	$(18,771)	$385		$(32,823)

Net loss per share, basic and diluted (Note 4 I)	$(0.75)	$(0.36)			$(0.15)

Weighted-average common shares outstanding, basic and diluted	10,258,511	52,147,145		I	175,089,925

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$5,000	$—		$5,000
Operating Expenses:
Research and development	22,969	52,319	—		75,288
General and administrative	7,062	13,835	(122)	E	20,775

Total operating expenses	30,031	66,154	(122)		96,063

Loss from operations	(30,031)	(61,154)	122		(91,063)
Interest expense	(1,209)	—	—		(1,209)
Change in fair value preferred unit warrant liability	12	—	—		12
Interest income and other income (expense), net	19	2,029	—		2,048

Loss before tax	(31,209)	(59,125)	122		(90,212)

Net loss	$(31,209)	$(59,125)	$122		$(90,212)

Net loss per share, basic and diluted	$(3.04)	$(1.16)			$(0.52)

Weighted-average common shares outstanding, basic and diluted	10,269,021	51,139,531		I	174,082,311

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

All amounts below are in thousands, unless specifically noted otherwise, except share and per share amounts.

1.	Description of Transaction

Proteostasis, Yumanity Holdings, LLC (“Holdings”), Yumanity, a wholly-owned subsidiary of Holdings, and Pangolin Merger Sub, a wholly-owned subsidiary of Proteostasis (“Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization, as may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Yumanity, with Yumanity surviving as a wholly owned subsidiary of Proteostasis (the “Merger”).

Immediately prior to the effective time of the Merger, Holdings will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation (the “Yumanity Reorganization”). In connection with the Yumanity Reorganization, all securities of Holdings will be converted into and become securities of Yumanity, and there will no longer be any securities of Holdings outstanding at the effective time of the Merger.

At the effective time of the Merger, each share of Yumanity common stock will be converted into the right to receive a number of shares of Proteostasis common stock. The final exchange ratio (the “Exchange Ratio”) will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement which will impact the number of shares issued in the Merger. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus/information statement, Yumanity securityholders would own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, and Proteostasis securityholders would own approximately 29.1% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement. Under certain circumstances further described in the Merger Agreement, the ownership percentages are subject to adjustment to the extent that Proteostasis’ “net cash” as of the Anticipated Closing Date is below $32.5 million or above $35.0 million. Proteostasis currently estimates that it will have approximately $28-29 million net cash at Closing which is reflected in the exchange ratio as discussed below.

The Exchange Ratio is calculated using a formula intended to allocate a percentage of the combined organization to existing Holdings and Yumanity securityholders. Based on the assumptions described above, the Exchange Ratio would be equal to approximately 4.3084 shares of Proteostasis common stock for each share of Yumanity common stock (without giving effect to the Proteostasis Reverse Stock Split but giving effect to the Yumanity Reorganization), which Exchange Ratio is subject to change based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Holdings and Yumanity prior to the Closing (and as a result, Proteostasis securityholders and Yumanity securityholders could own more or less of the combined organization).

Each option to purchase shares of Yumanity common stock outstanding and unexercised will be assumed by Proteostasis and will become an option, subject to vesting, to purchase that number of shares of the common stock of Proteostasis multiplied by the estimated Exchange Ratio, at an exercise price equal to the per share exercise price of such Yumanity option divided by the estimated Exchange Ratio subject to adjustment to account for the proposed Proteostasis Reverse Stock Split.

Each warrant to purchase shares of Yumanity capital stock outstanding and unexercised will be assumed by Proteostasis and will become a warrant to purchase that number of shares of the Proteostasis common stock multiplied by the estimated Exchange Ratio, at an exercise price equal to the per share exercise price of such Yumanity warrant divided by the estimated Exchange Ratio subject to adjustment to account for the proposed Proteostasis Reverse Stock Split.

At or immediately prior to the Effective Time, Proteostasis and the CVR Holders’ Representative will enter into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, for each share of Proteostasis common stock held, Proteostasis stockholders of record as of immediately prior to the Effective Time (after giving effect to the exercise or settlement of any Proteostasis RSUs) will receive one contingent value right (“CVR”) entitling such holders to receive certain net proceeds, if any, derived from the grant, sale or transfer of rights of all or any part of Proteostasis’ intellectual property relating to its cystic fibrosis clinical programs (the “CF Assets”) completed prior to the Effective Time or during the nine-month period after the Effective Time (with any potential payment obligations continuing until the 10-year anniversary of the closing of the Merger Agreement). The portion of net proceeds to which CVR holders will be entitled will depend on when a sale of the CF Assets is completed, as described in the CVR Agreement. Under the CVR Agreement, Yumanity (as successor in interest to Proteostasis) has sole authority over whether and how to pursue the continued development of the CF Assets (if at all) and has agreed to reasonably cooperate with requests of the CVR Holders’ Representative to carry out the intent and purpose of the CVR Agreement, and not to terminate or intentionally negatively impact the CF Assets during the nine-month period following the Effective Time. The CVRs are not transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange. The CVR agreement will be effective at or immediately prior to the closing of the Merger and will continue in effect until the payment of all amounts payable thereunder or, if no CF Asset sale is completed, at the nine-month anniversary of the Effective Time.

2.	Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information does not give effect to the proposed Proteostasis reverse stock split, described in Proteostasis Proposal No. 2: “Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split” of this proxy/prospectus/information statement, because the proposed reverse stock split is not final.

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in ASC 805. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the six months ended June 30, 2020 and the year ended December 31, 2019, give effect to the Yumanity Reorganization and merger as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives effect to Yumanity’s corporate reorganization from a LLC to a corporation and the merger as if it had been consummated on June 30, 2020. Based on Yumanity’s preliminary review of Yumanity’s and Proteostasis’ summary of significant accounting policies and preliminary discussions between management teams of Yumanity and Proteostasis, the nature and amount of any adjustments to the historical financial statements of Proteostasis to conform its accounting policies to those of Yumanity are not expected to be material. Upon completion of the merger, further review of Proteostasis’ accounting policies may result in additional revisions to Proteostasis’ accounting policies and classifications to conform to those of Yumanity.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Yumanity is considered to be acquiring Proteostasis and the merger is expected to be accounted for as an asset acquisition. Yumanity is considered the accounting acquirer even though Proteostasis will be the issuer of the common stock in the merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test is not met as there is no single asset or group of similar assets for Proteostasis will represent a significant majority in this acquisition. However, in connection with the acquisition, Proteostasis does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash, working capital, leases and IPR&D. As such, the acquisition is expected to be treated as an asset acquisition.

Management has not yet completed a final valuation analysis of the fair market value of Proteostasis’ assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Proteostasis in the merger based on a preliminary valuation analysis and purchase price allocation. This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma combined financial statements. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma combined financial statements. The final purchase price allocation may (1) include changes to assets and liabilities included in the pro forma combined financial information and (2) include changes to the fair value of purchase consideration in the merger, which will be impacted by changes in the share price of Proteostasis, net cash, cash equivalents and marketable securities as defined in the merger agreement and the closing date of the merge.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the operating results of the combined organization. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss as they reflect charges directly related to the merger which do not have an ongoing impact. However, the anticipated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued liabilities.

3.	Estimated Purchase Price

Pursuant to the merger agreement, at the closing of the merger, Proteostasis expects to issue to Yumanity shareholders and holders of outstanding stock options and warrants a number of shares of Proteostasis common stock, stock options, and warrants respectively, representing approximately 70.9% of the outstanding shares of Proteostasis common stock of the combined organization (on a fully diluted basis). The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of $59.0 million. Given that the majority of the estimated purchase price is variable depending upon the price of Proteostasis common stock acquired upon consummation of the merger, management performed a sensitivity analysis over the change in purchase consideration based on +/- 10% volatility in Proteostasis common stock price. An increase or decrease in the Proteostasis common stock price by 10% would increase or decrease the purchase consideration by approximately $5.7 million with an offsetting adjustment to the lease ROU asset and IPR&D.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of shares owned by Proteostasis stockholders (i)	54,372,304
Multiplied by fair value per share of Proteostasis common stock (ii)	$1.05

Estimated fair value of shares of combined organization to be owned by Proteostasis stockholders	$57,091
Transaction costs (Note 4 B)	1,940

Total estimated purchase price	$59,031

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired as follows (in thousands):

Proteostasis historical total assets as of June 30, 2020	$63,968
Proteostasis historical total liabilities as of June 30, 2020	(19,032)

Proteostasis historical net assets as of June 30, 2020	44,936
Less: Pro forma adjustment to accrued expenses and other current liabilities for cash settled Proteostasis transaction and severance costs (Note 4 B)	(11,063)

Pro forma net assets of Proteostasis at transaction date	33,873
Pro forma adjustment to lease ROU asset (Note 4 E)	(1,138)
Acquired in process research and development charged to expense (iii) (Note 4 E)	26,296

Total estimated purchase price	$59,031

(i)

The final purchase price will be determined based in part on the number of shares of Proteostasis common stock outstanding immediately prior to the merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares represents 52,180,380 shares of Proteostasis common stock outstanding, as of November 3, 2020, plus 572,876 shares expected to be issued for the settlement of a severance obligations and 476,190 shares expected to be issued as compensation for investment banking fees related to the merger transaction. Additionally, 1,142,857 shares of restrictive stock units are expected to be issued as compensation for two consultants hired by Proteostasis. The estimated number of shares does not reflect the impact of the Proteostasis Reverse Stock Split that is expected to be effected prior to consummation of the merger (see Note 4(I)).

(ii)

The estimated purchase price was based on the Proteostasis November 3, 2020 closing price as reported on the Nasdaq Global Market. The final purchase price arising from a change in the actual transaction costs, the number of shares and fair value of Proteostasis common stock immediately prior to the Closing, net of the fair value of the CVRs, as applicable, could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. The actual purchase price will fluctuate until the Closing, and the final valuation of the purchase consideration could differ significantly from the current estimate.

(iii)

IPR&D represents the research and development projects of Proteostasis which were in-process, but not yet completed, of which a portion relates to the CF Assets subject to the CVRs. Per the Merger Agreement, Yumanity will attempt to sell the CF Assets if not sold by Proteostasis prior to close. Accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the Closing, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Contingent consideration with respect to the CVRs has not been recorded in the accompanying unaudited pro forma condensed combined financial statements. The CVRs qualify for a scope exception from derivative accounting and Yumanity will record a liability for the CVRs once payment under the CVR Agreement is determined to be both probable and estimable, which is not expected to occur until the contingencies under the CVR Agreement are resolved. Upon recognition, the amounts pursuant to the CVR Agreement will be treated as an additional element of purchase price and allocated to the appropriate assets accordingly.

4.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm the necessity of these estimates.

Yumanity and Proteostasis’ did not record any income tax benefits for the net losses incurred and tax credits earned during the year ended December 31, 2019 and the six months ended June 30, 2020 due to the uncertainty of realizing a benefit from those items. Each company maintains a full valuation allowance on its net deferred tax assets. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments relate to the following:

A.

Immediately prior to completing the Merger, Yumanity will complete a series of transactions pursuant to which Yumanity Holdings LLC, the sole stockholder and holding company parent of Yumanity, will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation. As part of the Yumanity Reorganization, immediately prior to the exchange with Proteostasis, Class A preferred units are expected to convert to 8,592,688 common shares, Class B preferred units are expected to convert to 3,769,304 Yumanity common shares, Class C preferred units are expected convert to 5,404,588 common shares and Defaulting Class B preferred units are expected to convert to 167,264 common shares. Yumanity member common units and Defaulting Class B preferred units will convert to Yumanity common shares and the member unit balance of $6,192 and $288, respectively, will be eliminated in conjunction with the exchange of Yumanity common shares for Proteostasis common shares. Additionally, the member deficit balance of $(104,760), reflecting the $6,697 gain on extinguishment of Class B preferred units will be reclassified to accumulated deficit.

B.

To record Proteostasis’ estimated transaction and severance costs of $12,165 that were not accrued as of June 30, 2020. Estimated transaction costs include legal and accounting related fees of approximately $2,600, insurance costs of approximately $3,100 and investment banking fees of approximately $1,900, of which $500 is expected to be settled in Proteostasis common shares (see Note 3). Severance and benefits of approximately $4,500, that were not incurred as of June 30, 2020, have been accrued. Approximately, $602 of the severance benefits are expected to be settled in shares. The Proteostasis transaction and severance costs are not reflected in the pro forma statements of operations because they do not have a continuing impact.

To record Yumanity’s estimated transaction costs, such as legal, accounting, advisory and other transactional fees, that were not incurred as of June 30, 2020. Estimated transaction costs directly related the asset acquisition transaction of $1,940 will be included in the estimated purchase price (see Note 3). The remaining transaction costs, which relate to Yumanity’s preparations to become a public company, will be charged to expense as incurred and are not reflected in the pro forma statements of operations because they do not have a continuing impact.

Adjustments to accrued expenses are as follows:

As of June 30, 2020
(in thousands)
Proteostasis’ estimated transaction and severance costs	$12,165
Less: Proteostasis estimated transaction and severance costs expected to be settled in shares	(1,102)

Proteostasis’ estimated cash settled transaction and severance costs	11,063
Yumanity’s estimated transaction costs	3,250

Adjustment to accrued expenses and other current liabilities for transaction and severance costs	$14,313

C.

To record adjustment to remove Yumanity direct and incremental transaction related costs of $324 charged to general and administrative expense during the six months ended June 30, 2020 which are considered to be non-recurring.

D.

To adjust Proteostasis’ historical financial statements to give pro forma effect to events in connection with the merger that include the elimination of Proteostasis’ historical common stock, paid-in-capital and accumulated deficit balances. Additional reclassifications between additional paid-in capital and accumulated deficit for transaction and severance costs expected to be settled in shares and other share-based compensation costs related to modification of existing equity awards that may be incurred after June 30, 2020 have not been reflected because those reclassification amounts are not yet fully determinable and the resulting balances are being eliminated as a result of the merger.

E.

To reflect the following impacts to the historical financial statements to give pro forma effect to events in connection with the merger that include: 1) impact of expensing of Proteostasis’ IPR&D on accumulated deficit; 2) to reflect allocation of acquisition cost to other assets being acquired by Yumanity, including the lease right of use asset; and 3) the capitalization of the fair value of the estimated number of common shares of the combined organization to be owned by Proteostasis Stockholders. See Note 3 for quantification of these adjustments. The IPR&D expense is not reflected in the pro forma statements of operations because it does not have a continuing impact. General and administrative expense has been adjusted in the pro forma statements of operations to reflect an adjustment to rent expense of $122 on an annual basis related to the adjustment to the lease right of use asset.

F.	Adjustments to additional-paid-in-capital are as follows:

As of June 30, 2020
(in thousands)
Conversion of Yumanity preferred units to common shares (A)	$103,949
Less: Par value of common shares from conversion of Yumanity preferred units	(77)
Conversion of Yumanity Defaulting class B preferred units to common shares (A)	288
Less: Par value of common shares from conversion of Yumanity Defaulting Class B preferred units	(1)
Conversion of Yumanity member units to common shares (A)	6,192
Less: Par value of common shares from conversion of Yumanity member units	(46)
Eliminate Proteostasis pre-merger additional paid-in-capital balance (D)	(400,315)
To reflect the equity component of the purchase price (E)	57,091
Less: Par value of Proteostasis remaining common stock post-merger	(54)

Total	$(232,973)

G.	Adjustments to accumulated deficit are as follows:

As of June 30, 2020
(in thousands)
Eliminate Proteostasis pre-merger accumulated deficit balance (D)	355,431
To reflect Yumanity’s members’ deficit as accumulated deficit (A)	(104,760)
To reflect impact of Yumanity acquisition costs not included in purchase price for the asset acquisition (B)	(1,310)
To record impact of expensed IPR&D of Proteostasis (E)	(26,296)

Total	$223,065

H.	Adjustments to common stock par value are as follows:

As of June 30, 2020
(in thousands)
Par value of common shares from conversion of Yumanity preferred units (A)	$77
Par value of common shares from conversion of Yumanity Defaulting Class B preferred units (E)	1
Par value of common shares from conversion of Yumanity member units (E)	46
Eliminate Proteostasis pre-merger common stock balance (D)	(52)
To reflect Proteostasis ownership in the combined organization (E)	54

Total	$126

I.

To reflect the conversion of Yumanity from an LLC to a C-Corporation, calculate the number of Proteostasis shares to be issued to Yumanity common stockholders and to calculate pro forma weighted average shares:

The estimated number of shares does not reflect the impact of the Proteostasis Reverse Stock Split that is expected to be effected prior to consummation of the merger.

	Limited Liability Company Units	Yumanity Common Shares Following Conversion
Preferred units (A)	16,959,370	17,766,580
Defaulting Class B preferred units (A)	836,319	167,264
Common units (A)	10,255,594	10,601,507

Yumanity common shares outstanding to be exchanged		28,535,351
Exchange Ratio (A)		4.3084

Proteostasis shares to be issued to Yumanity common stockholders		122,942,780

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Historical Proteostasis weighted average shares of common stock outstanding	52,147,145	51,139,531
Proteostasis shares to be issued to Yumanity common stockholders	122,942,780	122,942,780

Total weighted-average shares outstanding	175,089,925	174,082,311

Adjustment to net loss for earnings per share as follows:

	As of June 30, 2020
	(in thousands, except per share amounts)
	Yumanity Holdings, LLC	Pro Forma Combined
Net loss	$(14,437)	$(32,883)
Gain on extinguishment of Class B preferred units (Note 4 A)	6,697	6,697

Net loss available to common shareholders	$(7,740)	$(26,186)

Net loss per share, basic and diluted	$(0.75)	$(0.15)

As the terms (and occurrence) of the proposed reverse stock split are preliminary (although an indicative range has been communicated to stockholders) and will only occur, if at all, immediately prior to the consummation of the merger, Proteostasis’ historical weighted average shares outstanding and the pro forma combined weighted average shares outstanding have not been adjusted to give retrospective effect to any proposed reverse stock split. Upon the effectiveness of the proposed reverse stock split, the exchange ratio in the merger will adjusted accordingly. The following table is presented for illustrative purposes only and gives effect to the impact of the proposed reverse stock split (based on the high and low end of the range of ratios for the proposed reverse stock split) on the pro forma combined net loss per share attributable to common stockholders, basic and diluted.

Pro forma combined net loss per share attributable to common stockholders, basic and diluted	Six Months Ended June 30, 2020		Year Ended December 31, 2019
1:20 reverse stock split		$(2.98)		$(10.36)
1:30 reverse stock split		$(4.48)		$(15.46)

COMPARISON OF RIGHTS OF HOLDERS OF PROTEOSTASIS STOCK AND YUMANITY STOCK

Both Proteostasis and Yumanity are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Yumanity stockholders will become stockholders of Proteostasis, and their rights will be governed by the DGCL, the bylaws of Proteostasis and, assuming Proteostasis Proposal No. 2 is approved by the Proteostasis stockholders at the Proteostasis special meeting, the certificate of incorporation of Proteostasis, as amended by the certificate of amendment attached to this proxy statement/prospectus/information statement as Annex B.

The table below summarizes the material differences between the current rights of Yumanity stockholders under the Yumanity amended and restated certificate of incorporation, as proposed to be amended in connection with the Yumanity Reorganization, and Yumanity bylaws, as amended, and the rights of Proteostasis stockholders, post-Merger, under the Proteostasis amended and restated certificate of incorporation and bylaws, each as amended, as applicable, and as in effect immediately following the Merger.

While Proteostasis and Yumanity believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the Merger and the rights of Proteostasis stockholders following the Merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Proteostasis and Yumanity stockholders and are qualified in their entirety by reference to the DGCL and the various documents of Proteostasis and Yumanity that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus/information statement and the other documents referred to in this proxy statement/prospectus/information statement for a more complete understanding of the differences between being a stockholder of Proteostasis or Yumanity before the Merger and being a stockholder of Proteostasis after the Merger. Proteostasis has filed copies of its current certificate of incorporation, as amended, and bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. Yumanity will also send copies of its documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this proxy statement/prospectus/information statement.

Provision	Yumanity (Post-Yumanity Reorganization Pre-Merger)	Proteostasis (Post-Merger)
ELECTIONS; VOTING; PROCEDURAL MATTERS

Authorized Capital Stock	The certificate of incorporation of Yumanity authorizes the issuance of up to 50,000,000 shares of common stock, $0.01 par value per share.	The certificate of incorporation of Proteostasis authorizes the issuance of up to 125,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Number of Directors	The bylaws of Yumanity currently provide that the number of directors which shall constitute the whole board shall be determined from time to time by resolution of the board of directors. The number of directors authorized to constitute the whole board is currently seven.	The certificate of incorporation and bylaws of Proteostasis currently provide that the number of directors that shall constitute the whole board of directors shall be fixed solely and exclusively by resolution adopted from time to time by the board of directors.

Provision	Yumanity (Post-Yumanity Reorganization Pre-Merger)	Proteostasis (Post-Merger)

Stockholder Nominations and Proposals	The certificate of incorporation and bylaws of Yumanity do not provide for procedures with respect to stockholder proposals or director nominations.	The bylaws of Proteostasis provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of stockholders, the stockholder must give timely written notice to the Proteostasis Secretary, which must be received no earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting (with certain adjustments if no annual meeting was held the previous year or the date of the annual meeting is changed by more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting).

Classified Board of Directors	The certificate of incorporation of Yumanity does not provide for the division of the board of directors into staggered classes.	The certificate of incorporation of Proteostasis provides that the directors comprising the Proteostasis board of directors is divided into three staggered class.

Removal of Directors	Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors pursuant to the bylaws of Yumanity.	Under the certificate of incorporation of Proteostasis, a director may be removed from office (i) only with cause and (ii) only by the affirmative vote of holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors.

Special Meeting of the Stockholders	The bylaws of Yumanity provide that special meetings of stockholders may be called by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, a President, or the board of directors, but such special meetings may not be called by any other person or persons.	The certificate of incorporation and bylaws of Proteostasis provide that a special meeting of the stockholders may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

Cumulative Voting	The certificate of incorporation and bylaws of Yumanity do not	The Proteostasis certificate of incorporation and bylaws do not

Provision	Yumanity (Post-Yumanity Reorganization Pre-Merger)	Proteostasis (Post-Merger)
	have a provision granting cumulative voting rights in the election of its directors.	have a provision granting cumulative voting rights in the election of its directors.

Vacancies	The bylaws of Yumanity provide that any vacancy on the board of directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.	The certificate of incorporation and bylaws of Proteostasis provide that any vacancy or newly created directorships on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum.

Voting Stock	Pursuant to the bylaws of Yumanity, the holders of common stock are entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question.	Under the certificate of incorporation and bylaws of Proteostasis, the holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of the stockholders. The certificate of incorporation of Proteostasis provides that the Proteostasis board of directors is authorized, to the fullest extent permitted by law, to issue shares of Proteostasis preferred stock in one or more series, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

Voting Agreement	Yumanity does not have a voting agreement or similar agreement with any of its stockholders in place.	Proteostasis does not have a voting agreement or similar agreement with any of its stockholders in place.

Right of First Refusal	Yumanity does not have a right of first refusal in place.	Proteostasis does not have a right of first refusal in place.

Tag Along	Yumanity does not have tag along terms in place.	Proteostasis does not have tag along terms in place.

Drag Along	Yumanity does not have drag along terms in place.	Proteostasis does not have drag along terms in place.

Registration Rights	None of Yumanity’s stockholders have any registration rights.	Registration rights of Yumanity stockholders will survive the

Provision	Yumanity (Post-Yumanity Reorganization Pre-Merger)	Proteostasis (Post-Merger)
Merger and certain holders of Proteostasis’ common stock and entities affiliated with certain of Proteostasis’ directors will have the right to demand that Proteostasis file a registration statement, so called “demand” registration rights, or request that their shares be covered by a registration statement that Proteostasis is otherwise filing, so-called “piggyback” registration rights.

Stockholder Action by Written Consent	The bylaws of Yumanity provide that any action required or permitted by law to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	The certificate of incorporation of Proteostasis provides that any action required or permitted to be taken by Proteostasis’ stockholders at any annual or special meeting of Proteostasis’ stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

Notice of Stockholder Meeting	The bylaws of Yumanity provide that whenever stockholders are required or permitted to take any action at a meeting, a notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary (or other person authorized by the bylaws or by law) not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder who,	Under the bylaws of Proteostasis, notice of each stockholder meeting must specify the hour, date and place, if any, meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Provision	Yumanity (Post-Yumanity Reorganization Pre-Merger)	Proteostasis (Post-Merger)
under Yumanity’s certificate of incorporation or its bylaws is entitled to such notice.

Conversion Rights and Protective Provisions	The certificate of incorporation of Yumanity does not provide that holders of Yumanity stock shall have preemptive, conversion or other protective rights.	The certificate of incorporation of Proteostasis does not provide that holders of Proteostasis stock shall have preemptive, conversion or other protective rights. The certificate of incorporation of Proteostasis provides that the Proteostasis board of directors is authorized, to the fullest extent permitted by law, to issue shares of Proteostasis preferred stock in one or more series, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Indemnification	Under Yumanity’s bylaws, Yumanity shall indemnify and hold harmless its directors and officers to the fullest extent permitted by the DGCL, upon determination of such person’s good faith and conduct. Under the bylaws of Yumanity, such rights shall not be exclusive of any other rights acquired by directors and officers, including by agreement.	The bylaws of Proteostasis provide that Proteostasis shall indemnify its directors and officers to the fullest extent authorized by the DGCL, if a determination is made that such person acted in good faith and in a manner believed to be in or not opposed to the best interests of Proteostasis and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Advancement of Expenses	The bylaws of Yumanity provide that Yumanity will advance expenses to any director prior to or after the final disposition of the proceeding; provided, however, that such advancements shall be	The bylaws of Proteostasis provide that Proteostasis will advance expenses to any director or officer prior to or after final disposition of the proceeding, provided, however, that such

Provision	Yumanity (Post-Yumanity Reorganization Pre-Merger)	Proteostasis (Post-Merger)

made only upon receipt of an undertaking by such director to repay all amounts advanced if it should be ultimately determined that such director is not entitled to be indemnified against such expenses; and provided, further, that in connection with a proceeding initiated by such director, Yumanity shall advance all expenses incurred by or on behalf of any director only if such proceeding was (i) authorized by the board of directors of Yumanity or (ii) brought to enforce such director’s rights to indemnification or advancement of expenses under Yumanity’s bylaws.

The bylaws of Yumanity provide that Yumanity may, at the discretion of its board of directors, advance expenses to any officer or non-officer employee prior to or after the final disposition of the proceeding, provided, however, that such advancements shall be made only upon receipt of an undertaking by such officer or non-officer employee to repay all amounts advanced if it should be ultimately determined that such officer or non-officer employee is not entitled to be indemnified against such expenses.

advancements shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to indemnification under the bylaws.

DIVIDENDS

Declaration and Payment of Dividends	The bylaws of Yumanity provide that, subject to any restrictions in applicable law or the certificate of incorporation of Yumanity, the board of directors may declare and pay dividends upon the shares of Yumanity’s capital stock.	The certificate of incorporation of Proteostasis provides that, subject to any restrictions in law or the certificate of incorporation of Proteostasis, the board of directors or any authorized committee thereof may declare and pay dividends upon the shares of Proteostasis’ common stock.

Provision	Yumanity (Post-Yumanity Reorganization Pre-Merger)	Proteostasis (Post-Merger)

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS

General Provisions	The certificate of incorporation of Yumanity may be amended in any manner otherwise permitted by law. The bylaws of Yumanity provide that the bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the stockholders or by the board of directors; provided, that (a) the board of directors may not alter, amend or repeal any provision of these bylaws which by law, by the certificate of incorporation or by the bylaws requires action by the stockholders and (b) any alteration, amendment or repeal of the bylaws by the board of directors and any new bylaw adopted by the board of directors may be altered, amended or repealed by the stockholders.	The certificate of incorporation of Proteostasis may be amended by an affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, provided however that the affirmative vote of 75% of the outstanding shares of capital stock, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend certain enumerated provisions. The certificate of incorporation of Proteostasis provides that the board of directors is expressly authorized to amend or repeal the bylaws. The certificate of incorporation of Proteostasis provides that the stockholders of Proteostasis may amend or repeal the bylaws with an affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class, provided however that if the board of directors recommends that stockholders approve an amendment or repeal at a meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

PRINCIPAL STOCKHOLDERS OF PROTEOSTASIS

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement do not give effect to the proposed Proteostasis Reverse Stock Split described in Proteostasis Proposal No. 2.

The following table sets forth certain information regarding beneficial ownership of Proteostasis common stock as of October 31, 2020, for: each person known to Proteostasis to be the beneficial owner of more than 5% of its outstanding common stock; each of its named executive officers; each of its directors; and all of its current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by a footnote, and subject to community property laws where applicable, Proteostasis believes based on the information provided to it that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Proteostasis common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 52,180,380 shares of Proteostasis common stock outstanding as of October 31, 2020. The number of shares beneficially owned includes shares of Proteostasis common stock that each person has the right to acquire within 60 days of October 31, 2020, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Proteostasis common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Proteostasis common stock owned by any other person.

This table is based upon information supplied by Proteostasis’ officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise noted below, the address for each executive officer and director listed in the table is c/o Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135. Except as indicated in the footnotes to this table, Proteostasis believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Proteostasis common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the address of each director and current and former executive officer of Proteostasis is c/o Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135.

Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
Entities affiliated with 1Globe Capital LLC(1)	4,545,308	8.7%
Entities affiliated with Perrigo Science One Ltd.(2)	2,908,067	5.6%
Named Executive Officers and Directors
Meenu Chhabra(3)	1,251,776	2.3%
Sheila Wilson(4)	160,460	*
Marija Zecevic, Ph.D.(5)	248,404	*
Po-Shun Lee, M.D.(6)	30,670	*
Franklin M. Berger, CFA(7)	414,885	*
Jeffery W. Kelly, Ph.D.(8)	265,009	*
David Arkowitz(9)	26,550	*
Kim C. Drapkin, CPA(9)	26,550	*
Emmanuel Dulac, PharmD, Ph.D.(9)	26,550	*
Badrul A. Chowdhury, M.D., Ph.D.(9)	24,000	*
All current directors and executive officers as a group (9 persons)(10)	2,283,724	4.2%

*	Indicates beneficial ownership of less than one percent.

(1)

The information shown is as of December 31, 2019 and is based solely on Amendment No. 2 to Schedule 13G filed with the SEC by 1Globe Capital LLC (“1Globe”) on February 14, 2020. 1Globe has sole voting and dispositive power over these shares. The address for 1Globe is One International Place, Suite 4420, Boston, Massachusetts 02110.

(2)

The information shown is as of December 31, 2016 and is based solely on the Schedule 13G filed on February 13, 2017 by (i) Perrigo Company plc, (ii) Perrigo Holdings Ltd., (iii) Perrigo Pharma International DAC, (iv) Perrigo Corporation Ltd. and (v) Perrigo Science One Ltd (collectively, the “Perrigo Entities”). The Perrigo Entities have shared voting and dispositive power with respect to 2,908,067 shares. The address for the entities affiliated with Perrigo is. Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

(3)	Consists of (i) 1,171,161 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020 and (ii) 80,615 shares of Proteostasis common stock.
(4)

Consists of (i) 135,938 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020 and (ii) 24,522 shares of Proteostasis common stock. Ms. Wilson’s employment as Chief Operating Officer of Proteostasis terminated effective August 27, 2020.

(5)	Consists of (i) 222,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020 and (ii) 26,154 shares of Proteostasis common stock.
(6)	Dr. Lee’s employment with Proteostasis terminated effective July 22, 2019.
(7)	Consists of (i) 148,723 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020 and (ii) 266,162 shares of Proteostasis common stock.
(8)

Consists of (i) 102,411 shares of common stock, and (ii) 162,598 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020, each held directly by Jeffery W. Kelly. This amount excludes 26,933 shares of Proteostasis common stock held by The Scripps Research Institute. Dr. Kelly is currently a scientist and board member of The Scripps Research Institute. Dr. Kelly disclaims beneficial ownership of the shares held by The Scripps Research Institute except to the extent of his pecuniary interest arising as a result of his employment by The Scripps Research Institute.

(9)	Consists shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020.
(10)	Includes 1,944,320 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020.

PRINCIPAL STOCKHOLDERS OF YUMANITY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement give effect to Yumanity’s Reorganization, assuming for purposes of the conversion of outstanding incentive units, a Proteostasis price per share of $1.05, which was the closing price of Proteostasis’ common stock on November 3, 2020, as reported on The Nasdaq Stock Market.

The following table sets forth certain information, to the extent known by Yumanity, regarding the ownership of Yumanity’s securities as of October 31, 2020 by:

•	each person or group of affiliated persons known by Yumanity to be the beneficial owner of more than 5% of its common stock;

•	each of Yumanity’s directors;

•	each of Yumanity’s executive officers; and

•	all executive officers and directors of Yumanity as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of October 31, 2020, through the exercise of any stock option or other right and after giving effect to the Yumanity Reorganization. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

The percentage of ownership is based on 28,535,351 shares of Yumanity capital stock outstanding on October 31, 2020, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership and after giving effect to the Yumanity Reorganization. Unless otherwise noted, the address for the following stockholders is: c/o Yumanity Therapeutics, Inc., 40 Guest Street, Suite 4410, Boston, Massachusetts 02135.

	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Yumanity 5% Stockholders
Entities affiliated with the estate of Susan Lindquist, Ph.D.(1)	5,646,894.67	19.77%
N. Anthony Coles, M.D.(2)	3,951,085.65	13.64%
Alexandria Equities No. 7, LLC(3)	3,704,366.39	12.96%
Entities affiliated with Fidelity(4)	3,563,385.81	12.49%
Entities affiliated with Redmile Group, LLC(5)	3,194,594.06	11.08%
Merck Sharp & Dohme Corp.(6)	2,499,500.00	8.76%
Biogen New Ventures Inc.(7)	2,361,449.61	8.28%
Yumanity Executive Officers and Directors
N. Anthony Coles, M.D.(2)	3,951,085.65	13.64%
Richard Peters, M.D., Ph.D.(8)	1,115,708.00	3.76%
Patricia L. Allen(9)	84,266.00	*
Richard A. Heyman, Ph.D.(10)	52,923.55	*
Jeffery W. Kelly, Ph.D.(11)	52,923.55	*
Cecil B. Pickett, Ph.D.(12)	52,923.55	*
Lynne Zydowsky, Ph.D.(13)	84,266.00	*
Paulash Mohsen(14)	417,343.05	1.45%
Brigitte Robertson, M.D.(15)	280,000.00	*
All current executive officers and directors as a group (9 persons)(16)	6,091,439.35	20.97%

*	Represents beneficial ownership of less than one percent (1%).
(1)

Consists of (i) 1,091,672.00 shares of common stock held by the Susan L. Lindquist Exempt Marital Trust, (ii) 1,144,257.00 shares of common stock held by the Susan L. Lindquist Non-Exempt Marital Trust, (iii) 1,085,965.00 shares of common stock held by the Susan L. Lindquist Massachusetts Only Marital Trust, (iv) 2,296,358.67 shares of common stock held by the Susan L. Lindquist Family Trust and (v) 28,642.00 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by the estate of Susan L. Lindquist, Ph.D. The address for each of the Susan L. Lindquist Exempt Marital Trust, Susan L. Lindquist Non-Exempt Marital Trust, Susan L. Lindquist Massachusetts Only Marital Trust, Susan L. Lindquist Family Trust and the estate of Susan L. Lindquist, Ph.D. is c/o Nancy E. Dempze, Hemenway & Barnes, LLP 75 State Street, 16th Fl., Boston, Massachusetts 02109.

(2)

Consists of (i) 3,271,345.65 shares of common stock held by N. Anthony Coles, M.D., (ii) 249,950.00 shares of common stock held by Coles 2016 Irrevocable Trust and (iii) 429,790 shares of common stock issuable upon exercise of options and warrants within 60 days of October 31, 2020. Dr. Coles is a trustee of the Coles 2016 Irrevocable Trust and may be deemed to have voting and investment power over shares held by Coles 2016 Irrevocable Trust.

(3)

Consists of (i) 3,667,377.39 shares of common stock held by Alexandria Equities No. 7, LLC (“Alexandria Equities”) and (ii) 36,989.00 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by Alexandria Venture Investments, LLC. (“Alexandria Venture” and together with Alexandria Equities, the “Alexandria Entities”). Alexandria Real Estate Equities, Inc. is the managing member of Alexandria Venture and the parent company of ARE-QRS Corp., which is the general partner of Alexandria Real Estate Equities L.P., which is the managing member of ARE-Special Services, LLC, which is the managing member of Alexandria Equities. ARE-QRS Corp. has full voting and investment power with respect to the shares owned by the Alexandria Equities and Alexandria Real Estate Equities, Inc. has full voting and investment power with respect to the shares owned by Alexandria Venture. The address for the Alexandria Entities is 385 E. Colorado Blvd., Suite 299, Pasadena, California 91101.

(4)

Consists of (i) 626,392.75 shares of common stock held by Fidelity Select Portfolios: Biotechnology Portfolio, (ii) 160,757.47 shares of common stock held by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, (iii) 349,532.32 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (iv) 1,026,945.75 shares of common stock held by Fidelity Growth Company Commingled Pool, (v) 1,337,013.52 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund and (vi) 62,744.00 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”), advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address for each person and entity named in this footnote is 245 Summer Street, Boston, Massachusetts 02110.

(5)

Consists of (i) 371,049.95 shares of common stock held by Redmile Capital Fund, LP, (ii) 51,551.70 shares of common stock held by Redmile Strategic Master Fund, LP, (iii) 997,962.14 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd, (iv) 148,697.00 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by Redmile Capital

Offshore II Master Fund, Ltd, (v) 124,078.11 shares of common stock held by Redmile Capital Offshore Master Fund, Ltd., (vi) 1,228,323.16 shares of common stock held by Redmile Biopharma Investments I, L.P., (vii) 147,957.00 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by Redmile Biopharma Investments I, L.P. and (viii) 124,975.00 shares of common stock held by RAF, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (i) through (viii) (collectively, the “Redmile Funds”) and, in such capacity, exercises sole voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these securities. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.
(6)	The address of Merck Sharp & Dohme Corp. is One Merck Drive, Whitehouse Station, New Jersey 08889.
(7)

Biogen New Ventures, Inc. is a wholly owned subsidiary of Biogen MA Inc., which is a wholly owned subsidiary of Biogen Inc. The address of Biogen New Ventures, Inc. is 225 Binney Street, Cambridge, Massachusetts 02142.

(8)	Includes 1,115,708.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(9)	Includes 84,266.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(10)	Includes 25,000.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(11)	Includes 25,000.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(12)	Includes 25,000.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(13)	Includes 84,266.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(14)	Includes 250,000.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(15)	Includes 280,000.00 shares of common stock issuable upon exercise of options within 60 days of October 31, 2020.
(16)

Includes an aggregate of 2,319,030.00 shares issuable upon exercise of stock options and warrants within 60 days of October 31, 2020 held by Yumanity’s current executive officers and directors as a group.

PRINCIPAL STOCKHOLDERS OF COMBINED ORGANIZATION

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement do not give effect to the proposed Proteostasis Reverse Stock Split described in Proteostasis Proposal No. 2 but do give effect to the Yumanity Reorganization, assuming for purposes of the conversion of outstanding incentive units, a Proteostasis price per share of $1.05, which was the closing price of Proteostasis’ common stock on November 3, 2020, as reported on The Nasdaq Stock Market.

The following table sets forth certain information regarding beneficial ownership of the combined organization’s common stock immediately after consummation of the Merger, applying the estimated exchange ratio and based on beneficial ownership as of October 31, 2020, for: each stockholder expected by Yumanity and Proteostasis to become the beneficial owner of more than 5% of the combined organization’s outstanding common stock; each person expected to be a named executive officer of the combined organization; each person expected to be a director of the combined organizations; and all of the combined organization’s expected directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by a footnote, and subject to community property laws where applicable, each of Yumanity and Proteostasis believes based on the information provided to it that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as expected to be beneficially owned by them.

The table lists applicable percentage ownership based on 177,315,084 shares of common stock expected to be outstanding upon consummation of the Merger. The number of shares beneficially owned includes shares of common stock that each person has the right to acquire within 60 days, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined organization’s common stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined organization’s common stock expected to be owned by any other person.

Immediately after the consummation of the Merger, based on the Exchange Ratio, Yumanity stockholders, warrantholders and optionholders will own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, with Proteostasis stockholders, optionholders and warrantholders holding approximately 29.1% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement. The following table and the related notes assume that, at the Effective Time, each share of Yumanity common stock will convert into the right to receive an estimated 4.3084 shares of Proteostasis common stock and to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus/information statement. The estimated Exchange Ratio calculation used herein is based upon Proteostasis’ capitalization numbers immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted to account for the issuance of any additional shares of Proteostasis common stock prior to the closing of the Merger. See “The Merger Agreement — Merger Consideration” for more information regarding the Exchange Ratio.

Unless otherwise indicated, the address for each stockholder listed is: c/o Yumanity Therapeutics, Inc., 40 Guest Street, Suite 4410, Boston, Massachusetts 02135.

	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with the estate of Susan Lindquist, Ph.D.(1)	24,329,291	13.71%
N. Anthony Coles, M.D.(2)	17,023,003	9.50%
Alexandria Equities No. 7, LLC(3)	15,960,030	8.99%
Entities affiliated with Fidelity(4)	15,352,623	8.66%
Entities affiliated with Redmile Group, LLC(5)	13,763,704	7.71%
Merck Sharp & Dohme Corp.(6)	10,768,939	6.07%
Biogen New Ventures Inc.(7)	10,174,158	5.74%
Executive Officers and Directors
N. Anthony Coles, M.D.(2)	17,023,003	9.50%
Richard Peters, M.D., Ph.D.(8)	4,806,958	2.64%
Patricia L. Allen(9)	363,053	*
David Arkowitz(10)	26,550	*
Kim C. Drapkin(11)	26,550	*
Richard A. Heyman, Ph.D.(12)	228,016	*
Jeffery W. Kelly, Ph.D.(13)	228,016	*
Cecil B. Pickett, Ph.D.(14)	228,016	*
Lynne Zydowsky, Ph.D.(15)	363,053	*
Paulash Mohsen(16)	1,798,095	1.01%
Brigitte Robertson, M.D.(17)	1,206,362	*
All current executive officers and directors as a group (11 persons)(18)	26,297,672	14.04%

*	Represents beneficial ownership of less than one percent (1%).
(1)

Consists of (i) 4,703,400 shares of common stock held by the Susan L. Lindquist Exempt Marital Trust, (ii) 4,929,959 shares of common stock held by the Susan L. Lindquist Non-Exempt Marital Trust, (iii) 4,678,812 shares of common stock held by the Susan L. Lindquist Massachusetts Only Marital Trust, (iv) 9,893,718 shares of common stock held by the Susan L. Lindquist Family Trust and (v) 123,402 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by the estate of Susan L. Lindquist, Ph.D. The address for each of the Susan L. Lindquist Exempt Marital Trust, Susan L. Lindquist Non-Exempt Marital Trust, Susan L. Lindquist Massachusetts Only Marital Trust, Susan L. Lindquist Family Trust and the estate of Susan L. Lindquist, Ph.D. is c/o Nancy E. Dempze, Hemenway & Barnes, LLP 75 State Street, 16th Fl., Boston, Massachusetts 02109.

(2)

Consists of (i) 14,094,388 shares of common stock held by N. Anthony Coles, M.D., (ii) 1,076,893 shares of common stock held by Coles 2016 Irrevocable Trust and (iii) 1,851,722 shares of common stock issuable upon exercise of options and warrants within 60 days of October 31, 2020. Dr. Coles is a trustee of the Coles 2016 Irrevocable Trust and may be deemed to have voting and investment power over shares held by Coles 2016 Irrevocable Trust.

(3)

Consists of (i) 15,800,666 shares of common stock held by Alexandria Equities No. 7, LLC (“Alexandria Equities”) and (ii) 159,364 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by Alexandria Venture Investments, LLC. (“Alexandria Venture” and together with Alexandria Equities, the “Alexandria Entities”). Alexandria Real Estate Equities, Inc. is the managing member of Alexandria Venture and the parent company of ARE-QRS Corp., which is the general partner of Alexandria Real Estate Equities L.P., which is the managing member of ARE-Special Services, LLC, which is the managing member of Alexandria Equities. ARE-QRS Corp. has full voting and investment power with respect to the shares owned by the Alexandria Equities and Alexandria Real Estate Equities, Inc. has

full voting and investment power with respect to the shares owned by Alexandria Venture. The address for the Alexandria Entities is 385 E. Colorado Blvd., Suite 299, Pasadena, California 91101.
(4)

Consists of (i) 2,698,774 shares of common stock held by Fidelity Select Portfolios: Biotechnology Portfolio, (ii) 692,613 shares of common stock held by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, (iii) 1,505,938 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (iv) 4,424,531 shares of common stock held by Fidelity Growth Company Commingled Pool, (v) 5,760,439 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund and (vi) 270,328 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”), advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address for each person and entity named in this footnote is 245 Summer Street, Boston, Massachusetts 02110.

(5)

Consists of (i) 1,598,645 shares of common stock held by Redmile Capital Fund, LP, (ii) 222,107 shares of common stock held by Redmile Strategic Master Fund, LP, (iii) 4,299,657 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd, (iv) 640,651 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by Redmile Capital Offshore II Master Fund, Ltd, (v) 534,582 shares of common stock held by Redmile Capital Offshore Master Fund, Ltd., (vi) 5,292,153 shares of common stock held by Redmile Biopharma Investments I, L.P., (vii) 637,463 shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2020 held by Redmile Biopharma Investments I, L.P. and (viii) 538,446 shares of common stock held by RAF, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (i) through (viii) (collectively, the “Redmile Funds”) and, in such capacity, exercises sole voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these securities. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.

(6)	The address of Merck Sharp & Dohme Corp. is One Merck Drive, Whitehouse Station, New Jersey 08889.
(7)

Biogen New Ventures, Inc. is a wholly owned subsidiary of Biogen MA Inc., which is a wholly owned subsidiary of Biogen Inc. The address of Biogen New Ventures, Inc. is 225 Binney Street, Cambridge, Massachusetts 02142.

(8)	Consists of 4,806,958 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(9)	Consists of 363,053 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(10)	Consists of 26,550 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020.
(11)	Consists of 26,550 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2020.

(12)	Includes 107,710 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(13)	Includes 107,710 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(14)	Includes 107,710 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(15)	Includes 363,053 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(16)	Includes 1,077,108 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(17)	Consists of 1,206,362 shares of common stock issuable upon exercise of options exercisable within 60 days of October 31, 2020.
(18)	Includes an aggregate of 10,044,486 shares issuable upon exercise of stock options and warrants exercisable within 60 days of October 31, 2020.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the Proteostasis common stock offered by this proxy statement/prospectus/information statement. The material U.S. federal income tax consequences of the Merger will be passed upon for Proteostasis by Cooley LLP, and for Yumanity by Goodwin Procter LLP.

EXPERTS

The financial statements of Proteostasis Therapeutics, Inc. incorporated in this proxy statement/prospectus/information statement by reference to the Annual Report on Form 10-K of Proteostasis Therapeutics, Inc. for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an emphasis of matter relating to the Company’s requirement to obtain additional financing to fund future operations as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Yumanity Holdings, LLC as of December 31, 2019 and 2018 and for the years then ended included in this proxy statement/prospectus/information statement have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Proteostasis files annual, quarterly and special reports, proxy statements and other information with the SEC. Proteostasis’ SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also access any document Proteostasis files with the SEC through the Investor Relations section of its website, which is located at https://ir.proteostasis.com/financial-information/sec-filings. Information on Proteostasis’ website is not incorporated by reference into this proxy statement/prospectus/information statement.

As of the date of this proxy statement/prospectus/information statement, Proteostasis has filed a Registration Statement to register with the SEC the Proteostasis common stock that Proteostasis will issue to Yumanity stockholders in the Merger. This proxy statement/prospectus/information statement is a part of that Registration Statement and constitutes a prospectus of Proteostasis, as well as a proxy statement of Proteostasis for its special meeting and an information statement for the purpose of Yumanity for its written consent.

Proteostasis has supplied all information contained in this proxy statement/prospectus/information statement relating to Proteostasis, and Yumanity has supplied all information contained in this proxy statement/prospectus/information statement relating to Yumanity.

If you would like to request documents from Proteostasis or Yumanity, please send a request in writing or by telephone to either Proteostasis or Yumanity at the following addresses:

Proteostasis Therapeutics, Inc.	Yumanity Therapeutics, Inc.
80 Guest Street, Suite 500 Boston, MA 02135	Yumanity Holdings, LLC 40 Guest Street, Suite 4410 Boston, MA 02135
Telephone: (617) 225-0096	Telephone: (617) 409-5300
Attn: Secretary	Attn: Secretary

If you are a Proteostasis stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact Proteostasis’ proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 800-5186

Banks and Brokers may call collect: (212) 750-5833

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Proteostasis to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Proteostasis and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Proteostasis:

•	its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 10, 2020;

•

the information specifically incorporated by reference into Proteostasis’ Annual Report on Form 10-K for the year ended December 31, 2019 from its definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with its 2020 Annual Meeting of Stockholders filed with the SEC on April 29, 2020;

•

its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 15, 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on August 6, 2020;

•

its Current Reports on Form 8-K filed with the SEC on January 13, 2020, January 22, 2020, February  24, 2020, July 1, 2020, August  24, 2020 and September 17, 2020 (in each case other than the portions of those documents not deemed to be filed); and

•	the description of its capital stock set forth in Form 8-A, filed with the SEC on February 10, 2016.

In addition, Proteostasis is incorporating by reference any documents it may file under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Proteostasis special meeting provided, however, that Proteostasis is not incorporating by reference any information furnished (but not filed), except as otherwise specified therein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement/prospectus/information statement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this this proxy statement/prospectus/information statement.

You may obtain the information incorporated by reference and any other materials Proteostasis files with the SEC without charge by following the instructions in the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

TRADEMARK NOTICE

Each of Proteostasis and Yumanity use various trademarks and trade names in their business, including without limitation, their respective corporate name and logo. This proxy statement/prospectus/information statement and the information incorporated herein by reference contain references to trademarks, service marks and trade names owned by Proteostasis, Yumanity or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this proxy statement/prospectus/information statement and the information incorporated herein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that Proteostasis or Yumanity, as applicable, will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these trademarks, service marks and trade names. Other trademarks, service marks or trade names appearing in this proxy statement/prospectus/information statement are the property of their respective owners. Neither Proteostasis nor Yumanity intends the use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of or by either, of these other companies.

OTHER MATTERS

Stockholder Proposals

Any stockholder proposal intended to be included in the proxy statement for the 2021 annual meeting of Proteostasis’ stockholders must also satisfy all of the applicable requirements of Rule 14a-8 promulgated under the Exchange Act, and be received not later than March 1, 2021. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before Proteostasis begins to print and send proxy materials. If that happens, Proteostasis will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

Any stockholder proposals intended to be presented at the next annual meeting of Proteostasis’ stockholders other than those to be included in its proxy materials following the procedures described in Rule 14a-8 must satisfy the requirements set forth in the advance notice provision under Proteostasis’ By-laws. To be timely for the Proteostasis 2021 annual meeting, any such proposal must be delivered in writing to its Secretary at its principal executive offices no earlier than the close of business on March 1, 2021 (120 days prior to the first anniversary of the Proteostasis 2020 Annual Meeting) and no later than the close of business on March 31, 2021 (90 days prior to the first anniversary of the Proteostasis 2020 Annual Meeting). If the date of the 2021 annual meeting is scheduled to take place before May 30, 2021 (30 days prior to the first anniversary of the Proteostasis 2020 Annual Meeting) or after August 28, 2021 (60 days after the first anniversary of the Proteostasis 2020 Annual Meeting), notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to the 2021 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2021 annual meeting is first made.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” materials for the special meeting. This means that only one copy of the special meeting materials is being delivered to multiple stockholders sharing an address unless Proteostasis has received contrary instructions. Proteostasis will promptly deliver a separate copy of any of these materials to you if you write to it at 80 Guest Street, Suite 500, Boston, MA 02135, Attention: Secretary or call (617) 225-0096. If you want to receive separate copies of stockholder meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Proteostasis at the above address or telephone number.

YUMANITY HOLDINGS, LLC

INDEX TO FINANCIAL STATEMENTS

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Yumanity Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yumanity Holdings, LLC and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive loss, of preferred units and members’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 23, 2020

We have served as the Company’s auditor since 2018.

Yumanity Holdings, LLC

Consolidated Balance Sheets

(In thousands, except unit amounts)

	December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$5,054	$14,021
Marketable securities	34,911	1,347
Prepaid expenses and other current assets	356	681
Restricted cash	125	125

Total current assets	40,446	16,174
Property and equipment, net	1,439	1,017
Operating lease right-of-use assets	—	275
Deposits	115	40
Restricted cash	—	100

Total assets	$42,000	$17,606

Liabilities, Preferred Units and Members’ Deficit
Current liabilities:
Accounts payable	$1,300	$1,905
Accrued expenses and other current liabilities	1,825	2,421
Operating lease liabilities	—	291
Current portion of capital (finance) lease obligation	959	343
Current portion of long-term debt	1,389	—

Total current liabilities	5,473	4,960
Long-term debt, net of discount and current portion	8,564	14,470
Capital (finance) lease obligation, net of current portion	458	116
Preferred unit warrant liability	50	261

Total liabilities	14,545	19,807

Commitments and contingencies (Note 13)
Preferred units (Class A and B), 17,515,738 units authorized at December 31, 2018 and 2019; 12,391,101 units issued and outstanding at December 31, 2018 and 2019; liquidation preference of $90,712 at December 31, 2019	89,699	89,699

Members’ deficit:
Common units, 15,492,000 units authorized at December 31, 2018 and 2019; 10,278,698 and 10,259,344 units issued and outstanding at December 31, 2018 and 2019, respectively	3,575	5,120
Accumulated other comprehensive loss	(8)	—
Accumulated members’ deficit	(65,811)	(97,020)

Total members’ deficit	(62,244)	(91,900)

Total liabilities, preferred units and members’ deficit	$42,000	$17,606

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2018	2019
Operating expenses:
Research and development	$17,822	$22,969
General and administrative	5,567	7,062

Total operating expenses	23,389	30,031

Loss from operations	(23,389)	(30,031)

Other income (expense):
Change in fair value of preferred unit warrant liability	6	12
Interest expense	(740)	(1,209)
Interest income and other income (expense), net	536	530
Loss on debt extinguishment	—	(511)

Total other income (expense), net	(198)	(1,178)

Net loss	$(23,587)	$(31,209)

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2018	2019
Net loss	$(23,587)	$(31,209)
Other comprehensive income (loss):
Unrealized gains (losses) on marketable securities, net of tax of $0	(6)	8

Comprehensive loss	$(23,593)	$(31,201)

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Preferred Units and Members’ Deficit

(In thousands, except unit amounts)

	Class A and B Preferred Units		Common Units		Accumulated Other Comprehensive Gain (Loss)	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount
Balances at December 31, 2017	8,075,629	$53,657	10,338,698	$2,678	$(2)	$(42,224)	$(39,548)
Issuance of Class B preferred units, net of issuance costs of $79	4,315,472	36,042	—	—	—	—	—
Forfeiture of unvested incentive units	—	—	(60,000)	—	—	—	—
Equity-based compensation expense	—	—	—	897	—	—	897
Unrealized losses on marketable securities	—	—	—	—	(6)	—	(6)
Net loss	—	—	—	—	—	(23,587)	(23,587)

Balances at December 31, 2018	12,391,101	89,699	10,278,698	3,575	(8)	(65,811)	(62,244)
Forfeiture of unvested incentive units	—	—	(19,354)	—	—	—	—
Equity-based compensation expense	—	—	—	1,545	—	—	1,545
Unrealized gains on marketable securities	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	(31,209)	(31,209)

Balances at December 31, 2019	12,391,101	$89,699	10,259,344	$5,120	$—	$(97,020)	$(91,900)

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Cash Flows

(In thousands)

	December 31,
	2018	2019
Cash flows from operating activities:
Net loss	$(23,587)	$(31,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,269	1,057
Non-cash lease expense	—	1,049
Equity-based compensation expense	897	1,545
Accretion of discounts on marketable securities	(314)	(316)
Non-cash interest expense	174	319
Loss on debt extinguishment	—	510
Change in fair value of preferred unit warrant liability	(6)	(12)
Loss on disposal of property and equipment	—	3
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(218)	(418)
Deposits	159	75
Operating lease liabilities	—	(986)
Accounts payable	640	533
Accrued expenses and other current liabilities	637	642

Net cash used in operating activities	(20,349)	(27,208)

Cash flows from investing activities:
Purchases of marketable securities	(44,645)	(19,347)
Proceeds from sales and maturities of marketable securities	22,250	53,235
Purchases of property and equipment	(50)	(638)

Net cash provided by (used in) investing activities	(22,445)	33,250

Cash flows from financing activities:
Proceeds from issuance of Class B preferred units, net of offering costs	36,042	—
Proceeds from issuance of long-term debt, net of issuance costs	9,835	14,750
Repayments of long-term debt	—	(10,767)
Payments of capital or finance lease obligations	(1,201)	(958)

Net cash provided by financing activities	44,676	3,025

Net increase in cash, cash equivalents and restricted cash	1,882	9,067
Cash, cash equivalents and restricted cash at beginning of period	3,297	5,179

Cash, cash equivalents and restricted cash at end of period	$5,179	$14,246

Supplemental cash flow information:
Cash paid for interest	$488	$910
Supplemental disclosure of noncash investing and financing activities:
Additions to property and equipment under capital lease	$620	$—
Issuance of preferred unit warrant in connection with loan	$56	$223
Deferred financing costs included in accounts payable	$—	$72
Operating lease liabilities arising from obtaining right-of-use assets	$—	$469

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Notes to consolidated financial statements

1. Nature of Business and Basis of Presentation

Yumanity Holdings, LLC (“Holdings” and together with its wholly owned subsidiary Yumanity Therapeutics, Inc., the “Company”) is a preclinical biopharmaceutical company engaged in the research and development of neurodegenerative diseases caused by protein misfolding. The Company commenced operations in 2014 and is headquartered in Massachusetts.

The Company is subject to risks similar to those of other pre-clinical stage companies in the biopharmaceutical industry, including dependence on key individuals, the need to develop commercially viable products, competition from other companies, many of whom are larger and better capitalized, the impact of the COVID-19 pandemic and the need to obtain adequate additional financing to fund the development of its products. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any products developed will obtain required regulatory approval or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from the sale of its products.

Proposed Merger with Proteostasis Therapeutics, Inc.

On August 22, 2020, Proteostasis Therapeutics, Inc, a Delaware corporation (“PTI”), Pangolin Merger Sub, a Delaware corporation and a wholly owned subsidiary of PTI (“Merger Sub”), Yumanity Therapeutics, Inc. (“Yumanity”) and Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into Yumanity. Immediately prior to the closing of the transaction Yumanity and Holdings will merge with Yumanity surviving the merger. Upon the closing of the transaction Yumanity will become a wholly owned subsidiary of PTI. PTI is a publicly held, clinical-stage biopharmaceutical company whose common stock is listed on the Nasdaq Global Market.

Under the terms of the Merger Agreement, upon the consolidation of Holdings and Yumanity, all of Holdings’ outstanding common units and preferred units will be exchanged for common stock of Yumanity and all outstanding options exercisable for common units and warrants exercisable for preferred units and common units of Holdings will be exchanged for options and warrants exercisable for common stock of Yumanity. Upon the closing of the transaction all of Yumanity’s outstanding shares of common stock will be exchanged for common stock of PTI and all of Yumanity’s options and warrants exercisable for Yumanity’s common stock will be exchanged for options and warrants exercisable for common stock of PTI.

The Company’s and PTI’s obligations to consummate the merger are subject to certain closing conditions, including, among other things, the (i) approval by the stockholders of PTI of the issuance of the shares of PTI common stock pursuant to the Merger Agreement, (ii) approval by the stockholders of the Company to adopt the Merger Agreement, (iii) continued listing of PTI’s common stock on the Nasdaq Global Market and (iv) effectiveness of the registration statement in connection with the merger.

The business combination will be accounted for as a reverse merger accounted for as an asset acquisition in accordance with GAAP. Under this method of accounting, the Company will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) the Company’s equityholders will own a substantial majority of the voting rights in the combined organization, (ii) the Company will designate a majority of the members (7 of 9) of the initial board of directors of the combined organization and (iii) the Company’s senior management will hold all key positions in the senior management of the combined organization. Accordingly, for accounting purposes, (i) the merger will be treated as the equivalent of the Company issuing stock to acquire the net assets of PTI,

(ii) the net assets of PTI will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of the Company and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of PTI. As a result, as of the closing date of the merger, the net assets of PTI will be recorded at their acquisition-date fair values in the financial statements of the Company and the reported operating results prior to the business combination will be those of the Company.

Basis of presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Going concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the original issuance date of the consolidated financial statements.

Since its inception, the Company has funded its operations primarily with proceeds from sales of preferred units and debt financing. The Company has incurred recurring losses and negative cash flows from operations since inception, including net losses of $23.6 million and $31.2 million for the years ended December 31, 2018 and 2019, respectively. In addition, as of December 31, 2019, the Company had an accumulated members’ deficit of $97.0 million. The Company expects to continue to generate operating losses for the foreseeable future. As of September 23, 2020, the original issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company expects that its cash, cash equivalents and marketable securities, including the proceeds it received from the sale of Class C preferred units in June 2020 and the upfront payment it received in conjunction with a collaboration agreement (see Note 16), will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021.

In addition to pursuing consummation of the merger, the Company plans to obtain additional funding through private or public equity financings, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. If the Company is unable to obtain additional funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations.

Based on its recurring losses from operations since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations, as of September 23, 2020, the original issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the original issuance date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of the COVID-19 Coronavirus

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The COVID-19 pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay its clinical trial or future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the Company’s business and operations.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including current and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of common units and unit-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Actual results may differ from those estimates or assumptions.

Concentrations of credit risk and of significant suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. At times the Company may maintain cash and investment balances in excess of federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies, and expects to continue to rely, on a small number of vendors to provide services, supplies and materials related to its discovery programs. These programs could be adversely affected by a significant interruption in these services or the availability of materials.

Deferred financing costs

The Company capitalizes certain legal and other third-party fees that are directly associated with obtaining access to capital under credit facilities. Deferred financing costs incurred in connection with obtaining access to capital are recorded in prepaid expenses and other current assets and are amortized over the term of the credit facility. Deferred financing costs related to a recognized debt liability are recorded as a reduction of the carrying amount of the debt liability and amortized to interest expense using the effective interest method over the repayment term.

Cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted cash

Amounts included in restricted cash represent amounts pledged as collateral for letters of credit required for a security deposit on the Company’s leased facilities as well as amounts pledged as collateral for Company credit cards as part of the terms of the “New Loan” (see Note 6). These amounts are classified as restricted cash (current) and restricted cash (non-current), respectively, in the Company’s consolidated balance sheets. As of December 31, 2018 and 2019, the cash and restricted cash of $5.2 million and $14.2 million, respectively, presented in the consolidated statements of cash flows included cash and cash equivalents of $5.1 million and $14.0 million, respectively, and restricted cash of $0.1 million and $0.2 million, respectively.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Laboratory equipment	3 years
Office equipment, computers and software	3 - 5 years
Furniture and fixtures	3 - 5 years
Leasehold improvements	Shorter of remaining term of lease or useful life

Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of long-lived assets

The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2018 or 2019.

Fair value measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents, marketable securities and preferred unit warrant liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The carrying value of the Company’s long-term debt approximates its fair value due to its variable interest rate.

Marketable securities

The Company’s marketable securities, which consist of debt securities, are classified as available-for-sale and are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in members’ deficit. Realized gains and losses and declines in value determined to be other than temporary are based on the specific identification method and are included as a component of other income (expense) in the consolidated statements of operations.

The Company evaluates its marketable securities with unrealized losses for other-than-temporary impairment. When assessing marketable securities for other-than-temporary declines in value, the Company considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value and market conditions in general. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge recorded in the consolidated statements of operations. No such adjustments were necessary during the periods presented.

Classification and accretion of preferred units

The Company’s preferred units are classified outside of members’ deficit on the consolidated balance sheets because the holders of such units have redemption rights in the event of a deemed liquidation that, in certain situations, is not solely within the control of the Company. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the preferred units are not being accreted to their redemption values. If a deemed liquidation event became probable, the carrying values of the preferred units would be accreted to redemption values.

Preferred unit warrant liability

The Company classifies warrants for the purchase of preferred units (see Notes 3 and 9) as a liability on its consolidated balance sheets as these warrants are freestanding financial instruments that may require the

Company to transfer assets upon exercise. The warrant liability is initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense) in the consolidated statements of operations. Changes in the fair value of the preferred unit warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Research and development costs

Costs for research and development activities are expensed in the period in which they are incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, equity-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation and amortization, manufacturing expenses, and external costs of vendors engaged to conduct research and preclinical development activities and clinical trials as well as the cost of licensing technology.

Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period in which they are incurred. Milestone payments under license agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Research, development, and manufacturing contract costs and accruals

The Company has entered into various research, development, and manufacturing contracts with research institutions and other companies. These agreements are generally cancelable, and related costs are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research and development costs. When billing terms under these contracts do not coincide with the timing of when the work is performed, the Company is required to make estimates of outstanding obligations to those third parties as of period end. Any accrual estimates are based on a number of factors, including the Company’s knowledge of the progress towards completion of the research, development, and manufacturing activities, invoicing to date under the contracts, communication from the research institutions and other companies of any actual costs incurred during the period that have not yet been invoiced, and the costs included in the contracts. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by the Company. The historical accrual estimates made by the Company have not been materially different from the actual costs.

Patent costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Equity-based compensation

The Company measures awards with service-based vesting or performance-based vesting granted to employees, non-employees and directors based on the fair value of the award on the date of grant. Compensation expense for the awards is recognized over the requisite service period for employees and directors and as services are delivered for non-employees, both of which are generally the vesting period of the respective award. The Company uses the straight-line method to record the expense of awards with only service-based vesting conditions. The Company uses the graded-vesting method to record the expense of awards with both service-based and performance-based vesting conditions, commencing once achievement of the performance condition becomes probable. The Company accounts for forfeitures of equity-based awards as they occur.

The Company classifies equity-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Income taxes

The Company is organized as a Limited Liability Company and subject to the provisions of Subchapter K of the Internal Revenue Code. As such, the Company is not viewed as a taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each member is responsible for the tax liability, if any, related to its proportionate share of the member’s taxable income. The Company’s wholly owned corporate subsidiary is a taxpaying entity.

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive loss

Comprehensive loss includes net loss as well as other changes in members’ deficit that result from transactions and economic events other than those with its members. The Company’s only elements of other comprehensive loss are unrealized gains (losses) on marketable securities.

Leases

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Leases (“ASC 840”). The Company adopted ASC 842, Leases (“ASC 842”), effective January 1, 2019 using the modified retrospective transition method. Under this method, financial statements for reporting periods after adoption are presented in accordance with ASC 842 and prior-period financial statements continue to be presented in accordance with ASC 840, the accounting standard originally in effect for such periods.

In accordance with ASC 842, the Company determines at the inception of a contract if such arrangement is or contains a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date as operating or finance leases and records a right-of-use asset and a lease liability on the consolidated balance sheet for all leases with an initial lease term of greater than 12 months. Leases with an initial term of 12 months or less are not recorded on the balance sheet, but payments are recognized as expense on a straight-line basis over the lease term.

The Company often enters into contracts that contain both lease and non-lease components. Non-lease components may include maintenance, utilities, and other operating costs. Subsequent to the Company’s adoption of ASC 842 as of January 1, 2019, the Company combines the lease and non-lease components of fixed costs in its lease arrangements as a single lease component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of future lease payments over the expected lease term. The present value of future lease payments is determined by using the interest rate implicit in the lease if that rate is readily determinable; otherwise, the Company uses its estimated secured incremental borrowing rate for that lease term. The Company estimates its secured incremental borrowing rate for each lease based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term.

Certain of the Company’s leases include options to extend or terminate the lease. The amounts determined for the Company’s right-of-use assets and lease liabilities generally do not assume that renewal options or early-termination provisions, if any, are exercised, unless it is reasonably certain that the Company will exercise such options.

Recently adopted accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize most leases on their balance sheet as a right-of-use asset and a lease liability. In general, lease arrangements exceeding a twelve-month term must be recognized as assets and liabilities on the balance sheet. Under ASU 2016-02, a right of use asset and lease obligation is recorded for all leases, whether operating or financing, while the income statement reflects lease expense for operating leases and amortization/interest expense for financing leases. The FASB also issued ASU 2018-10, Codification Improvements to Topic 842 Leases, and ASU 2018-11, Targeted Improvements to Topic 842 Leases, which allows the new lease standard to be applied as of the adoption date with a cumulative-effect adjustment to the opening balance of retained earnings rather than retroactive restatement of all periods presented.

The Company adopted ASC 842 effective January 1, 2019, using the modified retrospective transition method. The transition method allows entities to apply the transition requirements at the effective date rather than at the beginning of the earliest comparative period presented. Accordingly, the Company did not restate the comparative period and its reporting for the comparative period is presented in accordance with ASC 840. Upon its adoption of ASC 842, the Company elected to apply the package of practical expedients permitted under the transition guidance to its entire lease portfolio as of January 1, 2019. As a result, the Company was not required to reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases, and (iii) whether the initial direct costs for any existing leases met the new definition of initial direct costs at the initial application date. The Company elected to utilize its incremental borrowing rate based on the remaining lease term as of the date of adoption for its real estate lease.

In connection with the adoption, the Company recognized right-of-use assets and lease liabilities of $0.8 million on its consolidated balance sheet. There was no required change in its accounting for and classification of the Company’s property and equipment leases that qualified as a capital (finance) leases. The Company’s future commitments under lease obligations and additional disclosures are summarized in Note 12.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Requirements for Fair Value Measurement. The new standard added, modified or removed disclosure requirements under Topic 820 for clarity and consistency. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-03 on January 1, 2019 and the adoption did not have a material impact on its consolidated financial statements.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in earlier recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which narrowed the scope and changed the effective date for non-public entities for ASU 2016-13. The FASB subsequently issued supplemental guidance within ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”). ASU 2019-05 provides an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For public entities that are Securities and Exchange Commission filers, excluding entities eligible to be smaller reporting companies, ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company does not believe the adoption of ASU 2016-13 will have a material effect on its consolidated financial statements.

3. Fair Value Measurements and Marketable Securities

The following tables present the Company’s fair value hierarchy for its assets and liabilities, which are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2018 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$4,717	$—	$—	$4,717
Marketable securities:
U.S. Treasury securities	—	17,356	—	17,356
Corporate bond securities	—	5,617	—	5,617
Commercial paper	—	11,938	—	11,938

	$4,717	$34,911	$—	$39,628

Liabilities:
Preferred unit warrant liability	$—	$—	$50	$50

	Fair Value Measurements at December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$13,146	$—	$—	$13,146
Marketable securities:
Commercial paper	—	1,347	—	1,347

	$13,146	$1,347	$—	$14,493

Liabilities:
Preferred unit warrant liability	$—	$—	$261	$261

Marketable securities were valued by the Company using quoted prices in active markets for similar securities, which represent a Level 2 measurement within the fair value hierarchy.

The following table provides a roll-forward of the aggregate fair values of the Company’s preferred units warrant liability, for which fair value was determined by Level 3 inputs (in thousands):

Preferred Unit Warrant Liability
Fair value at December 31, 2017	$—
Issuance of warrants to purchase Class A preferred units	56
Change in fair value	(6)

Fair value at December 31, 2018	50
Issuance of warrants to purchase Class B preferred units	223
Change in fair value	(12)

Fair value at December 31, 2019	$261

The preferred unit warrant liability in the tables above consisted of the fair value of warrants to purchase preferred units issued in 2018 and 2019 (see Note 9) and was based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the preferred unit warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the preferred unit warrants. The Company assesses these assumptions and estimates at the end of each reporting period. Changes in the fair value of the preferred unit warrants are recognized within other income (expense) in the consolidated statements of operations. The most significant assumption in the Black-Scholes option-pricing model impacting the fair value of the preferred unit warrant liability was the fair value of the underlying preferred units as of each remeasurement date. The Company determines the fair value per unit of these preferred units by taking into consideration its most recent sales of its preferred units as well as additional factors that the Company deems relevant. The fair value of the Company’s Class A preferred units was $6.76 and $5.84 at December 31, 2018 and 2019, respectively. The fair value of the Company’s Class B preferred units was $8.44 at December 31, 2019.

Marketable securities by security type consisted of the following (in thousands):

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$17,358	$—	$(2)	$17,356
Corporate bond securities	5,623	—	(6)	5,617
Commercial paper	11,938	—	—	11,938

	$34,919	$—	$(8)	$34,911

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$1,347	$—	$—	$1,347

	$1,347	$—	$—	$1,347

4. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2018	2019
Laboratory equipment	$3,619	$2,351
Office equipment, computers and software	208	168
Furniture and fixtures	133	5
Leasehold improvements	211	85

	4,171	2,609
Less: Accumulated depreciation and amortization	(2,732)	(1,592)

	$1,439	$1,017

Depreciation and amortization expense was $1.3 million and $1.1 million for the years ended December 31, 2018 and 2019, respectively. As of December 31, 2018 the Company had $4.0 million of gross assets under capital leases, which primarily consisted of laboratory equipment, and related accumulated amortization of $2.6 million. At December 31, 2019, the Company had $1.8 million of gross assets under finance leases and related accumulated amortization of $1.3 million.

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2018	2019
Accrued employee compensation and benefits	$1,047	$1,318
Accrued external research and development expenses	94	689
Accrued professional fees	505	215
Other	179	199

	$1,825	$2,421

6. Notes Payable

Long-term debt consisted of the following (in thousands):

	December 31,
	2018	2019
Principal amount of long-term debt	$10,000	$15,000
Less: Current portion of long-term debt	(1,389)	—

Long-term debt, net of current portion	8,611	15,000
Debt discount, net of accretion	(174)	(539)
Accrued end-of-term payment	127	9

Long-term debt, net of discount and current portion	$8,564	$14,470

In June 2018, the Company entered into a loan and security agreement with two lenders (the “Lenders”) for up to $20.0 million in available debt financing (the “Loan”), of which $10.0 million was drawn immediately (“Term Loan A”) and $10.0 million would become available to be drawn upon the occurrence of an equity event as defined in the agreement, as amended. The borrowings under the Loan were repayable in monthly interest-only payments at the greater of i) 7.4% and ii) 5.8% plus the greater of A) the thirty-day U.S. LIBOR rate and B) 1.6%, until August 1, 2019 (amended to extend to October 1, 2019) and thereafter in monthly payments of equal principal plus interest until the loan maturity date of July 1, 2022. As of December 31, 2018, the interest rate applicable to borrowings under the Loan was 8.1%. During the year ended December 31, 2018, the weighted average effective interest rate on outstanding borrowings under the Loan was approximately 11.2%. In December 2019, the Company used proceeds of $9.9 million from a new credit facility to repay the remaining outstanding principal amount of $9.1 million under the Loan and the associated 6.0% final payment fee of $0.6 million and a 1.5% prepayment fee of $0.1 million.

In December 2019, the Company entered into a loan and security agreement, as subsequently amended in 2020 (see Note 16), with a new lender (the “New Lender”) for up to $30.0 million in available debt financing (the “New Loan”), of which $15.0 million was available and drawn immediately (“Tranche 1”). Of the $15.0 million remaining facility, $5.0 million will become available to be drawn upon the occurrence of a development milestone and an equity event as defined in the agreement (“Tranche 2”), and the remaining $10.0 million will become available to be drawn upon New Lender’s approval. The borrowings under the New Loan are repayable in monthly interest-only payments until August 1, 2021, with the option to extend an additional six months upon the drawdown of Tranche 2. The interest-only period will be followed by monthly payments of equal principal plus interest until the loan maturity date of January 1, 2024. Outstanding borrowings bear interest at the greater of i) 8.75% and ii) the prime rate as reported in the Wall Street Journal plus 4.00%. A final payment fee of 5.25% of the amounts drawn under the Loan is due upon the earlier of the maturity date or the repayment date if paid early, whether voluntary or upon acceleration due to default. The Company may repay the New Loan at any time by paying the outstanding principal balance in full, along with any unpaid accrued interest, the final payment fees of 5.25% of the amounts drawn and a prepayment fee calculated on amounts being prepaid. The prepayment fee is 3.0% if the New Loan is repaid within the one-year anniversary of the draw date, 2.0% if paid between the first and second-year anniversary of the draw date and 1.0% if paid after the second anniversary of the draw date but before the maturity date.

As of December 31, 2019, the interest rate applicable to borrowings under the New Loan was 8.75%.

Borrowings under the New Loan are collateralized by substantially all of the Company’s personal property, other than its intellectual property. There were no financial covenants associated with the New Loan; however, the Company is subject to certain affirmative and negative covenants restricting the Company’s activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. The obligations under the New Loan are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in the Company’s business, operations or financial or other condition. Upon the occurrence of an event of default and until such event of default is no longer continuing, the interest rate will increase by 5.0% per annum.

In connection with the New Loan, the Company became obligated to issue warrants for the purchase of either Class B preferred units or the next round of preferred units the Company issues, such number of shares and exercise price based on a warrant coverage percentage of 1.95% of the original loan proceeds of $15.0 million. As of December 31, 2019, warrants for the purchase of 34,946 units of Class B preferred units with an exercise price of $8.37 per unit were issued and outstanding.

As of December 31, 2019, future principal payments due are as follows (in thousands):

Year Ending December 31,
2020	$—
2021	2,268
2022	5,805
2023	6,341
2024	586

$15,000

In 2020, the New Loan was amended to add an additional final payment fee of $0.3 million (see Note 16).

7. Preferred Units

The Company has issued Class A preferred units and Class B preferred units, collectively referred to as the “Preferred Units”. In June and July 2018, the Company issued 4,315,472 Class B preferred units at a purchase price of $8.37 per unit, resulting in cash proceeds of $36.0 million net of issuance costs of $0.1 million.

Preferred Units consisted of the following as of December 31, 2018 and 2019 (in thousands, except unit amounts):

	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Class A preferred units	8,555,165	8,075,629	$53,657	$54,591
Class B preferred units	8,960,573	4,315,472	36,042	36,121

	17,515,738	12,391,101	$89,699	$90,712

The holders of the Preferred Units have the following rights and preferences:

Voting rights

The holders of the Preferred Units carry one vote per unit. Subject to maintaining certain ownership levels, the Class A preferred unitholders as a class are entitled to elect one of the seven board members while such Class A preferred units are outstanding.

Dividends and distributions

There are no stated dividends on the Preferred Units; however, to the extent the Company has sufficient cash available, the Company shall make a tax distribution in an amount of cash equal to the excess, if any, of

(i) the product of the net taxable income or gain of the Company for the year allocated to each member (reduced for any prior net loss allocated to such holder, not previously taken into account) and the highest combined marginal federal and state income tax rate applicable over (ii) the aggregate amount of distributions previously made to such member during such taxable year.

Through December 31, 2019, no distributions have been approved or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or Deemed Liquidation Event (as described below), the proceeds, as determined by the Company’s board of directors, will be distributed, to the extent available, as follows:

•

First, the holders of Class B preferred units will receive, in preference to any distribution to the holders of Class A preferred units or common units, on a pro rata basis, an amount equal to the Class B preferred unit Original Issue Price per unit less any amounts per Class B preferred unit previously distributed to holders of Class B preferred units;

•

Second, the holders of Class A preferred units will receive, in preference to any distribution to the holders of common units, on a pro rata basis, an amount equal to the Class A preferred unit Original Issue Price per unit less any amounts per Class A preferred unit previously distributed to holders of Class A preferred units;

•

Third, the holders of vested common units will receive, on a pro rata basis in accordance with the number of vested common units, the percentage interests of all holders of common units multiplied by the aggregate amount distributed to the holders of Class A preferred units divided by (b) one minus the percentage interests of all holders of common units in respect of such holders’ common units;

•

Fourth, the holders of vested common units and Class A preferred units will receive, on a pro rata basis, the percentage interests of all holders of common units multiplied by the aggregate amount distributed to the holders of Class B preferred units divided by (b) one minus the percentage interests of all holders of common units in respect of such holders’ common units; and

•

Thereafter, to the holders of all units pro rata in proportion to each holder’s Percentage Interest subject to certain limitations. For purposes of this calculation, Percentage Interest is defined as (i) the sum of the holder’s Class A preferred units multiplied by the Class A Adjustment Rate plus the holder’s Class B preferred units multiplied by the Class B Adjustment Rate plus the holders common units divided by (ii) the sum of all Class A preferred units outstanding multiplied by the Class A Adjustment Rate plus all Class B preferred units outstanding multiplied by the Class B Adjustment Rate plus all common units outstanding. The Adjustment Rate is defined as the Original Issue Price of each class divided by the Adjustment Price of each Class. At issuance, the Adjustment Price of each class is defined as equal to the Original Issue Price but is subject to adjustment. Upon the issuance and sale of Class C preferred units in June 2020 at the Original Issue Price of $4.0008 per unit, the Adjustment Price for Class A preferred units and Class B preferred units was adjusted (see Note 16).

Holders of incentive units shall participate in distribution of proceeds only after the participation threshold with respect to such incentive units has been distributed in respect to common units.

The Original Issue Price is defined as $6.7587 per Class A preferred unit and $8.37 per Class B preferred unit. A Deemed Liquidation Event shall include a merger or consolidation (other than one in which members of the Company own a majority by voting power of the outstanding equity of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Conversion

In connection with the preparation of a qualified public offering with expected gross proceeds to the Company of at least $40.0 million at a per share price of at least 1.5 times the Class B Original Issue Price, or upon the request of the holders of 55% of the outstanding Class A preferred units and 55% of the outstanding Class B preferred units in connection with an initial public offering, the members of the Company will take appropriate steps to implement a reorganization of the Company. The reorganization of the Company may include contribution of the Preferred Units and common units to a newly formed corporation or distribution to a subsidiary of the Company that owns all material assets of the Company on terms that preserve and reflect the substantive economic rights of the Preferred Units and common units. If such Preferred Units and common units are entitled to distributions following the consummation of an initial public offering, such Preferred Units and common units shall be converted into common equity of the Company and only be entitled to the equivalent of economic rights under the terms of the limited liability company agreement.

8. Common Units

The Company issued to its founders in 2014 an aggregate of 8,000,000 common units, of which 2,500,000 are subject to vesting provisions which lapse over four years. As of December 31, 2017, there were 374,675 unvested common units, all of which vested in 2018.

Each common unit entitles the holder to one vote on all matters submitted to a vote of the Company’s members. In the event of any deemed liquidation, dissolution, or winding-up of the Company, the assets of the Company will be distributed in accordance with the order of distributions described under the rights and preferences of the Preferred Units.

The Company also has outstanding restricted incentive units, a form of common units, that generally vest over four years (see Note 10).

9. Warrants for Preferred and Common Units

In June 2018, in connection with the Term Loan (see Note 6), the Company issued 9,600 Class A preferred warrants with an exercise price of $6.7587 per unit. If unexercised, the warrants expire on June 14, 2028. In December 2019, in connection with the New Loan (see Note 6), the Company issued 34,946 Class B preferred warrants with an exercise price of $8.37 per unit. The Company also has outstanding common unit warrants issued in 2015.

Outstanding warrants consisted of the following:

December 31, 2018
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A preferred	9,600	$6.7587

			400,527

December 31, 2019
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A preferred	9,600	$6.7587
December 20, 2019	10	Class B preferred	34,946	$8.3700

			435,473

10. Equity-Based Compensation

Incentive units

The Company’s operating agreement, as amended and restated, provides for the granting of incentive units, a type of common units, to officers, directors, employees, consultants and advisors. Under the terms of the incentive unit grant agreements, such incentive units are subject to a vesting schedule, generally over four years. Holders of incentive units are entitled to receive distributions in proportion to their ownership percent interest, upon liquidation, that are in excess of the strike price of the award, (the “Participation Threshold”) set by the board of directors on the date of grant. The Participation Threshold is based on the amount that would be distributed in respect of a common unit pursuant to the liquidation preferences described in Note 7, if, upon a hypothetical liquidation of the Company on the date of issuance of such Incentive Unit, the Company sold its assets for their fair market value, satisfied its liabilities and distributed its remaining net assets to holders of units in liquidation. The Company determined that the underlying terms of the incentive units and the intended purpose of the awards were more akin to an equity-based compensation award than a performance bonus or profit-sharing arrangement and, therefore, the incentive units were equity-classified awards.

Incentive unit valuation

The fair value of each common unit was determined based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, including the contemporaneous valuations of the Company’s common units, the Company’s financial condition and operating results, the material risks related to the Company’s business, the Company’s stage of development and business strategy and the likelihood of achieving a liquidity event for the holders of the Company’s common units.

Incentive unit activity

A summary of unvested incentive unit (a type of common units) activity is as follows:

	Units	Weighted Average Grant Date Fair Value
Unvested incentive units at December 31, 2018	363,981	$1.52
Issued	—	$—
Vested	(271,578)	$1.41
Forfeited	(19,354)	$1.83

Unvested incentive units at December 31, 2019	73,049	$1.83

There were no restricted incentive units granted during the years ended December 31, 2018 and 2019. The aggregate grant-date fair value of restricted incentive units that vested during the years ended December 31, 2018 and 2019 was $0.5 million and $0.4 million, respectively.

2018 Unit option and grant plan

On December 4, 2018, the Company’s board of directors adopted the 2018 Unit Option and Grant Plan (the “2018 Plan”), which was approved by the Company’s members on December 5, 2018. The 2018 Plan provides for the Company to grant unit options, restricted unit awards and unrestricted unit awards to employees, directors and consultants of the Company. The 2018 Plan is administered by the board of directors or, at the discretion of the board of directors, by a committee of the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or its committee if so delegated.

Unit options granted under the 2018 Plan with service-based vesting conditions generally vest over four years and expire after ten years. The total number of common units that may be issued under the 2018 Plan is 4,822,375 as of December 31, 2019. Units that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of units or otherwise terminated (other than by exercise) and units that are withheld upon the exercise of an option or settlement of an award to cover exercise price or tax withholding shall be added back to units available under the 2018 Plan. As of December 31, 2019, 971,858 common units remain available for issuance under the 2018 Plan.

The exercise price per unit option granted is not less than the fair market value of common units as determined by the board of directors as of the date of grant. The Company’s board of directors values the Company’s common units, taking into consideration its most recently available valuation of common units performed by third parties as well as additional relevant factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

Option valuation

The fair value of option grants is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected unit volatility based on the historical volatility of a publicly traded set of peer companies. The expected term of the Company’s options has been determined utilizing a midpoint convention estimate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of options granted:

	Year Ended December 31,
	2018	2019
Risk-free interest rate	2.9%	1.7%
Expected volatility	71.4%	72.1%
Expected dividend yield	—	—
Expected term (in years)	7.8	7.8

Unit option activity

The following table summarizes the Company’s option activity during the year ended December 31, 2019:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2018	1,677,676	$2.32	9.93	$—
Granted	2,332,781	3.62
Exercised	—	—
Forfeited	(140,586)	2.32

Outstanding as of December 31, 2019	3,869,871	$3.10	9.41	$1,998

Vested and expected to vest as of December 31, 2019	3,869,871	$3.10	9.41	$1,998
Options exercisable as of December 31, 2019(1)	3,869,871	$3.10	9.41	$1,998

(1)	Options are immediately exercisable for restricted common units which vest according to the original vesting terms of the option grant. No options have been exercised prior to vesting.

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common units for those unit options that had exercise prices lower than the fair value of the Company’s common units.

The weighted average grant-date fair value of unit options granted during the years ended December 31, 2018 and 2019 was $1.66 per unit and $2.55 per unit, respectively.

Equity-based compensation

The Company recorded equity-based compensation expense related to common unit options and restricted incentive units in the following expense categories in its consolidated statements of operations (in thousands):

	Year Ended December 31,
	2018	2019
Research and development expenses	$388	$674
General and administrative expenses	509	871

	$897	$1,545

As of December 31, 2019, total unrecognized compensation cost related to unvested options and unvested incentive units was $5.8 million, which is expected to be recognized over a weighted average period of 3.4 years.

11. Income Taxes

Holdings is treated as a partnership for federal income tax purposes and, therefore, its owners, and not Holdings, are subject to U.S. federal or state income taxation on the income of Holdings. Holdings’ directly held subsidiary Yumanity Therapeutics, Inc. was treated as a corporation for U.S. federal income tax purposes and was subject to taxation in the United States. In each reporting period, the Company’s tax provision includes the effects of consolidating the results of the operations of its subsidiary.

During the years ended December 31, 2018 and 2019, the Company recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each year due to its uncertainty of realizing a benefit from those items. The Company has no foreign operations and therefore, has not provided for any foreign taxes.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2018	2019
Federal statutory income tax rate	(21.0)%	(21.0)%
State taxes, net of federal benefit	(6.3)	(6.1)
Federal and state research and development tax credits	(3.0)	(1.1)
Other	0.4	0.4
Change in deferred tax asset valuation allowance	29.9	27.8

Effective income tax rate	0.0%	0.0%

Net deferred tax assets consisted of the following (in thousands):

	December 31,
	2018	2019
Deferred tax assets:
Net operating loss carryforwards	$15,226	$23,142
Research and development tax credit carryforwards	1,975	2,324
Property and equipment	291	312
Accrued expenses	286	360
Capitalized intellectual property costs	119	109
Equity-based compensation expense	100	370
Operating lease liabilities	—	79
Other	47	103

Total deferred tax assets	18,044	26,799

Deferred tax liabilities:
Operating lease right-of-use assets	—	(75)

Total deferred tax liabilities	—	(75)

Valuation allowance	(18,044)	(26,724)

Net deferred tax assets	$—	$—

As of December 31, 2019, the Company had U.S. federal and state net operating loss carryforwards of $84.7 million and $84.8 million, respectively, which may be available to offset future taxable income. Federal and state net operating loss carryforwards of $34.6 million and $84.8 million, respectively, begin to expire in 2035. Federal net operating loss carryforwards of $50.1 million do not expire but may be limited in their usage to an annual deduction equal to 80% of annual taxable income. As of December 31, 2019, the Company also had U.S. federal and state research and development tax credit carryforwards of $1.5 million and $1.1 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2035 and 2031, respectively.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of December 31, 2018 and 2019. Management reevaluates the positive and negative evidence at each reporting period.

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2018 and 2019 related primarily to the increase in net operating loss carryforwards and research and development tax credit carryforwards and were as follows (in thousands):

	Year Ended December 31,
	2018	2019
Valuation allowance as of beginning of year	$10,997	$18,044
Decreases recorded as benefit to income tax provision	—	—
Increases recorded to income tax provision	7,047	8,680

Valuation allowance as of end of year	$18,044	$26,724

As of December 31, 2019, the Company had not recorded any amounts for unrecognized tax benefits. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the Company’s consolidated statements of operations. The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company is open to future tax examination under statute from 2016 to the present; however, carryforward attributes that were generated prior to December 31, 2015 may still be adjusted upon examination by federal, state or local tax authorities if they either have been or will be used in a future period.

12. Leases

The Company leases its office and laboratory facilities in Cambridge, Massachusetts from an investor in the Company under a noncancelable operating lease (“the Lease”). The Lease requires the Company to pay its portion of real estate taxes and costs related to the premises, including costs of operations, maintenance, repair, replacement, and management of the premises, which the Company records as variable costs. In April 2019, the Company amended the Lease to extend the lease expiration from September 31, 2019 to March 31, 2020. The amendment was accounted for as a lease reassessment and the right-of-use asset and lease liability were remeasured at the reassessment date of April 2019 resulting in an increase of $0.6 million to the right-of-use asset and a corresponding increase of $0.5 million to the lease liability. In 2020, the Company further extended the lease expiration (see Note 16).

As of December 31, 2018 and 2019, the Company maintained letters of credit, secured by restricted cash, for a security deposit of $0.1 million in conjunction with the Lease.

The Company also leases property and equipment under agreements that were accounted for as capital leases in accordance with ASC 840 in 2018, and which were classified as finance leases upon the Company’s adoption of ASC 842 on January 1, 2019 (see Note 4).

The components of lease cost under ASC 842 were as follows (in thousands):

Year Ended December 31, 2019
Operating lease cost	$1,101
Short-term lease cost	$—
Variable lease cost	$583

Finance lease cost:
Amortization of lease assets	$896
Interest on lease liabilities	55

Total finance lease cost	$951

Supplemental disclosure of cash flow information related to leases was as follows (in thousands):

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of operating lease liabilities (operating cash flows)	$1,131
Cash paid for amounts included in the measurement of finance lease liabilities (operating cash flows)	$55
Cash paid for amounts included in the measurement of finance lease liabilities (financing cash flows)	$958
Operating lease liabilities arising from obtaining right-of-use assets	$469
Finance lease liabilities arising from obtaining right-of-use assets	$—

The weighted-average remaining lease term and discount rate were as follows:

December 31, 2019
Weighted-average remaining lease term (in years) used for:
Operating leases	0.25
Finance leases	1.42
Weighted-average discount rate used for:
Operating leases	8.11%
Finance leases	6.09%

Because the interest rate implicit in the Lease was not readily determinable upon adoption of ASC 842, the Company’s incremental borrowing rate was used to calculate the present value of the Lease. The present value of the Company’s finance leases was calculated using the rate implicit in the lease.

Future annual lease payments under the Lease and property and equipment finance leases as of December 31, 2019 were as follows (in thousands):

Years Ending December 31,	Operating Leases	Finance Leases
2020	$295	$362
2021	—	119
2022	—	—
2023	—	—
2024	—	—
Thereafter	—	—

Total future lease payments	295	481
Less: Imputed interest	(4)	(22)

Total lease liabilities	$291	$459

The following table presents lease assets and liabilities and their classification on the consolidated balance sheet (in thousands):

Leases	Consolidated Balance Sheet Classification	Amount
Assets:
Operating lease assets	Operating lease right-of-use assets	$275
Finance lease assets	Property and equipment, net	457

Total leased assets		$732

Liabilities:
Current:
Operating lease liabilities	Operating lease liabilities	$291
Finance lease liabilities	Current portion of capital (finance) lease obligation	343
Non-current:
Finance lease liabilities	Capital (finance) lease obligation, net of current portion	116

Total lease liabilities		$750

Disclosures under ASC 840

The following table summarizes the future minimum lease payments due under the Company’s operating and capital leases as of December 31, 2018 (in thousands), presented in accordance with ASC 840, the relevant accounting standard at that time:

Years Ending December 31,	Operating Leases	Capital Leases
2019	$795	$1,014
2020	—	362
2021	—	119
2022	—	—
2023	—	—

Total future minimum lease payments	$795	1,495

Less: Amount representing interest		(78)

Present value of capital lease obligations		1,417
Less: Current portion		(959)

Long-term portion of capital lease obligation		$458

13. Commitments and Contingencies

License agreement

The Company has a tangible property and patent license agreement with Whitehead Institute for Biomedical Research (“Whitehead”) entered into in 2016 and subsequently amended in 2016 and 2018, under which the Company obtained a certain exclusive and non-exclusive, royalty-bearing, sublicensable, worldwide license to make, sell and distribute products under certain patents owned by Whitehead for certain know-how related to specific neurodegenerative diseases. In consideration for the rights granted by the agreement, the Company paid a one-time license fee of less than $0.1 million and issued 300,000 common units valued at $0.8 million. The Company is required to pay annual maintenance fees of up to $0.1 million through the termination of the agreement. The Company is also required to pay up to an aggregate of approximately $1.9 million upon the achievement of certain developmental and regulatory milestones for the first two licensed products under its first indication. The Company is also required to pay additional milestone amounts for subsequent licensed products under its first or subsequent indications, but at a lower rate. As of December 31, 2019, the Company had made a payment of $0.1 million upon the achievement of a developmental milestone. The Company recorded this amount in research and development expenses in the year ended December 31, 2019. The Company must also pay a royalty in the low single digits on future sales by the Company and a mid single to low double digit percentage of certain income received from sublicensees and certain partners. The license agreement remains in effect until the expiration of the last-to-expire patent licensed under the agreement. Whitehead may terminate the agreement upon the Company’s uncured material breach of the agreement, including failure to make required payments under the agreement or to achieve certain milestones, or if the Company becomes insolvent or bankrupt. The Company may terminate the license agreement at any time upon providing certain written notice to Whitehead.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

14. Defined Contribution Plan

The Company has a 401(k) defined contribution plan (the “401(k) Plan”) for its employees. Eligible employees may make pretax contributions to the 401(k) Plan up to statutory limits. There was no discretionary match made under the 401(k) Plan as of December 31, 2018 and 2019.

15. Related Parties

The Company leases its office and laboratory space from an investor in the Company (see Note 12). Rent expense for the years ended December 31, 2018 and 2019 was $1.0 million and $1.1 million, respectively. Amounts paid to the investor under the lease agreement, as amended, for each of the years ended December 31, 2018 and 2019 were $1.7 million. There were no amounts payable to the investor as of December 31, 2018 or 2019.

16. Subsequent Events

For its consolidated financial statements as of December 31, 2019 and for the year then ended, the Company has evaluated subsequent events through September 23, 2020, the date that these consolidated financial statements were available to be issued.

Operating leases

In February 2020, the Company’s existing office and laboratory facilities lease, as amended, was amended to further extend the lease expiration to April 30, 2020. In May 2020, this was amended to further extend the lease expiration for a portion of the leased premises to May 23, 2020. As a result of these extensions, the Company’s future rent payments increased by $0.1 million in 2020 (see Note 12).

In February 2020, the Company entered into a three-year operating lease agreement for laboratory and office space. The term commenced in May 2020 and ends in April 2023. Future minimum rent payments under this lease will be approximately $2.0 million, $4.2 million, $4.3 million and $1.5 million in 2020, 2021, 2022 and 2023, respectively.

New Loan

In April 2020, the New Loan was amended to permit indebtedness consisting of a loan under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided that such loan shall be unsecured, shall not contain any terms or conditions that are adverse to New Lender’s rights under the loan and that the Company will not prepay such loan. In June 2020, the New Loan was amended and an additional final payment fee of $0.3 million became due upon repayment of the loan.

Paycheck Protection Program loan

In April 2020, Yumanity Therapeutics Inc., the Company’s wholly-owned subsidiary, issued a Promissory Note to Silicon Valley Bank, pursuant to which it received loan proceeds of $1.1 million (the “Loan”) provided under the Paycheck Protection Program established under the CARES Act and guaranteed by the U.S. Small Business Administration. The Loan is unsecured, is scheduled to mature on April 24, 2022 and has a fixed interest rate of 1.0% per annum. No payments of principal or interest are due during the six-month period beginning on April 24, 2020, although interest will accrue on the unpaid principal balance. Forgiveness of the Loan is only available for principal that is used for the limited purposes that expressly qualify for forgiveness under U.S. Small Business Administration requirements.

Issuance and sale of class C preferred units

In June 2020, the Company issued and sold 5,404,588 Class C preferred units, at a price of $4.0008 per unit, for gross proceeds of $21.6 million. The terms of the Class C preferred units are substantially the same as the terms of the Class A and B preferred units (see Note 7), except that the Original Issue Price per unit of the Class C preferred units is $4.0008. Related to the Class C issuance, a majority of the Company’s voting preferred and common unit holders voted to amend the Company’s operating agreement such that Class B preferred unitholders who did not participate in a minimum purchase of Class C preferred units, referred to as non-participating holders, became holders of Class B preferred units referred to as “Defaulting Class B Preferred Units”. The terms of the Defaulting Class B Preferred Units are similar to the terms of common units with respect to distributions, except that Defaulting Class B Preferred Units are treated as one fifth (1/5) of a common unit. The Defaulting Class B Preferred Units lose their rights associated with Preferred Units and have no voting rights. For accounting purposes this transaction was treated as an extinguishment of the existing Class B preferred units held by the non-participating holders and the issuance of a new security, Defaulting Class B Preferred Units, to those non-participating holders. The carrying value of $7.0 million for the Class B preferred units exchanged for Defaulting Class B Preferred Units was removed from Preferred units on the balance sheet and the Defaulting Class B Preferred Units were reflected in permanent equity at their issuance date fair value of $0.3 million with the difference of $6.7 million reflected as a reduction of Accumulated members’ deficit. Furthermore, because the price per share of the Class C preferred units in this transaction was lower than the Adjustment Price of the Company’s Class A preferred units and Class B preferred units, in accordance with the Company’s operating agreement, as amended and restated, the Adjustment Price of Class A preferred units and Class B preferred units was adjusted from $6.7587 to $6.3520 per unit and from $8.37 to $7.7257 per unit, respectively. In connection with the issuance, the Company increased the number of authorized preferred units from 17,515,738 units to 17,878,398 units. The number of authorized Class A preferred units was reduced from 8,555,165 to 8,085,229 units and the number of authorized Class B preferred units was reduced from 8,960,573 to 4,315,472 units.

Upon issuance of Class C preferred units in June 2020, the warrants for Class B preferred units issued in December 2019 became warrants for the purchase of 73,109 Class C preferred units with an exercise price of $4.0008 per unit.

Increase in authorized number of common units

In June 2020, the Company increased the number of authorized common units from 15,492,000 units to 17,913,021 units.

Increase in shares available for issuance under the 2018 Plan

In June 2020, the Company increased the number of common units authorized for issuance under the 2018 Plan from 4,822,375 units to 7,243,396 units.

Collaboration agreement

In June 2020, the Company entered into an exclusive license and research collaboration agreement with Merck Sharp & Dohme Corp. (“Merck”) to support the research, development and commercialization of products for the treatment of amyotrophic lateral sclerosis (ALS) and frontotemporal lobar dementia (FTLD). Under the terms of the agreement, Merck will gain exclusive rights to two novel pipeline programs for the treatment of ALS and FTLD. The Company and Merck will collaborate to advance the two preclinical programs during the research term, after which Merck has the right to continue clinical development and commercialization. Under the agreement, the Company received an upfront payment totaling $15.0 million and is eligible to receive future milestone and option payments associated with the successful research, development and sales of marketed products for pipeline programs, as well as royalties on net sales. Merck also participated in the Company’s Class C preferred units financing in June 2020.

Option Repricing

On July 6, 2020, the Company modified 3,424,415 outstanding options with a weighted average exercise price of $3.14 per common unit to reduce the exercise price to $1.72 per common unit.

Yumanity Holdings, LLC

Condensed Consolidated Balance Sheets

(In thousands, except unit amounts)

(Unaudited)

	December 31, 2019	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$14,021	$23,205
Marketable securities	1,347	—
Accounts receivable	—	15,000
Prepaid expenses and other current assets	681	535
Restricted cash	125	125

Total current assets	16,174	38,865
Property and equipment, net	1,017	788
Operating lease right-of-use assets	275	10,114
Deposits	40	380
Restricted cash	100	100

Total assets	$17,606	$50,247

Liabilities, Preferred Units and Members’ Deficit
Current liabilities:
Accounts payable	$1,905	$1,104
Accrued expenses and other current liabilities	2,421	2,036
Current portion of long-term debt	—	498
Operating lease liabilities	291	3,106
Current portion of finance lease obligation	343	251
Deferred revenue	—	13,555

Total current liabilities	4,960	20,550
Long-term debt, net of discount and current portion	14,470	15,327
Operating lease liabilities, net of current portion	—	6,988
Finance lease obligation, net of current portion	116	33
Deferred revenue, net of current portion	—	1,445
Preferred unit warrant liability	261	235

Total liabilities	19,807	44,578

Commitments and contingencies (Note 13)
Preferred units (Class A, Ordinary Class B, and Class C), 17,515,738 and 17,042,079 units authorized at December 31, 2019 and June 30, 2020, respectively; 12,391,101 and 16,959,370 units issued and outstanding at December 31, 2019 and June 30, 2020, respectively; liquidation preference of $105,335 at June 30, 2020	89,699	103,949

Members’ deficit:
Common units, 15,492,000 and 17,913,021 units authorized at December 31, 2019 and June 30, 2020, respectively; 10,259,344 and 10,257,677 units issued and outstanding at December 31, 2019 and June 30, 2020, respectively	5,120	6,192
Defaulting Class B Preferred Units, no units and 836,319 units authorized at December 31, 2019 and June 30, 2020, respectively; no units and 836,319 units issued and outstanding at December 31, 2019 and June 30, 2020, respectively	—	288
Accumulated other comprehensive loss	—	—
Accumulated members’ deficit	(97,020)	(104,760)

Total members’ deficit	(91,900)	(98,280)

Total liabilities, preferred units and members’ deficit	$17,606	$50,247

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2020
Operating expenses:
Research and development	$11,017	$8,968
General and administrative	2,981	4,631

Total operating expenses	13,998	13,599

Loss from operations	(13,998)	(13,599)

Other income (expense):
Change in fair value of preferred unit warrant liability	9	26
Interest expense	(613)	(909)
Interest income and other income (expense), net	366	45

Total other income (expense), net	(238)	(838)

Net loss	$(14,236)	$(14,437)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2020
Net loss	$(14,236)	$(14,437)
Other comprehensive income (loss):
Unrealized gains on marketable securities, net of tax of $0	15	—

Comprehensive loss	$(14,221)	$(14,437)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Preferred Units and Members’ Deficit

(In thousands, except unit amounts)

(Unaudited)

	Preferred Units		Common Units		Defaulting Class B Preferred Units		Accumulated Other Comprehensive Loss	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2019	12,391,101	$89,699	10,259,344	$5,120	—	$—	$—	$(97,020)	$(91,900)
Issuance of Class C preferred units, net of issuance costs of $388	5,404,588	21,235	—	—	—	—	—	—	—
Exchange of Class B preferred units for Defaulting Class B preferred units	(836,319)	(288)	—	—	836,319	288	—	—	288
Gain on extinguishment of Class B preferred units	—	(6,697)	—	—	—	—	—	6,697	6,697
Forfeiture of unvested incentive units	—	—	(1,667)	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	1,072	—	—	—	—	1,072
Unrealized gains on marketable securities	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(14,437)	(14,437)

Balances at June 30, 2020	16,959,370	$103,949	10,257,677	$6,192	836,319	$288	$—	$(104,760)	$(98,280)

	Preferred Units		Common Units		Defaulting Class B Preferred Units		Accumulated Other Comprehensive Gain (Loss)	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2018	12,391,101	$89,699	10,278,698	$3,575	—	$—	$(8)	$(65,811)	$(62,244)
Equity-based compensation expense	—	—	—	587	—	—	—	—	587
Unrealized gains on marketable securities	—	—	—	—	—	—	15	—	15
Net loss	—	—	—	—	—	—	—	(14,236)	(14,236)

Balances at June 30, 2019	12,391,101	$89,699	10,278,698	$4,162	—	$—	$7	$(80,047)	$(75,878)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2020
Cash flows from operating activities:
Net loss	$(14,236)	$(14,437)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	645	388
Non-cash lease expense	515	899
Equity-based compensation expense	587	1,072
Accretion of discounts on marketable securities	(248)	(3)
Non-cash interest expense	155	232
Change in fair value of preferred unit warrant liability	(9)	(26)
Gain on sale of property and equipment	—	(2)
Changes in operating assets and liabilities:
Accounts receivable	—	(15,000)
Prepaid expenses and other current assets	(443)	(471)
Deposits	54	(340)
Operating lease liabilities	(437)	(318)
Accounts payable	(517)	(913)
Accrued expenses and other current liabilities	(489)	(385)
Deferred revenue	—	15,000

Net cash used in operating activities	(14,423)	(14,304)

Cash flows from investing activities:
Purchases of marketable securities	(16,612)	—
Proceeds from sales and maturities of marketable securities	35,035	1,350
Purchases of property and equipment	(396)	(169)
Proceeds from sale of property and equipment	—	12

Net cash provided by investing activities	18,027	1,193

Cash flows from financing activities:
Proceeds from issuance of Class C preferred units, net of offering costs paid	—	21,419
Proceeds from Paycheck Protection Program loan	—	1,123
Payments of prior-year issuance costs related to long-term debt	—	(72)
Payments of finance lease obligations	(646)	(175)

Net cash provided by (used in) financing activities	(646)	22,295

Net increase in cash, cash equivalents and restricted cash	2,958	9,184
Cash, cash equivalents and restricted cash at beginning of period	5,179	14,246

Cash, cash equivalents and restricted cash at end of period	$8,137	$23,430

Supplemental cash flow information:
Cash paid for interest	$454	$613
Supplemental disclosure of noncash investing and financing activities:
Additions to property and equipment included in accounts payable	$12	$—
Deferred offering costs included in accounts payable	$—	$184
Operating lease liabilities arising from obtaining right-of-use assets	$469	$10,219

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

1.     Nature of Business and Basis of Presentation

Yumanity Holdings, LLC (“Holdings” and together with its wholly owned subsidiary Yumanity Therapeutics, Inc. the “Company”) is a preclinical biopharmaceutical company engaged in the research and development of neurodegenerative diseases caused by protein misfolding. The Company commenced operations in 2014 and is headquartered in Massachusetts.

The Company is subject to risks similar to those of other pre-clinical stage companies in the biopharmaceutical industry, including dependence on key individuals, the need to develop commercially viable products, competition from other companies, many of whom are larger and better capitalized, the impact of the COVID-19 pandemic and the need to obtain adequate additional financing to fund the development of its products. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any products developed will obtain required regulatory approval or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from the sale of its products.

Proposed Merger with Proteostasis Therapeutics, Inc.

On August 22, 2020, Proteostasis Therapeutics, Inc, a Delaware corporation (“PTI”), Pangolin Merger Sub, a Delaware corporation and a wholly owned subsidiary of PTI (“Merger Sub”), Yumanity Therapeutics, Inc. (“Yumanity”) and Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into Yumanity. Immediately prior to the closing of the transaction Yumanity and Holdings will merge with Yumanity surviving the merger. Upon the closing of the transaction Yumanity will become a wholly owned subsidiary of PTI. PTI is a publicly held, clinical-stage biopharmaceutical company whose common stock is listed on the Nasdaq Global Market.

Under the terms of the Merger Agreement, upon the consolidation of the Company and Yumanity, all of the Company’s outstanding common units and preferred units will be exchanged for common stock of Yumanity and all outstanding options exercisable for common units and warrants exercisable for preferred units and common units of the Company will be exchanged for options and warrants exercisable for common stock of Yumanity. Upon the closing of the transaction all of Yumanity’s outstanding shares of common stock will be exchanged for common stock of PTI and all of Yumanity’s options and warrants exercisable for Yumanity’s common stock will be exchanged for options and warrants exercisable for common stock of PTI.

The Company’s and PTI’s obligations to consummate the merger are subject to certain closing conditions, including, among other things, the (i) approval by the stockholders of PTI of the issuance of the shares of PTI common stock pursuant to the Merger Agreement, (ii) approval by the stockholders of the Company to adopt the Merger Agreement, (iii) continued listing of PTI’s common stock on the Nasdaq Global Market and (iv) effectiveness of the registration statement in connection with the merger.

The business combination will be accounted for as a reverse merger accounted for as an asset acquisition in accordance with GAAP. Under this method of accounting, the Company will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) the Company’s equityholders will own a substantial majority of the voting rights in the combined organization, (ii) the Company will designate a majority of the members (7 of 9) of the initial board of directors of the combined organization and (iii) the Company’s senior management will hold all key positions in the senior management of the combined organization. Accordingly, for accounting purposes, (i) the merger will be treated as the equivalent of the Company issuing stock to acquire the net assets of PTI,

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

(ii) the net assets of PTI will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of the Company and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of PTI. As a result, as of the closing date of the merger, the net assets of PTI will be recorded at their acquisition-date fair values in the financial statements of the Company and the reported operating results prior to the business combination will be those of the Company.

Basis of presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Going concern

Since its inception, the Company has funded its operations primarily with proceeds from sales of preferred units and debt financing. The Company has incurred recurring losses and negative cash flows from operations since inception, including net losses of $31.2 million for the year ended December 31, 2019, and $14.4 million for the six months ended June 30, 2020. In addition, as of June 30, 2020, the Company had an accumulated members’ deficit of $104.8 million. The Company expects to continue to generate operating losses for the foreseeable future. As of September 23, 2020, the original issuance date of the condensed consolidated interim financial statements for the six months ended June 30, 2020, the Company expects that its cash, cash equivalents and marketable securities, including the proceeds it received from the upfront payment it received in conjunction with a collaboration agreement (see Note 4), will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021.

In addition to pursuing consummation of the merger, the Company plans to obtain additional funding through private or public equity financings, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. If the Company is unable to obtain additional funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations.

Based on its recurring losses from operations since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations, as of September 23, 2020, the original issuance date of the condensed consolidated interim financial statements for the six months ended June 30, 2020, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the original issuance date of these condensed consolidated interim financial statements. The condensed consolidated interim financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the condensed consolidated interim financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Impact of the COVID-19 Coronavirus

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The COVID-19 pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay its clinical trial or future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the Company’s business and operations.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including current and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

2.     Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the accrual of research and development expenses and the valuation of common units and unit-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Actual results may differ from those estimates or assumptions.

Unaudited interim financial information

The accompanying condensed consolidated balance sheet as of June 30, 2020, the condensed consolidated statements of operations and comprehensive loss, of cash flows and of preferred units and members’ deficit for the six months ended June 30, 2019 and 2020 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2020 and the results of its operations and its cash flows for the six months ended June, 30 2019 and 2020. The financial data and other information disclosed in these notes related to the six months ended June 30, 2019 and 2020 are also unaudited. The consolidated balance sheet as of December 31, 2019 included herein was derived from the audited consolidated financial statements as of that date. Certain disclosures have been condensed or omitted from the interim

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

condensed consolidated financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes. The results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.

Restricted cash

Amounts included in restricted cash represent amounts pledged as collateral for letters of credit required for a security deposit on the Company’s leased facilities as well as amounts pledged as collateral for Company credit cards as part of the terms of the “New Loan” (see Note 6). These amounts are classified as restricted cash (current) and restricted cash (non-current), respectively, in the Company’s condensed consolidated balance sheets. As of December 31, 2019 and June 30, 2020, the cash and restricted cash of $14.2 million and $23.4 million, respectively, presented in the condensed consolidated statements of cash flows included cash and cash equivalents of $14.0 million and $23.2 million, respectively, and restricted cash of $0.2 million.

Revenue recognition

The Company accounts for its one collaboration arrangement, entered into in June 2020, under ASC Topic 606, Revenue From Contracts With Customers (ASC 606). For additional information on the Company’s collaboration agreement, see Note 4, Collaboration Agreement, to these condensed consolidated financial statements. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

The Company assesses the goods or services promised within each contract and determines those that are performance obligations. Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. The Company assesses if these options provide a material right to the customer and if so, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about technical feasibility and the probability of developing a candidate that would be subject to the option rights. The exercise of a material right is accounted for as a contract modification for accounting purposes.

The Company assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct) and (ii) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). In assessing whether a promised good or service is distinct, the Company considers factors such as the research, manufacturing and commercialization capabilities of the collaboration partner and the availability of the

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

associated expertise in the general marketplace. The Company also considers the intended benefit of the contract in assessing whether a promised good or service is separately identifiable from other promises in the contract. If a promised good or service is not distinct, an entity is required to combine that good or service with other promised goods or services until it identifies a bundle of goods or services that is distinct.

The transaction price is then determined and allocated to the identified performance obligations in proportion to their standalone selling prices (“SSP”) on a relative SSP basis. SSP is determined at contract inception and is not updated to reflect changes between contract inception and when the performance obligations are satisfied. Determining the SSP for performance obligations requires significant judgment. In developing the SSP for a performance obligation, the Company considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. The Company validates the SSP for performance obligations by evaluating whether changes in the key assumptions used to determine the SSP will have a significant effect on the allocation of arrangement consideration between multiple performance obligations.

If the consideration promised in a contract includes a variable amount, the Company estimates the amount of consideration to which it will be entitled in exchange for transferring the promised goods or services to a customer. The Company determines the amount of variable consideration by using the expected value method or the most likely amount method. The Company includes the unconstrained amount of estimated variable consideration in the transaction price. The amount included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

If an arrangement includes development and regulatory milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

For arrangements with licenses of intellectual property that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied.

The Company records amounts as accounts receivable when the right to consideration is deemed unconditional. When consideration is received, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a contract, a contract liability is recorded for deferred revenue.

In determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the licensees and the transfer of the promised goods or services to the licensees will be one year or less. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied,

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

either at a point in time or over time, and if over time, recognition is based on the use of an output or input method.

Concentrations of credit risk and of significant suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. At times the Company may maintain cash and investment balances in excess of federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. The Company’s accounts receivable balance relates to the upfront payment from its collaboration partner (see Note 4).

The Company relies, and expects to continue to rely, on a small number of vendors to provide services, supplies and materials related to its discovery programs. These programs could be adversely affected by a significant interruption in these services or the availability of materials.

Deferred offering costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the carrying value of the preferred units or, for issuances of common units, in members’ deficit as a reduction of the carrying value of the common units. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations.

Classification and accretion of preferred units

The Company’s preferred units are classified outside of members’ deficit on the consolidated balance sheets because the holders of such units have redemption rights in the event of a deemed liquidation that, in certain situations, is not solely within the control of the Company. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the preferred units are not being accreted to their redemption values. If a deemed liquidation event became probable, the carrying values of the preferred units would be accreted to redemption values.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in earlier recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which narrowed the scope and changed the effective date for non-public entities for ASU 2016-13. The FASB subsequently issued supplemental guidance within ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”). ASU 2019-05 provides an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For public entities that are Securities and Exchange Commission filers, excluding entities eligible to be smaller reporting companies, ASU

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2020 and the adoption had no impact on its consolidated financial statements.

3.     Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities, which are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$13,146	$—	$—	$13,146
Marketable securities:
Commercial paper	—	1,347	—	1,347

	$13,146	$1,347	$—	$14,493

Liabilities:
Preferred unit warrant liability	$—	$—	$261	$261

	Fair Value Measurements at June 30, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$22,401	$—	$—	$22,401

Liabilities:
Preferred unit warrant liability	$—	$—	$235	$235

The following table provides a roll-forward of the aggregate fair values of the Company’s preferred units warrant liability, for which fair value was determined by Level 3 inputs (in thousands):

Preferred Unit Warrant Liability
Fair value at December 31, 2019	$261
Change in fair value	(26)

Fair value at June 30, 2020	$235

The preferred unit warrant liability in the tables above consisted of the fair value of warrants to purchase preferred units issued in 2018 and 2019 (see Note 9) and was based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the preferred unit warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the preferred unit warrants. The Company assesses these assumptions and estimates at the end of each reporting period. Changes in the fair value of the preferred unit warrants are recognized within other income (expense) in the consolidated statements of operations. The most significant assumption in the Black-

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Scholes option-pricing model impacting the fair value of the preferred unit warrant liability was the fair value of the underlying preferred units as of each remeasurement date. The Company determines the fair value per unit of these preferred units by taking into consideration its most recent sales of its preferred units as well as additional factors that the Company deems relevant. The fair value of the Company’s Class A preferred units was $5.84 and $2.93 at December 31, 2019 and June 30, 2020, respectively. The fair value of the Company’s Class B preferred units was $8.44 at December 31, 2019 and the fair value of the Company’s Class C preferred units was $4.01 at June 30, 2020.

4.     Collaboration Agreement

In June 2020, the Company entered into an exclusive license and research collaboration agreement (the “Collaboration Agreement”) with Merck Sharp & Dohme Corp. (“Merck”) to support the research, development and commercialization of products for the treatment of amyotrophic lateral sclerosis (ALS) and frontotemporal lobar dementia (FTLD). Pursuant to the Collaboration Agreement, the Company granted Merck an exclusive, worldwide license with the right to grant and authorize sublicenses, under certain intellectual property rights related to two certain undisclosed targets in connection with the Company’s ALS and FTLD programs to make, have made, use, import, offer to sell and sell compounds and products covered by such intellectual property rights. In the event that the exploitation of such compound or product would infringe during the term of the Merck Collaboration Agreement a claim of an issued patent controlled by Yumanity, Yumanity also granted Merck a non-exclusive, sublicensable, royalty-free license under such issued patent to exploit such compound and product.

Under the terms of the Collaboration Agreement, the Company and Merck are each responsible to perform certain research activities in accordance with a mutually agreed upon research plan. Upon the completion of certain stages of the research plan, Merck will elect to either advance or terminate the applicable research program. If Merck elects not to advance a research program, such program terminates and the rights granted to Merck in the program revert to the Company. Following completion of the research program, Merck is responsible for the development and commercialization of the compounds developed pursuant to the research program and any product containing such compounds.

Under the terms of the Collaboration Agreement, the Company will receive an upfront payment totaling $15.0 million (received in July 2020) and is eligible to receive up to $280.0 million upon achievement of specified research and development milestones, and up to $250.0 million upon achievement of specified sales-based milestones as well as a tiered, mid-single digit royalty on net sales of licensed products, subject to customary reductions.

Unless terminated earlier, the Collaboration Agreement will continue in full force and effect until one or more products has received marketing authorization and, thereafter, until expiration of all royalty obligations under the Collaboration Agreement. The Company or Merck may terminate the Collaboration Agreement upon an uncured material breach by the other party or insolvency of the other party. Merck may also terminate the Merck Collaboration Agreement for any reason upon certain notice to the Company.

Merck also participated in the Company’s Class C preferred units financing in June 2020 with terms consistent with those of other investors that purchased Class C preferred units in June 2020 (see Note 7). The Class C preferred units were issued at a price of $4.0008 per unit, which was determined to be fair value based on the same price paid by other investors that purchased Class C preferred units in the financing. The equity investment was considered to be distinct from the Collaboration Agreement.

The Company assessed the promised goods and services to determine if they are distinct. Based on this assessment, the Company determined that Merck cannot benefit from the promised goods and services separately

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

from the others as they are highly interrelated and therefore not distinct. Accordingly, the promised goods and services represent one combined performance obligation and the entire transaction price will be allocated to that single combined performance obligation. The performance obligation will be satisfied over the research term as the Company performs the research and development activities through the first substantive option period and participates in a Joint Steering Committee to oversee research and development activities. Accordingly, the upfront payment of $15.0 million was recorded as deferred revenue and will be recognized as revenue as the performance obligation is satisfied. The Company will recognize revenue using the cost-to-cost method, which it believes best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. Under this method, revenue will be recorded as a percentage of the estimated transaction price based on the extent of progress towards completion. At contract inception, the potential milestone payments that the Company is eligible to receive were excluded from the transaction price as they were fully constrained. The Company will reevaluate the transaction price at the end of each reporting period and as uncertain events are resolved or other changes in circumstances occur, and if necessary, the Company will adjust its estimate of the transaction price. Any additions to the transaction price would be reflected in the period as a cumulative revenue catch-up. At the inception of the arrangement, the Company evaluated the options held by Merck to either advance or terminate the applicable research program to determine if they provided Merck with any material rights. The Company concluded that the options were not issued at a significant and incremental discount, and therefore do not provide Merck with a material right. As such, these options were excluded as performance obligations and will be accounted for if and when they occur.

The Company assessed the Collaboration Agreement to determine whether a significant financing component exists and concluded that a significant financing component does not exist. Through June 30, 2020 no revenue had been recorded as the development services had not commenced.

5.     Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31, 2019	June 30, 2020
Accrued employee compensation and benefits	$1,318	$753
Accrued external research and development expenses	689	424
Accrued professional fees	215	575
Other	199	284

	$2,421	$2,036

6.     Notes Payable

Long-term debt consisted of the following (in thousands):

	December 31, 2019	June 30, 2020
Principal amount of long-term debt	$15,000	$16,123
Less: Current portion of long-term debt	—	(498)

Long-term debt, net of current portion	15,000	15,625
Debt discount, net of accretion	(539)	(444)
Accrued end-of-term payment	9	146

Long-term debt, net of discount and current portion	$14,470	$15,327

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

The Company has outstanding borrowings of $15.0 million (“Tranche 1”) under a loan and security agreement entered into in December 2019 (the “New Loan”). The Company may borrow an additional $5.0 million upon the occurrence of a development milestone and an equity event as defined in the agreement (“Tranche 2”), and an additional $10.0 million may become available to be drawn upon lender approval. Borrowings under the New Loan are repayable in monthly interest-only payments until August 1, 2021, with the option to extend an additional six months upon the drawdown of Tranche 2. The interest-only period will be followed by monthly payments of equal principal plus interest until the loan maturity date of January 1, 2024. Outstanding borrowings bear interest at the greater of i) 8.75% and ii) the prime rate as reported in the Wall Street Journal plus 4.00%. A final payment fee of 5.25% of the amounts drawn under the Loan is due upon the earlier of the maturity date or the repayment date if paid early, whether voluntary or upon acceleration due to default. The Company may repay the New Loan at any time by paying the outstanding principal balance in full, along with any unpaid accrued interest, the final payment fees of 5.25% of the amounts drawn and a prepayment fee calculated on amounts being prepaid. The prepayment fee is 3.0% if the New Loan is repaid within the one-year anniversary of the draw date, 2.0% if paid between the first and second-year anniversary of the draw date and 1.0% if paid after the second anniversary of the draw date but before the maturity date.

In April 2020, the New Loan was amended to permit indebtedness consisting of a loan under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided that such loan shall be unsecured, shall not contain any terms or conditions that are adverse to the lender’s rights under the loan and that the Company will not prepay such loan. In June 2020, the New Loan was amended and an additional final payment fee of $0.3 million became due upon repayment of the loan.

As of December 31, 2019 and June 30, 2020, the interest rate applicable to borrowings under the New Loan was 8.75%. During the six months ended June 30, 2020, the weighted average effective interest rate on outstanding borrowings under the New Loan was approximately 12.03%.

Borrowings under the New Loan are collateralized by substantially all of the Company’s personal property, other than its intellectual property. There were no financial covenants associated with the New Loan; however, the Company is subject to certain affirmative and negative covenants restricting the Company’s activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. The obligations under the New Loan are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in the Company’s business, operations or financial or other condition. Upon the occurrence of an event of default and until such event of default is no longer continuing, the interest rate will increase by 5.0% per annum.

In April 2020, the Company issued a Promissory Note to Silicon Valley Bank, pursuant to which it received loan proceeds of $1.1 million (the “Loan”) provided under the PPP established under the CARES Act and guaranteed by the U.S. Small Business Administration. The Loan is unsecured, is scheduled to mature on April 24, 2022, and has a fixed interest rate of 1.0% per annum. No payments of principal or interest are due during the six-month period beginning on April 24, 2020, although interest will accrue on the unpaid principal balance. Forgiveness of the Loan is only available for principal that is used for the limited purposes that expressly qualify for forgiveness under U.S. Small Business Administration requirements. The Company has determined to account for the Loan as debt under ASC 470, “Debt”, and has allocated and recorded the loan proceeds between current and non-current liabilities. The Company further determined that loan forgiveness would become probable of occurring upon acceptance by the Small Business Association of the Company’s forgiveness application. If and when the loan forgiveness becomes probable, the Company will recognize income for debt extinguishment pursuant to ASC 470-50-15-4.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

As of June 30, 2020, future principal payments due under the Company’s debt obligations are as follows (in thousands):

Year Ending December 31,
2020 (remaining 6 months)	$125
2021	3,016
2022	6,055
2023	6,341
2024	586

$16,123

7.     Preferred Units

The Company has issued Class A preferred units, Class B preferred units, and Class C preferred units, collectively referred to as the “Preferred Units”. In June 2020, the Company issued and sold 5,404,588 Class C preferred units at a purchase price of $4.0008 per unit, resulting in cash proceeds of $21.2 million net of issuance costs of $0.4 million.

Preferred Units consisted of the following as of December 31, 2019 and June 30, 2020 (in thousands, except unit amounts):

	December 31, 2019
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Class A preferred units	8,555,165	8,075,629	$53,657	$54,591
Class B preferred units	8,960,573	4,315,472	36,042	36,121

	17,515,738	12,391,101	$89,699	$90,712

	June 30, 2020
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Class A preferred units	8,085,229	8,075,629	$53,657	$54,591
Ordinary Class B preferred units	3,479,153	3,479,153	29,057	29,121
Class C preferred units	5,477,697	5,404,588	21,235	21,623

	17,042,079	16,959,370	$103,949	$105,335

In connection with the issuance and sale of Class C preferred units, a majority of the Company’s voting preferred and common unit holders voted to amend the Company’s operating agreement such that Class B preferred unitholders who did not participate in a minimum purchase of Class C preferred units, referred to as non-participating holders, became holders of Class B preferred units referred to as “Defaulting Class B Preferred Units”. Class B preferred units other than the Defaulting Class B Preferred Units are referred to as Ordinary Class B preferred units. The terms of the Defaulting Class B Preferred Units are similar to the terms of common units with respect to distributions, except that Defaulting Class B Preferred Units are treated as one fifth (1/5) of a common unit. The Defaulting Class B Preferred Units lose their rights associated with Preferred Units and have no voting rights. For accounting purposes this transaction was treated as an extinguishment of the existing Class B preferred units held by the non-participating holders and the issuance of a new security, Defaulting

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Class B Preferred Units, to those non-participating holders. The carrying value of $7.0 million for the Class B preferred units exchanged for Defaulting Class B Preferred Units was removed from Preferred units on the balance sheet and the Defaulting Class B Preferred Units were reflected in permanent equity at their issuance date fair value of $0.3 million with the difference of $6.7 million reflected as a reduction of Accumulated members’ deficit.

As of June 30, 2020, the holders of the Preferred Units have the following rights and preferences:

Voting rights

The holders of the Preferred Units, other than the Defaulting Class B Preferred Units carry one vote per unit. Subject to maintaining certain ownership levels, the Class A preferred unitholders as a class are entitled to elect one of the seven board members while such Class A preferred units are outstanding. Defaulting Class B Preferred Units have no voting rights.

Dividends and distributions

There are no stated dividends on the Preferred Units; however, to the extent the Company has sufficient cash available, the Company shall make a tax distribution in an amount of cash equal to the excess, if any, of (i) the product of the net taxable income or gain of the Company for the year allocated to each member (reduced for any prior net loss allocated to such holder, not previously taken into account) and the highest combined marginal federal and state income tax rate applicable over (ii) the aggregate amount of distributions previously made to such member during such taxable year.

Through June 30, 2020, no distributions have been approved or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or Deemed Liquidation Event (as described below), the proceeds, as determined by the Company’s board of directors, will be distributed, to the extent available, as follows:

•

First, the holders of Class C preferred units will receive, in preference to any distribution to the holders of Class A preferred units, Ordinary Class B preferred units or common units, on a pro rata basis, an amount equal to the Class C preferred unit Original Issue Price per unit less any amounts per Class C preferred unit previously distributed to holders of Class C preferred units;

•

Second, the holders of Ordinary Class B preferred units will receive, in preference to any distribution to the holders of Class A preferred units, Defaulting Class B Preferred Units or common units, on a pro rata basis, an amount equal to the Ordinary Class B preferred unit Original Issue Price per unit less any amounts per Ordinary Class B preferred unit previously distributed to holders of Ordinary Class B preferred units;

•

Third, the holders of Class A preferred units will receive, in preference to any distribution to the holders of Defaulting Class B Preferred Units or common units, on a pro rata basis, an amount equal to the Class A preferred unit Original Issue Price per unit less any amounts per Class A preferred unit previously distributed to holders of Class A preferred units;

•

Fourth, the holders of vested common units and Defaulting Class B Preferred Units will receive, on a pro rata basis in accordance with the number of vested common units and Defaulting Class B Preferred Units, an amount equal to a) the percentage interests of all holders of common units and Defaulting

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Class B Preferred Units multiplied by the aggregate amount distributed to the holders of Class C preferred units divided by (b) one minus the percentage interests of all holders of common units and Defaulting Class B Preferred Units provided, that each Defaulting Class B Preferred Unit is treated as one fifth (1/5) of a common unit;

•

Fifth, the holders of vested common units, Defaulting Class B Preferred Units and Class C preferred units will receive, on a pro rata basis, an amount equal to (a) the percentage interests of all holders of common units and Defaulting Class B Preferred Units multiplied by the aggregate amount distributed to the holders of Class A preferred units divided by (b) one minus the percentage interests of all holders of common units and Defaulting Class B Preferred Units; provided, that each Defaulting Class B Preferred Unit is treated as one fifth (1/5) of a common unit;

•

Sixth, the holders of vested common units, Class A preferred units, Defaulting Class B Preferred Units and Class C preferred units will receive, on a pro rata basis, an amount equal to (a) the percentage interests of all holders of common units and Defaulting Class B Preferred Units multiplied by the aggregate amount distributed to the holders of Ordinary Class B preferred units divided by (b) one minus the percentage interests of all holders of common units and Defaulting Class B Preferred Units; provided, that each Defaulting Class B Preferred Unit is treated as one fifth (1/5) of a common unit; and

•

Thereafter, to the holders of all units pro rata in proportion to each holder’s Percentage Interest subject to certain limitations. For purposes of this calculation, Percentage Interest is defined as (i) the sum of the holder’s Class A preferred units multiplied by the Class A Adjustment Rate plus the holder’s Ordinary Class B preferred units multiplied by the Class B Adjustment Rate plus the holder’s Class C preferred units multiplied by the Class C Adjustment Rate plus one fifth (1/5) of the holder’s Defaulting Class B Preferred Units plus the holder’s vested common units divided by (ii) the sum of all Class A preferred units outstanding multiplied by the Class A Adjustment Rate plus all Ordinary Class B preferred units outstanding multiplied by the Class B Adjustment Rate plus the all Class C preferred units outstanding multiplied by the Class C Adjustment Rate plus one fifth (1/5) of the Defaulting Class B Preferred Units outstanding plus all vested common units outstanding. The Adjustment Rate is defined as the Original Issue Price of each class divided by the Adjustment Price of each Class. As of June 30, 2020, the Adjustment Price of Class A preferred units is defined as $6.3520, Ordinary Class B preferred units is $7.7257 and Class C Preferred Units is $4.0008 and is subject to adjustment.

Holders of incentive units shall participate in distribution of proceeds only after the participation threshold with respect to such incentive units has been distributed in respect to common units.

The Original Issue Price is defined as $6.7587 per Class A preferred unit, $8.37 per Class B preferred unit and $4.0008 per Class C preferred unit. A Deemed Liquidation Event shall include a merger or consolidation (other than one in which members of the Company own a majority by voting power of the outstanding equity of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Conversion

In connection with the preparation of a qualified public offering with expected gross proceeds to the Company of at least $40.0 million at a per share price of at least 1.5 times the Class C Original Issue Price, or upon the request of the holders of 55% of the outstanding Class A preferred units, 55% of the outstanding Class B preferred units and 55% of the outstanding Class C preferred units in connection with an initial public

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

offering, the members of the Company will take appropriate steps to implement a reorganization of the Company. The reorganization of the Company may include contribution of the Preferred Units and common units to a newly formed corporation or distribution to a subsidiary of the Company that owns all material assets of the Company on terms that preserve and reflect the substantive economic rights of the Preferred Units and common units. If such Preferred Units and common units are entitled to distributions following the consummation of an initial public offering, such Preferred Units and common units shall be converted into common equity of the Company and only be entitled to the equivalent of economic rights under the terms of the limited liability company agreement.

8.     Common Units

Each common unit entitles the holder to one vote on all matters submitted to a vote of the Company’s members. In the event of any deemed liquidation, dissolution, or winding-up of the Company, the assets of the Company will be distributed in accordance with the order of distributions described under the rights and preferences of the Preferred Units.

The Company also has outstanding restricted incentive units, a form of common units, that generally vest over four years (see Note 10).

9.     Warrants for Preferred and Common Units

In December 2019, in connection with the New Loan (see Note 6), the Company issued 34,946 Class B preferred warrants with an exercise price of $8.37 per unit. Upon issuance of Class C preferred units in June 2020, the warrants for Class B preferred units issued in December 2019 became warrants for the purchase of 73,109 Class C preferred units with an exercise price of $4.0008 per unit (see Note 7).

Outstanding warrants consisted of the following:

December 31, 2019
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A Preferred	9,600	$6.7587
December 20, 2019	10	Class B Preferred	34,946	$8.3700

			435,473

June 30, 2020
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A Preferred	9,600	$6.7587
December 20, 2019	10	Class C Preferred	73,109	$4.0008

			473,636

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

10.     Equity-Based Compensation

Incentive units

The Company’s operating agreement, as amended and restated, provides for the granting of incentive units, a type of common units, to officers, directors, employees, consultants and advisors. Holders of incentive units are entitled to receive distributions in proportion to their ownership percent interest, upon liquidation, that are in excess of the strike price of the award, (the “Participation Threshold”) set by the board of directors on the date of grant. The Participation Threshold is based on the amount that would be distributed in respect of a common unit pursuant to the liquidation preferences described in Note 7, if, upon a hypothetical liquidation of the Company on the date of issuance of such Incentive Unit, the Company sold its assets for their fair market value, satisfied its liabilities and distributed its remaining net assets to holders of units in liquidation. The Company determined that the underlying terms of the incentive units and the intended purpose of the awards were more akin to an equity-based compensation award than a performance bonus or profit-sharing arrangement and, therefore, the incentive units were equity-classified awards.

Incentive unit activity

A summary of unvested incentive unit (a type of common units) activity is as follows:

	Units	Weighted Average Grant Date Fair Value
Unvested incentive units at December 31, 2019	73,049	$1.83
Issued	—	$—
Vested	(68,547)	$1.83
Forfeited	(1,667)	$1.83

Unvested incentive units at June 30, 2020	2,835	$1.83

There were no restricted incentive units granted during the six months ended June 30, 2020. The aggregate grant-date fair value of restricted incentive units that vested during the six months ended June 30, 2020 was $0.1 million.

2018 Unit option and grant plan

The Company’s 2018 Unit Option and Grant Plan (the “2018 Plan”) provides for the Company to grant unit options, restricted unit awards and unrestricted unit awards to employees, directors and consultants of the Company. The total number of common units that may be issued under the 2018 Plan was 7,243,396 as of June 30, 2020. Units that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of units or otherwise terminated (other than by exercise) and units that are withheld upon the exercise of an option or settlement of an award to cover exercise price or tax withholding shall be added back to units available under the 2018 Plan. As of June 30, 2020, 3,633,089 common units remain available for issuance under the 2018 Plan.

Option valuation

The fair value of option grants is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected unit volatility based on the historical volatility of a publicly traded set of peer companies. The expected term of the Company’s options has been determined utilizing a midpoint convention estimate. The

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of options granted:

	Six Months Ended June 30,
	2019	2020
Risk-free interest rate	2.0%	1.2%
Expected volatility	71.2%	70.6%
Expected dividend yield	—	—
Expected term (in years)	7.8	7.8

Unit option activity

The following table summarizes the Company’s option activity during the six months ended June 30, 2020:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2019	3,869,871	$3.10	9.41	$1,998
Granted	372,000	$3.62
Exercised	—	—
Forfeited	(631,564)	$3.23

Outstanding as of June 30, 2020	3,610,307	$3.14	8.97	$—

Vested and expected to vest as of June 30, 2020	3,610,307	$3.14	8.97	$—
Options exercisable as of June 30, 2020(1)	3,610,307	$3.14	8.97	$—

(1)	Options are immediately exercisable for restricted common units which vest according to the original vesting terms of the option grant. No options have been exercised prior to vesting.

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common units for those unit options that had exercise prices lower than the fair value of the Company’s common units.

The weighted average grant-date fair value of unit options granted during the six months ended June 30, 2019 and 2020 was $2.54 per unit and $2.50 per unit, respectively.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Equity-based compensation

The Company recorded equity-based compensation expense related to common unit options and restricted incentive units in the following expense categories in its consolidated statements of operations (in thousands):

	Six Months Ended June 30,
	2019	2020
Research and development expenses	$307	$375
General and administrative expenses	280	697

	$587	$1,072

As of June 30, 2020, total unrecognized compensation cost related to unvested options and unvested incentive units was $5.5 million, which is expected to be recognized over a weighted average period of 3.1 years.

11.     Income Taxes

Holdings is treated as a partnership for federal income tax purposes and, therefore, its owners, and not Holdings, are subject to U.S. federal or state income taxation on the income of Holdings. Holdings’ directly held subsidiary Yumanity Therapeutics, Inc. was treated as a corporation for U.S. federal income tax purposes and was subject to taxation in the United States. In each reporting period, the Company’s tax provision includes the effects of consolidating the results of the operations of its subsidiary.

The Company did not provide for any income taxes in the six months ended June 30, 2019 and 2020. The Company had net deferred tax assets and liabilities of $26.7 million at December 31, 2019. The Company has provided a valuation allowance for the full amount of its net deferred tax assets and liabilities because, at each of December 31, 2019 and June 30, 2020, it was more likely than not that any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards would not be realized.

The Company has not recorded any amounts for unrecognized tax benefits as of December 31, 2019 or June 30, 2020. As of December 31, 2019 and June 30, 2020, the Company had no accrued interest or tax penalties recorded.

12.     Leases

The Company leased office and laboratory facilities in Cambridge, Massachusetts (the “Old Premises”) from an investor in the Company under a noncancelable operating lease that began in April 2015 and expired in March 2020. In February 2020, the Company amended the lease for the Old Premises to extend the lease expiration to April 30, 2020. The amendment was accounted for as a lease reassessment and the right-of-use asset and lease liability were remeasured at the reassessment date of February 2020 resulting in an increase of $0.1 million to the right-of-use asset for prepaid rent and a reduction of $0.1 million to the lease liability. In May 2020, the Company amended the lease for the Old Premises to extend the lease expiration to May 23, 2020 and recognized the final rent payment of less than $0.1 million in expense.

In February 2020, the Company entered into a license agreement with a third party for the use of office and laboratory space in Boston, Massachusetts, commencing in May 2020 (the “New Premises”). The Company determined that this license agreement qualified as a lease under ASC 842, Leases (“ASC 842”). The initial term of the license agreement is three years with the option to extend for a total of three one-year periods at fair-market rent at the time of each extension. In addition to use of office and laboratory space, the license fee includes various laboratory, office, and operational support services to be provided by the licensor. The initial

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

monthly license fee escalates 3% annually and totals approximately $12.0 million for the three-year term. Additionally, the licensee agreement for the New Premises requires the Company to pay for a non-exclusive, irrevocable license to use forty-two unreserved parking spaces adjacent to the New Premises at the prevailing monthly parking rate. On May 1, 2020, the lease commencement date was met and the Company recorded an operating lease asset of $10.6 million and a corresponding lease liability of $10.2 million.

The Company also leases property and equipment under agreements that are accounted for as finance leases.

The components of lease cost were as follows (in thousands):

	Six Months Ended June 30,
	2019	2020
Operating lease cost	$543	$1,069
Short-term lease cost	$—	$—
Variable lease cost	$275	$232

Finance lease cost:
Amortization of lease assets	$615	$190
Interest on lease liabilities	36	12

Total finance lease cost	$651	$202

Supplemental disclosure of cash flow information related to leases was as follows (in thousands):

	Six Months Ended June 30,
	2019	2020
Cash paid for amounts included in the measurement of operating lease liabilities (operating cash flows)	$557	$667
Cash paid for amounts included in the measurement of finance lease liabilities (operating cash flows)	$36	$12
Cash paid for amounts included in the measurement of finance lease liabilities (financing cash flows)	$646	$175
Operating lease liabilities arising from obtaining right-of-use assets	$469	$10,219
Finance lease liabilities arising from obtaining right-of-use assets	$—	$—

The weighted-average remaining lease term and discount rate were as follows:

June 30, 2020
Weighted-average remaining lease term (in years) used for:
Operating leases	2.83
Finance leases	0.99
Weighted-average discount rate used for:
Operating leases	8.80%
Finance leases	6.47%

Because the interest rate implicit in the license agreement was not readily determinable, the Company’s incremental borrowing rate was used to calculate the present value of the Lease.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

As of June 30, 2020, future annual lease payments under the Company’s real estate operating lease and equipment finance leases were as follows (in thousands):

Years Ending December 31,	Operating Leases	Finance Leases
2020 (remaining 6 months)	$1,794	$175
2021	4,217	119
2022	4,344	—
2023	1,097	—
2024	—	—
Thereafter	—	—

Total future lease payments	11,452	294
Less: Imputed interest	(1,358)	(10)

Total lease liabilities	$10,094	$284

The following table presents lease assets and liabilities and their classification on the consolidated balance sheet (in thousands):

Leases	Consolidated Balance Sheet Classification	Amount
Assets:
Operating lease assets	Operating lease right-of-use assets	$10,114
Finance lease assets	Property and equipment, net	268

Total leased assets		$10,382

Liabilities:
Current:
Operating lease liabilities	Operating lease liabilities	$3,106
Finance lease liabilities	Current portion of finance lease obligation	251
Non-current:
Operating lease liabilities	Operating lease liabilities, net of current portion	6,988
Finance lease liabilities	Finance lease obligation, net of current portion	33

Total lease liabilities		$10,378

13.     Commitments and Contingencies

Leases

The Company’s commitments under its leases are described in Note 12.

License agreement

The Company has a tangible property and patent license agreement with Whitehead Institute for Biomedical Research (“Whitehead”) entered into in 2016 and subsequently amended in 2016 and 2018, under which the Company obtained a certain exclusive and non-exclusive, royalty-bearing, sublicensable, worldwide license to make, sell and distribute products under certain patents owned by Whitehead for certain know-how related to specific neurodegenerative diseases. In consideration for the rights granted by the agreement, the Company paid a one-time license fee of less than $0.1 million and issued 300,000 common units valued at $0.8 million. The Company is required to pay annual maintenance fees of up to $0.1 million through the termination of the agreement. The Company is also required to pay up to an aggregate of approximately $1.9 million upon the

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

achievement of certain developmental and regulatory milestones for the first two licensed products under its first indication. The Company is also required to pay additional milestone amounts for subsequent licensed products under its first or subsequent indications, but at a lower rate. The Company did not meet any milestones in the six months ended June 30, 2019 or 2020. The Company must also pay a royalty in the low single digits on future sales by the Company and a mid single to low double digit percentage of certain income received from sublicensees and certain partners. The license agreement remains in effect until the expiration of the last-to-expire patent licensed under the agreement. Whitehead may terminate the agreement upon the Company’s uncured material breach of the agreement, including failure to make required payments under the agreement or to achieve certain milestones, or if the Company becomes insolvent or bankrupt. The Company may terminate the license agreement at any time upon providing certain written notice to Whitehead.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

14.     Defined Contribution Plan

The Company has a 401(k) defined contribution plan (the “401(k) Plan”) for its employees. Eligible employees may make pretax contributions to the 401(k) Plan up to statutory limits. To date, the Company has not made any contributions to the plan.

15.     Related Parties

The Company leased certain office and laboratory space from an investor in the Company until May 2020 (see Note 12). Lease expense associated with this lease agreement for each of the six months ended June 30, 2019 and 2020 was $0.5 million and $0.4 million, respectively. Amounts paid to the investor under the lease agreement during the six months ended June 30, 2019 and 2020 were $0.9 million and $0.6 million, respectively. There were no amounts payable to the investor as of December 31, 2019 or June 30, 2020.

16.     Subsequent Events

For its interim condensed consolidated financial statements as of June 30, 2020 and for the six months then ended, the Company has evaluated subsequent events through September 23, 2020, the date that these interim condensed consolidated financial statements were available to be issued.

Option Repricing

On July 6, 2020, the Company modified 3,424,415 outstanding options with a weighted average exercise price of $3.14 per common unit to reduce the exercise price to $1.72 per common unit.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of August 22, 2020, by and among PROTEOSTASIS THERAPEUTICS, INC., a Delaware corporation (“PTI”), PANGOLIN MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of PTI (“Merger Sub”), YUMANITY THERAPEUTICS, INC., a Delaware corporation (the “Company”), and YUMANITY HOLDINGS, LLC, a Delaware limited liability company (“Holdings”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. PTI and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of PTI.

B. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

C. Immediately prior to the consummation of the Merger, Holdings will merge with and into the Company (the “Company Reorganization”), following which the Company’s equity capitalization will consist entirely of common stock (and options and warrants exercisable for common stock), and such Company Reorganization has been approved by the Holdings board of directors.

D. The PTI Board of Directors (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of PTI and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of PTI Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of PTI, and the other actions contemplated by this Agreement and has deemed this Agreement advisable, (iii) has approved the Reverse Split, and (iv) has determined to recommend that the stockholders of PTI vote to approve the issuance of shares of PTI Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of PTI, the Reverse Split, the approval of compensation that will or may become payable by PTI to its named executive officers in connection with the Merger and such other actions as contemplated by this Agreement.

E. The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable; and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F. The Company Board of Directors (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of the Company and its sole stockholder, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable; and (iii) has determined to recommend that the stockholder of the Company vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

G. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of PTI listed on Schedule A hereto (solely in their capacities as stockholders) are executing support agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “PTI Stockholder Support Agreements”).

H. In order to induce PTI to enter into this Agreement and to cause the Merger to be consummated, the officers, directors and those entities that will (together with their Affiliates) be 5% or greater stockholders of the Company following the Company Reorganization and that are listed on Schedule B hereto (solely in their capacities as stockholders) are executing (i) support agreements in favor of PTI concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Company Stockholder Support Agreements”) and (ii) lock-up agreements in favor of PTI concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D-1 (the “Company Lock-up Agreements”).

I. It is expected that within ten (10) Business Days after the Form S-4 Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s Certificate of Incorporation will execute and deliver an action by written consent in a form reasonably acceptable to PTI adopting and approving this Agreement and the Merger.

J. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of PTI listed on Schedule C are executing lock-up agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D-2 (the “PTI Lock-up Agreements”).

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Articles 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP (“Cooley”), as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as PTI and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to PTI and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of PTI and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Certificate of Incorporation of PTI shall be identical to the Certificate of Incorporation of PTI as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, PTI shall file one or more amendments to its Certificate of Incorporation to (i) effect the Reverse Split and (ii) make such other changes as are mutually agreeable to PTI and the Company, and, if required, have been approved by the requisite holders of PTI Common Stock.

(c) the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws; and

(d) the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers as set forth in Section 5.13, after giving effect to the provisions of Section  5.13.

1.5 Conversion of Company Shares, Options and Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of PTI, Merger Sub, the Company or any stockholder of PTI or the Company:

(i) any Company Capital Stock held as treasury stock or held or owned by the Company, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of PTI Common Stock equal to the Exchange Ratio.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are shares of Company Restricted Stock then the shares of PTI Common Stock issued in exchange for such Company Restricted Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such PTI Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, PTI is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Stock.

(c) No fractional shares of PTI Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock (including any holders of Company Restricted Stock) who would otherwise be entitled to receive a fraction of a share of PTI Common Stock (after aggregating all fractional shares of PTI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of PTI Common Stock on The Nasdaq Stock Market LLC (or such other Nasdaq market on which the PTI Common Stock then trades) on the date the Merger becomes effective.

(d) All Company Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Company Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase PTI Common Stock or warrants to purchase PTI Common Stock, as applicable, in accordance with Section 5.5(a).

(e) Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or PTI Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split (including the Reverse Split), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Capital Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6 Contingent Value Right.

(a) Pursuant to a declaration to be made in advance by the PTI Board of Directors, Persons who as of immediately prior to the Effective Time are either (i) stockholders of record of PTI or (ii) have the right to receive PTI Common Stock as of immediately prior to the Effective Time (as a result of the exercise or settlement of any PTI Options or PTI RSUs that is to take place immediately prior to the Effective Time but not to be adjusted for the Reverse Split), shall be entitled to receive one contractual contingent value right (a “CVR”) issued by PTI subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, attached hereto as Exhibit E (the “CVR Agreement”), for each share of PTI Capital Stock held by such holders. For the avoidance of doubt, the distribution of CVRs shall be effective immediately following the exercise or settlement of any PTI Options or PTI RSUs and the distribution of such CVRs shall be made in respect of such holders’ ownership of PTI Common Stock.

(b) At or prior to the Effective Time, PTI shall authorize and duly adopt, execute and deliver, and will ensure that the CVR Holders’ Representative (as defined in the CVR Agreement) duly authorizes, executes and delivers, the CVR Agreement.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock, other than Dissenting Shares, outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, PTI and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, PTI shall deposit with the Exchange Agent: (i) certificates representing PTI Common Stock or non-certificated shares of PTI Common Stock represented by book entry that are issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of PTI Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) At or before the Effective Time, the Company will deliver to PTI a true, complete and accurate listing of all record holders of Company Stock Certificates at the Effective Time, including the number and class of shares of Company Capital Stock held by such record holder, and the number of shares of PTI Common Stock such holder is entitled to receive pursuant to Section 1.5 (the “Company Allocation Schedule”). Promptly after the Effective Time, PTI shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as PTI may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for certificated or non-certificated book entry shares representing shares of PTI Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or PTI: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or book entry representing the number of whole shares of PTI Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional shares of PTI Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or book entry representing shares of PTI Common Stock (and cash in lieu of any fractional shares of PTI Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, PTI shall, in its discretion and as a condition precedent to the delivery of any certificate or book entry representing shares of PTI Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit and indemnification agreement with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to PTI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the PTI Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the first anniversary of the Closing Date shall be delivered to PTI upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to PTI for satisfaction of their claims for PTI Common Stock, cash in lieu of fractional shares of PTI Common Stock and any dividends or distributions with respect to shares of PTI Common Stock.

(e) Each of the Parties and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of any Company Stock Certificate or any other Person such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of PTI Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give PTI prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable best efforts (in the name of the Company, Merger Sub and otherwise) to take such action.

1.11 Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). The parties to this Agreement adopt this Agreement as a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which PTI, Merger Sub and the Company are parties under Section 368(b) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY

Holdings and the Company represent and warrant to PTI as follows, except as set forth in the written disclosure schedule delivered by the Company to PTI (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business. Following the Company Reorganization, any reference to “Holdings” in this Article 2 shall be deemed to refer to the surviving corporation of such Company Reorganization.

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Schedule (the “Company Subsidiaries”); and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure

Schedule. Holdings’ only Subsidiary is the Company and Holdings does not directly own any capital stock of, or any equity interest of any nature in, any other Entity. Neither Holdings nor the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Holdings nor the Company has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Holdings is a limited liability company, and each of the Company and the Company Subsidiaries is a corporation, each duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation (as applicable) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Holdings, the Company and the Company Subsidiaries is qualified to do business as a foreign limited liability company or corporation (as applicable), and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to PTI accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational and formation documents, including all currently effective amendments thereto, for Holdings, the Company and each Company Subsidiary. Neither Holdings, the Company nor any Company Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

2.3 Capitalization, Etc.

(a) As of the date hereof, the authorized equity of Holdings consists of (i) 17,913,021 common units (“Common Units”), of which 10,257,677 units are issued and outstanding and of which 390,927 units have been reserved for the exercise of Company Warrants, (ii) 8,085,229 Class A Preferred Units (“Class A Units”), of which 8,075,629 units are issued and outstanding and of which 9,600 units have been reserved for the exercise of Company Warrants, (iii) 4,315,472 Ordinary Class B Preferred Units (“Class B Units”), of which 4,315,472 units are issued and outstanding, and (iv) 5,477,697 Class C Preferred Units (“Class C Units”), of which 5,404,588 units are issued and outstanding and of which 73,109 units have been reserved for the exercise of Class C Warrants. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule, none of the outstanding equity interests of Holdings is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding equity interests of Holdings is subject to any right of first refusal in favor of Holdings. Except as contemplated herein or as set forth in Part 2.3(a) of the Company Disclosure Schedule, there is no contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any equity interests of Holdings. Holdings is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding equity interests of Holdings or other securities. Part 2.3(a)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by Holdings with respect to equity interests of Holdings (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Following the Company Reorganization, there will be no outstanding equity interests of Holdings.

(b) All of the issued and outstanding capital stock of the Company, which consists of 1,000 shares of common stock, $0.01 par value, is duly authorized, validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Holdings, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. The Company does not hold any shares of its capital stock in its treasury. Following the Company Reorganization, the Company’s equity capitalization will consist entirely of common stock (and options and warrants exercisable for common stock). Except as set forth in Part 2.3(b)(i) of the Company Disclosure Schedule, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein or as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.3(b)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except as set forth in Part 2.3(c)(i) of the Company Disclosure Schedule, as of the date hereof, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Pursuant to the Company Reorganization, the Company will become the successor issuer under the Yumanity Holdings, LLC 2018 Unit Option and Grant Plan, which shall be amended and restated in connection with the Company Reorganization as the Yumanity Therapeutics, Inc. 2018 Stock Option and Grant Plan (the “Equity Incentive Plan”). Following the Company Reorganization and subject to any issuances permitted under Section 4.4(b), (i) the Company will have reserved 7,243,396 shares of Company Common Stock for issuance under the Equity Incentive Plan and (ii) of such reserved shares of Company Common Stock, options to purchase 3,593,14 shares will have been granted and be outstanding, and 3,650,256 shares will remain available for future issuance pursuant to the Equity Incentive Plan. Part 2.3(c)(ii) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date hereof: (A) the name of the optionee; (B) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (C) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Company Option; (G) the date on which such Company Option expires; and (H) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (I) whether or not such Company Option is an “early exercise” stock option.

(d) Except for the outstanding Company Options as set forth in Section 2.3(c), for the warrants identified on Part 2.3(d) of the Company Disclosure Schedule (the “Company Warrants”) or as set forth on Part 2.3(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, equity interests or other securities of Holdings or the Company or any of their Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, equity interests or other securities of the Company or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Holdings, the Company or any of their Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e) All outstanding shares of Company Capital Stock, all outstanding equity interests of Holdings, as well as all options, warrants and other securities of Holdings and the Company, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. The Company has delivered to PTI accurate and complete copies of all Company Warrants. Except as identified on Part 2.3(d) of the Company Disclosure Schedule, there are no warrants to purchase capital stock of the Company or warrants to purchase equity interests of Holdings outstanding on the date of this Agreement.

2.4 Financial Statements.

(a) Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) Holdings’ audited consolidated balance sheets at December 31, 2018 and December 31, 2017 and Holdings’ unaudited consolidated balance sheet at December 31, 2019, (ii) the Company Unaudited Interim Balance Sheet, (iii) Holdings’ audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2017 and December 31, 2018 and Holdings’ unaudited consolidated statement of income, cash flow and stockholders equity for the year ended December 31, 2019, and (iv) Holdings’ unaudited statements of income and cash flow for the three months ended March 31, 2020 and for the corresponding period in the prior fiscal year (collectively, the “Company Financials”). The Company Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount other than as may be indicated in the notes thereto) applied on a consistent basis with Holdings’ past practice unless otherwise noted therein throughout the periods indicated and (ii) fairly present in all material respects the financial condition and operating results of Holdings its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) Each of Holdings, the Company and their Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Holdings, the Company and each of their Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Part 2.4(c) of the Company Disclosure Schedule lists, and the Company has delivered to PTI accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Holdings, the Company or any of their Subsidiaries since January 1, 2018.

(d) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief operating officer or general counsel of Holdings and the Company, Holdings board of directors, the Company, the Company Board of Directors or any committee thereof. Since January 1, 2018, Holdings has not received any complaint, allegation, assertion or claim that there is, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Holdings, the Company and the Company Subsidiaries or (ii) any fraud, whether or not material, that involves Holdings or the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Holdings, the Company and the Company Subsidiaries.

2.5 Absence of Changes. Except as set forth on Part 2.5 of the Company Disclosure Schedule, between January 1, 2020 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of the Company or any Company Subsidiary (whether or not covered by insurance), (b) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of PTI pursuant to Section 4.4(b).

2.6 Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, except to the extent that any such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (iii) liens listed in Part 2.6 of the Company Disclosure Schedule.

2.7 Real Property; Leasehold. Neither Holdings, the Company nor any Company Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8 Intellectual Property.

(a) Holdings has no Intellectual Property other than as set forth in Party 2.8(a) of the Company Disclosure Schedule. Part 2.8(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The Company has taken reasonable actions to maintain and protect such Company Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(b) The Company and the Company Subsidiaries own each item of Company-Owned IP Rights, free and clear of any Encumbrances.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted, as has been conducted since January 1, 2016, and as proposed to be conducted by the Company, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof, the Company has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights. Notwithstanding anything to the contrary, no provision of this Agreement shall be construed as a representation or warranty of the Company against the infringement, misappropriation or violation of the Intellectual Property of any third party.

(d) There is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Registered Intellectual Property, by any third party. As of the date hereof, the Company has not instituted any Legal Proceedings for infringement or misappropriation of any Company Registered Intellectual Property.

(e) Each consultant and employee involved in the creation of any material Company-Owned IP Rights for the Company has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to the Company and/or a Company Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for the Company or any Company Subsidiaries. The Company has provided to PTI copies of all such forms currently and historically used by the Company.

(f) No (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the Company-Owned IP Rights or any other Company Registered Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights or any other Company Registered Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(g) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right or any other Company Registered Intellectual Property, or (b) additional payment obligations by the Company in order to use or exploit Company-Owned IP Rights or any other Company Registered Intellectual Property to the same extent as the Company was permitted before the date hereof.

(h) The Company has taken commercially reasonable best efforts to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights that the Company intends to retain as confidential (“Company Confidential Information”). To the Knowledge of the Company, all use and/or disclosure of Company Confidential Information by or to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiaries and such third party.

(i) Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 2.8 are the only representations and warranties made by the Company that address matters relating to Intellectual Property.

2.9 Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies:

(a) each Company Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than Company Contracts on the Company’s standard form offer letter entered into in the Ordinary Course of Business;

(b) each Company Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable at will by the Company or its Subsidiaries, except to the extent general principles of wrongful termination law may limit the Company’s, the Company’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c) each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company and any of its officers or directors;

(e) each Company Contract containing any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(f) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 and not cancelable without penalty;

(g) each Company Contract currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any Company Subsidiary or any loans or debt obligations with officers or directors of the Company;

(i) all Contracts pursuant to which the Company grants any Person a license under any Company-Owned IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j) other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which the Company or a Company Subsidiary is licensed to use any Third-Party IP Rights outside the Ordinary Course of Business;

(k) each Company Contract currently in force (i) appointing a third party to distribute any Company product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of the Company (iii) under which the Company or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or such Company Subsidiary; or (iv) to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell, distribute or commercialize any Company products or service except agreements in the Ordinary Course of Business;

(l) each Company Contract with any financial advisor, broker, finder, investment banker or other Person providing advisory services to the Company in connection with the Contemplated Transactions; or

(m) any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by the Company which involves payment or receipt by the Company or its Subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate or obligations after the date of this Agreement in excess of $250,000 in the aggregate. The Company has made available to PTI accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Except as set forth on Part 2.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any party to cancel or terminate any Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. The consummation of the

Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Company Subsidiary or the Surviving Corporation to any Person under any Company Contract.

2.10 Liabilities. As of the date hereof, neither Holdings, the Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Holdings, the Company or their Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Holdings, the Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities described in Part 2.10 of the Company Disclosure Schedule; and (f) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to Holdings, the Company and its Subsidiaries, taken as a whole.

2.11 Compliance; Permits; Restrictions.

(a) Holdings, the Company and each Company Subsidiary are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of the Company, threatened in writing against Holdings, the Company or any Company Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Holdings, the Company or any Company Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Holdings, the Company or any Company Subsidiary, any acquisition of material property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, (ii) reasonably likely to have a material adverse effect on Holdings or the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the Food and Drug Administration (“FDA”) and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company (the “Company Permits”) as currently conducted. Part 2.11(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and each Company Subsidiary is in material compliance with the terms of the Company Permits, except as would not reasonably be expected to have a Company Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of the Company, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each material Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened in writing with respect to an alleged material violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”).

(d) The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted, of any of its product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect, and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. The Company and each Company Subsidiary is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries or in which the Company or its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Neither the Company nor any of the Company Subsidiaries is the subject of any pending, or to the Knowledge of the Company or the Company Subsidiaries, threatened in writing investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened in writing against the Company, any Company Subsidiary or any of their respective officers, employees or agents.

2.12 Tax Matters.

(a) All income and other material Tax Returns required to have been filed by the Company and each Company Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No written claim has ever been made by any Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company and any Company Subsidiary have been reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Company’s Unaudited Interim Balance Sheet) upon any of the assets of the Company or any Company Subsidiary. The transactions set forth in Section 7.8 hereof relating to the conversion of the Company’s indebtedness will not result in the realization of any income or gain by the Company or any Company Subsidiary.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company or any Company Subsidiary which agreement or ruling would be effective after the Closing Date.

(f) No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return outside the Ordinary Course of Business, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(g) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any Company Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(i) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(j) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

(k) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2).

(l) Neither the Company nor any Company Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). The Company has not made any election under Section 965(h) of the Code.

(n) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Neither the Company nor any Company Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

2.13 Employee Benefit Plans.

(a) Part 2.13(a) of the Company Disclosure Schedule lists all material Company Employee Plans. “Company Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which the Company or any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to the Company or its Subsidiaries), with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Holdings, the Company or any of their Subsidiaries for the benefit of any current or former employee, officer or director of Holdings, the Company or any of their Subsidiaries and (ii) and any material consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary.

(b) The Company has made available to PTI a true and complete copy of each material Company Employee Plan and has made available to PTI a true and complete copy of each material document, if any, prepared in connection with each such Company Employee Plan (except for individual written Company Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such Company Employee Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Employee Plan, and (vi) all non-routine correspondence to and from any governmental agency. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c) No Company Employee Plan is, and neither the Company nor any of its Subsidiaries or Company Affiliates has ever maintained, contributed to, or had any liability or obligation to contribute to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”),

(ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA)), (iv) a funded welfare benefit plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) (a “Funded Welfare Plan”), or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d) Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, none of the Company Employee Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Contemplated Transactions, or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the Company Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Holdings, the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e) Except as provided in this Agreement or as set forth in Part 2.13(e) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Employee Plan, (iii) trigger any obligation to fund any Company Employee Plan, (iv) limit the right to merge, amend or terminate any Company Benefit Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f) No current or former director, employee, or consultant of Holdings or the Company is entitled to receive a tax gross-up or “make whole” payment from Holdings or the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g) Each Company Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and Company’s Subsidiaries have performed all material obligations required to be performed by them under (and are not in material default under or in material violation of) any Company Employee Plan, and, to the knowledge of the Company, there is no material default or material violation by any party to, any Company Employee Plan. No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(h) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan, and no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(i) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Employee Plan that would reasonably be expected to result in material liability to the Company or any of its

Subsidiaries. All contributions, premiums or payments required to be made with respect to any Company Employee Plan have been made on or before their due dates, except as would not result in material liability to the Company or its Subsidiaries.

(j) Each Company Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt. No Company Employee Plan or Company Option (whether currently outstanding or previously exercised) is, or would be subject to any tax, penalty or interest under Section 409A of the Code.

(k) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

2.14 Labor and Employment.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the knowledge of the Company, threatened or reasonably anticipated before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Part 2.14(a) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress. The employment of all employees of the Company and its Subsidiaries is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth on Part 2.14(a) of the Company Disclosure Schedule).

(b) Holdings does not employ any employees or engage any consultants and has not employed any employees or engaged any consultants since January 1, 2017. The Company has made available to PTI a list of each employee and consultant that provides services to the Company or any Company Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of the Company or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth on Part 2.14(b) of the Company Disclosure Schedule, the Company and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 2.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.

(c) To the knowledge of the Company, no employee, officer or director of Holdings, the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Holdings, the Company or the Company Subsidiary, or (ii) the ability of Holdings, the Company or any Company Subsidiary to conduct its business, in each case in any manner that would have a Company Material Adverse Effect. To the knowledge of the Company, no employee, officer or director of Holdings or the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Company Material Adverse Effect.

(d) There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors.

(e) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary; to the knowledge of the Company, none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f) There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against the Company or any Company Subsidiary. There are no unfair labor practice complaints pending, or, to the knowledge of Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(g) Except as would not result in material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to the Company or its Subsidiaries, all individuals who are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

2.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received since January 1, 2018 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of the Company: (i) no current or prior owner of any property currently or then leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2018 any written notice or other communication relating to property owned or leased by the Company or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

2.16 Insurance.

(a) The Company has delivered to PTI accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each Company Subsidiary. Each of the insurance policies is in full force and effect and the Company and each Company Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of the Company, there is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each Company Subsidiary is accurate and complete, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company or any Company Subsidiary of its intent to do so.

(b) Holdings and the Company has delivered to PTI accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Holdings, the Company and each Company Subsidiary as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.16(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by Holdings, the Company and each Company Subsidiary with respect to the Existing Company D&O Policies.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.17 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Holdings, the Company or any of their Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Company Reorganization or the Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Holdings, the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or to any material assets owned or used by the Company or any Company Subsidiary.

2.18 Authority; Binding Nature of Agreement. Holdings, the Company and each Company Subsidiary have all necessary limited liability company and corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions, subject to the approval by the Company stockholders; and (c) recommended the adoption and approval of this Agreement by the holders of Company Capital Stock. The board of directors of Holdings has: (a) determined that the Company Reorganization is advisable and fair to and in the best interests of Holdings and its equityholders; (b) duly authorized and approved by all necessary limited liability company action, the Company Reorganization, subject to approval of the Holdings equityholders; and (c) recommended the approval of the Company Reorganization by the Holdings equityholders. This Agreement has been duly executed and delivered by Holdings and the Company and, assuming the due authorization, execution and delivery by PTI, constitutes the legal, valid and binding obligation of Holdings and the Company, enforceable against Holdings and the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Stockholder Support Agreements, the Company Board of Directors and the Holdings board of directors approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

2.19 Vote Required. The affirmative vote of (i) a majority of the shares of the Company Common Stock outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon (the “Required Company Stockholder Vote”) and (ii) the affirmative vote of (x) (A) 55% of the outstanding Class A Units, (B) 55% of the outstanding Class B Units and (C) 55% of the outstanding Class C Units, and (y) equity holders representing at least 66-2/3% in interest of all equity holders of Holdings (the “Required Holdings Equityholder Vote”) are the only votes of the holders of any class or series of Company Capital Stock and of the holders of any class or series of Holdings equity necessary to adopt or approve this Agreement and approve the Contemplated Transactions and the Company Reorganization and the matters set forth in Section 5.2(a).

2.20 Non-Contravention; Consents. Subject to Part 2.20 of the Company Disclosure Schedule, and subject to obtaining the Required Company Stockholder Vote, the Required Holdings Equityholder Vote, the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i)(A) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or (B) any of the provisions of the certificate of formation or operating agreement or other organizational documents of Holdings, or (ii) (A) any resolution adopted by the Company stockholders, the Company Board of Directors or any committee of the Company Board of Directors or (B) any resolution adopted by the Holdings equityholders, the Holdings board of directors or any committee of the Holdings board of directors;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Holdings, the Company or their Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries or that otherwise relates to the business of the Company or its Subsidiaries or to any of the material assets owned or used by the Company or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of any Company Contract, except, in the case of any Company Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Company Contracts, any breach, default, penalty or modification that would not result in a Company Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f) result in the transfer of any material asset of the Company or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.20 of the Company Disclosure Schedule under any Company Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Holdings, the Company nor any of their Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, (y) the Company Reorganization, or (z) the consummation of the Contemplated Transactions.

2.21 No Financial Advisor. Except as set forth on Part 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Holdings, the Company or any of their Subsidiaries.

2.22 Privacy. The Company has complied with all Laws and its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement will comply with all Laws relating to privacy and with the Company’s privacy policies. The Company has not received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

2.23 Disclosure. The information supplied by Holdings, the Company and each Company Subsidiary for inclusion in the Proxy Statement (including any Company Financials and Requested Financial Statements) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Holdings, the Company nor any other Person on behalf of Holdings or the Company makes any express or implied representation or warranty with respect to Holdings or the Company or with respect to any other information provided to PTI or Merger Sub in connection with the transactions contemplated hereby.

2.25 Disclaimer of Other Representations and Warranties. Holdings and the Company acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) each of PTI and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Holdings, the Company or their respective Representatives is relying on any representation or warranty of PTI or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by PTI or Merger Sub to make any representation or warranty relating to PTI or Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Holdings or the Company as having been authorized by PTI or Merger Sub and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Holdings or the Company or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PTI AND MERGER SUB

PTI and Merger Sub represent and warrant to the Company as follows, except as set forth in (a) the written disclosure schedule delivered by PTI to the Company (the “PTI Disclosure Schedule”) or (b) the PTI SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” (to the extent such disclosures are general and cautionary, predictive or forward-looking in nature)) filed with or furnished to the SEC by the Company on or after January 1, 2018 and publicly available on or before the day that is one (1) Business Day prior to the date of this Agreement. The PTI Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the PTI Disclosure Schedule shall qualify other sections and subsections in this Article 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the PTI Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a PTI Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Subsidiaries; Due Organization; Etc.

(a) Other than Merger Sub, PTI has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the PTI Disclosure Schedule; and neither PTI nor any of the other Entities identified in Part 3.1(a) of the PTI Disclosure Schedule own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the PTI Disclosure Schedule. PTI has not agreed, nor is obligated to make nor bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. PTI has not been, at any time, a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of PTI and the PTI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of PTI and the PTI Subsidiaries is qualified to do business as a foreign corporation, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a PTI Material Adverse Effect.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. PTI has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for PTI and each PTI Subsidiary. Neither PTI nor any PTI Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of PTI consists of (i) 125,000,000 shares of PTI Common Stock, par value $0.001 per share, of which 52,180,380 shares were issued and outstanding as of August 20, 2020 (the “Capitalization Date”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. PTI does not hold any shares of its capital stock in its treasury. All of the outstanding shares of PTI Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of PTI Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of PTI Capital Stock is subject to any right of first refusal in favor of PTI. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the PTI Disclosure Schedule, there is no PTI Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of PTI Capital Stock. PTI is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of PTI Capital Stock or other securities. Part 3.3(a)(ii) of the PTI Disclosure Schedule accurately and completely describes all repurchase rights held by PTI with respect to shares of PTI Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b) Except for the PTI 2008 Equity Incentive Plan (the “2008 Plan”), the PTI 2016 Stock Option and Incentive Plan (the “2016 Plan”) or PTI 2016 Employee Stock Purchase Plan (the “ESPP”), or except as set forth on Part 3.3(b) of the PTI Disclosure Schedule, PTI does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. PTI has reserved 6,910,319 shares of PTI Common Stock for issuance under the 2016 Plan, 552,537 shares of PTI Common Stock for issuance under the ESPP and no shares of PTI Common Stock remain available for issuance under the 2008 Plan. Of such reserved shares of PTI Common Stock, 5,445,169 shares of PTI Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, and 1,465,150 shares remain available for future issuance pursuant to the 2016 Plan. Part 3.3(b) of the PTI Disclosure Schedule sets forth the following information with respect to each PTI Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of PTI Common Stock subject to such PTI Option at the time of grant; (C) the number of shares of PTI Common Stock subject to such PTI Option as of the date of this Agreement; (D) the exercise price of such PTI Option; (E) the date on which such PTI Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such PTI Option; (G) the date on which such PTI Option expires; and (H) whether such PTI Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. PTI has made available to the Company an accurate and complete copy of the 2008 Plan, the 2016 Plan and the ESPP and the forms of all equity awards approved for use thereunder. Except as provided in this Agreement, no vesting of PTI Options will accelerate in connection with the Closing of the Contemplated Transactions.

(c) Except for the outstanding PTI Options as set forth in Section 3.3(b) or as set forth on Part 3.3(c) of the PTI Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of PTI or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of PTI or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which PTI or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of PTI or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to PTI or any of its Subsidiaries.

(d) All outstanding shares of PTI Capital Stock, as well as all options, warrants and other securities of PTI have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as identified on Part 3.3(c) of the PTI Disclosure Schedule, there are no Warrants to purchase capital stock of PTI outstanding on the date of this Agreement.

3.4 SEC Filings; Financial Statements.

(a) PTI has made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by PTI with the SEC since January 1, 2018 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “PTI SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4(a) of the PTI Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by PTI or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the PTI SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the PTI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the PTI SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the PTI SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of PTI as of the respective dates thereof and the results of operations and cash flows of PTI for the periods covered thereby. Other than as expressly disclosed in the PTI SEC Documents filed prior to the date hereof, there has been no material change in PTI’s accounting methods or principles that would be required to be disclosed in PTI’s financial statements in accordance with GAAP. The books of account and other financial records of PTI and each of its Subsidiaries are true and complete in all material respects.

(c) PTI’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of PTI, “independent” with respect to PTI within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of PTI, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in Part 3.4(d) of the PTI Disclosure Schedule, from January 1, 2018, through the date hereof, PTI has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the PTI Common Stock on the Nasdaq Global Market. PTI has not disclosed any unresolved comments in its SEC Documents.

(e) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of PTI, the PTI Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) PTI is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the Nasdaq Global Market.

(g) PTI maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that PTI maintains records that in reasonable detail accurately and fairly reflect PTI’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the PTI Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PTI’s assets that could have a material effect on PTI’s financial statements. PTI has evaluated the effectiveness of PTI’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable PTI SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. PTI has disclosed to PTI’s auditors and the Audit Committee of the PTI Board of Directors (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect PTI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PTI’s internal control over financial reporting. Except as disclosed in the PTI SEC Documents filed prior to the date hereof, PTI has not identified any material weaknesses in the design or operation of PTI’s internal control over financial reporting. Since March 31, 2018, there have been no material changes in PTI’s internal control over financial reporting.

(h) PTI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by PTI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to PTI’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Since March 31, 2018, (i) PTI has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PTI’s internal accounting controls relating to periods after January 1, 2019, including any material complaint, allegation, assertion or claim that PTI has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing PTI, whether or not employed by PTI, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2019, by PTI or agents to the PTI Board of Directors or any committee thereof or, to the Knowledge of PTI, to any director or officer of PTI.

3.5 Absence of Changes. Except as set forth on Part 3.5 of the PTI Disclosure Schedule, between June 30, 2020 and the date of this Agreement, PTI has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of PTI or any PTI Subsidiary (whether or not covered by insurance), (b) any PTI Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a PTI Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of the Company pursuant to Section 4.4(a).

3.6 Intellectual Property.

(a) Part 3.6(a) of the PTI Disclosure Schedule lists: (i) all PTI Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) all actions that are required to be taken by PTI within 60 days of the date hereof with respect to such PTI-Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such PTI-Owned IP Rights. PTI has taken reasonable actions to maintain and protect such PTI Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such PTI Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such PTI Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such PTI Registered Intellectual Property and recording PTI’s ownership interests therein.

(b) PTI and the PTI Subsidiaries own each item of PTI-Owned IP Rights, free and clear of any Encumbrances.

(c) The operation of the business of PTI and the PTI Subsidiaries as such business is currently conducted, as has been conducted since January 1, 2016, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof PTI has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights. Notwithstanding anything to the contrary, no provision of this Agreement shall be construed as a representation or warranty of PTI against the infringement, misappropriation or violation of the Intellectual Property of any third party.

(d) To the Knowledge of PTI, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any PTI Registered Intellectual Property, by any third party. As of the date hereof, PTI has not instituted any Legal Proceedings for infringement or misappropriation of any PTI Registered Intellectual Property.

(e) Each consultant and employee involved in the creation of any material PTI-Owned IP Rights for PTI has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to PTI and/or a PTI Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for PTI or any PTI Subsidiaries. PTI has provided to the Company copies of all such forms currently and historically used by PTI.

(f) No (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the PTI-Owned IP Rights or any other PTI Registered Intellectual Property. To the Knowledge of PTI, no current or former employee, consultant or independent contractor of PTI, who was involved in, or who contributed to, the creation or development of any PTI-Owned IP Rights or any other PTI Registered Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for PTI.

(g) Neither the execution and delivery or effectiveness of this Agreement nor the performance of PTI’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any PTI-Owned IP Right or any other PTI Registered Intellectual Property, or (b) additional payment obligations by PTI in order to use or exploit PTI-Owned IP Rights or any other PTI Registered Intellectual Property to the same extent as PTI was permitted before the date hereof.

(h) PTI has taken commercially reasonable best efforts to protect and preserve the confidentiality of all confidential or non-public information included in the PTI IP Rights that PTI intends to retain as confidential (“PTI Confidential Information”). To the Knowledge of PTI, all use and/or disclosure of PTI Confidential Information by or to a third party has been pursuant to the terms of a written Contract between PTI or the PTI Subsidiaries and such third party.

(i) Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 3.6 are the only representations and warranties made by PTI that address matters relating to Intellectual Property.

3.7 Agreements, Contracts and Commitments. Part 3.7 of the PTI Disclosure Schedule identifies:

(a) each PTI Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than PTI Contracts on PTI’s standard form offer letter entered into in the Ordinary Course of Business;

(b) each PTI Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable at will by PTI or its Subsidiaries, except to the extent general principles of wrongful termination law may limit PTI’s, PTI’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c) each PTI Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of the Contemplated Transactions;

(d) each PTI Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between PTI and any of its officers or directors;

(e) each PTI Contract containing any covenant limiting the freedom of PTI or its Subsidiaries to engage in any line of business or compete with any Person;

(f) each PTI Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 and not cancelable without penalty;

(g) each PTI Contract currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each PTI Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of PTI or any PTI Subsidiary or any loans or debt obligations with officers or directors of PTI;

(i) all Contracts pursuant to which PTI grants any Person a license under any PTI-Owned IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j) other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which PTI or a PTI Subsidiary is licensed to use any Third-Party IP Rights;

(k) each PTI Contract currently in force (i) appointing a third party to distribute any PTI product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of PTI; (iii) under which PTI or the PTI Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which PTI or the PTI Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by PTI or such PTI Subsidiary; or (iv) to license any third party to manufacture or produce any PTI product, service or technology or any Contract to sell, distribute or commercialize any PTI products or service, except agreements in the Ordinary Course of Business;

(l) each PTI Contract with any financial advisor, broker, finder, investment banker or other Person, providing advisory services to PTI in connection with the Contemplated Transactions; or

(m) any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by PTI which involves payment or receipt by PTI or the PTI Subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate. PTI has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all PTI Material Contracts, including all amendments thereto. There are no PTI Material Contracts that are not in written form. Except as set forth on Part 3.7 of the PTI Disclosure Schedule, neither PTI nor any of the PTI Subsidiaries nor, to PTI’s Knowledge, as of the date of this Agreement, has any other party to a PTI Material Contract breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which PTI or the PTI Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “PTI Material Contract”) in such manner as would permit any party to cancel or terminate any PTI Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a PTI Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from PTI or any PTI Subsidiary to any Person under any PTI Contract.

3.8 Liabilities. As of the date hereof, neither PTI nor any PTI Subsidiary has any Liability except for: (a) Liabilities identified as such in the PTI Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by PTI or its Subsidiaries since the date of the PTI Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of PTI or any PTI Subsidiary under PTI Contracts, including the reasonably expected performance of such PTI Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities described in Part 3.8 of the PTI Disclosure Schedule; and (f) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.9 Compliance; Permits; Restrictions.

(a) PTI and each PTI Subsidiary are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of PTI, threatened in writing against PTI or any PTI Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon PTI or any PTI Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of PTI or any PTI Subsidiary, any acquisition of material property by PTI or any PTI Subsidiary or the conduct of business by PTI or any PTI Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on PTI’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the FDA and except as would not reasonably be expected to have a PTI Material Adverse Effect, PTI and the PTI Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of PTI (collectively, the “PTI Permits”) as currently conducted. Part 3.9(b) of the PTI Disclosure Schedule identifies each PTI Permit. Each of PTI and each PTI Subsidiary is in material compliance with the terms of the PTI Permits, except as would not reasonably be expected to have a PTI Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of PTI, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any PTI Permit. The rights and benefits of each material PTI Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by PTI and the PTI Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of PTI, threatened in writing with respect to an alleged material violation by PTI or any of the PTI Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or a Drug/Device Regulatory Agency.

(d) PTI and each of the PTI Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of PTI or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted of any of its product candidates (the “PTI Product Candidates”) (collectively, the “PTI Regulatory Permits”), except as would not reasonably be expected to have a PTI Material Adverse Effect, and no such PTI Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. PTI and each PTI Subsidiary is in compliance in all material respects with the PTI Regulatory Permits and have not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any PTI Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any PTI Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, PTI or the PTI Subsidiaries or in which PTI or its Subsidiaries or their respective current products or product candidates, including the PTI Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Neither PTI nor any PTI Subsidiary is not the subject of any pending, or to the Knowledge of PTI, threatened in writing investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of PTI or any of the PTI Subsidiaries, neither PTI nor the PTI Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of PTI or any of the PTI Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of PTI, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened in writing against PTI, any PTI Subsidiary or any of their respective officers, employees or agents.

3.10 Tax Matters.

(a) All income and other material Tax Returns required to have been filed by PTI and each PTI Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No written claim has ever been made by any Governmental Body in a jurisdiction where PTI or any PTI Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by PTI or any PTI Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of PTI and any PTI Subsidiary have been reserved for on the PTI Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the PTI Unaudited Interim Balance Sheet, neither PTI nor any PTI Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) PTI and each PTI Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on PTI Unaudited Interim Balance Sheet) upon any of the assets of PTI or any PTI Subsidiary.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to PTI or any PTI Subsidiary which agreement or ruling would be effective after the Closing Date.

(f) No material deficiencies for Taxes with respect to PTI or any PTI Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of PTI or any PTI Subsidiary. Neither PTI nor any PTI Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return outside the Ordinary Course of Business, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(g) PTI has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither PTI nor any PTI Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(i) Neither PTI nor any PTI Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is PTI). Neither PTI nor any PTI Subsidiary has any Liability for the Taxes of any Person (other than PTI and any PTI Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(j) Neither PTI nor any PTI Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

(k) Neither PTI nor any PTI Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations section 1.6011-4(b)(2).

(l) Neither PTI nor any PTI Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m) Neither PTI nor any PTI Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). PTI has not made any election under Section 965(h) of the Code.

(n) Neither PTI nor any PTI Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Neither PTI nor any PTI Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

3.11 Employee Benefit Plans.

(a) Part 3.11(a) of the PTI Disclosure Schedule lists all material PTI Employee Plans. “PTI Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which PTI or any its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to PTI or its Subsidiaries), with respect to which PTI or any PTI Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by PTI or any PTI Affiliate for the benefit of any current or former employee, officer or director of PTI or any PTI Affiliate and (ii) any material consulting contracts, arrangements or understandings between PTI or any PTI Subsidiary and any natural person consultant of PTI or any PTI Subsidiary.

(b) PTI has made available to the Company a true and complete copy of each material PTI Employee Plan and has made available to the Company a true and complete copy of each material document, if any, prepared in connection with each such PTI Employee Plan (except for individual written PTI Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such PTI Employee Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such PTI Employee Plan and (vi) all non-routine correspondence to and from any governmental agency. Neither PTI nor any PTI Affiliate has any express or implied commitment (i) to create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any PTI Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c) No PTI Employee Plan is, and neither PTI nor any PTI Affiliate has ever maintained, contributed to, or had any liability or obligation to contribute to, (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a Funded Welfare Plan, or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d) Except as set forth in Part 3.11(d) of the PTI Disclosure Schedule, none of the PTI Employee Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates PTI or any PTI Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Contemplated Transactions, or (iii) obligates PTI or any PTI Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the PTI Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of PTI or any PTI Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e) Except as provided in this Agreement or as set forth in Part 3.11(e) of the PTI Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any PTI Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any PTI Employee Plan, (iii) trigger any obligation to fund any PTI Employee Plan (iv) limit the right to merge, amend or terminate any PTI Benefit Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to PTI and any PTI Affiliates of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f) No current or former director, employee, or consultant of PTI is entitled to receive a tax gross-up or “make whole” payment from PTI with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g) Each PTI Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. PTI and PTI’s Subsidiaries have performed all material obligations required to be performed by them under (and are not in material default under or in material violation of) any PTI Employee Plan, and, to the knowledge of PTI, there is no material default or material violation by any party to, any PTI Employee Plan. No Legal Proceeding is pending or, to the knowledge of PTI, threatened with respect to any PTI Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the knowledge of PTI, there is no reasonable basis for any such Legal Proceeding.

(h) Each PTI Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan, and no event or omission has occurred that would cause any PTI Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(i) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any PTI Employee Plan that would reasonably be expected to result in material liability to PTI or any PTI Affiliate. All contributions, premiums or payments required to be made with respect to any PTI Employee Plan have been made on or before their due dates, except as would not result in material liability to PTI or its Subsidiaries.

(j) Each PTI Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt. No PTI Employee Plan or PTI Option (whether currently outstanding or previously exercised) is, or would be subject to any tax, penalty or interest under Section 409A of the Code.

(k) No PTI Employee Plan is subject to the laws of any jurisdiction outside the United States.

3.12 Labor and Employment.

(a) PTI and the PTI Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the knowledge of PTI, threatened or reasonably anticipated before the EEOC, any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of PTI or any PTI Subsidiary, except as described on Part 3.12(a) of the PTI Disclosure Schedule. Neither PTI nor any PTI Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither PTI nor any PTI Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to PTI or any PTI Subsidiary, and to the knowledge of PTI, no such investigation or inquiry is in progress. The employment of all employees of PTI and the PTI Subsidiaries is terminable at will without cost or liability to PTI or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth on Part 3.12(a) of the PTI Disclosure Schedule).

(b) PTI has made available to the Company a list of each employee and consultant that provides services to PTI or any PTI Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised PTI or any PTI Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of PTI or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth on Part 3.12(b) of the PTI Disclosure Schedule, PTI and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 3.12(b) of the PTI Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from PTI or any PTI Subsidiary.

(c) To the knowledge of PTI, no employee, officer or director of PTI or any PTI Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of PTI or the PTI Subsidiary, or (ii) the ability of PTI or any PTI Subsidiary to conduct its business, in each case in any manner that would have a PTI Material Adverse Effect. To the knowledge of PTI, no employee, officer or director of PTI is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a PTI Material Adverse Effect.

(d) There are no material controversies pending or, to the knowledge of PTI, threatened between PTI or any PTI Subsidiary and any of their respective present or former employees or independent contractors.

(e) Neither PTI nor any PTI Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by PTI or any PTI Subsidiary; to the knowledge of PTI, none of the employees or independent contractors of PTI or any PTI Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of PTI, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f) There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against PTI or any PTI Subsidiary. There are no unfair labor practice complaints pending, or, to the knowledge of PTI, threatened, against PTI or any PTI Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of PTI or any PTI Subsidiary. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of PTI, threat thereof, by or with respect to any employees of PTI or any PTI Subsidiary.

(g) Except as would not result in material liability to PTI, all individuals who are or were performing consulting or other services for PTI or any PTI Subsidiary have been correctly classified by PTI or the PTI Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to PTI or its Subsidiaries, all individuals who are or were performing services for PTI or any PTI Subsidiary have been correctly classified by PTI or the PTI Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

3.13 Environmental Matters. Except as would not reasonably be expected to have a PTI Material Adverse Effect, PTI and each PTI Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by PTI of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither PTI nor any PTI Subsidiary has received since January 1, 2018 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that PTI or any PTI Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of PTI, there are no circumstances that may prevent or interfere with PTI’s or any PTI Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of PTI: (i) no current or prior owner of any property currently or then leased or controlled by PTI or any PTI Subsidiaries has received since January 1, 2018 any written notice or other communication relating to property owned or leased by PTI or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or PTI or any of the PTI Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither PTI nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a PTI Material Adverse Effect.

3.14 Insurance.

(a) PTI has delivered to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of PTI and each PTI Subsidiary. Each of such insurance policies is in full force and effect and PTI and each PTI Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither PTI nor any PTI subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of PTI, there is no pending workers’ compensation or other claim under or based upon any insurance policy of PTI or any PTI Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of PTI and each PTI Subsidiary is accurate and complete, except as would not reasonably be expected to have a PTI Material Adverse Effect. PTI and each PTI Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against PTI or any PTI Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed PTI or any PTI Subsidiary of its intent to do so.

(b) PTI has delivered to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by PTI and each PTI Subsidiary as of the date of this Agreement (the “Existing PTI D&O Policies”). Part 3.14(b) of the PTI Disclosure Schedule accurately sets forth the most recent annual premiums paid by PTI and each PTI Subsidiary with respect to the Existing PTI D&O Policies.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.15 of the PTI Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of PTI, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves PTI, any of its Subsidiaries, any PTI Associate (in his or her capacity as such) or any of the material assets owned or used by PTI or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of PTI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which PTI or any PTI Subsidiary, or any of the assets owned or used by PTI or any PTI Subsidiary is subject. To the Knowledge of PTI, no officer or other Key Employee of PTI is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of PTI or any PTI Subsidiary or to any material assets owned or used by PTI or any PTI Subsidiary.

3.16 Authority; Binding Nature of Agreement. Each of PTI and Merger Sub and each PTI Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The PTI Board of Directors and the Board of Directors of Merger Sub (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of PTI Common Stock and directed that this Agreement, the Reverse Split and the issuance of shares of PTI Common Stock in the Contemplated Transactions be submitted for consideration by PTI’s stockholders at the PTI Stockholders’ Meeting. This Agreement has been duly executed and delivered by PTI and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of PTI and Merger Sub (as applicable), enforceable against PTI or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the PTI Stockholder Support Agreements, the PTI Board of Directors approved the PTI Stockholder Support Agreements and the transactions contemplated thereby. Merger Sub was formed solely to facilitate the Merger and has no assets, liabilities or operations except in connection therewith.

3.17 Vote Required. The affirmative vote of (i) the holders of a majority of the shares of PTI Common Stock having voting power representing a majority of the outstanding Common Stock, and (ii) the holders of a majority of the votes cast at the PTI Stockholders’ Meeting are the only votes of the holders of any class or series of PTI’s capital stock necessary to approve the PTI Stockholder Proposals (the “Required PTI Stockholder Vote”).

3.18 Non-Contravention; Consents. Subject to obtaining the Required PTI Stockholder Vote for the PTI Stockholder Proposals, the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by PTI or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of PTI or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders, the PTI Board of Directors or any committee of the PTI Board of Directors or the Board of Directors of any of its Subsidiaries;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or, to the Knowledge of PTI, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which PTI or any of its Subsidiaries or any of the assets owned or used by PTI or any of its Subsidiaries is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by PTI or any of its Subsidiaries or that otherwise relates to the business of PTI or any of its Subsidiaries or to any of the material assets owned or used by PTI or any of its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any PTI Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any PTI Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such PTI Contract; (iii) accelerate the maturity or performance of any PTI Contract; or (iv) cancel, terminate or modify any term of any PTI Contract; except, in the case of any PTI Material Contract, any non-material breach, default, penalty or modification and in the case of all other PTI Contracts, any breach, default, penalty or modification that would not result in a PTI Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by PTI (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of PTI); or

(f) result in the transfer of any material asset of PTI or any PTI Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 3.18 of the PTI Disclosure Schedule under any PTI Contract, (ii) the approval of the PTI Stockholder Proposals and the issuance of shares of PTI Common Stock, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of an amendment to PTI’s certificate of incorporation to effect the Reverse Split, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, PTI was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.19 Bank Accounts. Part 3.19(a) of the PTI Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of PTI or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of March 31, 2020 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.20 No Financial Advisor. Except as set forth on Part 3.20 of the PTI Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of PTI or any of its Subsidiaries.

3.21 Title to Assets. Each of PTI and the PTI Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by PTI or a PTI Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the PTI Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of PTI or any PTI Subsidiary; and (iii) liens listed in Part 3.21 of the PTI Disclosure Schedule.

3.22 Real Property; Leasehold. Neither PTI nor any PTI Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.22 of the PTI Disclosure Schedule, which are in full force and effect and with no existing default thereunder.

3.23 Valid Issuance. The PTI Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.24 Privacy. PTI has complied with all Laws and its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by PTI or by third parties having authorized access to the records of PTI. The execution, delivery and performance of this Agreement will comply with all Laws relating to privacy and with PTI’s privacy policies. PTI has not received a written complaint regarding PTI’s collection, use or disclosure of personally identifiable information.

3.25 Disclosure. The information supplied by PTI and each PTI Subsidiary for inclusion in the Proxy Statement will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither PTI nor any other Person on behalf of PTI makes any express or implied representation or warranty with respect to PTI or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

3.27 Disclaimer of Other Representations and Warranties. Each of PTI and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of PTI, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, and if made, such representation or warranty must not be relied upon by PTI or Merger Sub as having been authorized by the Company and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to PTI, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable best efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any investigation conducted by either PTI or the Company pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) any written materials or communications sent by or on behalf of a Party to its stockholders or equityholders;

(iii) any material notice, document or other communication sent by or on behalf of a Party to any party to any PTI Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any PTI Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such PTI Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened in writing Legal Proceeding involving or affecting such Party; and

(vi) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such access would require such Party to waive the attorney-client privilege or attorney work product privilege, or violate any Legal Requirements applicable to such Party; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver

(including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.2 Operation of PTI’s Business.

(a) Except as set forth on Part 4.2(a) of the PTI Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of PTI and the PTI Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and in material compliance with the requirements of all Contracts that constitute PTI Material Contracts; and (ii) promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting PTI or any of its Subsidiaries that is commenced, or, to the Knowledge of PTI, threatened against, PTI or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of PTI, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the PTI Disclosure Schedule.

(b) During the Pre-Closing Period, PTI shall promptly notify the Company in writing, by delivery of an updated PTI Disclosure Schedule, of: (i) the discovery by PTI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by PTI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by PTI in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of PTI; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, PTI shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, PTI or its Subsidiaries or, to the Knowledge of PTI, any director, officer or Key Employee of PTI. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of PTI or any of its Subsidiaries contained in this Agreement or the PTI Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of Holdings and the Company’s Business.

(a) Except as set forth on Part 4.3(a) of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless PTI shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of Holdings, the Company and their Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and in material compliance with the requirements of all Contracts that constitute Company Material Contracts; (ii) each of the Company and its Subsidiaries shall use commercially reasonable best efforts to keep available the services of its current Key Employees and other employees and officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Company or its Subsidiaries; and (iii) promptly notify PTI of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries that is commenced, or, to the Knowledge of the Company, threatened against, Holdings, the Company or any of their Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of the Company, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Company Disclosure Schedule.

(b) During the Pre-Closing Period, the Company shall promptly notify PTI in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Holdings or the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Holdings or the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Holdings or the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise PTI in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Holdings, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer or Key Employee of Holdings, the Company or any of its Subsidiaries. No notification given to PTI pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Holdings, the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the PTI Disclosure Schedule, (iii) as required by applicable Law, (iv) in connection with the PTI Asset Disposition, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, PTI shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (other than for shares of PTI Capital Stock issuable as a dividend that have accrued pursuant to the PTI’s certificate of incorporation) other than (x) a distribution of the cash proceeds actually received by PTI from a PTI Asset Disposition and (y) the distribution of CVRs contemplated by Section 1.6; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of PTI Common Stock from terminated employees of PTI pursuant to contracts in effect as of the date hereof and disclosed on the PTI Disclosure Schedules);

(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of PTI, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed in the PTI Disclosure Schedule, and other than in connection with the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock or other security (except for shares of PTI Common Stock issued (x) upon the valid exercise of PTI Options outstanding as of the date of this Agreement or (y) settlement of PTI RSUs outstanding as of the date of this Agreement or sales of shares of PTI Common Stock issued upon vesting and/or settlement of PTI RSUs outstanding as of the date of this Agreement to cover tax obligations upon such vesting and/or settlement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $10,000;

(vi) (i) adopt, establish or enter into any PTI Employee Plan; (ii) cause or permit any PTI Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by the Company; (iii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees; (iv) increase the severance or change of control benefits offered to any current or new service providers or (v) hire any officer, employee or consultant;

(vii) other than a PTI Asset Disposition, enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor, other than a PTI Asset Disposition, sell, lease other otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate any PTI Material Contract, other than (i) in the Ordinary Course of Business with respect to the business as currently being conducted so long as no such amendment increases the cost to PTI in any respect or imposes any additional monetary or other material obligations that survive the Closing or (ii) entering into a PTI Material Contract with respect to a PTI Asset Disposition;

(xi) other than in the Ordinary Course of Business, materially change pricing or royalties or other payments set or charged by PTI or any PTI Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to PTI; or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to PTI;

(xii) settle any pending or threatened Legal Proceeding against PTI or any of its Subsidiaries, other than settlements (A) for an amount not in excess of $100,000 individually or $500,000 in the aggregate

(excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of PTI or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, PTI or any of its Subsidiaries;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(xiv) agree, resolve or commit to do any of the foregoing.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) in connection with the Company Reorganization implemented immediately prior to the Contemplated Transactions, or (v) with the prior written consent of PTI (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, Holdings and the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than for equity interests of Holdings or shares of Company Capital Stock issuable as a dividend that have accrued pursuant to Holding’s operating agreement or the Company’s certificate of incorporation, as applicable), or (ii) repurchase, redeem or otherwise reacquire any equity interests, shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company pursuant to contracts in effect as of the date hereof and disclosed on the Company Disclosure Schedule);

(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of the Company or the certificate of formation, operating agreement or other organizational documents of Holdings, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed in the Company Disclosure Schedule, and other than in connection with the Contemplated Transactions and the Company Reorganization, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock, equity interest or other security (except for shares of Company Common Stock issued upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock, equity interest or any other security other than options to purchase up to 1.0% of the Company’s total outstanding shares of common stock or (iii) any instrument convertible into or exchangeable for any capital stock, equity interest or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) other than in the Ordinary Course of Business, (i) lend money to any Person; (ii) incur or guarantee any indebtedness for borrowed money; (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guarantee any debt securities of others; or (v) make any capital expenditure or commitment in excess of $10,000;

(vi) other than in the Ordinary Course of Business or in connection with the Company Reorganization, (i) adopt, establish or enter into any Company Employee Plan; (ii) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code; (iii) pay any material bonus or make any material profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its executives or highly compensated employees, or (iv) materially increase the severance or change of control benefits offered to any current or new service providers; provided, however, that the Company may, without PTI’s consent, make adjustments to the compensation packages of the Company’s executives as informed by a peer group compensation analysis conducted by an independent third party;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business with respect to the business as currently being conducted;

(xi) other than in the Ordinary Course of Business, materially change pricing or royalties or other payments set or charged by the Company or any Company Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company; or

(xii) agree, resolve or commit to do any of the foregoing.

4.5 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted as provided below); provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to the adoption and approval of this Agreement by a Party’s stockholders (i.e., the Required PTI Stockholder Vote in the instance of PTI), such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Inquiry or Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5 in any material respect with respect to such Acquisition Inquiry or Acquisition Proposal (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such Party as those contained in the Confidentiality Agreement (and a copy of any such executed confidentiality agreement is provided promptly to the other Party); provided that a standstill provision shall be required only to the extent that the failure to include such standstill provision is likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, including copies of all documentation submitted to such Party reasonably relevant to evaluating such Acquisition Proposal or Acquisition Inquiry). Such Party shall keep the other Party reasonably informed on a timely basis in all material respects with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and promptly following the date of this Agreement shall cause the destruction or return of any nonpublic information provided to such Person.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC a Form S-4 Registration Statement, in which a Proxy Statement for the PTI stockholders will be included as a prospectus. PTI covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will comply with applicable U.S. federal securities laws and the DGCL in all material respects and will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of PTI, at the time of the PTI Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. PTI further covenants to keep the Form S-4 Registration Statement effective for so long as necessary to complete the Merger and pursuant to the terms of this Agreement. Subject to Section 5.10(c), prior to the Form S-4 Registration Statement being declared effective, (1) PTI shall use its reasonable best efforts to execute and deliver to Cooley and to Goodwin the applicable “Tax Representation Letter” referenced in Section 5.10(c); and (2) the Company shall use its reasonable best efforts to execute and deliver to Goodwin and to Cooley the applicable “Tax Representation Letter” referenced in Section 5.10(c). Subject to Section 5.10(c), following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (x) the Company shall use its commercially reasonable best efforts to cause Goodwin to deliver to it a Tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) PTI shall use its commercially reasonable best efforts to cause Cooley to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, subject to Section 5.10(c), each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(a) and Section 5.10(c). Notwithstanding the foregoing, PTI makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) relating to or describing the Company, if any, based on information furnished in writing by the Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable best efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable best efforts to cause the Proxy Statement to be mailed to PTI’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to PTI or the Company occurs, or if PTI or the Company becomes aware of any event or information, that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement, then such Party shall promptly inform the other Party thereof and shall cooperate fully in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to PTI’s stockholders.

(b) Prior to the Effective Time, PTI shall use commercially reasonable best efforts to obtain all regulatory approvals needed to ensure that the PTI Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the PTI Stockholders’ Meeting; provided, however, that PTI shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c) The Company shall reasonably cooperate with PTI and provide, and require its Representatives, advisors, accountants and attorneys to provide, PTI and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from the Company to be included in the Form S-4 Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable best efforts to cause to be delivered to PTI a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to PTI), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.2 Company Stockholder Written Consent; Holdings Equityholder Consent.

(a) Promptly after the Form S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than ten (10) Business Days thereafter, the Company shall deliver a copy of the Form S-4 Registration Statement and obtain the approval (by written consent or otherwise) (the “Company Stockholder Written Consent”) of (1) the Company stockholders sufficient for the Required Company Stockholder Vote and (2) the Holdings equityholders sufficient for the Required Holdings Equityholder Vote, for purposes of (i) adopting this Agreement and approving the Merger, (ii) approving the Company Reorganization, (iii) acknowledging that the approval given thereby is irrevocable and that each such stockholder or equityholder (as applicable) is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that each such stockholder or equityholder (as applicable) has received and read a copy of Section 262 of the DGCL, and (iv) acknowledging that by its approval of the Merger and Company Reorganization it is not entitled to appraisal rights with respect to its shares or limited liability company interests in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (or of the Company capital stock it will receive in the Company Reorganization). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders or the equityholders of Holdings to approve the Merger or this Agreement or the Company Reorganization. For the sake of clarity, the Required Company Stockholder Vote will only be effective if and when the Required Equityholder Vote is effective.

(b) The Company agrees that, subject to Section 5.2(c): (i) the Company Board of Directors shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above (the recommendation of the Company Board of Directors that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to PTI, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to PTI shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to PTI or, if applicable, recommend such Superior Offer (collectively a “Company Board Adverse Recommendation Change”) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, that, before making a Company Board Adverse Recommendation Change, (i) PTI receives written notice from the Company confirming that the Company Board of Directors intends to change its recommendation at least four (4) Business Days in advance of effecting a Company Board Adverse Recommendation Change (the “Company Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Company Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by PTI, the Company shall, during such four (4) Business Day period, negotiate with PTI in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by PTI, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Company Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(k) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.2(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Company Recommendation Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

(d) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, the Company Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Company Board of Directors after the date of this Agreement (a “Company Intervening Event”), effect a Company Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, however, that the Company Board of Directors may not effect a Company Board Adverse Recommendation Change due to a Company Intervening Event unless (i) Company shall have provided prior written notice to PTI (the “Company Intervening Event Recommendation Determination Notice”) at least four (4) Business Days in advance of its intention to effect such Company Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by PTI, the Company shall, during such four (4) Business Day period, negotiate with PTI in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change in connection with the Company Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by PTI, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in connection with such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The provisions of this Section 5.2(d) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.2(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.2(c)).

5.3 PTI Stockholders’ Meeting.

(a) PTI shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of PTI Common Stock to vote on the PTI Stockholder Proposals (such meeting, the “PTI Stockholders’ Meeting”). The PTI Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act, and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty-five (45) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending). PTI shall take reasonable measures to ensure that all proxies solicited in connection with the PTI Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on the date of the PTI Stockholders’

Meeting, or a date preceding the date on which the PTI Stockholders’ Meeting is scheduled, PTI reasonably believes that (x) it will not receive proxies sufficient to obtain the required approval of the holders of PTI Common Stock at the PTI Stockholders’ Meeting with respect to all of the PTI Stockholder Proposals, whether or not a quorum would be present at the PTI Stockholders’ Meeting or (y) it will not have sufficient shares of PTI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the PTI Stockholders’ Meeting, subject to compliance with all Legal Requirements, PTI may (and, if requested by the Company, PTI shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the PTI Stockholders’ Meeting, as long as the date of the PTI Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y); provided that, subject to compliance with all Legal Requirements, PTI may postpone or adjourn the PTI Stockholders’ Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PTI has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of PTI prior to the PTI Stockholders’ Meeting.

(b) PTI agrees that, subject to Section 5.3(c): (i) the PTI Board of Directors shall recommend that PTI’s stockholders vote to approve the PTI Stockholder Proposals (the recommendation of the PTI Board of Directors that PTI’s stockholders vote to approve the PTI Stockholder Proposals being referred to as the “PTI Board Recommendation”); and (ii) the PTI Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the PTI Board of Directors or any committee thereof to withdraw or modify the PTI Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time prior to the approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote, PTI receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel, the PTI Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the PTI Board of Directors may withhold, amend, withdraw or modify the PTI Board Recommendation in a manner adverse to the Company or, if applicable recommend such Superior Offer (collectively a “PTI Board Adverse Recommendation Change”) if, but only if, the PTI Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a PTI Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements; provided, that, before making a PTI Board Adverse Recommendation Change, (i) the Company receives written notice from PTI confirming that the PTI Board of Directors intends to change its recommendation at least four (4) Business Days in advance of effecting a PTI Board Adverse Recommendation Change (the “PTI Recommendation Determination Notice”), but such notice shall not be deemed to constitute a PTI Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by the Company, PTI shall, during such four (4) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the PTI Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer; and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the PTI Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a PTI Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(j) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.3(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new PTI Recommendation Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

(d) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the PTI Stockholder Proposals, the PTI Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of PTI that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the PTI Board of Directors as of, or prior to, the date of this Agreement and becomes known by the PTI Board of Directors after the date of this Agreement (a “PTI Intervening Event”), effect a PTI Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a PTI Board Adverse Recommendation Change in light of such PTI Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements; provided, however, that the PTI Board of Directors may not effect a PTI Board Adverse Recommendation Change due to a PTI Intervening Event unless (i) PTI shall have provided prior written notice to the Company (the “PTI Intervening Event Recommendation Determination Notice”) at least four (4) Business Days in advance of its intention to effect such PTI Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by the Company, PTI shall, during such four (4) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the PTI Board Adverse Recommendation Change in connection with the PTI Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the PTI Board of Directors shall have determined, in good faith, that the failure to make the PTI Board Adverse Recommendation Change in connection with such PTI Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements. The provisions of this Section 5.3(d) shall also apply to any material change to the facts and circumstances relating to any such PTI Intervening Event and each such material change shall require a new PTI Intervening Event Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days. For further clarity, the PTI Board of Directors shall not be permitted to effect a PTI Board Adverse Recommendation Change pursuant to this Section 5.3(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.3(c)).

(e) Nothing contained in this Agreement shall prohibit PTI or its Board of Directors from (i) taking and disclosing to the stockholders of PTI a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of PTI pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that this Section 5.3(e) shall not be deemed to affect whether any such disclosure, other than such a “stop, look and listen” communication, would otherwise be deemed to be a PTI Board Adverse Recommendation Change. For clarity, a factually accurate public statement that describes PTI’s receipt of an Acquisition Proposal, that no position has been taken by the PTI Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a PTI Board Adverse Recommendation Change.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. The Company and PTI shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. Notwithstanding anything to the contrary in this Article 5, each of PTI and the Company acknowledge and agree that (a) nothing in this Agreement shall give the Company, directly or indirectly, the right to control or direct PTI’s operations for purposes of any non-US antitrust, merger control, or competition laws prior to the expiration or termination of any applicable waiting period pursuant to any non-US antitrust, merger control, or competition laws and (b) no consent of PTI or the Company shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable antitrust Laws.

5.5 Options, RSUs and Warrants.

(a) Company Options and Warrants.

(i) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Equity Incentive Plan, whether or not vested, shall automatically and without any action on the part of the holder thereof, be converted into and become an option to purchase PTI Common Stock, and PTI shall assume the Equity Incentive Plan and each such Company Option in accordance with the terms of the Equity Incentive Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by PTI shall thereupon be converted into rights with respect to PTI Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by PTI may be exercised solely for PTI Common Stock; (ii) the number of shares of PTI Common Stock subject to each Company Option assumed by PTI shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of PTI Common Stock; (iii) the per share exercise price for the PTI Common Stock issuable upon exercise of each Company Option assumed by PTI shall be determined by dividing (A) the per share exercise price of the shares of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by PTI shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by PTI in accordance with this Section 5.5(a)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to PTI Common Stock subsequent to the Effective Time; and (B) the PTI Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company Board of Directors or any committee thereof with respect to each Company Option assumed by PTI. Notwithstanding anything to the contrary in this Section 5.5(a)(i), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of PTI Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option would not be intended to constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(ii) As soon as practicable following the Effective Time (but no later than ten (10) Business Days following the Effective Time), PTI shall file with the SEC a registration statement on Form S-8, if available for use by PTI, relating to the shares of PTI Common Stock issuable with respect to Company Options assumed by PTI in accordance with Section 5.5(a)(i).

(iii) Subject to Section 5.5(a)(iv), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Company Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase shares of PTI

Common Stock and PTI shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under Company Warrants assumed by PTI shall thereupon be converted into rights with respect to shares of PTI Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by PTI may be exercised solely for shares of PTI Common Stock; (ii) the number of shares of PTI Common Stock subject to each Company Warrant assumed by PTI shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon exercise of the Company Warrants, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of PTI Common Stock; (iii) the per share exercise price for the shares of PTI Common Stock issuable upon exercise of each Company Warrant assumed by PTI shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by PTI shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(iv) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Equity Incentive Plan, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.5(a) and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5(a).

(b) PTI Options and RSUs.

(i) Prior to the Closing, the PTI Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each outstanding PTI RSU shall be accelerated in full effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each outstanding PTI RSU shall be accelerated in full and, in exchange therefor, effective as of immediately prior to the Effective Time, each former holder of any such PTI RSU shall be entitled to receive and shall be deemed to hold a number of shares of PTI Common Stock as is equal to (i) the total number of shares of PTI Common Stock subject to such PTI RSU, less (ii) the number of shares of PTI Common Stock that would otherwise be issued to the holder pursuant to the PTI RSU to be withheld by PTI in satisfaction of the tax withholding obligations arising as a result of the vesting and settlement of such PTI RSU equal to a number of shares of PTI Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of PTI Common Stock immediately prior to the Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share) unless prior to the Effective Time, the holder has made arrangement satisfactory to PTI to satisfy such tax withholding obligation pursuant to another method provided in the applicable PTI RSU award agreement, in which case, the full number of shares of PTI Common Stock subject to such PTI RSU shall be issued to such holder.

(ii) Prior to the Closing, the PTI Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised PTI Option, whether vested or unvested, shall be accelerated in full effective as of immediately prior to the Effective Time.

(iii) Effective as of immediately prior to, but subject to the occurrence of, the Effective Time, each award of In the Money PTI Options shall automatically be deemed to be exercised in full by the holder thereof, and in connection with such exercise, each such holder shall be issued and shall be deemed to hold a number of shares of PTI Common Stock as is equal to (i) the total number of shares of PTI Common Stock subject to such award of In the Money PTI Options less (ii) the number of shares of PTI Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of PTI Common Stock immediately prior to the Effective Time) that does not exceed the aggregate exercise price of such award of In the Money PTI Options (with any balance of the aggregate exercise price to be paid in cash by the holder) less (iii) the number of shares of PTI Common Stock that would otherwise be issued to the holder pursuant to the award of In the Money PTI

Options to be withheld by PTI in satisfaction of the tax withholding obligations arising as a result of the deemed exercise of such award of In the Money PTO Options equal to a number of shares of PTI Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of PTI Common Stock immediately prior to the Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share) unless prior to the Effective Time, the holder has made arrangement satisfactory to PTI to satisfy such tax withholding obligation pursuant to another method provided in the applicable In the Money PTO Option award agreement, in which case, the full number of shares of PTI Common Stock subject to such In the Money PTO Option shall be issued to such holder.

(iv) Each PTI Option that is a Continuing PTI Option shall remain outstanding and exercisable in accordance with its terms.

(v) Each PTI Option that is not an In the Money PTI Option or a Continuing PTI Option shall be cancelled as of the Effective Time.

5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of PTI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of PTI or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of PTI or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of reasonable and documented legal expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from PTI and the Surviving Corporation, jointly and severally, to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by PTI or the Company pursuant to the Certificate of Incorporation and Bylaws of PTI and the Company (as applicable) in effect on the date of this Agreement or any applicable indemnification agreement, upon receipt by PTI or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Certificate of Incorporation and Bylaws of each of PTI and the Surviving Corporation shall contain, and PTI shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of PTI and the Company than are presently set forth in the Certificate of Incorporation and Bylaws of PTI and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of PTI and the Company, as applicable.

(c) PTI shall purchase an insurance policy with an effective date as of the Closing which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by PTI; provided, that PTI may, at its sole cost and expense, substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable; provided, however, that the cost of any such policy shall not exceed 300% of the prior annual premium payment made by PTI.

(d) PTI shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of their rights provided in this Section 5.6.

(e) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of PTI and the Company, as applicable, by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of PTI have existing rights under any agreement between such officer or director and PTI with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

(f) In the event PTI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of PTI or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

5.7 Additional Agreements.

(a) The Parties shall use commercially reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any Order relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order might not be advisable.

5.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and PTI may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or PTI in compliance with this Section 5.8.

5.9 Listing. PTI shall use its commercially reasonable best efforts to cause the shares of PTI Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq Global Market or The Nasdaq Capital Market at or prior to the Effective Time. The Company will cooperate with PTI as reasonably requested by PTI with respect to the listing application for the PTI Common Stock (the “Nasdaq Listing Application”) and promptly furnish to PTI all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) PTI, Merger Sub and the Company shall use their respective commercially reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g). The Parties shall treat and shall not take any Tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) If, in connection with the preparation and filing of the Form S-4 Registration Statement and the Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, each of PTI and the Company shall deliver to Cooley and Goodwin, respectively, customary Tax representation letters satisfactory to its counsel (such letters, each a “Tax Representation Letter”), dated and executed as of the date the Form S-4 Registration Statement and the Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Form S-4 Registration Statement and the Proxy Statement, and Cooley shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger and Goodwin shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger (collectively, such opinions, the “Tax Opinions”).

(d) PTI (or the Company, to the extent required by law) will prepare and file, or cause to be prepared and filed, all income Tax Returns of PTI or any of its Subsidiaries to be filed for any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the Closing Date (the “Pre-Closing Tax Period”) the due date of which (taking into account extensions) is after the Closing Date. PTI (or the Company, as the case may be) will promptly provide or make available to the CVR Holders’ Representative copies of all income Tax Returns that are to be filed by PTI or any of its Subsidiaries (or the Company, as the case may be) with respect to a Pre-Closing Tax Period or Straddle Period after the Closing Date. Prior to filing, PTI (or the Company, as the case may be) shall permit the CVR Holders’ Representative to review and approve each such Tax Return, providing the CVR Holders’ Representative with a reasonable time for such review and approval; provided, that such approval shall not be unreasonably conditioned, withheld or delayed. PTI (or the Company, as the case may be) shall make the changes to such Tax Returns that are reasonably requested by the CVR Holders’ Representative and are consistent with applicable Law, as reasonably determined by PTI, and past practices of PTI, to the extent applicable (provided, for the avoidance of doubt, any items of expense, losses, credits and deductions (including net operating loss carryforwards) of PTI existing as of the Effective Time shall be used to offset Taxes paid or payable in connection with a PTI Asset Disposition to the maximum extent permitted by Law before being used for any other purpose).

5.11 Legends. PTI shall be entitled to place appropriate legends on the certificated and non-certificated book entries evidencing any PTI Common Stock to be received by equity holders of the Company who may be considered “affiliates” of PTI for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for PTI Common Stock.

5.12 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.13 Directors and Officers. PTI and the Company shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of PTI or the Company who is not continuing as an officer or director of PTI following the Effective Time. Prior to the Effective Time, but to be effective at the Effective Time, the PTI Board of Directors shall appoint Board designees selected by the Company. Immediately after the Effective Time, the PTI Board of Directors shall consist of nine (9) members, seven (7) of whom shall be the current directors of the Company and two (2) of whom shall be designated by members of the PTI Board of Directors existing as of the date hereof, such designation to be consented to by the Company. Immediately following the Effective Time, a majority of the members of the PTI Board of Directors shall meet the requisite independence requirements of Nasdaq’s listing standards. The Parties shall further take all necessary action so that the Persons listed in Schedule 5.13 are elected or appointed, as applicable, to the positions of officers and directors of PTI and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person named above as a director is unable or unwilling to serve as a director of PTI after the Effective Time, as set forth therein, the Party appointing such Person shall designate a successor.

5.14 Section 16 Matters. Prior to the Effective Time, PTI shall take all such steps as may be required to cause any acquisitions of PTI Common Stock and any options to purchase PTI Common Stock resulting from the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PTI, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Reverse Split. PTI shall submit to the holders of PTI Common Stock at the PTI Stockholders’ Meeting a proposal to approve and adopt an amendment to the PTI Certificate of Incorporation to authorize the PTI Board of Directors to effect a reverse stock split of all outstanding shares of PTI Common Stock at a reverse stock split ratio in the range mutually agreed to by PTI and the Company (the “Reverse Split”).

5.16 Termination of Certain Agreements, Plans and Rights. The Company shall use its commercially reasonable best efforts to terminate at or prior to the Effective Time, those agreements set forth on Schedule D (collectively, the “Investor Agreements”). If so requested by the Company upon written notice to PTI no later than five (5) days prior to the Closing, the PTI Board of Directors (or applicable committee thereof) shall adopt resolutions to terminate PTI’s 401(k) plan effective no later than the day immediately prior to the Closing. Promptly following the execution of this Agreement, the participation in any new offerings under the ESPP shall be suspended and the ESPP shall terminate effective as of the Closing.

5.17 Certificates.

(a) The Company will prepare and deliver to PTI at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of the Company in a form reasonably acceptable to PTI which sets forth a true and complete list of the holders of Company Common Stock, Company Option and Company Warrants as of immediately prior to the Effective Time and the number of shares of Company Common Stock owned and/or underlying the Company Options or Company Warrants held by such holders after giving effect to the Company Reorganization (the “Allocation Certificate”).

(b) PTI shall prepare and deliver to the Company at least five (5) calendar days prior to the Closing Date a certificate signed by the Chief Operating Officer of PTI in a form reasonably acceptable to the Company which sets forth an estimate prepared in good faith of (i) the PTI Net Cash and (ii) PTI Debt, each as of the Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with PTI’s most recent audited financial statements which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein (the “Estimated Net Cash Certificate”).

(c) The Company shall prepare and deliver to PTI at least five (5) calendar days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to PTI which sets forth an itemized list of each element of the Company’s the Company Debt, each as of the Closing Date after giving effect to the Company Reorganization, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s most recent audited financial statements (the “Company Estimated Debt Statement”) which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by PTI to verify and determine the information contained therein.

5.18 Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, PTI shall promptly notify the Company of any litigation brought, or threatened, against PTI and/or members of the PTI Board of Directors or any of its officers relating to the Contemplated Transactions or otherwise and shall keep the Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, the Company shall promptly notify PTI of any litigation brought, or threatened, against the Company and/or members of the Company Board of Directors or any of its officers relating to the Contemplated Transactions or otherwise and shall keep PTI informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.19 PTI Asset Disposition. The Company and PTI agree that PTI may, without the prior written consent of the Company, sell, assign, license, or otherwise dispose of, in one or more transactions some or all of its CF Assets to a Permitted CF Counterparty, at any time prior to or concurrent with the Closing, provided that such sale or disposition is also approved by the PTI Board of Directors or a committee thereof (each a “PTI Asset Disposition”). Notwithstanding the foregoing, (A) PTI may not enter into any agreement with respect to a PTI Asset Disposition that would be reasonably likely to result in a Material Continuing Obligation; provided, however, that in the event that PTI intends to enter into any agreement with respect to a PTI Asset Disposition that would be reasonably likely to result in a continuing obligation or liability of either PTI or the Company on or after the Closing that is not a Material Continuing Obligation, PTI shall provide the Company with written notice of such PTI Asset Disposition at least fourteen (14) Business Days prior to the consummation of such PTI Asset Disposition, which notice shall include the material terms relating to such PTI Asset Disposition (including any potential continuing obligations or liabilities), and (B) prior to execution of a definitive agreement with respect to a PTI Asset Disposition, PTI shall deliver to the Company a written certification of PTI, duly executed by an officer of PTI attesting to the accuracy of all representations in all material respects (subject to any qualifications contained in such representations) made to the counterparty in such definitive agreement with respect to the PTI Asset Disposition.

5.20 Intentionally Omitted.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the Required Equityholder Vote and the Required Company Stockholder Vote, and this Agreement, the Contemplated Transactions, the issuance of PTI Common Stock, the change of control for NASDAQ purposes, and the Reverse Split shall have been duly approved by the Required PTI Stockholder Vote.

6.4 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (b) relating to the Contemplated Transactions and seeking to obtain from PTI or the Company any damages or other relief that may be material to PTI, Merger Sub or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the Common Stock of PTI; (d) that would materially and adversely affect the right or ability of PTI or the Company to own the assets or operate the business of PTI or the Company; or (e) seeking to compel the Company or PTI (or any of their respective Subsidiaries) to dispose of or hold separate any material assets as a result of the Contemplated Transactions.

6.5 Listing. The approval of the listing of the additional shares of PTI Common Stock on Nasdaq shall have been obtained and the shares of PTI Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PTI AND MERGER SUB

The obligations of PTI and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by PTI, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Holdings and the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (except for the representations and warranties of Holdings and the Company set forth in Section 2.3(a) of the Agreement), (B) the representations and warranties of Holdings and the Company set forth in Section 2.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Holdings and the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Holdings and the Company in all material respects. Notwithstanding anything in this Agreement to the contrary, the delivery of Tax Opinions and Tax Representation Letters shall not be a closing condition to the consummation of the Contemplated Transactions.

7.3 Documents. PTI shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5 and 7.6 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Company Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company hereunder;

(c) Intentionally omitted;

(d) the Company Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(e) the Allocation Certificate;

(f) the Company Estimated Debt Statement;

(g) the Company Allocation Schedule; and

(h) (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for PTI to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company.

7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.5 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.6 Company Reorganization. The Company Reorganization shall have been consummated immediately prior to the Effective Time.

7.7 Company Lock-Up Agreements. The Company Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

7.8 Debt Conversion and Indebtedness. The Company shall have effected a conversion of all of its outstanding convertible indebtedness and shall have no outstanding indebtedness other than pursuant to the Material Contracts listed on Part 7.8 of the Company Disclosure Schedule.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of PTI and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a PTI Material Adverse Effect (except for the representations and warranties of PTI set forth in Section 3.3(a) of the Agreement), (B) the representations and warranties of PTI set forth in Section 3.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the PTI Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that either PTI or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. Notwithstanding anything in this Agreement to the contrary, the delivery of Tax Opinions and Tax Representation Letters shall not be a Closing condition to the consummation of the Contemplated Transactions.

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Operating Officer of PTI confirming that the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5, have been duly satisfied;

(b) certificates of good standing of PTI and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by PTI and Merger Sub hereunder;

(c) the PTI Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(d) the Estimated Net Cash Certificate; and

(e) executed severance agreements consistent with PTI’s Severance and Change in Control Plan (including releases of PTI) and written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of PTI who are not to continue as officers or directors of PTI pursuant to Section 5.13 hereof.

8.4 Board of Directors. PTI shall have caused the PTI Board of Directors to be constituted as set forth in Section 5.13 of this Agreement effective as of the Effective Time.

8.5 PTI Net Cash. The PTI Net Cash calculation shall be finally determined in accordance with the terms of this Agreement and PTI shall have no less than $30,000,000 of PTI Net Cash as of the Closing as reflected in the PTI Net Cash Financial Certificate.

8.6 PTI Lock-Up Agreements. The PTI Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

8.7 No PTI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any PTI Material Adverse Effect that is continuing.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of PTI and the Company;

(b) by either PTI or the Company if the Contemplated Transactions shall not have been consummated by the date that is eight (8) months after the date hereof (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to PTI, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or PTI shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either PTI or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either PTI or the Company if (i) the PTI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and PTI’s stockholders shall have taken a final vote on the PTI Stockholder Proposals and (ii) the PTI Stockholder Proposals shall not have been approved at the

PTI Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required PTI Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to PTI where the failure to obtain the Required PTI Stockholder Vote shall have been caused by the action or failure to act of PTI and such action or failure to act constitutes a material breach by PTI of this Agreement;

(e) by the Company (at any time prior to the approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote) if a PTI Triggering Event shall have occurred;

(f) by PTI (at any time prior to the approval of the Merger by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of PTI or Merger Sub set forth in this Agreement, or if any representation or warranty of PTI or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 7.1 or 7.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by PTI or Merger Sub is curable by PTI or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to PTI or Merger Sub of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(g) and (ii) PTI or Merger Sub (as applicable) ceasing to exercise commercially reasonable best efforts to cure such breach after the notice contemplated in clause (i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by PTI or Merger Sub is cured prior to such termination becoming effective);

(h) by PTI, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Holdings set forth in this Agreement, or if any representation or warranty of the Company or Holdings shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that PTI is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 8.1 or 8.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by the Company or Holdings is curable by the Company or Holdings then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from PTI to the Company or Holdings of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(h) and (ii) the Company or Holdings (as applicable) ceasing to exercise commercially reasonable best efforts to cure such breach after the notice contemplated in clause (i) above (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by either PTI or the Company if (i) the Company’s stockholders do not adopt and approve this Agreement and the Merger by the Required Company Stockholder Vote within ten (10) Business Days after the Form S-4 Registration Statement shall have been declared effective under the Securities Act; provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(j) by PTI, at any time prior to the approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote if PTI has received an Acquisition Proposal that the PTI Board of Directors deems is a Superior Offer, PTI has complied with its obligations under Section 4.5 and Section 5.3, PTI concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer (a “PTI Permitted Alternative Agreement”) and PTI concurrently pays to the Company the amount set forth in Section 9.3

(k) by the Company, at any time prior to the Required Company Stockholder Vote is obtained, if the Company has received an Acquisition Proposal that the Company Board of Directors deems is a Superior Offer, the Company has complied with its obligations under Section 4.5 and Section 5.2, the Company concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer (a “Company Permitted Alternative Agreement”) and the Company concurrently pays to the Company the amount set forth in Section 9.3.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.8, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that the Company and PTI shall share equally all fees and expenses in relation to (i) the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing and application fees payable to Nasdaq in connection with the Nasdaq Listing Application and the listing of the PTI Common Stock to be issued in the Merger on Nasdaq.

(b) PTI shall pay to the Company via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,100,000 (the “Company Termination Fee”):

(i) if this Agreement is terminated by the Company pursuant to Section 9.1(e);

(ii) if this Agreement is terminated by PTI pursuant to Section 9.1(j); or

(iii) if this Agreement is terminated by PTI or the Company pursuant to Section 9.1(d) or by the Company pursuant to Section 9.1(g) and (x) an Acquisition Proposal with respect to PTI shall have been publicly announced, disclosed or otherwise communicated to the PTI Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, PTI enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction.

(c) The Company shall pay to PTI via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $4,380,000 (the “PTI Termination Fee”):

(i) if this Agreement is terminated by PTI pursuant to Section 9.1(f);

(ii) if this Agreement is terminated by the Company pursuant to Section 9.1(k); or

(iii) if this Agreement is terminated by PTI pursuant to Section 9.1(h) or by PTI or the Company pursuant to Section 9.1(i) and (x) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction.

(d) (i) If this Agreement is terminated by the Company pursuant to Section 9.1(d) or Section 9.1(g), (ii) if this Agreement is terminated by PTI pursuant to Section 9.1(d), then PTI shall reimburse the Company for all Third Party Expenses incurred by the Company, up to a maximum of $703,000 by wire transfer of same-day funds within two (2) Business Days following the date on which the Company submits to PTI true and correct copies of reasonable documentation supporting such Third Party Expenses. If the Company becomes entitled to receive a Company Termination Fee under this Agreement, the amount paid by PTI as expense reimbursement under this Section 9.3(d) will be credited against the Company Termination Fee.

(e) (i) If this Agreement is terminated by PTI pursuant to Section 9.1(h) or Section 9.1(i), (ii) if this Agreement is terminated by the Company pursuant to Section 9.1(i), then the Company shall reimburse PTI for all Third Party Expenses incurred by PTI up to a maximum of $1,460,000, by wire transfer of same-day funds within two (2) Business Days following the date on which PTI submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses. If PTI becomes entitled to receive a PTI Termination Fee under this Agreement, the amount paid by the Company as expense reimbursement under this Section 9.3(e) will be credited against the PTI Termination Fee.

(f) If either Party fails to pay when due any amount payable by such Party under Section 9.3(a), (b), (c), (d) or (e), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(g) Except for any liability or damage for fraud or Willful Breach as provided in Section 9.2, the Parties agree that the payment of the fees and expenses set forth in this Section 9.3, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either PTI or the Company be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to any liability or damage for fraud or Willful Breach as provided in Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any Subsidiary, Affiliate, or Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the

Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of Holdings, the Company, Merger Sub and PTI contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Holdings, the Company, Merger Sub and PTI at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of PTI Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by PTI’s stockholders, no amendment shall be made which by law requires further approval of the PTI stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Holdings, the Company, Merger Sub and PTI.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) Any provision hereof may be waived (or the time for performance extended) by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, (ii) to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PTI OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party (as determined by a court of competent jurisdiction) in such action or suit shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile to the address or facsimile telephone number or sent by electronic mail (notice deemed given on the date of receipt) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, set forth beneath the name of such Party below (or to such other address, facsimile telephone number or electronic mail as such Party shall have specified in a written notice given to the other parties hereto):

if to PTI or Merger Sub:

Meenu Chhabra

President and CEO

Proteostasis Therapeutics, Inc.

80 Guest Street, Suite 500

Boston, MA 02135

Telephone: 617-225-0096

Email: mchhabra@proteostasis.com

With a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston St.

Boston, Massachusetts 02116

Telephone: 617-937-2319

Fax: 617-937-2400

Attention: Miguel J. Vega, Esq.

Email: mvega@cooley.com

if to the Company or Holdings:

Richard Peters, MD, PhD

Chief Executive Officer

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, MA 02135

Telephone:

Email: rpeters@yumanity.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Telephone: 617-570- 1000

Fax: 617- 523-1231

Attention: John T. Haggerty, Esq.

Email: jhaggerty@goodwinlaw.com

10.9 Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the PTI SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Meenu Chhabra
Name: Meenu Chhabra
Title: Chief Executive Officer

PANGOLIN MERGER SUB, INC.

By:	/s/ Meenu Chhabra
Name: Meenu Chhabra
Title: Chief Executive Officer

YUMANITY THERAPEUTICS, INC.

By:	/s/ Richard Peters
Name: Richard Peters
Title: Chief Executive Officer

YUMANITY HOLDINGS, LLC

By:	/s/ Richard Peters
Name: Richard Peters
Title: Chief Executive Officer

Schedules:

Schedule A	Persons Executing PTI Stockholder Support Agreements

Schedule B	Persons Executing Company Stockholder Support Agreements and Lock-up Agreements

Schedule C	Persons Executing PTI Lock-up Agreements

Schedule D	Investor Agreements

Exhibits:

Exhibit A	Definitions

Exhibit B	Form of PTI Stockholder Support Agreement

Exhibit C	Form of Company Stockholder Support Agreement

Exhibit D-1	Form of Company Lock-up Agreement

Exhibit D-2	Form of PTI Lock-up Agreement

Exhibit E	Form of CVR Agreement

The following schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC.

•	Company Disclosure Schedule

•	PTI Disclosure Schedule

Schedule A Persons Executing PTI Stockholder Support Agreements

Schedule B Persons Executing Company Stockholder Support Agreements and Lock-up Agreements

Schedule C Persons Executing PTI Lock-up Agreements

Schedule D Investor Agreements

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2008 Plan” shall have the meaning set forth in Section 3.3(b).

“2016 Plan” shall have the meaning set forth in Section 3.3(b).

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or PTI, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of PTI or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its Subsidiaries is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a Party and its Subsidiaries, taken as a whole, other than a PTI Asset Disposition; or

•	any liquidation or dissolution of a Party or any of its Subsidiaries.

“Affiliates” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.17(a).

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CF Assets” shall mean any and all assets, tangible and intangible, that relate to PTI’s cystic fibrosis clinical programs, including, without limitation, Intellectual Property, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological materials.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, including, for the avoidance of doubt, Holdings.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of Holdings, the Company or any Company Affiliate.

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(c).

“Company Board of Directors” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Company Capital Stock” shall mean the Company Common Stock.

“Company Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the Closing.

“Company Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of the Company, on behalf of the Company and not in his or her personal capacity, dated as of the Closing Date, certifying the accuracy of the Company Closing Balance Sheet. The Company Closing Financial Certificate shall include a representation of the Company, certified by the Chief Executive Officer of the Company, that such certificate includes an accurate and correct accounting and calculation of the Company’s cash and cash equivalents as of the Closing Date.

“Company Common Stock” shall mean the common stock, $0.01 par value, of Company.

“Company Confidential Information” shall have the meaning set forth in Section 2.8(h).

“Company Contract” shall mean any Contract: (a) to which Holdings, the Company or any of its Subsidiaries is a Party; (b) by which Holdings, the Company or any Company Subsidiary or any Company IP Rights or any other asset of the Company or its Subsidiaries is or may become bound or under which Holdings, the Company or any Company Subsidiary has, or may become subject to, any obligation; or (c) under which Holdings, the Company or Company Subsidiary has or may acquire any right or interest.

“Company Debt” means with respect to the Company and the Company Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of Company, (iii) any indebtedness for the deferred purchase price of property with respect to which Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of Company’s equity holders or Company’s vendors, customers or third parties, and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that Company has guaranteed, that is recourse to Company or any of its assets, or that is otherwise the legal Liability of Company. Notwithstanding the foregoing, in no case shall Company Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Company security holder’s interest in Company Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares.

“Company Disclosure Schedule” shall have the meaning set forth in Article 2.

“Company Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Company Estimated Debt Statement” shall have the meaning set forth in Section 5.17(c).

“Company Financials” shall have the meaning set forth in Section 2.4(a).

“Company IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Company; and (B) any and all Company-Owned IP Rights.

“Company Intervening Event” shall have the meaning set forth in Section 5.2(d).

“Company Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(d).

“Company Lock-up Agreements” shall have the meaning set forth in the Recitals.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Holdings, the Company and their Subsidiaries taken as a whole; or (b) the ability of Holdings or the Company to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the industries in which Holdings, the Company and their Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Holdings, the Company and their Subsidiaries taken as a whole; (ii) any failure by Holdings, the Company or any of their Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect Holdings, the Company and their Subsidiaries taken as a whole; (vi) any specific action taken at the written request of PTI or Merger Sub or expressly required by this Agreement; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Company Material Contract” shall have the meaning set forth in Section 2.9.

“Company Options” shall mean, prior to the Company Reorganization, outstanding and unexercised options to purchase equity interests of Holdings issued or granted by Holdings, and following the Company Reorganization, outstanding and unexercised options to purchase shares of Company Common Stock issued or granted by Company.

“Company-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by the Company.

“Company Permits” shall have the meaning set forth in Section 2.11(b).

“Company Permitted Alternative Agreement” shall have the meaning set forth in Section 9.1(k).

“Company Product Candidates” shall have the meaning set forth in Section 2.11(d).

“Company Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(c).

“Company Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company.

“Company Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Company Restricted Stock” shall mean outstanding shares of Company Common Stock (including shares acquired by the early exercise of a stock option award) and outstanding equity interests of Holdings, that are unvested or are subject to a repurchase option or a risk of forfeiture.

“Company Stock Certificate” shall have the meaning set forth in Section 1.7.

“Company Stockholder Support Agreements” shall have the meaning set forth in the Recitals.

“Company Subsidiaries” shall have the meaning set forth in Section 2.1(a).

“Company Termination Fee” shall have the meaning set forth in Section 9.3(b).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have failed to recommend that the Company’s stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to PTI the Company Board Recommendation, including pursuant to a Company Board Adverse Recommendation Change; (ii) the Company Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iii) the Company Board of Directors shall have failed to reaffirm, publicly or directly to its stockholders, the Company Board Recommendation within ten (10) Business Days after PTI so requests in writing (provided that not more than three such requests may be made by PTI); or (iv) the Company or the Company’s Representatives shall have breached the provisions set forth in Section 4.5 in any material respect.

“Company Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as of March 31, 2020, provided to PTI prior to the date of this Agreement.

“Company Valuation” means $146 million.

“Company Warrants” shall have the meaning set forth in Section 2.3(d).

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated June 1, 2020 between the Company and PTI.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, Reverse Split and the other transactions and actions contemplated by the Agreement, including the issuance of CVRs pursuant to the CVR Agreement.

“Continuing PTI Option” shall mean each PTI Option having a per-share exercise price that is equal to or less than $8.00.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is currently in force and to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Cooley” shall have the meaning set forth in Section 1.3.

“Costs” shall have the meaning set forth in Section 5.6(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 1.9(a).

“Drug/Device Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“EEOC” shall have the meaning set forth in Section 2.14(a).

“Effect” shall mean any effect, change, condition, event, circumstance, occurrence, result, state of facts, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” shall have the meaning set forth in Section 2.3(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall have the meaning set forth in Section 3.3(b).

“Estimated Net Cash Certificate” shall have the meaning set forth in Section 5.17(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Fund” shall have the meaning set forth in Section 1.8(a).

“Exchange Ratio” shall mean, subject to Section 1.5(f), the quotient determined by dividing the Surviving Corporation Allocation Shares by the Company Outstanding Shares, where:

•

“Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Company Common Stock basis and assuming, without limitation, (i) the exercise of all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time (whether then vested or unvested, exercisable or not exercisable), (ii) the conversion of all of the Company’s outstanding convertible indebtedness and (iii) the issuance of shares of Company Capital Stock in respect of all other options, warrants or rights to receive such shares, including all shares of Company Capital Stock issuable as a dividend that have accrued as of the Effective Time, whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Contemplated Transactions.

•	“PTI Allocation Percentage” means the percentage determined by (i) dividing the PTI Valuation by (ii) the sum of the PTI Valuation plus the Company Valuation.

•

“PTI Outstanding Shares” means the total number of shares of PTI Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to PTI Common Stock basis, but assuming, without limitation, (i) the inclusion of all options, warrants or rights to receive such shares (whether then vested or unvested, exercisable or not exercisable, but excluding any PTI Options that are out-of-the-money and are not Continuing PTI Options), whether conditional or unconditional and including any options, warrants or rights that accelerate upon or are triggered by or associated with the consummation of the Contemplated Transactions, (ii) the inclusion of all restricted stock units of PTI, whether conditional or unconditional, and (iii) the inclusion of Shares of PTI Common Stock issued after the date of this Agreement and prior to the Closing pursuant to PTI’s at-the-market facility or otherwise. For purposes of clarity, PTI Outstanding Shares shall not include any shares available and reserved for future issuance under the 2008 Plan, the 2016 Plan or the ESPP (but not issued and outstanding) as of immediately prior to the Effective Time.

•

“PTI Valuation” means $70,296,296, provided however, that the PTI Valuation shall be (i) increased on a dollar-for-dollar basis by the amount that PTI Net Cash at Closing is greater than $35,000,000 and (ii) reduced on a dollar-for-dollar basis by the amount that PTI Net Cash at Closing is less than $35,000,000; provided that if PTI Net Cash at Closing is less than $32,500,000 the PTI Valuation will be reduced by two dollars for every dollar decrease in PTI Net Cash below $32,500,000 (together with (ii) above, the “Downward Adjustment”); provided, further that if the initial filing of the Form S-4 Registration Statement with the SEC has not been made by September 14, 2020 (a) primarily due to actions or inactions by the Company and its Representatives, PTI Net Cash shall be increased by $250,000, or (b) primarily due to actions or inactions by PTI and its Representatives, PTI Net Cash shall be decreased by $250,000; the determination whether any delay in the initial filing of the Form S-4 Registration Statement is covered by the foregoing clause (a) or clause (b) shall be made collectively and in good faith, by the Chairman of the Company Board of Directors, the Chairman of the Audit Committee of the Company Board of Directors, the Chairman of the PTI Board of Director and the Chairman of the Audit Committee of the PTI Board of Directors, acting as a group.

•

“Surviving Corporation Allocation Shares” means an amount equal to (i) the quotient determined by dividing the PTI Outstanding Shares by the PTI Allocation Percentage less (ii) the PTI Outstanding Shares.

“Existing Company D&O Policies” shall have the meaning set forth in Section 2.16(b).

“Existing PTI D&O Policies” shall have the meaning set forth in Section 3.14(b).

“FDA” shall have the meaning set forth in Section 2.11(b).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by the Company registering the public offering and sale of PTI Common Stock to some or all holders of Company Common Stock in the Contemplated Transactions, including all shares of PTI Common Stock to be issued in exchange for all other shares of Company Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Funded Welfare Plan” shall have the meaning set forth in Section 2.13(c).

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the Nasdaq Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

“In the Money PTI Option” shall mean each PTI Option having a per-share exercise price that is less than the closing price per share of PTI Common Stock immediately prior to the Effective Time.

“Investor Agreements” shall have the meaning set forth in Section 5.16.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the Company or PTI, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” means with respect to any Key Employee, that such Key Employee is actually aware of the relevant fact or such Key Employee would reasonably be expected to know such fact in the ordinary course of the performance of such Key Employee’s employment responsibilities after reasonable inquiry. Any Person that is an Entity shall have Knowledge of any Key Employee of such Person as of the date such Key Employee has Knowledge of such fact or other matter.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“Material Continuing Obligation” shall mean, other than any obligations specifically set forth in the CVR Agreement attached as Exhibit E, (a) any non-competition obligation, other than with respect to the CF Assets, (b) any obligation relating to the non-solicitation of employees, other than with respect to employees that are being transferred in connection with the PTI Asset Disposition, (c) any obligation to conduct any research and development and regulatory activities and (d) any transition or comparable support services (but for the avoidance of doubt, any such transition services shall not be deemed to include the execution or delivery of further documents, certificates, agreements or instruments, or any actions that are required to be taken to evidence or reflect, the PTI Asset Disposition or to carry out the intent and purposes of a definitive agreement with respect to a PTI Asset Disposition).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.13(c).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.13(c).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.9.

“Ordinary Course of Business” shall mean, in the case of each of the Company and PTI and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party; provided, however, that the Ordinary Course of Business for PTI shall also include activities, transactions, agreements and filings with any Governmental Body in connection with a PTI Asset Disposition, and other activities in connection with potentially winding down of all its historical clinical development programs and related operations.

“Party” or “Parties” shall mean Holdings, the Company, Merger Sub and PTI.

“Permitted CF Counterparty” shall mean each of the entities listed on Part A-1 of the PTI Disclosure Schedules.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.10(d).

“Proxy Statement” shall mean the proxy statement in connection with the approval of this Agreement and the Contemplated Transactions to be sent to PTI’s stockholders in connection with the PTI Stockholders’ Meeting.

“PTI” shall have the meaning set forth in the Preamble.

“PTI Affiliate” shall mean any Person that is (or at any relevant time was) under common control with PTI within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“PTI Asset Disposition” shall have the meaning set forth in the Section 5.19. In no event will the sale of any newly issued or outstanding securities of PTI be deemed a PTI Asset Disposition.

“PTI Associate” shall mean any current or former employee, independent contractor, officer or director of PTI or any PTI Affiliate.

“PTI Board of Directors” shall mean the board of directors of PTI.

“PTI Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“PTI Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“PTI Capital Stock” shall mean the PTI Common Stock and the preferred stock of PTI.

“PTI Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of PTI, on behalf of PTI and not in his personal capacity, dated as of the Closing Date, certifying (A) (i) an itemized list of each element of PTI’s consolidated current assets and (ii) an itemized list of each element of PTI’s consolidated total current liabilities, (B) the amount of PTI Transaction Expenses incurred but unpaid as of the Closing Date (including an itemized list of each Transaction Expense and the Person to whom such expense is owed), (C) the amount of PTI Debt as of the Closing Date (including an itemized list of each PTI Debt and the Person to whom such PTI Debt is owed) and (D) the amount of PTI Net Cash as of the Closing Date. The PTI Closing Financial Certificate shall include a representation of PTI, certified by the Chief Executive Officer of PTI, that such certificate includes an accurate and correct accounting and calculation of (i) all of the PTI Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, and (ii) all of the PTI Debt outstanding as of the Closing Date.

“PTI Common Stock” shall mean the Common Stock, $0.001 par value per share, of PTI.

“PTI Contract” shall mean any Contract: (a) to which PTI or any of its Subsidiaries is a party; (b) by which PTI or any of its Subsidiaries or any PTI IP Rights or any other asset of PTI or any of its Subsidiaries is or may become bound or under which PTI has, or may become subject to, any obligation; or (c) under which PTI or any of its Subsidiaries has or may acquire any right or interest.

“PTI Confidential Information” shall have the meaning set forth in Section 3.6(h).

“PTI Debt” means with respect to PTI and the PTI Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of PTI, (iii) any indebtedness for the deferred purchase price of property with respect to which PTI is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of PTI’s equity holders or PTI’s vendors, customers or third parties, and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that PTI has guaranteed, that is recourse to PTI or any of its assets, or that is otherwise the legal Liability of PTI. Notwithstanding the foregoing, in no case shall PTI Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any PTI security holder’s interest in PTI Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares. For purposes of clarity, any liabilities or obligations that reduce the calculation of PTI Net Cash as of the Closing Date shall not also be included in the definition of PTI Debt as of the Closing Date.

“PTI Disclosure Schedule” shall have the meaning set forth in Article 3.

“PTI Employee Plan” shall have the meaning set forth in Section 3.11(a).

“PTI IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of PTI; and (B) any and all PTI-Owned IP Rights.

“PTI Intervening Event” shall have the meaning set forth in Section 5.3(d).

“PTI Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(d).

“PTI Lock-up Agreements” shall have the meaning set forth in the Recitals.

“PTI Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the PTI Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of PTI and the PTI Subsidiaries taken as a whole; or (b) the ability of PTI to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a PTI Material Adverse Effect: (i) conditions generally affecting the industries in which PTI and the PTI Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on PTI and the PTI Subsidiaries taken as a whole; (ii) any failure by PTI or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a PTI Material Adverse Effect and may be taken into account in determining whether a PTI Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect PTI and its Subsidiaries taken as a whole; (vi) any specific action taken at the written request of the Company or expressly required by this Agreement; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“PTI Material Contract” shall have the meaning set forth in Section 3.7.

“PTI Net Cash” shall mean, in each case as of the close of business on the Business Day prior to the anticipated Closing Date, (a) the sum of (without duplication) PTI’s cash and cash equivalents, marketable securities, accounts receivable, interest and other receivables (to the extent determined to be collectible), prepaid expenses and deposits (to the extent refundable to PTI), determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and PTI’s most recent audited financial statements and the PTI Unaudited Interim Balance Sheet, minus (b) PTI’s accounts payable and accrued expenses (other than accrued expenses which are PTI Transaction Expenses), PTI’s and its Subsidiaries’ other liabilities (short term and long term) not included in the definition of PTI Debt, in each case determined in a manner consistent with the manner in which such items were historically determined and in accordance with PTI’s most recent audited financial statements and the PTI Unaudited Interim Balance Sheet, and any liabilities associated with the termination of any PTI Contracts, minus (c) the cash cost of any unpaid change of control payments or severance payments, including any COBRA related obligations, that are or become due to any current or former employee, director or independent contractor of PTI, minus (d) any remaining unpaid PTI Transaction Expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which PTI or any of its Subsidiaries is liable incurred by PTI or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions or otherwise, minus (e) any unpaid employment Tax, unemployment contributions or other payroll taxes, fees and costs incurred in connection with the grant, exercise, conversion, settlement or cancellation of any RSUs, options, equity compensation and other change in control or severance payments (including any bonuses payable) or any CVRs issued to holders of RSUs or options or otherwise as compensation (either incurred prior to, at the time of, or following the Merger, and for the avoidance of doubt, not calculated as of the close of business on the Business Day prior to the Closing Date)). Notwithstanding the foregoing, in no case shall PTI Net Cash be reduced for (i) the operating lease liabilities recorded under the requirements of ASC 842 and set forth on the PTI Unaudited Interim Balance Sheet, (ii) accrued expenses associated with the financing of PTI’s D&O policy will be offset by the amount of the return of premium credit to which PTI is contractually entitled upon the consummation of the Merger, or (iii) any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (x) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any PTI security holder’s interest in PTI Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (y) any Dissenting Shares. For purposes of clarity, any liabilities or obligations included in the calculation of the PTI Debt as of the Closing Date shall not also reduce the calculation of PTI Net Cash as of the Closing Date. For purposes of clarity, any cash proceeds actually received by PTI from a PTI Asset Disposition, whether such sale is consummated prior to, concurrent with, or immediately following, the Closing, that would otherwise constitute PTI Net Cash shall be included in the definition of PTI Net Cash for purposes of this Agreement, (a) net of any Taxes actually paid or payable in connection with such PTI Asset Disposition (provided, that the amount of any such Tax shall be computed taking into account all available items of expense, losses, credits and deductions of PTI existing as of the Effective Time (for the avoidance of doubt, including any Transaction Deductions, but excluding any items or expense, loss, credit or deduction of the Company) to the maximum extent permitted by applicable Law; provided further, that any limitations on the use of net operating losses applicable to PTI shall be determined (1) using either the “1374 Approach” or the “338 Approach”, as described by IRS Notice 2003-65 to the maximum extent permitted by applicable Law (determined by selecting the approach which maximizes the amount of net operating losses available), and (2) assuming that the business enterprise of PTI (within the meaning of Section 382(c) of the Code) will and shall continue during the periods set forth in Section 382(c) of the Code; provided further, that PTI and the Company shall use commercially reasonable efforts to take any steps, including the making of any applicable Tax elections (including electing out of the installment method of reporting), necessary to minimize any applicable limitation on such net operating loss carryforwards and other items and to insure that such net operating loss carryforwards and other items are otherwise available to reduce any such Taxes paid or payable in connection with a PTI Asset Disposition (provided, for the avoidance of doubt, such PTI net operating loss carryforwards and other items shall be used to offset Taxes paid or payable in connection with a PTI Asset Disposition to the maximum extent permitted by Law before being used for any other purpose)), and (b) less the amount of any such proceeds distributed by PTI prior to the Effective Time.

“PTI Options” shall mean options to purchase shares of PTI Common Stock issued or granted by PTI.

“PTI-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by PTI.

“PTI Permits” shall have the meaning set forth in Section 3.9(b).

“PTI Permitted Alternative Agreement” shall have the meaning set forth in Section 9.1(j).

“PTI Product Candidates” shall have the meaning set forth in Section 3.9(d).

“PTI Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(c).

“PTI Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, PTI.

“PTI Regulatory Permits” shall have the meaning set forth in Section 3.9(d).

“PTI RSUs” shall mean an award that provides for payment at a future date of one or more shares of PTI Common Stock or value derived therefrom, other than a PTI Option.

“PTI SEC Documents” shall have the meaning set forth in Section 3.4(a).

“PTI Stockholder Proposals” means proposals to (i) adopt this Agreement, the Contemplated Transactions, the issuance of shares of PTI Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the change of control of PTI resulting from the Merger pursuant to the Nasdaq rules, (ii) adopt an amendment to the PTI Certificate of Incorporation to effect the Reverse Split, (iii) approve, on a non-binding advisory vote basis, compensation that will or may become payable by PTI to its named executive officers in connection with the Merger; (iv) approve the PTI Asset Disposition, to the extent PTI reasonably determines (after discussion with outside counsel) that such vote is required under any Legal Requirements, and (v) to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the preceding proposals (i), (ii) and (iv).

“PTI Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“PTI Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“PTI Subsidiaries” means any Subsidiaries of PTI.

“PTI Termination Fee” shall have the meaning set forth in Section 9.3(c).

“PTI Transaction Expenses” means all fees and expenses incurred by PTI in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement, including as set forth in Section 9.3(a)(i-ii), whether or not billed or accrued (including any documented fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of PTI and the PTI Subsidiaries notwithstanding any contingencies for earn outs or escrows and any unpaid amounts payable by PTI in satisfaction of its obligations under Section 5.6(c) for the period after the Closing).

A “PTI Triggering Event” shall be deemed to have occurred if: (i) the PTI Board of Directors shall have failed to recommend that PTI’s stockholders vote to approve the PTI Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the PTI Board Recommendation, including pursuant to a PTI Board Adverse Recommendation Change; (ii) PTI shall have failed to include in the Proxy Statement the PTI Board Recommendation; (iii) PTI shall have failed to hold the PTI Stockholders’ Meeting within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty-five (45) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, if on the date of the PTI Stockholders’ Meeting, or a date preceding the date on which the PTI Stockholders’ Meeting is scheduled, PTI reasonably believes that (x) it will not receive proxies sufficient to obtain the required approval of the holders of PTI Common Stock at the PTI Stockholders’ Meeting with respect to all of the PTI Stockholder Proposals, whether or not a quorum would be present at the PTI Stockholders’ Meeting, (y) it will not have sufficient shares of PTI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the PTI Stockholders’ Meeting, subject to compliance with all Legal Requirements, PTI may postpone or adjourn, or make one or more successive postponements or adjournments of, the PTI Stockholders’ Meeting, as long as the date of the PTI Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to the preceding clauses (x) and (y); provided further that, subject to compliance with all Legal Requirements, PTI may postpone or adjourn the PTI Stockholders’ Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PTI has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of PTI prior to the PTI Stockholders’ Meeting; (iv) the PTI Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the PTI Board of Directors shall have failed to publicly reaffirm the PTI Board Recommendation within ten (10) Business Days after the Company so requests in writing (provided that not more than three such requests may be made by the Company); or (vi) PTI or any of PTI’s Representatives shall have breached the provisions set forth in Section 4.5 in any material respect.

“PTI Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of PTI prepared in accordance with GAAP and included in PTI’s quarterly report on Form 10-Q filed with the SEC for the period ended March 31, 2020.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Required Holdings Equityholder Vote” shall have the meaning set forth in Section 2.19.

“Required PTI Stockholder Vote” shall have the meaning set forth in Section 3.17.

“Reverse Split” shall have the meaning set forth in Section 5.15.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of a Party representing more than fifty percent (50%) of the voting power of the outstanding securities of a Party or owning assets representing more than fifty percent (50%) of the consolidated fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide Acquisition Proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of Acquisition Transaction being treated as references to “seventy-five percent (75%)” for these purposes) made by a third party that the Board of Directors of the Company or PTI, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal), (1) is more favorable from a financial point of view to the Company or PTI stockholders, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by either Party in response to such Superior Offer pursuant to and in accordance with the provisions of this Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the Party on terms that are not materially less favorable to such Party than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and with correlative meaning, “Taxes”) shall mean federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Opinions” shall have the meaning set forth in Section 5.10(c).

“Tax Representation Letter” shall have the meaning set forth in Section 5.10(c).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by the Company or PTI, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Third-Party IP Rights” shall mean any Intellectual Property owned by a third party.

“Transaction Deductions” means all items of expense, loss, credit or deduction of PTI for applicable income Tax purposes resulting from or attributable to the transactions contemplated by this Agreement, including (i) Third Party Expenses, (ii) any compensatory payments made pursuant to this Agreement, and (iii) any fees, expenses, premiums and penalties with respect to the prepayment of debt.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Willful Breach” shall have the meaning set forth in Section 9.2.

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “First Amendment”) is entered into and made effective as of November 6, 2020, by and among PROTEOSTASIS THERAPEUTICS, INC., a Delaware corporation (“PTI”), PANGOLIN MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of PTI (“Merger Sub”), YUMANITY THERAPEUTICS, INC., a Delaware corporation (the “Company”), and YUMANITY HOLDINGS, LLC, a Delaware limited liability company (“Holdings”). PTI, Merger Sub, Holdings and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The Parties previously entered into that certain Agreement and Plan of Merger and Reorganization dated August 22, 2020 (the “Merger Agreement”); and

B. Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub, Holdings and PTI.

C. The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this First Amendment and the respective boards of directors of the Company, Merger Sub, Holdings and PTI have each approved this First Amendment to be effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. AMENDMENT TO SECTION 8.5. Section 8.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“8.5 PTI Net Cash. The PTI Net Cash calculation shall be finally determined in accordance with the terms of this Agreement and PTI shall have no less than $28,000,000 of PTI Net Cash as of the Closing as reflected in the PTI Net Cash Financial Certificate.”

2. APPLICABLE LAW. This First Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

3. HEADINGS. The bold-faced headings contained in this First Amendment are for convenience of reference only, shall not be deemed to be a part of this First Amendment and shall not be referred to in connection with the construction or interpretation of this First Amendment.

4. ASSIGNABILITY. This First Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

5. COUNTERPARTS. This First Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.

6. CONSTRUCTION. The terms of this First Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this First Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this First Amendment. If there is any conflict between the terms, conditions and obligations of this First Amendment and the Merger Agreement, this First Amendment’s terms, conditions and obligations shall control. All other provisions of the Merger Agreement not specifically modified by this First Amendment are expressly preserved and remain in full force and effect.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Effective Date.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Meenu Chhabra
Name:	Meenu Chhabra
Title:	Chief Executive Officer

PANGOLIN MERGER SUB, INC.

By:	/s/ Meenu Chhabra
Name:	Meenu Chhabra
Title:	Chief Executive Officer

YUMANITY THERAPEUTICS, INC.

By:	/s/ Richard Peters
Name:	Richard Peters
Title:	Chief Executive Officer

YUMANITY HOLDINGS, LLC

By:	/s/ Richard Peters
Name:	Richard Peters
Title:	Chief Executive Officer

Annex B

FORM OF CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

(a Delaware corporation)

Proteostasis Therapeutics, Inc. (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.

Upon the effectiveness of this Certificate of Amendment pursuant to the DGCL, Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of the introductory paragraphs of Article IV and immediately before paragraph “A. Common Stock”:

2.

Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time, the “Effective Time”), every [insert number ranging from twenty (20) to thirty (30),] shares of Common Stock outstanding immediately prior to the Effective Time (such shares, the “Old Common Stock”) shall automatically without further action on the part of the Company be combined into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional shares described below. From and after the Effective Time, certificates representing the Old Common Stock shall, without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by [insert number ranging from twenty (20) to thirty (30),], will be entitled to receive cash in lieu of fractional shares at the value thereof on the date of the Effective Time as determined by the Board of Directors.”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this                  day of                 , 2020.

By:
Name: Meenu Chhabra
Title: President and Chief Executive Officer

B-1

Annex C

FORM OF CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

(a Delaware corporation)

Proteostasis Therapeutics, Inc. (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the corporation is Proteostasis Therapeutics, Inc.

2.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 17, 2016, as amended (the “Amended and Restated Certificate of Incorporation”).

3.	Article I of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is Yumanity Therapeutics, Inc.”

4.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this                      day of                     , 2020.

By:

Name: Meenu Chhabra
Title: President and Chief Executive Officer

C-1

Annex D

OPINION LETTER OF MTS SECURITIES, LLC

MTS SECURITIES, LLC

CONFIDENTIAL

August 20, 2020

Board of Directors

Proteostasis Therapeutics, Inc.

80 Guest Street

Suite 500

Boston, Massachusetts 02135

Members of the Board of Directors:

We understand that Proteostasis Therapeutics, Inc., a Delaware corporation (“PTI”), proposes to enter into an Agreement and Plan of Merger and Reorganization, expected to be dated on or about August 20, 2020 (the “Merger Agreement”), by and among PTI, Pangolin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of PTI (“Merger Sub”), Yumanity Therapeutics, Inc., a Delaware corporation (the “Company”), and Yumanity Holdings, LLC, a Delaware limited liability company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger as a wholly owned subsidiary of PTI. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. We further understand that, as a result of the Merger, at the Effective Time, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held as treasury stock or held or owned by the Company, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time and or held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Excluded Shares”)) shall be converted solely into the right to receive a number of shares of common stock, $0.001 par value per share, of PTI (the “PTI Common Stock”) equal to the Exchange Ratio. As used herein, the “Exchange Ratio” means the quotient determined by dividing the Surviving Corporation Allocation Shares by the Company Outstanding Shares, assuming that the equity value of the Company is equal to $146,000,000 and that the equity value of PTI is equal to $70,296,296, subject to certain adjustments set forth in the Merger Agreement. In addition, we understand that holders who, as of immediately prior to the Effective Time, are either (x) stockholders of record of PTI or (y) have the right to receive PTI Common Stock as of immediately prior to the Effective Time under certain circumstances shall be entitled to receive one contingent value right (a “CVR”) issued by PTI in accordance with that certain Contingent Value Rights Agreement to be entered into by and among PTI and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as CVR Holders’ Representative (as defined therein) (the “CVR Agreement” and such CVRs issued thereunder, the “CVR Consideration”). As further described in the CVR Agreement, each CVR will entitle the holder thereof to receive cash payments contingent upon the occurrence of certain events related to the sale, license or other monetization of PTI’s cystic fibrosis clinical programs on the terms and subject to the conditions set forth in the CVR Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to PTI of the Exchange Ratio.

In the course of performing our review and analyses for rendering the opinion set forth below, we have:

(i)

reviewed the financial terms of a draft copy of the Merger Agreement, dated as of August 20, 2020, which was the most recent draft made available to us (the “Draft Merger Agreement”), and the financial terms of a draft copy of the CVR Agreement, dated as of August 17, 2020, which was the most recent draft made available to us (the “Draft CVR Agreement”);

(ii)	reviewed certain publicly available business and financial information concerning PTI and the Company and the industries in which they each operate;

(iii)

reviewed certain internal financial analyses and forecasts relating to PTI’s business prepared by and provided to us by the management of PTI (the “PTI Projections”), and certain internal financial analyses and forecasts relating to the Company’s business prepared by and provided to us by the management of PTI (the “Company Projections” and, together with the PTI Projections, the “Projections”), which Company Projections reflected adjustments made by the management of PTI to certain financial analyses and forecasts provided by the Company to PTI;

(iv)

conducted discussions with members of senior management and representatives of PTI and the Company concerning the matters described in clauses (ii)-(iii) above and any other matters we deemed relevant;

(v)	reviewed and analyzed the reported current and historical prices and trading history of shares of PTI Common Stock;

(vi)

reviewed and analyzed, in light of the business, operations and assets of PTI, the cash consideration that would likely be received by the holders of PTI Common Stock if PTI were to undergo a liquidation;

(vii)	reviewed and analyzed, based on the Company Projections, the cash flows to be generated by the Company to determine the present value of the Company’s discounted cash flows;

(viii)	compared the financial performance of the Company with corresponding data for certain publicly-traded companies that we deemed relevant in evaluating the Company;

(ix)	reviewed and analyzed certain publicly available financial and other information of certain publicly traded companies that we deemed relevant;

(x)	reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that we deemed relevant; and

(xi)	performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of the opinion set forth below.

In arriving at the opinion set forth below, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us and upon the assurances of the management of PTI and the Company, respectively, that they are not aware of any material relevant developments or matters related to PTI or the Company or that may affect the Merger or the other transactions contemplated by the Merger Agreement or the CVR Agreement that have been omitted or that remain undisclosed to us. The opinion set forth below does not address any legal, regulatory, tax, accounting or financial reporting matters, as to which we understand that PTI has obtained such advice as it deemed necessary from experts, and we have relied, with your consent, on any assessments made by experts to PTI with respect to such matters. Without limiting the foregoing, we have not considered any tax effects of the Merger or the other transactions contemplated by the Merger Agreement or the CVR Agreement or the transaction structure on any person or entity. We have not conducted any independent verification of the

Projections and express no view as to the Projections or the assumptions on which they are based. Without limiting the generality of the foregoing, with respect to the Projections, we have assumed, with your consent, and based upon discussions with the management of PTI, that they have been reasonably prepared in good faith and that the PTI Projections and the Company Projections reflect the best currently available estimates and judgments of the management of PTI as to the future results of operations and financial performance of, and impact of the effects of the coronavirus pandemic (COVID-19) and related events on, PTI and the Company.

In arriving at the opinion set forth below, we have made no analysis of, and express no opinion as to, the adequacy of the reserves of PTI or the Company, and have relied upon information supplied to us by PTI as to such adequacy. In addition, we have not made any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of PTI or the Company or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of PTI, the Company or any other entity or business under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with the opinion set forth below were going-concern analyses with respect to the Company. With respect to PTI, based on the present operations of PTI and at your direction and with your consent, we have used the liquidation values of PTI as provided to us. We express no opinion regarding the liquidation value of the Company, PTI or any other entity. We have assumed that there has been no material change in the assets, financial condition, business or prospects of PTI or the Company since the date of the most recent relevant financial statements or financial information made available to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which PTI, the Company or any of their respective affiliates is a party or may be subject, and, at your direction and with your consent, our opinion set forth below makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that, except with respect to the transactions contemplated by the CVR Agreement as described further below, neither PTI nor the Company nor any of their respective affiliates is party to any material pending transaction that has not been disclosed to us, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the other transactions contemplated by the Merger Agreement. In addition, we have not conducted, nor have assumed any obligation to conduct, any physical inspection of the properties or facilities of PTI or the Company. We have not considered any potential legislative or regulatory changes currently being considered or that may be adopted by any governmental or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

We have assumed that the representations and warranties of each party contained in the Merger Agreement and the CVR Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the CVR Agreement and any other agreement contemplated thereby, all conditions to the consummation of the Merger will be satisfied without waiver thereof and the transactions contemplated by the Merger Agreement and the CVR Agreement, including, without limitation, the Merger, will be consummated in accordance with the terms of the Merger Agreement and the CVR Agreement, as applicable, without waiver, modification or amendment of any term, condition or agreement thereof. We have assumed that the final form of the Merger Agreement will be in all respects relevant to our analysis identical to the Draft Merger Agreement and that the final form of the CVR Agreement will be in all respects relevant to our analysis identical to the Draft CVR Agreement. We have also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on PTI, the Company or the benefits to be realized as a result of the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement.

For purposes of our opinion set forth below, we have assumed, at your direction and with your consent, that the only material asset of PTI is the PTI Net Cash, that no other assets of PTI, including, without limitation, any net operating losses of PTI, have any material value and that PTI does not, and does not intend to, engage in any activity that may result in the generation of any revenue. We have further assumed, at your direction and with your consent, that any adjustment to the Exchange Ratio pursuant to the terms of the Merger Agreement will not result in any adjustment to the Exchange Ratio that is material to our analysis. Without limiting the foregoing, we have further assumed for purposes of any adjustment to the Exchange Ratio, at your direction and with your consent, that (x) PTI Net Cash at the Closing is expected to be between $31,000,000 and $35,000,000 and (y) PTI Net Cash shall not be subject to any adjustment arising from any delay relating to the initial filing of the Form S-4 Registration Statement with the SEC. At your direction and with your consent, we have not considered whether the events set forth in the CVR Agreement upon which the payment of any cash proceeds to the holders of the CVRs are contingent will occur, and, accordingly, we have not considered any potential value of the CVR Consideration.

Our opinion set forth below is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, we do not have any obligation to update, revise or reaffirm the opinion set forth below. Our opinion set forth below addresses solely the fairness, from a financial point of view and as of the date hereof, to PTI of the Exchange Ratio and does not address any other terms in the Merger Agreement or the CVR Agreement, or any other agreement contemplated by the Merger Agreement or the CVR Agreement or relating to the Merger or any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger, the other transactions contemplated by the Merger Agreement and the CVR Agreement or the fairness of the Merger or the Exchange Ratio to any constituency of PTI or the fairness of the CVR Consideration to PTI or any constituency of PTI. Our opinion set forth below does not address any amounts or consideration to be received by, or to be paid or not paid, to the holders of the Excluded Shares in connection with the Merger. The opinion set forth below does not address PTI’s underlying business decision to proceed with the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement or the relative merits of the Merger and such other transactions compared to other alternatives available to PTI. We express no opinion as to the prices or ranges of prices at which shares or other securities of any person, including PTI or the Company, will trade at any time, including following the announcement or consummation of the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement. We have not been requested to opine as to, and our opinion set forth below does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement, or any class of such persons, relative to the consideration to be received by PTI in connection with the Merger or with respect to the fairness of any such compensation.

It is understood that this letter and the opinion set forth below are provided to the Board of Directors of PTI solely for its information in connection with its consideration of the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent, except that a copy of this letter may be included in its entirety in any filing PTI is required to make with the SEC in connection with the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement if such inclusion is required by applicable law. The opinion set forth below does not constitute a recommendation to the Board of Directors of PTI or any other person, as to how to vote on or to take any other action in connection with the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement.

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have acted as PTI’s financial advisor in connection with the Merger. We have also been engaged by PTI to provide advice to facilitate a strategic collaboration transaction for purposes of commercializing PTI’s product portfolio. We have received an up-front retainer from PTI in connection with our engagement and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will receive a fee for rendering the opinion set forth below, which will be credited against the contingent fee described in the immediately preceding sentence. At the election of PTI, a portion of our fee may be paid in the form of PTI Common Stock, with the number of shares determined on the basis of the closing price of a share of PTI Common Stock on the last trading day immediately preceding the date of the consummation of the Merger. In addition, PTI has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years prior to the date hereof, we have not had a material relationship with, nor otherwise received fees from, PTI or the Company or any other parties to the Merger Agreement or the CVR Agreement. We may also seek to provide investment banking or financial advisory services to PTI or the Company and/or certain of their respective affiliates in the future and expect to receive fees for the rendering any such services.

The opinion set forth below was reviewed and approved by a fairness committee of MTS Securities, LLC.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to PTI.

Very truly yours,

/s/ MTS SECURITIES, LLC

MTS SECURITIES, LLC

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2020 (this “Agreement”), is entered into by and among Proteostasis Therapeutics, Inc., a Delaware corporation (“PTI”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial representative, agent and attorney-in-fact of the Holders of CVRs (the “CVR Holders’ Representative”).

PREAMBLE

PTI, Pangolin Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of PTI (“Merger Sub”), Yumanity Therapeutics, Inc., a Delaware corporation (the “Company”) and Yumanity Holdings, LLC, a Delaware limited liability company (“Holdings”), entered into an Agreement and Plan of Merger dated as of August 22, 2020 (as amended to date, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of PTI.

Pursuant to the Merger Agreement, PTI agreed to create, issue and distribute to the Persons who as of immediately prior to the Effective Time are either stockholders of record of PTI (after giving effect to the exercise or settlement of any PTI Options or PTI RSUs for shares of PTI common stock that is to take place immediately prior to the Effective Time or otherwise having the right to receive PTI Common Stock as of immediately prior to the Effective Time), contingent value rights (“CVRs”) as hereinafter described; and on                 , 2020 the Board of Directors declared a dividend, consistent with the Merger Agreement, of one CVR per one share of PTI Common Stock outstanding or deemed outstanding as of immediately prior to the Effective Time (after giving effect to the exercise or settlement of any PTI Options or PTI RSUs for shares of PTI common stock that is to take place immediately prior to the Effective Time or otherwise having the right to receive PTI Common Stock as of immediately prior to the Effective Time, but not to be adjusted for any reverse split to be effected in connection with the Merger) consistent with the Merger Agreement.

The parties have done all things necessary to make the CVRs, when, as and if issued as contemplated by the Merger Agreement and such declaration, the valid obligations of PTI and to make this Agreement a valid and binding agreement of PTI, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

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(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, limited liability companies, partnerships and other Persons and vice versa; and

(e) all references to “including” shall be deemed to mean including without limitation.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Accountant” has the meaning set forth in Section 2.7.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Board of Directors” means the board of directors of PTI.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or obligated by law or executive order to close.

“Closing Date” has the meaning set forth in the Merger Agreement.

“CF Assets” means any and all assets, tangible and intangible, that relate to PTI’s cystic fibrosis clinical programs, including, without limitation, patents, patent applications, know-how, trade secrets and other intellectual property rights, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological materials.

“CF Asset Monetization” means the sale, license, transfer, spin-off or other monetizing event of all or any part of the CF Assets, which sale, license, transfer, spin-off or other monetizing event is consummated pursuant to an agreement or license entered into on or prior to the date that is nine months following the Closing Date, including, for the avoidance of doubt, any such transaction that closes prior to the Closing Date and for which there are payments due following the Closing Date; provided that the counterparty to such sale, license, transfer, spin-off or other monetizing event is a Permitted CF Counterparty.

“CVR Payment Amount” means:

100% of Net Proceeds in respect of each respective item of Gross Proceeds actually received after the Closing Date for any CF Asset Monetization transaction that closes on or prior to the Closing Date.

90% of Net Proceeds in respect of each respective item of Gross Proceeds actually received for any CF Asset Monetization transaction that closes after the Closing Date and on or prior to the three-month anniversary of the Closing Date.

75% of Net Proceeds in respect of each respective item of Gross Proceeds actually received for any CF Asset Monetization transaction that closes after the three-month anniversary of the Closing Date but on or before the six-month anniversary of the Closing Date.

50% of Net Proceeds in respect of each respective item of Gross Proceeds actually received for any CF Asset Monetization transaction that closes after the six-month anniversary of the Closing Date but on or before the nine-month anniversary of the Closing Date.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

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“CVRs” means the Contingent Value Rights issued by PTI as contemplated by this Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Entitlement Certificate” has the meaning set forth in Section 2.4(a).

“Gross Proceeds” means all cash (and the fair market value, as of the time of actual receipt of such non-cash consideration, of all non-cash consideration such as stock) actually received from a CF Asset Monetization. Rights to receive royalty streams, milestone payments or other contingent payments shall not be treated (as such) as “non-cash consideration”; instead, any cash ultimately and actually received in respect of such rights shall be counted as Gross Proceeds.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Income Tax Expenses” means any and all income and other similar taxes of PTI and its subsidiaries actually paid or payable in connection with the receipt or accrual of CVR Payment Amounts, provided, that the amount of any such taxes shall be computed (i) assuming that the only items of gross income of PTI and its subsidiaries are the applicable items of Gross Proceeds (for the avoidance of doubt, assuming that such items of Gross Proceeds are taxable in the hands of PTI and its subsidiaries no later than the taxable year that includes the corresponding CVR Payment Amount), (ii) assuming that the only items of expenses, losses, credits or other deductions of PTI and its subsidiaries are (A) those items of expense, loss, credit and deduction (including net operating loss carryforwards) of PTI existing as of immediately prior to the Merger for U.S. federal income tax purposes and applicable state and local income tax purposes that are actually usable by PTI and its subsidiaries in the tax year of receipt of the applicable items of Gross Proceeds, to the maximum extent such net operating loss carryforwards and other items of PTI are permitted by Law to be taken as a deduction in such taxable year (provided, that any limitations on the use of net operating losses applicable to PTI shall be determined (1) using either the “1374 Approach” or the “338 Approach”, as described by IRS Notice 2003-65 to the extent permitted by applicable Law with respect to such taxable year (and determined by selecting the approach which maximizes the amount of net operating losses available), and (2) assuming that the business enterprise of PTI (within the meaning of Section 382(c) of the Code) will and shall continue during the periods set forth in Section 382(c) of the Code; and provided further, that PTI and the Company shall use commercially reasonable efforts to take any steps, including the making of any applicable Tax elections (including electing out of the installment method of reporting), necessary to minimize any applicable limitations on such net operating loss carryforwards and other items and to insure that such net operating loss carryforwards and other items are otherwise available to reduce any such Taxes paid or payable in connection with a PTI Asset Disposition (provided, for the avoidance of doubt, such PTI net operating loss carryforwards and other items shall be used to offset Taxes paid or payable in connection with a PTI Asset Disposition to the maximum extent permitted by Law before being used for any other purpose))) and (B) any items of expense, loss, credit and deduction of PTI resulting from or attributable to the Merger or otherwise contemplated by the Merger Agreement, and (iii) all such items of Gross Proceeds are taxed in the hands of PTI and its subsidiaries at the highest applicable marginal income or other similar U.S. federal, state, local and non-U.S. tax rate.

“Legal Proceeding” means any claim, demand, action, cause of action, arbitration or lawsuit.

“Monetization Expenses” means any and all documented expenses incurred by PTI pursuing and closing CF Asset Monetizations after the Closing Date, including the documented fees and out-of-pocket expenses of the CVR Holders’ Representative, the Holders Valuation Expert Fee, any other consultant fees and expenses (including the fees of the Paying Agent), success fees, legal fees and similar items and any and all documented post-Merger costs related to preservation and maintenance of the CF Assets, including Intellectual Property application, registration and maintenance fees and any applicable non-income taxes and reasonable, documented

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out-of-pocket costs incurred by PTI in connection with administering this Agreement and Representative Losses (including, without limitation sales, use, tariffs, excise, customs duties, gross receipts, VAT or other similar taxes or governmental charges) incurred by PTI and its subsidiaries. In no event shall the Monetization Expenses include any administrative or similar fee payable to PTI.

“Net Proceeds” means, with respect to each respective CF Asset Monetization, the amount of proceeds remaining, if any, after deducting Monetization Expenses and any Income Tax Expenses from Gross Proceeds.

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Paying Agent” means the CVR Registrar or such other entity designated by the CVR Holders’ Representative to serve as the Paying Agent pursuant to the terms of this Agreement.

“Payment Amount” means the CVR Payment Amount and, if applicable, the PTI Payment Amount.

“Permitted CF Counterparty” shall have the meaning set forth in the Merger Agreement.

“Permitted Transfer” means: (i) a transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“PTI Common Stock” has the meaning set forth in the Merger Agreement.

“PTI Options” has the meaning set forth in the Merger Agreement.

“PTI Payment Amount” means:

0% of Net Proceeds in respect of each respective item of Gross Proceeds actually received after the Closing Date for any CF Asset Monetization transaction that closes on or prior to the Closing Date.

10% of Net Proceeds in respect of each respective item of Gross Proceeds actually received for any CF Asset Monetization transaction that closes after the Closing Date and on or prior to the three-month anniversary of the Closing Date.

25% of Net Proceeds in respect of each respective item of Gross Proceeds actually received for any CF Asset Monetization transaction that closes after the three-month anniversary of the Closing Date but on or before the six-month anniversary of the Closing Date.

50% of Net Proceeds in respect of each respective item of Gross Proceeds actually received for any CF Asset Monetization transaction that closes after the six-month anniversary of the Closing Date but on or before the nine-month anniversary of the Closing Date.

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“PTI RSUs” has the meaning set forth in the Merger Agreement.

“Representative Losses” has the meaning set forth in Section 6.3.

“Representative Agreement” has the meaning set forth in Section 6.7.

“Surviving Person” has the meaning set forth in Section 5.1.

ARTICLE II

CONTINGENT VALUE RIGHTS

2.1 Issuance of CVRs.

The CVRs shall be issued and distributed by PTI, after the Merger, to the Persons who as of immediately prior to the Effective Time are stockholders of record of PTI or have the right to receive PTI Common Stock as of immediately prior to the Effective Time, as contemplated by the Merger Agreement.

2.2 Nontransferable.

The CVRs are not capable of being and shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) PTI shall cause PTI’s transfer agent to keep a register (the “CVR Register”) for the registration of CVRs. It is expected that [●] will be the initial CVR registrar and transfer agent (“CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided. For the avoidance of doubt, the out-of-pocket cost to PTI of retaining such transfer agent shall be a Monetization Expense. PTI shall cause the CVR Registrar to promptly provide a copy of the CVR Register to the CVR Holders’ Representative upon reasonable request.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other reasonably requested documentation in a form reasonably satisfactory to PTI and the CVR Registrar and complying with the CVR Registrar’s guidelines and requirements, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. Upon receipt of such written Permitted Transfer request and materials, the CVR Registrar shall register the transfer of the CVRs in the CVR Register, any such registration not to be unreasonably withheld or delayed. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of PTI, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register. Any transfer or assignment of the CVRs shall be without charge to the Holder, other than the cost of any transfer or similar tax, which shall be the responsibility of the transferring Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written request, the CVR Registrar shall promptly record the change of address in the CVR Register.

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2.4 Payment Procedures.

(a) Any Gross Proceeds received following the Closing Date from a CF Asset Monetization shall be deposited with the Paying Agent and, to the extent a CF Asset Monetization agreement is entered into following the Closing Date, PTI shall cause such agreement to provide for the payment of the Gross Proceeds to the Paying Agent. The CVR Holders’ Representative shall provide written notice to PTI promptly upon the Paying Agent’s receipt of any Gross Proceeds. Within 30 days after PTI has received such notice, PTI shall deliver to the CVR Holders’ Representative or its designee a certificate setting forth PTI’s Monetization Expenses and Income Tax Expenses (the “Expenses Certificate”), along with any supporting documentation for PTI’s Monetization Expenses and Income Tax Expenses. It is understood that Monetization Expenses and Income Tax Expenses, if any, shall be applied as early as possible without duplication against respective Gross Proceeds. The CVR Holders’ Representative shall also have the right to object to the Gross Proceeds, and, to the extent the CVR Holders’ Representative’s raises such objection, (i) PTI shall raise such objections with the counterparty to the CF Asset Monetization agreement (the “CF Counterparty”) in accordance with the provisions of the CF Asset Monetization agreement or, at PTI’s sole and absolute discretion, PTI shall have the right to designate the CVR Holders’ Representative as its agent to raise such objection with the CF Counterparty in accordance with the provisions of the CF Asset Monetization agreement and (ii) PTI shall have no liability to the CVR Holders’ Representative or the CVR Holders other than relating to its obligations hereunder.

(b) Within 20 days after delivery by PTI of an Expenses Certificate, the CVR Holders’ Representative may deliver a written notice to PTI requesting that PTI make its accounting personnel reasonably available to the CVR Holders’ Representative or its authorized representative to discuss and answer questions with respect to the Monetization Expenses and Income Tax Expenses. Within 20 days following the CVR Holders’ Representative’s discussions with PTI’s accounting personnel, the CVR Holders’ Representative may deliver a written notice to PTI specifying that the CVR Holders’ Representative objects to PTI’s Monetization Expenses or Income Tax Expenses, as applicable (a “Notice of Objection”), and stating the reason upon which the CVR Holders’ Representative has determined that the calculation of PTI’s Monetization Expenses or Income Tax Expenses is in error. PTI and the CVR Holders’ Representative shall reasonably cooperate in good faith to reconcile any such objection for a period of not less than ten (10) business days. Any such dispute relating to the calculation of Monetization Expenses or Income Tax Expenses that remains unresolved thereafter shall be resolved by an independent third party valuation expert selected by PTI and the CVR Holders’ Representative, whose decision shall be binding on the parties hereto and every Holder. The fees charged by the valuation expert referenced in the foregoing sentence shall be paid 50% by PTI and 50% by the Holders through a deduction from their respective Payment Amounts (such 50% portion to be paid by the Holders, the “Holders Valuation Expert Fee”).

(c) Assuming any disputes set forth in a Notice of Objection have been resolved, the CVR Holders’ Representative shall cause the Paying Agent to pay the Payment Amounts to PTI and the Holders as promptly as possible. The CVR Holders’ Representative and Paying Agent shall be solely responsible for the calculation and delivery of (i) the CVR Payment Amount to the respective Holders of CVRs of each such Holder’s pro rata portion of the CVR Payment (based on their respective relative CVR holdings) and (ii) the PTI Payment Amount to PTI, if applicable. It is understood and agreed that PTI shall have no responsibility or liability with respect to the distribution of the Payment Amounts other than to cause a CF Asset Monetization agreement entered into following the Closing Date to provide for the payment of the Gross Proceeds to the Paying Agent.

(d) The Paying Agent or its designee shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the Gross Proceeds, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Any amounts not withheld by PTI or the Paying Agent on the distribution of CVRs to the Holders or any payments to

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the Holders under this Agreement (including CVR Payment Amounts) and subsequently determined to have been required to be withheld by PTI by any relevant governmental entity shall be paid by the Holders, at the sole discretion of PTI, (i) through a deduction from future CVR Payment Amounts, or (ii) by indemnification by the applicable Holder(s) to PTI. PTI shall pay any applicable withholding tax amounts so collected to the relevant governmental entity. In connection with the distribution of CVRs to the Holders, PTI, the Paying Agent and the CVR Holders’ Representative shall be entitled to make reasonable estimations of PTI’s “earnings and profits” (as such term is defined for federal income tax purposes (including the adjustments described in Section 312 of the Code), and shall be entitled to adopt the withholding tax procedures described in Treasury Regulation Section 1.1441-3(c)(2)(ii) in connection with the foregoing. Any withholding taxes shall not be treated as an item of Income Tax Expense or Monetization Expense or otherwise treated as an item which reduces Gross Proceeds hereunder, but, for the avoidance of doubt, to the extent paid over to the appropriate taxing authority, shall be treated as having been paid to the Holder in respect of which such deduction and withholding was made in accordance with this Section 2.4(d). Notwithstanding the foregoing, PTI and the CVR Holders’ Representative shall work together in good faith to determine the amount required to be withheld by the Paying Agent pursuant to applicable Law, and the Paying Agent shall withhold such amounts pursuant to this Section 2.4(d).

(e) For U.S. federal income tax and applicable state and local income tax purposes, the parties agree that (i) the distribution of the CVRs pursuant to Section 2.1 of this Agreement is intended to be treated as a distribution of property (and not debt or equity of PTI) by PTI to its stockholders governed by Code Section 301 and (ii) any CVR Payment Amount (if any) is intended to be treated as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by PTI in respect of stock in PTI (collectively, the “Intended Tax Treatment”). The parties agree to file all tax returns and other tax reports in a manner consistent with the Intended Tax Treatment, unless otherwise required pursuant to a final “determination” within the meaning of Code Section 1313(a).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in PTI.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in PTI (or in any constituent company to the Merger) or in any CF Assets or other asset. It is hereby acknowledged and agreed that the CVRs shall not represent a security of PTI. The rights and/or remedies of the holders of CVRs are contractual rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive cash in accordance with the terms hereof.

(c) By voting in favor of the adoption of the Merger Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive CVRs and any consideration payable in connection with the CVRs, each Holder acknowledges and agrees to the appointment and authority of the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders for all purposes in connection with this Agreement and any agreements ancillary hereto. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including without limitation, the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

2.6 Post-Closing Discretion and Decision Making Authority; No Fiduciary Duty.

Following the Closing of the Merger, PTI shall have the sole and absolute discretion and decision making authority (i) over any continued operation of, development of or investment in the CF Assets (if any) and

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(ii) over when (if ever) and whether to pursue, or enter into, a CF Asset Monetization in any particular manner, and upon what terms and conditions. Subject to the foregoing, PTI agrees to reasonably cooperate with the CVR Holders’ Representative and to take such other actions as may be reasonably requested by the CVR Holders’ Representative to carry out the intent and purposes of this Agreement.

In furtherance of the foregoing:

(a) PTI shall not before the Termination Date dispose of and/or commercialize or monetize in any manner the CF Assets except pursuant to a CF Asset Monetization agreed to by the CVR Holders’ Representative (such agreement not to be unreasonably withheld, conditioned or delayed);

(b) PTI shall not unreasonably decline to agree to a CF Asset Monetization which has been fully approved by the CVR Holders’ Representative, or intentionally and negatively impact any CF Asset Monetization transaction that has already been entered into without the consent of the CVR Holders’ Representative;

(c) PTI shall not before the nine-month anniversary of the Effective Time terminate or intentionally negatively impact the CF Assets, without the prior written approval of the CVR Holders’ Representative; and

(d) At the reasonable request of the CVR Holders’ Representative, PTI shall endeavor, but not have the obligation, to engage consultants for the purposes of maintaining and preserving the CF Assets and seeking, negotiating and executing CF Asset Monetizations, with the documented fees, costs and expenses of such consultants to be treated as Monetization Expenses; provided, however, that no consultants may be engaged after, or have a consulting term beyond, the nine-month anniversary of the Closing Date.

It is expressly understood that except (i) as expressly provided in this Section 2.6 and Section 2.3(b) and (ii) PTI’s indemnification obligations pursuant to Section 6.3, PTI has no obligation to incur Monetization Expenses or otherwise to seek or support CF Asset Monetizations. PTI’s (as opposed to the CVR Holders’ Representative’s) sole responsibility as to CF Asset Monetization activities is as set forth in this Section 2.6. Except as expressly provided in this Section 2.6, PTI’s post-Merger management will have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the CF Assets pending the CF Asset Monetization(s).

2.7 Audit Right.

Upon the prior written request by the CVR Holders’ Representative, PTI shall meet at reasonable times during normal business hours with the CVR Holders’ Representative to discuss the content of any Expenses Certificate. PTI agrees to maintain, for at least two years after the last possible payment pursuant to any CF Asset Monetization, all books and records relevant to the calculation of the Monetization Expenses and Income Tax Expenses. Subject to reasonable advance written notice from the CVR Holders’ Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the CVR Holders’ Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, which confidentiality/nonuse agreement shall not prohibit the CVR Holders’ Representative from communicating any such information with the Holders who have a need to know such information, provided that any such recipients are subject to confidentiality obligations with respect thereto, PTI shall permit the CVR Holders’ Representative and the Accountant, acting as agent of the CVR Holders’ Representative, to have access during normal business hours to the books and records of PTI as may be reasonably necessary to audit the calculation of the Monetization Expenses and Income Tax Expenses. Notwithstanding anything in this Agreement to the contrary, in no event shall PTI be required to provide any tax returns or any other tax information it deems confidential to the CVR Holders’ Representative or any other party pursuant to this Agreement.

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2.8 Termination.

The CVRs shall terminate on the earliest to occur of (a) the nine-month anniversary of the Effective Time if no CF Monetization transaction has closed by such a date or (b) the 10th anniversary of the Effective Time if a CF Monetization transaction has closed prior to the nine-month anniversary of the Effective Time (the “Termination Date”). It is understood that from and after the Termination Date, any further proceeds received by the Paying Agent arising from any CF Asset Monetization shall belong to PTI and shall not be distributed to the Holders. No CVR Payment Amounts shall be payable in respect of any item of cash Gross Proceeds actually received after the Termination Date by the Paying Agent, and the Paying Agent shall immediately transfer such Gross Proceeds to PTI.

ARTICLE III

COVENANTS

3.1 Payment of Gross Proceeds and Payment Amounts. The CVR Holders’ Representative shall cause the Paying Agent to duly and promptly deliver the Payment Amount to the Holders and PTI, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

3.2 Assignments.

PTI shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 5.1 or Section 2.6 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to PTI) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the CVR Holders’ Representative.

ARTICLE IV

AMENDMENTS

4.1 Amendments without Consent of Holders.

Without the consent of any Holders or of the CVR Holders’ Representative, PTI, at any time and from time to time after the Merger, may unilaterally execute and implement one or more amendments hereto to evidence the succession of another Person to PTI and the assumption by any such successor of the covenants of PTI herein in a transaction contemplated by Section 5.1 hereof. Promptly after the execution by PTI of any amendment pursuant to the provisions of this Section 4.1, PTI shall provide a copy of such amendment to the CVR Holders’ Representative.

4.2 Amendments with Consent of Holders.

Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the reasonable consent of the CVR Holders’ Representative, PTI and the CVR Holders’ Representative may after the Merger enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

4.3 Effect of Amendments.

Upon the execution of any amendment under this Article IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

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ARTICLE V

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

5.1 PTI May Consolidate, Etc.

PTI shall not consolidate with or merge into any other Person, or transfer its properties and assets substantially as an entirety to any Person or transfer all or substantially all of its business to any Person, unless:

(a) the Person formed by such consolidation or into which PTI is merged, the Person that acquires the properties and assets of PTI substantially as an entirety or the Person that acquires by transfer all or substantially all of PTI’s business (the “Surviving Person”) shall expressly assume the performance of every duty and covenant of this Agreement on the part of PTI to be performed or observed; and

(b) PTI has delivered to the CVR Holders’ Representative an Officer’s Certificate, stating that such consolidation, merger or transfer complies with this Article V and that all conditions precedent herein provided for relating to such transaction have been complied with.

5.2 No Allocation to the CF Assets.

No transaction described in Section 5.1 shall give, and the Merger shall not give, the Holders the right to a CVR Payment Amount.

5.3 Successor Substituted.

Upon any consolidation of or merger by PTI with or into any other Person, or any transfer of the properties and assets substantially as an entirety to any Person in accordance with Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, PTI under this Agreement with the same effect as if the Surviving Person had been named as PTI herein.

5.4 Exclusion of Merger.

Sections 5.1 and 5.3 shall not apply to the Merger.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

6.1 Notices.

Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a) if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative, at: Shareholder Representative Services LLC, 950 17th Street, Suite 1400, Denver, CO 80202, Attn: Managing Director or deals@srsacquiom.com, Attn: Managing Director.

(b) if to PTI, addressed to it at: [●].

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of

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delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a Business Day, or the first Business Day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a Business Day or on a day that is not a Business Day, or (d) if sent by overnight courier and addressed as set forth above, the next Business Day after the date of deposit with such courier (by the courier’s stated time for enabling next-Business-Day delivery), or if deposited after such stated time shall be deemed to be the second Business Day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth Business Day after such mailing.

6.2 Successors and Assigns.

All covenants and agreements in this Agreement by PTI shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holder’s Representative pursuant to Section 3.2), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.

6.3 Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. The Holders shall have no rights or remedies hereunder except as are expressly set forth herein. To the extent permitted by applicable law, it is expressly agreed that in no event shall any Holders (as opposed to the CVR Holders’ Representative) or any former or ongoing stockholders of PTI (as opposed to the CVR Holders’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding against PTI or any Affiliate of PTI based on or arising out of the CVRs or this Agreement. Such Legal Proceeding may be brought by, and only by, the CVR Holders’ Representative in the name of and for the benefit of the Holders. The outcome or settlement of any such Legal Proceeding shall be binding upon all Holders.

A decision, act, consent or instruction of the CVR Holders’ Representative shall constitute a decision for all Holders, and shall be final, binding and conclusive upon the Holders. The CVR Holders’ Representative will incur no liability of any kind with respect to any action or omission by the CVR Holders’ Representative in connection with the CVR Holders’ Representative’s services pursuant to this Agreement or any agreement ancillary hereto, except in the event of liability directly resulting from the CVR Holders’ Representative’s fraud, gross negligence or willful misconduct.

PTI shall indemnify and hold harmless the CVR Holders’ Representative from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the documented fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) which arise out of or in connection with claims brought by a third party (including, for the avoidance of doubt, any Holder) related to or arising from the CVR Holders’ Representative’s execution and performance of this Agreement or any agreement ancillary hereto (collectively, “Representative Losses”), in each case, as such Representative Losses are suffered or incurred; provided, that in the event that any such Representative Losses are finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the CVR Holders’ Representative, the CVR Holders’ Representative shall reimburse PTI the amount of such indemnified Representative Losses to the extent primarily attributable to such fraud, gross negligence or willful misconduct. In no event will the CVR Holders’ Representative be required to advance its own funds on behalf of the Holders or otherwise. The foregoing indemnities will survive the Closing Date, the resignation or removal of the CVR Holders’ Representative or the termination of this Agreement. For the avoidance of doubt, any payments by PTI pursuant to this paragraph shall be Monetization Expenses for all purposes under this Agreement.

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6.4 Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the CVRs, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with this Section 6.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement; and (f) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

6.5 Reserved.

6.6 Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

6.7 Entire Agreement.

This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs and/or this Agreement, except for the Merger Agreement and that certain Engagement Letter by and among PTI, the CVR Holders’ Representative and certain Holders dated on or about the Closing Date (the “Representative Agreement”). If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement or the Representative Agreement, this Agreement shall govern and be controlling.

6.8 Interpretation.

The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.

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IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.

PROTEOSTASIS THERAPEUTICS, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the CVR Holders’ Representative

By:
Name:
Title:

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